As filed with the Securities and Exchange Commission on October 25, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POLYMER GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2221 (Primary Standard Industrial Classification Code Number)	57-1003983 (I.R.S. Employer Identification Number)

9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Daniel L. Rikard
Senior Vice President, General Counsel and Secretary
Polymer Group, Inc.
9335 Harris Corners Parkway, Suite 300
Charlotte, North Carolina 28269
(704) 697-5100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Igor Fert
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

          Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.
          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
          If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross Border Issuer Tender Offer) ☐ Exchange Act Rule 14d-1(d) (Cross Border Third Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Note	Price(1)	Registration Fee
7.75% Senior Secured Notes due 2019	$560,000,000	100%	$560,000,000	$64,176.00
Guarantees of 7.75% Senior Secured Notes due 2019 (2)	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	See inside facing page for additional registrant guarantors.

(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.
          The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

				Address, including Zip
Exact Name of Registrant	State or Other	I.R.S.		Code and Telephone
Guarantor as Specified in its	Jurisdiction of	Employer	Industrial	Number, including Area
Charter (or Other	Incorporation or	Identification	Classification	Code, of Registrant’s
Organizational Document)	Organization	Number	Code Number	Principal Executive Offices
Chicopee, Inc.	Delaware	57-1013629	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Dominion Textile (USA), L.L.C.	Delaware	13-2865428	2200	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

Fabrene, L.L.C.	Delaware	51-0319685	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

PGI Europe, Inc.	Delaware	56-2154891	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

PGI Polymer, Inc.	Delaware	57-0962088	2221	9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 (704) 697-5100

The information in this prospectus is not complete and may be changed. We may not issue the exchange notes in the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where such offer or sale is not permitted.

Subject to Completion, dated October 25, 2011

PRELIMINARY PROSPECTUS

Polymer Group, Inc.
Offers to Exchange
          $560,000,000 aggregate principal amount of 7.75% Senior Secured Notes due 2019 (the “exchange notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all outstanding 7.75% Senior Secured Notes due 2019 (the “outstanding notes”, and together with the exchange notes, the “notes”).
          The exchange notes will be fully and unconditionally guaranteed on a senior secured basis by our existing and future wholly-owned domestic subsidiaries that guarantee our existing senior secured asset-based revolving credit facility and the outstanding notes.
          We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradeable exchange notes that have been registered under the Securities Act.

The Exchange Offer
•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the applicable exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2011 which is the 21st business day after the date of this prospectus.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.
Results of the Exchange Offer:
•	The exchange notes may be sold in the over-the-counter-market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.
          All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

          You should carefully consider the “Risk Factors” beginning on page 22 of this prospectus before participating in the exchange offer.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
          The date of this prospectus is      , 2011.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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FORWARD LOOKING STATEMENTS
          This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. These statements are based on the beliefs and assumptions of our management. These forward-looking statements speak only as of the date of this prospectus. Unless required by law, we do not undertake any obligation to update these statements and caution against any undue reliance on them. These forward-looking statements are based on current expectations and assumptions about future events. Although management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “targets” or “intends” or similar expressions.
          Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•	general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns;

•	cost and availability of raw materials, labor and natural and other resources, and our ability to pass raw material cost increases along to customers;

•	changes to selling prices to customers which are based, by contract, on an underlying raw material index;

•	substantial debt levels and potential inability to maintain sufficient liquidity to finance our operations and make necessary capital expenditures;

•	ability to meet existing debt covenants or obtain necessary waivers;

•	achievement of objectives for strategic acquisitions and dispositions;

•	ability to achieve successful or timely start-up of new or modified production lines;

•	reliance on major customers and suppliers;

•	domestic and foreign competition;

•	information and technological advances;

•	risks related to operations in foreign jurisdictions;

•	changes in environmental laws and regulations, including climate change-related legislation and regulation;

•	uncertainty regarding the effects of the Transactions; and

•	the outcome of discussions with the Internal Revenue Service regarding the potential payments due associated with the personal holding company tax issue discussed herein.
          The risks described in the “Risk Factors” section in this prospectus are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
MARKET, RANKING AND OTHER INDUSTRY DATA
          The data included in this prospectus regarding the markets and the industry in which we operate, including the size of certain markets and our position and the position of our competitors within these markets, are based on reports of government agencies, independent industry sources and our own estimates relying on our management’s knowledge and experience in the markets in which we operate. Our management’s knowledge and experience, in turn, are based on information obtained from our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.
          In this prospectus, we refer to certain information regarding the nonwovens industry and demand for nonwovens in hygiene, medical, wipes and industrial applications. Some of this information is based upon a report prepared by Arthur D. Little, Inc., a management consulting company (“ADL Consulting”), specifically for the Sponsor (as defined below) in relation to the Transactions (described below). The information and conclusions in ADL Consulting’s report constitute ADL Consulting’s best professional opinion and are based upon ADL Consulting’s technical and business knowledge of the chemicals industry and the information available to ADL Consulting. While the report was based in part on information obtained from sources considered to be reliable, there can be no assurance that the information upon which the report was based was complete or accurate. ADL Consulting’s professional opinion should not and may not be construed as an investment recommendation to any party. ADL Consulting is a leading independent global management consultancy with a developed chemicals practice. ADL Consulting is not affiliated with us or the Sponsor, but has received a customary fee in connection with their engagement. We have agreed to indemnify ADL consulting against certain liabilities arising out of certain information based upon a report prepared by ADL Consulting. ADL Consulting has performed services for the Sponsor from time to time for which they have received customary fees. ADL Consulting may, from time to time, perform services for us or the Sponsor in the ordinary course of their business, for which they may receive customary fees.
          Although we believe market, ranking and other industry data included in this prospectus is generally reliable, it is inherently imprecise. We cannot guarantee the accuracy and completeness of the information and have not independently verified it, nor have we ascertained the underlying assumptions relied upon therein. As a result, you should be aware that market, ranking and other industry data included in this prospectus, and our estimates and beliefs based on that data, may not be reliable, and that we cannot guarantee the accuracy or completeness of any such information contained in this prospectus. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.
TRADEMARKS
          This prospectus contains some of our trademarks, trade names and service marks, including the following: APEX, Chix, PGI, Polymer Group, Inc., and Spinlace. Each one of these trademarks, trade names or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights or (iv) a registered trademark or application for registration which we have been licensed by a third party to use. All other trademarks, trade names or service marks of any other organization appearing in this prospectus belong to their respective owners.
BASIS OF PRESENTATION
          As used in this prospectus, unless otherwise noted or the context otherwise requires, (i) references to the “Issuer” or “Polymer Group” are to Polymer Group, Inc., exclusive of its subsidiaries; (ii) references to “we”, “us”, “our”, “PGI” and the “Company” are to Polymer Group, Inc. and its subsidiaries; (iii) references to “Holdings” are to Scorpio Holdings Corporation, exclusive of its subsidiaries; (iv) references to “Parent” are to Scorpio Acquisition Corporation, exclusive of its subsidiaries; (v) references to “Blackstone” and the “Sponsor” are to certain investment funds affiliated with Blackstone Capital Partners V L.P.; (vi) references to the “Investor Group” are, collectively, to Blackstone and the management investors (as defined below); (vii) references to the “management investors” are to certain members of our management team and employees who agreed to make investments in Holdings; (viii) references to “PGI Spain” are to PGI Spain S.L., our wholly-owned subsidiary in Spain; (ix) references to “Nanhai Nanxin” are to our Chinese subsidiary Nanhai Nanxin Non-Woven Co., Ltd; (x) references to the “China Noncontrolling Interest Acquisition” are to our acquisition in first quarter 2011 of the 20% noncontrolling ownership interest in Nanhai Nanxin; (xi) references to “Tesalca-Texnovo” are to Tesalca-99, S.A. and Texnovo, S.A.; (xii) references to the “Spain Business Acquisition” are to our acquisition of certain assets and operations of the nonwovens businesses of Tesalca-Texnovo pursuant to that certain Asset Transfer Agreement, dated October 30, 2009, as amended on November 30, 2009; (xiii) references to the “Argentina Noncontrolling Interest Acquisition” are to our acquisition of the 40% noncontrolling ownership interest in our Argentina business, Dominion Nonwovens Sudamericana, S.A. in the fourth quarter of 2009; (xiv) references to the “Fabpro” or the “FabPro business” are to Fabpro Oriented Polymers, LLC; (xv) references to “Equipment Lease Agreement” are, collectively, to that certain equipment lease agreement, dated June 24, 2010, between Chicopee, Inc., a wholly-owned subsidiary of the Company, and Gossamer Holdings, LLC, and the related construction agency agreement, guarantees and other documentation, pursuant to which we have constructed and began leasing, effective October 7, 2011, an integrated manufacturing line for the production of heat sealed polypropylene nonwoven fabrics; and (xvi) references to “Difco” or the “Difco business” are to Difco Performance Fabrics, Inc.
          On October 4, 2010, Polymer Group, Scorpio Merger Sub Corporation (“Merger Sub”), Parent and MatlinPatterson Global Opportunities Partners L.P. entered into an Agreement and Plan of Merger (the “Merger Agreement”). On January 28, 2011, Merger Sub merged with and into Polymer Group (the “Merger”), with Polymer Group being the surviving corporation following the Merger. As a result of the Merger, the Investor Group, through the ownership of Holdings, beneficially owns all of the issued and outstanding capital stock of Polymer Group. A portion of the aggregate merger consideration totaling $64.5 million, subject to adjustment as provided in the Merger Agreement, or approximately $2.91 per share (calculated on a fully diluted basis), was deposited in an escrow fund to cover liabilities, costs and expenses related to the application of the personal holding company (“PHC”) rules of the Internal Revenue Code of 1986, as amended (the “Code”), to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger. Blackstone and the management investors invested $259.9 million in equity (including management rollover) in Holdings and management investors received options to acquire shares of Holdings. The Merger, the equity investment by the Investor Group, the entering into the ABL Facility (as defined in “Description of Other Indebtedness— ABL Facility”), the offering of the outstanding notes, the repayment of certain existing indebtedness of Polymer Group and its subsidiaries and the payment of related fees and expenses are collectively referred to in this prospectus as the “Transactions.”
          Our accounting for the Merger follows the requirements of ASC 805, which requires that the purchase accounting treatment of the Merger be “pushed down”, resulting in the adjustment of all of our net assets to their respective fair values as of the Merger date of January 28, 2011. Although we continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old reporting entity and the creation of a new reporting entity. Accordingly, the two entities are not presented on a consistent basis of accounting. As a result, our consolidated financial statements for 2011 are presented for the period from January 2, 2011 through January 28, 2011 and for the old reporting entity preceding the Merger, (the “Predecessor”), and for the period from January 29, 2011 through July 2, 2011 and for the new reporting entity succeeding the Merger (the “Successor”).

          The preliminary allocation of purchase price to the assets and liabilities as of January 28, 2011 has been determined by management with the assistance of outside valuation experts. At present, we are utilizing a preliminary valuation analysis prepared by our outside valuation experts for our inventories, property, plant and equipment and intangible assets. We anticipate that we will have a valuation study of our inventories, property, plant and equipment, intangible assets and goodwill for future periods. The allocation of the purchase price is subject to change based on the completion of such valuation study and the determination of other facts impacting fair value estimates. The adjustments, if any, arising out of the finalization of the allocation of the purchase price will not impact cash flow. However, such adjustments could result in material increases or decreases to depreciation and amortization, earnings before interest expense, income taxes and net income. We are continuing to evaluate our purchase price allocations and the related appraisal work of the asset appraisal firm. We expect to finalize the purchase price allocations prior to the end of fiscal year 2011.
          Our fiscal year ends on the Saturday nearest to December 31. Fiscal 2010 ended January 1, 2011 and included the results of operations for a fifty-two week period; Fiscal 2009 ended January 2, 2010 and included the results of operations for a fifty-two week period; Fiscal 2008 ended January 3, 2009 and included the results of operations for a fifty-three week period. References herein to “2010”, “2009,” and “2008,” generally refer to fiscal 2010, fiscal 2009 and fiscal 2008, respectively, unless the context indicates otherwise. Certain financial and other data presented in this prospectus is different from previously published as a result of a prior restatement of our previously issued financial statements, including the financial statements for the fiscal years ended January 2, 2010 and January 1, 2011.
          In this prospectus, all references to nonwovens volume demand and volume demand growth rates provided by ADL Consulting refer to nonwovens volume demand and volume demand growth rates in certain of the hygiene, medical, wipes and industrial applications which we serve.
          The term “CAGR” as used in this prospectus refers to the compound annual growth rate over the specified period. Totals in some tables in this prospectus may differ from the sum of individual amounts in those tables due to rounding. References to “spunmelt” or “spunmelt technology” in this prospectus refer to spunmelt, spunlaid, spunbond, or related manufacturing technologies, inclusively.
          Defined terms in the consolidated financial statements have the meanings subscribed to them in the consolidated financial statements.

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PROSPECTUS SUMMARY
           This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information set forth under the heading “Risk Factors” and our financial statements. Before participating in the exchange offer, you should read the discussion under “Basis of Presentation” above for the definition of certain terms used in this prospectus and a description of certain transactions and other matters described in this prospectus.
Company Overview
          We are a leading global innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwoven products. Nonwovens are a high-performance and low-cost fabric-like alternative to traditional textiles, paper and other materials. They can be made with specific value-added characteristics including absorbency, tensile strength, softness and barrier properties, among others. Our nonwoven products are critical components used in consumer and industrial products, including hygiene, medical, wipes and industrial applications. Hygiene applications include baby diapers, feminine hygiene products, and adult incontinence products; medical applications include surgical gowns and drapes; wiping applications include household, personal care and commercial cleaning wipes; and industrial applications include filtration, house wrap and furniture and bedding.
          According to certain industry sources, annual sales in the nonwovens market are estimated to exceed $25.0 billion. We are the fourth-largest merchant manufacturer of nonwovens in the world and the leading merchant supplier of nonwovens for disposable applications. We are the largest or second-largest supplier of nonwovens for disposable applications in most of the regional markets where we operate. We believe that disposable applications are less cyclical than other applications and will have higher growth rates in the future.
          We have one of the largest global platforms in our industry, with 13 manufacturing and converting facilities in nine countries throughout the world, including a significant presence in emerging markets like Asia and Latin America. Our manufacturing facilities are strategically located near many of our key customers in order to increase our effectiveness in addressing local and regional demand, as many of our products do not ship economically over long distances. We work closely with our customers, which include well-established multinational and regional consumer and industrial product manufacturers, to provide engineered solutions to meet increasing demand for more sophisticated products. We believe that we have one of the broadest and most advanced technology portfolios in the industry.
          We have undertaken a series of capital expansions and business acquisitions that have broadened our technology base, increased our product lines and expanded our global presence. In the past five years, we have invested in several capacity expansion projects, installing five state-of-the-art spunmelt lines to support strong volume growth in our core applications and markets. At the end of fiscal 2009, we completed the initial phase of our acquisition of assets from Tesalca-Texnovo, the only spunmelt manufacturer in Spain, making us a meaningful supplier of nonwovens for hygiene applications in Europe. We completed the final phase of the Spain Business Acquisition in conjunction with the closing of the Transactions. Simultaneously, we have taken a number of actions to refocus our global footprint and optimize our operations around disposable applications and high-growth markets, including several plant rationalization projects to exit certain low-margin legacy operations. In the first half of 2010, we completed the last of our planned plant consolidation initiatives. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our nameplate nonwovens capacity will utilize spunmelt technology (up from approximately 55% in 2005), compared to approximately 45% of industry capacity in 2010. Our management team believes our remaining non-spunmelt assets (approximately 20% of capacity) will continue serving applications where they are advantaged in producing certain desired product attributes, such as product strength or softness.
          In 2010, we generated net sales of $1,106.2 million. Our sales are geographically diversified, with 35% generated in North America, 28% in Latin America, 25% in Europe and 12% in Asia for the same period.

Segment Overview
          We operate in five segments: U.S. Nonwovens, Europe Nonwovens, Asia Nonwovens, Latin America Nonwovens (collectively, the “Nonwovens Segments”) and Oriented Polymers. These segments represented approximately 29.5%, 25.5%, 11.7%, 27.7% and 5.6% of our net sales, respectively, for 2010. Our Nonwovens Segments generated substantially all of our operating income over the same period.
Nonwovens Segments
          The Nonwovens Segments develop and sell products that are critical substrates and components used in various consumer and industrial products, including hygiene, medical, wipes, and industrial applications. Our products are used in hygiene applications such as baby diapers, feminine hygiene products, adult incontinence products; medical applications including surgical gowns and drapes; household and commercial wipes; and various durable industrial applications including filtration, house wrap and furniture and bedding. Our key customers include global and regional manufacturers such as Procter & Gamble (diapers, feminine sanitary protection, household wipes), Kimberly-Clark (diapers, surgical drapes, face masks) and Cardinal Health (surgical drapes, medical accessories).
          Nonwovens are fabric-like materials constructed from plastic resins, primarily polypropylene and various types of natural and man-made fibers, and can be created through several different manufacturing techniques. The predominant and fastest-growing manufacturing technology for disposable applications is the spunmelt manufacturing process which uses large, high-volume equipment to manufacture large rolls of nonwoven fabrics. In addition to spunmelt, there are several other manufacturing processes, including carded, air-laid, and wet-laid. We use both spunmelt and other manufacturing technologies, but have invested significant capital over the last five years to construct several new state-of-the-art spunmelt lines and to restructure several legacy operations.
          Nonwovens applications are categorized as either disposable or durable. We primarily supply nonwovens to customers that manufacture disposable products, which account for approximately 80% of our total nonwoven sales. Disposable products include diapers and other personal care products, medical gowns and drapes, and cleaning wipes, among others. We believe that disposable products are less cyclical than durable products and will have higher growth rates in the future, driven primarily by the increasing adoption of these products in developing economies due to rising per capita income and population growth. We add value to our products through our printing, laminating, and small roll converting capabilities and, in limited instances, convert product ourselves for sale directly to the end consumer.
          The table below outlines the key product applications within our Nonwovens Segments.

Key Product				Projected
Applications	% of Annual Revenue	Representative End Products	Key Customers	Growth(1)
Hygiene	50%	Baby diapers, feminine hygiene products, adult incontinence products, and training pants	• Procter & Gamble • Kimberly-Clark • SCA	5.4%

Medical	16%	Surgical gowns and drapes, face masks, shoe covers and wound care sponges and dressings	• Kimberly-Clark • Cardinal Health • 3M • Johnson & Johnson	5.9%

Wipes	14%	Personal care and facial wipes, baby wipes, and household wipes	• Procter & Gamble • Clorox • Sysco	8.7%

Industrial	20%	Filtration, cable wrap, house wrap, furniture and bedding, and landscape and agricultural applications	• Simmons Bedding • Dow • Chiquita	6.0%

(1)	Represents projected CAGR for global nonwoven volume demand from 2009 to 2014 for each product application group, according to ADL Consulting.

Hygiene Applications
          For hygiene applications, our substrates are critical components providing superior absorbency, barrier properties, strength, fit, and softness in baby diapers, feminine hygiene products, adult incontinence products, and training pants. Our broad product offering provides customers with a full range of these specialized and highly engineered components, including top sheet, transfer layer, backsheet fabric, leg cuff fabric, sanitary protective facings, and absorbent pads for incontinence guard, panty shield, and absorbent core applications. We frequently partner with select, industry-leading manufacturers to jointly develop innovative products to meet changing consumer demands. As a global nonwovens provider, we are differentiated by our ability to serve global manufacturers while providing substrate consistency across geographical regions.
Medical Applications
          Our medical products are high-performance materials that are used in disposable surgical packs, surgical gowns and drapes, face masks, shoe covers and wound care sponges and dressings. Our nonwovens feature characteristics and properties which address barrier performance, breathability, strength and softness. We believe that we are the leading global supplier of nonwoven medical fabrics, due in part to our acquisition of Johnson & Johnson’s medical nonwovens business in 1995. Our customers’ medical end products are predominantly manufactured in lower labor cost countries, such as China, for export to Western markets. Our high-quality finished fabric manufacturing capabilities in China, located strategically near the manufacturing and converting operations of our customers, combined with our global position, provide a competitive advantage in serving these customers.
Wipes Applications
          We produce nonwoven products for consumer wipes applications, which include personal care and facial wipes, baby wipes, and household cleaning wipes. We also directly market a line of wipes under our Chix brand to industrial, foodservice, and janitorial customers. Wipes producers rely on nonwovens to provide key features, such as abrasiveness and liquid dispensability, which enable product performance to meet customer demands. For example, our proprietary APEX technology enables us to impart three-dimensional images on nonwovens, which enhance performance by creating ridges for dust collection and increase abrasiveness, as well as improve branding and customer appeal.
Industrial Applications
          Our nonwovens serve a diverse collection of industrial end product applications which include filtration, cable wrap, house wrap, furniture and bedding, and landscape and agricultural applications. We focus on applications where our technological capabilities enable us to effectively serve customers who place significant value on highly engineered and tailored materials.
Oriented Polymers Segment
          The Oriented Polymers segment utilizes extruded polyolefin processes and woven technologies to produce a wide array of products for industrial packaging, building products and agriculture. We sold our Difco business in the second quarter of 2011 and our FabPro business in the third quarter of 2009. We are currently evaluating various strategic alternatives for the Fabrene business, the remaining business for this reportable segment.
Competitive Strengths
Leading Global Positions and Diversified Portfolio
          We are differentiated from our competitors by our broad geographic platform, which enables us to serve both multi-national and regional customers in both mature and high-growth developing regions. We are among the largest manufacturers of nonwovens, and we believe that we have the most global footprint of our competitors. We have manufacturing and converting operations at 14 locations in nine countries on four continents. We believe that we are the largest or second-largest merchant supplier of nonwovens for disposable applications in regional markets, which represents over 80% of our nonwovens sales for 2010. Our ability to provide consistent high-quality products across geographical regions is a strong competitive advantage in serving global customers, such as Procter & Gamble and Cardinal Health.
Additionally, our global footprint provides diversification across several regional markets, with 35% of our net sales in North America, 28% in Latin America, 25% in Europe and 12% in Asia, for 2010. This reduces our exposure to any one region or manufacturing facility. We are also a significant supplier to a diverse set of end product applications, including hygiene (47% of our sales for 2010), medical (15%), wipes (13%) and industrial (25%). This broad array of applications provides further diversification and reduces our exposure to volatility in any one application.
High-Growth, Defensive Demand Profile of End Products
          We primarily manufacture nonwovens for customers producing disposable products, which accounted for approximately 80% of our nonwoven sales for 2010. We believe that disposable products are less cyclical than durable products, and we expect disposable products to have higher growth rates in the future, driven primarily by the increasing adoption of these products in developing economies. These nonwovens are critical components of end products, such as baby diapers and medical gowns, which we believe are purchased by consumers largely irrespective of broader economic conditions. After growing at a 7.4% CAGR by volume from 2004 to 2008, nonwoven global volume demand remained flat from 2008 to 2009 despite global macroeconomic weakness. Nonwoven global volume demand is projected to grow by approximately 6.3% annually from 2009 to 2014 according to ADL Consulting.
Strong Customer Relationships with Leading Manufacturers
          Our broad geographic platform and application expertise allow us to effectively serve global customers such as Procter & Gamble and Cardinal Health, who are among the market leaders in their respective product applications. Nonwovens generally are not shipped between regions due to high transportation costs; thus, a local manufacturing presence across key geographies is critical to efficiently provide products globally. In many instances, our facilities are strategically located in close proximity to the manufacturing facilities of our key customers. Additionally, our marketing and research and development teams work closely with customers throughout their product development cycles. This collaborative technology development relationship, coupled with our ability to meet our customers’ stringent product qualifications and process standards, encourages customer loyalty. Our largest customer is Procter & Gamble, which represented 14% of our sales for the fiscal year ended January 1, 2011. Our 20 largest customers represented 56% of our sales for the same period, and included Cardinal Health, Clorox, Dow, Johnson & Johnson, Kimberly-Clark, Molnlycke, Procter & Gamble, SCA, and other global and regional manufacturers.
Significant Presence in High-Growth Regions
          We believe there is significant untapped demand for nonwovens in emerging markets, especially in hygiene applications. In emerging markets, where penetration rates for nonwoven hygiene products such as disposable diapers are low, growth is expected to be driven by increasing disposable product penetration resulting from rising per capita income and population growth. According to ADL Consulting, nonwovens volume demand in hygiene, medical and wipes applications in Latin America and Asia is projected to grow at 6.1% and 9.4% per annum, respectively, from 2009 to 2014. We believe that we are well-positioned to capitalize on this anticipated growth. We have successfully expanded our presence in these emerging markets as a result of recent capacity expansions in Cali, Colombia; Buenos Aires, Argentina; San Luis Potosi, Mexico; and Suzhou, China. During 2010, we derived approximately 40% of our revenues from emerging markets in Latin America and Asia.
Competitive Technology Platform
          We believe that we have the broadest nonwovens technology base of any of our competitors, supported by an array of proprietary technologies. We have completed six capacity expansions in the past five years, including two lines in the U.S. and four lines in the high-growth regions of Latin America and Asia, all of which were based on leading technology platforms (five spunmelt and one Spinlace). We believe our scale provides an advantage in pursuing new capacity expansions due to the significant upfront capital investment that is necessary to construct a new manufacturing line, our customer relationships, our process know-how, and economies of scale in raw material procurement. In addition, in December 2009, we completed the initial phase of our acquisition of assets from Tesalca-Texnovo, a high quality nonwoven spunmelt supplier based in Spain. Spunmelt is a newer and faster growing technology in the nonwovens industry, and we have a larger mix of spunmelt technology than the industry average. As a result of the third quarter 2011 installation of our new U.S. and China lines, spunmelt will represent approximately 80% of our nonwovens nameplate capacity, up from approximately 55% in 2005. Our comprehensive research and development program also provides us with a significant competitive advantage. We have over 450 trademark and domain name registrations and pending trademark applications worldwide and over 400 patents and pending patent applications worldwide.
Strong Ability to Optimize Asset Base
          Our broad array of applications and manufacturing technologies has allowed us to maximize the usage and extend the life of our existing asset base by repurposing assets to meet evolving market demands. A prime example of our success in asset optimization is the development and implementation of our proprietary Spinlace technology, where we leveraged existing spunmelt and carded technologies with our application expertise to deliver an innovative product that offers customers a better value and improved functionality. We are also able to leverage our product development capabilities to continue to optimize our mix of products as customer requirements change.
Stable Profitability and Cash Flow Generation
          Our stable profitability and cash flow generation over the last four fiscal years has allowed us to continue to invest in growth, even through the recent recession. Our cash flow generation has been driven by strong operating performance in our high-growth spunmelt business, relatively low maintenance capital expenditures, and raw material price pass-through mechanisms. Historically, we have been able to pass through escalation in raw material prices to our customers, maintaining a relatively stable gross profit per kilogram.
Our Strategy
          Our strategy is to be a leading global provider of nonwovens for customers focused on disposable applications. We believe that these applications should provide a more stable revenue stream than durable applications, due to their recession-resistant nature and should exhibit higher long-term growth, especially in emerging markets. To pursue this strategy, our management team has executed several key operating initiatives which we believe will favorably position us for strong, profitable growth over the next several years.
          To execute our strategy and drive continued success, we are focused on the following:
Expanding Global Capabilities
          We expect to continue to add capacity in both developed and developing regions, leveraging our global functional and technological best practices and our strong local market presence. We intend to expand in markets that we believe have attractive supply and demand characteristics through a detailed market assessment which includes identifying a majority of new product volumes in advance of commercialization. Our strategic expansion projects generally target a return on our investment of three to five years. Additionally, we selectively evaluate strategic consolidation opportunities, focusing on companies and technologies that further our strategic plan, global competitive position and product offering.
Customer Focus and Innovation
          We strive to be the partner of choice for companies seeking materials that enhance performance and offer superior value. We seek to achieve this by delivering outstanding customer satisfaction and innovative solutions that help our clients succeed. We intend to leverage our culture of innovation, our global organization and our research and development capabilities to deliver products and processes tailored to meet demanding customer specifications and to address evolving consumer preferences. We have several collaborative research and development arrangements with our key customers in the development of next generation products, and hence we believe we are integral to the product development cycles of customers.
Operational Excellence
          We expect to continue to operate our facilities with a focus on manufacturing excellence, reliability, performance, yield, product quality and consistency in order to increase value delivered to customers and customer satisfaction. We will continue to leverage our global platform through an interconnected global and regional functional management structure in areas such as manufacturing, sales, marketing, procurement, finance and human resources. In addition, we will look for opportunities to improve our supply chain management and offer solutions to customers to reduce their costs and streamline their operations.
Corporate Social Responsibility
          We strive to achieve recognition as a leader in promoting health, safety, and sustainability by attaining world-class safety metrics, reducing consumption of resources, and minimizing our environmental impact. We have set ambitious goals to launch more sustainable products with our supply chain partners, and we strive to maintain strong and cooperative relationships with our stakeholders, employees, customers, and the communities in which we operate. We have published our sustainability reports, consistent with the Global Reporting Initiative’s reporting metrics that outline our approach to corporate social responsibility and environmental sustainability.
Portfolio Repositioning
          Over the past several years, we have taken a number of actions to refocus our global footprint and optimize operations around our strategic focus on disposable applications and high-growth markets. We have invested in several capacity expansion projects, installing a number of new state-of-the-art spunmelt lines to support strong volume growth in these applications and markets. Simultaneously, we have executed several plant rationalization projects to exit certain low-margin legacy operations. In the first half of 2010, we completed the last of our planned plant consolidation initiatives. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our global nonwovens nameplate capacity will utilize spunmelt technology (up from approximately 55% in 2005), compared to approximately 45% of estimated industry capacity in 2010. Our management team believes our remaining non-spunmelt assets utilizing carded and Spinlace technology (approximately 17% and 3% of our nonwovens capacity, respectively) will continue serving applications where they are advantaged in producing certain desired product attributes, such as product strength or softness. We have historically experienced significant growth from our core applications and markets served primarily by spunmelt capacity, which has been offset by declining profitability generated from legacy applications and assets. With our portfolio repositioning substantially complete, we expect to realize greater growth in the future as growth from our core operations is not expected to be offset by the same level of declines in our legacy operations, which now constitute a small percentage of our overall profitability.
Capacity Expansion Programs
          We have completed six capacity expansions in the past five years, including four new lines in the high-growth regions of Latin America and Asia, to address growing demand for hygiene and medical products. Aggregate capital expenditures during the three-year period ended January 1, 2011, totaled approximately $123.1 million, of which approximately $52.5 million was for two fully commercialized spunmelt lines and approximately $0.6 million was for one Spinlace line (total project investment was approximately $19 million) and approximately $36.9 million was for two spunmelt lines that were installed in the third quarter of 2011, as follows:
•	In fiscal 2011, we entered into a firm purchase commitment to acquire a fourth spunmelt line to be installed at our manufacturing facility in Suzhou, China, that will manufacture nonwoven products primarily for the hygiene market (the “New Suzhou Hygiene Line”).

•	In fiscal 2010, we entered a purchase commitment and a lease agreement and commenced construction of new spunmelt line sites in Suzhou, China and Waynesboro, Virginia. Commercial production was initiated at these facilities in the third quarter of 2011.

•	In the second quarter of 2009, our state-of-the-art spunmelt line in San Luis Potosi, Mexico commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in medical and hygiene applications in the U.S. and Mexico.

•	In the first quarter of 2008, we initiated commercial production on a new spunmelt line at our facility near Buenos Aires, Argentina. The line is currently fully dedicated to hygiene applications in Latin America.

•	In the fourth quarter of 2007, we completed the retrofit of an existing hydroentanglement line at our Benson, North Carolina facility to produce Spinlace products.
          To capitalize on continued demand growth for our products, we constructed new spunmelt lines in the U.S. and in China, both were completed in the third quarter of 2011. In addition, we are currently in the process of constructing the New Suzhou Hygiene Line, which we expect to complete in 2012. These new lines together are estimated to cost approximately $202.0 to $212.0 million. These investments are expected to be made in fiscal 2010 through fiscal 2012 and are expected to be funded through the Equipment Lease Agreement, available credit facilities in China, cash from operations and existing cash balances. We expect these assets to generate returns on invested capital in line with our target of three to five years. We are installing custom-designed lines that employ industry-leading spunmelt technologies, which we will combine with our proprietary technological developments to deliver innovative and differentiated fabrics to customers.
Capacity Rationalization
          While investing in several new state-of-the-art lines in high-growth regions (as described above), we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. We discontinued operations at five plants over the past five years, in addition to divesting our non-core FabPro business within our Oriented Polymers segment in 2009. In the first half of 2010, we completed our planned restructuring initiatives with the consolidation of the North Little Rock, Arkansas facility into our Benson, North Carolina plant. Our strategy with respect to the consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity, and we believe our current footprint reflects an appropriate and sustainable asset base.
Acquisitions and Divestitures
          China Noncontrolling Interest Acquisition. In the first quarter of 2011, we completed the acquisition of the 20% noncontrolling ownership interest in our Chinese subsidiary, Nanhai Nanxin, for $7.2 million. This transaction is consistent with our strategy to grow our nonwovens business in Asia.
          Spain Business Acquisition. In December 2009, we completed the initial phase of the Spain Business Acquisition from Tesalca-Texnovo, the only spunmelt manufacturer in Spain, making us a meaningful supplier of nonwovens for hygiene applications in Europe. We completed the final phase of the Spain Business Acquisition in conjunction with the closing of the Transactions. We manufacture spunmelt nonwoven products with six production lines in Spain, specializing in the hygiene sector, including feminine hygiene, diapers and adult incontinence products.
          Argentina Noncontrolling Interest Acquisition. In the fourth quarter of 2009, we completed the acquisition of the remaining 40% noncontrolling ownership interest in our Argentina business for $4 million. This transaction is consistent with our strategy to grow our leading position in nonwovens in Latin America.
          FabPro Divestiture. In the third quarter of 2009, we sold our non-core FabPro business within our Oriented Polymers segment for approximately $35 million. This sale enabled us to further focus on our nonwovens business.
          Difco Divestiture. In the second quarter of 2011, we sold the working capital and certain assets of our non-core Difco business within our Oriented Polymers segment for approximately $9 million. In the third quarter of

2011, we sold the remaining Difco assets for approximately $1.8 million. This sale enabled us to further focus on our nonwovens business.
          As a result of capacity expansion programs, capacity rationalization and acquisitions and divestitures over the past few years, we believe our current asset base is now focused on attractive geographies, applications and technologies, and will serve as an attractive growth platform for the future.
The Transactions
          On October 4, 2010, Polymer Group, Merger Sub, Parent and MatlinPatterson Global Opportunities Partners L.P. entered into the Merger Agreement, pursuant to which the Issuer merged with and into Polymer Group, with Polymer Group being the surviving corporation following the Merger. As a result of the Merger, the Investor Group, through the ownership of Holdings, beneficially owns all of the issued and outstanding capital stock of Polymer Group. A portion of the aggregate merger consideration totaling $64.5 million, subject to adjustment as provided in the Merger Agreement, or approximately $2.91 per share (calculated on a fully diluted basis), were deposited in an escrow fund to cover liabilities, costs and expenses related to the application of the personal holding company (“PHC”) rules of the Internal Revenue Code of 1986, as amended (the “Code”), to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger. Blackstone and the management investors invested approximately $259.9 million in equity of Holdings. The management investors received options to acquire shares of Holdings. The Merger, the equity investment by the Investor Group, the entering into the ABL Facility, the offering of the outstanding notes, the repayment of certain existing indebtedness of Polymer Group and its subsidiaries and the payment of related fees and expenses are collectively referred to in this prospectus as the “Transactions.”
          For a more complete description of the Transactions, see “The Transactions,” “Use of Proceeds,” “Capitalization,” “Description of Notes,” and “Description of Other Indebtedness.”
Certain Acquisitions
          We completed the final phase of the Spain Business Acquisition on January 28, 2011, which included repayment of approximately $34.8 million of outstanding debt of Tesalca-Texnovo and issuance of 393,675 new shares of our common stock to Tesalca-Texnovo owners, in conjunction with the closing of the Transactions. Additionally, we completed the China Noncontrolling Interest Acquisition for a purchase price of $7.2 million in the first quarter of 2011.
Recent Developments
          In December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. We established temporary offices away from the flooded area and worked with our customers to meet their critical needs through the use of our global manufacturing base. At the beginning of the second quarter of 2011, the facility had been fully restored and we had initiated production. The operations at this facility reached full run rates in the third quarter of 2011. During the period that the facility was not operational, we estimate that our profits were negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The cash costs to restore operations are estimated to be approximately $12.5 million to $13.5 million. Through July 2, 2011, cash spending was $10.4 million. The cash outflows were offset by approximately $5.7 million of proceeds from all relevant insurance policies, of which $5.3 million had been collected by July 2, 2011. See Note 23 “Business Interruption and Insurance Recovery” in the notes to the consolidated financial statements included within this prospectus for further information.

Corporate Structure
     The following chart summarizes our organizational structure, equity ownership and our principal indebtedness as of the date of this prospectus. This chart is provided for illustrative purposes only and does not represent all legal entities of the Company and its consolidated subsidiaries or all obligations of such entities.

(1)	Represents a $255.0 million cash equity investment by Blackstone and a $4.9 million investment by the management investors. The proceeds of such investment were contributed to the Issuer, which used such proceeds, together with other sources of funds, to fund the Transactions.

(2)	Our ABL Facility is secured, subject to certain limitations and exclusions, by (i) a first-priority security interest in personal property of the Issuer and the subsidiary guarantors consisting of accounts receivable (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory, intercompany notes and intangible assets (other than intellectual property), instruments, chattel paper, documents and commercial tort claims to the extent arising out of the foregoing, books and records of the Issuer, and the proceeds thereof including any business interruption insurance proceeds, subject to permitted liens and other customary exceptions (the “ABL Priority Collateral”); and (ii) a second-priority security interest in the collateral securing the notes (described below). See “Description of Other Indebtedness — ABL Facility.”

(3)	The notes are secured (i) together with up to $7.5 million of Tranche 2 Sub-Facility under the ABL Facility, on a first-priority lien basis by substantially all of the assets of the Issuer, and any existing and future subsidiary guarantors (other than collateral securing our ABL Facility on a first-priority basis), including all of the capital stock of the Issuer and each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to

65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing our ABL Facility, in each case, subject to certain exceptions and permitted liens. Notwithstanding the foregoing, in the event of a foreclosure on the collateral securing the notes and the Tranche 2 Sub-Facility, any borrowings under the Tranche 2 Sub-Facility will be repaid from the collateral prior to the notes. See “Description of Notes — Security for the Notes.”

(4)	The notes are fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, by each of our existing and future material wholly-owned domestic restricted subsidiaries and by certain other restricted subsidiaries that guarantee our or a subsidiary guarantor’s indebtedness as described herein. Our existing and future foreign subsidiaries are not expected to guarantee the notes. Our non-guarantor subsidiaries accounted for $782.4 million, or 71%, and $407.0 million, or 70%, of our consolidated net sales (including intercompany sales) for the fiscal year ended January 1, 2011 and the six months ended July 2, 2011, respectively. Our non-guarantor subsidiaries accounted for $356.0 million, or 70%, of our property, plant and equipment, net as of July 2, 2011. Before intercompany eliminations with our non-guarantor subsidiaries, our non-guarantor subsidiaries accounted for $768.3 million, or 50.1%, of the combined Issuer, guarantor and non-guarantor subsidiaries total assets (including intercompany receivables with such non-guarantor subsidiaries, but excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. After intercompany eliminations, our non-guarantor subsidiaries accounted for $700.9 million, or 62.3%, of our consolidated total assets (excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. We and our guarantor subsidiaries hold $335.2 million of intercompany receivables due from our non-guarantor subsidiaries to facilitate cash repatriation from our non-guarantor subsidiaries to us. Our guarantor subsidiaries also guarantee our ABL Facility.
Our Sponsor
     The Blackstone Group, one of the world’s leading global investment and advisory firms, was founded in 1985. Blackstone’s alternative asset management businesses include the management of corporate private equity funds, real estate funds, funds of hedge funds, credit-oriented funds, collateralized loan obligation vehicles and closed-end mutual funds. Blackstone also provides various financial advisory services, including mergers and acquisition advisory, restructuring and reorganization advisory, and fund placement services. Through its different businesses, Blackstone had total fee-earning assets under management of approximately $132.9 billion as of September 30, 2011.
Corporate Information
     Polymer Group, Inc. was incorporated under the laws of the State of Delaware on June 16, 1994. Our principal executive office is located at 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina. Our telephone number is (704) 697-5100.

The Exchange Offer
     The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus for a more detailed description of the notes.

General	On January 28, 2011, the Issuer issued an aggregate of $560.0 million principal amount of 7.75% Senior Secured Notes due 2019 in a private offering. In connection with the private offering, the Issuer and the guarantors entered into registration rights agreement with the initial purchasers in which they agreed, among other things, to deliver this prospectus to you and to complete the exchange offer within 365 days after the date of issuance and sale of the outstanding notes.

The Exchange Offer	The Issuer is offering to exchange $560.0 million principal amount of 7.75% Senior Secured Notes due 2019, which have been registered under the Securities Act, for any and all of its outstanding 7.75% Senior Secured Notes due 2019.

You may only exchange outstanding notes in a principal amount of $2,000 or in integral multiples of $1,000 in excess thereof.

Resale	Based on an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) set forth in no-action letters issued to third parties, the Issuer believes that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:

• is our affiliate;

• does not acquire exchange notes in the ordinary course of its business; or

• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;

cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on _________, 2011, which is the 21st business day after the date of this prospectus, unless extended by the Issuer. The Issuer does not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. The Issuer will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Interest on the exchange notes and the outstanding notes	The exchange note will bear interest at their respective rate per annum set forth on the cover page of this prospectus from the most recent date to which interest has been paid on the outstanding notes. The interest will be payable semi-annually on February 1 and August 1. No interest will be paid on outstanding notes following their acceptance for exchange.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Issuer may waive.

See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•     you are not our “affiliate” within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;

• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

• you are acquiring the exchange notes in the ordinary course of your business; and

•     if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of the exchange offer, the Issuer and the guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture, except the Issuer and the guarantors will not have any further obligation to you to provide for the exchange and registration of the outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for remaining outstanding notes that are not so tendered and exchanged could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Issuer and the guarantors do not currently anticipate that they will register the outstanding notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	The Issuer will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	Wilmington Trust Company is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent” of this prospectus.

The Exchange Notes
     The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be governed by the same indenture under which the outstanding notes were issued. The following summary is not intended to be a complete description of the terms of the exchange notes. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Polymer Group, Inc.

Notes Offered	$560.0 million aggregate principal amount of 7.75% Senior Secured Notes due 2019.

Maturity Date	The exchange notes will mature on February 1, 2019.

Interest	The exchange notes will accrue interest at a rate of 7.75% per annum, payable on February 1 and August 1 of each year.

Guarantees	The exchange notes will be fully and unconditionally guaranteed, jointly and severally, on a senior secured basis, subject to certain limitations described herein, by each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions, and by certain other restricted subsidiaries that guarantee our or a subsidiary guarantor’s indebtedness as described herein. Our existing and future foreign subsidiaries are not expected to guarantee the exchange notes.

Under certain circumstances, subsidiaries may be released from these guarantees without the consent of the holders of the exchange notes.

See “Description of Notes — Guarantees.”

Collateral	The exchange notes will be secured (i) together with the Tranche 2 Sub-Facility, on a first-priority lien basis by substantially all of the assets of the Issuer, and any existing and future subsidiary guarantors (other than collateral securing our ABL Facility on a first-priority basis), including all of the capital stock of the Issuer and each restricted subsidiary (which, in the case of foreign subsidiaries, will be limited to 65% of the capital stock of each first-tier foreign subsidiary) and (ii) on a second-priority basis by the collateral securing our ABL Facility, in each case, subject to certain exceptions and permitted liens, as described in this prospectus. Without giving effect to security interests, the exchange notes will rank equally in right of payment with all of our existing and future senior indebtedness. Notwithstanding the foregoing, in the event of a foreclosure on the collateral securing the exchange notes and the Tranche 2 Sub-Facility or any distribution in an insolvency proceeding, any borrowings under the Tranche 2 Sub-Facility will be repaid from the eligible collateral prior to the exchange notes. Additionally, the exchange notes will be effectively subordinated to indebtedness incurred under the ABL Facility to the extent of the value of the assets securing the ABL Facility on a first-priority lien basis.

The collateral securing the exchange notes on a first-priority lien basis will not include (i) the collateral securing the ABL Facility on a first priority lien basis and (ii) certain excluded assets.

As of July 2, 2011, the book value of the Notes Collateral (as defined below) (other than capital stock of the Issuer and restricted subsidiaries) was approximately $674.5 million.

See “Description of Notes — Security for the Notes.”

Ranking	The exchange notes and the related guarantees will be our senior secured obligations. The indebtedness evidenced by the exchange notes and the guarantees will rank:

• senior to all unsecured indebtedness of the Issuer to the extent of the value of the collateral securing the exchange notes (the “Notes Collateral”);

•    senior to the Issuer’s existing and future obligations under the ABL Facility (or equally with respect to the Tranche 2 Sub-Facility) to the extent of the value of the Notes Collateral owned by the Issuer;

• junior to the Issuer’s existing and future obligations under the ABL Facility to the extent of the value of the collateral that secures the ABL Facility;

• junior to any existing or future indebtedness of the Issuer that is secured by liens on assets that do not constitute a part of the Notes Collateral to the extent of the value of such assets;

•    without giving effect to security interests, equally in right of payment with all existing and future senior indebtedness of the Issuer, including existing and future obligations under the ABL Facility;

•    equally in priority as to the Notes Collateral owned by the Issuer with respect to the Issuer’s obligations under (i) any other pari passu lien obligations incurred after the Issue Date and (ii) the Tranche 2 Sub-Facility (although the Holders of the exchange notes will receive proceeds of Notes Collateral after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event); and

• senior in right of payment to any existing and future subordinated indebtedness of the Company.

The exchange notes will also be structurally subordinated to all existing and future indebtedness, claims of holders of preferred stock and other liabilities of our subsidiaries that do not guarantee the exchange notes.

As of July 2, 2011:

•    we had total indebtedness of $597.8 million, with a carrying value of $597.3 million (including indebtedness of non-guarantor subsidiaries of $37.5 million, with a carrying value of $37.0 million), all of which is senior indebtedness;

• we had $20.5 million of secured indebtedness (with a carrying value of $20.0 million) secured by assets that are not part of the Notes Collateral, and $0.3 million of capital leases;

• we had $17.0 million drawn under our unsecured China Facility (as defined herein). We borrowed an additional $3.0 million of indebtedness under the China Facility in the third quarter of 2011; and

•    we had approximately $29.2 million of availability under the ABL Facility (which had aggregate commitments of $50.0 million as of the Issue Date), after giving effect to availability under our borrowing base and $10.8 million of outstanding letters of credit.

Our non-guarantor subsidiaries accounted for $782.4 million, or 71%, and $407.0 million, or 70%, of our consolidated net sales (including intercompany sales) for the fiscal year ended January 1, 2011 and the six months ended July 2, 2011, respectively. Our non-guarantor subsidiaries accounted for $356.0 million, or 70%, of our property, plant and equipment, net as of July 2, 2011. Before intercompany eliminations with our non-guarantor subsidiaries, our non-guarantor subsidiaries accounted for $768.3 million, or 50.1%, of the combined Issuer, guarantor and non-guarantor subsidiaries total assets (including intercompany receivables with such non-guarantor subsidiaries, but excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. After intercompany eliminations, our non-guarantor subsidiaries accounted for $700.9 million, or 62.3%, of our consolidated total assets (excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. We and our guarantor subsidiaries hold $335.2 million of intercompany receivables due from our non-guarantor subsidiaries to facilitate cash repatriation from our non-guarantor subsidiaries to us. Our guarantor subsidiaries will also guarantee our ABL Facility.

Optional Redemption	We may, at our option, redeem at any time and from time to time prior to February 1, 2015 (i) some or all of the exchange notes at 100% of their principal amount thereof plus accrued and unpaid interest to the redemption date and a “make-whole premium” described under “Description of Notes — Optional Redemption” and (ii) during any 12 month period, up to $56.0 million of the principal amount of the exchange notes in each such period at a price equal to 103% of the principal amount, plus accrued and unpaid interest. From and after February 1, 2015, we may, at our option, redeem some or all of the exchange notes, at any time and from time to time, at the redemption prices set forth under “Description of Notes — Optional Redemption.”

In addition, on or prior to February 1, 2014, we may, at our option, redeem up to 35% of the exchange notes with the proceeds from certain equity offerings at the redemption price listed under “Description of Notes — Optional Redemption.”

Change of Control Offer	If a change of control occurs, unless the Issuer has presently or concurrently mailed a redemption notice with respect to the outstanding notes, the Issuer must offer holders of the exchange notes the opportunity to sell to the Issuer their notes at 101% of the principal face amount, plus accrued and unpaid interest. For more information, see “Description of Notes — Repurchase at the Option of Holders — Change of Control.”

Asset Sale Proceeds	If the Issuer or its restricted subsidiaries engage in asset sales or experience certain events of loss, the Issuer generally must either invest the net proceeds from such asset sales in its business within a specific period of time, prepay certain of its or its restricted subsidiaries’ debt or make an offer to purchase a principal amount of the exchange notes with the specified excess net proceeds, subject to certain exceptions. The purchase price of the exchange notes will be 100% of their principal amount plus accrued and unpaid interest, if any. For more information, see “Description of Notes — Repurchase at the Option of Holders — Asset Sales.”

Certain Covenants	The exchange notes will be governed by the same indenture under which the outstanding notes were issued. The indenture governing the notes contains covenants that, among other things, will limit the ability of the Issuer and its restricted subsidiaries to:

• incur or guarantee additional debt or issue disqualified stock or preferred stock;

• pay dividends and make other distributions on, or redeem or repurchase, capital stock;

• make certain investments;

• incur certain liens;

• enter into transactions with affiliates;

• merge or consolidate;

• enter into agreements that restrict the ability of restricted subsidiaries to make dividends or other payments to the Issuer;

• designate restricted subsidiaries as unrestricted subsidiaries; and

• transfer or sell assets.

These covenants are subject to important exceptions and qualifications. In addition, during any period of time that the exchange notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s, many of the covenants will be suspended. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

No Prior Market	The exchange notes will generally be freely transferable (subject to certain restrictions discussed in “The Exchange Offer”) but will be a new issue of securities for which there will not initially be a market. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchasers in the private offering of the outstanding notes have advised us that they currently intend to make a market for the exchange notes, as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market making activities at any time without notice. We do not intend to apply for a listing of the exchange notes on any securities exchange or automated dealer quotation system.

Governing Law	The exchange notes will be governed by the laws of the State of New York.
Risk Factors
     You should carefully consider the information set forth under the caption “Risk Factors” beginning on page 22 of this prospectus before participating in the exchange offer.

Summary Historical Financial Information
          The following summary consolidated financial information and other data set forth below should be read in conjunction with “— The Transactions,” “Selected Historical Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.
          The summary historical financial data presented below for, and as of the end of, fiscal years ended January 3, 2009, January 2, 2010 and January 1, 2011 have been derived from our audited consolidated financial statements. The selected historical financial information presented below is not necessarily indicative of the results to be expected for any future period. The summary historical consolidated financial and other data presented below for, and as of the end of, the six month period ended July 3, 2010, for the one month period ended January 28, 2011 and for the five month period ended July 2, 2011, have been derived from our unaudited condensed consolidated financial statements included in this prospectus. Operating results for the one month period ended January 28, 2011 and the five month period ended July 2, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.

	Predecessor					Successor
					January 2,
	Fiscal Year Ended				2011	January 29,
				Six Months	through	2011
	January 3,	January 2,	January 1,	Ended July 3,	January 28,	through
	2009	2010	2011	2010	2011	July 2, 2011
				(dollars in millions)
				(unaudited)	(unaudited)	(unaudited)
Statement of Operations Data:
Net sales	$1,026.2	$850.6	$1,106.2	$548.2	$84.6	$495.7
Cost of goods sold	856.6	667.2	896.3	447.9	68.5	425.0

Gross profit	169.6	183.4	209.9	100.3	16.1	70.7
Selling, general and administrative expenses	115.5	113.3	141.5	67.3	11.6	62.3
Acquisition and integration expenses	—	1.8	1.7	1.7	—	—
Special charges, net	20.1	20.8	18.0	9.4	20.8	34.8
Other operating (income) loss, net	4.9	(4.7)	(0.8)	(1.0)	(0.6)	1.0

Operating income (loss)	29.1	52.2	49.5	22.9	(15.7)	(27.4)
Other expense (income):
Interest expense, net	31.1	26.7	31.7	16.8	1.9	20.7
Gain on reacquisition of debt	—	(2.4)	—	—	—	—
Loss on extinguishment of debt	—	5.1	—	—	—	—
Foreign currency and other loss, net	0.5	5.2	1.5	0.9	0.1	1.2

(Loss) income before income tax expense and discontinued operations	(2.5)	17.6	16.3	5.2	(17.7)	(49.3)
Income tax expense (benefit)	7.0	8.6	4.5	5.2	0.6	(1.7)

(Loss) income from continuing operations	$(9.5)	$9.0	$11.8	$—	$(18.3)	$(47.6)

	Predecessor					Successor
					January 2,
	Fiscal Year Ended				2011	January 29,
				Six Months	through	2011
	January 3,	January 2,	January 1,	Ended July 3,	January 28,	through
	2009	2010	2011	2010	2011	July 2, 2011
				(dollars in millions)
				(unaudited)	(unaudited)	(unaudited)
Statement of Cash Flows Data:
Cash provided by (used in) operating activities	$59.5	$99.0	$63.2	$17.6	$(25.3)	$(27.7)
Cash used in investing activities	(31.6)	(14.6)	(41.3)	(9.2)	(8.3)	(431.5)
Cash provided by (used in) financing activities	(12.9)	(72.7)	(8.1)	(4.0)	31.4	442.0

	Predecessor					Successor
					January 2,
	Fiscal Year Ended				2011	January 29,
				Six Months	through	2011
	January 3,	January 2,	January 1,	Ended July 3,	January 28,	through
	2009	2010	2011	2010	2011	July 2, 2011
				(dollars in millions)
				(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data (end of period):
Cash and cash equivalents	$45.7	$57.9	$72.3	$61.3	$70.8	$54.9
Operating working capital(a)	95.8	79.2	53.1	57.0	52.7	81.3
Total assets	702.2	699.9	732.0	707.9	819.3	1,125.9
Long-term debt, less current portion	392.5	322.0	328.2	301.9	359.5	590.5
Total Polymer Group, Inc. shareholders’ equity	61.8	116.4	134.3	112.8	148.2	222.3
Ratio of earnings to fixed charges(b)	—	1.6x	1.5x	1.3x	—	—

(a)	Operating working capital is defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities.

(b)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges for the fiscal year ended January 3, 2009 by $2.6 million. Earnings were insufficient to cover fixed charges for the periods from January 2, 2011 through January 28, 2011 and from January 29, 2011 through July 2, 2011 by $17.9 million and $50.3 million, respectively.

RISK FACTORS
          You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.
Risks Related to the Exchange Offer
If you choose not to exchange your outstanding notes in the exchange offer, the transfer restrictions currently applicable to your outstanding notes will remain in force and the market price of your outstanding notes could decline.
          If you do not exchange your outstanding notes for exchange notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
          The tender of outstanding notes under the exchange offer will reduce the remaining principal amount of the outstanding notes, which may have an adverse effect upon and increase the volatility of, the market price of the outstanding notes due to reduction in liquidity.
Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.
          The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for quotation on any automated quotation system. The initial purchasers have advised us that they intend to make a market in the exchange notes, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in the exchange notes, and they may discontinue their market-making activities at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:
•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.
          Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may face similar disruptions that may adversely affect the prices at which you may sell your exchange notes. Therefore, you may not be able to sell your exchange notes at a particular time and the price that you receive when you sell may not be favorable.

Risks Related To Our Business
Because the specialized markets in which we sell our products are highly competitive, we may have difficulty growing our business year after year.
          The markets for our products are highly competitive. The primary competitive factors include product innovation and performance, quality, service, cost, distribution and technical support. In addition, we compete against a number of competitors in each of our markets. Some of these competitors are larger companies that have greater financial, technological, manufacturing and marketing resources than us. A reduction in overall demand, a significant increase in market capacity or increased costs to design and produce our products would likely further increase competition and that increased competition could cause us to reduce our prices, which could lower our profit margins and impair our ability to grow from year to year.
We must continue to invest significant resources in developing innovative products in order to maintain a competitive edge in the highly specialized markets in which we operate.
          Our continued success depends, in part, upon our ability to maintain our technological capabilities and to continue to identify, develop and commercialize innovative products for the nonwoven and oriented polymer industries. We must also protect the intellectual property rights underlying our new products to realize the full benefits of our efforts. If we fail to continue to develop products for our markets or to keep pace with technological developments by our competitors, we may lose market share, which could reduce product sales, lower our profits and impair our financial condition.
The loss of any of our large volume customers could significantly reduce our revenues and profits.
          A significant amount of our products are sold to large volume customers. For example, our largest customer is Procter & Gamble, which represented 14% of our sales in 2010. Our 20 largest customers represented 56% of our sales for the same period, and included Cardinal Health, Clorox, Dow, Johnson & Johnson, Kimberly-Clark, Molnlycke, Procter & Gamble, SCA, and other global and regional manufacturers. As a result, a decrease in business from, or the loss of, any large volume customers could materially reduce our product sales, lower our profits and impair our financial condition.
Increases in prices for raw materials and energy or the unavailability of raw materials could reduce our profit margins.
          The primary raw materials used to manufacture most of our products are polypropylene resins, polyester fiber, polyethylene resin and, to a lesser extent, rayon and tissue paper. In addition, energy related costs are a significant expense for us. The prices of raw materials and energy can be volatile and are susceptible to rapid and substantial changes due to factors beyond our control such as changing economic conditions, currency fluctuations, political unrest and instability in energy-producing nations, and supply and demand considerations. To the extent that we are able to pass along at least a portion of raw material price increases to some of our customers, there is often a delay between the time we are required to pay the increased raw material price and the time we are able to pass the increase on to our customers. To the extent we are not able to pass along all or a portion of such increased prices of raw materials, our cost of goods sold would increase and our operating income would correspondingly decrease. By way of example, as of January 1, 2011, if the price of polypropylene were to rise $0.01 per pound and we were not able to pass along any of such increase to our customers, we would realize a decrease of approximately $5.5 million, on an annualized basis, in our reported pre-tax operating income. There can be no assurance that the prices of polypropylene, polyethylene and polyester will not increase in the future or that we will be able to pass on any increases to our customers. Material increases in raw material prices that cannot be passed on to customers could have a material adverse effect on our profit margins, results of operations and financial condition. In addition, the loss of any of our key suppliers in the short-term could disrupt our business until we secure alternative supply arrangements or until alternative suppliers were qualified with customers.

Reductions in our selling prices to customers, pursuant to contractual requirements, could reduce our profit margins.
          In cases where changes in our selling prices to customers are determined via contract based on changes in an underlying raw material price index, such as the index for polypropylene, and the index decreases, sales would decrease and our operating income would correspondingly decrease if we are not able to obtain corresponding reductions in our raw material costs, which decreases in operating income could be material. There can be no assurance that the index used in such contracts will not decrease in the future or that we will be able to obtain corresponding reductions in our raw material costs.
In response to changing market conditions, we may decide to restructure certain of our operations, resulting in additional cash restructuring charges and asset impairment charges.
          We review our business on an ongoing basis relative to current and expected market conditions, attempting to match our production capacity and cost structure to the demands of the markets in which we participate, and we strive to continuously streamline our manufacturing operations consistent with world-class standards. Accordingly, from time to time in the future, we may decide to undertake certain restructuring efforts to improve our competitive position. To the extent such decisions are made, we could incur cash restructuring charges and asset impairment charges associated with the restructuring, and such charges could be material.
A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales or negatively affect our results of operation and financial condition.
          Any of our manufacturing facilities, or any of our machines or equipment within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:
•	unscheduled maintenance outages;

•	prolonged power failures;

•	an equipment failure;

•	a chemical spill or release;

•	explosion of a boiler;

•	labor difficulties;

•	disruptions in transportation infrastructure, including roads, bridges, railroad tracks and tunnels;

•	fires, floods, windstorms, earthquakes, hurricanes or other catastrophes;

•	terrorism or threats of terrorism;

•	governmental regulations; and

•	other operational problems.
          Any such disruption could prevent us from meeting customer orders, reduce our sales or profits and negatively affect our results of operations and financial condition.
          For example, in December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. We established temporary offices away from the flooded area and worked with our customers to meet their critical needs through the use of our global manufacturing base. At the beginning of the second quarter of 2011, the facility had been fully restored and we had initiated production. The operations at this facility reached full run rates in the third quarter of 2011. During the period that the facility was not operational, we estimate that our profits were negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The cash costs to restore operations are estimated to be approximately $12.5 million to $13.5 million. Through July 2, 2011, cash spending was $10.4 million. The cash outflows were offset by approximately $5.7 million of proceeds from all relevant insurance policies, of which $5.3 million had been collected by July 2, 2011. See Note 23 “Business Interruption and Insurance Recovery” in the notes to the consolidated financial statements included within this prospectus for further information.
Because a significant number of our employees are represented by labor unions or trade councils and work under collective bargaining agreements, any employee slowdown or strikes or the failure to renew our collective bargaining agreements could disrupt our business.
          As of January 1, 2011, approximately 47% of our employees are represented by labor unions or trade councils and work under collective bargaining agreements. Approximately 36% of our labor force is covered by collective bargaining agreements that expire within one year. We may not be able to maintain constructive relationships with these labor unions or trade councils. We may not be able to successfully negotiate new collective bargaining agreements on satisfactory terms in the future. The loss of a substantial number of these employees or a prolonged labor dispute could disrupt our business. Any such disruption could reduce our revenues, increase our costs and result in significant losses.
We generate most of our revenue from the sale of manufactured products that are used in a wide variety of consumer and industrial applications and the potential for product liability exposure could be significant.
          We manufacture a wide variety of products that are used in consumer and industrial applications, such as disposable diapers, baby wipes, surgical gowns, wound dressings, carpet backing and industrial packaging. As a result, we may face exposure to product liability claims in the event that the failure of our products results, or is alleged to result, in property damage, bodily injury and/or death. In addition, if any of our products are, or are alleged to be, defective, we may be required to make warranty payments or to participate in a recall of those products.
          The future costs associated with defending product liability claims or responding to product warranty claims could be material and we may experience significant losses in the future as a result. A successful product liability claim brought against us in excess of available insurance coverage or a requirement to participate in any product recall could substantially reduce our profitability and cash generated from operations.
We rely on a limited number of suppliers to provide significant machinery and components used in our production facilities. A material interruption in supply could prevent or limit our ability to accept and fill orders for our products.
          We currently depend upon a limited number of outside unaffiliated suppliers for key machinery and components used in our manufacturing and converting facilities. We cannot produce most of our nonwoven and oriented polyolefin products within the specifications required by our customers without such key machinery and components. If any of our suppliers cease to provide new machinery and components or replacement parts for existing machinery and components in sufficient quantity to meet our needs, there may not be adequate alternative sources of supply. To date, we have been able to obtain the required machinery and components to allow us to expand our business and supply products to our customers within their required specifications without any significant delays or interruptions. Obtaining alternative sources of such machinery and components could involve significant delays and other costs, and these supply sources may not be available to us on reasonable terms or at all. In some cases, we expect that it would take several months, or longer, for a new supplier to begin providing machinery and components to specification. Any disruption of machinery and component supplies could result in lost or deferred sales which could adversely affect our business and financial results.

Our international operations pose risks to our business that may not be present with our domestic operations.
          Our manufacturing facilities in the United States accounted for approximately 30% of net sales for 2010, with facilities in Europe, Latin America, Canada and Asia accounting for approximately 70% of net sales for the same period. As part of our growth strategy, we may expand operations in foreign countries where we have an existing presence or enter new foreign markets. Our foreign operations are, and any future foreign operations will be, subject to certain risks that are unique to doing business in foreign countries. These risks include fluctuations in foreign currency exchange rates, inflation, economic or political instability, shipping delays, changes in applicable laws, including assessments of income and non-income related taxes, reduced protection of intellectual property and regulatory policies and various trade restrictions including potential changes to export taxes or countervailing and anti-dumping duties for exported products from these countries. Any of these risks could have a negative impact on our ability to deliver products to customers on a competitive and timely basis. This could reduce or impair our net sales, profits, cash flows and financial position. We have not historically hedged our exposure to foreign currency risk except for risk associated with certain capital spending projects.
We could incur substantial costs to comply with environmental laws, and violations of such laws may increase costs or require us to change certain business practices.
          We use and generate a variety of chemicals in our manufacturing operations. As a result, we are subject to a broad range of federal, state, local and foreign environmental laws and regulations. These environmental laws govern, among other things, air emissions, wastewater discharges, the handling, storage and release of wastes and hazardous substances and cleanup of contaminated sites. We regularly incur costs to comply with environmental requirements, and such costs could increase significantly with changes in legal requirements or their interpretation or enforcement. For example, certain local governments have adopted ordinances prohibiting or restricting the use or disposal of certain plastic products, such as certain of the plastic wrapping materials that we produce. Widespread adoption of such prohibitions or restrictions could adversely affect demand for our products and thereby have a material adverse effect upon us. In addition, a decline in consumer preference for plastic products due to environmental considerations could have a material adverse effect upon us. We could incur substantial costs, including clean-up costs, fines and sanctions and third-party property damage or personal injury claims, as a result of violations of environmental laws. Failure to comply with environmental requirements could also result in enforcement actions that materially limit or otherwise affect our operations at our manufacturing facilities. We are also subject to laws, such as the CERCLA, that may impose liability retroactively and without fault for releases or threatened releases of regulated materials at on-site or off-site locations.
          Additionally, greenhouse gas (“GHG”) emissions have increasingly become the subject of a large amount of international, national, regional, state and local attention. Cap and trade initiatives to limit GHG emissions have been enacted in the European Union. Numerous bills related to climate change have been introduced in the U.S. Congress, and various states have taken or are considering actions to regulate GHG emissions, which could adversely impact many industries including our suppliers or customers, which may result in higher costs or other impacts to our business. Within the U.S., most of these proposals would regulate and/or tax, in one fashion or another, the production of carbon dioxide and other GHGs to facilitate the reduction of carbon compound emissions to the atmosphere, and provide tax and other incentives to produce and use more clean energy. For example, in 2009, the U.S. House of Representatives passed the Markey-Waxman bill (HR 2454), which would establish a so-called cap and trade regime and new permitting requirements to regulate GHG generation, as well as provide an incentive for the production and use of clean energy. To date, the U.S. Senate has not passed any comparable legislation and Congressional approval of such legislation currently appears unlikely. Of course, some form of federal GHG legislation remains possible. On the regulatory front, the U.S. Environmental Protection Agency (“EPA”) has recently taken actions under the Clean Air Act (“CAA”) regarding GHG emissions, including the issuance of regulations requiring certain entities to measure and report their GHG emissions and rules which could require certain facilities to adopt measures to control GHG emissions under the Title V and/or Prevention of Significant Deterioration CAA permitting programs commencing in 2011. However, there are various legislative and legal efforts underway to modify, defer or block EPA regulation of GHG emissions. For example, a House Energy and Commerce subcommittee recently passed a measure which would eliminate the EPA’s authority to regulate GHG emissions and repeal certain related rules, including those stated above. Although it is anticipated that the House will pass this measure within the coming weeks, the outlook for its passage is less certain in the Senate.

If we are unable to adequately protect our intellectual property, we could lose a significant competitive advantage.
          Our success depends, in part, on our ability to protect our technologies and products against competitive pressure and to defend our intellectual property rights. If we fail to adequately protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations. We consider our patents and trademarks, in the aggregate, to be important to our business and seek to protect our proprietary know-how in part through United States and foreign patent and trademark registrations. We have a total of over 450 trademark and domain name registrations and pending trademark applications worldwide and over 400 patents and pending patent applications worldwide, and maintain certain trade secrets for which, in order to maintain the confidentiality of such trade secrets, we have not sought patent protection. We may not receive patents for all our pending patent applications, and existing or future patents or licenses may not provide competitive advantages for our products. Our competitors may challenge, invalidate or avoid the application of any existing or future patents, trademarks, or other intellectual property rights that we receive or license. In addition, patent rights may not prevent our competitors from developing, using or selling products that are similar or functionally equivalent to our products. The loss of protection for our intellectual property could reduce the market value of our products, reduce product sales, lower our profits, and impair our financial condition.
The loss of our senior management could disrupt our business.
          Our senior management is important to the success of our business because there is significant competition for executive personnel with experience in the nonwoven and oriented polyolefin industries. As a result of this need and the competition for a limited pool of industry-based executive experience, we may not be able to retain our existing senior management. In addition, we may not be able to fill new positions or vacancies created by expansion or turnover. The loss of any member of our senior management team without retaining a suitable replacement (either from inside or outside our existing management team) could restrict our ability to enhance existing products in a timely manner, sell products to our customers or manage the business effectively.
The success of our business depends, in part, on achieving our objectives for strategic acquisitions and dispositions.
          We may pursue acquisitions or joint ventures as part of our long-term business strategy. In pursuing these transactions, we may encounter significant challenges and risks including that the transaction does not advance our business strategy, that we do not realize a satisfactory return on the investment made, or that we experience difficulty in completing such transactions or in the integration of new operations, employees, business systems, and technology, or diversion of management’s attention from our other businesses. These factors could adversely affect our operating results or financial condition.
          We may, as part of our long-term business strategy, evaluate the potential disposition of assets and businesses that may no longer be in alignment with our strategic direction. When we decide to sell assets or businesses, we may encounter difficulty finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of strategic objectives, or we may dispose of a business at a price or on terms which are less than optimal. In addition, there is a risk that we sell a business whose subsequent performance exceeds expectations, in which case the decision would have potentially sacrificed enterprise value. Alternatively, we may be too optimistic about a particular business’s prospects, in which case we may be unable to find a buyer at an acceptable price or sacrifice enterprise value by retaining such business.
We may not be able to recover the carrying value of our long-lived assets, which could require us to record additional asset impairment charges and materially and adversely affect our results of operations.
          We had net property, plant and equipment of $508.7 million at July 2, 2011, representing 45% of our total assets. At January 1, 2011, we had property, plant and equipment of $323.1 million, representing 44% of our total assets. We recorded impairment charges to property, plant and equipment of $0.7 million, $3.4 million and $13.1 million for 2010, 2009 and 2008, respectively. Restructuring initiatives and changing market conditions can impact our ability to recover the carrying value of our long-lived assets. The continuing presence of these factors, as well as other factors, could require us to record additional asset impairment charges in future periods which could materially and adversely affect our results of operations.
Goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets.
          As of July 2, 2011, we have recorded, on a preliminary basis, $137.3 million of goodwill and other intangibles assets, excluding deferred financing costs, associated with the Transactions. Goodwill and other identifiable intangible assets are recorded at fair value on the date of acquisition. We review such assets at least annually for impairment. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services we sell, challenges to the validity of certain registered intellectual property, reduced sales of certain products incorporating registered intellectual property, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of goodwill or other identifiable intangible assets could have a material adverse effect on our financial position and results of operations.
Our business may be adversely affected by economic downturns.
          General worldwide economic conditions recently experienced a downturn due to the sequential effects of the subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, increased energy costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns. These conditions make it difficult for our customers, our vendors and us to accurately forecast and plan future business activities, and they could cause U.S. and foreign businesses to slow spending on our products, primarily in the industrial sector, which would delay and lengthen sales cycles. We cannot predict the timing or duration of any economic slowdown or the timing or strength of a subsequent economic recovery, worldwide, or in the specific end markets we serve. If certain of the markets we serve significantly deteriorate due to these economic effects, our business, financial condition and results of operations may be materially and adversely affected. Additionally, the downturn in economic conditions has negatively impacted the equity markets. As a result, we may experience changes in the funding positions of our defined benefit plans, which may result in increased funding requirements in the future. These factors have also resulted in a tightening in the global credit markets which could impact the ability to renew or extend short-term financing arrangements by us or our customers.
We may have certain unreimbursed costs or liabilities associated with the application of the PHC rules.
          In connection with the Merger, a portion of the aggregate merger consideration totaling $64.5 million, subject to adjustment as provided in the Merger Agreement, was deposited in an escrow fund to cover liabilities, costs and expenses related to the application of the PHC rules of the Code to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger. Polymer Group’s most recent financial statements as of January 1, 2011, reflected a liability for uncertain tax positions associated with the PHC issue of approximately $16.2 million. As provided under the Merger Agreement, the Stockholder Representative (as defined in the Merger Agreement) filed a ruling request with the IRS to determine whether or not Polymer Group, Inc. or any of its subsidiaries were in fact a PHC and subject to the tax as a PHC. The initial ruling request was filed on December 15, 2010, with supplemental filings on June 2, 2011 and June 20, 2011. As of the date hereof, we have not received the ruling from the IRS. The actual tax liability relating to the application of the PHC rules in such periods will depend on the outcome of this process. We expect that the amount in the escrow fund will be sufficient to cover the actual tax liability related to the application of the PHC rules in such periods. However, in certain circumstances, we could be liable for costs and liabilities relating to the application of the PHC rules. As of September 2011, the statute of limitations for the 2004 tax year has expired. Pursuant to the Merger Agreement, the amount in respect of potential PHC liability being held in the escrow related to the 2004 taxable year is subject to release. As of October 21, 2011, the amount to be released associated with the expired 2004 taxable year has not been finally determined by the parties.

If we fail to maintain effective internal control over financial reporting at a reasonable assurance level, we may not be able to accurately report our financial results, and may require the restatement of previously published financial information which could have a material adverse effect on our operations, investor confidence in our business and the trading prices of our securities.
     We have identified past accounting errors which resulted in the restatement of previously issued financial statements, including the financial statements for the fiscal years ended January 2, 2010 and January 1, 2011. Such accounting errors resulted from a material weakness and other identified deficiencies in our internal control over financial reporting associated with processes related to (i) the preparation and adjustment of our tax accounts and (ii) intercompany reconciliations. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
     We have designed and have implemented extensive remediation programs to address these internal control deficiencies and material weaknesses and to strengthen our internal controls over financial reporting. Management believes that our remediation efforts have been effective with respect to our internal control over financial reporting associated with tax accounting and intercompany reconciliations. The previous material weaknesses in our internal controls associated with tax accounting and intercompany reconciliations have been remediated. Management concluded that our internal controls over financial reporting as of January 1, 2011 are both designed and operating effectively.
     If additional material weaknesses in our internal controls are discovered in the future, they may adversely affect our ability to record, process, summarize and report financial information timely and accurately and, as a result, we may fail to prevent or detect material misstatements in our annual or interim financial statements.
     In addition, it is possible that control deficiencies could be identified by our management or by our independent registered accounting firm in the future or may occur without being identified. Such a failure could result in regulatory scrutiny, cause investors to lose confidence in our reported financial condition, lead to a default under our indebtedness and otherwise materially adversely affect our business and financial condition.
Affiliates of the Sponsor own substantially all of the equity interests in us and may have conflicts of interest with us or the holders of the notes in the future.
          As a result of the Merger, the Sponsor owns a substantial majority of our capital stock, and the Sponsor designees hold a majority of the seats on our board of directors. As a result, affiliates of the Sponsor will have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of stockholders regardless of whether holders of the notes believe that any such transactions are in their own best interests. For example, affiliates of the Sponsor could collectively cause us to make acquisitions that increase the amount of our indebtedness or to sell assets, or could cause us to issue additional capital stock or declare dividends. So long as the Sponsor continues to indirectly own a significant amount of the outstanding shares of our common stock, affiliates of the Sponsor will continue to be able to strongly influence or effectively control our decisions. The indenture governing the notes and the credit agreement governing our ABL Facility will permit us to pay advisory and other fees, dividends and make other restricted payments to the Sponsor under certain circumstances and the Sponsor or its affiliates may have an interest in our doing so. In addition, the Sponsor has no obligation to provide us with any additional debt or equity financing.
          The Sponsor is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. The Sponsor may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. See “Security Ownership of Principal Stockholders and Management,” “Certain Relationships and Related Party Transactions,” “Description of Notes,” and “Description of Other Indebtedness.”
Risks Relating to the Notes
Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.
          We have a substantial amount of debt, which requires significant interest and principal payments. As of July 2, 2011, our total debt is approximately $597.8 million. Subject to the limits contained in the credit agreement governing our ABL Facility, the Indenture governing the notes and our other debt instruments, we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could increase. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:
•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;
•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;
•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;
•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;
•	placing us at a disadvantage compared to other, less leveraged competitors; and
•	increasing our cost of borrowing.
Despite our current level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.
          We may be able to incur significant additional indebtedness in the future. Although the indenture governing the notes and the credit agreement governing the ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and additional indebtedness incurred in compliance with these restrictions could be substantial. These restrictions also will not prevent us from incurring obligations, such as trade payables, that do not constitute indebtedness as defined under our debt instruments. In addition, our ABL Facility provides for unused commitments of $29.2 million (subject to availability under a borrowing base and after giving effect to $10.8 million of outstanding letters of credit) as of July 2, 2011. Furthermore, we may increase our commitments under our ABL Facility without the consent of lenders under our ABL Facility other than those lenders, who, in their discretion, issue a commitment to provide all or a portion of such increase by up to an additional $20.0 million, subject to certain conditions, including debt capacity under the indentures governing the notes. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage risks described in the previous risk factor would increase. See “Description of Other Indebtedness” and “Description of Notes.”
Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.
          Borrowings under our ABL Facility and certain of our foreign indebtedness are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease.
We may be unable to service our indebtedness, including the notes.
          Our ability to make scheduled payments on and to refinance our indebtedness including the notes, depends on and is subject to our financial and operating performance, which in turn is affected by general and regional economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the international banking and capital markets. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, to refinance our debt or to fund our other liquidity needs. If we are unable to meet our debt service obligations or to fund our other liquidity needs, we will need to restructure or refinance all or a portion of our debt, including the notes, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations.
          Moreover, in the event of a default, the holders of our indebtedness, including the notes and the ABL Facility, could elect to declare all the funds borrowed to be due and payable, together with accrued and unpaid interest. The lenders under our ABL Facility could also elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against their collateral, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our ABL Facility to avoid being in default. If we breach our covenants under our ABL Facility, we would be in default under our ABL Facility. The lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
The indenture governing the notes, the credit agreement governing our ABL Facility and the Lease Agreement associated with the new U.S. spunmelt line impose significant operating and financial restrictions on us, which may prevent us from capitalizing on business opportunities.
          The indenture governing the notes, the credit agreement governing our ABL Facility and the Lease Agreement associated with the new U.S. spunmelt line impose significant operating and financial restrictions on us. These restrictions will limit our ability to, among other things:
•	incur additional indebtedness, issue preferred stock or enter into sale and leaseback obligations;
•	pay certain dividends or make certain distributions on our capital stock or repurchase or redeem our capital stock;
•	make certain capital expenditures;
•	make certain loans, investments or other restricted payments;
•	place restrictions on the ability of subsidiaries to pay dividends or make other payments to us;
•	engage in transactions with stockholders or affiliates;
•	sell certain assets or engage in mergers, acquisitions and other business combinations;
•	amend or otherwise alter the terms of our indebtedness;
•	alter the business that we conduct;
•	guarantee indebtedness or incur other contingent obligations; and
•	create liens.
          In addition, the restrictive covenants in our ABL Facility may require us to maintain a specified financial ratio and satisfy other financial condition tests, under certain conditions. Our ability to comply with those financial ratios and tests can be affected by factors beyond our control.

          As a result of these restrictions, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.
          Our failure to comply with the restrictive covenants described above as well as other terms of our existing indebtedness and/or the terms of any future indebtedness from time to time could result in an event of default, which, if not cured or waived, could result in our being required to repay these borrowings before their due date. If we are forced to refinance these borrowings on less favorable terms or cannot refinance these borrowings, our results of operations and financial condition could be adversely affected.
Our failure to comply with the agreements relating to our outstanding indebtedness, including as a result of events beyond our control, could result in an event of default that could materially and adversely affect our results of operations and our financial condition.
          If there were an event of default under any of the agreements relating to our outstanding indebtedness, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our indebtedness under our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. In addition, any event of default or declaration of acceleration under one debt instrument could also result in an event of default under one or more of our other debt instruments.
Claims of holders of the notes will be effectively subordinated to claims of lenders under the ABL Facility to the extent of the value of the collateral securing the ABL Facility on a first-priority lien basis.
          The notes are secured on a first-priority lien basis by the Notes Collateral (as defined below) and on a second-priority lien basis by the ABL Collateral (as defined below), subject to certain exceptions and permitted liens. The notes and the related guarantees will be effectively subordinated in right of payment to all of our existing and future subsidiary guarantors’ secured indebtedness under the ABL Facility to the extent of the value of the collateral securing the ABL Facility on a first-priority lien basis. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are securing indebtedness under the ABL Facility on a first-priority lien basis must first be used to pay the first-priority claims under the ABL Facility in full before these assets may be used to make any payments on the notes. After claims of the lenders under the ABL Facility have been satisfied in full, to the extent of the value of the collateral securing the ABL Facility on a first-priority lien basis, there may be no assets remaining under the ABL Collateral that may be applied to satisfy the claims of holders of the notes. See “Description of Other Indebtedness — ABL Facility.”
Claims of holders of the notes will be structurally subordinated to claims of creditors of certain of our subsidiaries that will not guarantee the notes.
          The notes may not be guaranteed by certain of our existing and future subsidiaries, including all of our non-U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Our non-guarantor subsidiaries accounted for $782.4 million, or 71%, and $407.0 million, or 70%, of our consolidated net sales (including intercompany sales) for the fiscal year ended January 1, 2011 and the six months ended July 2, 2011, respectively. Our non-guarantor subsidiaries accounted for $356.0 million, or 70%, of our property, plant and equipment, net as of July 2, 2011. Before intercompany eliminations with our non-guarantor subsidiaries, our non-guarantor subsidiaries accounted for $768.3 million, or 50.1%, of the combined Issuer, guarantor and non-guarantor subsidiaries total assets (including intercompany receivables with such non-guarantor subsidiaries, but excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. After intercompany eliminations, our non-guarantor subsidiaries accounted for $700.9 million, or 62.3%, of our consolidated total assets (excluding the value of such non-guarantor subsidiaries’ investments in our other subsidiaries) as of July 2, 2011. We and our guarantor subsidiaries hold $335.2 million of intercompany receivables due from our non-guarantor subsidiaries to facilitate cash repatriation from our non-guarantor subsidiaries to us. Our guarantor subsidiaries will also guarantee our ABL

Facility. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The indenture governing the notes will permit these subsidiaries to incur certain additional debt and will not limit their ability to incur other liabilities that are not considered indebtedness under the indenture.
          Additionally, a significant portion of our domestic assets and the Notes Collateral is represented by intercompany receivables owed to us by our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the ability of holders of the notes to realize upon the Notes Collateral constituting intercompany receivables will be subject to, among other things, the applicable court’s determination of whether such intercompany receivables should be treated as debt (giving us a valid claim against our non-guarantor subsidiaries) or equity (in which case we would not hold a valid claim against our non-guarantor subsidiaries for payment of such intercompany receivable, which would instead be treated as an equity investment in such non-guarantor subsidiaries). Such determination would be based on, among other factors, whether the intercompany receivables would be treated as indebtedness under applicable law and whether the intercompany receivables bear the traditional earmarks of debt or whether they have any features more typical of an equity investment in a subsidiary. If the applicable court determines that the intercompany receivables should be recharacterized and treated as an equity investment, then creditors holding claims against our non-guarantor subsidiaries would have priority over the claim held by us on account of the intercompany receivables, and our ability to collect on the intercompany receivables may be compromised. Furthermore, to the extent the intercompany receivables are respected and treated as debt, the ability of the holders of the notes to realize upon the Notes Collateral will be subject to certain insolvency and bankruptcy law limitations, in addition to any limitations imposed by applicable law, including the law of jurisdiction of incorporation or organization of our non-guarantor subsidiaries that are organized outside of the U.S.
The Tranche 2 Sub-Facility will have priority in right of payment upon a foreclosure or a bankruptcy, insolvency or similar event and holders of notes will receive proceeds in respect of Notes Collateral only after the lenders under the Tranche 2 Sub-Facility have been paid in full.
          While both the notes and the indebtedness and other obligations under our Tranche 2 Sub-Facility will be secured by first-priority liens on the Notes Collateral, the Tranche 2 Sub-Facility will have priority in right of payment upon a foreclosure or a bankruptcy, insolvency or similar event and, therefore, holders of the notes will receive proceeds in respect of Notes Collateral only after the lenders under the Tranche 2 Sub-Facility have been paid in full. As a result, the claims of holders of the notes to such proceeds will effectively rank behind the claims, including interest, of the lenders under our Tranche 2 Sub-Facility. See “Description of Other Indebtedness — ABL Facility — Security” and “Description of Notes — Security for the Notes.” If the holders of the notes (or the trustee on their behalf) receive any proceeds as a result of an enforcement of security interests or the guarantees prior to the satisfaction of the claims under the Tranche 2 Sub-Facility, the holders of the notes (or the trustee on their behalf) will be required to turn over such proceeds until the claims under the Tranche 2 Sub-Facility are satisfied. Accordingly, the holders of the notes may recover less from the proceeds of an enforcement of interests in the Notes Collateral than the holders of the notes otherwise might have.
The imposition of certain permitted liens could materially and adversely affect the value of the Notes Collateral.
          The Notes Collateral is also subject to liens permitted under the terms of the indenture governing the notes and the credit agreement governing the ABL Facility, whether arising on or after the date the notes are issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the holders of the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The Notes Collateral may also secure future indebtedness and other obligations of ours on a pari passu first-priority basis to the extent permitted by the indenture and the security documents and as a result your rights to the collateral would be diluted by any increase in the indebtedness secured on a pari passu first-priority basis by the Notes Collateral.

State law may limit the ability of the collateral agent on behalf of the holders of the notes to foreclose on the real property and improvements included in the collateral.
          The notes are secured by, among other things, liens on real property and improvements located in various states in which the collateral real properties are located. The laws of those states may limit the ability of the collateral agent on behalf of the holders of the notes to foreclose on the improved real property collateral located in those states. Laws of those states govern the perfection, enforceability and foreclosure of mortgage liens against real property interests which secure debt obligations such as the notes. These laws may impose procedural requirements for foreclosure different from and necessitating a longer time period for completion than the requirements for foreclosure of security interests in personal property. Debtors may have the right to reinstate defaulted debt (even if it has been accelerated) before the foreclosure date by paying the past due amounts and a right of redemption after foreclosure. Governing laws may also impose security first and one form of action rules (such as California), which rules can affect the ability to foreclose or the timing of foreclosure on real and personal property collateral regardless of the location of the collateral and may limit the right to recover a deficiency following a foreclosure.
          You also may be limited in your ability to enforce the “no liens” and “no transfer or assignments” covenants. Some decisions in state courts have placed limits on a lender’s ability to prohibit and to accelerate the debt secured by real property upon breach of covenants prohibiting sales or assignments or the creation of certain junior liens, and the lender may need to demonstrate that enforcement of such covenants is reasonably necessary to protect against impairment of the lender’s security or to protect against an increased risk of default. Although the foregoing may have been preempted by certain federal laws, the scope of such preemption is uncertain.
Federal and state statutes may allow courts, under specific circumstances, to void the notes, the guarantees and the security interests, subordinate claims in respect of the notes, the guarantees and the security interests and/or require holders of the notes to return payments received from us.
          Under federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the notes, the guarantees and the security interests could be voided, or claims in respect of the notes, the guarantees and the security interests could be subordinated to all of our other debt, if the issuance of the notes, a guarantee or a grant of security was found to have been made for less than their reasonable equivalent value and we, at the time we incurred the indebtedness evidenced by the notes:
•	were insolvent or rendered insolvent by reason of such indebtedness;
•	were engaged in, or about to engage in, a business or transaction for which our remaining assets constituted unreasonably small capital; or
•	intended to incur, or believed that we would incur, debts beyond our ability to repay such debts as they mature.
          A court might also void the issuance of the notes, a guaranty or grant of security, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty or security agreements with actual intent to hinder, delay or defraud our or their respective creditors.
          A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees and security agreements, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the issuance of the notes, the guarantees or the related security agreements, you would no longer have a claim against us or the guarantors or, in the case of the security agreements, a claim with respect to the related collateral. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or, with respect to the notes, any guarantee or the collateral.
          In addition, any payment by us pursuant to the notes made at a time when we were subsequently found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under Title 11 of the United States Code, as amended (the “Bankruptcy Code”).
          The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:
•	the sum of our debts, including contingent liabilities, were greater than the fair saleable value of all our assets;
•	the present fair saleable value of our assets were less than the amount that would be required to pay our probable liability on existing debts, including contingent liabilities, as they become absolute and mature; or
•	we could not pay our debts as they become due.
          In addition, although each guarantee will contain a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.
          Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination, if the court determines that: (i) the holders of the notes engaged in some type of inequitable conduct; (ii) such inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holder of the notes; and (iii) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.
Holders of the notes may not be able to fully realize the value of their liens.
          The security interests and liens for the benefit of holders of the notes may be released without such holders’ consent in specified circumstances. In particular, the security documents governing the notes and our ABL Facility generally provide for an automatic release of all liens on any asset securing our ABL Facility on a first-priority basis and that is disposed of in compliance with the provisions of the credit agreement governing our ABL Facility and the indenture governing the notes. As a result, we cannot assure holders of the notes that the notes will continue to be secured by a substantial portion of our assets. In addition, the capital stock of our subsidiaries will be excluded from the collateral to the extent liens thereon would trigger reporting obligations under Rule 3-16 of Regulation S-X, which requires financial statements from any company whose securities are collateral if its book value or market value, whichever is greater, would exceed 20% of the principal amount of the notes secured thereby.
          Moreover, the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.
          In addition, all or a portion of the collateral may be released:
•	to enable the sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture governing the notes or the credit agreement governing the ABL Facility, including the sale of assets in accordance with the asset sale covenant in the indenture that will govern the notes and the sale of any entity in its entirety that owns or holds such collateral; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.
          In addition, the guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture or upon certain other events described in the “Description of Notes.” See “Description of Notes — Repurchase at the Option of Holders — Asset Sales” and “Description of Notes — Security for the Notes — Release of Collateral.”
          The indenture also permits us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a subsidiary guarantor as an unrestricted subsidiary, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of a subsidiary as unrestricted will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries.
The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.
          The notes are secured on a first-priority lien basis (subject to certain exceptions and permitted liens) by substantially all of our and the guarantors’ assets (other than accounts receivable, inventory and cash and proceeds and products of the foregoing and certain assets related thereto securing our ABL Facility on a first-priority lien basis (the “ABL Collateral”)) (the “Notes Collateral”) and such collateral may be shared in certain circumstances with our future creditors. The actual value of the Notes Collateral at any time will depend upon market and other economic conditions. As of July 2, 2011, the book value of the Notes Collateral (other than capital stock of the Issuer and Restricted Subsidiaries) was approximately $674.5 million.
          The notes are also secured on a second-priority lien basis (subject to certain exceptions and permitted liens) by the ABL Collateral. The ABL Collateral is subject to a first-priority security interest for the benefit of the lenders under our ABL Facility, and may be shared with our future creditors. Although the holders of obligations secured by first-priority liens on the ABL Collateral and the holders of obligations secured by second-priority liens on the ABL Collateral, including the notes, will share in the proceeds of the ABL Collateral, the holders of obligations secured by first-priority liens in the ABL Collateral will be entitled to receive proceeds from any realization of the ABL Collateral to repay the obligations held by them in full before the holders of the notes and the holders of other obligations secured by second-priority liens in the ABL Collateral receive any such proceeds.
          In addition, the asset sale covenant and the definition of asset sale in the indenture governing the notes have a number of significant exceptions pursuant to which we will be able to sell Notes Collateral without being required to reinvest the proceeds of such sale into assets that will comprise Notes Collateral or to make an offer to the holders of the notes to repurchase the notes.
          As of July 2, 2011, we had $560.0 million of indebtedness outstanding under the notes and no indebtedness outstanding under our ABL Facility, with approximately $29.2 million of additional availability under our ABL Facility (subject to availability under a borrowing base and after giving effect to $10.8 million of outstanding letters of credit) as of July 2, 2011. All indebtedness under our ABL Facility will be secured by first-priority liens on the ABL Collateral (subject to certain exceptions). In addition, under the terms of the indenture governing the notes, we may grant certain additional liens on any property or asset that constitutes ABL Collateral. Any grant of additional liens on the ABL Collateral would further dilute the value of the second-priority lien on the ABL Collateral securing the notes. Further, as described above, we will be permitted under the terms of the indenture governing the notes to sell all assets that constitute ABL Collateral and not apply the proceeds to invest in additional assets that will secure the notes or repay outstanding indebtedness.
          The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. No independent appraisals of any of the pledged property were prepared by or on behalf of us in connection with the offering of the notes. Accordingly, we cannot assure holders of the notes that the proceeds of any sale of the pledged assets following an acceleration to maturity with respect to the notes would be sufficient to satisfy, or would not be substantially less than, amounts due on the notes and the other debt secured thereby. If the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent their notes were not repaid from the proceeds of the sale of the pledged assets) would have only an unsecured claim against our remaining assets. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure holders of the notes that the pledged assets will be saleable or, if saleable, that there will not be substantial delays in their liquidation. To the extent that liens, rights and easements granted to third parties encumber assets located on property owned by us or constitute subordinate liens on the pledged assets, those third parties may have or may exercise rights and remedies with respect to the property subject to such encumbrances (including rights to require marshalling of assets) that could adversely affect the value of the pledged assets located at that site and the ability of the collateral agent to realize or foreclose on the pledged assets at that site.
          In addition, the indenture governing the notes permits us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged for the benefit of the holders of the notes. This could reduce amounts payable to holders of the notes from the proceeds of any sale of the collateral.
          Additionally, a significant portion of our domestic assets and the Notes Collateral is represented by intercompany receivables owed to us by our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the ability of holders of the notes to realize upon the Notes Collateral constituting intercompany receivables will be subject to, among other things, the applicable court’s determination of whether such intercompany receivables should be treated as debt (giving us a valid claim against our non-guarantor subsidiaries) or equity (in which case we would not hold a valid claim against our non-guarantor subsidiaries for payment of such intercompany receivable, which would instead be treated as an equity investment in such non-guarantor subsidiaries). Such determination would be based on, among other factors, whether the intercompany receivables would be treated as indebtedness under applicable law and whether the intercompany receivables bear the traditional earmarks of debt or whether they have any features more typical of an equity investment in a subsidiary. If the applicable court determines that the intercompany receivables should be recharacterized and treated as an equity investment, then creditors holding claims against our non-guarantor subsidiaries would have priority over the claim held by us on account of the intercompany receivables, and our ability to collect on the intercompany receivables may be compromised. Furthermore, to the extent the intercompany receivables are respected and treated as debt, the ability of the holders of the notes to realize upon the Notes Collateral will be subject to certain insolvency and bankruptcy law limitations, in addition to any limitations imposed by applicable law, including the law of jurisdiction of incorporation or organization of our non-guarantor subsidiaries that are organized outside of the U.S.
The rights of holders of the notes with respect to the ABL collateral will be substantially limited by the terms of the intercreditor agreement.
          Under the terms of the intercreditor agreement which was entered into in connection with our ABL Facility, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, any actions that may be taken in respect of the ABL Collateral, including the ability to cause the commencement of enforcement proceedings against the ABL Collateral and to control the conduct of such proceedings, and the approval of amendments to, releases of ABL Collateral from the lien of, and waivers of past defaults under, the security documents, will be at the direction of the holders of the obligations secured by the first-priority liens. Neither the trustee nor the collateral agent, on behalf of the holders of the notes, will have the ability to control or direct such actions, even if the rights of the holders of the notes are adversely affected, subject to certain exceptions. See “Description of Notes — Security for the Notes” and “Description of Notes — Amendment, Supplement and Waiver.” Under the terms of the intercreditor agreement, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, if the holders of such indebtedness release the ABL Collateral for any reason whatsoever, including, without limitation, in connection with any sale of assets, the second-priority security interest in such ABL Collateral securing the notes will be automatically and simultaneously released without any consent or action by the holders of the notes, subject to certain exceptions. The ABL Collateral so released will no longer secure our and the guarantors’ obligations under the notes. In addition, because the holders of the indebtedness secured by first-priority liens in the ABL Collateral control the disposition of the ABL Collateral, such holders could decide not to proceed against the ABL Collateral, regardless of whether there is a default under the documents governing such indebtedness or under the indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees under the indenture. In addition, the intercreditor agreement gives the holders of first-priority liens on the ABL Collateral the right to access and use the collateral that secures the notes to allow those holders to protect the ABL Collateral and to process, store and dispose of the ABL Collateral.
The value of the collateral securing the notes may not be sufficient to secure post-petition interest.
          In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the Bankruptcy Code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the Bankruptcy Code. No appraisals of the fair market value of the collateral were prepared in connection with the offering and we therefore cannot assure you that the value of the noteholders’ interest in the collateral equals or exceeds the principal amount of the notes. See “— The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”
The waiver in the intercreditor agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.
          The notes and the guarantees are secured on a second-priority lien basis by the ABL Collateral. The intercreditor agreement provides that, at any time that obligations that have the benefit of the first-priority liens on the ABL Collateral are outstanding, the holders of the notes, the trustee under the indenture governing the notes and the collateral agent for the notes may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the ABL Collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the ABL Collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the ABL Collateral, thereby maximizing the proceeds of the ABL Collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the ABL Collateral could be applied to repay any indebtedness secured by first-priority liens in the ABL Collateral before applying proceeds of the sale of other collateral securing indebtedness, and the holders of the notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.
Certain significant assets will be excluded from the collateral.
               Certain assets are excluded from the collateral securing the notes as described under “Description of Notes — Security for the Notes” including, among other things, any assets held by foreign and unrestricted subsidiaries, any assets in real property (including leaseholds) other than fee interests having a value in excess of certain amounts, as well as other exclusions. In addition, the collateral will not include any capital stock of a subsidiary of the Issuer, to the extent that the pledge of such capital stock results in our being required to file separate financial statements of such subsidiary with the SEC, and any such capital stock that triggers such a requirement to file financial statements of such subsidiary of the Issuer with the SEC would be automatically released from the collateral. The value of this excluded collateral is significant and in certain circumstances may be pledged to other lenders. Additionally, we are not required to create or perfect liens in assets where we reasonably determine that such creation or perfection would be considered excessive in view of the benefits obtained therefrom by the holders of the notes (including material adverse tax consequences). See “Description of Notes — Security for the Notes.”
We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.
          The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the applicable trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, we must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture.
In the event of a bankruptcy of us or any of the guarantors, holders of the notes may be deemed to have an unsecured claim to the extent that our obligations in respect of the notes exceed the fair market value of the collateral securing the notes.
          In any bankruptcy proceeding with respect to us or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Upon a finding by the bankruptcy court that the notes are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under federal bankruptcy laws. In addition, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes.
Because each guarantor’s liability under its guarantees may be reduced to zero, avoided or released under certain circumstances, holders of the notes may not receive any payments from some or all of the guarantors.
          Holders of the notes have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. See “— Federal and state statutes may allow courts, under specific circumstances, to void the notes, the guarantees and the security interests, subordinate claims in respect of the notes, the guarantees and the security interests and/or require holders of the notes to return payments received from us.” In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Notes — Guarantees.”
Bankruptcy laws may limit the ability of holders of the notes to realize value from the collateral.
               The right of the collateral agent to repossess and dispose of the pledged assets upon the occurrence of an event of default under the indenture governing the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the pledged assets. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor or creating, perfecting or enforcing any lien against a debtor, or taking other actions to levy against a debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (including cash collateral) and to provide liens senior to the lien of the collateral agent in respect of the notes to secure indebtedness incurred after the commencement of a bankruptcy case even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. Generally, adequate protection payments, in the form of interest or otherwise, are not required to be paid by a debtor to a secured creditor unless the bankruptcy court determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In addition, the bankruptcy court may determine not to provide cash payments as adequate protection to the holders of the notes if, among other possible reasons, the bankruptcy court determines that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes. Furthermore, due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”
The collateral is subject to casualty risks.
          We are obligated under our ABL Facility to at all times cause all the pledged assets to be properly insured and kept insured against loss or damage by fire or other hazards to the extent that such properties are usually insured by corporations operating in the same or similar business. There are, however, some losses, including losses resulting from terrorist acts, that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure holders of the notes that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged assets, we cannot assure holders of the notes that the proceeds received by us in respect thereof will be sufficient to satisfy all the secured obligations, including the notes.
          In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment and inventory may not be easily replaced. Accordingly, even though there may be insurance coverage, the extended period needed to manufacture replacement units or inventory could cause significant delays.
Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral.
          Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the Issue Date.
          In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, equipment subject to a certificate of title and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. We and the guarantors have limited obligations to perfect the security interest of the holders of the notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent for the notes has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the notes against third parties.
          If the Issuer or any guarantor were to become subject to a bankruptcy proceeding, any liens recorded or perfected or any mortgages delivered after the Issue Date would face a greater risk of being invalidated than if they had been recorded, perfected or delivered on the Issue Date. Liens recorded or perfected or any mortgages delivered after the Issue Date may be treated under bankruptcy law as if they were delivered to secure previously existing indebtedness. In bankruptcy proceedings commenced within 90 days of lien perfection or mortgage delivery, a lien or mortgage given to secure previously existing debt is significantly more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the Issue Date. Accordingly, if the Issuer or a guarantor were to file for bankruptcy protection after the Issue Date and the liens had been perfected or the mortgages had been delivered less than 90 days before commencement of such bankruptcy proceeding, or not yet perfected or delivered at all, the liens or mortgages securing the notes may be especially subject to challenge as a result of having not been perfected or delivered before the Issue Date. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

Pledges of equity interests in our foreign subsidiaries may not be enforceable under the laws of the jurisdictions where such foreign subsidiaries are organized.
          Part of the security for the repayment of the notes consists of a pledge of the capital stock of or equity interests in certain foreign subsidiaries (with capital stock of such foreign subsidiaries capped at 65%). Although such pledges are granted under security documents governed by U.S. law, some foreign jurisdictions may not recognize such security interests as enforceable. Consequently, the collateral agent may be unable to exercise remedies against the equity interests in foreign subsidiaries.
We may not be able to finance a change of control offer required by the indenture.
          Upon a change of control, as defined under the indenture governing the notes, you will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of the principal amount of the notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt, including debt under our ABL Facility. Our future debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.
          Certain important corporate events, such as leveraged recapitalizations, may not, under the indenture governing the notes, constitute a “change of control” that would require us to repurchase the notes, notwithstanding the fact that such corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. In addition, the definition of change of control in the indenture governing the notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain. See “Description of Notes — Repurchase at the Option of Holders — Change of Control.”
A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may adversely affect the market price or liquidity of the notes.
          Our debt currently has a non-investment grade rating, and there can be no assurances that any rating assigned will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Credit ratings are not recommendations to purchase, hold or sell the notes, and may be revised or withdrawn at any time. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.
If the notes are rated investment grade by both Standard & Poor’s and Moody’s, certain covenants contained in the indenture will be suspended, and holders of the notes will lose the protection of these covenants unless and until the notes subsequently fall back below investment grade.
          The indenture contains certain covenants that will be suspended for so long as the notes are rated investment grade by both Standard & Poor’s and Moody’s Investors Service, Inc. These covenants restrict the Issuer and its restricted subsidiaries’ ability to, among other things:
•	incur additional indebtedness or issue preferred stock;
•	make distributions or other restricted payments;
•	sell capital stock or other assets;
•	engage in transaction with affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.
          Because these restrictions will not apply when the notes are rated investment grade, we will be able to incur additional debt and consummate transactions that may impair our ability to satisfy our obligations with respect to the notes. In addition, we will not have to make certain offers to repurchase the notes.

THE TRANSACTIONS
The Transactions
          On October 4, 2010, Polymer Group, Merger Sub, Parent and MatlinPatterson Global Opportunities Partners L.P. entered into the Merger Agreement, pursuant to which Merger Sub merged with and into Polymer Group, with Polymer Group being the surviving corporation following the Merger. As a result of the Merger, the Investor Group, through the ownership of Holdings, beneficially owns all of the issued and outstanding capital stock of Polymer Group. A portion of the aggregate merger consideration totaling $64.5 million, subject to adjustment as provided in the Merger Agreement, or approximately $2.91 per share (calculated on a fully diluted basis), were deposited in an escrow fund to cover liabilities, costs and expenses related to the application of the personal holding company (“PHC”) rules of the Internal Revenue Code of 1986, as amended (the “Code”), to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger. As described below and in “Management” and “Certain Relationships and Related Party Transactions — Shareholders Agreement” the management investors made investments in Holdings. In connection with the Transactions, the management investors received options to acquire shares of Holdings. Blackstone and the management investors invested $259.9 million in equity of Holdings. The Merger, the equity investment by the Investor Group, the entering into the ABL Facility, the offering of the notes, the repayment of certain existing indebtedness of Polymer Group and the payment of related fees and expenses are collectively referred to in this prospectus as the “Transactions.”
          In addition to the Merger Agreement, the parties entered into various ancillary agreements governing relationships between the parties after the Merger. See “Certain Relationships and Related Party Transactions.”
          As a result of the Transactions, Parent owns all of the issued and outstanding common stock of Polymer Group. See “Prospectus Summary — The Transactions” and “Security Ownership of Principal Stockholders and Management.”
          The following financing transactions occurred in connection with the closing of the Merger:
•	an investment made by Blackstone and the management investors totaling $259.9 million in equity of Holdings;
•	the entering into the ABL Facility; and
•	the issuance of the notes.
          On the closing date of the Merger, we terminated all commitments and repaid all outstanding borrowings under our senior secured credit facilities (the “old credit facilities”). In addition, we repaid our Mexico Credit Facility and a portion of existing indebtedness under our Argentine Facilities in connection with the Transactions. We repaid the Argentine peso-denominated loans soon after the closing of the Transactions. See “Use of Proceeds” and “Description of Other Indebtedness.”
          We completed the final phase of the Spain Business Acquisition on January 28, 2011, which included repayment of approximately $34.8 million of outstanding debt of Tesalca-Texnovo and issuance of 393,675 new shares of our common stock to Tesalca-Texnovo owners, in conjunction with the closing of the Transactions. Additionally, we completed the China Noncontrolling Interest Acquisition for a purchase price of $7.2 million in the first quarter of 2011.

USE OF PROCEEDS
          We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the outstanding notes. As consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will not contain terms with respect to transfer restrictions or additional interest upon a failure to fulfill certain of our obligations under the registration rights agreement. The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION
          The following table sets forth our consolidated cash and cash equivalents and capitalization as of July 2, 2011.
          You should read this table in conjunction with “Prospectus Summary—Summary Historical Financial Information,” “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus.
          The outstanding notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any change in our capitalization.

As of July 2,
2011
(unaudited)
(dollars in
millions)
Cash and cash equivalents	$54.9

Short-term borrowings(1)	$3.3
Long-term debt, including current portion:
ABL facility(2)	—
Notes	560.0
Other existing debt(1)	34.0

Total short-term borrowings and long-term debt, including current portion	597.3

Total shareholders’ equity	222.4

Total capitalization	$819.7

(1)	Short-term borrowings and our other existing debt consist of:
•	our Argentine facilities entered into by our Argentina subsidiary, consisting of short-term credit facilities to finance working capital requirements, under which $3.0 million of indebtedness is currently outstanding, and a long-term facility under which $17.3 million (with a $16.7 million carrying value) of indebtedness are currently outstanding;
•	our China Facility entered into by our Suzhou, China subsidiary, under which $17.0 million of indebtedness was outstanding as of July 2, 2011. We borrowed an additional $3.0 million of indebtedness under this facility in the third quarter of 2011; and
•	$0.3 million of capital leases and $0.3 million of other short-term borrowings.

(2)	Our ABL Facility provides for aggregate borrowings of up to $50.0 million, subject to availability under a borrowing base, which amount may be increased to $70.0 million, subject to certain conditions, and has a four-year maturity. As of July 2, 2011, the borrowing base availability was $40.0 million and, after giving effect to the outstanding letters of credit of $10.8 million, the net availability was approximately $29.2 million. Because the borrowing base under the ABL Facility is expected to depend, in part, on inventory, accounts receivables and other assets that fluctuate from time to time, such amount may not reflect actual availability under our ABL Facility. See “Description of Other Indebtedness — ABL Facility.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION
          The following unaudited pro forma financial information is based on our audited and unaudited financial statements included in this prospectus, as adjusted to illustrate the estimated pro forma effects of the Transactions and certain acquisitions (including the preliminary application of purchase accounting). The unaudited pro forma financial information should be read in conjunction with our financial statements and related notes and other financial information appearing elsewhere in this prospectus, including under “The Transactions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
          The unaudited pro forma financial information gives effect to the Transactions and the China Noncontrolling Interest Acquisition, as if they had occurred on January 3, 2010 for purposes of the unaudited pro forma condensed statements of operations.
          The unaudited pro forma financial information also gives effect to the completion of the final phase of the Spain Business Acquisition as if it had occurred on December 2, 2009, the date we completed the initial phase of the acquisition, for purposes of the unaudited pro forma condensed statements of operations. We completed the final phase of the Spain Business Acquisition in conjunction with the closing of the Transactions. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Transactions and Events — Business Acquisitions and Divestitures — Spain Business Acquisition.”
          The unaudited pro forma financial information is for illustrative and informational purposes only and does not purport to represent or be indicative of what our financial condition or results of operations would have been had the Transactions and the acquisitions described above occurred on such dates. The unaudited pro forma financial information should not be considered representative of our future financial condition or results of operations.
          The Merger was accounted for under the purchase method of accounting in accordance with ASC 805. Under purchase accounting, fixed assets and identifiable intangible assets acquired and liabilities assumed are recorded at their respective fair values. We are in the process of completing valuations of certain assets. Thus, the allocation of the purchase price to our assets is subject to adjustment.

Unaudited Pro Forma Condensed Statements of Operations
Fiscal Year Ended January 1, 2011

	Historical
	Predecessor	Adjustments		Pro Forma
	(dollars in millions)
Net sales	$1,106.2	$—		$1,106.2
Cost of goods sold	896.3	11.1	(a)	907.4

Gross profit	209.9	(11.1)		198.8
Selling, general and administrative expenses	141.5	7.0	(a)	148.5
Special charges, net	18.0	(6.4	)(b)	11.6
Acquisition and integration expenses	1.7			1.7
Other operating (income) loss, net	(0.8)			(0.8)

Operating income (loss)	49.5	(11.7)		37.8
Other expense (income):
Interest expense, net	31.7	20.4	(c)	52.1
Foreign currency and other loss (gain), net	1.5	—	(d)	1.5

Income (loss) before income tax expense and discontinued operations	16.3	(32.1)		(15.8)
Income tax expense	4.5	0.5	(e)	5.0

Income (loss) from continuing operations	$11.8	$(32.6)		$(20.8)

See accompanying notes.

Unaudited Pro Forma Condensed Statements of Operations
Six Months Ended July 2, 2011

	Historical
	Predecessor One	Successor Five				Pro Forma Six
	Month Ended	Months Ended				Months Ended
	January 28, 2011	July 2, 2011	Adjustments			July 2, 2011
		(dollars in millions)
Net sales	$84.6	$495.7	$			$580.3
Cost of goods sold	68.5	425.0		(19.5	)(a)	474.0

Gross profit	16.1	70.7		19.5		106.3
Selling, general and administrative expenses	11.6	62.3		0.5	(a)	74.4
Special charges, net	20.8	34.8		(44.3	)(b)	11.3
Other operating (income) loss, net	(0.6)	1.0				0.4

Operating income (loss)	(15.7)	(27.4)		63.3		20.2
Other expense (income):
Interest expense, net	1.9	20.7		1.7	(c)	24.3
Foreign currency and other loss (gain), net	0.2	1.2		(0.3	)(d)	1.1

Income (loss) before income tax expense and discontinued operations	(17.8)	(49.3)		61.9		(5.2)
Income tax expense	0.5	(1.7)		0.1	(e)	(1.1)

Income (loss) from continuing operations	$(18.3)	$(47.6)		$61.8		$(4.1)

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Statements of Operations
(a)	Reflects the following pro forma adjustments:

	Fiscal Year Ended	Six Months Ended
	January 1, 2011	July 2, 2011
	(dollars in millions)
Depreciation and amortization (1)	$2.9	$(1.2)
Inventory step-up (2)	17.5	(17.5)
Lease expense at PGI Spain (3)	(5.3)	(0.4)
Blackstone advisory fee (4)	3.0	0.1

Net adjustment	$18.1	$(19.0)

(1)	The pro forma adjustment to depreciation and amortization has been calculated using preliminary estimates of purchase price allocation and preliminary average useful lives, both of which are subject to change. Depreciation has been calculated assuming useful lives of 20 years for buildings and 8 years for machinery and equipment. Amortization of identifiable intangible assets (consisting of technology, trade names and customer relationships) has been calculated assuming an average useful life of 10 years. This adjustment is calculated as follows:

	Fiscal Year Ended	Six Months Ended
	January 1, 2011	July 2, 2011
	(dollars in millions)
Pro forma depreciation	$43.6	$20.7
Pro forma amortization	4.8	2.4

Total pro forma depreciation and amortization	48.4	23.1
Less historical depreciation and amortization	(45.5)	(24.3)

Net adjustment	$2.9	$(1.2)

(2)	Represents the turn-around impact of the purchase accounting fair value adjustment to inventories, as this inventory is considered sold within three months after the closing; and

(3)	Reflects the elimination of lease expense paid to Tesalca-Texnovo in connection with the final phase of the Spain Business Acquisition.

(4)	The $3.0 million for the fiscal year ended January 1, 2011 and the $0.1 million for the six months ended July 2, 2011 represent a full-year impact and six months impact, respectively, of the Blackstone Management Partners V L.L.C. annual management service agreement fee, using $3.0 million as the base amount. For additional information, see “Certain Relationships and Related Party Transactions.”
The above pro forma adjustments are reflected as follows:

	Fiscal Year Ended	Six Months Ended
	January 1, 2011	July 2, 2011
	(dollars in millions)
Cost of goods sold	$11.1	$(19.5)
Selling, general and administrative expenses	7.0	0.5

Net adjustment	$18.1	$(19.0)

(b)	Reflects the following pro forma adjustments:

	Fiscal Year Ended	Six Months Ended
	January 1, 2011	July 2, 2011
	(dollars in millions)
Accelerated Equity Award (1)	$—	$(12.7)
Merger related costs (2)	(6.4)	31.6

Net adjustment	$(6.4)	$(44.3)

(1)	The $(12.7) million for the six months ended July 2, 2011 represent the adjustment to exclude the impact of the accelerated equity awards, which vested as a result of the change in control associated with the Transactions.

(2)	The $(6.4) million for fiscal year ended January 1, 2011 and the $(31.6) million for the six months ended July 2, 2011 represent adjustments to remove one-time professional fees and other transaction-related costs attributed to the Transactions.
(c)	Reflects pro forma interest expense resulting from our new capital structure as follows:

	Fiscal Year Ended	Six Months Ended
	January 1, 2011	July 2, 2011
	(dollars in millions)
ABL Facility (1)	$—	$—
Notes (2)	43.4	21.7
Existing debt not repaid, letter of credit, commitment and factoring fees (3)	6.0	1.2

Total cash interest expense	49.4	22.9
Amortization of debt issuance costs (4)	2.7	1.4

Total pro forma interest expense	52.1	24.3
Less historical interest expense	(31.7)	(22.6)

Net adjustment	$20.4	$1.7

(1)	Our ABL Facility bears interest initially at a rate equal to, at our option, either (A) Adjusted LIBOR (adjusted for statutory reserve requirements) plus (i) 3.50% in the case of the Tranche 1 Sub-Facility or (ii) 5.50% in the case of the Tranche 2 Sub-Facility; or (B) the higher of (a) the administrative agent’s Prime Rate and (b) the federal funds effective rate, plus 0.5% plus (i) 2.50% in the case of the Tranche 1 Sub-Facility or (ii) 4.50% in the case of the Tranche 2 Sub-Facility. See “Description of Other Indebtedness — ABL Facility.” As of July 2, 2011, the ABL Facility was undrawn.

(2)	Reflects interest expense for the Notes at an interest rate of 7.75% per annum.

(3)	Reflects historical interest expense on our Argentine debt and capital leases which are expected to remain outstanding after the Transactions. Our Argentina U.S. dollar-denominated term loan bears interest at LIBOR plus 290 basis points (3.20% at July 2, 2011). Our Argentina U.S. dollar-denominated short-term borrowings had an average interest rate of 1.8% at July 2, 2011. See “Description of Other Indebtedness—Argentine Facilities.” As of July 2, 2011, we borrowed $17.0 million under the China Facility. We borrowed an additional $3.0 million under the China Facility in the third quarter of 2011.

Further, reflects (i) historical letter of credit fees on our non-U.S. letters of credit which do not reduce availability under our ABL Facility, (ii) assumed letter of credit fees under our ABL Facility on pro forma U.S. letters of credit outstanding during the periods presented, (iii) commitment fees of 0.875% on the assumed average unused balance of the Tranche 2 Sub-Facility and 0.625% on the assumed average unused balance of the Tranche 1 Sub-Facility of our ABL facility, and (iv) historical amounts charged to interest expense for factoring advances. See “Description of Other Indebtedness — ABL

Facility — Interest Rate and Fees” for a description of fees payable under our ABL Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Other Obligations and Commitments — Factoring Agreements.”

(4)	Reflects non-cash interest expense related to estimated capitalized debt issuance costs that are being amortized over the term of the related facility (four years for the ABL Facility and eight years for the notes).
     Interest Rate Sensitivity
As of July 2, 2011, the ABL Facility was undrawn. The actual amounts of borrowings under the ABL Facility will fluctuate from time to time and will be subject to borrowing base availability, which would be reduced by certain outstanding letters of credit. Borrowings under the ABL Facility bear interest at variable rates. If the ABL Facility were fully drawn, based on an assumed interest rate of 4.0%, our annual interest payments on the ABL Facility would have been $2.0 million. A 0.125% change in interest rates would increase or decrease annual interest expense on the ABL Facility by less than $0.1 million.
(d)	Reflects changes in the value of the tax indemnification asset associated with the potential application of the PHC rules. Income tax expense (benefit) resulting from changes in the recorded tax liability for the potential application of the PHC rules, for which we will have indemnification from the selling shareholders, is offset by an equal amount of income (expense) relating to the tax indemnification asset, which is recorded in Foreign currency and other loss (gain), net.
(e)	Reflects pro forma income tax expense (benefit) applicable to the pro forma adjustments based on the respective jurisdictions to which the pro forma adjustments pertain and the associated applicable statutory tax rates, after taking into consideration the impact of changes in our valuation allowance.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
           The following selected historical consolidated financial information and other data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the related notes thereto contained elsewhere in this prospectus.
          The selected historical consolidated statement of operations data, cash flow data and other financial data presented below for the fiscal years ended January 3, 2009, January 2, 2010 and January 1, 2011, and the selected consolidated balance sheet data as of January 2, 2010 and January 1, 2011 have been derived from our audited consolidated financial statements included in this prospectus. The selected historical consolidated statement of operations data, cash flow data and other financial data presented below for the fiscal years ended December 30, 2006 and December 29, 2007 and the selected consolidated balance sheet data as of December 30, 2006, December 29, 2007 have been derived from our unaudited consolidated financial statements which are not included in this prospectus and have been prepared on the same basis as the audited consolidated financial statements included in this prospectus. The selected historical consolidated financial and other data presented below for, and as of the end of, the six month period ended July 3, 2010, for the one month period ended January 28, 2011 and for the five month period ended July 2, 2011, have been derived from our unaudited condensed consolidated financial statements included in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. Operating results for the one month period ended January 28, 2011 and the five month period ended July 2, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011.
          The fiscal year ended January 3, 2009 included the results of operations for a fifty-three week period. Other fiscal years presented below included fifty-two weeks.

	Predecessor							Successor
								January 29,
	Fiscal Year Ended					Six Months	January 2,	2011
						Ended	2011 through	through
	December 30,	December 29,	January 3,	January 2,	January 1,	July 3,	January 28,	July 2,
	2006	2007	2009	2010	2011	2010	2011	2011
	(Unaudited)	(Unaudited)			(dollars in thousands)	(Unaudited)	(Unaudited)	(Unaudited)
Statement of Operations:
Net sales	$909,877	$940,455	$1,026,194	$850,605	$1,106,211	$548,225	$84,606	$495,735
Cost of goods sold	764,621	781,695	856,622	667,255	896,319	447,906	68,531	424,998

Gross profit	145,256	158,760	169,572	183,350	209,892	100,319	16,075	70,737
Selling, general and administrative expenses	103,208	100,173	115,474	113,318	141,461	67,334	11,564	62,295
Special charges, net	38,683	46,568	20,088	20,763	17,993	9,357	20,824	34,827
Acquisition and integration expenses	—	—	—	1,789	1,742	1,680	—	—
Other operating (income) loss, net	1,289	(1,435)	4,960	(4,736)	(815)	(971)	(564)	1,025

Operating income (loss)	2,076	13,454	29,050	52,216	49,511	22,919	(15,749)	(27,410)
Other expense (income):
Interest expense, net	26,882	29,926	31,067	26,712	31,728	16,794	1,922	20,658
Gain on reacquisition of debt	—	115	—	(2,431)	—	—	—	—
Loss on extinguishment of debt	—	—	—	5,088	—	—	—	—
Foreign currency and other loss (gain), net	1,687	(381)	526	5,246	1,454	860	82	1,195

(Loss) income before income tax expense and discontinued operations	(26,493)	(16,206)	(2,543)	17,601	16,329	5,265	(17,753)	(49,263)
Income tax expense	7,953	10,838	7,008	8,578	4,534	5,232	549	(1,685)

(Loss) income from continuing operations	(34,446)	(27,044)	(9,551)	9,023	11,795	33	(18,302)	(47,578)

								Successor
	Predecessor							January 29,
						Six Months	January 2,	2011
	Fiscal Year Ended					Ended	2011 through	through
	December 30,	December 29,	January 3,	January 2,	January 1,	July 3,	January 28,	July 2,
	2006	2007	2009	2010	2011	2010	2011	2011
	(Unaudited)	(Unaudited)				(Unaudited)	(Unaudited)	(Unaudited)
Discontinued operations:
Income (loss) from operations of discontinued business	1,735	(11,713)	8,291	2,113	(765)	(181)	182	(1,793)
Gain on sale of discontinued operations, net	—	—	—	6,802	—	—	—	(216)

Income (loss) from discontinued operations	1,735	(11,713)	8,291	8,915	(765)	(181)	182	(2,009)

Net (loss) income	(32,711)	(38,757)	(1,260)	17,938	11,030	(148)	(18,120)	(49,587)
Net (income) loss attributable to noncontrolling interests	(2,095)	(2,076)	5,969	2,137	(623)	(293)	(83)	(161)

Net (loss) income attributable to Polymer Group, Inc.	$(34,806)	$(40,833)	$4,709	$20,075	$10,407	$(441)	$(18,203)	$(49,748)

Operating and other data:
Cash provided by operating activities	$67,121	$38,974	59,458	$99,009	$63,244	$17,573	$(25,270)	$(27,655)
Cash used in investing activities	(64,506)	(53,831)	(31,626)	(14,567)	(41,276)	(9,189)	(8,305)	(431,512)
Cash provided by (used in) financing activities	(1,934)	12,719	(12,860)	(72,651)	(8,086)	(3,976)	31,442	442,015
Gross margin	16.0%	16.9%	16.5%	21.6%	19.0%	18.3%	19.0%	14.3%
Depreciation and amortization	$60,663	$58,699	$52,294	$50,370	$46,353	$23,404	$3,535	$21,443
Capital expenditures	68,405	60,720	34,460	43,477	45,183	9,669	8,405	29,911
Balance sheet data (at end of period):
Cash and cash equivalents and short term investments	$32,227	$31,698	$45,718	$57,894	$72,355	$61,261	$70,771	$54,857
Operating working capital (a)	91,478	100,526	95,803	79,215	53,068	57,028	52,662	81,306
Total assets	741,004	749,739	702,171	699,911	731,977	706,363	819,259	1,125,863
Long-term debt, less current portion	402,416	415,514	392,505	322,021	328,170	316,926	359,525	590,497
Noncontrolling interests	15,513	17,101	10,886	8,038	8,916	8,399	—	—
Total Polymer Group, Inc. shareholders’ equity	111,756	80,741	61,753	116,357	134,336	112,755	148,187	222,355
Ratio of earnings to fixed charges (b)	—	—	—	1.6x	1.5x	1.3x	—	—

(a)	Operating working capital is defined as accounts receivable plus inventories less trade accounts payable and accrued liabilities.

(b)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations plus fixed charges. Fixed charges include interest expense on all indebtedness, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges for the fiscal years ended December 30, 2006 by $29.3 million, December 29, 2007 by $17.9 million and January 3, 2009 by $2.6 million. Earnings were insufficient to cover fixed charges for the periods from January 2, 2011 through January 28, 2011 and from January 29, 2011 through July 2, 2011 by $17.9 million and $50.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          You should read the following discussion of our results of operations and financial condition with the “Selected Historical Consolidated Financial Information” and our audited and unaudited historical consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. Our actual results may differ materially from those contained in any forward-looking statements.
          In addition, it should be noted that our gross profit margins may not be comparable to other companies since some entities classify shipping and handling costs in cost of goods sold and others, including us, include such costs in selling, general and administrative expenses. Similarly, some entities, including us, include foreign currency gains and losses resulting from operating activities as a component of operating income, and some entities classify all foreign currency gains and losses outside of operating income.
Overview
          We are a leading global innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwoven products. Nonwovens are a high-performance and low-cost fabric-like alternative to traditional textiles, paper and other materials. They can be made with specific value-added characteristics including absorbency, tensile strength, softness and barrier properties, among others. Our nonwoven products are critical components used in consumer and industrial products, including hygiene, medical, wipes and industrial applications. Hygiene applications include baby diapers, feminine hygiene products and adult incontinence products; medical applications include surgical gowns and drapes; wiping applications include household, personal care and commercial cleaning wipes; and industrial applications include filtration, house wrap and furniture and bedding.
          According to certain industry sources, annual sales in the nonwovens market are estimated to exceed $25.0 billion. We are the fourth-largest merchant manufacturer of nonwovens in the world and the leading merchant supplier of nonwovens for disposable applications. We are the largest or second-largest supplier of nonwovens for disposable applications in most of the regional markets where we operate. We believe that disposable applications are less cyclical than other applications and will have higher growth rates in the future.
          We have one of the largest global platforms in our industry, with 13 manufacturing and converting facilities in nine countries throughout the world, including a significant presence in emerging markets like Asia and Latin America. Our manufacturing facilities are strategically located near many of our key customers in order to increase our effectiveness in addressing local and regional demand, as many of our products do not ship economically over long distances. We work closely with our customers, which include well-established multinational and regional consumer and industrial product manufacturers, to provide engineered solutions to meet increasing demand for more sophisticated products. We believe that we have one of the broadest and most advanced technology portfolios in the industry.
          We have undertaken a series of capital expansions and business acquisitions that have broadened our technology base, increased our product lines and expanded our global presence. In the past five years, we have invested in several capacity expansion projects, installing five state-of-the-art spunmelt lines to support strong volume growth in our core applications and markets. At the end of 2009, we completed the initial phase of our acquisition of assets from Tesalca-Texnovo (discussed in further detail below), the only spunmelt manufacturer in Spain, making us a meaningful supplier of nonwovens for hygiene applications in Europe. Simultaneously, we have taken a number of actions to refocus our global footprint and optimize our operations around disposable applications and high-growth markets, including several plant rationalization projects to exit certain low-margin legacy operations. In the first half of 2010, we completed the last of our planned plant consolidation initiatives. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our nameplate nonwovens capacity will utilize spunmelt technology (up from approximately 55% in 2005), compared to approximately 45% of estimated industry capacity in 2010. Our management team believes our remaining non-spunmelt assets utilizing carded and Spinlace technology (approximately 17% and 3% of our nonwovens capacity, respectively) will continue serving applications where they are advantaged in producing certain desired product attributes, such as product strength or softness.
          We review our business on an ongoing basis in the light of current and anticipated market conditions and other factors and, from time to time, may undertake restructuring efforts and/or engage in acquisitions or dispositions of assets or businesses in order to optimize our overall business, performance or competitive position. These restructuring efforts and/or acquisitions or dispositions may be significant. To the extent any such decisions are made, we would likely incur costs, expenses and restructuring charges associated with such transactions, which could be material.
          In the twelve months ended July 2, 2011, we generated net sales of $1,138.3 million. Our sales are geographically diversified, with 34% generated in North America, 28% in Europe, 26% in Latin America, and 12% in Asia for the same period.
Revenue Drivers
          Our net sales are driven principally by the following factors:
•	Volumes sold, which are tied to our available production capacity and customer demand for our products;
•	Prices, which are tied to the quality of our products, the overall supply and demand dynamics in our regional markets, and the cost of our raw material inputs, as changes in input costs have historically been passed through to customers through either contractual mechanisms or business practice. This can result in significant increases in total net sales during periods of sustained raw material cost increases and declines in net sales during periods of raw material cost declines; and
•	Product mix, which is tied to demand from various markets and customers, along with the type of available capacity and technological capabilities of our facilities and equipment. Average selling prices can vary for different product types, which impacts our total revenue trends.
Cost and Gross Margin Drivers
          Our primary costs of goods sold (“COGS”) include:
•	Raw materials (primarily polypropylene resins, which generally comprise over 75% of our raw material purchases) represent approximately 60% to 70% of COGS. We purchase raw materials, including polypropylene resins, from a number of qualified venders located in the regions in which we operate. Polypropylene is a petroleum-based commodity material and its price historically has exhibited volatility. As discussed in the revenue factors above, we have historically been able to mitigate volatility in polypropylene prices through changes in our selling prices to customers, enabling us to maintain a more stable gross profit per kilogram.
•	Other variable costs include utilities (primarily electricity), direct labor, and variable overhead. Utility rates vary depending on the regional market and provider. Our focus on operating efficiencies and initiatives associated with sustainability has resulted in a general trend of lower kilowatts used per ton produced over the last three years. Labor generally represents less than 10% of COGS and varies by region. Historically, we have been able to mitigate wage rate inflation with operating initiatives resulting in higher productivity and improvements in throughput and yield.
•	Fixed overhead consists primarily of depreciation expense, which is impacted by our level of capital investments and structural costs related to our locations. We believe our strategically located manufacturing facilities provide sufficient scale to maintain competitive unit manufacturing costs.

          As a result of changes in raw material costs, the level of our revenue and COGS, and as a result our gross profit margin as a percent of net sales, can vary significantly from period to period. As such, we believe total gross profit provides a clearer representation of our operating trends. Changes in raw material costs historically have not resulted in a significant sustained impact on gross profit, as we have been able to effectively mitigate changes in raw material costs through changes in our selling prices to customers in order to maintain a more steady gross profit per kilogram sold.
Working Capital
          Our working capital is primarily driven by accounts receivable, inventory, accounts payable and accrued liabilities, which fluctuate due to business performance and changes in customer selling prices and raw material costs. We will continue to focus on managing our working capital levels while simultaneously maintaining customer service and production levels. We have historically relied on internally generated cash flows and temporary borrowings under old credit facilities. Following the Transactions, our primary source of liquidity will continue to be cash from operations and borrowing availability under our ABL Facility and other existing credit facilities and factoring agreements.
Capital Expenditures
          Our capital expenditures primarily include strategic capacity expansions and maintenance requirements to sustain our current operations. Our annual maintenance capital expenditures are presently estimated to be $5.0 million to $10.0 million. As most of our facilities are currently operating at high capacity utilization, our strategy for growth includes strategic capacity expansion projects, including the capacity expansion projects in China and the United States. See “Recent Transactions and Events.”
          We provide further information on these factors below under “Results of Operations.”
Recent Transactions and Events
Recent Expansion Initiatives
          We have completed six capacity expansions in the past six years, including four new lines in the high-growth regions of Latin America and Asia, to address growing demand for hygiene and medical products.
          These investments included:
•	In the fourth quarter of 2005, we commenced operations on a new spunmelt line at our facility in Cali, Colombia, which primarily provides nonwoven materials for hygiene applications in Latin America.
•	In the second quarter of 2006, we commenced operations on a new spunmelt line at our facility in Mooresville, North Carolina, which primarily provides nonwoven materials for hygiene applications in the United States.
•	In the third quarter of 2006, we commenced operations on a new spunmelt line at our facility in Suzhou, China, which primarily provides nonwoven materials to local converters of medical products.
•	In the fourth quarter of 2007, we completed the retrofit of an existing hydroentanglement line at our facility in Benson, North Carolina, which produces Spinlace products.
•	In the first quarter of 2008, we commenced operations on a new spunmelt line at our facility near Buenos Aires, Argentina, which primarily provides nonwoven materials for hygiene applications in Latin America.

•	In the second quarter of 2009, we commenced operations of a new spunmelt line at our facility in San Luis Potosi, Mexico, which provides nonwoven materials for medical and hygiene applications in the U.S. and Mexico.
          China Medical Expansion Project. On January 19, 2010, we entered into a firm purchase commitment to acquire a new spunmelt line to be installed at our manufacturing facility in Suzhou, China that will manufacture nonwoven products primarily for the medical market (the “New Suzhou Medical Line”). This line is expected to primarily supply medical applications with products expected to offer significantly improved barrier properties, opacity, breathability, softness and comfort relative to current market standards. In the third quarter of 2010, we entered into a credit facility (the “China Facility”) to finance an approximately $20.0 million portion of the cost of the New Suzhou Medical Line and had borrowed $17.0 million as of July 2, 2011 under this facility. We borrowed the remaining $3.0 million in third quarter 2011. As of July 2, 2011, the estimated total remaining payments with respect to the New Suzhou Medical Line were approximately $20.1 million, which includes $10.1 million for remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the first quarter of 2012. We will fund the remaining amount of the New Suzhou Medical Line, using a combination of existing cash balances, internal cash flows, the additional $3.0 million borrowed under the China Facility and other existing U.S. based credit facilities, as needed.
          U.S. Expansion Project. On June 24, 2010, Chicopee, Inc. (“Chicopee”), a wholly-owned subsidiary of Polymer Group, entered into an equipment lease agreement and the related construction agency agreement, guarantees and other related agreements (collectively, the “Equipment Lease Agreement”) with Gossamer Holdings, LLC, a Delaware limited liability company (“Gossamer”) for the construction and lease of the principal components of a new spunmelt line in the U.S. (the “Leased Equipment”). Pursuant to the Equipment Lease Agreement, Chicopee will lease the Leased Equipment from Gossamer for a seven-year period (the “Basic Term”) beginning upon Chicopee’s acceptance of the Leased Equipment (the “Basic Term Commencement Date”), which occurred on October 7, 2011. The Leased Equipment is installed, along with other equipment owned by Chicopee, at our manufacturing facility in Waynesboro, Virginia and will be used as a part of the integrated new spunmelt line to manufacture nonwoven products primarily for the hygiene market and to a lesser extent the medical market. The new U.S. line is expected to enable us to deliver differentiated products to customers that achieve enhanced barrier properties, softness and opacity compared to the current marketplace capabilities, for use in such products as diapers, surgical gowns and drapes. The capitalized cost amount was approximately $53.6 million. From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make annual lease payments of approximately $8.3 million to Gossamer. The aggregate monthly lease payments to Gossamer under the Equipment Lease Agreement, subject to adjustment, are expected to be approximately $57.9 million. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Equipment Lease Agreement. The Equipment Lease Agreement includes covenants, events of default and other provisions requiring us, among other things, to maintain certain financial ratios and to meet certain construction milestones and other requirements. Polymer Group and a subsidiary of Polymer Group have agreed to guarantee Chicopee’s obligations under the Equipment Lease Agreement. We amended the Equipment Lease Agreement in connection with the Transactions, which included, among other things, changes to the financial covenants and default provisions to accommodate the new capital structure and ownership resulting from the Transactions.
          China Hygiene Expansion Project. On June 24, 2011, we entered into a firm purchase commitment to acquire a fourth spunmelt line to be installed at our manufacturing facility in Suzhou, China, that will manufacture nonwoven products primarily for the hygiene market (the “New Suzhou Hygiene Line”). We plan to fund the New Suzhou Hygiene Line using a combination of existing cash balances, internal cash flows, existing U.S. based credit facilities and a new China-based financing, as needed. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Hygiene Line were approximately $69.5 million, which includes $42.9 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the fourth quarter of fiscal year 2013.

Plant Consolidation and Realignment
          We actively and continuously pursue initiatives to prolong the useful life of our assets through product and process innovation. In some instances, we have determined that our fixed cost structure would be enhanced through consolidation. While investing in several new state-of-the-art lines in high-growth regions (as described above), we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. We discontinued operations at five plants over the past five years, in addition to divesting our non-core FabPro business in the U.S. in 2009 and our Difco business in Canada in 2011 (discussed in further detail below).
          Recent Plant Consolidation. On June 9, 2009, the board of directors approved management’s plan to consolidate certain operations in the U.S. in order to better align our manufacturing capabilities with our long-term strategic direction and to reduce overall operating costs. In the first half of 2010, we completed our planned restructuring initiatives with the consolidation of the North Little Rock, Arkansas facility into our Benson, North Carolina plant by relocating certain equipment and upgrading certain assets and capabilities of our Benson plant.
          Our strategy with respect to the consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity, and we believe our current footprint reflects an appropriate and sustainable asset base. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our nonwovens nameplate capacity will be spunmelt equipment. We expect to continue to grow our core operations through ongoing investments in new capacity, and do not expect the same level of decline in legacy businesses as has occurred in the past.
Business Acquisitions and Divestitures
     Acquisition of Polymer Group, Inc. by Blackstone
          On October 4, 2010, Polymer Group, Merger Sub, Holdings and MatlinPatterson Global Opportunities Partners L.P. entered into the Merger Agreement. On January 28, 2011, Merger Sub merged with and into Polymer Group, with Polymer Group surviving the Merger as a direct, wholly-owned subsidiary of Parent following the Merger. Parent is owned 100% by Holdings, and Blackstone and certain members of our senior management own 100% of the outstanding equity of Holdings. As a result, Polymer Group became a privately-held company. Blackstone and the management investors invested $259.9 million in equity (including management rollover) in Holdings and management investors received options to acquire shares of Holdings. The Merger, the equity investment by the Investor Group, the issuance of the notes being exchanged hereby, the entering into the ABL Facility, the repayment of certain existing indebtedness of Polymer Group and its subsidiaries and the payment of related fees and expenses are collectively referred to in this prospectus as the Transactions.
          At the effective time of the Merger, each holder of outstanding shares of our common stock (other than (i) shares owned by Parent, Merger Sub, Polymer Group or any subsidiary of Polymer Group or (ii) shares in respect of which appraisal rights were properly exercised under Delaware law) received $18.23 in cash for each such share (which shares were automatically cancelled). A portion of the aggregate merger consideration totaling $64.5 million, subject to adjustment as provided in the Merger Agreement, or approximately $2.91 per share (calculated on a fully diluted basis), was deposited in an escrow fund to cover liabilities, costs and expenses related to the application of PHC rules of the Code, to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger.
          In connection with the Transactions, we incurred significant indebtedness and became highly leveraged. See “—Liquidity and Capital Resources” for further details.
          The Merger is being accounted for in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for business combinations. Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification” or “ASC”) 805 “Business Combinations” (“ASC 805”), the Company’s assets and liabilities, excluding deferred income taxes, were recorded using a preliminary estimate of their fair value as of January 28, 2011.

          Although Polymer Group continued as the same legal entity after the Merger, the application of push down accounting represents the termination of the old reporting entity and the creation of a new one. In addition, the basis of presentation is not consistent between the Successor and Predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying consolidated statements of operations, cash flows, and comprehensive income (loss) are presented for two different reporting entities: Predecessor and Successor, which related to the periods and balance sheets preceding the Merger (prior to January 28, 2011), and the period and balance sheet succeeding the Merger, respectively.
          As a result of the Transactions described above and the corresponding purchase accounting adjustments, there is a substantial amount of one-time costs impacting the first quarter 2011 results. Based on our preliminary valuation of acquired assets, we increased our inventory value by $17.5 million. The first quarter 2011 results reflect higher than normal cost of sales due to the turn-around effect of the $17.5 million stepped-up inventory values.
     China Noncontrolling Interest Acquisition
          On May 26, 2010, we signed an equity transfer agreement to purchase the 20% noncontrolling ownership interest in our Chinese subsidiary, Nanhai Nanxin (“Nanhai”), from our minority partner for a purchase price of approximately 49.5 million RMB. In the first quarter of 2011, we completed the China Noncontrolling Interest Acquisition for a purchase price of $7.2 million.
          Pursuant to ASC 810 “Consolidation” (“ASC 810”), we have accounted for this transaction as an equity transaction, and no gain or loss has been recognized on the transaction. The preliminary estimated carrying amount of this noncontrolling interest, as of the March 9, 2011, was $9.2 million and thus the difference between the purchase price and the amount by which the noncontrolling interest was adjusted resulted in an increase to paid-in capital of $1.9 million and an increase in currency translation adjustment of $0.1 million.
          The adjustment to paid-in capital is subject to change, pending the Company’s final determination of the carrying value of the noncontrolling interest in Nanhai, which in turn, is dependent upon the Company’s completion of the aforementioned purchase price accounting associated with the Merger. At present, the Company has not determined the fair value of the assets and liabilities of Nanhai as of January 28, 2011.
     Spain Business Acquisition
          On December 2, 2009, we completed the initial phase of the acquisition of certain assets and operations of the nonwovens businesses of Tesalca-Texnovo, which are headquartered in Barcelona, Spain. We completed the initial phase of the Spain Business Acquisition through our wholly-owned subsidiary PGI Spain. As a result of the acquisition, PGI Spain now manufactures spunmelt polypropylene nonwoven products with six production lines in Spain, specializing in the hygiene sector, including feminine hygiene, diapers and adult incontinence products.
          The assets acquired in the initial phase of the Spain Business Acquisition included the net operating working capital as of November 30, 2009 (defined as current assets less current liabilities excluding financial liabilities associated with the operations), the customer lists and the current book of business. Concurrent with the completion of the initial phase of the Spain Business Acquisition, we entered into a seven year lease (beginning December 2, 2009 and ending December 31, 2016) with Tesalca-Texnovo that provided that PGI Spain was entitled to the full and exclusive use of Tesalca-Texnovo’s land, building and equipment during the term of the lease (the “Building and Equipment Lease”). PGI Spain was obligated to remit approximately €29.0 million to Tesalca-Texnovo during the term of the Building and Equipment Lease. The first lease payment of approximately €1.25 million was made on March 31, 2010 and further quarterly payments of approximately €1.25 million were made until the Building and Equipment Lease was terminated (as described below). Pursuant to ASC 840, “Leases” (“ASC 840”), the Building and Equipment Lease agreement has been accounted for as an operating lease. Furthermore, pursuant to ASC 840-20-25-2, PGI Spain began to recognize rent expense on a straight-line basis over the seven year lease term.
          Consideration for the acquired assets consisted of approximately 1.049 million shares of our common stock (the “Issued Securities”), which represented approximately 5.0% of our outstanding share capital on December 2,

2009, taking into account the Issued Securities. The Issued Securities were subject to certain restrictions, including that the Issued Securities were not registered pursuant to the Securities Act of 1933. On December 2, 2009, the fair value of the Issued Securities was approximately $14.5 million. The Issued Securities were converted into the right to receive merger consideration in connection with the Merger.
          Further, as part of the Spain Business Acquisition, the Sellers granted PGI Spain a call option over the assets underlying the Building and Equipment Lease (the “Phase II Assets”), which was due to expire on December 31, 2012 (the “Spain Call Option”). In conjunction with the closing of the Merger, we exercised the Spain Call Option and as a result, the Building and Equipment Lease was terminated. Consideration for the exercise of the Spain Call Option included 393,675 shares of common stock (which was converted into the right to receive Merger consideration in connection with the Merger) and the assumption and repayment of approximately $34.8 million (€25.8 million, using the € to $ exchange rate as of January 19, 2011) of existing Tesalca-Texnovo indebtedness that was repaid in connection with the closing of the Transactions.
     Argentina Noncontrolling Interest Acquisition
          In the fourth quarter of 2009, we completed the acquisition of the remaining 40% noncontrolling ownership interest in our Argentina business, Dominion Nonwovens Sudamericana S.A., for approximately $4.1 million. Additionally, we paid $2.4 million to an affiliate of our joint-venture partner in satisfaction of amounts previously accrued for services. This transaction is consistent with our strategy to grow our leading position in nonwovens in Latin America.
          Pursuant to ASC 810, we have accounted for this transaction as an equity transaction, and no gain or loss has been recognized on the transaction. The carrying amount of this noncontrolling interest has been adjusted in the amount of $0.6 million to reflect the change in ownership, and the difference between the purchase price and the amount by which the noncontrolling interest was adjusted resulted in a reduction to additional paid-in capital of $3.5 million.
     FabPro Divestiture
               In the third quarter of 2009, we sold our non-core FabPro business within our Oriented Polymers segment for approximately $35.0 million. The business included manufacturing facilities in Kingman, Kansas, and Clearfield, Utah, and a converting facility in Guntown, Mississippi. FabPro was one of the leading manufacturers, developers and marketers of high performance polymers and synthetic fibers for the agricultural, construction and commercial segments. The divestiture was consistent with our plan to further focus on our nonwovens business. Accordingly, the operating results of Fabpro have been included in Income from discontinued operations in the Consolidated Statements of Operations for all relevant financial statement periods included in this prospectus.
     Difco Divestiture
          Effective April 28, 2011, the board of directors committed to management’s plan to dispose of the assets of Difco Performance Fabrics, Inc. On April 29, 2011, we entered into an agreement to sell certain assets of Difco. The agreement provided that Difco continue to produce goods during a three month manufacturing transition services arrangement that expired in the third quarter of 2011. Upon the sale of the aforementioned assets, Difco would retain its property, plant and equipment. The Difco sale was completed on May 10, 2011. After taking into consideration the cash proceeds that management contemplates receiving from the sale of its assets; including the future sale of the remaining property, plant and equipment, and recognizing the wind-down related costs, management does not anticipate that it would recognize a loss of the sale and discontinuance of the Difco business operations. Accordingly, management does not expect an impairment charge.
          Pursuant to ASC 360, “Property, Plant and Equipment,” we determined that the assets of Difco represent assets held for sale, since the cash flows of Difco will be eliminated from our ongoing operations we will have no continuing involvement in the operations of the business after the disposal transaction. Accordingly, the results of operations of Difco, previously included in the Oriented Polymers segment, have been segregated from continuing operations and included in Income from discontinued operations in the Consolidated Statements of Operations included in this prospectus. Additionally, the operating assets and liabilities have been segregated and included in Assets of discontinued operations and Liabilities of discontinued operations in the Consolidated Balance Sheets included in this prospectus.
Recent Developments
          In December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. We established temporary offices away from the flooded area and worked with our customers to meet their critical needs through the use of our global manufacturing base. At the beginning of second quarter 2011, the facility had been fully restored and we had initiated production. The operations at this facility reached full run rates in the third quarter of 2011. During the period that the facility was not operational, we estimate that our profits were negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The cash costs to restore operations are estimated to be approximately $12.5 million to $13.5 million. Through July 2, 2011, cash spending was $10.4 million. The cash outflows were offset by approximately $5.7 million of proceeds from all relevant insurance policies, of which $5.3 million had been collected by July 2, 2011.
Results of Operations
Reportable Segments
          We operate in five segments: U.S. Nonwovens, Europe Nonwovens, Asia Nonwovens, Latin America Nonwovens (collectively, the “Nonwovens Segments”) and Oriented Polymers. This reflects how the overall business is managed by our senior management and reviewed by the board of directors.
Results of Operations — One Month Ended January 28, 2011 and January 30, 2010 and the Five Months Ended July 2, 2011 and July 3, 2010
          The following sets forth the percentage relationships to net sales of certain Consolidated Statements of Operations items for the one month ended January 28, 2011 and the five months ended July 2, 2011 in comparison to such items for the one month ended January 30, 2010 and the five months ended July 3, 2010:

	Predecessor		Successor	Predecessor
	One Month Ended		Five Months Ended
	January 28,	January 30,	July 2,	July 3,
	2011	2010	2011	2010
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold:
Materials	53.2	49.6	59.9	53.5
Labor	6.6	7.3	6.4	6.6
Overhead	21.2	25.5	19.9	21.5

	81.0	82.5	85.7	81.6

Gross profit	19.0	17.5	14.3	18.4
Selling, general and administrative expenses	13.7	11.7	12.6	12.4
Special charges, net	24.6	0.7	7.0	1.9
Acquisition and integration expenses.	0.0	0.4	0.0	0.3
Other operating (income) loss, net	(0.7)	(0.4)	0.2	(0.1)

Operating income (loss)	(18.6)	5.0	(5.5)	4.0
Other expense (income):
Interest expense, net	2.3	3.3	4.2	3.0
Foreign currency and other (gain) loss, net	0.1	(0.3)	0.2	0.2

Income (loss) before income taxes and discontinued operations	(21.0)	2.0	(9.9)	0.8
Income tax expense (benefit)	0.6	1.2	(0.3)	0.9

Income (loss) from continuing operations	(21.6)	0.7	(9.6)	(0.1)
Income (loss) from discontinued operations	0.2	0.2	(0.4)	(0.1)
Gain (loss) on sale of discontinued operations	—	—	—	—

Income (loss) from discontinued operations	0.2	0.2	(0.4)	(0.1)

Net income (loss)	(21.4)	0.9	(10.0)	(0.2)
Less: net (income) loss attributable to noncontrolling interests	0.1	0.0	0.0	0.1

Net income (loss) attributable to Polymer Group, Inc.	(21.5)%	0.9%	(10.0)%	(0.3)%

          In addition, variability in raw material costs, including polypropylene resin and other resins and fibers, significantly impacts our net sales, COGS and gross margins as a percent of net sales. The comparison of our quarterly results for fiscal 2011 with 2010 is affected by such fluctuations. During fiscal 2011, there was a significant increase in the cost of polypropylene resin and other raw materials that negatively impacted gross margins and profitability compared to 2010.

     Comparison of Predecessor One Month Ended January 28, 2011 and Predecessor One Month Ended January 30, 2010
          The following table sets forth components of our net sales and operating income (loss) by operating division for the one month ended January 28, 2011, the one month ended January 30, 2010 and the corresponding change (dollars in millions).

	One month ended
	January 28,	January 30,
	2011	2010	Change
Net sales:
U.S. Nonwovens	$26.1	$25.9	$0.2
Europe Nonwovens	24.3	22.2	2.1
Asia Nonwovens	9.4	10.4	(1.0)
Latin America Nonwovens	20.0	22.1	(2.1)
Oriented Polymers	4.8	3.8	1.0

	$84.6	$84.4	$0.2

Operating income (loss):
U.S. Nonwovens	$2.5	$1.1	$1.4
Europe Nonwovens	1.8	0.7	1.1
Asia Nonwovens	1.7	2.0	(0.3)
Latin America Nonwovens	2.1	4.2	(2.1)
Oriented Polymers	0.6	(0.3)	0.9
Unallocated Corporate, net of eliminations	(3.6)	(2.4)	(1.2)

	5.1	5.3	(0.2)
Acquisition and integration expenses	—	(0.4)	0.4
Special charges, net	(20.8)	(0.6)	(20.2)

	$(15.7)	$4.3	$(20.0)

          The amounts for acquisition and integration expenses and special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.
          Net Sales
          Net sales were $84.6 million for the one month ended January 28, 2011, an increase of $0.2 million, or 0.2%, from net sales of $84.4 million from the comparable period of fiscal 2010. Net sales for 2011 decreased in the Nonwovens Segments from 2010 by 1.0%, and net sales in 2011 in the Oriented Polymers segment improved 26.3% from 2010 results. A reconciliation of the change in net sales between the one month ended January 30, 2010 and the one month ended January 28, 2011 is presented in the following table (dollars in millions):

	U.S.	Europe	Asia	Latin America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Total
Net sales — one month ended January 30, 2010	$25.9	$22.2	$10.4	$22.1	$3.8	$84.4
Change in sales due to:
Volume	(1.6)	2.1	(1.4)	(4.3)	0.6	(4.6)
Price/mix	1.8	1.4	0.3	2.2	0.3	6.0
Foreign currency translation	—	(1.4)	0.1	—	0.1	(1.2)

Net sales — one month ended January 28, 2011	$26.1	$24.3	$9.4	$20.0	$4.8	$84.6

          Nonwovens Segments:
          Of the $5.2 million aggregate volume decrease in the Nonwoven Segments sales, $5.8 million was associated with the disruption in operations at our Cali, Colombia facility due to the impacts of the previously discussed flood at the location. In our Latin America region, excluding the Cali Colombia site, our sales volume increased 9.6% resulting primarily from supplying product to our Cali customers. The European volume increase was due to the stabilization of underlying demand in our industrial markets and achieved an increase in volumes in our consumer disposables, including higher wipes volumes. The U.S. volumes were lower as demand for industrial products, specifically demand for construction-related products, declined with the overall market. The lower Asia volume reflected a reduction in demand from key hygiene customers due to inventory adjustments, and lower medical sales as a converter labor shortage impacted demand.
          An increase in sales price/mix of $5.7 million was realized in all regions, primarily resulting from selling price increases related to the pass-through of higher raw material costs associated with both index-based selling agreements and market-based pricing trends. The increase in average selling price also reflects the results of selling effectiveness initiatives and improvements in product mix. Additionally, foreign currency translation rates resulted in lower sales for 2011 compared to the prior year period of $1.3 million. Further discussion of foreign currency exchange rate risk is contained in “Quantitative and Qualitative Disclosures About Market Risk” included below.
          Oriented Polymers:
          The Oriented Polymers’ segment reflects the financial results of our Fabrene business operation in Canada. The $0.6 million volume decrease in sales was principally attributable to lower demand in the building products markets, in addition to lower volumes in the industrial packing and other segments as the broader market demand for products was weak in the second quarter of 2011 as compared with second quarter 2010. The $0.3 million increase in sales price/mix was due to higher sales pricing, primarily related to the pass-through of higher raw material costs associated with both index-based selling agreements and market-based pricing trends.
          Gross Margin
          Gross margin as a percent of net sales for the one month ended January 28, 2011 increased to 19.0% from 17.5% in the comparative period in 2010. The raw material component of COGS as a percentage of net sales increased from 49.6% in 2010 to 53.2% for 2011, whereas our labor and overhead components of the COGS decreased as a percentage of net sales from 2010 to 2011. As a percentage of net sales, labor decreased from 7.3% to 6.6% and overhead decreased from 25.5% to 21.2%, reflecting the impacts of higher selling prices and lower manufacturing costs, due primarily to the positive benefits of our plant consolidation activity in the U.S.
          The increase in raw material costs as a percentage of net sales was due to higher polypropylene resin, and other resins and fibers raw material costs. Improvements occurred during 2011 in manufacturing costs, whereby during 2010, manufacturing costs were higher predominantly due to costs in the U.S. associated with transitional manufacturing inefficiencies as we executed our plant consolidation activities, coupled with lower costs in our other regions. Gross margin as a percent of sales was also negatively impacted by the disruption to operations that occurred at our Cali, Colombia facility due to the flooding. All of the above percentages were favorably impacted by increases in selling prices resulting from the pass-through of higher raw material costs.
          Operating Income
          A reconciliation of the change in operating income between the one month ended January 30, 2010 and the one month ended January 28, 2011 is presented in the following table (dollars in millions):

	US	Europe	Asia	Latin America	Oriented	Corporate
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	/Other	Total
Operating income (loss) — one month ended January 30, 2010	$1.1	$0.7	$2.0	$4.2	$(0.3)	$(3.4)	$4.3
Change in operating income due to:
Volume	0.2	0.9	(0.3)	(1.5)	0.1	—	(0.6)
Price/mix	1.8	1.7	0.3	2.0	0.2	—	6.0
Higher raw material costs	(2.8)	(2.0)	(0.3)	(1.3)	0.6	—	(5.8)
Lower (Higher) manufacturing costs	2.2	0.4	(0.1)	(0.5)	(0.1)	—	1.9
Foreign currency	—	—	—	(0.1)	0.1	—	—
Lower (Higher) depreciation and amortization expense	—	0.1	0.2	(0.3)	—	—	—
Lower acquisition and integration expenses	—	—	—	—	—	0.4	0.4
Higher special charges, net	—	—	—	—	—	(20.2)	(20.2)
All other, including higher selling, general and administrative spending	—	—	(0.1)	(0.4)	—	(1.2)	(1.7)

Operating income (loss) — one month ended January 28, 2011	$2.5	$1.8	$1.7	$2.1	$0.6	$(24.4)	$(15.7)

          Consolidated operating income decreased $20.0 million, from $4.3 million for the one month ended January 30, 2010 to a loss $15.7 million for the one month ended January 28, 2011. The predominant contributing factor was higher special charges of $20.2 million, primarily associated with costs resulting from the Merger. Raw material costs were higher by $5.8 million, but were more than offset by increases in sales price/mix of $6.0 million. The sales price/mix benefited from selling price increases related to the pass-through of higher raw material costs associated with both index-based selling agreements and market-based pricing trends, and the improvements in product mix. The net effect of sales price changes and raw material cost increases resulted in an increase in our operating income of $0.2 million in 2011 compared to the comparable period of 2010. Manufacturing costs were $1.9 million lower than the prior year, predominantly due to improvements in the U.S. region, whereby transitional manufacturing inefficiencies were experienced during 2010 as we executed our plant consolidation activities in our Benson, North Carolina plant. We achieved improved operating rates in the second half of 2010 in the U.S. carded operation that have continued into 2011. Somewhat offsetting the improvement in the U.S. region, manufacturing costs and operating income were negatively impacted by the disruption to operations due to the flood in Cali, Colombia, net of the impact of insurance claim income.
          Selling, general and administrative expenses were $11.6 million in the one month ended January 28, 2011 compared to $9.9 million for the same period in 2010. The largest contributor to the increase was volume-related expenses, such as distribution (including shipping and handling) costs, selling and marketing costs, and sales related taxes. Selling, general and administrative expense included a $0.3 million positive impact of the Cali insurance claim income. Selling, general and administrative costs as a percent of net sales increased from 11.7% in one month ended January 30, 2010 to 13.7% one month ended January 28, 2011. This percentage is impacted by the increase in selling prices resulting from the pass-through of higher raw material cost changes.
          Special charges for the one month ended January 28, 2011 were $20.8 million and consisted of (i) Blackstone acquisition costs of $6.2 million associated with professional fees and other transaction costs; (ii) accelerated vesting of share-based awards of $12.7 million due to a change in control associated with the Merger; (iii) costs of $1.7 million, primarily equipment repair, to restore our Cali, Colombia site to operational status after the severe effects of the flooding that occurred in December 2010; and (iv) restructuring and plant realignment costs of $0.2 million. Special charges for 2010 were $0.6 million, consisting of restructuring and plant realignment costs of: (i) $0.5 million of severance and other shutdown costs related to facilities in the United States associated with the consolidation of our carded business in Benson, North Carolina; (ii) $0.1 million of severance and other shutdown costs related to facilities in Europe and Latin America.
          We recognized $0.4 million of acquisition and integration costs in the one month ended January 30, 2010 associated with the acquisition of Tesalca-Texnovo that was completed in December, 2009.

          Interest and Other Expense
          Net interest expense decreased from $2.8 million in one month ended January 30, 2010 to $1.9 million in one month ended January 28, 2011. The decrease in net interest expense was due to a $0.4 million decrease in interest attributable to the impact of our interest rate swap arrangement, which also includes the portion of the swap that was frozen in Accumulated other comprehensive income related to the amendment of our old credit facilities in September 2009; $0.3 million attributable to a decrease in interest associated with a decrease in borrowings period-over-period; and the remaining $0.2 million attributable to an increase in capitalized interest period-over-period associated with our capital expansion initiatives in China and the U.S.
          Foreign currency and other loss was $0.1 million for the one month ended January 28, 2011 and income of $0.2 million for the one month ended January 30, 2010.
          Income Tax (Benefit) Expense
          During the one month ended January 28, 2011, we recognized an income tax expense of $0.5 million on consolidated pre-tax book losses from continuing operations of $17.8 million. During the one month ended January 30, 2010, we recognized income tax expense of $1.0 million on consolidated pre-tax book income from continuing operations of $1.6 million.
          Our income tax expense in any period is different than such expense determined at the U.S. statutory rate primarily due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for tax uncertainties in accordance with ASC 740, “Income Taxes”, and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.
          Income from Discontinued Operations
          Discontinued operations are comprised of the net operating results of Difco for the one-month periods ending January 30, 2010 and January 28, 2011. As stated in “Business Acquisitions and Divestitures,” we divested the Difco business in the second quarter of 2011. Accordingly, we have presented Difco as a discontinued operation for past and present periods. Income from discontinued operations was $0.2 million for both the one months ended January 28, 2011 and January 30, 2010.
          Net Loss Attributable to Noncontrolling Interests
          Noncontrolling interests represents the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. During the first quarter of 2010 and 2011, these interests included a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed the China Noncontrolling Interest Acquisition in the first quarter of 2011.
          Net Income Attributable to Polymer Group, Inc.
          As a result of the above, we recognized a net loss attributable to Polymer Group, Inc. of $18.2 million for the one month ended January 28, 2011 compared to net income of $0.8 million for the one month ended January 30, 2010.

     Comparison of Successor Five Months Ended July 2, 2011 and Predecessor Five Months Ended July 3, 2010
          The following table sets forth components of our net sales and operating income (loss) by operating division for the five months ended July 2, 2011, the five months ended July 3, 2010 and the corresponding change (in millions):

	Five months ended
	July 2,	July 3,
	2011	2010	Change
Net sales:
U.S. Nonwovens	$148.2	$136.8	$11.4
Europe Nonwovens	141.9	117.3	24.6
Asia Nonwovens	55.9	51.7	4.2
Latin America Nonwovens	122.9	130.9	(8.0)
Oriented Polymers	26.8	27.1	(0.3)

	$495.7	$463.8	$31.9

Operating income (loss):
U.S. Nonwovens	$6.3	$7.9	$(1.6)
Europe Nonwovens	2.5	6.2	(3.7)
Asia Nonwovens	9.7	11.0	(1.3)
Latin America Nonwovens	9.1	16.7	(7.6)
Oriented Polymers	(2.5)	1.8	(4.3)
Unallocated Corporate, net of eliminations	(17.7)	(15.0)	(2.7)

	7.4	28.6	(21.2)
Acquisition and integration expenses	—	(1.3)	1.3
Special charges, net	(34.8)	(8.7)	(26.1)

	$(27.4)	$18.6	$(46.0)

          The amounts for acquisition and integration expenses and special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.
Net sales
          Net sales were $495.7 million for the five months ended July 2, 2011, an increase of $31.9 million, or 6.9%, from net sales of $463.8 million from the comparable period of fiscal 2010. Net sales for 2011 improved in the Nonwovens Segments from 2010 by 7.4%, and net sales in 2011 in the Oriented Polymers segment decreased 1.1% from 2010 results. A reconciliation of the change in net sales between the five months ended July 3, 2010 and the five months ended July 2, 2011 is presented in the following table (dollars in millions):

	U.S.	Europe	Asia	Latin America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Total
Net sales — five months ended July 3, 2010	$136.8	$117.3	$51.7	$130.9	$27.1	$463.8
Change in sales due to:
Volume	(1.1)	1.5	1.9	(22.4)	(3.5)	(23.6)
Price/mix	12.5	13.0	1.7	13.6	2.7	43.5
Foreign currency translation	—	10.1	0.6	0.8	0.5	12.0

Net sales — five months ended July 2, 2011	$148.2	$141.9	$55.9	$122.9	$26.8	$495.7

          Nonwovens:
          Sales volumes for the first five months of 2011 were affected by the previously discussed disruption of our Cali, Colombia operations, which resulted in a negative impact on sales for the first five months of approximately $24.3 million compared to the prior year period. Excluding the effects of the flood in Colombia, Nonwovens sales volumes were $4.2 million higher than the previous year period, predominantly achieved in Europe, Asia and Latin America. Sales volumes in the U.S. were lower by $1.1 million compared to the prior year due to the previously discussed weakness in the second quarter. Sales price/mix resulted in an increase of $40.8 million compared to the prior year period, primarily associated with the pass-through of higher raw material costs. Changes in foreign currency resulted in an increase in sales of $11.5 million as the U.S. dollar generally weakened, resulting in higher translation of sales generated in foreign jurisdictions. The predominant amount of the foreign currency translation impact occurred due to our European operations. Further discussion of foreign currency exchange rate risk is contained in “Quantitative and Qualitative Disclosures About Market Risk” included below.
          Oriented Polymers:
          The Oriented Polymers’ segment reflects the financial results of our Fabrene business operation in Canada. Lower volumes experienced in the second quarter resulted in a five month decline in year-over-year comparable impact of $3.5 million due to the previously discussed factors. Also, for the five month period, price/mix contributed to $2.7 million of higher sales compared to the prior year as we increased selling prices to offset higher raw material costs and the business sold higher value products into the printing media markets.
Gross margin as a percent of sales
          Gross margin as a percent of net sales for the five months ended July 2, 2011 decreased to 14.3% from 18.4% in the comparative period in 2010. The raw material component of COGS as a percentage of net sales increased from 53.5% in 2010 to 59.5% for 2011, whereas our overhead components of the COGS decreased as a percentage of net sales from 2010 to 2011. As a percentage of net sales, labor decreased from 6.6% to 6.4% and overhead decreased from 21.5% to 19.9%.
          The increase in raw material costs as a percentage of net sales was due to higher polypropylene resin, and other resins and fibers raw material costs. Improvements occurred during 2011 in manufacturing costs, whereby during 2010, manufacturing costs were higher predominantly due to costs in the U.S. associated with transitional manufacturing inefficiencies as we executed our plant consolidation activities, coupled with lower costs in our other regions. Gross margin as a percent of sales was also negatively impacted by the disruption to operations that occurred at our Cali, Colombia facility due to the flooding. All of the above percentages were favorably impacted by increases in selling prices resulting from the pass-through of higher raw material costs.
Operating income
          A reconciliation of the change in operating income (loss) between the five months ended July 3, 2010 and the five months ended July 2, 2011 is presented in the following table (in millions):

	US	Europe	Asia	Latin America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Corporate/Other	Total
Operating income (loss) — five months ended July 3, 2010	$7.9	$6.2	$11.0	$16.7	$1.8	$(25.0)	$18.6
Change in operating income due to:
Purchase accounting adjustments, primarily inventory value impacts	(4.6)	(7.0)	(1.3)	(1.5)	(4.0)	0.1	(18.3)
Volume	0.1	2.4	1.1	(7.6)	(0.8)	(0.1)	(4.9)
Price/mix	12.5	13.0	2.5	13.3	2.8	—	44.1
Higher raw material costs	(11.0)	(11.9)	(4.6)	(13.5)	(1.5)	(0.5)	(43.0)
Lower (Higher) manufacturing costs	2.8	1.0	0.8	0.4	(1.0)	0.2	4.2
Foreign currency	0.2	0.5	—	(1.8)	(0.3)	(0.2)	(1.6)
Lower (Higher) depreciation and amortization expense	0.3	(1.2)	0.3	1.6	—	(1.8)	(0.8)
Lower acquisition and integration expenses	—	—	—	—	—	1.3	1.3
Higher special charges, net	—	—	—	—	—	(26.1)	(26.1)
All other, including higher selling, general and administrative spending	(1.9)	(0.5)	(0.1)	1.5	0.5	(0.4)	(0.9)

Operating income (loss) —five months ended July 2, 2011	$6.3	$2.5	$9.7	$9.1	$(2.5)	$(52.5)	$(27.4)

          Consolidated operating income decreased by $46.0 million to a loss of $27.4 million for the five months ended July 2, 2011, as compared to operating income of $18.6 million in the comparative period in 2010, due primarily to transaction-related expenses and purchase accounting adjustments associated with the purchase of the Company by Blackstone.
          The net impact of the previously discussed decline in volumes due to the disruption in Colombia, combined with the other changes in the business, resulted in a decline in operating income of $4.9 million. Excluding the impact of the lower Colombian volumes, the net change in selling volumes for the first five months of 2011 compared to the prior year period was an increase in operating income of $4.1 million, achieved predominantly in our European operations as our carded businesses continued to improve on a year-over-year basis. The net effect of $44.1 million of higher sales price/mix and an increase of raw material costs of $43.0 million, contributed to an increase in operating income of $1.1 million. The positive impact of the U.S. plant consolidation activities, along with the Company’s incremental improvements in operational efficiencies in the rest of its business contributed to an increase in operating income of $5.3 million. Somewhat offsetting the improvement in the U.S. region, manufacturing costs and operating income were negatively impacted by the disruption to operations due to the flood in Cali, Colombia. The $0.8 million decrease in operating income was associated with an increase in depreciation and amortization expense; and $1.6 million decrease in operating income was associated with unfavorable changes in foreign currency rates resulting in the translation of earnings and the re-measurement of monetary assets and liabilities outside of the U.S. at a lower rate.
          Selling, general and administrative expenses were $62.3 million for the five months ended July 2, 2011 compared to $57.5 million for the same period in 2010. The year-over-year change in selling, general and administrative costs was principally due to: (i) $3.1 million of cost increases related to the Merger and purchase accounting, specifically incremental amortization of intangible assets and management and advisory fees; (ii) the lack of a comparable charge that was incurred in second quarter 2010 of $1.7 million, which was incurred for sales-related taxes in certain of our foreign jurisdictions; and (iii) $3.4 million associated with higher spending in other categories. Selling, general and administrative costs as a percent of net sales were 12.6% in the five months ended July 2, 2011 and 12.4% for the comparable period in 2010.
          Special charges for the five months ended July 2, 2011 were $34.8 million and consisted of (i) Blackstone acquisition costs of $25.4 million associated with professional fees and other transaction costs; (ii) costs of $7.4 million, primarily equipment repair, to restore our Cali, Colombia site to operational status after the severe effects of the flooding that occurred in December 2010; (iii) restructuring and plant realignment costs of $1.1 million; and (iv) other costs of $0.9 million. Special charges for the five months ended July 3, 2010 were $8.7 million, consisting of restructuring and plant realignment costs of: (i) $6.4 million of severance and other shutdown costs related to facilities in the United States associated with the consolidation of our carded business in Benson, North Carolina; and (ii) $2.3 million of severance and other shutdown costs related to facilities in Europe and Latin America.
          We recognized $1.3 million of acquisition and integration costs in the five months ended July 3, 2010 associated with the acquisition of Tesalca-Texnovo that was completed in December, 2009.
Interest and Other Expense
          Net interest expense increased from $14.0 million for the five months ended July 3, 2010 to $20.7 million for the five months ended July 2, 2011. The increase in net interest expense was largely due to higher debt balances and interest rates on the notes issued by the Successor associated with the Transaction as compared to various term loan borrowings and the impact of having a cash flow hedge (“Interest Rate Swap”) in the Predecessor. The notes accrue interest at the rate of 7.75%, whereas under our old credit facilities, substantially all of the borrowings under such credit facilities were subject to a LIBOR floor of 2.5% with an effective rate of 7%.
          Foreign currency and other loss was $1.2 million and $1.1 million for the five month periods ended July 2, 2011 and July 3, 2010, respectively.
Income Tax (Benefit) Expense
          During the five months ended July 2, 2011, we recognized an income tax benefit of $1.7 million on consolidated pre-tax book losses from continuing operations of $49.3 million. During the five months ended July 3,

2010, we recognized income tax expense of $4.2 million on consolidated pre-tax book income from continuing operations of $3.6 million.
          During the five months ended July 2, 2011, we repatriated cash from a Canadian subsidiary which was treated as a reduction of capital for book purposes and a dividend for tax purposes. For tax purposes, the Canadian subsidiary was owned by a US entity. This transaction created a reduction in the book basis over tax basis which reduced the related deferred tax liability by $2.2 million. This tax benefit was recognized fully in the current quarter as a component of continuing operations. Without the benefit of this reduction, our tax expense from continuing operations for the five months ending July 2, 2011 would have been approximately $1.1 million. Although the U.S. net deferred tax asset is reserved through a full valuation allowance, this liability has been treated as having an indefinite life and has therefore not reduced the net deferred tax asset for valuation allowance consideration.
          Our income tax expense in any period is different than such expense determined at the U.S. statutory rate primarily due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for tax uncertainties in accordance with ASC 740-10, “Income Taxes”, and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.
Income (loss) from Discontinued Operations
          Discontinued operations are comprised of the net operating results of Difco for the five month periods ending July 3, 2010 and July 2, 2011. As stated in “Business Acquisitions and Divestitures,” we divested the Difco business in the second quarter of 2011. Accordingly, we have presented Difco as a discontinued operation for past and present periods. Loss from discontinued operations was $2.0 million and $0.3 million for the five months ended July 2, 2011 and for the five months ended July 3, 2010, respectively.
Net Loss Attributable to Noncontrolling interests
          Noncontrolling interests represents the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. During the second quarter of 2010, these interests included a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed the China Noncontrolling Interest Acquisition in the first quarter of 2011, and as a result, no longer incur charges or income associated with noncontrolling interests.
Net Income Attributable to Polymer Group, Inc.
          As a result of the above, we recognized a net loss attributable to Polymer Group, Inc. of $49.7 million for the five months ended July 2, 2011 compared to net loss of $1.2 million for the five months ended July 3, 2010.
Results of Operations — Predecessor Periods: Fiscal Year 2010, 2009 and 2008
          Variability in raw material costs, including polypropylene resin and other resins and fibers, significantly impacts our net sales, COGS and gross margins as a percent of net sales. The comparison of our fiscal 2010 results to fiscal 2009 is affected by such fluctuations. For fiscal 2009, we generated an overall gross margin of approximately 21%, which is significantly higher than historical gross margins, which ranged from 15% to 16% from 2006 through 2008. There are many contributors to the improvement in gross margin percentage, with the increase in 2009 primarily generated by dramatic declines in raw material costs experienced during the fourth quarter of 2008, which had a significant positive impact on gross margin for the first quarter of 2009 as profits improved on a lower sales dollar base, reflecting selling price declines in response to lower raw material costs. During the first two quarters of 2010, there was a significant increase in the cost of polypropylene resin and other raw materials that negatively impacted gross margins and profitability compared to the first six months of 2009. Raw material prices declined during May and June and were stable in the third quarter of 2010, which contributed to higher profit levels for the quarter. We experienced additional increases in raw material costs in the fourth quarter of 2010. Results for the fiscal 2010 were also impacted by the contribution of the operations of our business in

Spain that was acquired on December 2, 2009, resulting in higher volumes, sales, gross profit and selling, general and administrative expenses when compared to the prior year period.
          The following table sets forth the percentage relationships to net sales of certain Consolidated Statement of Operations items for fiscal 2010 in comparison with such items for the 2009 and 2008 fiscal years:

	2010	2009	2008
Net sales	100.0%	100.0%	100.0%
Cost of goods sold:
Materials	52.7	46.3	54.8
Labor	6.7	7.8	7.0
Overhead	21.6	24.3	21.7

	81.0	78.4	83.5

Gross profit	19.0	21.6	16.5
Selling, general and administrative expenses	12.8	13.3	11.3
Acquisition and integration expenses	0.2	0.2	—
Special charges, net	1.6	2.4	2.0
Other operating (income) loss, net	(0.1)	(0.6)	0.5

Operating income (loss)	4.5	6.1	2.8
Other expense (income):
Interest expense, net	2.9	3.1	3.0
Gain on reacquisition of debt	—	(0.3)	—
Loss on extinguishment of debt	—	0.6	—
Foreign currency and other (gain) loss, net	0.1	0.6	(0.1)

Income (loss) before income taxes and discontinued operations	1.5	2.1	(0.2)
Income tax expense	0.4	1.0	0.7

Income (loss) from continuing operations	1.1	1.1	(0.9)
Income (loss) from discontinued operations	(0.1)	0.2	0.8
Gain on sale of discontinued operations	—	0.8	—

Net income from discontinued operations	0.1	1.0	0.8

Net income (loss)	1.0	2.1	(0.1)
Net (income) loss attributable to noncontrolling interests	(0.1)	0.3	0.6

Net income attributable to Polymer Group, Inc.	0.9%	2.4%	0.5%

     Comparison of Fiscal Years Ended January 1, 2011 and January 2, 2010
          The following table sets forth components of our net sales and operating income (loss) by operating division for the fiscal year ended January 1, 2011, the fiscal year ended January 2, 2010 and the corresponding change (dollars in millions).

	Fiscal Year Ended
	January 1,	January 2,
	2011	2010	Change
Net sales:
U.S. Nonwovens	$326.8	$302.3	$24.5
Europe Nonwovens	282.1	159.4	122.7
Asia Nonwovens	129.4	108.8	20.6
Latin America Nonwovens	306.5	234.3	72.2
Oriented Polymers	61.4	45.8	15.6

	$1,106.2	$850.6	$255.6

Operating income (loss):
U.S. Nonwovens	$24.5	$34.5	$(10.0)
Europe Nonwovens	13.6	2.2	11.4
Asia Nonwovens	25.2	23.2	2.0
Latin America Nonwovens	41.6	42.4	(0.8)
Oriented Polymers	3.3	2.4	0.9
Unallocated Corporate, net of eliminations	(39.0)	(30.0)	(9.0)

	69.2	74.7	(5.5)
Acquisition and integration expenses	(1.7)	(1.7)	—
Special charges, net	(18.0)	(20.8)	2.8

	$49.5	$52.2	$(2.7)

          The amounts for acquisition and integration expenses and special charges, net have not been allocated to our reportable business divisions because our management does not evaluate such charges on a division-by-division basis. Division operating performance is measured and evaluated before such items.
Net Sales
          Net sales were $1,106.2 million for 2010, an increase of $255.6 million, or 30.0%, from net sales of $850.6 million in 2009. Net sales for 2010 improved in the Nonwovens Segments from 2009 by 29.8%, and net sales in 2010 in the Oriented Polymers segment increased 34.1% from 2009 results. A reconciliation of the change in net sales between 2009 and 2010 is presented in the following table (dollars in millions):

	U.S.	Europe	Asia	Latin America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Total
Net sales — fiscal year ended January 2, 2010	$302.3	$159.4	$108.8	$234.3	$45.8	$850.6
Change in sales due to:
Volume	(10.2)	131.1	10.1	29.5	10.5	171.0
Price/mix	34.7	(1.1)	10.2	41.8	3.3	88.9
Foreign currency translation	—	(7.3)	0.3	0.9	1.8	(4.3)

Net sales — fiscal year ended January 1, 2011	$326.8	$282.1	$129.4	$306.5	$61.4	$1,106.2

          Nonwovens Segments:
          The net volume increase of $160.5 million is primarily attributable to sales generated from the new acquisition in Europe, PGI Spain, which occurred in December 2009. Volumes were higher in all regions except the U.S. for 2010. The volume decline in the U.S. was predominantly related to lower volumes sold from carded technologies associated with the closure of our North Little Rock, Arkansas facility and consolidation of certain operations into our Benson, North Carolina facility. Our remaining business in the U.S., primarily represented by spunmelt technologies, achieved higher volumes on a year-over-year basis. We achieved increases in Latin America and Asia volumes compared to 2009. In our Latin America region, volume increased due to increased sales volumes achieved in our Mexico operations, made possible by the installation of a new line during the second half of 2009, continued sales growth in our Argentina facility and an improvement in certain hygiene markets in South America (where economic and political environments in certain countries negatively impacted sales demand in 2009, primarily affecting our operations in Colombia). The volume increases reflected above are net of the negative impact of the interruption of operations during the month of December 2010 due to the flood we experienced at our Cali, Colombia site. The Asia volume increases reflect continued growth in the medical and hygiene markets. In Europe, we experienced a stabilization of underlying demand in our industrial markets and achieved an increase in volumes in our consumer disposables and we have experienced a rebound in wipes demand.
          Foreign currency translation rates resulted in lower sales for 2010 compared to the prior year period of $6.1 million. Further discussion of foreign currency exchange rate risk is contained in “Quantitative and Qualitative Disclosures About Market Risk” included below.
          Oriented Polymers:
          The Oriented Polymers’ segment reflects the financial results of our Fabrene business operation in Canada. Oriented Polymers’ sales volumes for building, packaging and protective apparel products improved as demand in the industrial markets in which we participate showed some recovery from the depressed levels of 2009, resulting in an increase of $10.5 million. Foreign currency translation rates resulted in higher sales for 2010 compared to the prior period of $1.8 million. Further discussion of foreign currency exchange rate risk is contained in “Quantitative and Qualitative Disclosures About Market Risk” included below.

Gross Margin
          Gross margin as a percent of net sales for 2010 declined to 19.0% from 21.6% in 2009, primarily driven by higher raw material costs and the accompanying increase in sales prices. During 2009, our gross margin as a percent of net sales benefited from the significant drop in raw material costs experienced in the fourth quarter 2008 and into the first quarter of 2009, which were not immediately offset by a corresponding drop in sales prices due to the lag in price pass-throughs. As raw material prices increased in the second half of 2009 and into the first two quarters of 2010, we did not experience the same benefit. Manufacturing costs were higher for the fiscal year 2010 predominantly due to higher costs in the U.S. associated with transitional manufacturing inefficiencies as we executed our plant consolidation activities, coupled with higher costs in our other regions due primarily to higher labor, energy and other cost categories. Additionally, while there is no depreciation expense in COGS associated with PGI Spain, the operating lease payments to Tesalca-Texnovo are reflected in COGS, which impacts the gross profit margin as well. Gross margin as a percent of sales was also negatively impacted by the disruption to operations that occurred at our Cali, Colombia facility during the month of December due to the flooding. The raw material component of COGS as a percentage of net sales increased from 46.3% in 2009 to 52.7% for 2010, whereas our labor and overhead components of the COGS decreased as a percentage of net sales from 2009 to 2010. As a percentage of net sales, labor decreased from 7.8% to 6.7% and overhead decreased from 24.3% to 21.6%. All of the above percentages were favorably impacted by increases in selling prices resulting from the pass-through of higher raw material costs.
Operating Income
          A reconciliation of the change in operating income between the 2009 and 2010 is presented in the following table (dollars in millions):

				Latin
	US	Europe	Asia	America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Corporate/Other	Total
Operating income — fiscal year ended January 2, 2010	$34.5	$2.2	$23.2	$42.4	$2.4	$(52.5)	$52.2
Change in operating income due to:
Volume	2.6	26.1	2.9	10.5	2.8	—	44.9
Price/mix	34.5	(1.3)	9.6	39.8	3.4	—	86.0
Higher raw material costs	(42.1)	(4.2)	(7.7)	(38.0)	(3.0)	0.1	(94.9)
Lower (Higher) manufacturing costs	(4.9)	2.4	(2.8)	(3.6)	(0.7)	(0.1)	(9.7)
Foreign currency	(0.8)	(0.5)	(0.7)	(2.9)	(1.1)	—	(6.0)
Lower (Higher) depreciation and amortization expense	0.1	1.5	2.0	(0.3)	(0.1)	(0.2)	3.0
Higher special charges, net	—	—	—	—	—	2.8	2.8
All other, including higher selling, general and administrative spending	0.6	(12.6)	(1.3)	(6.3)	(0.4)	(8.8)	(28.8)

Operating income — fiscal year ended January 1, 2011	$24.5	$13.6	$25.2	$41.6	$3.3	$(58.7)	$49.5

          Consolidated operating income was $49.5 million in 2010 as compared to $52.2 million in 2009. Raw material costs were up $94.9 million on a year-to-date basis compared to 2009. This higher cost was partially offset by increases in sales price/mix of $86.0 million, primarily resulting from selling price increases related to the pass-through of higher raw material costs associated with both index-based selling agreements and market-based pricing trends. The increase in average selling price also reflects the results of selling effectiveness initiatives and improvements in product mix. The net effect of the above factors and initiatives resulted in a decrease in our operating income of $8.9 million in 2010 compared to 2009. A large portion of the impact is accounted for by the effects of the sales price to raw material lag effect with respect to contracted business in a rising raw material environment, whereby in 2009 we experienced a positive impact as selling prices were significantly higher in the first quarter of 2009 relative to raw material costs in the previous quarter. Manufacturing costs were $9.7 million higher than the prior year, predominantly due to increases in the U.S. region, and higher employee and utility costs in the other regions. Manufacturing costs were also negatively impacted by the disruption to operations during the month of December due to the flood in Cali, Colombia. The U.S. business was unfavorably impacted due to the timing associated with the start-up activities related to our carded consolidation efforts involving our Benson, North Carolina, and North Little Rock, Arkansas, plants, coupled with higher employee costs across the region. While spending has decreased for the U.S. carded locations as expected, 2010 production volumes were temporarily negatively impacted during the first six months of 2010 by the timing of the machinery and equipment relocation, installation and start-up activities. This resulted in higher inefficiencies and under-absorption of fixed costs. We achieved improved operating rates in the second half of 2010 in the U.S. carded operation that we expect to continue to improve in 2011. Changes in foreign currency rates resulted in translation of earnings and the re-measurement of monetary assets and liabilities outside of the U.S. at a lower rate, resulting in a $6.0 million negative impact to operating income.
          Selling, general and administrative expenses were $141.5 million for 2010 compared to $113.3 million for 2009. The largest amount of the increase is represented by costs associated with the initial phase of the Spain Business Acquisition that was completed in December 2009. Additionally, other volume-related expenses, such as distribution (including shipping and handling) costs and selling and marketing costs increased along with higher compensation costs associated with our annual incentive plan, and other spending. Specifically, shipping and handling expenses were $9.0 million higher in 2010 compared to 2009. Non-cash stock compensation expenses were $2.9 million higher in 2010 compared to 2009. We recognized $2.3 million of incentive compensation costs during the first quarter of 2010 associated with a decision by the board of directors to make a discretionary payment associated with our 2009 performance as there was no formal incentive plan in place for the year. This amount was in excess of amounts recognized during the year associated with the 2010 incentive plan. A portion of the payment was paid in December 2009 and the remainder paid in March 2010, coupled with accrued compensation costs associated with our 2010 annual incentive plan. During the second quarter of 2010 we also recognized approximately $1.7 million of expense to establish a liability associated with sales-related taxes in certain of our foreign jurisdictions. Similar taxes amounted to $0.2 million in the first six months of 2009. We do not expect to recognize the same magnitude of expense on an on-going basis as was recorded in the second quarter of 2010. Selling, general and administrative costs as a percent of net sales decreased from 13.3% in 2009 to 12.8% for 2010. This percentage is impacted by the increase in selling prices resulting from the pass-through of higher raw material cost changes.
          We recognized $1.7 million and $1.8 million of acquisition and integration costs during fiscal 2010 and 2009, respectively, associated with the acquisition of Tesalca-Texnovo that was completed in December, 2009.
          Special charges for 2010 were $18.0 million, consisting of non-cash impairment charges of $0.7 million related to the write-down of certain property in Neunkirchen, Germany, to its estimated fair value less costs to sell, and restructuring and plant realignment costs of: (i) $7.3 million of severance and other shutdown costs related to facilities in the United States associated with the consolidation of our carded business in Benson, North Carolina; (ii) $1.8 million of severance and other shutdown costs related to facilities in Europe and Latin America; (iii) $6.4 million of other costs, primarily related to professional service fees attributable to the Merger and (iv) $1.8 million of costs related to damaged inventory and restoration costs related to a flood in our Colombia plant. Special charges for 2009 of approximately $20.8 million included non-cash impairment charges of $3.4 million related to the write-down of certain property and equipment in North Little Rock, Arkansas, and Neunkirchen, Germany, to their estimated fair value less costs to sell, and restructuring and plant realignment costs comprised of: (i) $11.3 million associated with our announced closure of the North Little Rock, Arkansas facility and relocation of some of these assets to our facility in Benson, North Carolina; (ii) $3.4 million of severance and other shut-down costs in Europe related to the ongoing restructuring efforts of the European operations; (iii) $0.8 million related to an ongoing employee claim in Argentina; (iv) $1.7 million of severance costs related to other restructuring initiatives in the United States and Canada, and $0.2 million of other costs.
Interest and Other Expense
          Net interest expense increased from $26.7 million during 2009 to $31.7 million during 2010. The increase in net interest expense was largely due to higher interest rates on our term loan borrowings and the impact of the Interest Rate Swap, which also includes the portion of the swap that was frozen in Accumulated other comprehensive income related to the amendment of our old credit facilities in September 2009, partially offset by the impact of reduced term loan borrowings.

          Effective May 8, 2007, we entered into a cash flow hedge agreement, which expired on June 29, 2009, which effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 5.085%. Additionally, on February 12, 2009, we entered into an Interest Rate Swap, which became effective June 30, 2009 and matures on June 30, 2011, which originally effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 1.96%.
          In connection with the amendment of our then old credit facilities in September 2009, substantially all of the borrowings under such credit facilities were subject to a LIBOR floor of 2.5%. As a result of the new LIBOR floor, the effectiveness of the Interest Rate Swap was modified. See “Quantitative and Qualitative Disclosures About Market Risk.” In connection with the Transactions, we settled the Interest Rate Swap for a cost of $2.1 million.
          During the first quarter of 2009, we reacquired $15.0 million of debt, for cash, and recognized a gain on such reacquisition of $2.4 million, net of the write-off of deferred financing fees of $0.2 million. During the three months ended October 3, 2009, we incurred costs related to the amendment of our old credit facilities. As a result, a portion of the unamortized loan acquisition costs associated with the November 2005 financing in the amount of $3.5 million were written off and, together with $1.6 million of third-party costs incurred in connection with the amendment of our old credit facilities, are included in Loss of extinguishment of debt in the Consolidated Statement of Operations.
          Foreign currency and other loss, net decreased by $3.7 million, from $5.2 million in 2009 to $1.5 million in 2010, primarily due to movement in foreign currency rates. On February 8, 2010, we entered into a series of foreign currency exchange forward contracts (put options and call options) that provided for a floor and ceiling price on payments related to our new line under construction in Suzhou, China, with the objective to hedge changes in the fair value of the firm commitment to purchase equipment. During 2010, we recognized a gain on the change in the fair value of the hedge instrument compared to the change in the value of the firm commitment as of January 1, 2011 for the ineffective portion of the hedge of $0.05 million. See “Quantitative and Qualitative Disclosures About Market Risk.”
Income Tax (Benefit) Expense
          During 2010, we recognized income tax expense of $4.5 million on consolidated income before income taxes and discontinued operations of $16.3 million. During 2009, we recognized income tax expense of $8.6 million on consolidated income before income taxes and discontinued operations of $17.6 million.
          Our income tax expense in any period is different than such expense determined at the U.S. federal statutory rate primarily due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, U.S. state income taxes, changes in the amounts recorded under ASC 740-25 for tax uncertainties and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.
Income from Discontinued Operations
          Discontinued operations are comprised of the net operating results of FabPro for 2009 and Difco for 2009 and 2010. During the second quarter of 2009, we concluded that FabPro constituted an asset held for sale and, accordingly, we have presented FabPro as a discontinued operation. We completed the sale of FabPro during the third quarter of 2009. We divested the Difco business in the second quarter of 2011. Accordingly, Difco has been presented as a discontinued operation for all past periods presented. We recognized income from discontinued operations of $2.1 million during 2009 and a loss of $0.8 million during 2010. We also recognized a gain on the sale of FabPro of approximately $6.8 million during 2009.
Net Loss Attributable to Noncontrolling Interests
          Noncontrolling interests represents the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. During the third quarter of 2009, these interests included a 40%

noncontrolling interest in our Argentine subsidiary, Dominion Nonwovens Sudamerica S.A., and a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed the Argentina Noncontrolling Interest Acquisition in fourth quarter of 2009 and completed the China Noncontrolling Interest Acquisition in the first quarter of 2011
Net Income Attributable to Polymer Group, Inc.
          As a result of the factors described above, we recognized net income attributable to Polymer Group, Inc. of $10.4 million for 2010 compared to net income of $20.1 million for 2009.
     Comparison of Fiscal Years Ended January 2, 2010 and January 3, 2009
          Approximately three-fourths of our total sales are generated from disposable products that are not as significantly impacted by the broader macroeconomic environment as are durable products. In late 2008 and continuing through 2009, the general worldwide economy experienced a downturn resulting in slower economic activity due to the effects of several factors including: the subprime lending and general credit market crisis, the collateral effects on the finance and banking industries, decreased consumer confidence and demand, reduced corporate profits and spending, adverse business conditions, increased energy costs, concerns about inflation and liquidity concerns. Certain portions of our business were negatively affected by the macroeconomic changes, especially the portion of our business serving industrial customers associated with durable goods applications. We experienced most notable impacts in our European and U.S. regions where we saw a significant decrease in our durable sales volumes. At the same time, as worldwide economic purchase volumes declined, the cost of our raw materials declined significantly, beginning in the fourth quarter of 2008. This change, combined with our business initiatives to improve profits, resulted in a positive impact to our overall earnings, offsetting the negative impacts of lower volumes.
          In light of these conditions, we produced solid results for 2008 and 2009 despite this challenging economic environment. Largely due to selling price adjustments driven by changes in raw material costs, our consolidated sales decreased by 17.8% in 2009 after increasing by 7.4% in 2008. However, our gross profit increased by 5.0% in 2009 and net cash provided by operating activities increased 69.3%. Major contributors to our 2009 results (as compared to the results for 2008) are described below.
          The following table sets forth components of our net sales and operating income (loss) by operating division for the fiscal year ended January 2, 2010, the fiscal year ended January 3, 2009 and the corresponding change (dollars in millions):

		Fiscal Year Ended
	January 2,	January 3,
	2010	2009	Change
Net sales:
U.S. Nonwovens	$302.3	$385.4	$(83.1)
Europe Nonwovens	159.4	196.6	(37.2)
Asia Nonwovens	108.8	122.9	(14.1)
Latin America Nonwovens	234.3	266.5	(32.2)
Oriented Polymers	45.8	54.8	(9.0)

	$850.6	$1,026.2	$(175.6)

Operating income (loss):
U.S. Nonwovens	$34.5	$26.4	$8.1
Europe Nonwovens	2.2	11.6	(9.4)
Asia Nonwovens	23.2	16.3	6.9
Latin America Nonwovens	42.4	17.3	25.1
Oriented Polymers	2.4	2.2	0.2
Unallocated Corporate, net of eliminations	(30.0)	(24.7)	(5.3)

	74.7	49.1	(25.6)
Acquisition and integration expenses	(1.7)	—	(1.7)
Special charges, net	(20.8)	(20.1)	(0.7)

	$52.2	$29.0	$23.2

          The amounts for acquisition and integration expenses and special charges, net have not been allocated to our reportable segments because our management does not evaluate such charges on a division-by-division basis. Segment operating performance is measured and evaluated before such items.
Net Sales
          Net sales were $850.6 million for 2009, a decrease of $175.6 million, or 17.1%, from 2008 net sales of $1,026.2 million. Net sales for 2009 declined in the Nonwovens Segments from comparable 2008 results by 17.2%, and net sales in 2009 in the Oriented Polymers segment decreased 16.4% from 2008 results. A reconciliation of the change in net sales between 2008 and 2009 is presented in the following table (dollars in millions):

				Latin
	U.S.	Europe	Asia	America	Oriented
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Total
Net sales — fiscal year ended January 3, 2009	$385.4	$196.6	$122.9	$266.5	$54.8	$1,026.2
Change in sales due to:
Volume	(41.8)	(28.3)	2.0	(4.0)	(7.4)	(79.5)
Price/mix	(41.3)	2.4	(16.4)	(11.7)	(0.5)	(67.5)
Foreign currency translation	—	(11.3)	0.3	(16.5)	(1.1)	(28.6)

Net sales — fiscal year ended January 2, 2010	$302.3	$159.4	$108.8	$234.3	$45.8	$850.6

          Nonwovens Segments:
          The net sales decline of $72.1 million was primarily attributable to volume decline in the Nonwovens segments in all regions except Asia, but predominantly in the U.S. and Europe. The sales volume declines in the U.S. and Europe were the result of the U.S. plant closure in the third quarter of 2008, and recessionary impacts that negatively affected the industrial and wiping businesses located in the U.S. and European regions. The predominant amount of the volume decline in the U.S. was associated with lower sales from carded technologies. Spunmelt volumes were relatively stable in 2009 compared to 2008. In our Latin America region, higher sales volumes were achieved as a result of the new line installation in Mexico, and continued sales growth from the new line installed in our Argentina facility during 2008. However, these were offset by decreased volumes in industrial sales and a softness in certain hygiene markets in South America as the economic and political environments in certain countries impacted demand, primarily affecting our operations in Colombia. Sales volumes in the second half of 2009 improved compared to the first half as incremental volumes were sold from the new spunmelt line in Mexico and a gradual rebound in certain industrial-related businesses occurred. Sales for 2009 reflected the results of operations for the business acquired in Spain for the period from December 2, 2009 to January 2, 2010.
          Sales in the Nonwovens segments were also negatively impacted by lower price/mix primarily due to price decreases resulting from the pass-through of lower raw material costs. The lower sales prices were partially offset by an improved sales mix impact. In Asia, high grade medical product sales increased and accounted for a larger portion of total sales. In the U.S., new industrial products were introduced to the market with higher margins. Additionally, a higher volume of hygiene sales was achieved in Argentina in 2009 compared to 2008, replacing lower value industrial products sold in 2008. We also implemented specific initiatives to improve overall pricing effectiveness to identify and capture the value of our products and services in the market that resulted in an improved spread of sales price over raw materials. As raw material costs have decreased, we have reduced selling prices to our customers where required by contract terms, and where appropriate based on market conditions. In general, with respect to contracted business, there can be up to a one-quarter lag between the change in raw material cost and the change in sales price.
          Most currencies were weaker against the U.S. dollar during 2009 compared to 2008. As a result, net sales decreased $27.5 million due to the unfavorable foreign currency translation, primarily in the European and Latin American regions. See “Quantitative and Qualitative Disclosures About Market Risk” for further discussion of foreign currency exchange rate risk.

          Oriented Polymers:
          The Oriented Polymers’ segment reflects the financial results of our Fabrene business operation in Canada. Oriented Polymers’ volumes continued to be negatively impacted by reduced housing starts affecting their industrial business, imported commodity products affecting lumber wrap volumes and a significant reduction in market demand for protective apparel, resulting in a decrease of $7.4 million. Foreign currency translation rates also negatively impacted sales in 2009, resulting in a decrease of $1.1 million from the previous year. See “Quantitative and Qualitative Disclosures About Market Risk” for further discussion of foreign currency exchange rate risk.
Gross Margin
          Gross margin for 2009 improved to 21.6% from 16.5% in 2008, primarily driven by an improved spread of sales over raw material costs as raw material costs declined which were partially offset by lower selling prices required by contract terms and, where appropriate, based on market conditions. Manufacturing costs were higher during the year as the significant change in production levels resulted in manufacturing inefficiencies, unabsorbed fixed costs and higher waste rates in certain of our operations. The pace of volume declines occurred more rapidly than we could adjust our cost structure, specifically in Europe and Canada. Additionally, we experienced higher energy costs and labor costs during the year, coupled with increased spending in certain cost categories. These increases were partially offset by improvements in conversion costs in Asia due to the implementation of manufacturing efficiency programs. Similar programs were implemented in our U.S. and Latin America businesses, resulting in lower cash converting costs on a per unit basis when taken into account with total volume changes. The raw material component of COGS as a percentage of net sales decreased from 54.8% in 2008 to 46.3% in 2009. Partially as a result of a lower sales dollar base, coupled with higher spending in certain areas, our labor and overhead components of COGS increased as a percentage of net sales from 2008 to 2009. As a percentage of net sales, labor increased from 7.0% to 7.8% and overhead increased from 21.7% to 24.3%. All of the above percentages were also impacted by lower selling prices resulting from the pass-through of lower raw material costs.
Operating Income
          A reconciliation of the change in operating income between 2008 and 2009 is presented in the following table (dollars in millions):

				Latin
	US	Europe	Asia	America	Oriented	Corporate/
	Nonwovens	Nonwovens	Nonwovens	Nonwovens	Polymers	Other	Total
Operating income — fiscal year ended January 3, 2009	$26.4	$11.6	$16.3	$17.3	$2.2	$(44.8)	$29.0
Change in operating income due to:
Volume	(2.1)	(10.8)	0.8	(3.8)	(2.4)	(0.1)	(18.4)
Price/mix	(42.7)	2.1	(16.7)	(11.4)	(0.5)	—	(69.2)
Lower raw material costs	52.2	4.0	20.0	39.1	4.4	—	119.7
(Higher) lower manufacturing costs	(6.2)	(3.8)	3.9	(4.5)	(3.0)	0.6	(13.0)
Foreign currency	1.6	(0.6)	(0.3)	8.6	0.9	(1.2)	9.0
Lower (Higher) depreciation and amortization expense	2.1	(0.5)	(0.3)	(2.4)	0.3	(0.8)	(1.6)
Higher acquisition and integration expenses	—	—	—	—	—	(1.7)	(1.7)
Increased share-based compensation costs	—	—	—	—	—	(1.0)	(1.0)
Spain Business Acquisition operating results	—	(0.7)	—	—	—	—	(0.7)
Higher special charges, net	—	—	—	—	—	(0.7)	(0.7)
All other, including higher selling, general and administrative spending	3.2	0.9	(0.5)	(0.5)	0.5	(2.8)	0.8

Operating income — fiscal year ended January 2, 2010	$34.5	$2.2	$23.2	$42.4	$2.4	$(52.5)	$52.2

          Consolidated operating income was $52.2 million for 2009 as compared to $29.0 million of operating income in 2008. Raw material costs, especially polypropylene resin, were $119.7 million lower in 2009 compared to 2008. These declines represented not only decreases in the market price for raw materials, but cost improvements achieved through our global procurement activities. The cost reduction was partially offset by a reduction of sales price/mix of $69.2 million during the same time period. Sales price/mix is calculated based on the change in the average selling price for current year multiplied by the current year volume. The average selling price reflects the results of selling price effectiveness improvement initiatives, changes in product mix, and price changes associated with both index-based selling agreements and market based pricing trends. The net effect of the above factors and initiatives resulted in an improvement in our operating income of $50.5 million in 2009 compared to 2008. Operating income was negatively impacted by the previously mentioned lower sales volumes and impacts to manufacturing costs along with higher special charges and acquisition and integration expenses related to the initial phase of the Spain Business Acquisition. In addition, the completion of the initial phase of the Spain Business Acquisition occurred during the month of December 2009, which included a holiday period, and operating results were negatively impacted by the shortened operating period.
          Selling, general and administrative expenses decreased $2.2 million, from $115.5 million in 2008 to $113.3 million in 2009, due primarily to the movement of foreign currencies versus the U.S. dollar, lower executive severance and termination costs and lower distribution (including shipping and handling) costs related to sales volumes. Specifically, our shipping and handling expenses were $3.7 million lower in 2009 compared to 2008. These factors were partially offset by higher compensation costs and other spending increases associated with investments in capabilities to enable us to better address future market needs and execute on its strategic plan. Executive severance was $0.5 million in 2009 compared to $1.6 million in 2008. Selling, general and administrative costs as a percent of net sales increased from 11.3% in 2008 to 13.3% for 2009. This percentage is impacted by the reduction in sales noted above.
          Acquisition and integration expenses of $1.8 million in 2009 were associated with the initial phase of the Spain Business Acquisition.
          Special charges for 2009 of approximately $20.8 million included non-cash impairment charges of $3.4 million related to the write-down of certain property and equipment in North Little Rock, Arkansas, and Neunkirchen, Germany, to their estimated fair value less costs to sell, and restructuring and plant realignment costs comprised of: (a) $11.3 million associated with our announced closure of the North Little Rock, Arkansas facility and relocation of some of these assets to our facility in Benson, North Carolina; (b) $3.4 million of severance and other shut-down costs in Europe related to the ongoing restructuring efforts of the European operations; (c) $0.8 million related to an ongoing employee claim in Argentina; (d) $1.7 million of severance costs related to other restructuring initiatives in the United States and Canada, and $0.2 million of other costs.
          Other operating income, net for 2009 of approximately $4.7 million includes foreign currency gains of approximately $3.2 million and license fee income of approximately $1.5 million. Other operating loss, net for 2008 of approximately $5.0 million includes foreign currency losses of approximately $6.5 million offset by license fee income of approximately $1.5 million.
Interest and Other Expense
          Net interest expense decreased $4.4 million, from $31.1 million during 2008 to $26.7 million during 2009. The decrease in net interest expense was largely due to the impact of reduced term loan borrowings and lower interest rates for the period prior to the old credit facilities amendment, and costs associated with an interest rate swap agreement that expired in June 2009, partially offset by higher interest costs related to subsidiary debt obligations. Interest expense is expected to be higher going forward resulting from the LIBOR floor associated with the amendment to the old credit facilities discussed below.
          Effective May 8, 2007, we entered into a cash flow hedge agreement, which expired on June 29, 2009, which effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 5.085%. Additionally, on February 12, 2009, we entered into the Interest Rate Swap which became effective June 30, 2009 and matures on June 30, 2011, which originally effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 1.96%.
          In connection with the amendment of our then old credit facilities in September 2009, substantially all of the borrowings under such credit facilities were subject to a LIBOR floor of 2.5%. As a result of the new LIBOR floor, the effectiveness of the Interest Rate Swap was modified. See “Quantitative and Qualitative Disclosures About Market Risk.” In connection with the Transactions, we settled the Interest Rate Swap for a cost of $2.1 million.

          During 2009, we incurred costs related to the amendment of our old credit facilities. As a result, a portion of the unamortized loan acquisition costs associated with the November 2005 financing in the amount of $3.5 million were written off and, together with $1.6 million of third-party costs incurred in connection with the amendment of our old credit facilities, are included in Loss on extinguishment of debt in the Consolidated Statement of Operations.
          During 2009, we reacquired $15.0 million of principal amount of debt, via cash payment, and recognized a gain on such reacquisition of $2.4 million, net of the write-off of deferred financing fees of $0.2 million.
          Foreign currency and other loss (gain), net decreased by $4.7 million, from a $0.5 million loss during 2008 to a $5.2 million loss in 2009, primarily due to movement in foreign currency rates.
Income Tax Expense
          During 2009, we recognized income tax expense of $8.6 million on consolidated income before income taxes and discontinued operations of $17.6 million. During 2008, we recognized income tax expense of $7.0 million on consolidated loss before income taxes and discontinued operations of $2.5 million. Our income tax expense is different than such expense determined at the U.S. federal statutory rate primarily due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, U.S. state income taxes, changes in the amounts recorded for tax uncertainties and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.
Discontinued Operations
          Income from operations of discontinued business was comprised of the net operating results of FabPro and Difco for 2009 and 2008. During the second quarter of 2009, we concluded that FabPro constituted an asset held for sale and, accordingly, we have presented FabPro as a discontinued operation. We completed the sale of FabPro during the third quarter of 2009. We divested the Difco business in the second quarter of 2011. Accordingly, Difco has been presented as a discontinued operation for all past periods presented. Income from discontinued operations decreased $6.2 million, from $8.3 million in 2008 to income of $2.1 million in 2009.
          We have recognized a gain on the sale of FabPro of approximately $6.8 million in 2009. The definitive purchase agreement for the FabPro sale provided for a purchase price adjustment based on the actual working capital that FabPro had on the sale date, as compared with a forecasted amount. The actual working capital purchase price adjustment was finalized in the fourth quarter of 2009 and resulted in no significant adjustment.
Net (Income) Loss Attributable to Noncontrolling Interests
          Noncontrolling interests represent the minority partners’ interest in the income or loss of consolidated subsidiaries which are not wholly-owned by us. These interests include a 40% noncontrolling interest in Dominion Nonwovens Sudamerica S.A. (our Argentine subsidiary) and a 20% noncontrolling interest in our Chinese subsidiary, Nanhai Nanxin. We completed the Argentina Noncontrolling Interest Acquisition in fourth quarter of 2009 and completed the China Noncontrolling Interest Acquisition in the first quarter of 2011.
Net Income Attributable to Polymer Group, Inc.
          As a result of the factors described above, net income attributable to Polymer Group, Inc. increased $15.4 million to $20.1 million for 2009 compared to $4.7 million for 2008.
Liquidity and Capital Resources
          Historically, our primary source of liquidity has been cash from operations and borrowing availability under our old credit facilities. Following the Transactions, our primary source of liquidity continues to be cash from operations, cash balances on hand and borrowing availability under our ABL facility and other credit facilities and factoring agreements.

          Of our $54.9 million of cash and cash equivalents balance, as of July 2, 2011, $34.6 million was held by subsidiaries outside of the U.S., the vast majority of which was available for repatriation through various intercompany arrangements.
          We currently have intercompany loan agreements in place that allow us to permanently repatriate foreign subsidiary cash balances to the U.S. without being subject to significant amounts of either foreign jurisdiction withholding taxes or adverse U.S. taxation. In addition, our U.S. legal entities have royalty arrangements, associated with our foreign subsidiaries use of U.S. legal entities intellectual property rights that allow us to permanently repatriate foreign subsidiary cash balances, subject to foreign jurisdiction withholding tax requirements, ranging from 5% to 10%. Should we decide to permanently repatriate foreign jurisdiction earnings, by means of a dividend, the repatriated cash would be subject to foreign jurisdiction withholding tax requirements, ranging from 5% to 10%. We believe that any such dividend activity and the related tax effect would not be material.
          Our U.S. legal entities in the past have also borrowed cash, on a temporary basis, from our foreign subsidiaries to meet U.S. obligations via short-term intercompany loans. Our U.S. legal entities may in the future borrow from our foreign subsidiaries.
Comparison as of July 2, 2011 and January 1, 2011

	July 2, 2011	January 1, 2011
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$54.9	$72.4
Working capital	193.3	178.8
Total assets	1,125.9	732.0
Total debt	597.3	333.9
Total shareholders’ equity	222.4	134.3
          We had working capital (which consists of current assets less current liabilities) of approximately $193.3 million at July 2, 2011 compared with $178.8 million at January 1, 2011. As compared to January 1, 2011, our working capital balances increased $14.5 million, primarily as a result of higher trade and other accounts receivables and inventories, offset in part by an increase in accounts payable and accrued liabilities balances and lower cash balances.
          Accounts receivable at July 2, 2011 were $150.2 million as compared to $121.7 million at January 1, 2011, an increase of $28.5 million. The net increase in accounts receivable during the first half of 2011 was primarily attributable to higher overall selling prices associated with products sold to customers during the second quarter of 2011 as compared to the fourth quarter of 2010. This increase was partially offset by lower receivables at our Cali, Colombia facility due to the cessation of operations due to the flood and the resulting lower level of shipments from that facility during the second quarter. We believe that our reserves adequately protect us against foreseeable increased collection risk. Accounts receivable represented approximately 46 days of sales outstanding at July 2, 2011 as compared to 41 days of sales outstanding at January 1, 2011.
          Inventories at July 2, 2011 were $138.2 million, an increase of $33.0 million from inventories at January 1, 2011 of $105.2 million. The net increase in inventory during 2011 is due to higher unit costs related to inventory during the first of half of 2011 compared to year-end 2010, higher finished goods volumes as production levels have exceeded sales in the first half of 2011, an increase in inventory at our Cali facility to prepare for the re-commencement of operations after the shutdown caused by the flood and the effects of currency movements, partially offset by higher inventory reserves. The overall increase was comprised of component increases in finished goods, raw materials and work-in-process of $23.9 million, $5.1 million and $4.0 million, respectively. We had inventory representing approximately 51 days of cost of sales on hand at July 2, 2011 compared to 44 days of cost of sales on hand at January 1, 2011.
          Accounts payable and accrued liabilities at July 2, 2011 were $207.1 million as compared to $173.9 million at January 1, 2011, an increase of $33.2 million. The increase was primarily related to higher raw material unit costs during the first half of the second quarter of 2011 as compared to the end of 2010 and accrued interest on the notes being exchanged hereby. Interest on the notes being exchanged hereby is payable twice annually on February 1st and August 1st and accrued interest on the notes was higher by $18.3 million as of July 2, 2011 compared to January 2, 2011. Accounts payable and accrued liabilities balances were also impacted by accruals with respect to incentive compensation plans and the timing of payroll cycles, acceptance of vendor discounts, changes in terms regarding purchases of raw materials from certain vendors, and changes in restructuring accruals and various other accruals for non-income taxes and other third-party fees. During the first quarter of 2011, the Company negotiated specific extended terms with certain vendors associated with the Colombia restoration costs that also contributed to higher accounts payable balances. Accounts payable and accrued liabilities represented approximately 77 days of cost of sales outstanding at July 2, 2011 compared to 73 days of cost of sales outstanding at January 1, 2011.
Comparison of Five Months Ended July 2, 2011, One Month Ended January 28, 2011 and Six Months Ended July 3, 2010

	Five months	One month	Six months
	ended July 2,	ended January	ended July 3,
	2011	28, 2011	2010
		(dollars in millions)
Cash flow data:
Net cash (used in) provided by operating activities	$(27.7)	$(25.3)	$17.6
Net cash used in investing activities	(431.5)	(8.3)	(9.2)
Net cash provided by (used in) financing activities	442.0	31.4	(4.0)
     Operating Activities
          Net cash used in operating activities was $27.7 million and $25.3 million in the five months ended July 2, 2011 and one month ended January 28, 2011, respectively, compared to cash provided by operating activities of $17.6 million during the first six months of 2010. A primary contributor to the activity in the five month period was cash paid for fees and other costs associated with the acquisition. Cash payments for professional fees and other transaction costs related to the Merger, excluding direct financing costs, were $31.6 million in the five months ended July 2, 2011. As of January 28, 2011, we had $31.1 million of restricted cash classified in other current assets. This restriction caused an increase in net cash used in operating activities for the one month period of $31.1 million which was offset in the five month period when the restricted cash was used in conjunction with the Transactions. During the five months ended July 2, 2011 and one month ended January 28, 2011, we made cash payments of $0.6 and $9.8 million, respectively, to restore operations in our Cali, Colombia manufacturing facility due to the flooding that occurred. The cash outflows were offset by $5.3 million of insurance cash proceeds received during the five month period ended July 2, 2011. We expect to make future additional cash payments of approximately $3.0 million to fully restore manufacturing operations, which will be partially offset by approximately $0.4 million of additional insurance cash proceeds. In addition, we currently anticipate future proceeds from the sale of closed facilities and idled equipment in the range of $3.0 million to $4.0 million, which is expected to be received in 2011. Additionally, working capital, excluding the effect of the restricted cash described above, required a use of cash of $42.5 million in the five months ended July 2, 2011 and provided cash of $4.1 million in the one month period ended January 28, 2011. In the six months ended July 3, 2010, working capital required a use of cash of $0.5 million. Finally, lower income resulting from the disruption of activities that occurred in our Cali, Colombia manufacturing facility negatively impacted operating cash flow. As sales volumes and raw material costs change, inventory and accounts receivable balances are expected to rise and fall, accordingly, resulting in changes in our levels of working capital balances and cash flow going forward.
          We review our business on an ongoing basis relative to current and expected market conditions, attempting to match our production capacity and cost structure to the demands of the markets in which we participate, and strive to continuously streamline our manufacturing operations consistent with world-class standards. Accordingly, in the future we may decide to undertake certain restructuring efforts to improve our competitive position. To the extent from time to time further decisions are made to restructure our business, such actions could result in cash restructuring charges and asset impairment charges, which could be material.

          Cash tax payments are significantly influenced by, among other things, actual operating results in each of our tax jurisdictions, changes in tax law, changes in our tax structure and any resolutions of uncertain tax positions, such as our on-going efforts to resolve our potential PHC exposure. As a result of the Merger, we expect that any potential PHC exposure will be mitigated by the escrow discussed in further detail in Note 5, “Acquisitions.”
     Investing Activities
          Net cash used in investing activities amounted to $431.5 million, $8.3 million and $9.2 million in the five months ended July 2, 2011, one month ended January 28, 2011 and six months ended July 3, 2010, respectively. The significant amount of cash used in the five month period was primarily a result of the Merger, which resulted in a use of cash of $403.5 million, representing the purchase price. Capital expenditures during the five months ended July 2, 2011 and the one month ended January 28, 2011 were $29.9 million and $8.4 million, respectively. Comparatively, capital spending was $9.7 million in the six month period ended July 3, 2010. Capital expenditures in all three periods were predominantly associated with our announced expansion projects for Suzhou, China and Waynesboro, Virginia. We estimate our annual maintenance capital expenditures to be approximately $5.0 million to $10.0 million. Net cash used in our investing activities in the five month period ended July 2, 2011 was favorably impacted by $9.2 million of cash proceeds associated with the sale of assets. Also included was a cash outlay of $7.2 million for the acquisition of the remaining noncontrolling interest in Nanhai, China. As business conditions and working capital requirements change, we actively seek to manage our capital expenditures where possible, enabling us to appropriately balance cash flows from operations with capital expenditures.
          As discussed in further detail in Note 14 “Derivative and Other Financial Instruments and Hedging Activities,” we entered into a series of foreign exchange forward contracts (put options and call options) with a third-party financial institution in the first quarter of 2010. These contracts, which had been subsequently amended third quarter 2010, were cancelled on January 20, 2011 for a cash cost of $0.5 million. Simultaneously with the cancellation of the forward contracts, we entered into new forward contracts that fixed the remaining future payments of €16.2 million (as of January 20, 2011) associated with the new Suzhou spunmelt equipment at a weighted average rate of 1.352 (Euro to U.S. dollar), equal to $21.9 million.
     Financing Activities
          Net cash provided by financing activities amounted to $442.0 million and $31.4 million in the five month period ended July 2, 2011 and one month period ended January 28, 2011, respectively. We had a net use of cash of $4.0 million in six months ended July 3, 2010. The one month activity consisted primarily of borrowings to prepare for the Transactions. The $442.0 million cash increase in the five months ended July 2, 2011 was primarily a result of the Transactions. The issuance of the Senior Notes resulted in a cash inflow of $560.0 million. In addition, we received cash inflows of $259.9 million, related to the issuance of common stock in conjunction with the Transactions, and $42.4 million of proceeds from other borrowings. Comparatively, we had a total financing inflow of $28.8 million in the first six months of 2010. We had cash outflows of $368.8 million in the five months ended July 2, 2011, which was primarily attributable to the repayment of our pre-Acquisition debt in conjunction with the Transactions. We also incurred cash expenditures of $19.3 million related to loan acquisition costs during the five month period. We had total cash financing outflows of $32.6 million in the six months ended July 3, 2010, related to repayment of borrowings and the reacquisition of $15.0 million of our Term Loan.
          While we have experienced stabilization in most of our end-use markets, we continue to experience volatility in raw material pricing, including significant increase in near term pricing and tight raw material supply conditions and increased competitive pricing pressures as new capacity comes into the market. However, based on our ability to generate positive cash flows from operations and the financial flexibility provided by our credit facilities, we believe that we have the financial resources necessary to meet our operating needs, fund our capital expenditures and make all necessary contributions to our retirement plans in the foreseeable future. As discussed above, we believe that as a result of the establishment of the escrow fund as part of the Merger, any potential cash outlay attributable to the PHC issue will not have a material impact on our liquidity. In addition to cash from operations, we have access to the ABL Facility (subject to the available borrowing base) as a result of the Merger, cash on our balance sheet, our factoring agreements and our credit facilities in Argentina and China to provide liquidity going forward.

Comparison as of January 1, 2011 and January 2, 2010

	January 1,	January 2,
	2011	2010
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$72.4	$57.9
Working capital	178.8	163.8
Total assets	732.0	699.9
Total debt	333.9	342.6
Total shareholders’ equity	143.3	124.4
          Our working capital (which consists of current assets less current liabilities) was approximately $178.8 million at January 1, 2011 compared with $163.8 million at January 2, 2010. As compared to January 2, 2010, our working capital balances increased $15.0 million, primarily as a result of higher cash balances, inventory and other receivables, and a lower level of current maturities of long-term debt, offset by an increase in accounts payable and accrued liabilities balances. Higher sales volumes and raw material costs resulted in an increase in inventory balances; however, this increase was partially offset by higher levels of accounts payable and accrued liabilities. The raw material price impact on inventory balances was partially offset by lower unit volumes on hand at the end of 2010 compared to the beginning of the year.
          Accounts receivable at January 1, 2011 were $121.7 million as compared to $122.7 million at January 2, 2010, a decrease of $1.0 million. The net decrease in accounts receivable during 2010 is primarily attributable to a lower level of receivables at our Cali, Colombia facility due to the interruption of operations that resulted in a significantly lower level of shipments for the month of December and the effects of currency movements. This was somewhat offset by increases in the remainder of our business from to higher sales volumes and higher overall selling prices. We believe that our reserves adequately protect us against foreseeable increased collection risk. Accounts receivable represented approximately 41 days of sales outstanding at January 1, 2011 as compared to 48 days of sales outstanding at January 2, 2010.
          We have factoring agreements to sell, without recourse or discount, certain trade receivables to unrelated third-party financial institutions. Under the current terms of these factoring agreements, there are maximum amounts of outstanding advances at any one time.
          Inventories at January 1, 2011 were $105.2 million, an increase of $5.5 million from inventories at January 2, 2010 of $99.7 million. The net increase in inventory during 2010 is due to higher unit costs related to inventory at the end of fiscal 2010 compared to year-end 2009, partially offset by the non-cash write-off of inventory damaged by the flood in our Cali facility, the effects of currency movements and slightly lower inventory reserves. The overall increase was comprised of component increases in raw materials of $8.3 million, largely offset by a net decrease in finished goods and work in process of $2.6 million and $0.2 million, respectively. We had inventory representing approximately 44 days of cost of sales on hand at January 1, 2011 compared to 48 days of cost of sales on hand at January 2, 2010.
          Accounts payable and accrued liabilities at January 1, 2011 were $173.9 million as compared to $143.2 million at January 2, 2010, an increase of $30.7 million. The increase in accounts payable and accrued liabilities during 2010 was due to (a) higher accounts payable resulting from improved terms with certain vendors achieved during the year associated with our global procurement initiatives and (b) higher raw material unit costs at the end of 2010 compared to the end of 2009, partially offset by the effects of currency movements. Accounts payable and accrued liabilities balances can also be impacted by accruals with respect to incentive compensation plans and the timing of payroll cycles, acceptance of vendor discounts, changes in terms regarding purchases of raw materials from certain vendors, as well as the movement of certain purchases of raw materials, for which there is limited availability, to vendors that require us to pay cash prior to delivery and changes in restructuring accruals, and various other accruals for non-income taxes and other third party fees. Accounts payable and accrued liabilities represented approximately 73 days of cost of sales outstanding at January 1, 2011 compared to 69 days of cost of sales outstanding at January 2, 2010.

Comparison as of Fiscal Years Ended January 1, 2011 and January 2, 2010

	Fiscal Year Ended
	January 1,	January 2,
	2011	2010
	(dollars in millions)
Cash flow data:
Net cash provided by operating activities	$63.2	$99.0
Net cash used in investing activities	(41.3)	(14.6)
Net cash used in financing activities	(8.1)	(72.7)
Operating Activities
          Net cash provided by operating activities was $63.2 million during 2010 compared to $99.0 million during 2009. During 2009, working capital levels were impacted as sales volumes were declining and sales prices were lower to reflect lower raw material costs. As such, lower working capital provided a source of cash of approximately $26.8 million during 2009. During 2010, working capital levels, net of non-cash charges and balance sheet reclassifications, decreased but not to the degree of 2009, providing a source of cash of $10.9 million. This difference contributed to the decrease in operating cash flows compared to the prior year period. Additionally, our net income was lower, which reflected an increase in gross profit offset by higher expenses, and was negatively impacted by the disruption of activities that occurred in our Cali, Colombia facility during the month of December due to the flooding. As sales volumes and raw material costs change, inventory and accounts receivable balances are expected to rise and fall, accordingly, resulting in changes in our levels of working capital balances and cash flow going forward.
          The restructuring and plant realignment costs of $9.1 million in 2010 are comprised of: (i) $7.3 million of severance and other shutdown costs related to facilities in the United States associated with the consolidation of our carded business in Benson, North Carolina; and (ii) $1.8 million of severance and other shutdown costs related to facilities in Europe and Latin America.
          The restructuring and plant realignment costs of $17.1 million in 2009 are comprised of: (i) $11.3 million associated with our announced closure of the North Little Rock, Arkansas facility and relocation of some of these assets to our facility in Benson, North Carolina; (ii) $3.4 million of severance and other shut-down costs in Europe related to the ongoing restructuring efforts of the European operations; (iii) $0.8 million related to an ongoing employee claim in Argentina; and (iv) $1.6 million of severance costs related to other restructuring initiatives in the United States and Canada.
          Our restructuring and plant realignment activities in 2010 and 2009 are discussed in Note 3 “Special Charges, Net” to the consolidated financial statements included elsewhere included in this prospectus.
          Cash payments for special charges were $13.7 million for 2010 and $17.4 million for 2009. As of January 1, 2011, $1.7 million had been accrued for future payments of previously announced and approved restructuring initiatives. Additionally, there were $3.0 million of accrued professional fees associated with the Merger as of January 1, 2011. During 2011, we estimate cash costs to restore operations in our Cali, Colombia facility due to the flooding that occurred to be approximately $12.5 million to $13.5 million, partially offset by approximately $5.9 million of expected proceeds from all relevant insurance policies. In addition, we currently anticipate future proceeds from the sale of closed facilities and idled equipment in the range of $3.0 million to $4.0 million, which is expected to be received in 2011.
          We review our business on an ongoing basis relative to current and expected market conditions, attempting to match our production capacity and cost structure to the demands of the markets in which we participate, and strive to continuously streamline our manufacturing operations consistent with world-class standards. Accordingly, in the future we may decide to undertake certain restructuring efforts to improve our competitive position. To the extent from time to time further decisions are made to restructure our business, such actions could result in cash restructuring charges and asset impairment charges, which could be material.

          Cash tax payments are significantly influenced by, among other things, actual operating results in each of our tax jurisdictions, changes in tax law, changes in our tax structure and any resolutions of uncertain tax positions, such as our on-going efforts to resolve our potential PHC exposure. As a result of the Transactions, we expect that any potential PHC exposure will be mitigated by the escrow discussed in the Transactions.
Investing Activities
          Net cash used in investing activities amounted to $41.3 million and $14.6 million in 2010 and 2009, respectively. Capital expenditures during 2010 totaled $45.2 million, an increase of $1.7 million from capital spending of $43.5 million in 2009. Capital expenditures in 2010 were predominantly associated with our expansion projects announced for Suzhou, China and Waynesboro, Virginia. Capital expenditures in 2009 included the construction of a new spunmelt line at our manufacturing facility in San Luis Potosi, Mexico. We estimate our annual maintenance capital expenditures to be approximately $5.0 million to $10.0 million. As business conditions and working capital requirements change, we actively manage our capital expenditures, enabling us to appropriately balance cash flows from operations with capital expenditures.
          Net cash used in our investing activities also included a cash outlay of $4.1 million in 2009 for the Argentina Noncontrolling Interest Acquisition. Further investing activities during 2010 and 2009 included $4.4 million and $33.3 million, respectively, from the sale of assets. The proceeds from the sale of FabPro are included in 2009, as we completed the sale of FabPro during the third quarter of 2009.
          As discussed in further detail in Note 14, “Derivative and Other Financial Instruments and Hedging Activities,” on February 8, 2010, we entered into a series of foreign exchange forward contracts (put options and call options) with a third-party financial institution (the “2010 FX Forward Contracts”) that provide for a floor and ceiling price (collar) for changes in foreign currency rates between the Euro and U.S. dollar through the date of acceptance of the equipment associated with the new spunmelt equipment to be installed in Suzhou, China. The objective of the 2010 FX Forward Contracts is to hedge the changes in fair value of the firm commitment related to the aforementioned Euro-denominated equipment purchase contract. The call/put options set a maximum and minimum strike price of 1.41 and 1.35 (Euro to U.S. dollar), respectively. The cash settlements under the 2010 FX Forward Contracts coincide with the payment dates on the equipment purchase agreement. The revised notional amount of the contracts with the third party, which expire on various dates in 2010 through early 2012, was €24.9 million, which will result in U.S. dollar equivalent range of $33.6 million to $35.1 million. On January 20, 2011, we cancelled the 2010 FX Forward Contracts for a cash cost of $0.5 million and entered into new forward contracts (the “2011 FX Forward Contracts”) that fixed the remaining future payments of €16.9 million associated with the Suzhou spunmelt equipment at an weighted average rate of 1.352 (Euro to U.S. dollar), equal to $21.9 million.
          We have committed capital projects, which include the purchase and installation of a new spunmelt line at our facility in Suzhou, China and the construction of the building and ancillary equipment associated with the installation of a new spunmelt line at our facility in Waynesboro, Virginia pursuant to the Equipment Lease Agreement. Total remaining payments with respect to these major capital expansion projects as of January 1, 2011 totaled approximately $54.6 million, which are expected to be substantially expended through the second quarter of 2012.
          On May 26, 2010, we signed an equity transfer agreement to purchase the 20% noncontrolling equity interest in Nanhai Nanxin from our minority partner. In the first quarter of 2011, we completed the China Noncontrolling Interest Acquisition for a purchase price of $7.2 million.
Financing Activities
          Net cash used in financing activities amounted to $8.1 million in 2010, compared to $72.7 million in 2009. In 2010, we repaid, on a net basis, $8.4 million of debt. In 2009, we reduced our debt, on a net basis, by $71.0 million through repayments of $68.2 million and the gain resulting from reacquired debt. Additionally in 2009, we used $12.3 million to repurchase $15.0 million of our first-lien term loan. Of the repayments made in 2009, $31.6 million was associated with the remittance of proceeds received from the sale of FabPro and $24.0 million was repaid in conjunction with the execution of the old credit facilities amendment.

          In fiscal 2009, we experienced negative impacts in certain of our businesses, primarily in the industrial sector, from the deterioration in global economic conditions and experienced volatility in raw material pricing. While we have seen stabilization in most of our end-use markets, we continue to experience volatility in raw material pricing, including significant increase in near term pricing and tight raw material supply conditions. However, based on our ability to generate positive cash flows from operations and the financial flexibility provided by our credit facilities, as amended, we believe that we have the financial resources necessary to meet our operating needs, fund our capital expenditures and make all necessary contributions to our retirement plans in the foreseeable future. The PHC issue could also impact our liquidity; however, based on our current expectations regarding the resolution of the PHC issue and the establishment of the escrow fund as part of the Transactions, we do not believe this issue will have a material impact on our liquidity going forward. After the Transactions, in addition to cash from operations, we have access to the ABL Facility (subject to the available borrowing base), cash on our balance sheet, our factoring agreements and our credit facilities in Argentina and China to provide liquidity going forward.
     Comparison as of Fiscal Years Ended January 2, 2010 and January 3, 2009

	January 2, 2010	January 3, 2009
	(dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$57.9	$45.7
Working capital	163.8	191.3
Total assets	699.9	702.2
Total debt	342.6	413.7
Total shareholders’ equity	124.4	72.6
          We had working capital (which consists of current assets less current liabilities) of approximately $163.8 million at January 2, 2010 compared with $191.3 million at January 3, 2009. Our working capital balances for 2009 compared to 2008 were impacted by a combination of lower volumes and lower raw material costs, offset by working capital acquired in the initial phase of the Spain Business Acquisition consummated in December 2009. Approximately $11.1 million of the working capital balance at January 2, 2010 was associated with the initial phase of the Spain Business Acquisition. With the Spain Business Acquisition, we originally recognized acquired working capital of: €14.6 million of accounts receivable; €6.4 million of inventory; €0.2 million of other current assets; and €13.5 million of accounts payable and accrued liabilities.
          Accounts receivable at January 2, 2010 were $122.7 million as compared to $121.5 million on January 3, 2009, an increase of $1.2 million. The net increase in accounts receivable during 2009 is primarily attributable to the previously discussed Spain Business Acquisition, which contributed an increase of $12.8 million. Excluding the acquired accounts receivable, our accounts receivable decreased $11.6 million due to lower sales volumes, lower overall selling prices and increased reserves for potentially uncollectible accounts, partially offset by the effects of currency movements. Excluding the effects of the Spain Business Acquisition, accounts receivable represented approximately 45 days of sales outstanding at January 2, 2010 as compared to 44 days of sales outstanding at January 3, 2009. Including the effects of the Spain Business Acquisition, accounts receivable represented approximately 48 days of sales outstanding at January 2, 2010.
          Inventories at January 2, 2010 were $99.7 million, an increase of $3.6 million from inventories at January 3, 2009 of $96.1 million. The net increase in inventory during 2009 includes an increase of $7.5 million associated with the Spain Business Acquisition. Excluding the acquired inventory, our inventory decreased $3.9 million primarily attributable to lower quantities of goods on hand at January 2, 2010, partially offset by the effects of currency movements, higher unit costs related to inventory at the end of 2009 compared to year-end 2008 costs and a reduction in inventory reserves. The overall decrease was comprised of component decreases in raw materials and work-in-process of $4.9 million and $2.9 million, respectively, partially offset by a net increase in finished goods of $11.4 million. Excluding the effects of the Spain Business Acquisition, we had inventory representing approximately 47 days of cost of sales on hand at January 2, 2010 compared to 43 days of cost of sales on hand at January 3, 2009. Including the effects of the Spain Business Acquisition, we had inventory representing approximately 48 days of cost of sales on hand at January 2, 2010.

          Accounts payable and accrued liabilities at January 2, 2010 were $143.2 million as compared to $121.8 million at January 3, 2009, an increase of $21.4 million. The increase in accounts payable and accrued liabilities during 2009 was increased by $17.9 million of accounts payable and accrued liabilities associated with the Spain Business Acquisition. Excluding the assumed accounts payable and accrued liabilities, our accounts payable and accrued liabilities increased $3.5 million from January 3, 2009 to January 2, 2010. The increase was primarily related to improved terms with certain vendors achieved during the year associated with our global procurement initiatives and higher raw material unit costs at the end of 2009 compared to the end of 2008. Accounts payable and accrued liabilities balances can also be impacted by accruals with respect to incentive compensation plans and the timing of payroll cycles, acceptance of vendor discounts, changes in terms regarding purchases of raw materials from certain vendors, as well as the movement of certain purchases of raw materials, for which there is limited availability, to vendors that require us to pay cash prior to delivery and changes in restructuring accruals. Excluding the effects of the Spain Business Acquisition, accounts payable and accrued liabilities represented approximately 63 days of cost of sales outstanding at January 2, 2010 compared to 55 days of cost of sales outstanding at January 3, 2009. Including the effects of the Spain Business Acquisition, accounts payable and accrued liabilities represented approximately 69 days of cost of sales outstanding at January 2, 2010.

	Fiscal Year Ended
	January 2, 2010	January 3, 2009
	(dollars in millions)
Cash Flow Data:
Net cash provided by operating activities	$99.0	$59.5
Net cash used in investing activities	(14.6)	(31.6)
Net cash used in financing activities	(72.7)	(12.9)
Operating Activities
          Net cash provided by operating activities was $99.0 million and $59.5 million during 2009 and 2008, respectively. The net increase of $39.5 million from 2008 to 2009 was driven by increased cash generated from gross profit on sales during 2009 and decreases in the amount of working capital employed at the end of 2009 as described above. As sales volumes increase and as raw material costs increase, inventory and accounts receivable balances rise. As a result, working capital balances are generally expected to rise, resulting in a use of cash going forward. Cash payments for special charges in 2009 and 2008 were $17.4 million and $10.3 million, respectively.
Investing Activities
          Net cash used in investing activities amounted to $14.6 million and $31.6 million in 2009 and 2008, respectively. Capital expenditures totaled $43.5 million in 2009 and $34.5 million in 2008. Other changes in investing activities, including proceeds from asset sales, were $28.9 million in 2009 and $2.8 million in 2008.
          Capital expenditures in 2009 included the construction of a new spunmelt line at our manufacturing facility in San Luis Potosi, Mexico. A significant portion of the capital spending in 2008 related to the construction of our spunmelt line at our manufacturing facility near Buenos Aires, Argentina. Net cash used in investing activities also included a cash outlay of $4.1 million for the Argentina Noncontrolling Interest Acquisition. Further, investing activities during 2009 and 2008 included proceeds from the sale of assets of $33.3 million and $3.4 million, respectively. The proceeds from the sale of FabPro are included in 2009, as we completed the sale of FabPro during the third quarter of 2009. As business conditions and working capital requirements change, we actively manage our capital expenditures, enabling us to approximately balance cash flows from operations with capital expenditures.
          Net cash used in investing activities during 2008 include proceeds from the sale of assets of $3.4 million.
Financing Activities
          Net cash used in financing activities amounted to $72.7 million and $12.9 million in 2009 and 2008, respectively.

          In 2009, we reduced our debt, on a net basis, by $71.0 million through repayments of $68.2 million and the gain resulting from reacquired debt, whereas we repaid, on a net basis, $13.0 million of debt during 2008. In 2009, we used $12.3 million to repurchase $15.0 million of our Term Loan. Of the repayments made in 2009, $31.6 million was associated with the remittance of proceeds received from the sale of FabPro and $24.0 million was repaid in conjunction with the execution of the old credit facilities amendment. In fiscal 2008, we used $28.5 million to repay debt, primarily term loans and borrowed a net amount of $15.5 million associated with a spunmelt line in Argentina.
Contractual Obligations
          The following table sets forth our contractual obligations under existing debt agreements, operating leases and capital leases that have initial or non-cancellable lease terms in excess of one year as of January 1, 2011 and purchase commitments as of January 1, 2011 (dollars in millions):

	Payments due by period
		Less than	1 - 3	3 – 5	More than
	Total	1 year	Years	Years	5 Years
Debt, including short-term borrowings (1)	$333.6	$5.6	$16.9	$6.9	$304.2
Obligations under third party nonaffiliated operating lease agreements (2)	40.4	9.8	14.7	10.7	5.2
Capital lease obligations (3)	0.3	0.1	0.2	—	—
Purchase commitments (4)	100.3	96.6	3.7	—	—

Total (5)	$474.6	$112.1	$35.5	$17.6	$309.4

(1)	Excludes estimated cash interest payments of approximately $22.6 million, $44.9 million, $43.5 million and $66.4 million for periods less than 1 year, periods 1 to 3 years, period 3 to 5 years and periods more than 5 years, respectively, based on the assumption that the rate of interest remains unchanged from January 1, 2011 and only required amortization payments are made.

(2)	We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. These amounts do not include the obligations under the Equipment Lease Agreement. Lease payments under the Equipment Lease Agreement will be approximately $8.3 million annually, commencing on the Basic Term Commencement Date, which occurred in the fourth quarter of 2011.

(3)	Represents rental payments under capital leases with initial or remaining non-cancelable terms in excess of one year.

(4)	Represents our commitments related to the purchase of raw materials, maintenance, converting services and capital projects, including our obligations associated with the China Capital Expansion Projects (discussed in further detail below). This amount also includes $8.2 million of standby letters of credit outstanding at July 2, 2011.

(5)	See “Other Obligations and Commitments” below for further discussion of other contractual obligations, including unrecognized tax obligations.
          The Transactions had a significant impact on our contractual obligations, especially on our indebtedness. The following table sets forth our contractual obligations under our existing debt agreements, the amounts due under operating leases and capital leases that have initial or non-cancellable lease terms in excess of one year as of July 2, 2011 and purchase commitments as of July 2, 2011 (dollars in millions):

	Payments due by period
		Less than	1 - 3	3 – 5	More than
	Total	1 year	Years	Years	5 Years
Debt, including short-term borrowings (1)	$598.6	$6.9	$23.9	$6.9	$560.9
Obligations under third party nonaffiliated operating lease agreements (2)	10.1	2.8	4.5	2.1	0.7
Capital lease obligations (3)	0.3	0.1	0.2	—	—
Purchase commitments (4)	186.9	146.8	40.1	—	—

Total (5)	$795.9	$156.6	$68.7	$9.0	$561.6

(1)	Excludes estimated cash interest payments of approximately $45.7 million, $88.0 million, $86.9 million and $130.2 million for periods less than 1 year, periods 1 to 3 years, period 3 to 5 years and periods more than 5 years, respectively, based on the assumption that the rate of interest remains unchanged from July 2, 2011 and only required amortization payments are made.

(2)	We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. These amounts do not include the obligations under the Equipment Lease Agreement. Lease payments under the Equipment Lease Agreement will be approximately $8.3 million annually, commencing on the Basic Term Commencement Date, which occurred in the fourth quarter of 2011.

(3)	Represents rental payments under capital leases with initial or remaining non-cancelable terms in excess of one year.

(4)	Represents our commitments related to the purchase of raw materials, maintenance, converting services and capital projects, including our obligations associated with the China Capital Expansion Projects (discussed in further detail below). This amount also includes $19.2 million of standby letters of credit outstanding at July 2, 2011.

(5)	See “Other Obligations and Commitments” below for further discussion of other contractual obligations, including unrecognized tax obligations.
Debt Obligations
          In connection with the Transactions, we incurred significant indebtedness and became highly leveraged.
          Our liquidity requirements are significant, primarily due to debt service requirements. We believe that our existing cash, plus the amounts we expect to generate from operations and amounts available through our ABL Facility, will be sufficient to meet our operating needs for the next twelve months, including working capital requirements, capital expenditures, debt repayment obligations and potential new acquisitions.
          As market conditions warrant, we and our major equity holders, including the Sponsor and its affiliates, may from time to time, seek to repurchase our debt securities or loans at any time, including the notes and loans under the ABL Facility, in privately negotiated or open market transactions, by tender offer or otherwise.
     Senior Secured Notes
          In connection with the Transactions, Polymer Group issued the $560.0 million of 7.75% senior secured notes due 2019 being exchanged hereby. The Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis by each of Polymer Group’s existing wholly-owned domestic subsidiaries.
          The indenture governing the Notes, among other restrictions, limits our ability and the ability of our restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v); incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer Group; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets.

          Subject to certain exceptions, the indenture permits us and our restricted subsidiaries to incur additional indebtedness, including senior indebtedness and secured indebtedness. The indenture also does not limit the amount of additional indebtedness that Parent or its parent entities may incur.
          See “Description of the Notes” for additional information.
     ABL Facility
          In connection with the Transactions, Polymer Group entered into senior secured asset-based revolving credit facilities to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability, with a maturity of four years. The ABL Facility provides borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The ABL Facility is comprised of (i) a revolving sub-facility of up to $42.5 million and (ii) a first-in, last out revolving sub-facility of up to $7.5 million.
          The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross acceleration to certain indebtedness, bankruptcy and insolvency defaults, certain events under ERISA, certain monetary judgment defaults, invalidity of guarantees or security interests, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.
          As of July 2, 2011, there were no borrowings under the ABL Facility. As of July 2, 2011, the borrowing base was $40.0 million and since the Company had outstanding standby letters of credit of $10.8 million, the resulting net availability under the ABL Facility was $29.2 million. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of July 2, 2011.
          See “Description of Other Indebtedness” for additional information.
     Subsidiary Indebtedness
     Argentina Indebtedness
          Short-term borrowings
          The Company’s subsidiary in Argentina entered into short-term credit facilities to finance working capital requirements. The outstanding indebtedness under these short-term borrowing facilities was $3.0 million as of July 2, 2011. These facilities mature at various dates through December 2011. As of July 2, 2011, the average interest rate on these borrowings was 1.82%. Borrowings under these facilities are included in Short-term borrowings in our Consolidated Balance Sheets.
          Long-term borrowings
          In January 2007, our subsidiary in Argentina entered into an arrangement (the “Argentina Credit Facility”) with banking institutions in Argentina to finance the installation of a new spunmelt line at its facility near Buenos Aires, Argentina. The maximum borrowings available under the Argentina Credit Facility, excluding any interest added to principal, amount to 26.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $30.3 million with respect to a U.S. dollar-denominated loan and are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary. As of July 2, 2011, the face amount of the outstanding indebtedness was approximately $17.3 million, consisting of the U.S. dollar-denominated loan. Concurrent with the Merger, the Company repaid and terminated the Argentine peso-denominated loans.

          During the second quarter of 2011, we adjusted the recorded book value of the outstanding Argentina Credit Facility indebtedness that existed as of January 28, 2011 to the fair market value as of that date as part of the Merger purchase accounting process. As a result, we recorded a purchase accounting adjustment that created a contra-liability of $0.6 million and similarly reduced goodwill as of the opening balance sheet date. We are amortizing the contra-liability over the remaining term of the loan and including the amortization expense in Interest expense, net in the Consolidated Statements of Operations. The unamortized contra-liability of $0.6 million is included in Long-term debt in our July 2, 2011 Consolidated Balance Sheet. Accordingly, as of July 2, 2011, the carrying amount of the Argentina Credit Facility was $16.7 million.
          The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of approximately $3.5 million beginning in 2011 and continuing through 2015, and the remaining $1.7 million in 2016.
     China Facility
          As discussed earlier, we entered into the China Facility in the third quarter of 2010, to finance a portion of the installation of the New Suzhou Medical Line at our manufacturing facility in Suzhou, China. The maximum borrowings available under the China Facility, excluding any interest added to principal, amounts to $20.0 million. As of July 2, 2011, we had borrowed $17.0 million under the China Facility and we borrowed the remaining $3.0 million in the third quarter of 2011.
          The three-year term of the agreement begins with the date of the first draw down on the China Facility. We were not required to pledge any security for the benefit of the China Facility. The interest rate applicable to borrowings under the China Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 points. We are obligated to repay $5.0 million of the principal balance in the fourth quarter of 2012, with the remaining $15.0 million to be repaid in the fourth quarter of 2013.
     Other Subsidiary Indebtedness
          As of July 2, 2011, our subsidiaries also had other letters of credit in the amount of $8.5 million, which was primarily provided to certain raw material vendors. None of these letters of credit had been drawn on as of July 2, 2011.
     Operating Lease Obligations
          Operating Leases. We lease certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Rent expense (net of sub-lease income), including incidental leases, approximated $2.5 million in each of the six months ended July 2, 2011 and July 3, 2010. The expenses are recognized on a straight-line basis over the life of the lease. Certain of these leases associated with our PGI Spain business were cancelled in conjunction with the Transactions.
          U.S. Expansion Project. On June 24, 2010, Chicopee, Inc. (“Chicopee”), a wholly-owned subsidiary of Polymer Group, entered into an equipment lease agreement and the related construction agency agreement, guarantees and other related agreements (collectively, the “Equipment Lease Agreement”) with Gossamer Holdings, LLC, a Delaware limited liability company (“Gossamer”) for the construction and lease of a new spunmelt line in the U.S. Pursuant to the Equipment Lease Agreement, Chicopee will lease an integrated manufacturing line for the production of heat sealed polypropylene nonwoven fabrics (the “Leased Equipment”) from Gossamer for a seven-year period (the “Basic Term”) beginning upon Chicopee’s acceptance of the Leased Equipment (the “Basic Term Commencement Date”), which occurred on October 7, 2011. The new U.S. line is expected to enable PGI to deliver differentiated products to customers that achieve enhanced barrier properties, softness and opacity compared to the current marketplace capabilities, for use in such products as diapers, and surgical gowns and drapes. The capitalized cost amount was approximately $53.6 million. From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make annual lease payments of approximately $8.3 million to Gossamer. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Equipment Lease Agreement. The aggregate monthly lease payments to Gossamer under the Equipment Lease Agreement, subject to adjustment, are expected to approximate $57.9 million. The Equipment Lease Agreement includes covenants, events of default and other provisions requiring us, among other things, to maintain certain financial ratios and to meet certain construction milestones and other requirements. Our failure to comply with the terms of the Equipment Lease Agreement could result in a default thereunder which, if not cured or waived, could result in our being required to make substantial unscheduled payments in respect of the Equipment Lease Agreement. Polymer Group and a subsidiary of Polymer Group have agreed to guarantee Chicopee’s obligations under the Equipment Lease Agreement. The Equipment Lease Agreement was amended in connection with the Transactions, which included, among other things, changes to the financial covenants and default provisions to accommodate the new capital structure and ownership resulting from the Transactions. The Company paid an aggregate amendment fee to the shareholders of Gossamer of $0.6 million associated with the amendments.
     Purchase Commitments
          China Medical Expansion Project. As discussed earlier, on January 19, 2010, we entered into a firm purchase commitment to acquire a new spunmelt line for the New Suzhou Medical Line. We entered into the China Facility to finance an approximately $20.0 million portion of the cost of the New Suzhou Medical Line and had borrowed $17.0 million as of July 2, 2011. We borrowed the remaining $3.0 million during the third quarter of 2011. As of July 2, 2011, the estimated total remaining payments with respect to the New Suzhou Medical Line were approximately $20.1 million, which included $10.1 million for remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the first quarter of 2012. We will fund the remaining amount of the New Suzhou Medical Line, using a combination of existing cash balances, internal cash flows, the additional $3.0 million borrowed under the China Facility and other existing U.S. based credit facilities, as needed. On January 19, 2011, we entered into foreign exchange forward contracts with a third party institution (the “January 2011 FX Forward Contracts”) to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the January 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Medical Line. The notional amount of the January 2011 FX Forward Contracts was €7.5 million which resulted in a U.S. dollar equivalent of $10.1 million (as of July 2, 2011).
          China Hygiene Expansion Project. On June 24, 2011, we entered into a firm purchase commitment to acquire a fourth spunmelt line, the New Suzhou Hygiene Line. We plan to fund the New Suzhou Hygiene Line using a combination of existing cash balances, internal cash flows, existing U.S. based credit facilities and new China-based financing, as needed. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Hygiene Line were approximately $69.5 million, which includes $42.9 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the fourth quarter of fiscal year 2013. On July 1, 2011, we entered into a series of foreign exchange forward contracts with a third party institution (the “July 2011 FX Forward Contracts”) to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the July 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Hygiene Line. As of July 2, 2011, the remaining notional amount of the July 2011 FX Forward Contracts, which is equal to the original notional amount, was €29.8 million which resulted in a U.S. dollar equivalent of $42.9 million.
     Other Obligations and Commitments
     Factoring Agreements
          We have entered into factoring agreements to sell, without recourse or discount, certain of our U.S. and non-U.S. company-based receivables to unrelated third party financial institutions for a fee based upon the gross amount of the sold receivables. Under the terms of the factoring agreement related to the sale of U.S. company-based receivables, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.
          The sale of our receivables under our factoring agreements accelerates the collection of cash associated with trade receivables, reduces our credit exposure and lowers our net borrowing costs. The amount of trade receivables due from the factoring entities, and therefore, excluded from our accounts receivable, was $44.4 million as of July 2, 2011. We may in the future increase the sale of receivables or enter into additional factoring agreements. These agreements remained in place after the Transactions.
     Other Obligations
          We may be required to make significant cash outlays related to our unrecognized tax benefits. However, due to the uncertainty of the timing of future cash outflows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits, including interest and penalties, of $36.9 million as of July 2, 2011 have been excluded from the contractual obligations table above. As of July 2, 2011, we had contributed approximately $3.2 million to our pension and postretirement plans and anticipate contributing an additional $0.9 million in 2011. Contributions in subsequent years will be dependent upon various factors, including actual return on plan assets, regulatory requirements and changes in actuarial assumptions such as the discount rate on projected benefit obligations.
Covenant Compliance
          Under the indenture governing the Notes and under the credit agreement governing our ABL Facility, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.
          We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the Notes and the credit agreement governing our ABL Facility.
          We believe that Adjusted EBITDA provides useful information about flexibility under our covenants to investors, lenders, financial analysts and rating agencies since these groups have historically used EBITDA-related measures in our industry, along with other measures, to estimate the value of a company, to make informed investment decisions, and to evaluate a company’s ability to meet its debt service requirements. Adjusted EBITDA eliminates the effect of certain non-cash depreciation of tangible assets and amortization of intangible assets, along with the effects of interest rates and changes in capitalization which management believes may not necessarily be indicative of a company’s underlying operating performance.
          We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the indenture governing the Notes and in our ABL Facility. Adjusted EBITDA is a material component of these covenants.
          Adjusted EBITDA is not a recognized term under U.S. GAAP, and should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with U.S. GAAP and is not indicative of income from operations as determined under GAAP. Adjusted EBITDA and other non-U.S. GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, as presented by us, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.
          The following table reconciles income (loss) from continuing operations to Adjusted EBITDA (dollars in millions):

	For the Three	Twelve
	Months Ended	Months Ended
	July 2,	July 2,
	2011	2011
Income (loss) from continuing operations	$(4.1)	$(54.1)
Interest expense, net	12.5	37.6
Income and franchise tax expense (benefit)	(0.4)	2.5
Depreciation and amortization (a)	12.0	46.2
Adjustments resulting from application of purchase accounting (b)	0.1	18.3
Non-cash compensation (c)	0.1	5.6
Special charges (d)	5.0	64.3
Acquisition and integration expenses (e)	—	—
Foreign currency and other non-operating (gain) loss, net (f)	2.1	3.4
Severance and relocation expenses (g)	0.7	2.4
Unusual or non-recurring charges (gains), net	0.5	0.9
Business optimization expense (h)	0.4	1.1
Management, monitoring and advisory fees (i)	0.8	1.4
Annualized impact of acquisition in Spain (j)	—	3.1
Annualized incremental contribution from Mexico spunmelt line (k)	—	—
Annualized incremental contribution from Cali, Colombia spunmelt lines (l)	4.7	13.3
Public company costs (m)	—	0.6

Adjusted EBITDA	$34.4	$146.6

(a)	Excludes loan amortization costs that are included in interest expense.

(b)	Reflects adjustments to inventory related to the step-up in value pursuant to U.S. GAAP resulting from the application of purchase accounting in relation to the Transactions.

(c)	Reflects non-cash compensation costs related to employee and director restricted stock, restricted stock units and stock option plans.

(d)	Reflects costs associated with non-cash asset impairment charges, the restructuring and realignment of manufacturing operations and management organizational structures, pursuit of certain transaction opportunities and other charges included in Special charges, net in our consolidated statement of operations.

(e)	Reflects acquisition and integration costs associated with our PGI Spain acquisition.

(f)	Reflects (gains) losses from foreign currency translation of intercompany loans, unrealized (gains) losses on interest rate and foreign currency hedging transactions, (gains) losses on sales of assets outside the ordinary course of business, factoring costs and certain other non-operating (gains) losses recorded in Foreign Currency and Other (Gain) Loss, net above as well as (gains) losses from foreign currency transactions recorded in Other Operating (Income) Loss, net above.

(g)	Reflects severance and relocation expenses not included under Special charges or Acquisition and integration expenses above.

(h)	Reflects costs incurred to improve IT and accounting functions, costs associated with establishing new facilities and certain other expenses.

(i)	Reflects management, monitoring and advisory fees paid under the Sponsor Management Agreement.

(j)	Reflects the annualized incremental Adjusted EBITDA contribution of the Spain Business Acquisition based on actual performance for the first six months of 2010, translated to U.S. dollars at historical foreign exchange rates in effect for each applicable quarter of the 2010 fiscal year. We did not own the Spain assets for the entirety of the fourth quarter of 2009. Thus, our actual reported results do not reflect the full year expected performance from the Spain assets. We are presenting these adjustments for 2010 fiscal year, but not for any other historical periods.

(k)	Reflects the annualized incremental Adjusted EBITDA contribution of our new line in Mexico (based on the actual run-rate performance for the third quarter of 2010). The new line in Mexico was placed in service during the second quarter of 2009. Prior to the third quarter of 2010, we were ramping up the line and addressing certain technical issues affecting optimal productivity, so actual historical results for that period do not reflect the expected future run-rate. We are presenting these adjustments for the 2010 fiscal year, but not for any other historical periods.

(l)	Represents the annualized earnings of our spunmelt lines in Cali, Colombia for the period the plant was down due to the flooding. The adjustment is based on the actual earnings of the spunmelt lines in Colombia during the third quarter of 2010.

(m)	Reflects estimated costs associated with having public equity, including director fees and transfer agent fees, annual report costs, incremental costs associated with a separate audit report on internal controls and other costs that are not expected to continue post-closing. Costs that will continue following the exchange offer for the notes related to having public debt have not been adjusted. We are presenting these adjustments for the 2010 fiscal year, but not for any other historical periods.
Hedging Activities
     Foreign Exchange Forward Contracts
          On January 19, 2011, we terminated and settled the certain foreign exchange forward contracts that we had entered into in February 2010 and entered into the January 2011 FX Forward Contracts to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the January 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Medical Line. The notional amount of the 2011 FX Forward Contracts was €7.5 million which resulted in a U.S. dollar equivalent of $10.1 million (as of July 2, 2011).
          On July 1, 2011, we entered into the July 2011 FX Forward Contracts to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the July 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Hygiene Line. As of July 2, 2011, the remaining notional amount of the July 2011 FX Forward Contracts, which is equal to the original notional amount, was €29.8 million which resulted in a U.S. dollar equivalent of $42.9 million.
     Interest Rate Swap Contracts
          Prior to the Transactions, we maintained a portion of our position in a cash flow hedge agreement originally entered in February 2007. The cash flow hedge agreement effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 5.085% and terminated on June 29, 2009. Additionally, in February 2009, we entered into the 2009 Interest Rate Swap which effectively converted $240.0 million of notional principal amount of our old credit facilities from a variable LIBOR rate to a fixed LIBOR rate of 1.96%. We originally designated the 2009 Interest Rate Swap as a cash flow hedge of the variability of interest payments with changes in fair value of the 2009 Interest Rate Swap recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets. As of September 17, 2009, in conjunction with the amendment of our old credit facilities, we concluded that 92% of the 2009 Interest Rate Swap was no longer effective; accordingly, 92% of $3.9 million related to the 2009 Interest Rate Swap included in Accumulated Other Comprehensive Income was frozen and was to be reclassified as a charge to earnings as future interest payments were to be made throughout the term of the 2009 Interest Rate Swap, as this portion of the notional amount no longer met the criteria for cash flow hedge accounting. In connection with the Transactions, we settled the 2009 Interest Rate Swap for a cost of $2.1 million.
Off-Balance Sheet Arrangements
          We do not have any off-balance sheet arrangements.
Effect of Inflation
          Inflation generally affects us by increasing the costs of labor, overhead, and equipment. The impact of inflation on our financial position and results of operations was not significant during 2011 and 2010. However, as we grow our business in geographies with higher inflation rates, this could have a larger impact on our business in the future. Additionally, we continue to be impacted by rising raw material costs. See our “Quantitative and Qualitative Disclosures About Market Risk” included below.
Recent Accounting Standards
          In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This guidance clarifies and requires new disclosures about fair value measurements. The clarifications and requirement to disclose the amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy established by ASC 820, were adopted by us in the first quarter of fiscal 2010. Additionally, the amended guidance also requires that purchases, sales, issuances, and settlements be presented gross in the Level 3 reconciliation, which is used to price the hardest to value instruments (the “disaggregation guidance”). We adopted the disaggregation guidance at the beginning January 2, 2011. The adoption of this guidance did not have a significant effect on our consolidated financial statements.
          In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This guidance enhances the disclosure requirements about the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. Financing receivables include, but are not limited to, loans, trade accounts receivable, notes receivables and other receivables, including factoring receivables. We adopted the amended guidance related to period-end balances as of the fiscal year ended January 1, 2011. The adoption of that guidance did not have a significant effect on our consolidated financial statements. We adopted the amended guidance for activities occurring during the reporting period effective January 2, 2011. The adoption of this guidance did not have a significant effect on our consolidated financial statements.
          In December 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-29 to amend certain guidance in ASC 805, “Business Combinations.” This update provides guidance on the disclosure of supplemental pro forma information for business combinations. We have adopted the amended guidance effective January 2, 2011. See Note 4 “Acquisitions — Blackstone Acquisition” to the consolidated financial statements included elsewhere in this prospectus, for the pro forma disclosures required by the amended guidance.
          In December 2010, the FASB issued ASU 2010-28 to amend certain guidance in ASC 350, “Intangibles – Goodwill and Other.” This update provides guidance on the requirements to perform Step 2 of the goodwill impairment test if the carrying amount of the reporting unit is zero or negative. We adopted the amended guidance effective January 2, 2011. The adoption of this guidance should not have a material impact on our consolidated financial statements. As discussed in Note 4 “Acquisitions”, we have not yet finalized our purchase price accounting analysis associated with the Merger. Furthermore, we have not yet made final decisions with respect to our Reporting Units for the allocation of goodwill. Accordingly, we have not fully assessed the effect of the adoption of this new guidance with respect to its impact on our consolidated financial statements.
          In May 2011, the FASB issued ASU 2011-04 to amend certain guidance in ASC 820, “Fair Value Measurement.” This update provides guidance to improve the consistency of the fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. The amended guidance is effective for the first reporting period beginning after December 15, 2011. We are still assessing the potential impact of adoption.
          In June 2011, the FASB issued ASU 2011-05 to amend certain guidance in ASC 220, “Comprehensive Income.” This update requires total comprehensive income, the components of net income and the components of other comprehensive income to be presented either in a single continuous statement or in two separate but consecutive statements. Further, the guidance requires an entity to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The amended guidance is effective for the first reporting period beginning after December 15, 2011. We are still assessing the potential impact of adoption.
          In September 2011, the FASB issued ASU 2011-08 to amend certain guidance in ASC 350, “Intangibles-Goodwill and Other.” This update allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test for a reporting unit. If the entity elects the option and determines that the qualitative factors indicate that it is not more likely than not that a reporting unit’s fair value is less than its carrying amount, the entity is not required to calculate the fair value of the reporting unit and no further evaluation is necessary. The amended guidance is effective for the first reporting period beginning after December 15, 2011, though early adoption is permitted. We are still assessing the potential impact of adoption.
Critical Accounting Policies and Other Matters
          The analysis and discussion of our financial position and results of operations is based upon our consolidated financial statements that have been prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires the appropriate application of certain accounting policies, many of which require management to make estimates and assumptions about future events that may affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Since future events and their impact cannot be determined with certainty, the actual results will inevitably differ from the estimates. We evaluate these estimates and assumptions on an ongoing basis including, but not limited to, those related to revenue recognition, accounts receivable, including concentration of credit risks, acquisitions, inventories, income taxes, impairment of long-lived assets, stock-based compensation and restructuring. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results.
          We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:
          Revenue Recognition. Revenue from product sales is recognized when title and risks of ownership pass to the customer, which is on the date of shipment to the customer, or upon delivery to a place named by the customer, depending upon contract terms and when collectability is reasonably assured and pricing is fixed or determinable. Revenue includes amounts billed to customers for shipping and handling. Provision for rebates, promotions, product returns and discounts to customers is recorded as a reduction in determining revenue in the same period that the revenue is recognized. We base our estimate of the expense to be recorded each period on historical returns and allowance levels. We do not believe the likelihood is significant that materially higher deduction levels will result based on prior experience.
          Accounts Receivable and Concentration of Credit Risks. Accounts receivable potentially expose us to a concentration of credit risk. We provide credit in the normal course of business and perform ongoing credit evaluations on our customers’ financial condition as deemed necessary, but generally do not require collateral to support such receivables. We also establish an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information. Also, in an effort to reduce our credit exposure to certain customers, as well as accelerate our cash flows, we have sold, on a non-recourse basis, certain of our receivables pursuant to factoring agreements. At July 2, 2011, a reserve of $0.7 million has been recorded as an allowance against trade accounts receivable. We believe that the allowance is adequate to cover potential losses resulting from uncollectible accounts receivable and deductions resulting from sales returns and allowances. While our credit losses have historically been within our calculated estimates, it is possible that future losses could differ significantly from these estimates.
          Acquisitions. We account for acquired businesses using the purchase method of accounting. Under the purchase method, our consolidated financial statements reflect the operations of an acquired business starting from the completion of the acquisition. In addition, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective estimated fair values, with any excess of the purchase price over the estimated fair values of the net assets acquired recorded as goodwill.
          Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant items. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management, but are inherently uncertain.
          We typically use an income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuation reflect a consideration of the marketplace, and include the amount and timing of future cash flows, the underlying technology life cycles, economic barriers to entry and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events or circumstances may occur which could affect the accuracy or validity of the estimates and assumptions.
          Inventories. We maintain reserves for inventories which are primarily valued using the first in, first out (FIFO) method. Such reserves for inventories can be specific to certain inventory or general based on judgments about the overall condition of the inventory. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through the expected sales price of such inventories, less selling costs. Reserves are also established based on percentage write-downs applied to inventories aged for certain time periods, or for inventories that are slow-moving. Estimating sales prices, establishing markdown percentages and evaluating the condition of the inventories require judgments and estimates, which may impact the inventory valuation and gross profits. We believe, based on our prior experience of managing and evaluating the recoverability of our slow moving or obsolete inventory, that such established reserves are materially adequate. If actual market conditions and product sales were less favorable than we have projected, additional inventory writedowns may be necessary.
          Income Taxes. We record an income tax valuation allowance when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset depends on our ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. In assessing the realization of the deferred tax assets, consideration is given to, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and tax credits, as well as tax planning strategies available to us. Additionally, we have not provided U.S. income taxes for undistributed earnings of certain foreign subsidiaries that are considered to be retained indefinitely for reinvestment. Certain judgments, assumptions and estimates are required in assessing such factors and significant changes in such judgments and estimates may materially affect the carrying value of the valuation allowance and deferred income tax expense or benefit recognized in our consolidated financial statements.
          We recognize a tax benefit associated with an uncertain tax position when, in our judgment, it is more likely than not that the position will be sustained upon examination by a taxing authority. For a tax position that meets the more-likely-than-not recognition threshold, we initially and subsequently measure the tax benefit as the largest amount that we judge to have a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management.
          A number of years may elapse before a particular matter for which a liability related to an unrecognized tax benefit is audited and finally resolved. The number of years with open tax audits varies by jurisdiction. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe our liability for unrecognized tax benefits is adequate. Favorable resolution of an unrecognized tax benefit could be recognized as a reduction in the effective tax rate in the period of resolution. Unfavorable settlement of an unrecognized tax benefit could increase the effective tax rate and may require the use of cash in the period of resolution. Accordingly, our future results may include favorable or unfavorable adjustments due to the closure of tax examinations, new regulatory or judicial pronouncements, changes in tax laws or other relevant events.
          In periods prior to 2009 and consistent with previous authoritative U.S. GAAP guidance, recognition of tax benefits from preconfirmation net operating loss carryforwards and other deductible temporary differences not previously recognized were applied to reduce goodwill to zero, then to reduce intangible assets that existed at the date of emergence from bankruptcy with any excess tax benefits credited directly to additional paid-in capital of the Predecessor.
          In December 2007, the FASB issued revised authoritative guidance, effective for fiscal years beginning on or after December 15, 2008, with respect to accounting for business combinations and also introduced changes to certain provisions of income tax accounting. For reorganizations undertaken before the adoption period of the revised guidance, release of a valuation allowance related to pre-confirmation net operating losses and deductible temporary differences are now being reported as a reduction to income tax expense. Similarly, adjustments to uncertain tax positions made after the confirmation date are now recorded in the income statement.
          Impairment of Long-Lived Assets. Long-lived assets, excluding goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For assets held and used, an impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of the loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value measured by future discounted cash flows. The analysis, when conducted, requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. In addition, future events impacting cash flow for existing assets could render a write-down necessary that previously required no write-down.
          For assets held for disposal, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell. Estimates are required of fair value, disposal costs and the time period to dispose of the assets. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Actual cash flows received or paid could differ from those used in estimating the impairment loss, which would impact the impairment charge ultimately recognized. As of July 2, 2011, based on our current operating performance, as well as future expectations for the business, we do not anticipate any material writedowns for long-lived asset impairments. However, conditions could deteriorate, which could impact our future cash flow estimates, and there exists the potential for further consolidation and restructuring, either of which could result in an impairment charge that could have a material effect on our consolidated financial statements.
          Stock-Based Compensation. We account for stock-based compensation related to our employee share-based plans in accordance with the methodology defined in the current authoritative guidance for stock compensation. The compensation costs related to all new grants and any unvested portion of prior grants have been measured based on the grant-date fair value of the award. Consistent with the authoritative guidance, awards are considered granted when all required approvals are obtained and when the participant begins to benefit from, or be adversely affected by, subsequent changes in the price of the underlying shares and, regarding awards containing performance conditions, when we and the participant reach a mutual understanding of the key terms of the performance conditions. Additionally, accruals for compensation costs for share-based awards with performance conditions are based on the probability of the achievement of such performance conditions.
          We have estimated the fair value of each stock option grant by using the Black-Scholes option-pricing model. Under the option pricing model, the estimate of fair value is based on the share price and other pertinent factors at the grant date (as defined in the authoritative guidance), such as expected volatility, expected dividend yield, risk-free interest rate, forfeitures and expected lives. Assumptions are evaluated and revised, as necessary, to reflect market conditions and experience. Although we believe the assumptions are appropriate, differing assumptions would affect compensation costs.

          Restructuring. Accruals have been recorded in conjunction with our restructuring actions. These accruals include estimates primarily related to facility consolidations and closures, census reductions and contract termination costs. Actual costs may vary from these estimates. Restructuring-related accruals are reviewed on a quarterly basis, and changes to the restructuring actions are appropriately recognized when identified.
Environmental
          We are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. We believe that we are in substantial compliance with current applicable environmental requirements and do not currently anticipate any material adverse effect on our operations, financial or competitive position as a result of our efforts to comply with environmental requirements. In the past several years, we have witnessed increased climate change related legislation and regulation on a variety of levels, both within the U.S. and throughout the international community. In summary, the risk of environmental liability is inherent due to the nature of our business, and accordingly, there can be no assurance that material environmental liabilities will not arise.
Quantitative and Qualitative Disclosures about Market Risk
          We are exposed to market risks for changes in foreign currency rates and interest rates and we have exposure to commodity price risks, including prices of our primary raw materials. The overall objective of our financial risk management program is to seek a reduction in the potential negative earnings impact of changes in interest rates, foreign exchange rates and raw material pricing arising in our business activities. We manage these financial exposures primarily through operational means and secondarily by using various financial instruments. These practices may change as economic conditions change.
     Long-Term Debt and Interest Rate Market Risk
          Our new long-term financing consists of $560.0 million of 7.75% senior secured notes due 2019. As fixed-rate debt, the interest would not change with a change in the market interest rate. Certain of our subsidiary indebtedness is variable interest rate debt, for which we have not hedged the risks attributable to fluctuations in interest rates. Hypothetically, a 1% change in the interest rate affecting all of our subsidiary indebtedness would change interest expense by approximately $0.4 million.
          The estimated fair value of our long-term debt, including current portion, at July 2, 2011 was approximately $601.2 million.
     Foreign Currency Exchange Rate Risk
          We manufacture, market and distribute certain of our products in Europe, Canada, Latin America and Asia. As a result, our results of operations could be significantly affected by factors such as changes in foreign currency rates in the foreign markets in which we maintain a manufacturing or distribution presence. However, such currency fluctuations have much less effect on our local operating results because we, to a significant extent, sell our products within the countries in which they are manufactured. During 2011 and 2010, certain currencies of countries in which we conduct foreign currency denominated business moved against the U.S. dollar and had a significant impact on sales, with a lesser effect on operating income.
          On January 19, 2011, we entered into the 2011 FX Forward Contracts to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the January 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Medical Line. Further, on July 1, 2011, we entered into July 2011 FX Forward Contracts to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the new spunmelt equipment purchase contract. The objective of the July 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Hygiene Line. As of July 2, 2011, the remaining notional amount of the July 2011 FX Forward

Contracts, which is equal to the original notional amount, was €29.8 million which resulted in a U.S. dollar equivalent of $42.9 million.
     Raw Material and Commodity Risks
          The primary raw materials used in the manufacture of most of our products are polypropylene resin, polyester fiber, polyethylene resin, and, to a lesser extent, rayon and tissue paper. The prices of polypropylene, polyethylene and polyester are a function of, among other things, manufacturing capacity, demand and the price of crude oil and natural gas liquids. In certain regions of the world, we may source certain key raw materials from a limited number of suppliers or on a sole source basis. We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other manufacturers with whom we conduct business would be able to fulfill our requirements. However, the loss of certain of our suppliers could, in the short-term, adversely affect our business until alternative supply arrangements were secured or until alternative suppliers were qualified with customers. We have not experienced, and do not expect, any significant disruptions in supply as a result of shortages in raw materials.
          We have not historically hedged our exposure to raw material increases with synthetic financial instruments. However, we have certain customer contracts with price adjustment provisions which provide for index-based pass-through of changes in the underlying raw material costs, although there is often a delay between the time we incur the new raw material cost and the time that we are able to adjust the selling price to our customers. Raw material costs as a percentage of net sales have increased from 52.9% in the six months ended July 3, 2010 to 59.9% in the six months ended July 2, 2011. On a global basis, raw material costs continue to fluctuate in response to certain global economic factors, including the regional supply versus demand dynamics for the raw materials and the volatile price of oil.
          In periods of rising raw material costs, to the extent we are not able to pass along price increases of raw materials, or to the extent any such price increases are delayed, our COGS would increase and our operating profit would correspondingly decrease. By way of example, if the price of polypropylene was to rise $.01 per pound, and we were not able to pass along any of such increase to our customers, we would realize a decrease of approximately $5.5 million, on an annualized basis based on current purchase volumes (as though the Cali, Colombia manufacturing facility were running at pre-flood manufacturing capacity), in our reported pre-tax operating income. Significant increases in raw material prices that cannot be passed on to customers could have a material adverse effect on our results of operations and financial condition. In periods of declining raw material costs, if sales prices do not decrease at a corresponding rate, our COGS would decrease and our operating profit would correspondingly increase.

INDUSTRY
          We compete primarily in the global nonwovens market. Nonwovens are broadly defined as engineered sheet or web structures, made from polymers and or natural fibers, that are bonded together by entangling fiber or filaments mechanically, thermally or chemically. They are flat sheets that are made directly from separate fibers or from molten plastic or plastic film. By definition, they are not made by weaving or knitting and do not require converting the fibers to yarn.
          Nonwoven fabrics provide specific product attributes, such as absorbency, liquid repellency, resilience, stretch, softness, strength, flame retardancy, washability, cushioning, filtering, bacterial barrier and sterility, that differentiate them from alternative materials. They are used in a wide range of consumer and industrial applications, including hygiene products, apparel, home furnishings, healthcare and surgical fabrics, construction, filtration, engineering and wipes. They may be limited-life, disposable fabric or very durable fabric.
          Principal technologies utilized in the industry today include:
•	Spunmelt technology uses thermoplastic polymers that are melt-spun to manufacture continuous-filament fabrics.

•	Carded technologies (chemical, thermal and spunlace) involve fibers laid on a conveyor belt, teased apart and consolidated into a web and then bonded with chemical adhesive, heat or high pressure water, respectively.

•	Air-laid technology uses high-velocity air to condense fibers.

•	Wet-laid technology drains fibers through a wire screen similar to papermaking.
          We believe spunmelt technology is the fastest-growing manufacturing technology for disposable applications, due to its ability to cost-effectively provide nonwovens with product characteristics including barrier properties, strength, softness and other attributes for disposable applications. According to certain industry sources, spunmelt technology represents approximately 45% of the global nonwovens market and has experienced annual volume growth of 7.1% from 2005 to 2010, as compared to 5.2% for the overall global nonwovens market over the same period.
          The following diagram illustrates the nonwovens value chain.
          According to certain industry sources, annual nonwoven sales are estimated to exceed $25.0 billion. According to ADL Consulting, nonwoven global volume demand across hygiene, medical, wipes and industrial applications which we serve grew at a 7.4% CAGR from 2004 to 2008. Nonwoven global volume demand remained steady from 2008 to 2009 despite global macroeconomic weakness. Aggregate global volume demand across these applications is expected to experience a 6.3% growth rate from 2009 to 2014.

Volume Demand Growth By Application

Source: ADL Consulting.
Volume Demand Growth By Region (1)

(1)	Represents demand for hygiene, medical and wipes applications.

Source: ADL Consulting.

          Demand for nonwovens in wipes applications is expected to witness the highest growth among the various applications at a 8.7% CAGR by volume between 2009 and 2014. In many applications, disposable wipes continue to substitute reusable textiles, and new applications for wipes continue to emerge. Demand for nonwovens in other applications (hygiene, medical and industrial) is expected to grow at 5.4% to 6.0% by volume over the same time period. Developing economies present significant growth potential in diapers and feminine hygiene, and a shift in demographics provides sizeable growth potential for adult incontinence products in developed economies. Demand for nonwovens in medical applications is expected to be driven by increasing sanitary standards, increasing penetration rates for disposable nonwovens in Europe, which currently lags the U.S., and the substitution of nonwoven products for traditional cloth drapes and apparel. Demand in industrial applications was negatively impacted during the recent economic downturn, but is expected to recover with 6.0% growth over the forecast period. Demand for nonwovens in industrial applications is expected to be driven by the development of new applications such as offshore energy cables, increased performance standards, and the substitution of nonwoven products for traditional cloth and apparel.
          Demand in the developed regions (North America, Europe) is expected to grow at an approximately 4.8% CAGR by volume from 2009 to 2014, while demand in the developing regions (Asia, Latin America) is expected to grow at an approximately 8.5% CAGR by volume over the same time period. The strong growth expected in developing countries is driven by increased penetration of disposable products resulting from increasing disposable income in these regions. In China, we expect strong demand growth in hygiene applications as well as medical applications, driven by continued investment by customers in converting capacity within the region.
          We believe that future growth in the industry will be driven by continued development of new products and technology improvements, which should result in an increase in demand for high-performance nonwovens.

BUSINESS
Company Overview
          We are a leading global innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwoven products. Nonwovens are a high-performance and low-cost fabric-like alternative to traditional textiles, paper and other materials. They can be made with specific value-added characteristics including absorbency, tensile strength, softness and barrier properties, among others. Our nonwoven products are critical components used in consumer and industrial products, including hygiene, medical, wipes and industrial applications. Hygiene applications include baby diapers, feminine hygiene products, and adult incontinence products; medical applications include surgical gowns and drapes; wiping applications include household, personal care and commercial cleaning wipes; and industrial applications include filtration, house wrap and furniture and bedding.
          According to certain industry sources, annual sales in the nonwovens market are estimated to exceed $25.0 billion. We are the fourth-largest merchant manufacturer of nonwovens in the world and the leading merchant supplier of nonwovens for disposable applications. We are the largest or second-largest supplier of nonwovens for disposable applications in most of the regional markets where we operate. We believe that disposable applications are less cyclical than other applications and will have higher growth rates in the future.
          We have one of the largest global platforms in our industry, with 13 manufacturing and converting facilities in nine countries throughout the world, including a significant presence in emerging markets like Asia and Latin America. Our manufacturing facilities are strategically located near many of our key customers in order to increase our effectiveness in addressing local and regional demand, as many of our products do not ship economically over long distances. We work closely with our customers, which include well-established multinational and regional consumer and industrial product manufacturers, to provide engineered solutions to meet increasing demand for more sophisticated products. We believe that we have one of the broadest and most advanced technology portfolios in the industry.
          We have undertaken a series of capital expansions and business acquisitions that have broadened our technology base, increased our product lines and expanded our global presence. In the past five years, we have invested in several capacity expansion projects, installing five state-of-the-art spunmelt lines to support strong volume growth in our core applications and markets. At the end of fiscal 2009, we completed the initial phase of our acquisition of assets from Tesalca-Texnovo, the only spunmelt manufacturer in Spain, making us a meaningful supplier of nonwovens for hygiene applications in Europe. We completed the final phase of the Spain Business Acquisition in conjunction with the closing of the Transactions. Simultaneously, we have taken a number of actions to refocus our global footprint and optimize our operations around disposable applications and high-growth markets, including several plant rationalization projects to exit certain low-margin legacy operations. In the first half of 2010, we completed the last of our planned plant consolidation initiatives. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our nameplate nonwovens capacity will utilize spunmelt technology (up from approximately 55% in 2005), compared to approximately 45% of industry capacity in 2010. Our management team believes our remaining non-spunmelt assets (approximately 20% of capacity) will continue serving applications where they are advantaged in producing certain desired product attributes, such as product strength or softness.
          In 2010, we generated net sales of $1,106.2 million. Our sales are geographically diversified, with 35% generated in North America, 28% in Latin America, 25% in Europe and 12% in Asia for the same period.
Segment Overview
          We operate in five segments: U.S. Nonwovens, Europe Nonwovens, Asia Nonwovens, Latin America Nonwovens (collectively, the “Nonwovens Segments”) and Oriented Polymers. These segments represented approximately 29.5%, 25.5%, 11.7%, 27.7% and 5.6% of our net sales, respectively, for 2010. Our Nonwovens Segments generated substantially all of our operating income over the same period.

     Nonwovens Segments
          The Nonwovens Segments develop and sell products that are critical substrates and components used in various consumer and industrial products, including hygiene, medical, wipes, and industrial applications. Our products are used in hygiene applications such as baby diapers, feminine hygiene products, adult incontinence products; medical applications including surgical gowns and drapes; household and commercial wipes; and various durable industrial applications including filtration, house wrap and furniture and bedding. Our key customers include global and regional manufacturers such as Procter & Gamble (diapers, feminine sanitary protection, household wipes), Kimberly-Clark (diapers, surgical drapes, face masks) and Cardinal Health (surgical drapes, medical accessories).
          Nonwovens are fabric-like materials constructed from plastic resins, primarily polypropylene and various types of natural and man-made fibers, and can be created through several different manufacturing techniques. The predominant and fastest-growing manufacturing technology for disposable applications is the spunmelt manufacturing process which uses large, high-volume equipment to manufacture large rolls of nonwoven fabrics. In addition to spunmelt, there are several other manufacturing processes, including carded, air-laid, and wet-laid. We use both spunmelt and other manufacturing technologies, but have invested significant capital over the last five years to construct several new state-of-the-art spunmelt lines and to restructure several legacy operations.
          Nonwovens applications are categorized as either disposable or durable. We primarily supply nonwovens to customers that manufacture disposable products, which account for approximately 80% of our total nonwoven sales. Disposable products include diapers and other personal care products, medical gowns and drapes, and cleaning wipes, among others. We believe that disposable products are less cyclical than durable products and will have higher growth rates in the future, driven primarily by the increasing adoption of these products in developing economies due to rising per capita income and population growth. We add value to our products through our printing, laminating, and small roll converting capabilities and, in limited instances, convert product ourselves for sale directly to the end consumer.
          The table below outlines the key product applications within our Nonwovens Segments.

Key Product	% of Annual			Projected
Applications	Revenue	Representative End Products	Key Customers	Growth(1)
Hygiene	50%	Baby diapers, feminine	• Procter & Gamble	5.4%
		hygiene products, adult	• Kimberly-Clark
		incontinence products, and	• SCA
training pants
Medical	16%	Surgical gowns and drapes,	• Kimberly-Clark	5.9%
		face masks, shoe covers	• Cardinal Health
		and wound care sponges and dressings	• 3M
• Johnson & Johnson
Wipes	14%	Personal care and facial	• Procter & Gamble	8.7%
		wipes, baby wipes, and	• Clorox
		household wipes	• Sysco
Industrial	20%	Filtration, cable wrap,	• Simmons Bedding	6.0%
		house wrap, furniture and	• Dow
		bedding, and landscape and	• Chiquita
agricultural applications

(1)	Represents projected CAGR for global nonwoven volume demand from 2009 to 2014 for each product application group, according to ADL Consulting.
Hygiene Applications
          For hygiene applications, our substrates are critical components providing superior absorbency, barrier properties, strength, fit, and softness in baby diapers, feminine hygiene products, adult incontinence products, and training pants. Our broad product offering provides customers with a full range of these specialized and highly engineered components, including top sheet, transfer layer, backsheet fabric, leg cuff fabric, sanitary protective facings, and absorbent pads for incontinence guard, panty shield, and absorbent core applications. We frequently partner with select, industry-leading manufacturers to jointly develop innovative products to meet changing consumer demands. As a global nonwovens provider, we are differentiated by our ability to serve global manufacturers while providing substrate consistency across geographical regions.
          Key Growth Drivers of Hygiene Applications for our Company
•	In developing regions, such as certain parts of Latin America and Asia, where penetration rates for nonwoven hygiene products such as disposable diapers are low, growth is expected to be driven by population growth and increased disposable product penetration resulting from increasing per capita income.
•	In developed regions, growth is expected to be driven by population growth and consumers’ continued demand for enhanced functionality and greater sophistication in their end-products.
•	According to ADL Consulting, global nonwoven volume demand for hygiene applications is forecasted to grow at a CAGR of approximately 5.4% from 2009 to 2014.
Medical Applications
          Our medical products are high-performance materials that are used in disposable surgical packs, surgical gowns and drapes, face masks, shoe covers and wound care sponges and dressings. Our nonwovens feature characteristics and properties which address barrier performance, breathability, strength and softness. We believe that we are the leading global supplier of nonwoven medical fabrics, due in part to our acquisition of Johnson & Johnson’s medical nonwovens business in 1995. Our customers’ medical end products are predominantly manufactured in lower labor cost countries, such as China, for export to Western markets. Our high-quality finished fabric manufacturing capabilities in China, located strategically near the manufacturing and converting operations of our customers, combined with our global position, provide a competitive advantage in serving these customers.
          Key Growth Drivers of Medical Applications for our Company
•	Growth in the United States is expected to be driven by, the number of medical procedures and demand for enhanced barrier protection, driven by regulations.
•	In Europe, where the penetration rate of medical nonwovens of approximately 70% is significantly lower than that of the U.S., growth is expected to be driven by increased use of disposable products as customers switch to nonwovens from higher cost materials that require additional barrier protection.
•	In Asia, where a significant portion of labor intensive medical garments are produced, we are well positioned for future growth due to our proximity to regional medical converters, which allows us to respond to customer demands on an accelerated basis relative to our competitors who are not present in the region.
•	Domestic consumption in Asia, Latin America, and other developing markets is expected to grow as standards of living improve and these regions adopt the medical practices of more developed nations.
•	According to ADL Consulting, global volume demand for nonwoven medical applications is projected to grow at a CAGR of approximately 5.9% from 2009 to 2014.
Wipes Applications
          We produce nonwoven products for consumer wipes applications, which include personal care and facial wipes, baby wipes, and household cleaning wipes. We also directly market a line of wipes under our Chix brand to industrial, foodservice, and janitorial customers. Wipes producers rely on nonwovens to provide key features, such as abrasiveness and liquid dispensability, which enable product performance to meet customer demands. For example, our proprietary APEX technology enables us to impart three-dimensional images on nonwovens, which enhance performance by creating ridges for dust collection and increase abrasiveness, as well as improve branding and customer appeal.
          Key Growth Drivers of Wipes Applications for our Company
•	We expect to capture growth through the implementation of our proprietary technology and innovation to bring higher capabilities into wipes applications. We will continue to leverage our proprietary Spinlace technology, which meets our customers’ demands for products that offer better value and improved functionality, such as improved strength and absorbency.
•	In developed regions, growth is expected to be driven by consumers’ increasing focus on sanitation and disease control and by customers’ continued demand for enhanced functionality and greater sophistication in their end-products.
•	In developing regions, where penetration rates for consumer wipes products are low, growth is expected to be driven by increased disposable product penetration resulting from increasing standards of living.
•	According to ADL Consulting, global nonwoven volume demand for wipes applications is forecasted to grow at a CAGR of approximately 8.7% from 2009 to 2014.
Industrial Applications
          Our nonwovens serve a diverse collection of industrial end product applications which include filtration, cable wrap, house wrap, furniture and bedding, and landscape and agricultural applications. We focus on applications where our technological capabilities enable us to effectively serve customers who place significant value on highly engineered and tailored materials.
          Key Growth Drivers of Industrial Applications for our Company
•	Growth in industrial products is driven by category-specific demand dynamics. Examples include increased nonwovens consumption as a result of applicable regulations for filtration applications and the United States’ more stringent standards for flame-retardant fabrics in mattresses, for which the Company has been able to utilize its proprietary technologies and processes.
•	We are also taking advantage of numerous opportunities to utilize nonwovens in new applications where they have not traditionally been utilized, such as in the roofing and packaging markets.
•	According to ADL Consulting, global nonwovens volume demand in certain of the industrial applications which we serve is projected to grow at a CAGR of approximately 6.0% from 2009 to 2014.
     Oriented Polymers Segment
          The Oriented Polymers segment utilizes extruded polyolefin processes and woven technologies to produce a wide array of products for industrial packaging, building products and agriculture. We sold our Difco business in the second quarter of 2011 and our FabPro business in the third quarter of 2009. We are currently evaluating various strategic alternatives for the Fabrene business, the remaining business for this reportable segment.
Competitive Strengths
     Leading Global Positions and Diversified Portfolio
          We are differentiated from our competitors by our broad geographic platform, which enables us to serve both multi-national and regional customers in both mature and high-growth developing regions. We are among the largest manufacturers of nonwovens, and we believe that we have the most global footprint of our competitors. We have manufacturing and converting operations at 14 locations in nine countries on four continents. We believe that we are the largest or second-largest merchant supplier of nonwovens for disposable applications in regional markets, which represents over 80% of our nonwovens sales for 2010. Our ability to provide consistent high-quality products across geographical regions is a strong competitive advantage in serving global customers, such as Procter & Gamble and Cardinal Health.
          Additionally, our global footprint provides diversification across several regional markets, with 35% of our net sales in North America, 28% in Latin America, 25% in Europe and 12% in Asia, for 2010. This reduces our exposure to any one region or manufacturing facility. We are also a significant supplier to a diverse set of end product applications, including hygiene (47% of our sales for 2010), medical (15%), wipes (13%) and industrial (25%). This broad array of applications provides further diversification and reduces our exposure to volatility in any one application.
     High-Growth, Defensive Demand Profile of End Products
          We primarily manufacture nonwovens for customers producing disposable products, which accounted for approximately 80% of our nonwoven sales for 2010. We believe that disposable products are less cyclical than durable products, and we expect disposable products to have higher growth rates in the future, driven primarily by the increasing adoption of these products in developing economies. These nonwovens are critical components of end products, such as baby diapers and medical gowns, which we believe are purchased by consumers largely irrespective of broader economic conditions. After growing at a 7.4% CAGR by volume from 2004 to 2008, nonwoven global volume demand remained flat from 2008 to 2009 despite global macroeconomic weakness. Nonwoven global volume demand is projected to grow by approximately 6.3% annually from 2009 to 2014 according to ADL Consulting.
     Strong Customer Relationships with Leading Manufacturers
          Our broad geographic platform and application expertise allow us to effectively serve global customers such as Procter & Gamble and Cardinal Health, who are among the market leaders in their respective product applications. Nonwovens generally are not shipped between regions due to high transportation costs; thus, a local manufacturing presence across key geographies is critical to efficiently provide products globally. In many instances, our facilities are strategically located in close proximity to the manufacturing facilities of our key customers. Additionally, our marketing and research and development teams work closely with customers throughout their product development cycles. This collaborative technology development relationship, coupled with our ability to meet our customers’ stringent product qualifications and process standards, encourages customer loyalty. Our largest customer is Procter & Gamble, which represented 14% of our sales for the fiscal year ended January 1, 2011. Our 20 largest customers represented 56% of our sales for the same period, and included Cardinal Health, Clorox, Dow, Johnson & Johnson, Kimberly-Clark, Molnlycke, Procter & Gamble, SCA, and other global and regional manufacturers.
     Significant Presence in High-Growth Regions
          We believe there is significant untapped demand for nonwovens in emerging markets, especially in hygiene applications. In emerging markets, where penetration rates for nonwoven hygiene products such as disposable diapers are low, growth is expected to be driven by increasing disposable product penetration resulting from rising per capita income and population growth. According to ADL Consulting, nonwovens volume demand in hygiene, medical and wipes applications in Latin America and Asia is projected to grow at 6.1% and 9.4% per annum, respectively, from 2009 to 2014. We believe that we are well-positioned to capitalize on this anticipated growth. We have successfully expanded our presence in these emerging markets as a result of recent capacity expansions in Cali, Colombia; Buenos Aires, Argentina; San Luis Potosi, Mexico; and Suzhou, China. During 2010, we derived approximately 40% of our revenues from emerging markets in Latin America and Asia.

     Competitive Technology Platform
          We believe that we have the broadest nonwovens technology base of any of our competitors, supported by an array of proprietary technologies. We have completed six capacity expansions in the past five years, including two lines in the U.S. and four lines in the high-growth regions of Latin America and Asia, all of which were based on leading technology platforms (five spunmelt and one Spinlace). We believe our scale provides an advantage in pursuing new capacity expansions due to the significant upfront capital investment that is necessary to construct a new manufacturing line, our customer relationships, our process know-how, and economies of scale in raw material procurement. In addition, in December 2009, we completed the initial phase of our acquisition of assets from Tesalca-Texnovo, a high quality nonwoven spunmelt supplier based in Spain. Spunmelt is a newer and faster growing technology in the nonwovens industry, and we have a larger mix of spunmelt technology than the industry average. As a result of the third quarter 2011 installation of our new U.S. and China lines, spunmelt will represent approximately 80% of our nonwovens nameplate capacity, up from approximately 55% in 2005. Our comprehensive research and development program also provides us with a significant competitive advantage. We have over 450 trademark and domain name registrations and pending trademark applications worldwide and over 400 patents and pending patent applications worldwide.
     Strong Ability to Optimize Asset Base
          Our broad array of applications and manufacturing technologies has allowed us to maximize the usage and extend the life of our existing asset base by repurposing assets to meet evolving market demands. A prime example of our success in asset optimization is the development and implementation of our proprietary Spinlace technology, where we leveraged existing spunmelt and carded technologies with our application expertise to deliver an innovative product that offers customers a better value and improved functionality. We are also able to leverage our product development capabilities to continue to optimize our mix of products as customer requirements change.
     Stable Profitability and Cash Flow Generation
          Our stable profitability and cash flow generation over the last four fiscal years has allowed us to continue to invest in growth, even through the recent recession. Our cash flow generation has been driven by strong operating performance in our high-growth spunmelt business, relatively low maintenance capital expenditures, and raw material price pass-through mechanisms. Historically, we have been able to pass through escalation in raw material prices to our customers, maintaining a relatively stable gross profit per kilogram.
Our Strategy
          Our strategy is to be a leading global provider of nonwovens for customers focused on disposable applications. We believe that these applications should provide a more stable revenue stream than durable applications, due to their recession-resistant nature and should exhibit higher long-term growth, especially in emerging markets. To pursue this strategy, our management team has executed several key operating initiatives which we believe will favorably position us for strong, profitable growth over the next several years.
          To execute our strategy and drive continued success, we are focused on the following:
     Expanding Global Capabilities
          We expect to continue to add capacity in both developed and developing regions, leveraging our global functional and technological best practices and our strong local market presence. We intend to expand in markets that we believe have attractive supply and demand characteristics through a detailed market assessment which includes identifying a majority of new product volumes in advance of commercialization. Our strategic expansion projects generally target a return on our investment of three to five years. Additionally, we selectively evaluate strategic consolidation opportunities, focusing on companies and technologies that further our strategic plan, global competitive position and product offering.

     Customer Focus and Innovation
          We strive to be the partner of choice for companies seeking materials that enhance performance and offer superior value. We seek to achieve this by delivering outstanding customer satisfaction and innovative solutions that help our clients succeed. We intend to leverage our culture of innovation, our global organization and our research and development capabilities to deliver products and processes tailored to meet demanding customer specifications and to address evolving consumer preferences. We have several collaborative research and development arrangements with our key customers in the development of next generation products, and hence we believe we are integral to the product development cycles of customers.
     Operational Excellence
          We expect to continue to operate our facilities with a focus on manufacturing excellence, reliability, performance, yield, product quality and consistency in order to increase value delivered to customers and customer satisfaction. We will continue to leverage our global platform through an interconnected global and regional functional management structure in areas such as manufacturing, sales, marketing, procurement, finance and human resources. In addition, we will look for opportunities to improve our supply chain management and offer solutions to customers to reduce their costs and streamline their operations.
     Corporate Social Responsibility
          We strive to achieve recognition as a leader in promoting health, safety, and sustainability by attaining world-class safety metrics, reducing consumption of resources, and minimizing our environmental impact. We have set ambitious goals to launch more sustainable products with our supply chain partners, and we strive to maintain strong and cooperative relationships with our stakeholders, employees, customers, and the communities in which we operate. We have published our sustainability reports, consistent with the Global Reporting Initiative’s reporting metrics that outline our approach to corporate social responsibility and environmental sustainability.
Portfolio Repositioning
          Over the past several years, we have taken a number of actions to refocus our global footprint and optimize operations around our strategic focus on disposable applications and high-growth markets. We have invested in several capacity expansion projects, installing a number of new state-of-the-art spunmelt lines to support strong volume growth in these applications and markets. Simultaneously, we have executed several plant rationalization projects to exit certain low-margin legacy operations. In the first half of 2010, we completed the last of our planned plant consolidation initiatives. As a result of the third quarter 2011 installation of our new U.S. and China lines, approximately 80% of our global nonwovens nameplate capacity will utilize spunmelt technology (up from approximately 55% in 2005), compared to approximately 45% of estimated industry capacity in 2010. Our management team believes our remaining non-spunmelt assets utilizing carded and Spinlace technology (approximately 17% and 3% of our nonwovens capacity, respectively) will continue serving applications where they are advantaged in producing certain desired product attributes, such as product strength or softness. We have historically experienced significant growth from our core applications and markets served primarily by spunmelt capacity, which has been offset by declining profitability generated from legacy applications and assets. With our portfolio repositioning substantially complete, we expect to realize greater growth in the future as growth from our core operations is not expected to be offset by the same level of declines in our legacy operations, which now constitute a small percentage of our overall profitability.
     Capacity Expansion Programs
          We have completed six capacity expansions in the past five years, including four new lines in the high-growth regions of Latin America and Asia, to address growing demand for hygiene and medical products. Aggregate capital expenditures during the three-year period ended January 1, 2011, totaled approximately $123.1 million, of which approximately $52.5 million was for two fully commercialized spunmelt lines and approximately $0.6 million was for one Spinlace line (total project investment was approximately $19 million) and approximately $36.9 million was for two spunmelt lines that were installed in the third quarter of 2011, as follows:

•	In fiscal 2011, we entered into a firm purchase commitment to acquire a fourth spunmelt line, the New Suzhou Hygiene Line, to be installed at our manufacturing facility in Suzhou, China, that will manufacture nonwoven products primarily for the hygiene market.
•	In fiscal 2010, we entered a purchase commitment and a lease agreement and commenced construction of new spunmelt line sites in Suzhou, China and Waynesboro, Virginia. Commercial production was initiated at these facilities in the third quarter of 2011.
•	In the second quarter of 2009, our state-of-the-art spunmelt line in San Luis Potosi, Mexico commenced commercial production. The plant expansion increased capacity to meet demand for nonwoven materials in medical and hygiene applications in the U.S. and Mexico.
•	In the first quarter of 2008, we initiated commercial production on a new spunmelt line at our facility near Buenos Aires, Argentina. The line is currently fully dedicated to hygiene applications in Latin America.
•	In the fourth quarter of 2007, we completed the retrofit of an existing hydroentanglement line at our Benson, North Carolina facility to produce Spinlace products.
          To capitalize on continued demand growth for our products, we constructed new spunmelt lines in the U.S. and in China, both were completed in the third quarter of 2011. In addition, we are currently in the process of constructing the New Suzhou Hygiene Line, which we expect to complete in 2012. These new lines together are estimated to cost approximately $202.0 to $212.0 million. These investments are expected to be made in fiscal 2010 through fiscal 2012 and are expected to be funded through the Equipment Lease Agreement, available credit facilities in China, cash from operations and existing cash balances. We expect these assets to generate returns on invested capital in line with our target of three to five years. We are installing custom-designed lines that employ industry-leading spunmelt technologies, which we will combine with our proprietary technological developments to deliver innovative and differentiated fabrics to customers.
          China Medical Project. On January 19, 2010, we entered into a firm purchase commitment for the New Suzhou Medical Line. This line is expected to primarily supply medical applications with products expected to offer significantly improved barrier properties, opacity, breathability, softness and comfort relative to current market standards. In the third quarter of 2010, we entered into the China Facility to finance approximately $20.0 million of the New Suzhou Medical Line and had borrowed $10.0 million as of January 1, 2011 under this facility. As of January 1, 2011, the estimated total remaining payments with respect to the New Suzhou Medical Line were approximately $39.2 million, which are expected to be expended through the second quarter of 2012. We will fund the remaining amount of the New Suzhou Medical Line using a combination of existing cash balances, internal cash flows, the China Facility and other credit facilities, as needed.
          U.S. Expansion Project. On June 24, 2010, our subsidiary, Chicopee entered into the Equipment Lease Agreement with Gossamer for the construction and lease of a new spunmelt line in the U.S. Pursuant to the Equipment Lease Agreement, Chicopee will lease the Leased Equipment from Gossamer for the Basic Term beginning upon the Basic Term Commencement Date, which occurred on October 7, 2011. The Leased Equipment is installed, along with other equipment owned by Chicopee, at the Company’s manufacturing facility in Waynesboro, Virginia and will be used as a part of the integrated new spunmelt line will manufacture nonwoven products to enable PGI to deliver differentiated products to customers that achieve enhanced barrier properties, softness and opacity compared to the current marketplace capabilities, for use in such products as diapers, and surgical gowns and drapes. The capitalized cost amount was approximately $53.6 million. From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make annual lease payments of approximately $8.3 million to Gossamer. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Equipment Lease Agreement. The aggregate monthly lease payments to Gossamer under the Equipment Lease Agreement, subject to adjustment, are expected to approximate $57.9 million. The Equipment Lease Agreement includes covenants, events of default and other provisions requiring us, among other things, to maintain certain financial ratios and to meet certain construction milestones and other requirements. Polymer Group and a subsidiary of Polymer Group have agreed to guarantee Chicopee’s obligations under the Equipment Lease Agreement. We amended the Equipment Lease Agreement in connection with the Transactions, which included, among other things, changes to the financial covenants and default provisions to accommodate the new capital structure and ownership resulting from the Transactions.
          China Hygiene Expansion Project. On June 24, 2011, the Company entered into a firm purchase commitment to acquire a fourth spunmelt line to be installed at our manufacturing facility in Suzhou, China, that will manufacture nonwoven products primarily for the hygiene market. The Company plans to fund the New Suzhou Hygiene Line using a combination of existing cash balances, internal cash flows, existing U.S. based credit facilities and new China-based financing, as needed. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Hygiene Line were approximately $69.5 million, which includes $42.9 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the fourth quarter of fiscal year 2013.
     Capacity Rationalization
          While investing in several new state-of-the-art lines in high-growth regions (as described above), we have simultaneously undertaken a number of initiatives to rationalize low-margin legacy operations and relocate certain assets to improve our cost structure. We discontinued operations at five plants over the past five years, in addition to divesting our non-core FabPro business within our Oriented Polymers segment in 2009. In the first half of 2010, we completed our planned restructuring initiatives with the consolidation of the North Little Rock, Arkansas facility into our Benson, North Carolina plant. Our strategy with respect to the consolidation efforts in the U.S. and Europe was focused on the elimination of costs associated with underutilized legacy capacity, and we believe our current footprint reflects an appropriate and sustainable asset base.
     Acquisitions and Divestitures
          China Noncontrolling Interest Acquisition. In the first quarter of 2011, we completed the acquisition of the 20% noncontrolling ownership interest in our Chinese subsidiary, Nanhai Nanxin, for $7.2 million. This transaction is consistent with our strategy to grow our nonwovens business in Asia.
          Spain Business Acquisition. In December 2009, we completed the initial phase of the Spain Business Acquisition from Tesalca-Texnovo, the only spunmelt manufacturer in Spain, making us a meaningful supplier of nonwovens for hygiene applications in Europe. We completed the final phase of the Spain Business Acquisition in conjunction with the closing of the Transactions. We manufacture spunmelt nonwoven products with six production lines in Spain, specializing in the hygiene sector, including feminine hygiene, diapers and adult incontinence products.
          Argentina Noncontrolling Interest Acquisition. In the fourth quarter of 2009, we completed the acquisition of the remaining 40% noncontrolling ownership interest in our Argentina business for $4 million. This transaction is consistent with our strategy to grow our leading position in nonwovens in Latin America.
          FabPro Divestiture. In the third quarter of 2009, we sold our non-core FabPro business within our Oriented Polymers segment for approximately $35 million. This sale enabled us to further focus on our nonwovens business.
          Difco Divestiture. In the second quarter of 2011, we sold the working capital and certain assets of our non-core Difco business within our Oriented Polymers segment for approximately $9 million. In the third quarter of 2011, we sold the remaining Difco assets for approximately $1.8 million. This sale enabled us to further focus on our nonwovens business.
          As a result of capacity expansion programs, capacity rationalization and acquisitions and divestitures over the past few years, we believe our current asset base is now focused on attractive geographies, applications and technologies, and will serve as an attractive growth platform for the future.

Recent Developments
          In December 2010, a severe rainy season impacted many parts of Colombia and caused us to temporarily cease manufacturing at our Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. We established temporary offices away from the flooded area and worked with our customers to meet their critical needs through the use of our global manufacturing base. At the beginning of the second quarter of 2011, the facility had been fully restored and we had initiated production. The operations at this facility reached full run rates in the third quarter of 2011. During the period that the facility was not operational, we estimate that our profits were negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The cash costs to restore operations are estimated to be approximately $12.5 million to $13.5 million. Through July 2, 2011, cash spending was $10.4 million. The cash outflows were offset by approximately $5.7 million of proceeds from all relevant insurance policies, of which $5.3 million had been collected by July 2, 2011. See Note 23 “Business Interruption and Insurance Recovery” in the notes to the consolidated financial statements included within this prospectus for further information.
Competition
          Our primary competitors in our nonwoven product applications include E.I. du Pont de Nemours & Co., Fiberweb plc, Ahlstrom Corporation, Avgol Industries Ltd., First Quality Enterprises, Inc., Companhia Providencia Industria e Comercio, Toray Saehan, Inc. and Mitsui Chemicals, Inc., among others. Our primary competitors in oriented polymers include Intertape Polymer Group Inc. and Royal Ten Cate. Generally, product innovation and performance, product quality, service, distribution and cost are the primary competitive factors, with technical support being highly valued by the largest customers.
Raw Materials
          The primary raw materials used to manufacture most of our products are polypropylene resin, polyester fiber, polyethylene resin and, to a lesser extent, rayon and tissue paper. These raw materials are available from multiple sources and we purchase such materials from a variety of global suppliers. In certain regions of the world, we may source certain raw materials from a limited number of suppliers or on a sole-source basis.
          We believe that the loss of any one or more of our suppliers would not have a long-term material adverse effect on us because other suppliers with whom we conduct business would be able to fulfill our requirements. However, the loss of certain of our suppliers could, in the short-term, adversely affect our business until alternative supply arrangements were secured or until alternative suppliers were qualified with customers. We have not experienced, and do not expect to experience, any significant disruptions in supply as a result of shortages in raw materials. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk — Raw Material and Commodity Risks” and “Risk Factors — Risks Related to our Business.”
Environmental Regulations
          We are subject to a broad range of federal, foreign, state and local laws and regulations relating to the pollution and protection of the environment. Various environmental requirements are applicable to us, including laws relating to air emissions, wastewater discharges, the handling, disposal and release of solid and hazardous substances and wastes and remediation of soil, surface and groundwater contamination. We believe we are in substantial compliance with current applicable environmental requirements and do not currently anticipate any material adverse effect on our operations, financial or competitive position as a result of our efforts to comply with environmental requirements. However, some risk of environmental liability is inherent due to the nature of our business and, accordingly, there can be no assurance that material environmental liabilities will not arise.
          We are also subject to laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), that may impose liability retroactively and without regard to fault for releases or threatened releases of regulated materials at on-site or off-site locations. See “Risk Factors — Risks Related to Our Business.”

and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental” for further discussion of environmental matters.
Research and Development
          Our investment in research and development was approximately $12.0 million, $12.5 million and $15.0 million for fiscal years 2010, 2009 and 2008, respectively.
Patents and Trademarks
          We consider our patents and trademarks to be important to our business and seek to protect our proprietary know-how in part through United States and foreign patent and trademark registrations. We have a total of over 450 pending and approved trademark and domain name registrations worldwide and over 400 pending and approved patents worldwide, and maintain certain trade secrets for which, in order to maintain the confidentiality of such trade secrets, we have not sought patent protection.
Inventory and Backlogs
          Inventories at January 1, 2011 were $105.2 million, an increase of $5.5 million from inventories at January 2, 2010 of $99.7 million. We had inventory representing approximately 44 days of cost of sales on hand at January 1, 2011 compared to 48 days of cost of sales on hand at January 2, 2010. Unfilled orders as of January 1, 2011 and January 2, 2010 amounted to approximately $88.4 million and $37.7 million, respectively. The level of unfilled orders is affected by many factors, including the timing of orders and the delivery time for the specific products. Consequently, we do not consider the amount of unfilled orders a meaningful indicator of future sales.
Seasonality
          Use and consumption of our products in most regions and markets do not fluctuate significantly due to seasonality.
Employees
          At January 1, 2011, the Company had approximately 3,054 employees worldwide. Of this total, approximately 46% of these employees are represented by labor unions or trade councils that have entered into separate collective bargaining agreements with the Company. Approximately 36% of the Company’s labor force is covered by collective bargaining agreements that will expire within one year.
Properties
          The Company and its subsidiaries operate the following principal manufacturing plants and facilities, all of which are owned, except as noted. The Company believes that its facilities are generally well-maintained, in good condition and adequate for our current needs.

Location	Principal Function
Nonwovens U.S.
Benson, North Carolina	Manufacturing, Warehousing and Research and Development
Mooresville, North Carolina	Manufacturing and Research and Development
Smithfield, North Carolina(1)	Warehousing
Waynesboro, Virginia	Manufacturing, Warehousing and Research and Development
Waynesboro, Virginia(1)	Warehousing

Nonwovens Europe
Bailleul, France	Manufacturing, Marketing, Warehousing, Research and Development and Administration
Cuijk, The Netherlands	Manufacturing, Sales, Marketing, Warehousing and Research and Development
Barcelona, Spain(1)	Marketing, Research and Development and Administration
Tarragona, Spain	Manufacturing, and Warehousing

Location	Principal Function
Nonwovens Latin America
Buenos Aires, Argentina	Manufacturing, Sales, Marketing, Warehousing and Administration
Cali, Colombia	Manufacturing, Sales, Marketing, Warehousing and Administration
San Luis Polosi, Mexico(1)	Sales, Marketing and Administration
San Luis Potosi, Mexico	Manufacturing and Warehousing

Nonwovens Asia
Nanhai, China(2)	Manufacturing, Sales, Marketing, Warehousing and Administration
Suzhou, China	Manufacturing, Sales, Marketing, Warehousing and Administration

Oriented Polymers Segment
Portland (Clackamas), Oregon	Manufacturing
North Bay, Ontario	Manufacturing, Marketing, Warehousing and Administration
Magog, Quebec(3)	Manufacturing, Marketing, Warehousing and Administration
Montreal, Quebec(1)	Sales, Marketing and Administration

Corporate Offices
Charlotte, North Carolina(1)	Sales, Marketing and Administration

(1)	Leased.

(2)	Represents our 80% interest in a joint venture/partnership-type arrangement (our Chinese subsidiary, Nanhai Nanxin) with Nanhai Chemical Fiber Enterprises Co.. In first quarter 2011, Nanhai became a wholly-owned business as result of our completion of our China Noncontrolling Interest Acquisition.

(3)	Sold in late third quarter 2011.
Capacity utilization during 2010 varied by geographic location and manufacturing capabilities. However, most of the facilities operated moderately below capacity.
Legal Proceedings
          We are engaged in the defense of certain claims and lawsuits arising out of the ordinary course and conduct of our business, the outcomes of which are not determinable at this time. We have insurance policies covering such potential losses where such coverage is cost effective. In our opinion, any liability that might be incurred by us upon the resolution of these claims and lawsuits will not, in the aggregate, have a material adverse effect on our financial condition or results of operations.
          We are subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment. We believe that we are currently in substantial compliance with applicable environmental requirements and do not currently anticipate any material adverse effect on our operations, financial or competitive position as a result of our efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of our business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

MANAGEMENT
          The following table sets forth certain information regarding our directors and executive officers (age as of October 1, 2011).

Name	Age	Position
Veronica Hagen	65	President & Chief Executive Officer and Director
Michael Hale	61	Executive Vice President & Chief Operating Officer
Dennis Norman	37	Executive Vice President & Chief Financial Officer
Chinh Chu	44	Director
Anjan Mukherjee	37	Director
Jason Giordano	32	Director
James S. Alder	63	Director
Mark S. Burgess	52	Director
          Veronica Hagen has served as a Director and Chief Executive Officer of the Company since April 23, 2007 and as President since January 28, 2011. Prior to joining the Company, Ms. Hagen served as the President and Chief Executive Officer of Sappi Fine Paper North America, a $1.4 billion division of the South African-based Sappi Limited, since November 2004. Prior to working for Sappi, Ms. Hagen served in various executive roles with Alcoa Inc. since 1998, including Chief Customer Officer from 2003 to 2004 and President, Alcoa Engineered Products from 2001 to 2003. Ms. Hagen also serves as a director of Newmont Mining Corporation and Southern Company. Ms. Hagen holds a BS in International Relations from the University of Southern California and has participated in an Executive Education program in Finance from the Wharton School, University of Pennsylvania and an Executive Leadership program at Harvard University.
          Michael Hale was named the Company’s Chief Operating Officer in 2007. Mr. Hale is responsible for overseeing the activities of the Company’s business units and implementing the Company’s policies on a day-to-day basis. Prior to his current role as Chief Operating Officer, Mr. Hale has been a key player at the Company since 1995, serving as Vice President of North American Operations & Supply Chain, General Manager North America, and General Manager North America & Europe. Mr. Hale started his career with Johnson & Johnson in 1972 and played an influential role in global technology development. Mr. Hale has served as a director of both the Association of Nonwoven Fabrics and the National Safety Council. Mr. Hale is a graduate of North Carolina State University, holding a degree in textile engineering.
           Dennis Norman was appointed Chief Financial Officer in December 2009. Prior to his current role as Chief Financial Officer, Mr. Norman served as Vice President, Strategy and Corporate Development with responsibilities for long-term planning, capital markets, mergers and acquisitions and investor relations. Mr. Norman joined the Company in November of 1999 in investor relations and in 2001, he became Director of Investor Relations & Business Planning. In 2003 he was appointed as a member of the new global management team as Vice President, Strategic Planning and Communications. In 2008, his title changed to Vice President, Strategy & Corporate Development, reflecting a greater concentration on corporate strategy, development and capital markets activities. Prior to joining the Company, Mr. Norman was with First American Corporation, a regional financial services company, working in various roles in commercial banking then investor relations and strategic planning. Mr. Norman received a BA in both Business Administration and Accounting from Samford University in Birmingham, Alabama and a MBA from The Citadel.
          Chinh Chu is a Senior Managing Director in Blackstone’s Private Equity Group and has served as a Director of the Company since January 28, 2011. Mr. Chu has led Blackstone’s investments in Stiefel Laboratories, ReAble Therapeutics’ acquisition of DJ Orthopedics, Biomet, Catalent Pharma Solutions, Alliant, ReAble Therapeutics, Celanese, Nalco, SunGard Data Systems, Nycomed, and LIFFE. He has also been involved in Blackstone’s investments in FGIC, Graham Packaging, Sirius Satellite Radio, StorageApps, Haynes International, Prime Succession/Rose Hills, Interstate Hotels, HFS and Alco Holdings. Before joining Blackstone in 1990, Mr. Chu worked at Salomon Brothers in the M&A Department. Mr. Chu received a BS in Finance from the University of Buffalo, where he graduated summa cum laude. He currently serves as a director of Alliant, BankUnited, BayView Financial, Healthmarkets, DJO Incorporated, Catalent Pharma Solutions, SunGard, and Graham Packaging.

          Anjan Mukherjee is a Senior Managing Director in Blackstone’s Private Equity Group and has served as a Director of the Company since January 28, 2011. Since joining Blackstone in 2001, Mr. Mukherjee has been involved in Blackstone’s investments in Celanese, Freescale Semiconductor, Livewire, MegaBloks, Nycomed, and Stiefel Laboratories. Prior to joining Blackstone, Mr. Mukherjee was with Thomas H. Lee Company where he was involved with the analysis and execution of private equity investments in a wide range of industries. Before that, Mr. Mukherjee worked in the Mergers & Acquisitions Department at Morgan Stanley & Co. Mr. Mukherjee received a BA from Harvard University where he graduated magna cum laude as a Harry S. Truman Scholar, and an MBA from Harvard Business School. He currently serves as a director of Teletech Holdings.
          Jason Giordano is a Principal in Blackstone’s Private Equity Group and has served as a Director of the Company since January 28, 2011. Since joining Blackstone in 2006, Mr. Giordano has been involved in Blackstone’s investments in Pinnacle Foods, Birds Eye Foods, and HealthMarkets. Before joining Blackstone, Mr. Giordano was with Bain Capital where he evaluated and executed global private equity investments in a wide range of industries. Prior to that, he worked in investment banking at Goldman, Sachs, & Co. focused on Communications, Media and Entertainment clients. Mr. Giordano received an AB from Dartmouth College, where he graduated summa cum laude and was elected to Phi Beta Kappa, and an MBA from Harvard Business School, where he was a George F. Baker Scholar. Mr. Giordano serves as a director of Pinnacle Foods and HealthMarkets.
          James S. Alder has served as a Director of the Company since March 18, 2011. Mr. Alder is Senior Vice President, Operations and Technical for Celanese Corporation. Mr. Alder oversees Celanese’s global manufacturing, supply chain, EHS, and technology operations, as well as the overall productivity efforts, including Six Sigma and operational excellence. Previously, he held various roles within Celanese in manufacturing, research and development, and business management. Mr. Alder joined Celanese in 1974 and has a BS in chemical engineering from MIT. On August 2, 2011, Mr. Alder announced that he plans to retire from Celanese, effective October 31, 2011.
          Mark S. Burgess has served as a Director of the Company since March 29, 2011. Mr. Burgess has served as the Chief Executive Officer of Graham Packaging Company, Inc. since January 1, 2009 and has served on its Board of Directors since February 2010. Prior to that, Mr. Burgess served as Graham Packaging’s Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer since April 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, he held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank. He holds a BA in economics from Dickinson College and an MBA from the Fuqua School of Business at Duke University.
Governance Matters
Background and Experience of Directors and Executive Officers
          When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of PGI’s business and structure, our Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of PGI’s business. In particular, the members of our Board of Directors considered the following important characteristics: (i) Messrs. Chu, Mukherjee and Giordano have significant financial and investment experience from their involvement in The Blackstone Group’s investment in numerous portfolio companies and have played active roles in overseeing those businesses, (ii) Ms. Hagen, our Director and Chief Executive Officer, has extensive experience in leading corporations in the manufacturing sector, including her knowledge and skills in senior management and operations of the Company, among other attributes, (iii) Mr. Hale, our Chief Operating Officer, has intimate knowledge of the Company’s operations and has extensive technology development experience and experience in the nonwoven and textiles industries, (iv) Mr. Norman, our Chief Financial Officer, has extensive experience with the Company as well as in the investor relations and corporate strategy spheres and (v) our outside directors have a diverse background of management, manufacturing, accounting and financial experience. Specifically, Mr. Alder has extensive knowledge in capital intensive global manufacturing businesses, as well as manufacturing, technology and executive leadership experience; and Mr. Burgess brings current and prior financial and executive leadership in a diverse range of businesses.
          In recommending directors, our Board of Directors considers the specific background and experience of the Board members and other personal attributes in an effort to provide a diverse mix of capabilities, contributions and viewpoints which the Board believes enables it to function effectively as the Board of Directors of a company with our size and nature of business.
Independence of Directors
          As a result of the Transactions, the Company’s stock is no longer traded publicly. However, the Board continues to use the listing standards of the New York Stock Exchange to determine whether the members of the Board are independent. Under these standards, we believe Messrs. Alder and Burgess are considered independent directors. Under these standards, Messrs. Chu, Mukherjee and Giordano are considered non-independent directors because of their affiliation with Blackstone, an affiliate of our controlling stockholder. Ms. Hagen lacks independence because she is an executive officer of the Company.
Board Committees
          The Board of Directors has not established any committees at this point. The full Board acts on all matters, including those typically delegated to a committee.
Code of Conduct
          We have a Code of Conduct that applies to all officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, and other key financial and accounting officers. The Code of Conduct can be found free of charge on the Investors’ page of our publicly available website (www.polymergroupinc.com). We plan to post any amendments to the Code of Conduct on our website.

Executive Compensation
Compensation Discussion and Analysis (“CD&A”)
          This CD&A provides a summary of compensation policies and decisions that we made in fiscal 2010 for our named executive officers, who are our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and Chief Operating Officer (“COO”). This CD&A should be read together with the compensation tables and related footnotes and narratives that appear below. Unless the context indicates otherwise, for purposes of this section as it relates to discussion of fiscal 2010, the Compensation Committee refers to the Compensation Committee of the Board of Directors of the Company prior to the Transactions.
          As described above in “The Transactions”, the Transactions closed on January 28, 2011, and the Company became a privately-held company. The executive compensation program applicable to our named executive officers after the Transactions is described below in “—Executive Compensation Program Following the Transactions.”
          The CD&A discusses the following aspects of our compensation:
•	Compensation Philosophy;
•	Elements of Compensation;
•	Certain Accounting and Tax Considerations; and
•	Executive Compensation Program Following the Transactions.
Compensation Philosophy
          Prior to the Transactions, the Compensation Committee of the Board of Directors of the Company was responsible for establishing, approving and reviewing our employee and executive compensation strategy. Following the Transactions, the board of directors of Holdings carries out these responsibilities. For fiscal 2010, the Compensation Committee determined that our executive compensation program should be grounded in the following objectives:
•	provide an externally competitive and internally equitable base salary and other current compensation necessary to attract, retain and motivate highly qualified executives who possess the skills and talent required for our success;
•	compensate executives in recognition of new responsibilities or new positions and motivate each executive to perform at the highest level;
•	encourage executive performance to fulfill our annual and long-term business objectives and strategy by balancing short-term and long-term compensation; and
•	provide variable compensation opportunities based on our performance and align executive compensation with the interests of stockholders through long-term equity compensation programs.
          To achieve these objectives, we implemented and maintained compensation plans and policies in fiscal 2010 to ensure that executive compensation was fair, reasonable and competitive and rewarded our executives’ contributions to our overall short-term and long-term growth as follows:
•	short-term compensation elements, which may include: base salary, cash payouts under annual incentive plans, equity awards that vest upon granting of the award, and other annual compensation, including perquisites; and

•	long-term compensation elements, which may include: grants of restricted stock, restricted stock units, and stock options that vest over a prescribed service period or upon the achievement of annual financial performance targets, and benefits provided under retirement plans and termination agreements.
          As described more fully in “—Executive Compensation Program Following the Transactions,” the objectives of our executive compensation program described above have remained substantially the same following the Transactions, although in light of our status as a private company, we adopted less broad-based incentive arrangements for our senior executives for 2011 and beyond.
          To deliver many of these compensation elements, in fiscal 2010 we maintained four incentive compensation plans for employees, including our executive officers, that are described below: the Short-Term Incentive Compensation Plan (the “Annual Incentive Plan”), the 2003 Stock Option Plan (the “2003 Option Plan”), the 2005 Employee Restricted Stock Plan (the “2005 Stock Plan”), and the 2008 Long-Term Stock Incentive Plan (the “2008 Stock Plan”). Each of these plans was approved by the stockholders (both at inception and as each may have been amended and restated) and were administered by the Compensation Committee. We also maintained the 2004 Restricted Stock Plan for Directors (the “2004 Restricted Plan”). Through the 2004 Restricted Plan, we granted equity awards to directors, including employee-directors. This plan was approved by our stockholders (at inception and as amended) and was administered by the Restricted Stock Committee.
          The compensation levels provided under these plans varied based on the relative management experience, leadership and performance of each executive officer. The compensation plans also linked each executive officer’s earnings opportunity with our financial performance based on various pre-determined financial and operating targets such as earnings before interest, taxes, depreciation, amortization, and other specified non-recurring charges (“EBITDA”), working capital, expense control, return on net assets, free cash flow, and safety performance, as set forth in greater detail below.
          The Compensation Committee regularly reviewed our compensation plans to ensure that pay levels and the elements of compensation were consistent with our compensation philosophy. The goals of our compensation plans and compensation policies were generally to create a meritocracy by considering individual performance and contribution in making compensation decisions and to invest in future potential in every aspect of compensation. Compensation structures were designed to deliver median compensation when median performance was achieved at the individual, operating unit, or corporate level. When superior performance was achieved, the compensation structures would deliver above median compensation. To this end, in fiscal 2009 we began implementing a common set of salary bands (levels) and titling conventions to deliver internal equity, and a consistent link to the external market for certain salaried employees, including our executive officers, based on meritocracy where, over time, each employee’s pay evolves to match their level of performance and contribution. We began implementing this process at our corporate headquarters and in our operating units in 2009. The executive officers’ fiscal 2009 salary compensation was not impacted by these new salary bands; however, due to these new titling conventions, Mr. Hale’s title was changed to Executive Vice President & Chief Operating Officer (from Vice President & Chief Operating Officer) and Mr. Norman’s title was changed to Executive Vice President & Chief Financial Officer (from Vice President & Chief Financial Officer). There was no further impact to the executive officers in 2010 as a result of the salary banding process, and the Transactions have not impacted the salary bands.
Elements of Compensation
          As described in greater detail below, each element of compensation serves a different objective. Base salary provides a known amount of compensation on a regular basis for executive performance that is at an acceptable level. Base salary also reflects the executive officer’s position in the corporate hierarchy, which is primarily based on his or her scope of responsibility, relative value to the Company, and long-term potential. Merit-based increases to base salary are granted (typically within a range of 0 to 6%) to reflect the executive officer’s service and performance during the prior year. Base salary is normally not reduced. The Annual Incentive Plan, when offered, provided payouts based on the achievement of our financial and operating performance objectives, which included a modifier for significant personal performance. Equity awards that vested immediately upon the grant date provided the executive officer with a vested interest in our future success. Equity awards that contained performance or multi-year service vesting schedules were intended to motivate the executive officer to remain with us over the long term and provide performance that was aligned with stockholder interests. Historically, material increases for executive officers’ compensation typically happened in three situations: when performance was so outstanding that the Compensation Committee, at the CEO’s recommendation, awarded a cash payout and/or special equity award; when market salary survey data indicated a disparity; or when there was an internal disparity in levels of executive compensation considering the executive officer’s relative responsibilities and experience.
          We generally do not use formalized benchmarking criteria nor do we benchmark compensation to designated peer companies when determining compensation. However, in early 2010, for long-term stock incentive planning purposes we accessed Equilar’s database to gather competitive market information available for the long-term stock incentive plans of a group of companies consisting of Buckeye Technologies Inc., Cyberonics Inc., Elizabeth Arden Inc., Headwaters Inc., Innophos Holdings Inc., Interface Inc., Kapstone Paper & Packaging Corp., LSB Industries Inc., Myers Industries Inc., Spartech Corp., Titan International, Inc., and Wausau Paper Corp. There is limited publicly available executive compensation information from peer companies in our industry, which are generally privately owned or are subsidiaries of multinational corporations. As a result, we selected these U.S.-traded companies as peers based on their similarities in terms of our capitalization structure, market capitalization, debt/capital ratio, annual revenue and number of employees. This analysis yielded information on overall long-term stock incentive plan metrics and specific information on CEO, COO and CFO positions. To assist us with gauging our compensation competitive market position, management also retained Towers Watson to provide us with access to their proprietary database of anonymous subscriber compensation. This database was compiled using a filtered search of compensation data from anonymous company subscribers in multiple industry sectors combined with a certain level of regression analysis. Using these databases, along with other sources noted in this CD&A, we were able to compare our compensation practices to a pool of companies with revenues comparable to ours. We monitor markets frequently (at least annually) to ensure we have responsive and cost-effective program changes.
          Our compensation decisions are also influenced by the general status of global economic activity. In times of uncertain global economic activity, our short-term and long-term financial planning are impacted. This activity may cause us to be more conservative in our compensation decisions to manage employment stability and profitability in the face of uncertain economic conditions. As described in greater detail in the CD&A sections below, global economic conditions in fiscal 2009 and 2010 impacted our compensation decisions, which decisions may not otherwise have been made in times of relative economic stability.
          The compensation decisions for fiscal 2010 are reflected below in “Summary Compensation Table” and discussed in the sections directly below, which are organized as follow:
Current Compensation

•	Base salary

•	Payouts under the Annual Incentive Plan

•	Perquisites and other personal benefits

Long-term Incentive Compensation

•	Grants under the 2003 Option Plan

•	Grants under the 2005 Stock Plan

•	Grants under the 2008 Stock Plan

•	Carryover of incentives in the event that performance targets under the 2003 Option Plan and 2005 Stock Plan are not initially achieved

Retirement Benefits

Termination Benefits
Current Compensation
          Base Salary
          Executive officer salary levels are designed to ensure that we attract the necessary executive talent in the marketplace and are negotiated at the time of initial employment or promotion. Base salaries are established based on a consideration of the following variables: the scope of individual responsibilities, relative value compared with our other executives, experience, such market factors as the general status of the U.S. and international labor market and economies, previous employer compensation, salary surveys and market intelligence available in relevant publications and from our compensation consultant resources, and the experiences of our Compensation Committee and management.
          Base salaries of employees, including executive officers, are reviewed at least annually, typically during the first quarter. During this time, our CEO conducts executive performance reviews by identifying accomplishments and areas of strength and development based on performance during the prior year. Our CEO then recommends salary adjustments to the Compensation Committee based on these performance reviews. Salary decisions for the CEO, in turn, are determined annually by the Compensation Committee after conducting a review of the CEO’s performance in the prior year and after consultation with the Board, excluding Ms. Hagen. In fiscal 2010, the CEO’s performance and salary adjustments also reflected the terms of the Executive Employment Agreement between the Company and Ms. Hagen entered into on March 31, 2010 with a term of April 23, 2010 until April 22, 2013, unless terminated earlier in accordance with its provisions (the “2010 CEO Agreement”), the details of which are discussed in this CD&A and the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.
          Merit-based salary changes, if available, are typically made during the Company’s first quarter. For fiscal 2009, due to global economic uncertainties we decided during our 2009 annual budget process to delay merit-based salary increases until July 6, 2009, the start of the Company’s third quarter. For fiscal 2010, due to continued economic uncertainties in the first quarter, we decided during our 2010 annual budget process to delay merit-based salary increases until April 4, 2010, the start of our second quarter. Both of these delays applied to all employees, including our executive officers, and were not retroactive for the period of delay. These delays did not apply to those employees around the world where the Company has pre-existing legal obligations and management commitments. The reason for the delays was not based on individual employee performance, but was intended for the Company to manage employment stability and profitability during this period of global economic uncertainty.
          For our CEO, Ms. Hagen, in fiscal 2010, the Compensation Committee approved a $40,014 (approximately 5.5%) base salary increase from $725,010 to $765,024, effective April 4, 2010. This decision was based on the merits of Ms. Hagen’s personal performance in connection with her prior year annual performance review and a review of CEO base salary market trends. As part of this review, in addition to the variables that were considered and identified in this CD&A above, management provided the Compensation Committee with additional market CEO compensation data prepared by the consulting firms of Watson Wyatt and Equilar. This additional information was intended to assist the Compensation Committee’s analysis of current CEO salary trends and did not benchmark specific peer companies for the reasons stated in this CD&A above.
          As recommended by our CEO, and approved by the Compensation Committee, salary adjustments were made for our CFO and COO for fiscal years 2009 and 2010 as set forth below.
          Mr. Norman became our CFO on December 9, 2009 by appointment of the Board. Mr. Norman’s initial annual base salary was set at $309,998. Mr. Norman previously served the Company as Vice President, Strategic Planning and Corporate Development, and his base salary was $214,032 at the time of his promotion to CFO. His base salary was increased upon his promotion. On April 4, 2010, Mr. Norman’s salary was increased by 3% to $319,306 based on the merits of his personal performance in connection with his 2009 annual performance review in his role as CFO. These increases also recognized the additional responsibilities that Mr. Norman assumed as CFO, along with CFO base salary market trends.

          On April 4, 2010, Mr. Hale’s salary was increased by 5.7% to $410,038 based on the merits of his personal performance in connection with his 2009 annual performance review in his role as COO and COO base salary market trends.
          Please see the “Summary Compensation Table” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for more detail regarding executive officer salary compensation.
          Payouts under the Annual Incentive Plan
          Our Annual Incentive Plan is designed to reward our employees, including our executive officers, for achieving our annual financial and operating goals that are critical to our success and that are aligned with the interests of our stockholders. At the beginning of each fiscal year, the Compensation Committee, working with the Board and management, set annual goals. These goals influenced performance-based compensation under our Annual Incentive Plan and other long-term equity-based incentive elements of our compensation plans, as discussed in the sections below, including vesting of previously granted stock options and restricted stock where vesting was subject to our achieving annual financial performance targets under our 2003 Option Plan, 2005 Stock Plan, and 2008 Stock Plan.
          For fiscal 2010, goals were established for consolidated EBTIDA, working capital, and safety performance. Payouts under the Annual Incentive Plan could range from a minimum of zero to a maximum of two times the targeted goal for each factor being measured.
          Please see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Incentive Plan Performance Targets” below for detail regarding the performance goals and payout opportunities under the Annual Incentive Plan.
          Perquisites and other personal benefits:
          We provide certain executive officers with several perquisites and other personal benefits as additional compensation that the Compensation Committee believes are reasonable and consistent with our overall compensation philosophy. We believe that perquisites should not comprise a significant component of compensation. These benefits are not paid through any formal compensation plan and are paid on a case-by-case basis. Benefits may vary among the executive officers based on business purpose. In certain instances, we may reimburse relocation expenses, pay relocation bonuses and provide tax gross-ups to executives who are required to move to another Company location due to promotions, reorganization or relocation of offices.
          Please see footnote (4) to the “Summary Compensation Table” below for detail regarding the perquisites and other personal benefits received by our executive officers during fiscal 2010. Perquisites were paid in keeping with our compensation philosophy to enhance our ability to attract top-level management and to ensure the retention of key-impact executives. For example, Ms. Hagen in her role as our CEO received a company-provided vehicle and other disclosed benefits to assist her in the performance of her responsibilities. We believe that our CEO should be eligible to receive these additional benefits due to the position’s high level of management responsibility and impact on our financial performance.
Long-term Incentive Compensation
          Prior to the Transactions, we awarded long-term incentive compensation to provide certain employees, including the executive officers, with incentives to contribute to the Company’s performance, maximize stockholder value and to enhance the Company’s ability to attract, reward and to retain such employees upon whose efforts the Company’s success and future growth depends. Other considerations included the executive officer’s level in the organization. Prior to the Transactions, we provided equity compensation that was a material part of total compensation, with most of the executive officers eligible to receive annual equity compensation equal to, or potentially greater than, 50% of their respective annual base salary.

          The Compensation Committee also considered the impact of each element of compensation on our financial condition, results of operations and cash flows. For example, equity compensation, whether in the form of restricted shares or stock options, does not require the use of cash funds and, accordingly, is considered a non-cash expense for purposes of defining EBITDA, which is used in evaluating, among other things: (i) compliance with debt covenants in our then existing credit facility and (ii) achievement of annual financial performance targets in 2010. For this reason, combining equity compensation with or as an alternative to compensation requiring cash funds allowed us to manage the outlay of cash funds in line with our financial goals. The amount of equity awarded in a given year, if performance-based, was influenced by our financial performance in the prior year, and the determination as to whether any shares vested in a given year could also depend on our financial performance.
          Prior to the Transactions, our CEO recommended equity awards for the executive officers to the Compensation Committee early in each fiscal year after the prior year’s financial performance was known. The Compensation Committee determined whether a grant would be made to our executive officers in a given year and the size of each grant. Other occasions throughout a fiscal year could have resulted in individuals receiving awards, such as a promotion within the Company.
          As further described under “—Executive Compensation Program Following the Transactions,” all outstanding equity awards were cashed out in connection with the Transactions.
          Grants under the 2003 Option Plan
          Stock options awarded under the 2003 Option Plan were intended to give the recipient an opportunity to purchase shares of Class A Common Stock from the Company at a designated exercise price. All options under the 2003 Option Plan provided for an exercise price of $6.00 per share. This price was established in fiscal 2003 in connection with the initial grants under the 2003 Option Plan. We maintained the $6.00 exercise price for subsequent grants, even though the underlying stock was, at the time of grant, trading in excess of $6.00 per share. This provided additional value to the executive officers and an economic benefit consistent with what would have been provided to the executive officers had all of the options been issued at the original grant date.
          No new equity under this plan was awarded in fiscal 2010 because of the Company’s decision to use the 2008 Stock Plan as the primary plan for equity awards prior to the Transactions. Prior grants under the 2003 Option Plan were eligible to vest based on a combination of service and performance. Regarding vesting of previously granted stock options for which achievement of performance targets was required, we did not achieve our minimum threshold financial performance for consolidated EBITDA in fiscal 2008, which resulted in no vesting of such stock option grants. However, under the 2003 Option Plan, the options that did not vest because of fiscal 2008 performance were carried over for one year to be evaluated for vesting based on consolidated EBITDA performance for fiscal 2009. For fiscal 2009, our financial performance exceeded the consolidated EBITDA target of $120.0 million. As a result, on March 31, 2010, the eligible stock options for both fiscal 2008 and fiscal 2009 vested 100% for our COO, Mr. Hale, and our CFO, Mr. Norman.
          For fiscal 2010, the consolidated EBITDA target for all performance-based vesting under the 2003 Option Plan was $125.0 million, with a minimum threshold of $115.0 million. As a result of the Transactions, performance-based vesting was not evaluated under the 2003 Option Plan for fiscal 2010 given that the disposition of all equity-based programs was addressed by the Merger Agreement. For more details regarding the compensation awarded under this plan, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Awards under the 2003 Option Plan” below.
          Grants under the 2005 Stock Plan
          Restricted stock granted under the 2005 Stock Plan vested based on service and on achievement of consolidated EBITDA performance targets. No new equity was awarded under this plan in fiscal 2010 because of the Company’s decision to use the 2008 Stock Plan as the primary plan for equity awards. For fiscal 2009 performance-based vesting under the 2005 Stock Plan, the threshold and target performance levels and vesting percentages were the same as those used for the 2003 Option Plan described above. As we did not achieve the targeted EBITDA thresholds in fiscal 2008, this resulted in no vesting of the restricted shares subject to performance-based vesting. However, under the 2005 Stock Plan, the shares that did not vest because of fiscal 2008 performance were carried over for one year to be evaluated for vesting based on consolidated EBITDA performance for fiscal 2009. For fiscal 2009, our performance exceeded the consolidated EBITDA target of $120.0 million. As a result, on March 31, 2010, the eligible restricted stock for both fiscal 2008 and fiscal 2009 vested 100% for our CEO, Ms. Hagen, our COO, Mr. Hale, and our CFO, Mr. Norman.
          For fiscal 2010, the consolidated EBITDA target for all performance-based vesting under the 2005 Stock Plan was $125.0 million, with a minimum threshold of $115.0 million. As a result of the Transactions, performance-based vesting was not evaluated under the 2005 Stock Plan for fiscal 2010 given that the disposition of all equity-based programs was addressed by the Merger Agreement.
          Grants under the 2008 Stock Plan
          Awards that could be granted under this plan included incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock awards. In some cases, the Compensation Committee could have structured a grant of restricted stock, restricted stock units or other stock award as performance-based compensation under Section 162(m) of the Code.
          During fiscal 2009, the Compensation Committee approved awards under the 2008 Stock Plan to selected employees viewed as key impact leaders driving profit and cost savings as well as providing change leadership, operational excellence and innovation. The awards to our CFO and COO included service-based restricted stock which were scheduled to vest over a three-year period following the grant date. Additionally, the awards included restricted stock units that were to be settled with a grant of restricted stock if the performance targets for fiscal 2009 were achieved. Operating Free Cash Flow (“OFCF”) and consolidated EBITDA were selected as the performance measures for fiscal 2009. The OFCF measure contained a minimum threshold of $56.9 million, a target of $69.0 million and a maximum of $89.9 million. The consolidated EBITDA contained a minimum of $115.0 million, a target of $120.0 million and a maximum of $130.0 million. Based on the results for fiscal 2009, both the OFCF maximum and the consolidated EBITDA maximum were achieved and, given this, participants earned 175% of the targeted performance portion of these awards. As a result, on March 25, 2010, our COO, Mr. Hale, and our CFO, Mr. Norman, earned 175% of the performance portion of these awards and the restricted stock units were settled with a grant of restricted stock, one-third (1/3) of which vested immediately and the remaining two-thirds (2/3) of which were scheduled to vest in equal amounts over the subsequent two years.
          The Compensation Committee approved a maximum grant of 100,000 shares for fiscal 2009 to our CEO, Ms. Hagen, pursuant to the terms of a previous employment agreement based primarily on the performance measures exceeding the maximum levels referenced above. This grant was made in recognition of our fiscal 2009 performance exceeding EBITDA and working capital budgets, improvements in Return on Net Assets (“RONA”) and safety. The grant was made on April 23, 2010 and was scheduled to vest 25% each year over the following four years based on achievement of performance targets set for each of those years.
          For fiscal 2010, the same primary performance measures and their weighting were maintained for all performance-based earning. The OFCF measure had a minimum threshold of $18.7 million and a target of $42.2 million. The consolidated EBITDA measure had a minimum of $115.0 million and a target of $125.0 million. If both measures reached those levels, eligible grant recipients, including our executive officers, could earn the following percentages of the performance-based portion of their grants: minimum threshold-50% and target-100%. Performance earning between the threshold and target was calculated incrementally on a proportional basis. As a result of the Transactions, performance-based vesting was not evaluated under the 2008 Stock Plan for fiscal 2010 given that the disposition of all equity-based programs was addressed by the Merger Agreement.
          For more details regarding the compensation awarded in 2010 under this plan, see the “2010 Grants of Plan-Based Awards” table and accompanying footnotes below, the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Awards under the 2008 Stock Plan” table below, the “2010 Outstanding Equity Awards at Fiscal Year-End” table and accompanying footnotes below, and Note 14 “Stock Option and Restricted Share Plans” to the Consolidated Financial Statements included herein.

Carryover of incentives in the event that performance targets under the 2003 Option Plan and 2005 Stock Plan were not initially achieved
          Certain awards issued under the 2005 Stock Plan and the 2003 Option Plan contained performance vesting requirements that provided that if performance targets were missed in one year and the award did not vest, the award would remain active in the subsequent year, such that the full vesting would occur if the performance goals in the subsequent year were achieved. This decision was made to provide flexibility in the achievement of growth strategies. Certain growth opportunities could occur in one year versus the next year, for example, due to a time lag in raw materials cost increases or decreases, cost reduction due to the timing of restructuring plans, etc. If the performance targets were not achieved in the subsequent year, the prior year award was cancelled. For purposes of FASB Accounting Standards Codification (ASC) Topic 718 (“ASC 718”), we treated all grants that remained active in a subsequent year as “re-granted” shares for that year. No grants under the 2008 Stock Plan contained carryover provisions.
Retirement Benefits
          In addition to current and long-term incentive compensation, we provide retirement benefits to the executive officers. The amount of retirement benefits provided are designed to attract and retain highly qualified executives and may depend on the retirement plans in place in the region where the executive is employed. We currently provide defined contribution and savings plan benefits to executives in the form of a qualified 401(k) plan in the United States. The executive officers are eligible to receive the same level of matching Company 401(k) contributions as all our employees under this plan. See footnote (4) to the “Summary Compensation Table” below for detailed information regarding this compensation. We do not have a defined benefit plan for any of our executive officers.
Termination Benefits
          Prior to the Transactions, we had entered into an employment agreement with Ms. Hagen that provided specified payments and benefits upon termination of employment and a change in control of the Company. The terms of the employment agreement were negotiated during the course of arms-length negotiations. As part of these negotiations, the Compensation Committee considered the terms of the agreement in light of market trends, other employment agreements entered into by the Company, and other compensation elements paid to Ms. Hagen. This process yielded the amounts payable and the triggering events under these agreements so that they were consistent with our goals to attract, retain and motivate highly qualified executives who possess the skills and talent required for the success of the Company. For more details regarding termination benefits, see “Potential Payments Upon Termination or Change in Control” below.
          Prior to the Transactions, Messrs. Hale and Norman had similar benefits available to them under their respective change in control severance compensations agreements.
          As described below under “—Executive Compensation Program Following the Transactions,” these employment agreements were replaced by new employment agreements Holdings entered into with each of our named executive officers, which provided for similar payments and benefits upon termination of employment and a change in control of Holdings.
Certain Accounting and Tax Considerations
          Accounting considerations
          We accounted for awards issued under the 2003 Option Plan, 2005 Stock Plan and the 2008 Stock Plan in accordance with the provisions of ASC 718. Under ASC 718, establishment of grant dates, vesting provisions, including performance-based vesting, the exercise prices for options, the maturity dates of the equity instruments and assumptions used for estimating fair value under the Black-Scholes methodology could all have a material impact on compensation relating to stock and option awards.

          Tax considerations
          Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to each executive officer to $1,000,000 in any given taxable year, unless certain requirements are met. The Compensation Committee carefully considered the impact of this tax code provision and believed that it had structured the compensation plans for the executive officers as necessary in order to maximize the Company’s corporate tax deduction without limiting our ability to meet the goals of our compensation program.
Executive Compensation Program Following the Transactions
          Compensation Actions
          In connection with the Transactions, the 2003 Option Plan, the 2005 Stock Plan and the 2008 Stock Plan were terminated and all outstanding equity awards under those plans were cashed out. Upon consummation of the Transactions, Holdings adopted a new plan, the 2011 Scorpio Holdings Corporation Stock Incentive Plan (the “Plan”), for our employees, directors, and certain other service providers and independent contractors. As part of our new equity-based arrangements with our employees, our management employees used the cash proceeds to purchase shares of Holdings, and Holdings’ board of directors granted options to purchase shares of Holdings to those management employees who made the minimum required equity investment in Holdings. These arrangements were designed to more closely align our management’s interest with those of our shareholders and to incentivize our management employees to remain in our service by providing them with an opportunity to acquire equity interests in Holdings. Specifically, Holdings’ board of directors granted 4,521.75 options to Ms. Hagen and 2,260.86 options to each of Mr. Norman and Mr. Hale. Of these options, one third vest based on the passage of time, one third vest based on the achievement of certain annual performance goals established by Holdings, and one third vest based on the achievement of certain investment returns by our Sponsor. See “—Terms of Option Awards” below for a more detailed description of the vesting terms of these options. The specific sizes of the option grants made to our named executive officers were determined based on the board of directors’ business judgment in light of the Sponsor’s practices with respect to management equity programs at other private companies in its portfolio, the executive officer’s position and level of responsibilities within our company and the size of the executive officer’s equity investment in Holdings.
          In addition, Parent entered into an employment agreement with Ms. Hagen that was assigned to and assumed by us upon the closing of the Transactions. We also entered into employment agreements with Mr. Norman and Mr. Hale, which were effective upon the closing of the Transactions. The material terms of these employment agreements are described below under “—2011 Employment Agreements.”
          We also adopted a new cash-based long-term incentive plan to grant cash incentive awards to our senior managers in lieu of awarding annual equity awards as we had done prior to the Transactions. This plan, however, does not affect the compensation of any of our executive officers, as they are not participants under the plan.
          Other than as describe above, we did not take any other actions relating to executive compensation in connection with the Transactions. We continue to compensate our senior management, including our named executive officers, on a basis similar to immediately prior to the Transactions, except that, in light of our status as a private company, we adopted less broad-based equity incentive arrangements for our senior executives and do not intend to continue a practice of granting equity awards on an annual basis.
          Terms of Option Awards. The following describes the terms of the options granted to our named executive officers in connection with the Transactions.
•	Vesting Terms.
•	Time-Vesting Options. The time-vesting options vest in five equal annual installments beginning on January 28, 2012, subject to the executive’s continued employment with us, but will become fully vested upon a change in control that occurs during his employment with us, or during the 90 days following certain terminations of his or her employment. In addition, if executive’s employment is terminated (a) by us without “cause” or (b) by executive as a result of his or her resignation with “good reason,” an additional number of these time-vesting options will vest equal to the number that would have vested over the 12-month period following the applicable termination date. Any other time-vesting options that remain unvested on termination of employment and do not vest as described above will be forfeited.

•	Performance-Vesting Options. The performance-vesting options vest in five equal annual installments beginning on March 31, 2012, subject to the executive’s continued employment with us, and if the free cash flow goals established by Holdings at the time of the grant are achieved for the previous fiscal year, but will become fully vested (to the extent not already vested) upon a change in control if (x) the change in control occurs prior to March 31, 2016, (y) the change in control causes the exit-vesting option (described below) to vest, and (z) at the time of the change in control, Holdings has achieved the applicable cumulative free cash flow goals (as adjusted). In addition, if a performance-vesting option does not vest in a particular fiscal year because the applicable free cash flow goal is not achieved, that portion of the performance-vesting option may vest in that year or in a subsequent year if cumulative free cash flow targets (as adjusted) are achieved. In addition, if an executive’s employment is terminated (a) by us without “cause” or (b) by executive as a result of her or his resignation with “good reason,” the portion of the performance-vesting option that would have been eligible to vest on the next March 31 will remain outstanding and eligible to vest, based on actual free cash flow results for the immediately previous fiscal year. Any other performance-vesting options that remain unvested on termination of executive’s employment and do not vest as described above will be forfeited. Free cash flow is defined as Management EBITDA less (1) capital expenditures; (2) capitalized IT costs and (3) restructuring and integration cash payments. Cumulative free cash flow as adjusted with respect to any fiscal year is calculated by adding free cash flow for that fiscal year and any prior fiscal years and adjusting the cumulative free cash flow to apply a 10% penalty for any shortfall in actual cumulative free cash flow relative to the cumulative free cash flow target. Management EBITDA is defined as net income before interest expense, income and franchise taxes and depreciation and amortization, further adjusted to exclude certain non-recurring, non-cash and other specified items.

•	Exit-Vesting Options. The exit-vesting options will vest on the date, if ever, that our Sponsor receives cash proceeds from its investment in Holdings aggregating in excess of 2.0 times the Sponsor’s cumulative invested capital in Holdings’ securities, and such cash proceeds also result in an annual internal rate of return of at least 20% on its cumulative invested capital in the Holdings’ securities, subject to her or his continued employment with us. In addition, if an executive’s employment is terminated (a) by us without “cause” or (b) by executive as a result of her or his resignation with “good reason,” the exit-vesting options will remain outstanding and eligible to vest for 12 months following the applicable termination date. If the exit-vesting options do not vest as described above during the 12 months following such a termination, such options will terminate and be forfeited.
•	Put and Call Rights. If the executive’s employment is terminated due to death or disability, she or he has the right, subject to certain limitations, for a specified period following the termination date, to cause us to purchase on one occasion all, but not less than all, of the shares of our common stock held by her or him (whether or not acquired through the exercise of an option) at the fair market value of such shares.

If (1) the executive’s employment is terminated by us with “cause”, (2) the executive’s employment is terminated as a result of her or his resignation prior to the third anniversary of the Transactions (other than a resignation with “good reason”), or (3) the executive violates a restrictive covenant (as described below), then we have the right for a specified period following the applicable event to cause the executive (or her or his permitted transferees) to sell to us all shares held by her or him at the lesser of fair market value thereof and cost, which means that any shares so repurchased will effectively be forfeited. If (1) the executive’s employment is terminated by us without “cause”, (2) the executive’s employment is terminated as a result of his resignation following the third anniversary of the Transactions or is a resignation with “good reason”, (3) the executive’s employment is terminated due to her or his death or by us as a result of her or his disability, or (4) the executive engages in “competitive activity” (as described below), then we have the right for a specified period following the applicable event to cause the executive (or her or his permitted transferees) to sell to us all shares held by her or him at the fair market value thereof.

•	Restrictive Covenants. As a condition of receiving the options, our named executive officers have agreed to certain restrictive covenants, including confidentiality of information, non-competition, and non-solicitation covenants, which are contained in the option agreements pursuant to which the options were granted and are in addition to any other restrictive covenants agreed to by our named executive officers. As described above, we have the right to purchase our named executive officers’ shares of our common stock in the event of breach of these restrictive covenants during the periods covered by the restrictive covenants, or if the named executive officer engages in a competitive activity, which is defined as providing services to one of our competitors at any time (regardless of whether the conduct would violate a restrictive covenant).
     2011 Employment Agreements
     Employment Agreement with Ms. Hagen
          On October 4, 2010, Parent entered into an employment agreement with Ms. Hagen to serve as our Chief Executive Officer. The employment agreement entitles Ms. Hagen to annual base compensation of $800,000 and an annual target bonus of 100% of her base compensation, with a maximum annual bonus of 200% of her base compensation, determined based upon the achievement of performance criteria as established by our Board in consultation with Ms. Hagen. In addition, Ms. Hagen is also entitled to a one-time grant of shares of Holdings on April 23, 2013 having a value equal to $694,000 (the “Equity Award”).
          Subject to executing a general release, Ms. Hagen will be entitled to receive severance payments if she is terminated without “cause” or if she terminates her employment for “good reason.” Such severance payments will consist of an amount equal to the sum of 1.5 times her then-current annual base compensation and 1.5 times the amount of her target annual bonus, and if such termination occurs prior to April 23, 2013, Ms. Hagen will also receive the Equity Award. Ms. Hagen will also be entitled to participate in our medical, dental, and hospitalization benefit plans for 18 months, and a pro rata portion of the annual bonus she would have received for the year in which her termination occurred, if any, as determined in accordance with the terms of the applicable annual bonus plan.
     Employment Agreement with Mr. Norman
          On January 28, 2011, we entered into an employment agreement with Mr. Norman to serve as our Chief Financial Officer. The employment agreement entitles Mr. Norman to annual base compensation of $325,000 and an annual target bonus of 55% of his base compensation, with a maximum annual bonus of 110% of his base compensation, determined based upon the achievement of performance criteria as established by our Board in consultation with the Chief Executive Officer.
          Subject to executing a general release, Mr. Norman will be entitled to receive severance payments if he is terminated without “cause” or if he terminates his employment for “good reason.” Such severance payments will consist of an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus. Mr. Norman will also be entitled to participate in our medical, dental, and hospitalization benefit plans for 18 months, and a pro rata portion of the annual bonus he would have received for the year in which his termination occurred, if any, as determined in accordance with the terms of the applicable annual bonus plan.

     Employment Agreement with Mr. Hale
          On January 28, 2011, we entered into an employment agreement with Mr. Hale to serve as our Chief Operating Officer. The employment agreement entitles Mr. Hale to annual base compensation of $415,000 and an annual target bonus of 55% of his base compensation, with a maximum annual bonus of 110% of his base compensation, determined based upon the achievement of performance criteria as established by our Board in consultation with the Chief Executive Officer.
          Subject to executing a general release, Mr. Hale will be entitled to receive severance payments if he is terminated without “cause” or if he terminates his employment for “good reason.” Such severance payments will consist of an amount equal to the sum of 1.5 times his then-current annual base compensation and 1.5 times the amount of his target annual bonus. Mr. Hale will also be entitled to participate in our medical, dental, and hospitalization benefit plans for 18 months, and a pro rata portion of the annual bonus he would have received for the year in which his termination occurred, if any, as determined in accordance with the terms of the applicable annual bonus plan.

     Summary Compensation Table
          The following table presents a summary of compensation for our named executive officers for the 2010, 2009 and 2008 fiscal years:
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	awards	awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)	($)(3)	($)	($)(4)	($)
Ms. Hagen	2010	$754,251	$—	$1,972,769	$—	$1,016,730	$—	$42,360	$3,786,110
President & Chief Executive Officer	2009	707,005	1,218,768	615,102	—	—	—	57,116	2,597,991
	2008	683,000	—	271,500	—	478,100	—	43,747	1,476,347

Mr. Hale	2010	404,329	—	533,482	—	299,769	—	18,376	1,255,956
Executive Vice President	2009	381,160	249,560	299,563	3,201	—	—	15,876	949,360
& Chief Operating Officer	2008	371,656	—	130,861	27,788	130,080	—	18,227	678,612

Mr. Norman	2010	316,800	—	319,786	7,200	309,800	—	14,901	968,487
Executive Vice President	2009	207,039	110,162	90,582	3,209	—	—	13,384	424,376
& Chief Financial Officer

(1)	For fiscal 2009, reflects discretionary 2009 bonuses, a portion of which was paid in December 2009 and a portion of which was subject to service requirements and paid in March 2010, as discussed further under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—December 2009 Discretionary Bonuses.” In 2008, Ms. Hagen was paid a bonus of $650,000 for fiscal 2007 performance, which was guaranteed under the terms of the 2007 CEO Agreement. This amount is not reflected in the table above because it was earned in 2007.

(2)	Represents the grant date fair value of all stock and option awards for all periods presented as calculated pursuant to ASC 718 awards. In fiscal 2010 and 2009, we achieved maximum performance targets established for all performance-based awards. As a result, amounts presented in the above table represent compensation at the maximum performance level.

Compensation for stock and option awards is determined in accordance with generally accepted accounting principles pertaining to share-based payments. For a discussion of terms and assumptions regarding the accounting for restricted shares and options, see Note 2 “Accounting Policies and Financial Statement Information” and Note 14 “Stock Option and Restricted Stock Plans” to the consolidated financial statements for the fiscal year ended January 1, 2011.

(3)	The non-equity incentive plan compensation for fiscal 2010 represents amounts paid in April 2011 under the Company’s Annual Incentive Plan for fiscal 2010 performance. The non-equity incentive plan compensation for fiscal 2008 represents amounts paid in April 2009 under the Company’s Annual Incentive Plan for fiscal 2008 performance. In March 2009, the Board of Directors approved a program for certain participants in the Annual Incentive Plan, under which such participants elected to receive all, or a portion, of the cash amounts due under the Annual Incentive Plan in the form of immediately vested restricted stock subject to a minimum two year holding requirement. Ms. Hagen, Mr. Hale and Mr. Norman elected to receive the following amounts of compensation in the form of restricted stock: Ms. Hagen—$478,100; Mr. Hale—$97,560; and Mr. Norman—$12,844. The number of shares issued for such compensation was based on the average closing price of the Company’s stock over the fifteen trading days ending March 31, 2009. Further, in consideration of the election by the executive officers to receive restricted stock in lieu of cash, additional non-cash compensation was provided to the executive officers in the form of restricted shares, which were to vest over a two year period from the grant date and were subject to the same two year holding requirement. The number of additional restricted shares awarded was as follows: Ms. Hagen—102,377; Mr. Hale—15,668; and Mr. Norman—688. The grant date fair value of such awards for 2009 is included as stock awards in the table above.

(4)	All Other Compensation for executive officers in fiscal 2010 is as follows:

	Ms. Hagen	Mr. Hale	Mr. Norman

Company Contributions to Defined Contribution and Savings Plans	$14,700	$14,700	$14,700
Life Insurance Premiums Paid by the Company	756	756	756
Perquisites:
Car Usage	20,789	—	—
Other Perquisites(a)	6,115	2,920	1,070

Total All Other Compensation	$42,360	$18,376	$14,901

(a)	Other perquisites are primarily comprised of subscriptions, seminars and annual credit card fees. Other perquisites for Ms. Hagen also included $5,004 of membership fees and seminar costs in various business organizations.

Grants of Plan-Based Awards
          The following table presents information regarding grants of plan-based awards to named executive officers during the 2010 fiscal year.
2010 GRANTS OF PLAN-BASED AWARDS

											Closing
								All Other	All Other		Market
								Stock	Option	Exercise	Price of	Grant
								Awards:	Awards:	or	Securities	Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Underlying	Fair
		Under Non-equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Options at	Value of
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Date of	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Grant	Option
Name	Date	($)	($)	($)	(#)	(#)(1)	(#)	(#)(2)	(#)	$(/Sh)(3)	$(/Sh)	Awards

Ms. Hagen	1/3/2010	—	—	—	—	40,000	—	—	—	$—	—	$576,000
	4/22/2010	$382,512	$765,024	$1,530,048
	4/23/2010	—	—	—	—	—	—	74,289	—	—	—	1,485,780

Mr. Hale	4/22/2010	112,856	225,711	451,422
	4/23/2010	—	—	—	—	—	—	31,812	—	—	—	636,240

Mr. Norman	1/3/2010	—	—	—	—	500	—	—	—	6.00	—	7,200
	4/22/2010	87,809	175,618	351,237
	4/23/2010	—	—	—	—	—	—	24,753	—	—	—	495,060

(1)	Consistent with ASC 718, we treat all grants that remain active in a subsequent year as “re-granted” shares for that year. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Incentive Plan Performance Targets” below. The awards reflected in this column are awards made in prior years which were subject to undefined performance criteria at the time of the award and for which performance goals were later determined with respect to fiscal 2010 and were thus deemed “granted” in 2010 in accordance with ASC 718. All executive officers receiving restricted stock awards were required to pay $.01 per awarded share.

(2)	All other stock awards in the above table represent restricted shares awarded that contain service-based vesting provisions.

(3)	The exercise price of $6.00 per share represents the exercise price determined in connection with the initial issuance of options under the 2003 Option Plan in fiscal 2003.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
          The items described below support the data reported in the Summary Compensation Table and the 2010 Grants of Plan-Based Awards table.
2007 and 2010 Employment Agreements with Ms. Hagen
          The 2007 CEO Agreement was Ms. Hagen’s effective employment agreement with the Company during the 2008 fiscal year and the 2009 fiscal year. On March 31, 2010, the Company and Ms. Hagen entered into the 2010 CEO Agreement and the 2007 CEO Agreement terminated in accordance with its terms on April 22, 2010. As a result of the Transactions, the Company and Ms. Hagen entered a new employment agreement, effective January 28, 2011 (the “2011 CEO Agreement”). The 2011 CEO Agreement terminated the 2010 CEO Agreement. The 2011 CEO Agreement is described in “Compensation Discussion and Analysis (CD&A)—Executive Compensation Program Following the Transactions—2011 Employment Agreements” above. The following is a discussion of both the 2007 CEO Agreement and the 2010 CEO Agreement, both of which were effective prior to the Transactions.
     The 2007 CEO Agreement
          Ms. Hagen’s annual base salary under the 2007 CEO Agreement was initially $650,000 and the Board had discretion to increase such salary from time to time. Ms. Hagen was eligible to participate in all of our employee benefit programs for which senior executive employees of PGI and its subsidiaries were generally eligible, including health, life, retirement and disability. Ms. Hagen was also entitled to the use of an automobile.

          Under the 2007 CEO Agreement, Ms. Hagen was entitled to participate in our Annual Incentive Plan. The Board, in its discretion, had the ability to award Ms. Hagen annual bonuses in accordance with the Annual Incentive Plan based on annual performance goals mutually agreed upon by the Board and Ms. Hagen. Such target annual bonuses were not to exceed 100% of her base salary (the “Bonus Award Target”). For fiscal year 2007, the 2007 CEO Agreement guaranteed to Ms. Hagen the full Bonus Award Target (without proration) as long as she remained an employee of good standing on the Payment Date (as defined in the Bonus Plan).
          Ms. Hagen was also entitled to participate in the 2005 Plan under which she was granted on the effective date of the 2007 CEO Agreement an initial award of 100,000 restricted shares of common stock to vest as follows: (i) 12,500 shares on each of the first four anniversaries of such effective date, and (ii) provided certain performance goals established by the Board were met, 12,500 shares on each of the first four anniversaries of such effective date. Ms. Hagen was also eligible for an annual target award of 50,000 (with a minimum of zero and a maximum of 100,000) restricted shares of common stock under the 2005 Plan for the first three anniversaries of the effective date of the 2007 CEO Agreement, vesting over a period of four years at a rate of 25% per year provided certain performance goals established by the Board were met. The size of such equity awards was based on the attainment of certain performance goals established by the Board, except that for the 2007 fiscal year grant, the 2007 CEO Agreement guaranteed to Ms. Hagen no less than 25,000 shares vesting based on service over a period of four years at the rate of 25% per year.
          The 2007 CEO Agreement also contained a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Ms. Hagen’s employment and for a minimum of 12 months after any termination thereof.
          The 2010 CEO Agreement
          Unless earlier terminated pursuant to its terms, the term of the 2010 CEO Agreement was to be from April 23, 2010 until April 22, 2013. Under the 2010 CEO Agreement, Ms. Hagen’s annual base salary was $765,000, subject to annual review and adjustment by the Board in its discretion. Ms. Hagen was eligible to participate in all of our employee benefit programs for which senior executive employees of PGI and its subsidiaries were generally eligible, including health, life, retirement and disability. Ms. Hagen was also entitled to the use of an automobile until the expiration of its existing lease term.
          Ms. Hagen was entitled to participate in the Annual Incentive Plan to the extent that such a plan was implemented for any given year, in the Board’s discretion. The Bonus Plan was to provide for annual target bonuses based on annual performance goals to be mutually agreed upon by the Board and Ms. Hagen. Such annual target bonuses were, and could not exceed, the Bonus Award Target.
          Ms. Hagen was also entitled to participate in any long-term incentive compensation plans that the Company implemented on the same terms and conditions as other senior executives. During each fiscal year, Ms. Hagen was to receive a long-term incentive grant with a target value determined by the Compensation Committee based on a total target compensation package of salary, bonus and long-term equity awards.
          The 2010 CEO Agreement provided for repayment to the Company by Ms. Hagen of certain cash and equity awards if, prior to or within two years of the termination of Ms. Hagen’s employment, (i) the Company was required to make a material restatement of financial results for years during which Ms. Hagen was an employee and due to actions or inactions by her or of which she had knowledge, or (ii) Ms. Hagen was found to have engaged in misconduct while an employee, which, if discovered at the time would have justified termination for “cause” (as defined in the 2010 CEO Agreement).
          The 2010 CEO Agreement also contained a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Ms. Hagen’s employment and for a minimum of 12 months after any termination thereof. A description of potential payments to Ms. Hagen upon her termination or upon a change in control under the 2010 CEO Agreement is set forth in “—Potential Payments Upon Termination or Change in Control” below.
Appointment of Mr. Norman as CFO
          On December 9, 2009, the Board appointed Dennis Norman to serve as our CFO. Mr. Norman’s annual base salary at that time was $309,998. Mr. Norman continued to be eligible to participate in our short and long-term incentive plans, including the Annual Incentive Plan and our 2008 Stock Plan. When and if the Board established a formal Annual Incentive Plan, Mr. Norman’s target bonus would have been 55% of his annual base salary. Mr. Norman continued to be eligible to participate in all of our employee benefit programs for which our senior executive and those of our subsidiaries are generally eligible, including health, life and disability insurance and retirement.
          In addition, in connection with his appointment, Mr. Norman entered into a Change in Control Severance Compensation Agreement (the “Norman Severance Agreement”) with us, dated as of December 9, 2009. The Norman Severance Agreement provided for the lump sum payment of base salary and target bonus components of Mr. Norman’s compensation upon termination of employment in the amount of 24 months of base salary plus the greater of two times current year target bonus or prior year actual bonus. The Severance Agreement also included non-competition and non-solicitation provisions for a period of 24 months. A description of potential payments to Mr. Norman upon his termination under the Norman Severance Agreement is described in “— Potential Payments Upon Termination or Change in Control.”
December 2009 Discretionary Bonuses
          Due to stronger than expected fiscal year 2009 operating results, in December 2009, the Board approved discretionary bonus payments in the total amount of $6.5 million with a portion paid in December 2009 and a portion paid in March 2010. The bonuses listed above were discretionary in nature, and were awarded in consideration of our performance in fiscal 2009, as well as the Board’s assessment of performance of the individuals and their contributions in fiscal 2009. To receive the cash payments in March 2010, the individuals were required to remain in our employ through the payment date. The following table sets forth the amount of 2009 discretionary bonus that each of our named executive officers received.

	Paid in	Paid in
	December 2009	March 2010	Total
Ms. Hagen	$857,178	$361,590	$1,218,768
Mr. Hale	124,780	124,780	249,560
Mr. Norman	55,081	55,081	110,162
Awards under the 2003 Option Plan
          The 2003 Option Plan was approved by the Board of Directors and stockholders and was administered by the Compensation Committee. The stock options, representing 400,000 shares, had a five-year life and vested, based on the achievement of various service and financial performance criteria, over a four-year period with the initial awards beginning their vesting terms as of January 4, 2004. Vesting could be immediate or based on service and/or upon achievement of annual performance targets (see “Incentive plan performance targets” below) and was accelerated upon a change in control. No grants were made under the 2003 Option Plan in 2010.
          Consistent with ASC 718, stock options previously awarded to employees in fiscal 2005 and fiscal 2007 which contained performance-based vesting provisions relating to the 2008 fiscal year were considered modified. Vesting of these option grants were originally based on achievement of 2008 performance targets, which targets were not met. Accordingly, these option awards were not earned and did not vest in 2008. In accordance with the 2003 Option Plan, these option awards remained active in fiscal 2009 and were subject to fiscal 2009 performance targets, which targets were achieved. Consistent with ASC 718, such awards were treated as an exchange of the original award for a new award and the grant date fair values and 2009 compensation costs for such options were re-measured as of the beginning of the 2009 fiscal year as such performance targets were not established until the inception of the 2009 fiscal year. As a result, option awards considered granted in fiscal 2009, subject to performance vesting in fiscal 2009 were as follows: for Mr. Hale—2,065 shares and for Mr. Norman—1,825 shares.
          Actual performance for fiscal 2007 would have resulted in the vesting of approximately 51% of the stock option grants subject to the annual financial performance vesting requirement under our 2003 Option Plan. The Committee, in exercise of its discretion, granted participants, including the executive officers, vesting credit equal to 100% of target. As a result, we recognized compensation expense in fiscal 2008 associated with the vesting of such awards not earned through the achievement of performance targets for fiscal 2007. Consistent with ASC 718, we treated all grants that remained active in a subsequent year as “re-granted” shares for that year. See “Incentive Plan Performance Targets” below.
Awards under the 2005 Stock Plan
          The 2005 Stock Plan was approved by the Board of Directors and stockholders and was administered by the Compensation Committee. The 2005 Stock Plan approved for issuance 482,000 restricted shares to our employees. For grants of restricted stock under the 2005 Stock Plan, vesting could be immediate or based on service and/or upon achievement of annual performance targets (see “Incentive plan performance targets” below) and was accelerated upon a change in control. We did not make any grants under the 2005 Stock Plan in 2010.
Awards under the 2008 Stock Plan
          The 2008 Stock Plan was approved by our shareholders and Board of Directors and was administered by the Compensation Committee. The 2008 Stock Plan reserved for issuance 425,000 shares of our Class A Common Stock to our employees. In May 2009, our shareholders approved an increase in the number of shares reserved for issuance under the 2008 Stock Plan from 425,000 shares to 1,075,000 shares. The Compensation Committee could, from time to time, award a variety of equity-based incentives under the 2008 Stock Plan to such employees and in such amounts and with specified restrictions as it determined appropriate in the circumstances. Such awards could be granted under the 2008 Stock Plan in the form of either incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance awards or other types of stock awards that involve the issuance of, or that are valued by reference to, shares of our Class A Common Stock. Vesting, which was determined by the Committee, could be accelerated on the occurrence of a change in control or other events, as defined.
          During fiscal 2009, awards were approved and issued to Mr. Hale and Mr. Norman under the 2008 Stock Plan. These awards included service-based restricted shares which could vest over a three year period as follows: for Mr. Hale—5,947 restricted shares and for Mr. Norman—2,210 restricted shares. Additionally, restricted stock units that could vest based on the achievement of 2009 performance targets and the completion of requisite service periods were awarded, assuming maximum performance targets were achieved, as follows: for Mr. Hale—20,814 restricted stock units and for Mr. Norman—7,736 restricted stock units. As performance targets for fiscal 2008 were not achieved, no restricted shares were issued relating to the restricted stock units.
          During fiscal 2010, awards were approved and issued to Ms. Hagen, Mr. Hale and Mr. Norman under the 2008 Stock Plan. These awards included service-based restricted shares which could vest over a three year period as follows: for Ms. Hagen —24,763 restricted shares, for Mr. Hale—10,604 restricted shares and for Mr. Norman—8,251 restricted shares. Additionally, restricted stock units that could vest based on the achievement of 2010 performance targets and the completion of requisite service periods were awarded, assuming maximum performance targets were achieved, as follows: for Ms. Hagen — 49,526 restricted stock units, for Mr. Hale—21,208 restricted stock units and for Mr. Norman—16,502 restricted stock units.

Incentive Plan Performance Targets
          For fiscal 2009, the Board of Directors accepted the recommendation of management and the Compensation Committee not to establish an Annual Incentive Plan for 2009; accordingly, there were no targets associated with short-term incentive compensation for executive officers.
          For fiscal 2010, the Board of Directors established an Annual Incentive Plan for 2010 and set consolidated EBITDA target of $125.0 million, with a minimum threshold of $115.0 million and a maximum level of $149.0 million. The 2010 Annual Incentive Plan provided target bonus percentages of 100% of annual base salary amount at the time of the grant for the CEO and 55% for the other executive officers, with minimum and maximum bonus opportunities being 50% of the respective executive officers target percentage and 200% of the respective executive officers target percentage for each of the named executive officers. As in prior years, consolidated EBITDA remained the most significant Annual Incentive Plan measure for our executive officers in 2010, accounting for 65% of the targeted award. Consolidated EBITDA performance for fiscal 2010 was $126.3 million, exceeding the target.
          Portions of restricted shares awarded under the 2005 Stock Plan and options awarded under the 2003 Option Plan contained threshold and target EBITDA performance vesting provisions. For fiscal 2009 and fiscal 2010, these performance targets for these equity-based incentives were met at targeted levels. The threshold and target for fiscal 2010 were the same as those used for the 2010 Annual Incentive Plan.
          With respect to awards under the 2003 Option Plan and the 2005 Stock Plan, if the performance targets were not met in any particular year (a “Missed Year”), the awards that did not vest in the Missed Year (the “Carryover Awards”) remained active in the next fiscal year and were subject to the performance targets established for that next fiscal year. Consistent with ASC 718, we treated all grants that remained active in a subsequent year as “re-granted” shares for that year. If the performance targets for such fiscal year were met, the Carryover Awards vested at the same time and in the same manner as the incentive plan awards granted for such fiscal year. In no event did any unvested portion of any award remain active after the fiscal year following the Missed Year. If performance targets applicable to Carryover Awards were not met in the next fiscal year, the Carryover Awards were forfeited.
          For example, we did not achieve our performance target for fiscal 2008. Therefore, the unvested amounts for 2008 remained active in 2009 and vested based on the achievement of performance targets (EBITDA of $120.0 million) established for 2009.
          With respect to awards made in fiscal 2009 under the 2008 Stock Plan, 67% of the award was performance-based restricted stock units and 33% was service-based restricted shares. For the performance-based restricted stock units, vesting was based upon the achievement of performance targets in 2009 for consolidated operating cash flow (as defined in the award documents), which accounted for approximately 50% of the total performance target, and consolidated EBITDA, which accounted for 50% of the total performance target. Based on actual results for fiscal 2009, the operating cash flow target and the consolidated EBITDA target were each met at maximum target levels. Grants under the 2008 Stock Plan did not contain Missed Year or Carryover Award provisions.
          With respect to awards made in fiscal 2010 under the 2008 Stock Plan, 67% of the award was performance-based restricted stock units and 33% was service-based restricted shares. For the performance-based restricted stock units, vesting was based upon the achievement of performance targets in 2010 for consolidated operating cash flow (as defined in the award documents), which accounted for approximately 50% of the total performance target, and consolidated EBITDA, which accounted for 50% of the total performance target. As a result of the Transactions, performance-based vesting was not evaluated under the 2008 Stock Plan for fiscal 2010 given that the disposition of all equity-based programs was addressed by the Merger Agreement.

Outstanding Equity Awards at Fiscal Year-End
     The following table presents information regarding outstanding equity awards held by executive officers at the end of the 2010 fiscal year. All awards outstanding at the time of the consummation of the Transactions were cashed out in connection therewith.
2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number of	Value of
			Incentive				Market	Unearned	Unearned
			Plan Awards:			Number of	Value of	Shares,	Shares,
			Number of			Shares or	Shares	Units,	Units,
	Number of	Number of	Securities			Units of	or Units	or Other	or Other
	Securities	Securities	Underlying			Stock	of Stock	Rights	Rights
	Underlying	Underlying	Unexercised			That	That Have	That Have	That Have
	Unexercised	Unexercised	Unearned	Option	Option	Have Not	Not	Not	Not
	Options (#)	Options (#)	Options	Exercise	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable(1)	(#)	Price ($)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
Ms Hagen	—	—	—	$—	—	140,705	$2,251,280	20,000	$320,000
Mr. Hale	—	—	—	—	—	21,811	348,976	30,459	487,339
Mr. Norman	—	2,750	250	6.00	5/11/2012	2,583	41,328	21,659	346,544

(1)	The vesting dates of options containing service-based vesting and options earned as a result of achieving performance-based targets are as follows:

	Vested at	Vesting
	1/1/2011	5/11/2011	Total

Mr. Norman	2,750	250	3,000

(2)	The vesting dates of restricted shares are as follows:

	Ms. Hagen	Mr. Hale	Mr. Norman

4/9/2011	51,189	7,834	344
4/23/2011	41,722	2,651	—
6/4/2011	—	2,059	765
6/18/2011	—	1,982	737
4/10/2012	6,250	2,651	—
4/23/2012	22,971	—	—
6/18/2012	—	1,983	737
4/23/2012	18,572	2,651	—

Total	140,705	21,811	2,583

(3)	Determined based on the closing price of our common stock ($16.00) on January 1, 2011.

(4)	All of these shares became immediately vested in connection with the Transactions and were cashed out.

Option Exercises and Stock Vested
          The following table presents information regarding the exercise of options for Common Stock and the vesting of restricted shares by executive officers during the 2010 fiscal year:
2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of
	Shares	Value	Number of Shares
	Acquired	Realized on	Acquired on		Value Realized on
	Upon Exercise	Exercise	Vesting		Vesting
Name	(#)	($)(1)	(#)		($)(5)
Ms Hagen	—	$—	$12,500	(2)	250,000
			6,250	(3)	125,000
	—	—	4,400	(4)	79,200

Mr. Hale	12,500	175,000	4,041	(4)	74,732

Mr. Norman	5,000	70,000	1,502	(4)	27,773

(1)	Shares were valued at the closing price of our common stock on the exercise date.

(2)	Vested shares relate to service-based shares granted on April 23, 2007 under the 2004 Restricted Plan.

(3)	Vested portion of service-based shares guaranteed pursuant to the terms of the 2007 CEO Agreement.

(4)	Represents service-based vesting of awards made to Ms. Hagen, Mr. Hale and Mr. Norman under the 2008 Stock Plan.

(5)	Shares were valued at the closing price of our common stock on the vesting date.
Pension Benefits
          We have no pension benefits for the executive officers.
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
          We have no nonqualified defined contribution or other nonqualified deferred compensation plans for executive officers.
Potential Payments Upon Termination or Change in Control
          The following describes payments and benefits provided in connection with termination of employment or change in control pursuant to agreements that were in place at the end of 2010. In connection with the Transactions, these arrangements were terminated, and new severance arrangements were provided under the 2011 employment agreements. See “—Compensation Discussion and Analysis (CD&A)—Executive Compensation Program Following the Transactions—2011 Employment Agreements.”
Termination of Ms. Hagen under the 2010 CEO Agreement
          Upon the expiration of the 2010 CEO Agreement, Ms. Hagen would have been entitled to receive a “Retirement Incentive” as follows:
          (i) an equity award (the “Retirement Incentive Equity Award”), with the number of shares awarded to be calculated with reference to the average reported closing price of the Company’s Class A Common Stock (the “Class A Common Stock”) over the 40 trading days immediately prior to the expiration date of the 2010 CEO Agreement (the “Ending Stock Price”) as shown in the table below:

Ending Stock Price	Number of Shares Awarded
Less than $17.50	20,000
$17.50	20,000
$22.50	40,000
$25.00	55,000
$27.50	75,000
$30.00 or higher	100,000
For an Ending Stock Price that falls between two given points on the table above, the number of shares awarded would be computed using a straight-line interpolation formula set forth in the 2010 CEO Agreement.
          (ii) a cash award (the “Retirement Incentive Cash Award”) equal to (A) 30% of the value of the shares, computed as the Ending Stock Price multiplied by the number of shares awarded, or (B) the Cash Conversion Value, if applicable; provided that the Retirement Incentive Cash Award is neither less than $250,000 nor greater than $1,000,000.
          The Company could terminate the 2010 CEO Agreement immediately upon Ms. Hagen’s death or disability or with notice of termination to Ms. Hagen at any time, with or without “cause” (as defined in the 2010 CEO Agreement). In addition, the 2010 CEO Agreement would have terminated upon Ms. Hagen’s resignation.
          If the 2010 CEO Agreement was terminated by the Company for “cause” or was terminated upon Ms. Hagen’s resignation other than for “good reason” (as defined in the 2010 CEO Agreement), Ms. Hagen would have been entitled to receive only her base salary through the date of termination or expiration and would not have been entitled to receive any other salary, compensation or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.
          Upon any termination by the Company of Ms. Hagen’s employment other than for “cause” or upon Ms. Hagen’s resignation with “good reason” during the term of the 2010 CEO Agreement, Ms. Hagen would have been entitled to receive the Retirement Incentive and severance payments upon specified conditions in the 2010 CEO Agreement. Such severance payments would have been equal to (i) the sum of (A) Ms. Hagen’s base salary, and (B) her Bonus Award Target, from the termination or resignation date through the expiration date of the 2010 CEO Agreement, (ii) the pro rata portion of her Bonus Award Target from the beginning of the applicable fiscal year through the date of termination or resignation, adjusted for actual performance through the date of termination or resignation, and (iii) any annual bonus for a completed fiscal year that had not yet been paid.
          In the event of Ms. Hagen’s disability or death, Ms. Hagen or her heirs, as applicable, would have been entitled to receive only her base salary through the date of such event and any annual bonus for a completed fiscal year that had not yet been paid.
Change in Control Severance Compensation Agreements
          On January 7, 2010, we entered into a Change in Control Severance Compensation Agreement (the “Hale Severance Agreement”) with Mr. Hale, our COO. On December 9, 2009, we entered into a Change in Control Severance Compensation Agreement (the “Norman Severance Agreement”) with Mr. Norman, in connection with his appointment as CFO. Each of the agreements contained substantially the same terms and conditions and is referred to below as a “CIC Agreement”.
          Each CIC Agreement would have terminated automatically upon the occurrence of a termination of employment for certain matters, including for the recipient’s death, disability, attainment of retirement age, and performance-related matters. In the event of a Change in Control (as defined in the CIC Agreement), each CIC Agreement would have automatically extended to the earlier of (i) one year from the date of the Change in Control or (ii) the recipient’s death, disability, or retirement.

     For purposes of the CIC Agreements, a Change in Control was defined as the occurrence of certain specified events, including:
•	certain significant changes in voting control,

•	changes in the composition of the Board not approved by two-thirds of the existing Board,

•	the consummation of a merger or consolidation of the Company unless (a) the existing security holders continue to own more than 50% of the voting power of the surviving corporation, or (b) the corporate existence of the Company is unaffected and the CEO and directors retain their positions (and the existing directors constitute a majority of the Board), or

•	a complete liquidation of the Company or a sale of substantially all of our assets.
          If a Change in Control occurred during the term of the CIC Agreement, each recipient would have become entitled, upon the subsequent termination of his employment to receive Change in Control benefits, unless the termination was (i) by the recipient other than for “Good Reason,” (ii) by us for “Cause” or because of the recipient’s disability, or (iii) because of the recipient’s death or attainment of retirement age. “Good Reason” included the assignment of duties reasonably inconsistent with the recipient’s position and responsibilities immediately prior to the Change in Control or changes in titles or offices of such recipient, a reduction in base salary or our failure to continue any material compensation or benefit plan (or reduce benefits or increase costs thereunder) or requiring relocation of such recipient’s principal residence to at least 100 miles away. “Cause” included a breach of the CIC Agreement, a breach of the recipient’s duty of loyalty to us or an act of dishonesty or fraud with respect to us, commission of a felony, a crime involving moral turpitude or other act or omission causing material harm to our reputation, drug use, reporting to work under the influence of alcohol or aiding a competitor supplier or customer to our material detriment.
          Change in Control benefits included, among other things, a lump sum cash payment that is the sum of (i) 24 times the recipient’s current monthly base salary, and (ii) two times the greater of (x) the recipient’s annual bonus earned for our most-recently completed fiscal year and (y) the recipient’s annual target bonus for the year that includes the date of termination (the “Severance Payment”). Change in Control benefits also included the acceleration of all unvested shares of restricted stock previously issued to the recipient, continuation of life and medical insurance plans for the recipient for a period of 12 months following the date of termination, payment of all reasonable legal fees and expenses incurred by the recipient as a result of termination and payment of reasonable costs of outplacement services (not to exceed $15,000).
          If a recipient was terminated other than as a result of a Change in Control (unless by the recipient other than for Good Reason or by us for Cause or as a result of the recipient’s disability or retirement), the recipient would have been entitled to Company benefits to which he otherwise would have been entitled; provided that any severance pay was not less than the Severance Payment.
           As consideration for any benefits, each recipient was obligated to maintain the confidentiality of certain confidential business information, promptly disclose to us all intellectual property related to the Company that is generated by the recipient, and adhere to certain non-competition and non-solicitation obligations.
          The following table illustrates the potential payments and benefits that Ms. Hagen would have been entitled to had her employment been terminated by us other than for “cause” or upon her resignation with “good reason” under the 2010 CEO Agreement and the potential payments and benefits that Messrs. Hale and Norman would have been entitled to had their employment been terminated as a result of a change in control under the CIC Agreements, in each case assuming the termination occurred as of the last business day of the 2010 fiscal year:

	Severance	Early Vesting of	Early Vesting of	Health	Outplacement
	Amount	Restricted Shares(1)	Options(2)	Benefits	Services	Total
Ms Hagen	$3,116,754	$4,428,448	$—	$42,240	$—	$7,587,442
Mr. Hale	1,419,618	952,736	—	11,374	15,000	2,398,728
Mr. Norman	$1,258,216	387,872	7,500	16,631	15,000	1,685,219

(1)	Determined based on the closing price of our common stock ($16.00) on January 1, 2011.

(2)	Under the 2003 Option Plan, all unvested options immediately vest in the event of a change in control. Such options are valued at the closing price of the underlying shares as of the last day of the 2010 fiscal year ($16.00), reduced by the exercise price of $6.00 per share required to be paid by the participant.

Compensation of Directors
          The following table presents a summary of compensation for directors of the Company for the 2010 fiscal year:
2010 DIRECTOR COMPENSATION

					Changes in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned or	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Hewitt	$41,000	$106,565	—	—	—	—	$147,565
Mr. Cavallé(1)	50,000	66,291	—	—	—	—	116,291
Ms. Fessenden	63,500	76,959	—	—	—	—	140,459
Mr. Hall(2)	52,250	41,730	—	—	—	—	93,980
Mr. Ovenden	106,500	59,313	—	—	—	—	165,813
Mr. Volpe(3)	—	78,625	—	—	—	—	78,625

(1)	Of the amount reported as Mr. Cavallé’s cash compensation in the table above, $37,500 paid directly to a charitable organization at his request.

(2)	Mr. Hall returned to full-time service as a director on April 12, 2010. The compensation provided to Mr. Hall for his services as a director from April 12, 2010 through the 2010 fiscal year end is set forth in this table.

(3)	Mr. Volpe ceased being a director upon his death on March 16, 2010.
          Management directors and affiliates of MatlinPatterson Global Advisers LLC were not entitled to receive any fees for their service on the Board of Directors. Accordingly, Ms. Hagen, Mr. Patterson and Mr. Van der Schee are not included in the Director Compensation table as they received no compensation for serving as directors during 2010.
          At fiscal year-end, the aggregate number of restricted stock awards outstanding for each director was as follows: Mr. Hewitt—28,968 shares; Mr. Cavallé—no shares; Ms. Fessenden—14,911 shares; Mr. Hall—23,015 shares; Mr. Ovenden—30,670 shares; and, at the time of his death, Mr. Volpe—31,872 shares.
          Compensation for stock and option awards is determined in accordance with generally accepted accounting principles pertaining to share-based payments. For a discussion of terms and assumptions regarding the accounting for restricted shares and options, see Note 2 “Accounting Policies and Financial Statement Information” and Note 14 “Stock Option and Restricted Stock Plans” to the Company’s Audited Consolidated Financial Statements included in this prospectus.

     The grant date fair values of restricted stock awards granted to directors, for service as a director, in 2010 are as follows:

		Grant Date
		Fair Value of
	Award Date	Awards Issued
Mr. Hewitt	1/11/2010	$84,048
Mr. Hewitt	4/9/2010	12,260
Mr. Hewitt	7/6/2010	10,257
Mr. Cavallé	4/15/2010	66,291
Ms. Fessenden	1/11/2010	65,756
Ms. Fessenden	4/9/2010	6,140
Ms. Fessenden	7/6/2010	5,063
Mr. Hall	4/12/2010	41,730
Mr. Ovenden	1/11/2010	59,313
Mr. Volpe	1/11/2010	78,625
          Annual Board/Committee Retainer Fees
     Under the Company’s compensation program for directors prior to the Transactions, Mr. Hewitt, as Chairman of the Board, received an annual retainer in the amount of $120,000 and other directors each received an annual retainer of $100,000 (hereafter referred to as the “Base Retainer(s)”). In addition to his Base Retainer, Mr. Ovenden, for service as Chair of the Audit Committee, received an additional yearly fee of $20,000. In addition to their Base Retainers, Mr. Volpe and Ms. Fessenden, as Chairpersons of the Compensation Committee and Nominating and Corporate Governance Committee, respectively, each received an additional annual fee of $10,000 for serving in such capacities, which amount was increased, in the case of Ms. Fessenden, to an annual rate of $20,000 after the death of Mr. Volpe. In addition to his Base Retainer, Mr. Hall, Chair of the Capital Projects Committee, received a yearly fee of $5,000 for serving in such capacity. Such fees, excluding the portion paid in stock as described below, were paid on a quarterly basis. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and in their capacities as committee chairpersons. For their service on a special committee of independent directors which was established in connection with the activity leading up to the Transactions, Messrs. Hewitt, Ovenden, Hall, and Ms. Fessenden also received certain one-time and per-meeting compensation.
          Stock Awards Issued for Fees, in Lieu of Cash Payment
     Under the 2004 Restricted Plan, and unless otherwise determined by a committee of the Company’s Board of Directors not eligible to receive restricted shares under the 2004 Restricted Plan, 50% of each director’s Base Retainer fee was payable in restricted shares of the Company’s Class A Common Stock. In addition, directors could elect to receive restricted stock in lieu of cash payments for quarterly director’s fees.
2011 Director Compensation
     Each of the independent directors, Messrs. Alder and Burgess, receives an annual retainer of $75,000. If and when committees of the Board are established, the Chair of the Audit Committee will receive an additional $10,000 annually, while each of the Chairs of the Compensation Committee and Nominating and Corporate Governance Committee will receive an additional $5,000 annually. In addition, each independent director receives an annual grant of options to acquire common stock of Holdings, valued at $60,000, which vests annually over a 3 year period so long as the independent director continues to serve on the Board. The first such grant was made on September 22, 2011.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
          Parent owns 100% of the issued and outstanding shares of common stock of the Issuer. The Investor Group beneficially owns 100% of Holdings which, in turn, owns 100% of the issued and outstanding shares of common stock of Parent. The authorized capital stock of Holdings consists of one million shares of common stock (the “Common Stock”). The holders of Common Stock are generally entitled to one vote per share on all matters submitted for action by the stockholders, to receive ratably such dividends and distributions as may be declared or paid from time to time by the Board and to pro rata distribution of any available and remaining assets upon a liquidation or dissolution of Holdings. Shares of Common Stock held by employees are subject to certain restrictions including agreements to vote such shares of Common Stock, transfer restrictions, drag-along rights and call rights, described under “Certain Relationships and Related Party Transactions—Shareholders Agreement.”
          The following table sets forth certain information as of July 2, 2011 with respect to shares of Common Stock beneficially owned by (i) each of our directors, (ii) each of our executive officers, (iii) all of our directors and executive officers as a group and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding Common Stock as of such date.
          The amounts and percentages of shares of Common Stock beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.
          Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares of Common Stock owned by such stockholder. Unless otherwise noted, the address of each beneficial owner of is c/o Polymer Group, Inc. 9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina 28269.

	Common Stock
	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Blackstone Funds(1)(2)	255,000	98.1498%
Veronica M. Hagen(2)	2,230	0.8581%
Michael W. Hale(2)	630	0.2424%
Dennis Norman(2)	258	0.0993%
James S. Alder(2)	—	—
Mark S. Burgess(2)	—	—

Chinh E. Chu(3)	—	—
Anjan Mukherjee(4)	—	—
Jason Giordano(5)	—	—
All Directors and Executive Officers as a Group (8) persons)	3,118	1.2001%

(1)	Shares of Common Stock shown as beneficially owned by the Blackstone Funds (as hereinafter defined) are held by the following entities: (i) Blackstone Capital Partners (Cayman) V L.P (“BCP Cayman V”) owns 108,381.413 shares of Common Stock representing 41.7161% of the outstanding shares of Common Stock, (ii) Blackstone Capital Partners (Cayman) V-A L.P (“BCP Cayman VA”) owns 96,964.519 shares of Common Stock representing 37.3217% of the outstanding shares of Common Stock, (iii) Blackstone Capital Partners (Cayman) V-AC L.P (“BCP Cayman VAC”) owns 48,799.818 shares of Common Stock representing 18.7831% of the outstanding shares of Common Stock, (iv) Blackstone Family Investment Partnership (Cayman) V L.P (“BFIP”) owns 621.435 shares of Common Stock representing 0.2392% of the outstanding shares of Common Stock and (v) Blackstone Participation Partnership (Cayman) V L.P (“BPP”) owns 232.815 shares of Common Stock representing 0.0896% of the outstanding shares of Common Stock (BCP Cayman V, BCP Cayman VA, BCP Cayman VAC, BFIP and BPP are collectively referred to as the “Blackstone Funds”). The general partner of BCP Cayman V, BCP Cayman VA and BCP Cayman VAC is Blackstone Management Associates (Cayman) V L.P. BCP V GP L.L.C. is a general partner and controlling entity of BFIP, BPP and Blackstone Management Associates (Cayman) V L.P. Blackstone Holdings III L.P. is the managing member and majority interest owner of BCP V GP L.L.C. Blackstone Holdings III L.P. is indirectly controlled by The Blackstone Group L.P. and is owned, directly or indirectly, by Blackstone professionals and The Blackstone Group L.P. The Blackstone Group L.P. is controlled by its general partner, Blackstone Group Management L.L.C., which is in turn wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such securities except to the extent of its or his indirect pecuniary interest therein. The address of each of the entities listed in this note is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(2)	The shareholders agreement of Holdings provides that (i) each share of Common Stock owned by an employee or director will vote in the manner as BCP Cayman V directs, (ii) BCP Cayman V has the right to require the Common Stock owned by an employee or director to participate in any transaction constituting a change of control or any other transaction involving a transfer of Common Stock owned by the Blackstone Funds to a third-party, and (iii) the transfer of Common Stock owned by an employee or director is restricted until the earlier of (x) a change of control and (y) the two year anniversary of an initial public offering. As a result, the Blackstone Funds may be deemed to beneficially own 100% of the outstanding Common Stock. The shares of Common Stock held by employees or directors that may be so deemed beneficially owned by the Blackstone Funds are not included in the number of shares of Common Stock held by the Blackstone Funds presented in the table above. For additional information see “Management” and “Certain Relationships and Related Party Transactions.”

(3)	Mr. Chu is a Senior Managing Director in Blackstone’s Private Equity Group. Mr. Chu disclaims beneficial ownership of any shares of Common Stock owned directly or indirectly by the Blackstone Funds, except to the extent of his indirect pecuniary interest therein. Mr. Chu’s address is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(4)	Mr. Mukherjee is a Senior Managing Director in Blackstone’s Private Equity Group. Mr. Mukherjee disclaims beneficial ownership of any shares of Common Stock owned directly or indirectly by the Blackstone Funds, except to the extent of his indirect pecuniary interest therein. Mr. Mukherjee’s address is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

(5)	Mr. Giordano is a Principal in Blackstone’s Private Equity Group. Mr. Giordano disclaims beneficial ownership of any shares of Common Stock owned directly or indirectly by the Blackstone Funds, except to the extent of his indirect pecuniary interest therein. Mr. Giordano’s address is c/o The Blackstone Group, L.P., 345 Park Avenue, New York, New York 10154.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Shareholders Agreement
          In connection with the closing of the Merger, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone. The Shareholders Agreement governs certain matters relating to ownership of Holdings, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions). Each party to the Shareholders Agreement also agrees to vote all of its voting securities, whether at a shareholders meeting, or by written consent, in the manner which Blackstone directs, except that an employee shareholder shall not be required to vote in favor of any change to the organizational documents of Holdings that would have a disproportionate adverse effect on the terms of such employee shareholder’s shares of Common Stock relative to other shareholders. Each employee shareholder also grants to the Chief Executive Officer of Holdings a proxy to vote all of the securities owned by such employee shareholder in the manner described in the preceding sentence.
          The board of directors of the Company includes three Blackstone members, two outside members and the Company’s Chief Executive Officer. Furthermore, Blackstone has the power to designate all of the members of the board of directors of PGI and the right to remove any directors that it appoints.
     Management Services Agreement
          In connection with the Merger, we entered into a management services agreement (“Management Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone. Under the Management Services Agreement, BMP (including through its affiliates) has agreed to provide services, including without limitation, (a) advice regarding the structure, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s lenders and bankers, (b) advice regarding the business and strategy of the Company, including compensation arrangements, (c) advice regarding dispositions and/or acquisitions and (d) such advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. BMP will have no obligation to provide any other services to the Company absent express agreement.
          For advisory and management services, BMP will receive an annual non-refundable advisory fee, at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of the Company’s consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for such fiscal year. The amount of such fee shall be initially paid based on the Company’s then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid. After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual Consolidated EBITDA for such period and the Company or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount. The payment with respect to the period beginning on the closing date of the Merger and ending December 31, 2011 was made on the Merger Date based on the $3.0 million minimum annual amount.
          In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to the Company, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by the Company.
          At any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common equity of the Company or parent entity of the Company or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Management Services Agreement, assuming a hypothetical termination date of the Management Service Agreement to be the twelfth anniversary of such election. The Management Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as the Company and BMP may mutually determine. The Company will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Management Services Agreement.
          BMP also received transaction fees in connection with services provided related to the Merger. Pursuant to the Management Services Agreement, BMP received, at the closing of the Merger, an $8.0 million transaction fee as consideration for BMP undertaking financial and structural analysis, due diligence and other assistance in connection with the Merger. In addition, we agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates in connection with the Merger and the provision of services under the Management Services Agreement.
          Accordingly, in connection with the Management Services Agreement, the Company recognized fees of $1.4 million for the five months ended July 2, 2011, which are included in Selling, general and administrative expenses in the Consolidated Statements of Operations and fees of $7.3 million for the five months ended July 2, 2011, which are included in Special charges, net in the Consolidated Statements of Operations. Further, the Company capitalized $0.8 million of fees as deferred financing costs.
     Blackstone Advisory Agreement
          On April 5, 2010, the Company entered into an advisory services arrangement (the “Advisory Agreement”) with Blackstone Advisory Partners L.P. (“Blackstone Advisory”), an affiliate of Blackstone. Pursuant to the terms of the Advisory Agreement, the Company paid a fee of approximately $2.0 million following announcement of the parties having entered into the Merger Agreement, and a fee of approximately $4.5 million following consummation of the Merger. In addition, the Company has reimbursed Blackstone Advisory for its reasonable documented expenses, and agreed to indemnify Blackstone Advisory and related persons against certain liabilities arising out of its advisory engagement.
          Accordingly, in connection with the Advisory Agreement, the Company recognized fees of $4.5 million and $2.0 million for the one month ended January 28, 2011 and the three months ended January 1, 2010, respectively, which are included in Special charges, net in the Consolidated Statements of Operations.
     Other Relationships
          Blackstone and its affiliates have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services.
          Under our Restated Articles of Incorporation, our directors do not have a duty to refrain from engaging in similar business activities as the Company or doing business with any client, customer or vendor of the Company engaging in any other corporate opportunity that the Company has any expectancy or interest in engaging in. The Company has also waived, to the fullest extent permitted by law, any expectation or interest or right to be informed of any corporate opportunity, and any director acquiring knowledge of a corporate opportunity shall have no duty to inform the Company of such corporate opportunity.
     Procedures with Respect to Review and Approval of Related Person Transactions
          Our board of directors has not adopted a formal written policy for the review and approval of transactions with related persons. However, the board of directors reviews and approves transactions with related persons as appropriate.

DESCRIPTION OF OTHER INDEBTEDNESS
          The following section summarizes the terms of our principal indebtedness following the consummation of the Transactions.
ABL Facility
          We summarize below the principal terms of the agreements that govern our senior secured asset-based revolving credit facilities. This summary is not a complete description of all the terms of such agreements.
     General
          In connection with the Transactions, we entered into senior secured asset-based revolving credit facilities (collectively, the “ABL Facility”) with Citibank, N.A. as administrative agent, Morgan Stanley Senior Funding, Inc. (“MSSF”) as syndication agent and Barclays Capital Inc. (“Barclays Capital”) and RBC Capital Markets, LLC (“RBCCM”) as co-documentation agents. Each of Citigroup Global Markets Inc., MSSF, Barclays Capital and RBCCM act as the joint lead arrangers and joint bookrunners for the ABL Facility.
          Our ABL Facility provides revolving credit financing to the Issuer (under the ABL Facility, the “Borrower”) of up to $50.0 million, subject to borrowing base availability, with a maturity of four years, including borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The ABL Facility is comprised of (i) a revolving sub-facility of up to $42.5 million (the “Tranche 1 Sub-Facility”) and (ii) a first-in, last out revolving sub-facility of up to $7.5 million (the “Tranche 2 Sub-Facility”).
          The borrowing base at any time is equal to the sum (in each case subject to certain customary reserves and eligibility criteria) of:
•	85% of all of the Borrower’s eligible receivables and 85% of the net orderly liquidation value of all of the Borrower’s eligible inventory (the “Tranche 1 Borrowing Base”); and

•	15% of all of the Borrower’s eligible receivables and 15% of the net orderly liquidation value of all of the Borrower’s eligible inventory (the “Tranche 2 Borrowing Base”).
          Borrowings under our ABL Facility is subject to the satisfaction of customary conditions, including, but not limited to, absence of defaults or events of default and accuracy of representations and warranties in all material respects.
          Provided that no default or event of default shall be then existing or would arise therefrom and subject to the satisfaction of customary documentation and other conditions, at our option, we may increase the commitments under the ABL Facility by an amount not to exceed $20.0 million in the aggregate. The terms and conditions of any such increase is the same as those of our ABL Facility.
     Interest Rate and Fees
          Borrowings under our ABL Facility bears interest at a rate per annum equal to, at our option, either (A) Adjusted LIBOR (adjusted for statutory reserve requirements) plus (i) 3.50% in the case of the Tranche 1 Sub-Facility or (ii) 5.50% in the case of the Tranche 2 Sub-Facility; or (B) the higher of (a) the administrative agent’s Prime Rate and (b) the federal funds effective rate, plus 0.5% (“ABR”) plus (x) 2.50% in the case of the Tranche 1 Sub-Facility or (y) 4.50% in the case of the Tranche 2 Sub-Facility.
          From and after the first full fiscal quarter following the closing date of the ABL Facility, so long as no default or event of default shall have occurred or be continuing, the applicable interest margin for borrowings under our ABL Facility will be determined in accordance with (i) an excess availability based grid with respect to the Tranche 1 Sub-Facility in 0.25% increments between three excess availability levels ranging from 3.25% to 3.75% for Adjusted LIBOR loans and 2.25% to 2.75% for ABR loans or (ii) an excess availability based grid with respect to the Tranche 2 Sub-Facility, in 0.25% increments between three excess availability levels ranging from 5.25% to 5.75% for Adjusted LIBOR loans and 4.25% to 4.75% for ABR loans. In addition to paying interest on outstanding amounts under our ABL Facility, we are required to pay a commitment fee, in respect of the unutilized commitments thereunder, of 0.625% per annum in the case of the Tranche 1 Sub-Facility and 0.875% in the case of the Tranche 2 Sub-Facility; provided that from and after the first full fiscal quarter following the closing date of our ABL Facility, so long as no default or event of default shall have occurred or be continuing, the applicable commitment fees are determined in accordance with (i) an excess availability based grid with respect to the Tranche 1 Sub-Facility in 0.125% increments between three excess availability levels ranging from 0.50% to 0.75% or (ii) an excess availability based grid with respect to the Tranche 2 Sub-Facility in 0.125% increments between three excess availability levels ranging from 0.75% to 1.00%.
          Excess Availability is defined in the definitive documentation as the amount equal to (i) the lesser of (x) the then current aggregate commitments of the lenders under the ABL Facility and (y) the Borrowing Base, minus (ii) the aggregate revolving loans and participations in letters of credit and swingline loans outstanding.
     Mandatory Prepayments
          If at any time the outstanding revolving loans and letters of credit pursuant to any tranche of the ABL Facility exceed the lesser of (i) the aggregate commitments with respect to such tranche under our ABL Facility or (ii) the current Tranche 1 Borrowing Base or Tranche 2 Borrowing Base, as applicable, we will be required to prepay applicable revolving loans of the applicable tranche (and/or cash collateralize the letters of credit) in an amount equal to such excess, without commitment reduction.
          After the occurrence and during the continuance of a Cash Dominion Event (which will be defined under the ABL Facility as the period when (i) excess availability (as defined above) is less than $7.5 million for a period of four consecutive business days, (ii) when any payment or bankruptcy event of default is continuing or (iii) when any event of default due to a breach of a financial covenant, a negative covenant, a cross default, or a failure to deliver any annual or quarterly financial statements or a borrowing base certificate (after expiration of any applicable cure periods) is continuing, until the 30th consecutive day that excess availability exceeds such threshold or such event of default ceases to be continuing, as applicable), all amounts deposited in the controlled deposit accounts will be swept into core concentration accounts maintained with the administrative agent and will be promptly applied to repay outstanding revolving loans and, after such loans have been repaid in full, cash collateralize any outstanding letter of credit obligations.
     Voluntary Prepayments
          We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time (subject to minimum repayment amounts and customary notice periods) without premium or penalty other than customary “breakage” costs, if applicable, with respect to Adjusted LIBOR loans.
     Amortization and Final Maturity
          There will be no scheduled amortization under our ABL Facility. All outstanding loans under the facility will be due and payable in full on the fourth anniversary of the closing date.
     Guarantees
          All obligations of the Borrower under the ABL Facility, including any interest rate protection or other hedging arrangements entered into with the administrative agent, the lead arrangers, any lender or any affiliate of any of the foregoing, and cash management obligations owing to any lender, the administrative agent, any lead arranger or any affiliate of any of the foregoing, are unconditionally guaranteed by the direct parent of the Borrower and each existing and each subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower, subject to certain exceptions (the “Subsidiary Guarantors”).

     Security
          The ABL Facility is secured, subject to certain limitations and exclusions, by (i) a first-priority security interest in personal property of the Issuer and the subsidiary guarantors consisting of accounts receivable (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory, intercompany notes and intangible assets (other than intellectual property), instruments, chattel paper, documents and commercial tort claims to the extent arising out of the foregoing, books and records of the Issuer, and the proceeds thereof including any business interruption insurance proceeds, subject to permitted liens and other customary exceptions (the “ABL Priority Collateral”); and (ii) a second-priority security interest in the Notes Collateral. See “Description of Notes — Security for the Notes.”
     Restrictive Covenants and Other Matters
          Our ABL Facility requires that, if excess availability is less than $7.5 million, the Borrower must maintain a minimum fixed charge coverage ratio of 1.05 to 1.0. In addition, our ABL Facility includes negative covenants that, subject to significant exceptions, limit our ability and the ability of our parent and subsidiaries to, among other things:
•	incur liens;

•	make investments and acquisitions;

•	incur indebtedness;

•	engage in fundamental changes, including mergers, liquidations and dissolutions;

•	enter into speculative hedging arrangements;

•	engage in asset sales;

•	pay dividends, make distributions, repurchase or redeem capital stock, or make other similar payments in respect of capital stock;

•	engage in certain transactions with affiliates;

•	enter into burdensome agreements;

•	restrict subsidiary distributions and negative pledge clauses;

•	make material accounting changes;

•	change our fiscal year;

•	prepay or modify subordinated debt;

•	make material changes in the nature of our business; and

•	with respect to our parent, engage in any unpermitted operating activities.
          Our ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including, among other things, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross acceleration to certain indebtedness, bankruptcy and insolvency defaults, certain events under ERISA, certain monetary judgment defaults, invalidity of guarantees or security interests, and change of control. If such an event of default occurs, the lenders under our ABL Facility would be entitled to take various actions, including the acceleration of amounts due under our ABL Facility and all actions permitted to be taken by a secured creditor.
Argentine Facilities
     Short-term Credit Facilities
          In 2008, our operations in Argentina entered into short-term credit facilities to finance working capital requirements. The outstanding indebtedness under these short-term borrowing facilities was $3.0 million as of July 2, 2011. These facilities mature at various dates through December 2011. As of July 2, 2011, the average interest rate of these borrowings was 1.8%. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.
     Long-term Credit Facility
          In January 2007, our subsidiary in Argentina entered into an arrangement with banking institutions in Argentina to finance the installation of a new spunmelt line at the facility near Buenos Aires, Argentina. The maximum borrowings available under the arrangement, excluding any interest added to principal, amount to 26.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $30.3 million with respect to a U.S. dollar-denominated loan and are secured by pledges covering (a) the subsidiary’s existing equipment lines; (b) the outstanding stock of the subsidiary; and (c) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary. As of July 2, 2011, the outstanding indebtedness was approximately $17.3 million (with a carrying value of $16.7 million), consisting of a U.S. dollar-denominated loan. The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan. Principal payments due under our U.S. dollar-denominated loan are as follows: approximately $1.7 million for the balance of fiscal year 2011, $3.5 million for each of 2012 to 2015 with the remaining balance of $1.7 million in 2016. We repaid the $5.4 million Argentine peso-denominated loans (at January 1, 2011 exchange rates) in conjunction with the Transactions.
China Facility
          In third quarter 2010, our subsidiary in Suzhou, China entered into an unsecured three-year U.S. dollar-denominated construction loan arrangement with a banking institution in China to finance a portion of the installation of the new spunmelt line at its manufacturing facility in Suzhou, China. The maximum borrowings available under the China Facility, excluding any interest added to principal, amounts to $20.0 million. The three-year term of the agreement begins with the date of the first draw down on the facility. The interest rate applicable to borrowings under the China Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 basis points. We are obligated to repay $5.0 million of the principal balance in the fourth quarter of 2012, with the remaining $15.0 million to be repaid in the fourth quarter of 2013. As of July 2, 2011, we have drawn $17.0 million under the China Facility. We borrowed the remaining $3.0 million under the China Facility in the third quarter of 2011.
Other Obligations
          See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Contractual Obligations” for descriptions of certain other obligations that do not constitute indebtedness.

DESCRIPTION OF NOTES
General
          Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Company” refers to Polymer Group, Inc. a Delaware corporation (“PGI”), and not any of its Subsidiaries or Affiliates, (2) the term “Parent” refers only to Scorpio Acquisition Corporation, a Delaware corporation and the direct parent of the Company, and not to any of its subsidiaries and (3) the terms “we,” “our” and “us” each refer to the Company and its consolidated Subsidiaries.
          The Company has previously issued $560.0 million of 7.75% Senior Secured Notes due 2019 (the “Notes”) under an indenture (the “Indenture”) dated as of January 28, 2011 among the Company, the Guarantors and Wilmington Trust Company, as trustee (the “Trustee”). The Notes were issued in a private transaction that is not subject to the registration requirements of the Securities Act. The terms of the Notes were those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Unless the context requires otherwise, references to the “Notes” include the outstanding notes and the exchange notes.
          The following description is only a summary of the material provisions of the Indenture and the Collateral Documents and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture and the Collateral Documents, including the definitions therein of certain terms used below. We urge you to read the Indenture and the Collateral Documents because they, not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture and the Collateral Documents at our address set forth under the heading “Prospectus Summary — Corporate Information.”
Brief Description of the Notes
          The Notes:
•	are general secured senior obligations of the Company;

•	are secured on a first-priority lien basis (together with Additional Parity Debt) by the Notes Collateral owned by the Company and on a second-priority lien basis by the ABL Collateral owned by the Company, in each case subject to certain liens permitted by the Indenture;

•	are effectively senior to all unsecured Indebtedness of the Company to the extent of the value of the collateral securing the Notes (after giving effect to any senior Lien on the Collateral);

•	are effectively senior to the Company’s existing and future Obligations under the ABL Facility to the extent of the value of the Notes Collateral owned by the Company (although the Holders of the Notes will receive proceeds of Notes Collateral only after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event);

•	are effectively subordinated to the Company’s existing and future Obligations under the ABL Facility to the extent of the value of the ABL Collateral owned by the Company;

•	are effectively subordinated to any existing or future Indebtedness of the Company that is secured by liens on assets that do not constitute a part of the collateral securing the Notes to the extent of the value of such assets;

•	without giving effect to security interests, rank equally in right of payment with all existing and future Senior Indebtedness of the Company, including the Company’s existing and future Obligations under the ABL Facility;

•	rank equally in priority as to the Notes Collateral owned by the Company with respect to the Company’s obligations under any Additional Parity Debt incurred after the Issue Date including the

Tranche 2 Sub-Facility (although the Holders of the Notes will receive proceeds of Notes Collateral only after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event);

•	are structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that do not guarantee the Notes;

•	are senior in right of payment to any Subordinated Indebtedness of the Company;

•	are guaranteed on a senior secured basis by the Guarantors, as described under “— Guarantees”; and

•	are subject to registration with the SEC pursuant to a Registration Rights Agreement, as described under “The Exchange Offer.”
          As of the date of this prospectus, all of the Company’s Subsidiaries are “Restricted Subsidiaries.” However, under certain circumstances, we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture and will not guarantee the Notes.
Guarantees
          The Notes are guaranteed on a senior secured basis by each of the Company’s direct and indirect Wholly-Owned Domestic Restricted Subsidiaries. The Guarantors, as primary obligors and not merely as sureties, have initially jointly and severally, fully and unconditionally guaranteed, on a senior secured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, any premium or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.
          In the future, each direct and indirect Wholly-Owned Domestic Restricted Subsidiary (other than certain immaterial Subsidiaries) of the Company (and in certain circumstances other Restricted Subsidiaries as provided for herein) will guarantee the Notes. As of the date of this prospectus, none of our Foreign Subsidiaries have guaranteed or will guarantee the Notes and no Foreign Subsidiaries are expected to Guarantee the Notes in the future. Each of the Guarantees of the Notes:
•	is a general senior secured obligation of each Guarantor;

•	is secured, on a first-priority lien basis by the assets of such Guarantor constituting Notes Collateral and on a second-priority basis by the assets of such Guarantor constituting ABL Collateral, in each case subject to certain liens permitted by the Indenture;

•	is effectively senior to all unsecured Indebtedness of such Guarantor to the extent of the value of the collateral securing such Guarantee (after giving effect to any senior Lien on the Collateral);

•	is effectively senior to any borrowings under and the guarantees of the ABL Facility by such Guarantor to the extent of the value of the Notes Collateral owned by such Guarantor (although the Holders of the Notes will receive proceeds of Notes Collateral only after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event);

•	is effectively subordinated to such Guarantor’s Guarantee of the ABL Facility to the extent of the value of the ABL Collateral owned by such Guarantor;

•	is effectively subordinated to any existing or future Indebtedness of such Guarantor that is secured by liens on assets that do not constitute a part of the collateral securing the Notes to the extent of the value of such assets;

•	without giving effect to security interests, is pari passu in right of payment with all existing and future Senior Indebtedness of each such Guarantor, including such Guarantor’s existing and future Obligations under the ABL Facility;

•	ranks equally in priority as to the Notes Collateral of such Guarantor, if any, with respect to such Guarantor’s obligations under any Additional Parity Debt incurred after the Issue Date and the Tranche 2 Sub-Facility (although the Holders of the Notes will receive proceeds of Notes Collateral only after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event); and

•	is senior in right of payment to all existing and future Subordinated Indebtedness of each such Guarantor.
          Each of the Guarantees is structurally subordinated to all existing and future Indebtedness, claims of holders of Preferred Stock and other liabilities of Subsidiaries of each Guarantor that do not Guarantee the Notes.
          Not all of the Company’s Subsidiaries will be required to Guarantee the Notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company or any Subsidiary Guarantor. As a result, all of the existing and future liabilities of these non-guarantor Subsidiaries, including any claims of trade creditors, will be effectively senior to the Notes.
          The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or similar limitation under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless.
          Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.
          If a Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes may allow courts, under specific circumstances, to void the notes, the guarantees and the security interests, subordinate claims in respect of the notes, the guarantees and the security interests and/or require holders of the notes to return payments received from us.”
          A Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged with respect to the Notes upon:
     (1) (a) any sale, exchange or transfer (by merger or otherwise) of the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;
     (b) in the case of a Guarantee resulting solely pursuant to clause (ii) of the first paragraph under “— Certain Covenants — Future Guarantees”, the release or discharge of the guarantee by such Subsidiary Guarantor of the Indebtedness which resulted in the creation of such Guarantee except a discharge or release by or as a result of payment under such guarantee;
     (c) the proper designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions set forth under “— Certain Covenants — Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary”; or

     (d) the Company exercising its legal defeasance option or covenant defeasance option with respect to the Notes as described under “— Legal Defeasance and Covenant Defeasance” or the Company’s obligations under the Indenture being discharged with respect to the Notes in accordance with the terms of the Indenture; and
     (2) such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.
Ranking
          The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Guarantee will be pari passu in right of payment with all Senior Indebtedness of the Company or the relevant Guarantor, as the case may be, including the obligations of the Company and such Guarantor under the ABL Facility, subject to the collateral and intercreditor arrangements described below. The ranking of the Notes and the Guarantees is more fully described above under “Brief Description of the Notes” and “Guarantees.”
          As of July 2, 2011:
•	the Company and the Guarantors had $560.3 million of indebtedness (excluding indebtedness of non-guarantor Subsidiaries of $37.5 million), all of which is Senior Indebtedness; and

•	the Company and the Guarantors had $0.3 million of indebtedness secured by assets that are not part of the Collateral; and

•	the Company had $29.2 million of additional availability under the ABL Facility (which has aggregate commitments of $50.0 million as of the Issue Date), after giving effect to availability under out borrowing base and $10.8 million of outstanding letters of credit.
     Our non-guarantor Subsidiaries accounted for $782.4 million, or 71%, and $407.0 million, or 70%, of the Company’s consolidated net sales (including intercompany sales) for the fiscal year ended January 1, 2011 and six months ended July 2, 2011, respectively. The non-guarantor Subsidiaries accounted for $356.0 million, or 70%, of our property, plant and equipment, net, as of July 2, 2011. Before intercompany eliminations with the non-guarantor Subsidiaries, the non-guarantor Subsidiaries accounted for $768.3 million, or 50.1%, of the combined Issuer, Subsidiary Guarantors and non-guarantor Subsidiaries total assets (including intercompany receivables with such non-guarantor Subsidiaries, but excluding the value of such non-guarantor Subsidiaries’ investments in the other Subsidiaries), as of July 2, 2011. After intercompany eliminations, our non-guarantor Subsidiaries accounted for $700.9 million, or 62.3%, of the Company’s consolidated total assets (excluding the value of such non-guarantor Subsidiaries’ investments in the other Subsidiaries), as of July 2, 2011. The Company and the Subsidiary Guarantors hold $335.2 million of intercompany receivables due from the non-guarantor Subsidiaries to facilitate cash repatriation from the non-guarantor Subsidiaries to the Company. The Subsidiary Guarantors also guarantee the Company’s ABL Facility. As of July 2, 2011, our non-guarantor Subsidiaries had $37.5 million of indebtedness.
     Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. The Indenture also does not limit the amount of additional Indebtedness that Parent may incur. See “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes
          The Company will maintain one or more paying agents for the Notes. The initial paying agent for the Notes is the Trustee.
          The Company will also maintain a registrar with offices. The initial registrar is the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfers of Notes on behalf of the Company.
          The Company may change the paying agents or the registrars without prior notice to the Holders. The Company or any of its Subsidiaries may act as a paying agent or registrar.
Transfer and Exchange
          A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Principal, Maturity and Interest
          The Company issued $560.0 million of Notes in connection with the Transactions. The Notes will mature on February 1, 2019. Subject to compliance with the covenants described below under the caption “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants — Liens,” the Company may issue additional Notes from time to time under the Indenture (any such additional Notes, “Additional Notes”). The Notes, including any Additional Notes subsequently issued under the Indenture, will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Holders of Additional Notes will share equally and ratably in the Collateral. Unless otherwise specified, or the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any additional Notes that are actually issued. The Company will issue Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          Interest on the Notes accrues at the rate of 7.75% per annum and is payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2011 to the Holders of Notes of record on the immediately preceding January 15 and July 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date of the Notes. Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months.
          Additional Interest may accrue on the outstanding notes in certain circumstances pursuant to the Registration Rights Agreement. All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.
          Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Security for the Notes
          The Notes and the Guarantees have the benefit of the Collateral, which consist of (i) the Notes Collateral (defined below) as to which the Holders of the Notes and the holders of Additional Parity Debt (including the Tranche 2 Sub-Facility) have a first-priority security interest (subject to Permitted Liens) and the holders of ABL Lenders Debt have a second-priority security interest and (ii) the ABL Collateral as to which the holders of ABL Lenders Debt have a first-priority security interest and the Holders of the Notes and the holders of Additional Parity Debt (excluding the Tranche 2 Sub-Facility) have a second-priority security interest (subject to Permitted Liens). The Company and the Guarantors will be able to Incur additional Indebtedness in the future which could share in the Collateral. The amount of all such additional Indebtedness incurred by the Company and the Subsidiary Guarantors will be limited by the covenants disclosed under “Certain Covenants — Liens” and “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock.” Under certain circumstances the amount of such additional Secured Indebtedness could be significant.
     Notes Collateral
          The Notes Collateral has been pledged as collateral to the Notes Collateral Agent for the benefit of the Trustee, the Notes Collateral Agent, the Holders of the Notes and the holders of Additional Parity Debt (including the Tranche 2 Sub-Facility). The Notes and Guarantees are secured, together with Additional Parity Debt (including the Tranche 2 Sub-Facility), by first-priority security interests in the Notes Collateral, subject to Permitted Liens. The Notes Collateral consists of (i) substantially all of the present and future tangible and intangible assets of the Company and the Subsidiary Guarantors, including without limitation equipment, contracts, intellectual property, fee-owned real property, general intangibles, material intercompany notes and proceeds of the foregoing, and (ii) a pledge of all of the Capital Stock of the Company, each Subsidiary Guarantor and each Restricted Subsidiary of the Company and Subsidiary Guarantors (other than Equity Interests in immaterial subsidiaries and Captive Insurance Subsidiaries and other Subsidiaries to the extent prohibited under applicable law and limited, in the case of Foreign Subsidiaries, to 65% of the Capital Stock of each first-tier Foreign Subsidiary), in each case other than the ABL Collateral, Excluded Assets and subject to the limitations and exclusions described under “— Limitations on Stock Collateral” (collectively, the “Notes Collateral”). The Notes Collateral includes fee-owned properties at Benson, North Carolina, Mooresville, North Carolina and Waynesboro Virginia, but does not include any other fee-owned properties as of the Issue Date.
          Initially, subject to Permitted Liens, only the Notes and the Tranche 2 Sub-Facility will have the benefit of the first-priority security interest in the Notes Collateral. Except for Indebtedness secured by Permitted Liens, no other Indebtedness other than Additional Parity Debt (including the Tranche 2 Sub-Facility) incurred by the Company may share in the first-priority security interest in the Notes Collateral.
          The Company and the Subsidiary Guarantors initially granted a second-priority lien on and security interest in the Notes Collateral for the benefit of the ABL Lenders Debt, which initially consisted of the loans outstanding under the ABL Facility, obligations with respect to letters of credit issued under the ABL Facility, certain hedging and cash management obligations incurred with the lenders under the ABL Facility or their affiliates and any other obligations under the ABL Facility. Any additional Indebtedness that is incurred by the Company or a Subsidiary Guarantor in compliance with the terms of the Indenture may also be given a lien on and security interest in the Notes Collateral (to the extent such lien constitutes a Permitted Lien) that ranks junior to the lien of the Notes, in the Notes Collateral (other than Additional Parity Debt, including the Tranche 2 Sub-Facility which would have a pari passu first priority Lien on the Notes Collateral).
     ABL Collateral
          The Notes, together with Additional Parity Debt (excluding the Tranche 2 Sub-Facility), are also secured by a second-priority lien on and security interest in the ABL Collateral (subject to Permitted Liens). The ABL Collateral consists of substantially all personal property of the Company and the Guarantors consisting of accounts receivable (including related contracts and contract rights, inventory, cash, deposit accounts, other bank accounts and securities accounts), inventory, intercompany notes and intangible assets (other than intellectual property), instruments, chattel paper, documents and commercial tort claims to the extent arising out of the foregoing, books and records of the Company, and the proceeds thereof including any business interruption insurance proceeds, subject to permitted liens and other customary exceptions, in each case held by the Company and the Guarantors (collectively, the “ABL Collateral”). Generally, the Notes’ and Additional Parity Debt’s second-priority lien on and security interest in the ABL Collateral will be terminated and automatically released if the lien on such ABL Collateral is released. The Tranche 2 Sub-Facility is also be secured by a first priority Lien on the ABL Collateral.
          From and after the Issue Date, subject to the limitations contained under “— Certain Covenants — Liens” and the definition of “Permitted Liens,” the Company or any Guarantor may grant an additional lien on any property or asset that constitutes ABL Collateral in order to secure any obligation permitted to be incurred pursuant to the Indenture. In general, any such additional liens (other than Permitted Liens) must rank junior to the second-priority lien securing the Notes.
     Excluded Assets
          Notwithstanding the foregoing, the Notes are not be secured by a lien on Excluded Assets and are subject to Permitted Liens.
          The Notes Collateral does not and will not include the following (collectively, the “Excluded Assets”):
     (1) any Capital Stock and other securities of a Subsidiary to the extent that the pledge of such Capital Stock and other securities results in the Company being required to file separate financial statements of such Subsidiary with the SEC, but only to the extent necessary not to be subject to such requirement, as described in more detail below;
     (2) any Capital Stock of any Foreign Subsidiaries directly owned by the Company or any Subsidiary Guarantor in excess of 65% of the Capital Stock of such Foreign Subsidiaries and Capital Stock of any Foreign Subsidiaries that are not directly owned by the Company or any Subsidiary Guarantor;
     (3) any property or assets owned by any Foreign Subsidiary or an Unrestricted Subsidiary;
     (4) Excluded Contracts;
     (5) Excluded Equipment;
     (6) any interest in fee-owned real property of the Company and the Guarantors if the greater of its cost and net book value is less than $3.0 million;
     (7) any interest in leased real property of the Company and the Guarantors;
     (8) motor vehicles and other assets subject to certificates of title except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in the applicable jurisdiction under the UCC;
     (9) any trademark application filed in the United States Patent and Trademark Office on the basis of the Company’s or any Guarantor’s “intent to use” such mark and for which a form evidencing use of the mark has not yet been filed with the United States Patent and Trademark Office, to the extent that granting a security interest in such trademark application prior to such filing would adversely affect the enforceability or validity of such trademark application or any registration that issues therefrom under applicable federal law;
     (10) assets to the extent a security interest in such assets would result in costs or consequences (including material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law, rule or regulation in any applicable jurisdiction)), as reasonably determined by the Company, with respect to the granting or perfecting of a security interest that is excessive in view of the benefits to be obtained by the secured parties;

     (11) accounts, property or other assets pledged pursuant to a Receivables Facility or Factoring Program; and
     (12) proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (11), unless such proceeds or products would otherwise constitute Notes Collateral;
provided, however, that Excluded Assets do not and will not include any asset of the Company or a Guarantor which secures obligations with respect to ABL Lenders Debt. In addition, the Company and its Subsidiaries shall not be required to obtain any landlord waivers, estoppels or collateral access letters and shall not be required to (i) take actions to perfect security interests in (a) commercial tort claims of less than $10.0 million, or (b) letter of credit rights (other than letter of credits rights that can be perfected by filing of financing statements in appropriate form in the applicable jurisdiction under the UCC), (ii) take actions to perfect by control other than stock and note pledges and control agreements relating to ABL Collateral (to the extent required by the ABL Facility) or (iii) take any actions under any laws outside of the United States to grant, perfect or enforce any security interest. For the avoidance of doubt, the Equipment Lease Agreement and all assets subject thereto shall constitute “Excluded Assets” for all purposes of the Indenture and the Notes.
     Limitations on Stock Collateral
          The Capital Stock and other securities of a Subsidiary of the Company that are owned by the Company or any Guarantor will constitute Notes Collateral only to the extent that such Capital Stock and other securities can secure the Notes and Additional Parity Debt, without Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock and other securities secure the Notes and Additional Parity Debt, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Notes Collateral (but only to the extent necessary to not be subject to such requirement). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder of Notes or a holder of Additional Parity Debt, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Notes Collateral.
          In the event that Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes and Additional Parity Debt in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Notes Collateral (but only to the extent necessary to not be subject to any such financial statement requirements). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder of Notes or holders of Additional Parity Debt, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock and other securities.
          In accordance with the limitations set forth in the two immediately preceding paragraphs, the Notes Collateral will include shares of Capital Stock of Subsidiaries of the Company only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Notes Collateral may decrease or increase as described above.
     Permitted Liens
          The Company and the Restricted Subsidiaries are permitted by the Indenture to create or incur Permitted Liens. The Notes will be effectively subordinated to existing and future secured Indebtedness and other liabilities to the extent of the Company’s or the Restricted Subsidiaries’ assets serving as collateral for such Permitted Liens, to the extent such Permitted Liens have priority to the Liens securing the Notes and Additional Parity Debt. See “Certain Definitions — Permitted Liens.”
          In particular, the Notes and Additional Parity Debt will be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens. Indebtedness of Foreign Subsidiaries permitted by the Indenture may also be secured by security interests on the property and assets of such Foreign Subsidiaries. The Indenture also permits other Permitted Liens. See “Risk Factors — Risks Relating to the Notes — Holders of the notes may not be able to fully realize the value of their liens.” and “Risk Factors — Risks Relating to the Notes — The collateral may not be valuable enough to satisfy all the obligations secured by such collateral.”
     Collateral Documents and Certain Related Intercreditor Provisions
          The Company, the Guarantors and the Notes Collateral Agent (on behalf of the Trustee, the Holders of the Notes and the holders of any Additional Parity Debt) have entered into the Collateral Documents creating and establishing the terms of the security interests that secure the Notes and the guarantees thereof and the Additional Parity Debt (including the Tranche 2 Sub-Facility). These security interests secure the payment and performance when due of all of the obligations of the Company and the Guarantors under the Notes, the Indenture, the Guarantees, Additional Parity Debt (including the Tranche 2 Sub-Facility) and guarantees thereof and the Collateral Documents, as provided in the Collateral Documents. Wilmington Trust Company has been appointed, pursuant to the Indenture, as the Notes Collateral Agent. The Trustee, the Notes Collateral Agent, each Holder of the Notes, each holder of Additional Parity Debt (including each holder of the Tranche 2 Sub-Facility) and each other holder of, or obligee in respect of, any Obligations in respect of the Notes and Additional Parity Debt (including the Tranche 2 Sub-Facility) outstanding at such time are referred to collectively as the “Notes Secured Parties.”
     Intercreditor Agreement
          The Company, the Guarantors, the Notes Collateral Agent and the ABL Collateral Agent entered into the Intercreditor Agreement on the Issue Date and by their acceptance of the Notes, the Holders of the Notes will agree to be bound thereby. Pursuant to the terms of the Intercreditor Agreement, the Notes Collateral Agent will determine the time and method by which the security interests in the Notes Collateral will be enforced and the ABL Collateral Agent will determine the time and method by which the security interests in the ABL Collateral will be enforced. The Intercreditor Agreement provides that, notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any liens on any Notes Collateral in which the holders of the Notes and one or more class of Additional Parity Debt (including the Tranche 2 Sub-Facility) have perfected security interests, the security interests of the Notes Collateral Agent and each such other collateral agent in such Notes Collateral will rank equal in priority; provided that the Tranche 2 Sub-Facility will have priority in right of payment upon a foreclosure or a bankruptcy, insolvency or similar event and will be repaid prior to the repayment of the Notes and any other Additional Parity Debt.
          The aggregate amount of the obligations secured by the ABL Collateral may, subject to the limitations set forth in the Indenture, be increased.
          A portion of the obligations secured by the ABL Collateral consists or may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed and such obligations may, subject to the limitations set forth in the Indenture, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the subordination of the liens held by the Holders or the provisions of the Intercreditor Agreement defining the relative rights of the parties thereto. The lien priorities provided for in the Intercreditor Agreement shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, replacement, renewal, restatement or refinancing of either the obligations secured by the ABL Collateral or the obligations secured by the Notes Collateral, by the release of any Collateral or of any guarantees securing any secured obligations or by any action that any representative or secured party may take or fail to take in respect of any Collateral.

No Action With Respect to the ABL Collateral
          The Intercreditor Agreement provides that none of the Notes Secured Parties may commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, the ABL Collateral under any Collateral Document, applicable law or otherwise, at any time when the ABL Collateral is subject to any first-priority security interest and any ABL Lenders Debt secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute such ABL Lenders Debt remains in effect. Only the ABL Collateral Agent shall be entitled to take any such actions or exercise any such remedies. Notwithstanding the foregoing, the Notes Collateral Agent may, but shall have no obligation to, take all such actions it deems necessary to perfect or continue the perfection of the second-priority security interest in the ABL Collateral of the Holders of the Notes. The ABL Collateral Agent is subject to similar restrictions with respect to its ability to enforce the second-priority security interest in the Notes Collateral held by holders of ABL Lenders Debt.
No Duties of ABL Collateral Agent
          The Intercreditor Agreement provides that neither the ABL Collateral Agent nor any holder of any ABL Lenders Debt secured by any ABL Collateral has any duties or other obligations to any Notes Secured Party with respect to the ABL Collateral, other than to transfer to the Notes Collateral Agent any proceeds of any such ABL Collateral in which the Notes Collateral Agent continues to hold a security interest remaining following any sale, transfer or other disposition of such ABL Collateral (in each case, unless the lien on all such ABL Collateral of the Holders of the Notes is terminated and released prior to or concurrently with such sale, transfer, disposition, payment or satisfaction), the payment and satisfaction in full of such ABL Lenders Debt and the termination of any commitment to extend credit that would constitute such ABL Lenders Debt, or, if the ABL Collateral Agent is in possession of all or any part of such ABL Collateral after such payment and satisfaction in full and termination, such ABL Collateral or any part thereof remaining, in each case without representation or warranty on the part of the ABL Collateral Agent or any such holder of ABL Lenders Debt. In addition, the Intercreditor Agreement further provides that, until the ABL Lenders Debt secured by any ABL Collateral shall have been paid and satisfied in full and any commitment to extend credit that would constitute ABL Lenders Debt secured thereby shall have been terminated, the ABL Collateral Agent is entitled, for the benefit of the holders of such ABL Lenders Debt, to sell, transfer or otherwise dispose of or deal with such ABL Collateral without regard to any second-priority security interest therein or any rights to which any Notes Secured Party would otherwise be entitled as a result of such second-priority security interest. Without limiting the foregoing, the Notes Collateral Agent has agreed in the Intercreditor Agreement and each Holder of the Notes agrees by its acceptance of the Notes that neither the ABL Collateral Agent nor any holder of any ABL Lenders Debt secured by any ABL Collateral has any duty or obligation first to marshal or realize upon the ABL Collateral, or to sell, dispose of or otherwise liquidate all or any portion of the ABL Collateral, in any manner that would maximize the return to the Notes Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Notes Secured Parties from such realization, sale, disposition or liquidation. The Intercreditor Agreement has similar provisions regarding the duties owed to the ABL Collateral Agent and the holders of any ABL Lenders Debt by the Notes Secured Parties with respect to the Notes Collateral.
          The Intercreditor Agreement additionally provides that the Notes Collateral Agent waives, and each Holder of the Notes will waive by its acceptance of the Notes and each holder of Additional Parity Debt will waive by its acceptance of such Additional Parity Debt, any claim that may be had against the ABL Collateral Agent or any holder of any ABL Lenders Debt arising out of (i) any actions which the ABL Collateral Agent or such holder of ABL Lenders Debt take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the ABL Lenders Debt from any account debtor, guarantor or any other party) in accordance with the documents governing any such ABL Lenders Debt or any other agreement related thereto or to the collection of such ABL Lenders Debt or the valuation, use, protection or release of any security for such ABL Lenders Debt, (ii) any election by the ABL Collateral Agent or such holder of ABL Lenders Debt, in any proceeding instituted under Title 11 of the United States Code of the application of Section 1111 (b) of Title 11 of the United States Code or (iii) any

borrowing of, or grant of a security interest or administrative expense priority under Section 364 of Title 11 of the United States Code to, the Company or any of its Subsidiaries as debtor-in-possession with respect to the ABL Collateral. The ABL Collateral Agent and holders of ABL Lenders Debt have agreed to waive similar claims with respect to the actions of any of the Notes Secured Parties.
No Interference; Payment Over; Reinstatement
          The Notes Collateral Agent has agreed in the Intercreditor Agreement, each Holder of the Notes will agree by its acceptance of the Notes and each holder of Additional Parity Debt will agree by its acceptance of such Additional Parity Debt that:
•	it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien that the Notes Collateral Agent has (on behalf of the Holders of the Notes and holders of Additional Parity Debt) on the ABL Collateral pari passu with, or to give the Notes Collateral Agent, the Trustee, the Holders of the Notes or the holders of Additional Parity Debt any preference or priority relative to, any Lien that the holders of any ABL Lenders Debt secured by any ABL Collateral have with respect to such ABL Collateral;
•	it will not challenge or question in any proceeding the validity or enforceability of any first-priority security interest in the ABL Collateral, the validity, attachment, perfection or priority of any lien held by the holders of any ABL Lenders Debt secured by any ABL Collateral, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;
•	it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the ABL Collateral by the ABL Collateral Agent or the holders of any ABL Lenders Debt secured by such ABL Collateral;
•	it will have no right to (A) direct the ABL Collateral Agent or any holder of any ABL Lenders Debt secured by any ABL Collateral to exercise any right, remedy or power with respect to such ABL Collateral or (B) consent to the exercise by the ABL Collateral Agent or any holder of any ABL Lenders Debt secured by the ABL Collateral of any right, remedy or power with respect to such ABL Collateral;
•	it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the ABL Collateral Agent or any holder of any ABL Lenders Debt secured by any ABL Collateral seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither the ABL Collateral Agent nor any holders of any ABL Lenders Debt secured by any ABL Collateral will be liable for, any action taken or omitted to be taken by the ABL Collateral Agent or such lenders with respect to such ABL Collateral;
•	it will not seek, and will waive any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such ABL Collateral; and
•	it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement.
          The ABL Collateral Agent and the holders of ABL Lenders Debt have agreed to similar limitations with respect to their rights in the Notes Collateral and their ability to bring a suit against the Notes Collateral Agent, the Holders of the Notes or the holders of Additional Parity Debt.
          The Notes Collateral Agent has agreed in the Intercreditor Agreement, each Holder of the Notes will agree by its acceptance of the Notes and each holder of Additional Parity Debt will agree by its acceptance of such Additional Parity Debt that if it obtains possession of the ABL Collateral or realizes any proceeds or payment in respect of the ABL Collateral, pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any bankruptcy, insolvency or similar proceeding or through any other exercise of remedies, at any time when any ABL Lenders Debt secured or intended to be secured by such ABL Collateral remains outstanding or any commitment to extend credit that would constitute ABL Lenders Debt secured or intended to be secured by such ABL Collateral remains in effect, then it will hold such ABL Collateral, proceeds or payment in trust for the ABL Collateral Agent and the holders of any ABL Lenders Debt secured by such ABL Collateral and transfer such ABL Collateral, proceeds or payment, as the case may be, to the ABL Collateral Agent. The Notes Collateral Agent, each Holder of the Notes and each holder of Additional Parity Debt will further agree that if, at any time, all or part of any payment with respect to any ABL Lenders Debt secured by any ABL Collateral previously made shall be rescinded for any reason whatsoever, it will promptly pay over to the ABL Collateral Agent any payment received by it in respect of any such ABL Collateral and shall promptly turn any such ABL Collateral then held by it over to the ABL Collateral Agent, and the provisions set forth in the Intercreditor Agreement will be reinstated as if such payment had not been made, until the payment and satisfaction in full of such ABL Lenders Debt. The ABL Collateral Agent and the holders of ABL Lenders Debt will be subject to similar limitations with respect to the Notes Collateral and any proceeds or payments in respect of any Notes Collateral.
Entry Upon Premises by ABL Collateral Agent and Holders of ABL Lenders Debt
          The Intercreditor Agreement provides that if the ABL Collateral Agent takes any enforcement action with respect to the ABL Collateral, the Notes Secured Parties (i) will cooperate with the ABL Collateral Agent in its efforts to enforce its security interest in the ABL Collateral and to finish any work-in-process and assemble the ABL Collateral, (ii) will not hinder or restrict in any respect the ABL Collateral Agent from enforcing its security interest in the ABL Collateral or from finishing any work-in-process or assembling the ABL Collateral, and (iii) will, subject to the rights of any landlords under real estate leases, permit the ABL Collateral Agent, its employees, agents, advisers and representatives, at the sole cost and expense of the ABL Collateral Agent and the holders of ABL Lenders Debt to enter upon and use the Notes Collateral (including (x) equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and (y) intellectual property), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of (A) assembling and storing the ABL Collateral and completing the processing of and turning into finished goods of any ABL Collateral consisting of work-in-process, (B) selling any or all of the ABL Collateral located on such Notes Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise, (C) removing any or all of the ABL Collateral located on such Notes Collateral, or (D) taking reasonable actions to protect, secure, and otherwise enforce the rights of the ABL Collateral Agent and the holders of ABL Lenders Debt in and to the ABL Collateral; provided, however, that nothing contained in the Intercreditor Agreement will restrict the rights of the Notes Collateral Agent from selling, assigning or otherwise transferring any Notes Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of the Intercreditor Agreement. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. If the ABL Collateral Agent conducts a public auction or private sale of the ABL Collateral at any of the real property included within the Notes Collateral, the ABL Collateral Agent shall provide the Notes Collateral Agent with reasonable notice and use reasonable efforts to hold such auction or sale in a manner which would not unduly disrupt the Notes Collateral Agent’s use of such real property.
          During the period of actual occupation, use or control by the ABL Collateral Agent or the holders of ABL Lenders Debt or their agents or representatives of any Notes Collateral, the ABL Collateral Agent and the holders of ABL Lenders Debt will (i) be responsible for the ordinary course third-party expenses related thereto, including costs with respect to heat, light, electricity, water and real property taxes with respect to that portion of any premises so used or occupied, and (ii) be obligated to repair at their expense any physical damage to such Notes Collateral or other assets or property resulting from such occupancy, use or control, and to leave such Notes Collateral or other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. The ABL Collateral Agent and the holders of ABL Lenders Debt agree to pay, indemnify and hold the Notes Collateral Agent harmless from and against any third-party liability resulting from the gross negligence or willful misconduct of the ABL Collateral Agent or any of its agents, representatives or invitees in its or their operation of such facilities. In the event, and only in the event, that in connection with its use of some or all of the premises constituting Notes Collateral, the ABL Collateral Agent requires the services of any employees of the Company or any of its Subsidiaries, the ABL Collateral Agent shall pay directly to any such employees the appropriate, allocated wages of such employees, if any, during the time periods that the ABL Collateral Agent requires their services. Notwithstanding the foregoing, in no event shall the ABL Collateral Agent or the holders of ABL Lenders Debt have any liability to the Notes Secured Parties pursuant to the Intercreditor Agreement as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Notes Collateral existing prior to the date of the exercise by the ABL Collateral Agent or the holders of ABL Lenders Debt of their rights under the Intercreditor Agreement and the ABL Collateral Agent and the holders of ABL Lenders Debt will not have any duty or liability to maintain the Notes Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by them, or for any diminution in the value of the Notes Collateral that results solely from ordinary wear and tear resulting from the use of the Notes Collateral by such persons in the manner and for the time periods specified under the Intercreditor Agreement. Without limiting the rights granted under the Intercreditor Agreement, the ABL Collateral Agent and the holders of ABL Lenders Debt will cooperate with the Notes Secured Parties in connection with any efforts made by the Notes Secured Parties to sell the Notes Collateral.
Agreements With Respect to Bankruptcy or Insolvency Proceedings
          If Parent, the Company or any of its Subsidiaries becomes subject to a case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) and, as debtor(s)-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral with the consent of the DIP Lenders under Section 363 of the Bankruptcy Code, the Notes Collateral Agent has agreed in the Intercreditor Agreement, each Holder of the Notes will agree by its acceptance of the Notes and each holder of Additional Parity Debt will agree by its acceptance of such Additional Parity Debt that it will raise no objection to any such financing or to the Liens on the ABL Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes ABL Collateral, unless the ABL Collateral Agent or the holders of any ABL Lenders Debt secured by such ABL Collateral oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral (and, to the extent that such DIP Financing Liens are senior to, or rank pari passu with, the Liens of such ABL Lenders Debt in such ABL Collateral, the Notes Collateral Agent will, for itself and on behalf of the Holders of the Notes and the holders of Additional Parity Debt, subordinate the liens of the Notes Secured Parties in such ABL Collateral to the liens of the ABL Lenders Debt in such ABL Collateral and the DIP Financing Liens), so long as the Notes Secured Parties retain liens on all the Notes Collateral, including proceeds thereof arising after the commencement of such proceeding, with the same priority as existed prior to the commencement of the case under the Bankruptcy Code. The ABL Collateral Agent and the holders of ABL Lenders Debt will agree to similar provisions with respect to any DIP Financing. The Intercreditor Agreement provides that nothing therein will limit (x) the right of the ABL Collateral Agent or the Notes Collateral Agent to consent to the use of cash collateral or consent to or provide any DIP Financing on terms other than the terms set forth in the Intercreditor Agreement or (y) the right of ABL Collateral Agent or the Notes Collateral Agent to object to such DIP Financing or use of cash collateral on terms other than those set forth in the Intercreditor Agreement; provided that any Lien on ABL Collateral securing any DIP Financing provided by the Notes Collateral Agent, the Holders of the Notes and the holders of Additional Parity Debt shall be subject to the priorities set forth in the Intercreditor Agreement and any Lien on Notes Collateral securing any DIP Financing provided by the ABL Collateral Agent and the holders of ABL Lenders Debt shall be subject to the priorities set forth in the Intercreditor Agreement.
          The Notes Collateral Agent has agreed in the Intercreditor Agreement, each Holder of the Notes will agree by its acceptance of the Notes and each holder of Additional Parity Debt will agree by its acceptance of such Additional Parity Debt that it will not object to or oppose a sale or other disposition of any ABL Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the ABL Collateral Agent and the holders of ABL Lenders Debt shall have consented to such sale or disposition of such ABL Collateral. The ABL Collateral Agent and the holders of ABL Lenders Debt have agreed to similar limitations with respect to their right to object to a sale of Notes Collateral.
Adequate Protection
          Neither the Notes Collateral Agent nor the Holders of the Notes shall oppose (or support the opposition of any other Person) in any insolvency or liquidation proceeding to (i) any motion or other request by the ABL Collateral Agent or the holders of ABL Lenders Debt for adequate protection of the ABL Collateral Agent’s Liens upon the ABL Collateral, including any claim of the ABL Collateral Agent or the holders of ABL Lenders Debt to post-petition interest as a result of their Lien on the ABL Collateral (so long as any post-petition interest paid as a result thereof is not paid from the proceeds of Notes Collateral), request for the application of proceeds of ABL Collateral to the ABL Lenders Debt, and request for replacement Liens on post-petition assets of the same type as the ABL Collateral, or (ii) any objection by the ABL Collateral Agent or the holders of ABL Lenders Debt to any motion, relief, action or proceeding based on the ABL Collateral Agent or the holders of ABL Lenders Debt claiming a lack of adequate protection with respect to their Liens in the ABL Collateral. In addition, the ABL Collateral Agent, for itself and on behalf of holders of ABL Lenders Debt, may seek adequate protection of its junior interest in the Notes Collateral, subject to the provisions of the Intercreditor Agreement; provided, that (x) the Notes Collateral Agent is granted adequate protection in the form of a replacement Lien on post-petition assets of the same type as the Notes Collateral senior to the replacement Lien granted to the holders of ABL Lenders Debt on such assets, and (y) such adequate protection requested by the ABL Collateral Agent is in the form of a replacement Lien on post-petition assets of the same type as the Notes Collateral. Such Lien on post-petition assets of the same type as the Notes Collateral, if granted to the ABL Collateral Agent, will be subordinated to the adequate protection Liens granted in favor of the Notes Collateral Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of the Notes Collateral Agent, the Holders of the Notes or holders of Additional Parity Debt on such postpetition assets of the same type as the Notes Collateral. If the ABL Collateral Agent, for itself and on behalf of the holders of ABL Lenders Debt, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the Notes Collateral in the form of a replacement Lien on the post-petition assets of the same type as the Notes Collateral, then the ABL Collateral Agent, for itself and the holders of ABL Lenders Debt, agrees that the Notes Collateral Agent shall also be granted a replacement Lien on such post-petition assets as adequate protection of its senior interest in the Notes Collateral and that the ABL Collateral Agent’s replacement Lien shall be subordinated to the replacement Lien of the Notes Collateral Agent on the same basis as the Liens of the ABL Collateral Agent on the Notes Collateral are subordinated to the Liens of the Notes Collateral Agent on the Notes Collateral under the Intercreditor Agreement. If the ABL Collateral Agent or any holder of ABL Lenders Debt receives as adequate protection a Lien on post-petition assets of the same type as the ABL Collateral, then such post-petition assets shall also constitute ABL Collateral to the extent of any allowed claim of the ABL Collateral Agent and the holders of ABL Lenders Debt secured by such adequate protection Lien and shall be subject to the Intercreditor Agreement.
          Neither the ABL Collateral Agent nor any holder of ABL Lenders Debt shall oppose (or support the opposition of any other Person) in any insolvency or liquidation proceeding to (i) any motion or other request by the Notes Collateral Agent or the Holders of the Notes for adequate protection of the Notes Collateral Agent’s Liens upon any of the Notes Collateral, including any claim of the Notes Collateral Agent or the Holders of the Notes to post-petition interest as a result of their Lien on the Notes Collateral (so long as any post-petition interest paid as a result thereof is paid solely from the proceeds of any Collateral other than ABL Collateral), request for the application of proceeds of Notes Collateral to Obligations under the Notes or Additional Parity Debt, and request for replacement Liens on post-petition assets of the same type as the Notes Collateral or (ii) any objection by the Notes Collateral Agent or the Holders of the Notes to any motion, relief, action or proceeding based on the Notes Collateral Agent or the Holders of the Notes claiming a lack of adequate protection with respect to Notes Collateral Agent’s Liens in the Notes Collateral. In addition, the Notes Collateral Agent, for itself and on behalf of the Holders of the Notes, may seek adequate protection of its junior interest in the ABL Collateral, subject to the provisions of the Intercreditor Agreement; provided, that (x) the ABL Collateral Agent is granted adequate protection in the form of a replacement Lien on post-petition assets of the same type as the ABL Collateral senior to the replacement Lien granted to the Holders of the Notes on such assets, and (y) such adequate protection requested by the Notes Collateral Agent is in the form of a replacement Lien on postpetition assets of the same type as the ABL Collateral. Such Lien on post-petition assets of the same type as the ABL Collateral, if granted to the Notes Collateral Agent, will be subordinated to the adequate protection Liens granted in favor of the ABL Collateral Agent on such post-petition assets, and, if applicable, to the DIP Financing Liens of the ABL Collateral Agent or any other secured party under the ABL Lenders Debt on such post-petition assets of the same type as the ABL Collateral. If the Notes Collateral Agent, for itself and on behalf of the Notes Secured Parties, seeks or requires (or is otherwise granted) adequate protection of its junior interest in the ABL Collateral in the form of a replacement Lien on the post-petition assets of the same type as the ABL Collateral, then the Notes Collateral Agent, for itself and the Holders of the Notes, agrees that the ABL Collateral Agent shall also be granted a replacement Lien on such post-petition assets as adequate protection of its senior interest in the ABL Collateral and that the Notes Collateral Agent’s replacement Lien shall be subordinated to the replacement Lien of the ABL Collateral Agent on the same basis as the Liens of the Notes Collateral Agent on the ABL Collateral are subordinated to the Liens of the ABL Collateral Agent on the ABL Collateral under the Intercreditor Agreement. If the Notes Collateral Agent or any Holder of the Notes receives as adequate protection a Lien on post-petition assets of the same type as the Notes Collateral, then such post-petition assets shall also constitute Notes Collateral to the extent of any allowed claim of the Notes Collateral Agent and the Holders of the Notes secured by such adequate protection Lien and shall be subject to the Intercreditor Agreement.
Insurance
          Unless and until written notice by the ABL Collateral Agent to the Notes Collateral Agent that the obligations under the ABL Facility have been paid in full and all commitments to extend credit under the ABL Facility shall have been terminated, as between the ABL Collateral Agent, on the one hand, and the Notes Collateral Agent, as the case may be, on the other hand, only the ABL Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the ABL Facility and the Indenture and the Collateral Documents and the documentation governing Additional Parity Debt) to adjust or settle any insurance policy or claim covering or constituting ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Collateral. Unless and until written notice by the Trustee and the Notes Collateral Agent to the ABL Collateral Agent that the obligations under the Indenture and the Notes and Additional Parity Debt have been paid in full, as between the ABL Collateral Agent, on the one hand, and the Notes Collateral Agent, as the case may be, on the other hand, only the Notes Collateral Agent will have the right (subject to the rights of the Grantors under the security documents related to the ABL Facility, the Indenture and the Collateral Documents and the documentation governing Additional Parity Debt) to adjust or settle any insurance policy covering or constituting Notes Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Notes Collateral. To the extent that an insured loss covers or constitutes both ABL Collateral and Notes Collateral, then the ABL Collateral Agent and the Notes Collateral Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the security documents related to the ABL Facility, the Indenture and the Collateral Documents and the documentation governing Additional Parity Debt) under the relevant insurance policy.
Refinancings of the ABL Facility and the Notes
          The obligations under the ABL Facility, the obligations under the Indenture, the Notes and Additional Parity Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under the ABL Facility or any security document related thereto, the Indenture or the Collateral Documents) of the ABL Collateral Agent or any holder of ABL Lenders Debt or any Notes Secured Party, all without affecting the Lien priorities provided for in the Intercreditor Agreement; provided, however, that the holders of any such refinancing or replacement indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of the Intercreditor Agreement pursuant to such documents or agreements (including amendments or supplements to the Intercreditor Agreement) as the ABL Collateral Agent or the Notes Collateral Agent, as the case may be, shall reasonably request and in form and substance reasonably acceptable to the ABL Collateral Agent or the Notes Collateral Agent, as the case may be.
          In connection with any refinancing or replacement contemplated by the foregoing paragraph, the Intercreditor Agreement may be amended at the request and sole expense of the Company, and without the consent of either the ABL Collateral Agent or the Notes Collateral Agent, (a) to add parties (or any authorized agent or trustee therefor) providing any such refinancing or replacement indebtedness, (b) to establish that Liens on any Notes Collateral securing such refinancing or replacement Indebtedness shall have the same priority as the Liens on any Notes Collateral securing the Indebtedness being refinanced or replaced and (c) to establish that the Liens on any ABL Collateral securing such refinancing or replacement indebtedness shall have the same priority as the Liens on any ABL Collateral securing the Indebtedness being refinanced or replaced, all on the terms provided for herein immediately prior to such refinancing or replacement.
Use of Proceeds of Collateral
          After the satisfaction of all obligations under any ABL Lenders Debt secured by ABL Collateral and the termination of all commitments to extend credit that would constitute ABL Lenders Debt secured or intended to be secured by any ABL Collateral, the Trustee and the Notes Collateral Agent, in accordance with the terms of the Indenture and the Collateral Documents and the documentation governing Additional Parity Debt, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration, including any amounts owed to the Trustee in its capacity as Trustee or Notes Collateral Agent of the ABL Collateral received by it under the Collateral Documents) for the ratable benefit of the Holders of the Notes and the holders of Additional Parity Debt.
          Subject to the terms of the Collateral Documents, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and Additional Parity Debt (including the Tranche 2 Sub-Facility) (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Notes Collateral Agent or the ABL Collateral Agent in accordance with the provisions of the Collateral Documents and other than as set forth in the Collateral Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.
Release of Collateral
          The Company and the Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:
•	to enable the disposition of such property or assets (other than any such disposition to the Company or a Guarantor) to the extent not prohibited under the covenant described under “— Repurchase at the Option of Holders — Asset Sales”;
•	in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor; or
•	as described under “— Amendment, Supplement and Waiver” below.
          The second-priority lien on the ABL Collateral securing the Notes and Additional Parity Debt will terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the ABL Collateral Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under the Indenture). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Notes and Additional Parity Debt will also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the ABL Collateral Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under the Indenture or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the ABL Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the ABL Lenders Debt). The liens on the Collateral securing the Notes that otherwise would have been released pursuant to the first sentence of this paragraph but for the occurrence and continuation of an Event of Default will be released when such Event of Default and all other Events of Default under the Indenture cease to exist.
          The security interests in all Collateral securing the Notes also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other obligations related thereto under the Indenture, the Guarantees under the Indenture and the Collateral Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “— Legal Defeasance and Covenant Defeasance” or a discharge of the Indenture as described under “— Satisfaction and Discharge.”
          The Intercreditor Agreement provides that other than by virtue of a sale, transfer, conveyance or other disposition of Notes Collateral for which the proceeds thereof have been segregated, all proceeds realized from the sale, transfer, conveyance or other disposition of assets constituting Notes Collateral shall lose their characterization as Notes Collateral and as “proceeds” of Notes Collateral upon the receipt of such proceeds by or on behalf of the Company or any Guarantor and application thereof to the obligations under the ABL Facility; provided that after the occurrence of (i) written notice by the Trustee or the Notes Collateral Agent of an Event of Default under and as defined in the Indenture has been delivered to the ABL Collateral Agent, or (ii) an insolvency or liquidation proceeding has been initiated with respect to the Company or any Guarantor, all identifiable proceeds of Notes Collateral received by the Company or any Guarantor thereafter shall constitute Notes Collateral.
     No Impairment of Security Interests
          Subject to the rights of the holders of Permitted Liens, neither the Company nor any of its Restricted Subsidiaries is permitted to take any action, or knowingly or negligently omit to take any action, which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee and Holders.
          The Indenture governing the Notes provides that any release of Collateral in accordance with the provisions of the Indenture governing the Notes and the Collateral Documents will not be deemed to impair the security under the Indenture governing the Notes and that any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of the Indenture governing the Notes with respect to such release have been complied with.
          In addition, the Company will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any manner that would be adverse to the Holders of the Notes in any material respect, except as permitted under “— Amendment, Supplement and Waiver.”
     Sufficiency of Notes Collateral
          As of July 2, 2011, the book value of the Notes Collateral (other than capital stock of the Issuer and Restricted Subsidiaries) was approximately $674.5 million. In the event of foreclosure on the Notes Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Notes, Additional Parity Debt and the ABL Lenders Debt. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Notes Collateral should not be relied on as a measure of realizable value for such assets. By its nature, the book value of certain portions of the Notes Collateral may have to be greatly discounted when ascertaining its marketable value and portions of the Notes Collateral may be illiquid and may have no readily ascertainable market value at all. In particular, the Notes Collateral is generally significantly less liquid than the ABL Collateral. Accordingly, there can be no assurance that the Notes Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Notes Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its subsidiaries. Accordingly, any such sale of the Notes Collateral separate from the sale of certain of the operating businesses of the Company and its subsidiaries may not be feasible or of significant value.
     Certain Bankruptcy Limitations
          The right of the Notes Collateral Agent to repossess and dispose of the Notes Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Notes Collateral Agent having repossessed and disposed of the Notes Collateral. Upon the commencement of a case for relief under the Bankruptcy Code, a secured creditor such as the Notes Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use Notes Collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the Notes Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Notes Collateral as a result of the stay of repossession or disposition as a result of the automatic stay under the Bankruptcy Code or any use of the Notes Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the Notes Collateral if the value of the Notes Collateral exceeds the debt it secures. In addition, a bankruptcy court may determine not to provide cash payments as adequate protection to a secured creditor if (among other reasons) the bankruptcy court determines that the amount due under the Notes exceeds the value of the Notes Collateral. Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Tranche 2 Sub-Facility, the Notes and any other Additional Parity Debt, the Tranche 2 Sub-Facility would be repaid in full prior to any payments being made on the Notes and any other Additional Parity Debt and then the Holders of the Notes and any other Additional Parity Debt would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall.
          In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case (to the extent such payments are made during the pendency of the bankruptcy case), whether or when the Notes Collateral Agent could repossess or dispose of the Collateral, the value of the Notes Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Notes Collateral through the requirement of “adequate protection.” Any disposition of the Notes Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the claims of the Holders of the Notes in the bankruptcy case would be bifurcated into secured and unsecured components: they would hold secured claims to the extent of the value of the Notes Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Notes Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Notes Collateral. To the extent the Holders of the Notes are determined to be undersecured, interest accrual under the Notes would cease as of the date of the bankruptcy filing.
          In addition, the Notes Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Notes Collateral Agent may decline to foreclose on the Notes Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders of Notes. Finally, the Notes Collateral Agent’s ability to foreclose on the Notes Collateral on behalf of Holders of Notes, may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Notes Collateral Agent’s security interest in the Notes Collateral.
     Compliance with Trust Indenture Act
          The Trust Indenture Act will become applicable to the Indenture upon the qualification of the Indenture under the Trust Indenture Act, which will occur at such time as the Notes have been registered under the Securities Act. The Indenture provides that the Company will comply with the provisions of § 314 of the Trust Indenture Act to the extent applicable. To the extent applicable, the Company will cause § 313(b) of the Trust Indenture Act, relating to reports, and § 314(d) of the Trust Indenture Act, relating to the release of property or securities subject to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by § 314(d) of the Trust Indenture Act may be made by an officer or legal counsel, as applicable, of the Company except in cases where § 314(d) of the Trust Indenture Act requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of § 314(d) of the Trust Indenture Act if it determines, in good faith based on the written advice of counsel, a copy of which written advice shall be provided to the Trustee, that under the terms of § 314(d) of the Trust Indenture Act or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of § 314(d) of the Trust Indenture Act is inapplicable to any release or series of releases of Collateral.
     Intercreditor Arrangements Among the Notes and Additional Parity Debt
          The intercreditor relationship among the Notes, the Tranche 2 Sub-Facility and any other Additional Parity Debt is governed by an Intercreditor and Collateral Agency Agreement, dated as of the Issue Date, among the

Company and Wilmington Trust Company, as trustee under the Indenture, and Wilmington Trust Company, as Notes Collateral Agent, which agreement provides that the Notes, the Tranche 2 Sub-Facility and any other Additional Parity Debt shall all rank pari passu (although the Holders of the Notes and any other Additional Parity Debt will be paid only after the payment in full of the Tranche 2 Sub-Facility in the event of a foreclosure or in any bankruptcy, insolvency or similar event). In addition, the Collateral Agency Agreement describes, among other things, the obligations, powers and duties of the Notes Collateral Agent, actions and voting by the Additional Parity Debt, the exercise of remedies, and the application of collateral proceeds.
     Exercise of Remedies in Respect of Collateral
          Upon the occurrence and during the continuance of an Event of Default or an event of default under any Additional Parity Debt Obligations, the Notes Collateral Agent will be permitted, subject to applicable law and the terms of the Collateral Documents, including the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Collateral Documents only at the direction of the agents or representatives (including the Trustee in the case of the Holders) who are authorized to act on behalf of the Holders or the holders of Additional Parity Debt, as applicable, or at the direction of the holders of a majority in the principal amount of the outstanding Notes and any outstanding Additional Parity Debt voting as a single class (the “Directing Creditors”).
     Waterfall of Payment Following Acceleration or in Bankruptcy
          The Tranche 2 Sub-Facility will be entitled to a priority of payment over the Notes and Additional Parity Debt in the circumstances and to the extent described below. Any amount received by the Trustee or the Notes Collateral Agent from the Company or any Guarantor (or from proceeds of any Notes Collateral or ABL Collateral) following any acceleration of the obligations under the Tranche 2 Sub-Facility, the Notes or Additional Parity Debt or any bankruptcy or insolvency “Event of Default” with respect to the Company or any Guarantor under the Tranche 2 Sub-Facility, the Notes or any Additional Parity Debt, whether received from the proceeds of an asset sale, reorganization, liquidation, sale pursuant to Section 363 of the Bankruptcy Code, adequate protection payments, or otherwise, shall be applied:
          first, to the payment of advances made and liabilities incurred by the Notes Collateral Agent in order to protect the Liens granted by the Collateral Documents and the payment of all reasonable costs and expenses incurred by and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Notes Collateral Agent or the Trustee in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Collateral Documents or any interest, right, power or remedy of the Notes Collateral Agent or in connection with the collection or enforcement of any of the Obligations in respect of the Notes or any obligations in respect of any Additional Parity Debt in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Notes Collateral Agent or the Trustee and reasonable compensation of the Notes Collateral Agent and the Trustee and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Notes Collateral Agent or the Trustee for services rendered in connection therewith;
          second, to the payment in full of all obligations under the Tranche 2 Sub-Facility (including, without limitation, any post-petition interest with respect thereto, whether or not an allowed claim) and the termination of any commitments thereunder;
          third, to the payment in full of all outstanding obligations in respect of the Notes and any other Additional Parity Debt (including, without limitation, any post-petition interest, whether or not an allowed claim) on a pro rata basis; and
          fourth, to the Company or the applicable Guarantor or their successors or as instructed by the court of a competent jurisdiction.
          If, in any bankruptcy, insolvency or liquidation case, any equity securities, debt securities or other non-cash consideration from the reorganized debtor is distributed pursuant to a plan of reorganization or similar dispositive restructuring plan after satisfaction of the Tranche 2 Sub-Facility, the amount of such non-cash consideration to be distributed to each of the Holders of the Notes and holders of any other Additional Parity Debt shall be distributed ratably among all classes of Notes and such other Additional Parity Debt, in accordance with the priorities described above. In addition, if, in any bankruptcy, insolvency or liquidation case, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of the Notes and Additional Parity Debt (including the Tranche 2 Sub-Facility), then, to the extent the debt obligations distributed on account of the Notes and any Additional Parity Debt are secured by Liens upon the same property, the priority of payments provisions described above will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to such debt obligations.
          For purposes of distribution of non-cash consideration, including any equity securities or debt securities, the value of such non-cash consideration shall be equal to either the current market price or the fair market value thereof and will be determined as follows: (i) if such non-cash consideration is a marketable security, the average daily closing price thereof on a principal national securities exchange or NASDAQ for a specified preceding period or (ii) if such non-cash consideration is not a marketable security or the average daily closing price thereof cannot be determined, by one or more nationally recognized investment banks with experience in similar transactions according to procedures customary for similar transactions. For purposes of these intercreditor arrangements, all references to the Company or any Guarantor shall include such Person as a debtor in possession and any receiver or trustee for such Person in any bankruptcy, insolvency or liquidation case.
     Amendments of the Collateral Documents
          The Notes Collateral Agent will not agree to any amendment to the Collateral Documents, except upon instructions given by the Directing Creditors (unless such amendment does not require any consent of the Notes Secured Parties).
Mandatory Redemption; Offers to Purchase; Open Market Purchases
          The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to make an offer to purchase Notes as described under the heading “— Repurchase at the Option of Holders.” In addition, the Company, the Investors and their respective affiliates may, at their discretion, at any time and from time to time purchase Notes, in the open market or otherwise.
Optional Redemption
          Except as set forth below, the Company will not be entitled to redeem the Notes at its option prior to February 1, 2015.
          At any time prior to February 1, 2015, the Company may redeem all or a part of the Notes, upon notice as described under “— Selection and Notice” below, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
          In addition, at any time prior to February 1, 2015, the Company may redeem in any twelve month period up to 10% of the aggregate principal amount of the Notes issued by it on the Issue Date, upon notice as described under “Selection and Notice” below, at a redemption price equal to 103.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date.
          On and after February 1, 2015, the Company may redeem the Notes, in whole or in part, upon notice as described under the heading “— Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2015	103.875%
2016	101.938%
2017 and thereafter	100.000%
          In addition, until February 1, 2014, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued by it at a redemption price equal to 107.75% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.
          Notice of any redemption may be given prior to the completion of any offering or other corporate transaction, and any redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of the related offering or corporate transaction.
     Selection and Notice
          If the Company is redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as may be prescribed by DTC’s applicable procedures. No Notes of $2,000 or less can be redeemed in part.
          Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed. With respect to Notes represented by certificated notes, the Company will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.
Repurchase at the Option of Holders
     Change of Control
          The Indenture provides that if a Change of Control occurs, unless the Company has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “— Optional Redemption”, the Company will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with a copy to the Trustee, with the following information:
          (1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” under the Indenture and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Company;
          (2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control as described below;
          (3) that any Note not properly tendered will remain outstanding and continue to accrue interest;
          (4) that unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;
          (5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
          (6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Company to purchase such Notes; provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;
          (7) that if the Company is redeeming less than all of the Notes, the remaining Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof;
          (8) the other instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow; and
          (9) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional upon the occurrence of such Change of Control.
          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
          On the Change of Control Payment Date, the Company will, to the extent permitted by law,
          (1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

     (2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, and
     (3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to, and purchased by, the Company.
          The ABL Facility provides, and future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may provide, that certain change of control events with respect to the Company would constitute a default thereunder (including events that would constitute a Change of Control under the Indenture). If we experience a change of control event that triggers a default under the ABL Facility or any such future Indebtedness, we could seek a waiver of such default or prepayment provision or seek to refinance the ABL Facility or such future Indebtedness. In the event we do not obtain such a waiver or refinance the ABL Facility or such future Indebtedness, such default could result in amounts outstanding under the ABL Facility or such future Indebtedness being declared due and payable or lending commitments being terminated.
          Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors — Risks Related to the Notes — We may not be able to finance a change of control offer required by the indenture.”
          The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes, then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.
          We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control; provided that the purchase date will be no earlier than 30 days from the date a notice of such Change of Control Offer is mailed.
          The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an offer to repurchase the Notes as described above.
          The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales
          The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:
     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of;
     (2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision and for no other purpose:
     (a) any liabilities (as reflected in the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on the date of such balance sheet, as determined by the Company) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Company or such Restricted Subsidiary from such liabilities;
     (b) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale;
     (c) any Designated Non-cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (i) $30.0 million and (ii) 3.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and
     (3) to the extent that any assets received by the Company and its Restricted Subsidiaries in such Asset Sale constitute securities or may be used or useful in a Similar Business, such assets are concurrently with their acquisition added to the Notes Collateral securing the Notes, other than Excluded Assets and subject to the limitations and exclusions described under “— Limitations on Stock Collateral.”
          Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,
     (1) to permanently reduce Indebtedness as follows:
     (a) if the assets subject of such Asset Sale constitute Notes Collateral, to permanently reduce the Tranche 2 Sub-Facility (and to correspondingly reduce commitments with respect thereto) and/or to permanently reduce (or offer to reduce, as applicable) Obligations under the Notes and under any other Additional Parity Debt on a pro rata basis; provided that all reductions of (or offers to reduce) Obligations under the Notes shall be made as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;
     (b) if the assets subject of such Asset Sale do not constitute Notes Collateral, but constitute collateral for other Senior Indebtedness of the Company or a Subsidiary Guarantor, which Lien is permitted by the Indenture, to permanently reduce Obligations under such other Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto;
     (c) if the assets subject of such Asset Sale do not constitute Notes Collateral or collateral for any Senior Indebtedness of the Company or a Subsidiary Guarantor, to permanently reduce Obligations under other Senior Indebtedness of the Company or a Subsidiary Guarantor (and to correspondingly reduce commitments with respect thereto), provided that the Company shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes (and may elect to reduce Additional Parity Debt) on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or
     (d) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Subsidiary Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or any Restricted Subsidiary, or (ii) the Company or a Subsidiary Guarantor,
     (2) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents; or
     (3) to make an Investment in (a) any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents;
provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Company, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (the “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clause (2) or (3) above by the end of such 180 day period, then such Net Proceeds shall constitute Excess Proceeds.
          Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an offer to all Holders of the Notes and (x) in the case of Net Proceeds from an Asset Sale of Notes Collateral, to the holders of any Additional Parity Debt to the extent required by the terms thereof or (y) in the case of any other Net Cash Proceeds, if required by the terms of any Indebtedness that is pari passu with the Notes or any Guarantee (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Additional Parity Debt or Pari Passu Indebtedness, as the case may be, that, in the case of the Notes, is an integral multiple of $1,000 (but in minimum amounts of $2,000) that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, and in the case of any Additional Parity Debt or Pari Passu Obligations at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days or with respect to Excess Proceeds of $25.0 million or less.
          To the extent that the aggregate amount of Notes and such Additional Parity Debt or Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes, Additional Parity Debt or Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, such Notes, Additional Parity Debt or Pari Passu Indebtedness, as the case may be, will be purchased on a pro rata basis based on the accreted value or principal amount of such Notes, such Additional Parity Debt or Pari Passu Indebtedness, as the case may be, tendered (and the Trustee will select the tendered Notes of tendering holders on a pro rata basis based on the amount of Notes tendered). Additionally, the Company may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon consummation or expiration of any Asset Sale Offer, any Net Proceeds not used to purchase Notes in such Asset Sale Offer shall not be deemed Excess Proceeds and the Company may use any Net Proceeds not required to be used for general corporate purposes, subject to other covenants contained in the Indenture; provided that any such remaining Net Proceeds shall to the extent received in respect of Notes Collateral remain subject to the Lien of the Security Documents.
          Pending the final application of any Net Proceeds which do not represent the proceeds of Notes Collateral pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.
          The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.
          The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.
Certain Covenants
          Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default or Event of Default has occurred and is continuing under the Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) and continuing until the occurrence of the Reversion Date, if any, the covenants specifically listed under the following captions in this “Description of Notes” section of this prospectus will not be applicable to the Notes (collectively, the “Suspended Covenants)”:
     (1) “Repurchase at the Option of Holders — Asset Sales”;
     (2) “— Limitation on Restricted Payments”;
     (3) “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (4) clause (4) of the first paragraph of “— Merger, Consolidation or Sale of All or Substantially All Assets — Company”;
     (5) “— Transactions with Affiliates”; and
     (6) “— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”
          During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second clause of the definition of “Unrestricted Subsidiary.”
          If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period”. Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset to zero.
          During any Suspension Period, the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction; provided, however, that the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction if (i) the Company or such Restricted Subsidiary could have incurred a Lien to secure the Indebtedness attributable to such Sale and Lease-Back Transaction pursuant to “— Liens” below without equally and ratably securing the Notes pursuant to the covenant described under such covenant; and (ii) the consideration received by the Company or such Restricted Subsidiary in that Sale and Lease-Back Transaction is at least equal to the fair market value of the property sold and otherwise complies with “— Repurchase at the Option of Holders — Asset Sales” above; provided, further, that the foregoing provisions shall cease to apply on and subsequent to the Reversion Date following such Suspension Period.
          During the Suspension Period, the Company and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under “— Liens” (including, without limitation, Permitted Liens) to the extent provided for in such covenant and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the “— Liens” covenant and for no other covenant).
          Notwithstanding the foregoing, in the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries during the Suspension Period will give rise to a Default or Event of Default under the Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described above under the caption “— Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period; and (2) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (3) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”
          There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.
     Limitation on Restricted Payments
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
     (I) declare or pay any dividend or make any payment or distribution on account of the Company’s, or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:
     (a) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or
     (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
     (II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, or any direct or indirect parent of the Company, including any purchase, redemption, defeasance, acquisition or retirement, in connection with any merger or consolidation;
     (III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (a) Indebtedness permitted under clauses (7) and (8) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock
          and Preferred Stock” or (b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or
     (IV) make any Restricted Investment
          (all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereof) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
     (1) no Default shall have occurred and be continuing or would occur as a consequence thereof;
     (2) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (7), (9) and (14) (to the extent not deducted in calculating Consolidated Net Income) of the next succeeding paragraph, but excluding all other

Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):
     (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus
     (b) 100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Company since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:
     (i) (A) Equity Interests of the Company, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:
          (x) Equity Interests to employees, directors or consultants of the Company, any direct or indirect parent company of the Company and the Company’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and
          (y) Designated Preferred Stock; and
     (B) to the extent such net cash proceeds are actually contributed to the Company as equity (other than Disqualified Stock), Equity Interests of any of the Company’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or
     (ii) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;
provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Company (or any direct or indirect parent company) sold to a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus
     (c) 100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Company (other than Disqualified Stock) following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, (ii) contributions from a Restricted Subsidiary, (iii) any Excluded Contribution, (iv) any Refunding Capital Stock or (v) any Designated Preferred Stock); plus
     (d) 100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Company or any Restricted Subsidiary by means of:

     (i) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or its Restricted Subsidiaries, in each case after the Issue Date; or
     (ii) the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a distribution or dividend from an Unrestricted Subsidiary, in each case, after the Issue Date; plus
     (e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value (as determined in good faith by the Company, provided that if such fair market value may exceed $25.0 million, such determination shall be made by the board of directors of the Company and evidenced by a board resolution) of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.
The foregoing provisions will not prohibit:
     (1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the irrevocable redemption notice, as applicable, if at the date of declaration or notice such payment would have complied with the provisions of the Indenture;
     (2) (a) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company or any direct or indirect parent company of the Company to the extent contributed to the Company (in each case, other than any Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Company) in an aggregate amount no greater than the aggregate amount per year of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;
     (3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or a Subsidiary Guarantor made in exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, which is incurred in compliance with “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:
     (a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium to be paid, defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness;

     (b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;
     (c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and
     (d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;
     (4) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Company, any of its Restricted Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, including any Equity Interests rolled over by management, directors, or employees of the Company in connection with the Transaction, (x) upon the death or disability of such employee, director or consultant or (y) upon the resignation or other termination of employment of such employee, director or consultant; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent corporation of the Company) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year (which shall increase to $35.0 million subsequent to the consummation of an underwritten public Equity Offering by the Company or any direct or indirect parent of the Company)); provided further that such amount in any calendar year may be increased by an amount not to exceed:
     (a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus
     (b) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less
     (c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);
and provided further that (i) cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from members of management of the Company, any of the Company’s direct or indirect parent companies or any of the Company’s Subsidiaries in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;
     (5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries and of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “— Limitation on Incurrence of

Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;
          (6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date;
     (b) the declaration and payment of dividends to a direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Company from the sale of such Designated Preferred Stock; or
     (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;
provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Company and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;
          (7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (x) $20.0 million and (y) 2.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
          (8) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;
          (9) the declaration and payment of dividends on the Company’s common stock (or payments of dividends to any direct or indirect parent entity to fund payments of dividends on such entity’s common stock), following the consummation of a public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;
          (10) Restricted Payments that are made (a) in an amount equal to the amount of Excluded Contributions previously received or (b) without duplication with clause (a), from the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions from the Sponsor;
          (11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed (x) $40.0 million and (y) 2.50% of Total Assets at the time made;
          (12) distributions or payments of Receivables Fees or any payments in connection with a Factoring Program;

     (13) any Restricted Payment made as part of the Transaction (including payments made after the Issue Date in respect of long-term incentive plans, tax gross-ups or in respect of any employment agreement entered into with officers of the Company or any direct parent of the Company), and the fees and expenses related thereto, or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent of the Company to permit payment by such parent of such amounts), in each case to the extent permitted by (or, in the case of a dividend to fund such payment, to the extent such payment, if made by the Company, would be permitted by) the covenant described under “— Transactions with Affiliates”;
     (14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in accordance with the provisions similar to those described under the captions “Repurchase at the Option of Holders — Change of Control” and “Repurchase at the Option of Holders — Asset Sales”; provided that all Notes tendered in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have first been repurchased, redeemed or acquired for value;
     (15) the declaration and payment of dividends by the Company to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent companies to pay, in each case, without duplication:
     (a) franchise and excise taxes and other fees, taxes and expenses, in each case to the extent required to maintain their corporate existence;
     (b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;
     (c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Restricted Subsidiaries;
     (d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Restricted Subsidiaries; and
     (e) fees and expenses related to any unsuccessful equity or debt offering of such parent entity; and
     (16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11) and (16), no Default shall have occurred and be continuing or would occur as a consequence thereof.
          As of the date of this prospectus, all of the Company’s Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a

Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clauses (7), (10) or (11) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investment,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.
     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock
          The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and subject to the second provision in this paragraph, any of its Restricted Subsidiaries may incur indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to this paragraph if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred or issued pursuant to this paragraph would exceed $50.0 million.
          The foregoing limitations will not apply to:
     (1) the incurrence of Indebtedness pursuant to Credit Facilities by the Company or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any one time outstanding not to exceed the greater of (x) $75.0 million and (y) the Borrowing Base;
     (2) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness under the Notes (including Guarantees thereof) (other than any Additional Notes) and any notes (including Guarantees thereof) issued in exchange for the Notes pursuant to a registration rights agreement;
     (3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));
     (4) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by the Company or any of its Restricted Subsidiaries, and Preferred Stock issued by any of the Company’s Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment (other than software) that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount at the date of such incurrence (including all Refinancing Indebtedness Incurred to refinance any other Indebtedness incurred pursuant to this clause (4)) not to exceed the greater of (x) $40.0 million and (y) 4.0% of Total Assets; provided, however, that such Indebtedness exists at the date of such purchase or transaction or is created within 365 (for the avoidance of doubt, the purchase date for any asset shall be the later of the date of completion of installation and the beginning of the full productive use of such asset) days thereafter (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (4) shall cease to be deemed incurred or outstanding for purposes of this clause (4) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such

Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (4));
     (5) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
     (6) Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6));
     (7) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be deemed to be subordinated in right of payment to the Notes unless the terms of such Indebtedness expressly provide otherwise (in which case such Indebtedness shall not be permitted by this clause); provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in the Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;
     (8) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall be deemed to be subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor unless the terms of such Indebtedness expressly provide otherwise (in which case such Indebtedness shall not be permitted by this clause); provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Indebtedness being held by a person other than the Company or a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause;
     (9) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause;
     (10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred pursuant to “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;
     (11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

     (12) (a) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock, Designated Preferred Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “— Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “— Limitation on Restricted Payments” or to make Permitted Investments specified in clauses (10), (12), (14), (16), (17) or (18) of the definition thereof and (b) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), does not at any one time outstanding exceed the greater of (x) $75.0 million and (y) 5.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (12)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (12)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));
     (13) the incurrence or issuance by the Company or any Restricted Subsidiary of Indebtedness or Disqualified Stock, and the issuance by any Restricted Subsidiary of Preferred Stock, in each case which serves to refund, refinance, replace, renew, extend or defease any Indebtedness, Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary incurred as permitted under the first paragraph of this covenant and clauses (2), (3), (4) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock previously issued to so refund, refinance, replace, renew, extend or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
     (a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, renewed, extended or defeased,
     (b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and
     (c) shall not include (i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness or Disqualified Stock of the Company, (ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Company that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor, or (iii) Indebtedness or Disqualified Stock of the Company or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
provided further, that subclause (a) of this clause (13) will not apply to any refunding or refinancing of any Secured Indebtedness;

     (14) (x) Indebtedness or Disqualified Stock of the Company and Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or (y) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of (x) and (y) after giving effect to such acquisition or merger, either (a) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or (b) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries is greater than immediately prior to such acquisition or merger; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors incurred or issued pursuant to this clause (14) shall not exceed $50.0 million;
     (15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;
     (16) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;
     (17) (a) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or
     (b) any guarantee by a Restricted Subsidiary of Indebtedness of the Company; provided that such guarantee is incurred in accordance with the covenant described below under “— Future Guarantees”;
     (18) Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (18), the greater of (x) $50.0 million and (y) 8.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Company’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (18));
     (19) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;
     (20) Indebtedness consisting of Indebtedness issued by the Company or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under the heading “— Limitation on Restricted Payments”;
     (21) Indebtedness consisting of cash management services incurred in the ordinary course of business;
     (22) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
     (23) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Company and its Restricted

Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Company and its Restricted Subsidiaries; and
     (24) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business.
          For purposes of determining compliance with this covenant:
     (1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (24) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; and
     (2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above; provided that all Indebtedness outstanding under the ABL Facility on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph.
          Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional Disqualified Stock or Preferred Stock, as applicable, will in each case not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.
          For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness.
          The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
          The Indenture provides that the Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.
          The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

     Liens
          The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee of the Company or any Subsidiary Guarantor (any such Lien, the “Initial Lien”), on any asset or property of the Company or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom except, in the case of any asset or property that does not constitute Collateral, any Initial Lien if the Notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien.
          Any Lien created for the benefit of the Holders of the Notes pursuant to the last clause of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.
     Merger, Consolidation or Sale of All or Substantially All Assets
          Company. The Company may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s properties or assets, in one or more related transactions, to any Person unless:
     (1) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership (including a limited partnership), trust or limited liability company organized or existing under the laws of the jurisdiction of organization of the Company or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation, a co-obligor of the Notes is a corporation;
     (2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Notes and the Collateral Documents, pursuant to supplemental indentures or other documents or instruments, and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Company continues to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement;
     (3) immediately after such transaction, no Default exists;
     (4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,
     (a) the Company or the Successor Company, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or
     (b) the Fixed Charge Coverage Ratio for the Company (or, if applicable, the Successor Company) and its Restricted Subsidiaries would be greater than such Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;
     (5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case subclause (b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the

Notes, the Collateral Documents and the Registration Rights Agreement if the exchange offer contemplated therein has not been consummated or if the Company continues to have an obligation to file or maintain the effectiveness of a shelf registration statement as provided under such agreement;
     (6) the Company (or, if applicable, the Successor Company) shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;
     (7) the Collateral transferred to the Successor Company will (a) continue to constitute Collateral under the Indenture and the Collateral Documents with the same relative priorities as existed immediately prior to such transaction, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders of the Notes, and (c) not be subject to any Lien, other than Liens permitted by the terms of the Indenture; and
     (8) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Company are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Company will take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture.
          The Successor Company will succeed to, and be substituted for the Company, as the case may be, under the Indenture, the Guarantees, the Notes, the Collateral Documents and the Registration Rights Agreement, as applicable. Notwithstanding the foregoing clauses (3) and (4),
     (1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or a Subsidiary Guarantor, and
     (2) the Company may merge with an Affiliate of the Company, as the case may be, solely for the purpose of reincorporating the Company in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.
          Subsidiary Guarantors. Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:
     (1) (a) such Guarantor is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, trust or limited liability company organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);
     (b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture, such Guarantor’s related Guarantee and the Collateral Documents pursuant to supplemental indentures or other documents or instruments;
     (c) immediately after such transaction, no Default or Event of Default exists;
     (d) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture;

     (e) the Collateral transferred to the Successor Person will (a) continue to constitute Collateral under the Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the trustee for the benefit of the Holders of the Notes with the same relative priorities as existed immediately prior to such transaction, and (c) not be subject to any Lien, other than Liens permitted by the terms of the Indenture; and
     (f) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture; or
     (2) the transaction is made in compliance with the covenant described under “Repurchase at the Option of Holders — Asset Sales.”
          Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company, (ii) merge with an Affiliate of the Company solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, in each case without regard to the requirements set forth in the preceding paragraph.
     Transactions with Affiliates
          The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend, any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless:
     (1) such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and
     (2) the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $20.0 million, a resolution adopted by the majority of the board of directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.
          The foregoing provisions will not apply to the following:
     (1) transactions between or among the Company or any of its Restricted Subsidiaries;
     (2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “— Limitation on Restricted Payments” and the definition of “Permitted Investment”;
     (3) the payment of management, consulting, monitoring and advisory fees and related expenses to the Investors pursuant to the Sponsor Management Agreement (plus any unpaid management, consulting, monitoring and advisory fees and related expenses within such amount accrued in any prior year) and the termination fees pursuant to the Sponsor Management Agreement, in each case, pursuant to the terms of the Sponsor Management Agreement as in effect on the Issue Date or pursuant to any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the Sponsor Management Agreement in effect on the Issue Date);
     (4) the payment of reasonable and customary fees paid to, and indemnities provided for the benefit of, former, current or future officers, directors, employees or consultants of the Company, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;
     (5) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that such terms are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;
     (6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);
     (7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders when taken as a whole;
     (8) the Transaction and the payment of all fees and expenses related to the Transaction;
     (9) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Company and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
     (10) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, officer, employee or consultant of the Company or its direct or indirect parent entities or its Restricted Subsidiaries;
     (11) sales of accounts receivable, or participations therein, in connection with any Receivables Facility or Factoring Program;
     (12) payments by the Company or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Company in good faith;
     (13) payments or loans (or cancellation of loans) to employees or consultants of the Company, any of its direct or indirect parent entities or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Company in good faith;
     (14) investments by the Investors in securities of the Company or any of its Restricted Subsidiaries (and the payment of reasonable out-of-pocket expenses incurred by the Investors in connection therewith) so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;
     (15) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and
     (16) any transaction with a joint venture which would constitute an Affiliate Transaction solely because the Company or its Restricted Subsidiary owns an equity interest or otherwise controls such joint venture or similar entity.
     Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
          The Company will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:
     (1) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
          (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;
     (2) make loans or advances to the Company or any of its Restricted Subsidiaries; or
     (3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except (in each case) for such encumbrances or restrictions existing under or by reason of:
     (a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility and the related documentation and Hedging Obligations and any related documentation;
     (b) the Indenture, the Notes and the Guarantees thereof;
     (c) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above on the property so acquired;
     (d) applicable law or any applicable rule, regulation or order;
     (e) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;
     (f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
     (g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “— Limitation on Incurrence of Indebtedness and Issuance of

Disqualified Stock and Preferred Stock” and “— Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
     (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (j) customary provisions in joint venture agreements and other similar agreements or arrangements relating solely to such joint venture;
     (k) customary provisions contained in leases, licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;
     (l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
     (m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Company are necessary or advisable to effect the transactions contemplated under such Receivables Facility.
     Future Guarantees
          If (i) the Company or any of its Wholly-Owned Domestic Restricted Subsidiaries organizes or acquires any Wholly-Owned Domestic Restricted Subsidiary (other than (x) any Receivables Subsidiary, (y) any Captive Insurance Subsidiary and (z) a Wholly-Owned Domestic Restricted Subsidiary if the book value of such Wholly-Owned Domestic Restricted Subsidiary’s total assets, when taken together with the aggregate book value of the total assets of all other Wholly-Owned Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, as of the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available prior to such date, does not exceed in the aggregate $10.0 million (“an Immaterial Domestic Subsidiary”)), or transfers assets to or makes an Investment in an Immaterial Domestic Subsidiary such that it ceases to be an Immaterial Domestic Subsidiary, then such Wholly-Owned Domestic Restricted Subsidiary or (ii) any Wholly-Owned Subsidiary that is a Restricted Subsidiary (and any non-Wholly-Owned Subsidiary that is a Restricted Subsidiary if such non-Wholly-Owned Subsidiary guarantees other capital markets debt securities), other than a Subsidiary Guarantor or a Foreign Subsidiary guaranteeing Indebtedness of another Foreign Subsidiary, guarantees the payment of any Indebtedness of the Company or any other Subsidiary Guarantor then such Restricted Subsidiary, in each case, shall:
     (1) within 30 days execute and deliver a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary; and with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor described in clause (ii) above:
     (a) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such

Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Subsidiary Guarantor’s Guarantee; and
     (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and
     (2) within 30 days execute and deliver a joinder agreement to the Collateral Documents providing for a pledge of its assets as Collateral for the Notes to the same extent as set forth in the Indenture and the Collateral Documents;
provided that clause (ii) above of this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
          In addition, for purposes of clause (i) of the first paragraph above, to the extent that the aggregate book value of the total assets of the Company’s non-Guarantor Wholly-Owned Domestic Restricted Subsidiaries (excluding Receivables Subsidiary) as of the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available prior to the date of the applicable organization, acquisition, transfer of assets to or investment in a non-Guarantor Wholly-Owned Domestic Restricted Subsidiary, exceeds $10.0 million, then, within 30 days of such date, the Company shall cause one or more of such non-Guarantor Wholly-Owned Domestic Restricted Subsidiaries to similarly execute a supplemental indenture and such additional and/or supplemental Collateral Documents such that the collective book value of the total assets of all remaining non-Guarantor Wholly-Owned Domestic Restricted Subsidiaries does not exceed $10.0 million.
     Events of Loss
          Subject to the Intercreditor Agreement and the other Collateral Documents, in the case of an Event of Loss with respect to any Notes Collateral, the Company or the affected Restricted Subsidiary, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 450 days after receipt, at its option to:
     (1) permanently reduce the Tranche 2 Sub-Facility and/or Obligations under the Notes and any other Additional Parity Debt in accordance with paragraph (1)(a) of the second paragraph under “Repurchase at the Option of Holders — Asset Sales”;
     (2) rebuild, repair, replace or construct improvements to the affected property or facility (or enter into a binding agreement to do so, provided that (x) such rebuilding, repair, replacement or construction has been completed within the later of (i) 450 days after the receipt of the Net Loss Proceeds and (ii) six months after the date of such binding agreement and (y) if such rebuilding, repair, replacement or construction is not consummated within the period set forth in subclause (x), the Net Loss Proceeds not so applied will be deemed to be Excess Loss Proceeds (as defined below)); or
     (3) invest in assets and properties as described in clauses (2) and (3) of the second paragraph under “Repurchase at the Option of Holders — Asset Sales,” substituting the term “Event of Loss” for the term “Asset Sale,” the term “Net Loss Proceeds” for the term “Net Proceeds” and the term “Excess Loss Proceeds” for the term “Excess Proceeds.”
In the case of clause (2) or (3) above, any replacement assets or property shall be pledged as Notes Collateral, in accordance with the Collateral Documents and otherwise in compliance with the provisions in the Indenture governing After-Acquired Property.
          Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the prior paragraph will be deemed to constitute “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $25.0 million, the Company will make an offer (a “Loss Proceeds Offer”) to all Holders of the

Notes and to any holders of Additional Parity Debt to the extent required by the terms thereof to purchase the maximum principal amount of Notes and such Additional Parity Debt that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to the date of purchase and in the case of any Additional Parity Debt at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any. If any Excess Loss Proceeds remain after consummation or expiration of a Loss Proceeds Offer, such Excess Loss Proceeds may be used for any purpose not otherwise prohibited by the Indenture; provided that any such remaining Net Loss Proceeds shall remain subject to the Lien of the Security Documents. If the aggregate principal amount of the Notes tendered into such Loss Proceeds Offer exceeds the amount of Excess Loss Proceeds, then such Notes and any Additional Parity Debt will be purchased on a pro rata basis based on the accreted value or principal amount of such Notes and such Additional Parity Debt tendered (and the Trustee will select the tendered Notes of tendering holders on a pro rata basis based on the amount of Notes tendered). The Company may satisfy the foregoing obligations with respect to any Net Loss Proceeds from an Event of Loss by making a Loss Proceeds Offer with respect to such Net Loss Proceeds prior to the expiration of the relevant 450 days or with respect to Net Loss Proceeds of $25.0 million or less.
          The Indenture provides that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Loss Proceeds Offer.
     After-Acquired Property
          Promptly following the acquisition by the Company or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described under “— Security for the Notes — Notes Collateral,” “— Security for the Notes — ABL Collateral,” “— Security for the Notes — Excluded Assets” and “— Security for the Notes — Limitations on Stock Collateral”) the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements and certificates and opinions of counsel as shall be reasonably necessary to vest in the Notes Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of the Indenture relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.
     Reports and Other Information
          Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture requires the Company to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,
     (1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;
     (2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and
     (3) promptly from time to time after the occurrence of a material event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form;
in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Company shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 15 days after the time the Company would be required to file such information with the SEC, if it were subject to Section 13 or 15(d) of the Exchange Act. In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
          The Indenture permits the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to Parent (or any parent entity of Parent) as long as Parent (or any such parent entity of Parent) provides a Guarantee of the Notes; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent (or such parent entity, as the case may be), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand.
          Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement (but in no event later than the date specified in the Registration Rights Agreement and described under “The Exchange Offer” in this prospectus by which the exchange offer for the Notes must be consummated) (1) by the filing with the SEC of the exchange offer registration statement or shelf registration statement (or any other registration statement), and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in this prospectus, or (2) by posting reports that would be required to be filed by the first paragraph of this covenant substantially in the form required by the SEC on the Company’s website (or on the website of any of its parent companies) or providing such reports to the Trustee, with financial information that satisfies Regulation S-X of the Securities Act, subject to exceptions consistent with the presentation of financial information in the offering memorandum distributed in connection with the private offering of the outstanding notes, to the extent filed or posted within the times specified above.
          Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of the Indenture, including without limitation clause (3) under “Events of Default and Remedies,” until at least 90 days after the date any report hereunder is due.
     Further Assurances
          The Company and the Subsidiary Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral. In addition, from time to time, the Company and each Subsidiary Guarantor will reasonably promptly secure the obligations under the Indenture and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Trustee.
     Events of Default and Remedies
          The Indenture provides that each of the following is an Event of Default:
     (1) default in payment when due and payable (whether at maturity, upon redemption, acceleration or otherwise) of principal of, or premium, if any, on the Notes;
     (2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;
     (3) failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes to comply with any of its other obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture, the Notes or the Collateral Documents;
     (4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:
     (a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
     (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;
     (5) failure by the Company or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;
     (6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary;
     (7) the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary, as the case may be, denies in writing that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture; or
     (8) any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Collateral Documents is declared null and void or the Company or any Restricted Subsidiary denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of the Indenture or the terms of the Collateral Documents); provided that if a failure of the sort described in this clause (8) is susceptible of cure, no Event of Default shall arise under this clause (8) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes.
          If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the holders of not less than 25% of the aggregate principal amount of all then outstanding Notes may (subject to the terms and conditions of the Intercreditor Agreement) declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
          Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the judgment of the Trustee acceleration is not in the interest of the Holders of the Notes.
          The Indenture provides that the Holders of a majority of the aggregate principal amount of all then outstanding Notes, by notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture or the Collateral Documents except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder and rescind any acceleration with respect to the Notes and its consequences (provided such rescission would not conflict with any judgment of a court of competent jurisdiction).
          In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:
     (1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;
     (2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or
     (3) the default that is the basis for such Event of Default has been cured.
          Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless, subject to the provisions of the Intercreditor Agreement:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) holders of at least 25% in the aggregate principal amount of all then outstanding Notes have requested the Trustee to pursue the remedy;
     (3) Holders of the Notes have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and
     (5) holders of a majority in principal amount of all then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
          Subject to certain restrictions contained in the Indenture and the Intercreditor Agreement, the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

          The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 30 days of becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.
          In addition to acceleration of maturity of the Notes, if an Event of Default occurs and is continuing, the Trustee or the Notes Collateral Agent, as applicable, subject to the provisions contained in the Intercreditor Agreement, will have the right to exercise remedies with respect to the Collateral, such as foreclosure, as are available under the Indenture, the Collateral Documents and at law.
No Personal Liability of Directors, Officers, Employees and Stockholders
          No director, officer, employee, incorporator or stockholder of the Company or any Guarantor or any of their parent companies shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees, the Indenture or the Collateral Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting the Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.
Legal Defeasance and Covenant Defeasance
          The Obligations of the Company and the Guarantors with respect to the Notes under the Indenture, the Notes, the Guarantees and the Collateral Documents, as the case may be, will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Company may, at its option and at any time, elect to have all of its Obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:
     (1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;
     (2) the Company’s Obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
     (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and
     (4) the Legal Defeasance provisions of the Indenture.
          In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.
          In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:
     (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such

Notes and the Company must specify whether such Notes are being defeased to maturity or to a particular redemption date;
     (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,
     (a) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or
     (b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default (other than that resulting from borrowing funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
     (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the ABL Facility or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than that resulting with respect to any Indebtedness being defeased from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens in connection therewith);
     (6) the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Guarantor or others; and
     (7) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.
Satisfaction and Discharge
          The Indenture will be discharged and will cease to be of further effect as to all Notes, when:
     (1) either

     (a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
     (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
     (2) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar or simultaneous deposit relating to other Indebtedness and the granting of liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the ABL Facility or any other material agreement or instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar deposit relating to other Indebtedness and the granting of liens in connection therewith);
     (3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and
     (4) the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
          In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Amendment, Supplement and Waiver
          Except as provided below, the Indenture, any Guarantee, the Notes and the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and any existing Default or compliance with any provision of the Indenture, the
          Notes issued thereunder or any Collateral Document may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding, other than Notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).
          The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:
     (1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (for the avoidance of doubt, the provisions relating to the covenants described above under the headings “Repurchase at the Option of Holders” and “— Certain Covenants — Events of Loss” are not redemptions of Notes);
     (3) reduce the rate of or change the time for payment of interest on any Note (other than with respect to Additional Interest);
     (4) (A) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of all then outstanding Notes, and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee which cannot be amended or modified without the consent of all Holders;
     (5) make any Note payable in money other than U.S. dollars;
     (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest (other than Additional Interest);
     (7) make any change in these amendment and waiver provisions;
     (8) impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or the Subsidiary Guarantees;
     (9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or
     (10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders of the Notes.
          In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in the Indenture dealing with the Collateral or the Collateral Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Collateral Documents (except as permitted by the terms of the Indenture and the Collateral Documents) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Collateral Document or the provisions in the Indenture dealing with the Collateral or the Collateral Documents or the application of proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture and the Collateral Document.
          Notwithstanding the foregoing, the Company, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party), the Notes Collateral Agent (to the extent applicable) and the Trustee may amend or supplement the Indenture, the Collateral Documents and any Guarantee or Notes without the consent of any Holder:
     (1) to cure any ambiguity, omission, mistake, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to comply with the covenant relating to mergers, consolidations and sales of assets;
     (4) to provide for the assumption of the Company’s or any Guarantor’s obligations to the Holders;
     (5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

     (6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;
     (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
     (8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;
     (9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;
     (10) to provide for the issuance of Additional Notes in accordance with the Indenture and to secure additional Note Obligations, if any;
     (11) to add a Guarantor under the Indenture or to release a Guarantor in accordance with the terms of the Indenture;
     (12) to conform the text of the Indenture, Guarantees or the Notes to any provisions of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes;
     (13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;
     (14) to provide for the succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the ABL Facility or any other agreement that is not prohibited by the Indenture;
     (15) to provide for the release or addition of Collateral or Guarantees in accordance with the terms of the Indenture and the Collateral Documents;
     (16) to provide for the issuance of the Notes in a manner consistent with the terms of the Indenture;
     (17) to provide for the succession of the Trustee as collateral agent under the Indenture, the Intercreditor Agreement and the Collateral Documents; or
     (18) to secure any Additional Parity Debt to the extent permitted by the Indenture.
          In addition, the Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the obligations under the ABL Facility, to the extent applicable to the ABL Collateral, will also apply automatically to the comparable Collateral Documents with respect to the Holders’ interest in the ABL Collateral. The Intercreditor Agreement has a similar provision regarding the effect of any amendment, waiver or consent to any of the Collateral Documents, to the extent applicable to the Notes Collateral, on the corresponding collateral documents with respect to any obligations under the ABL Facility.
          The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices
          Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.
Concerning the Trustee
          The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.
          The Indenture provides that the Holders of a majority in principal amount of all then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Governing Law
          The Indenture, the Notes and any Guarantee are or will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
          Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.
          “ABL Collateral” has the meaning set forth in “Security for the Notes — ABL Collateral.”
          “ABL Collateral Agent” means Citibank, N.A. and any successor under the ABL Facility, or if there is no ABL Facility, the “ABL Collateral Agent” designated pursuant to the terms of the ABL Lenders Debt.
          “ABL Facility” means the Credit Facility, dated as of the Issue Date, by and among Parent, the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder and Citibank, N.A., as Administrative Agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and Barclays Capital Inc. and RBC Capital Markets, LLC, as co-documentation agents, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).
          “ABL Lenders Debt” means (i) any Indebtedness outstanding from time to time under the ABL Facility, (ii) any Indebtedness which has a senior priority security interest relative to the Notes in the ABL Collateral, (iii) all obligations with respect to such Indebtedness and any Hedging Obligations directly related to any ABL

Lenders Debt entered into with any lender (or its affiliates) under the ABL Facility and (iv) all Bank Products entered into with any lender (or its affiliates) under the ABL Facility.
          “Acquired Indebtedness” means, with respect to any specified Person,
     (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Acquisition” means the acquisition of the Company by the Investors and the related transactions contemplated by the Transaction Agreement.
          “Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.
          “Additional Parity Debt” means the Additional Notes, the Tranche 2 Sub-Facility and any additional Secured Indebtedness that is ranked pari passu with the Notes and is permitted to be incurred pursuant to the terms of the Indenture; provided that (i) the representative of such Additional Parity Debt executes a joinder agreement to the Collateral Agency Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as “Additional Parity Debt” thereunder.
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
          “After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Company or a Guarantor from another Guarantor, which in each case constitutes Collateral as defined in the Indenture.
          “Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:
     (1) 1.0% of the principal amount of such Note; and
     (2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at February 1, 2015 (each such redemption price being set forth in the table appearing above under the heading “Optional Redemption”), plus (ii) all required interest payments due on such Note through February 1, 2015 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.
          “Asset Sale” means:
     (1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Company or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

     (2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;
in each case, other than:
     (a) any disposition of Cash Equivalents or Investment Grade Securities or surplus, obsolete or worn-out equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business or any disposition of ABL Collateral;
     (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to, the provisions described above under “Certain Covenants — Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;
     (c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “Certain Covenants — Limitation on Restricted Payments” or under the definition of “Permitted Investment”;
     (d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $10.0 million;
     (e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to another Restricted Subsidiary of the Company;
     (f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
     (g) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
     (h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
     (i) foreclosures, condemnations or any similar action on assets or the granting of Liens not prohibited by the indenture;
     (j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility and any transactions in connection with the Factoring Program;
     (k) any financing transaction with respect to the acquisition or construction of property by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;
     (l) the licensing and sub-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice;
     (m) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable; and

     (n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business.
          “Asset Sale Offer” has the meaning set forth in the fourth paragraph under “Repurchase at the Option of Holders — Asset Sales.”
          “Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.
          “board of directors” means with respect to a corporation, the board of directors of the corporation, and with respect to any other Person, the board or committee of such Person, or board of directors of the general partner or general manager of such Person serving a similar function.
          “Borrowing Base” means, as of any date, an amount equal to:
     (1) 85% of the book value of all net accounts receivable owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; plus
     (2) 70% of the book value of all net inventory owned by the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;
all calculated on a consolidated basis and in accordance with GAAP.
          “Business Day” means each day which is not a Legal Holiday.
          “Calculation Date” means the date on which the event for which the calculation of the Senior Secured Leverage Ratio or the Fixed Charge Coverage Ratio, as applicable, shall occur.
          “Capital Stock” means:
     (1) in the case of a corporation, corporate stock;
     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
          “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under the Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness; provided, further, that any obligations of the Company or its Restricted Subsidiaries under the Equipment Lease Agreement shall not be treated as Capitalized Lease Obligations or Indebtedness.
          “Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.
          “Captive Insurance Subsidiary” means (i) any Subsidiary established by the Company for the primary purpose of insuring the businesses or properties owned or operated by the Company or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.
          “Cash Equivalents” means:
     (1) United States dollars;
     (2) (a) €, or any national currency of any participating member state of the EMU; or
     (b) such local currencies held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;
     (3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government (or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government), with maturities of 24 months or less from the date of acquisition;
     (4) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;
     (5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;
     (6) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 24 months after the date of creation thereof;
     (7) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;
     (8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above;
     (9) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or Taxing Authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;
     (10) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and
     (11) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s.

          Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
          “Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.
          “Change of Control” means the occurrence of any of the following after the Issue Date:
     (1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or
     (2) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of the Company.
          “Collateral” means the Notes Collateral and the ABL Collateral.
          “Collateral Agency Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of the Issue Date, among the Company, each Subsidiary Guarantor, Wilmington Trust Company as Notes Collateral Agent, and Wilmington Trust Company as Trustee, and as it may be amended from time to time in accordance with the Indenture.
          “Collateral Documents” means, collectively, the security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Notes Collateral Agent and/or the Trustee (for the benefit of the Holders of Notes), the Collateral Agency Agreement and the Intercreditor Agreement, in each case as they may be amended from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.
          “Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.
          “Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.
          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees related to any Receivables Facility, amortization of intangible assets, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

     (1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, made (less net payments, if any, received) pursuant to interest rate Hedging Obligations with respect to Indebtedness and excluding (t) penalties and interest relating to taxes; (u) accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any outstanding Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) any Additional Interest and any “additional interest” with respect to other securities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus
     (2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
     (3) interest income for such period.
          For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
          “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,
     (1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to the Transaction); severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; other restructuring costs; and commercial service fees and public company costs not expected to continue after the Transactions shall be excluded,
     (2) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded,
     (3) any after-tax effect of income (loss) from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
     (4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,
     (5) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

     (6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants — Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
     (7) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Restricted Subsidiaries) in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill and other intangible assets and in process research and development, deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transaction or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
     (8) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,
     (9) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
     (10) any non-cash compensation or similar charge or expense or reduction of revenue, including any such charge or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management, other employees or business partners of Parent or the Company or any of their direct or indirect parent companies or subsidiaries shall be excluded,
     (11) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, disposition, recapitalization, Investment, Asset Sale, issuance, repayment or amendment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction including, without limitation, any non-cash expenses or charges recorded in accordance with GAAP relating to equity interests issued to non-employees in exchange for services provided in connection with any acquisition or business arrangement (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) shall be excluded,
     (12) accruals and reserves that are established or adjusted within twelve months of the Issue Date that are so required to be established or adjusted as a result of the Transaction in accordance with GAAP or changes as a result of a modification of accounting policies shall be excluded, and
     (13) the following items shall be excluded:
     (a) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of ASC 815 Derivatives and Hedging; and

     (b) foreign currency and other non-operating gain or loss and foreign currency gain (loss) included in other operating expenses including any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
          In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.
          Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) of the first paragraph thereof.
          “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,
     (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,
     (2) to advance or supply funds
     (a) for the purchase or payment of any such primary obligation, or
     (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
     (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
          “Credit Facilities” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Facility, or other financing arrangements (including, without limitation, commercial paper facilities or indentures), providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

          “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
          “Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
          “Designated Preferred Stock” means Preferred Stock of the Company or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Company or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “Certain Covenants — Limitation on Restricted Payments” covenant.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the maturity date of the Notes; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
          “Domestic Restricted Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof, or the District of Columbia other than any such Restricted Subsidiary that is a Subsidiary of a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.
          “EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period
     (1) increased (without duplication) by the following, in each case (other than clauses (h), (j) and (k)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:
     (a) provision for taxes based on income or profits or capital gains, including, without limitation, state, franchise and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and foreign withholding taxes and penalties and interest relating to taxes of such Person paid or accrued during such period deducted and not added back in computing Consolidated Net Income; plus
     (b) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (z) thereof to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

     (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
     (d) the amount of any restructuring charges, integration costs, retention charges, stock option and any other equity-based compensation expenses, start-up or initial costs for any individual new production line, division or new line of business; or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, costs associated with establishing new facilities, deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions before or after the Issue Date and costs related to the closure and/or consolidation of facilities; plus
     (e) any other non-cash charges, including any write-offs or write-downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
     (f) income attributable to non-controlling interests in Subsidiaries to the extent deducted (and not added back) in such period in calculating Consolidated Net Income; plus
     (g) the amount of management, monitoring, consulting, customary transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period under the Sponsors Management Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants — Transactions with Affiliates” (and similar fees paid by the Company or its Affiliates to investors in the Company or its Affiliates prior to the Issue Date) and deducted (and not added back) in such period in computing Consolidated Net Income; plus
     (h) the amount of net cost savings, synergies and operating expense reductions projected by the Company in good faith to be realized as a result of actions initiated or to be initiated or taken on or prior to the date that is 12 months after the Issue Date or 12 months after the consummation of any acquisition, amalgamation, merger or operational change or other action, plan or transaction and prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and quantifiable, (y) no cost savings shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges relating to such cost savings that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing “EBITDA” for such period and (z) the aggregate amount added back pursuant to this clause (i) included in any four quarter period shall not exceed the greater of $20.0 million and 10.0% of EBITDA for such four quarter period; provided, further, that the adjustments pursuant to this clause (h) may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio;” plus
     (i) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Equity Interests of the Company (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments”; plus

     (j) (i) lease expense for the use of land, building and equipment of Tesalca-99, S.A. and Texnovo, S.A. in connection with the purchase of certain assets by the Company as of November 30, 2009 (the “Tesalca-Texnovo Acquisition”); (ii) losses incurred as a result of the Tesalca-Texnovo Acquisition for the period from November 30, 2009 through January 2, 2010; and (iii) the annualized EBITDA attributable to each of Tesalca-99, S.A. and Texnovo, S.A. after giving effect to the Tesalca-Texnovo Acquisition; plus
     (k) annualized incremental EBITDA contribution of the Company’s spunmelt lines in San Luis Potosi, Mexico and Cali, Colombia, in each case, based on the actual run-rate performance for the third quarter of 2010;
     (2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period.
          “EMU” means economic and monetary union as contemplated in the Treaty on European Union.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
          “Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company (excluding Disqualified Stock) or any of its direct or indirect parent companies to the extent contributed to the Company as equity (other than Disqualified Stock), other than:
     (1) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-8;
     (2) issuances to any Subsidiary of the Company; and
     (3) any such public or private sale that constitutes an Excluded Contribution.
          “Equipment Lease Agreement” means, collectively, that certain equipment lease agreement, dated June 24, 2010, between Chicopee, Inc. and Gossamer Holdings, LLC, and the related construction agency agreement, guarantees and other documentation, as amended and/or restated from time to time.
          “€” means the single currency of participating member states of the EMU.
          “Event of Loss” means, with respect to any Collateral, any (1) Casualty of such Collateral, (2) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such Collateral) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of $10.0 million.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Contract” means at any date any rights or interest of the Company or any Guarantor in any assets or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Company or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or would terminate because of an assignment thereof or a grant of a security interest therein by the Company or a Guarantor; provided that:
          (i) rights under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral. For the avoidance of doubt, the Equipment Lease Agreement and all assets subject thereto shall constitute an “Excluded Contract” for all purposes of the Indenture and the Notes.
          “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from
     (1) contributions to its common equity capital, and
     (2) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,
in each case after the Issue Date and in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants — Limitation on Restricted Payments.”
          “Excluded Equipment” means at any date any equipment or other assets of the Company or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not Parent, the Company or a Subsidiary contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation prohibits, or requires any consent or establishes any other conditions for or would result in the termination of such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Company or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Company or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation and attachments thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations secured by such assets.
          “Factoring Program” means any agreements or facilities entered into by the Company or any of its Subsidiaries for the purpose of factoring its receivables or payables for cash distribution.
          “fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith.
          “Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
          For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis, assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.
          For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transaction) or any other transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (and may include, for the avoidance of doubt and without duplication, cost savings, synergies and operating expense resulting from such Investment, acquisition, disposition, merger or consolidation (including the Transaction) or other transaction, in each case calculated in the manner described in the definition of “EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.
          “Fixed Charges” means, with respect to any Person for any period, the sum of:
     (1) Consolidated Interest Expense of such Person for such period;
     (2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and
     (3) all cash dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.
          “Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date.
          “Government Securities” means securities that are:
     (1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or
     (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).
          “guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.
          “Guarantee” means the guarantee by any Guarantor of the Company’s Obligations under the Indenture and the Notes.
          “Guarantor” means each Subsidiary Guarantor and any other Person that becomes a Guarantor in accordance with the terms of the Indenture.
          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, commodity or currency risks either generally or under specific contingencies.
          “Holder” means the Person in whose name a Note is registered on the registrar’s books. “Indebtedness” means, with respect to any Person, without duplication:
     (1) any indebtedness of such Person, whether or not contingent:
     (a) in respect of borrowed money;
     (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);
     (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or
     (d) representing net obligations under any Hedging Obligations; if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise on, the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

     (3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;
provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) any obligations under or in respect of Receivables Facilities, Factoring Program, operating leases, or Sale and Lease-back Transactions (except any resulting Capitalized Lease Obligations).
          “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.
          “Initial Purchasers” means Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and RBC Capital Markets, LLC.
          “Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of the Issue Date, among the ABL Collateral Agent, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with the Indenture.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
          “Investment Grade Securities” means:
     (1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);
     (2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;
     (3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
     (4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
          “Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants — Limitation on Restricted Payments”:
     (1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

     (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less
     (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.
          “Investors” means The Blackstone Group and each of its Affiliates, but not including any of its or their portfolio companies.
          “Issue Date” means January 28, 2011.
          “Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.
          “Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
          “Merger” has the meaning set forth in the second paragraph under “General.”
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
          “Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents, (b) insurance proceeds, (c) Condemnation Awards or (d) damages awarded by any judgment, in each case received by the Company or any of its Restricted Subsidiaries from such Event of Loss, net of:
     (1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting and appraisal or insurance adjuster fees);
     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;
     (3) any repayment of Indebtedness that is secured by a Permitted Lien on the property or assets that are the subject of such Event of Loss and which Permitted Lien has priority over the Lien securing the Notes;
     (4) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon; and
     (5) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

          “Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash and Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders — Asset Sales”) and any deduction of appropriate amounts to be provided by the Company or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
          “Notes Collateral Agent” means Wilmington Trust Company, in its capacity as “Collateral Agent” under the Indenture, the Intercreditor Agreement, the Collateral Agency Agreement and the other Collateral Documents, and any successor thereto in such capacity.
          “Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
          “Officer” means the Chairman of the board of directors, the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or a Guarantor.
          “Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company or on behalf of a Guarantor by an Officer of such Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or any officer of such Guarantor that meets the requirements set forth in the Indenture.
          “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Subsidiary of the Company or the Trustee.
          “Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the “Repurchase at the Option of Holders — Asset Sales” covenant; provided further that the assets received are pledged as Collateral to the extent required by the Collateral Documents to the extent that the assets disposed of constituted Collateral.
          “Permitted Holders” means each of the Investors and members of management of the Company (or its direct or indirect parent or Subsidiary) on the Issue Date who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies.
          “Permitted Investment” means:

     (1) any Investment in the Company or any of its Restricted Subsidiaries;
     (2) any Investment in cash and Cash Equivalents or Investment Grade Securities;
     (3) any Investment by the Company or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:
     (a) such Person becomes a Restricted Subsidiary; or
     (b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;
     (4) any Investment in securities or other assets, including earnouts, not constituting cash and Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;
     (5) any Investment existing on the Issue Date;
     (6) any Investment acquired by the Company or any of its Restricted Subsidiaries:
     (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or
     (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (7) Hedging Obligations permitted under clause (10) of the second paragraph under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (8) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants — Limitations on Restricted Payments”;
     (9) guarantees of Indebtedness of the Company and any Restricted Subsidiary permitted under the covenant described in “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (10) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants— Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);
     (11) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

     (12) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (13) Investments relating to a Receivables Subsidiary or a Factoring Program that, in the good faith determination of the Company are necessary or advisable to effect any Receivables Facility or a Factoring Program or any transaction in connection therewith;
     (14) loans and advances to officers, directors and employees, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof;
     (15) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
     (16) Investments in joint ventures of the Company or any of its Restricted Subsidiaries existing on the Issue Date or created after the Issue Date in an aggregate amount not to exceed the greater of $20.0 million and 2.0% of Total Assets;
     (17) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (17) that are at that time outstanding, not to exceed the greater of $50.0 million and 3.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
     (18) advances to, or guarantees of Indebtedness of, employees not in excess of $5.0 million outstanding at any one time, in the aggregate; and
     (19) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary.
        “Permitted Liens” means, with respect to any Person:
     (1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
     (2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

     (3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;
     (4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
     (5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
     (6) Liens (including Liens on Collateral) securing Indebtedness permitted to be incurred pursuant to clauses (4), (10), (12)(b) and (18) of the second paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens securing Indebtedness permitted to be incurred pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;
     (7) Liens existing on the Issue Date;
     (8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;
     (9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by the Company or any of its Restricted Subsidiaries;
     (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
     (11) Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;
     (12) Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;
     (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

     (15) Liens in favor of the Company or any Subsidiary Guarantor;
     (16) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business to the Company’s clients;
     (17) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;
     (18) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;
     (19) deposits made in the ordinary course of business to secure liability to insurance carriers;
     (20) other Liens (including Liens on Collateral) securing obligations not to exceed $20.0 million at any one time outstanding;
     (21) Liens securing Indebtedness of any Foreign Subsidiary permitted to be incurred under the Indenture, to the extent such Liens relate only to the assets and properties of such Foreign Subsidiary;
     (22) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the heading “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;
     (23) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
     (24) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry;
     (25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;
     (26) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
     (27) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its

Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (28) Liens securing the Notes issued on the Issue Date and any exchange notes, if any, issued in exchange for Notes issued on the Issue Date pursuant to the registration rights agreement, and in each case, the Guarantees of such Notes and exchange notes;
     (29) Liens securing (x) Indebtedness and other obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was incurred pursuant to clause (1) of the second paragraph under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided, however, that, other than in the case of the Tranche 2 Sub-Facility, any Liens on Notes Collateral granted pursuant to this clause (x) shall be junior in priority to the Liens on such Notes Collateral granted in favor of the Notes Collateral Agent for the benefit of the Trustee and the Holders of the Notes pursuant to the Collateral Documents and the terms of such junior interest may be no more favorable to the beneficiaries thereof than the terms contained in the Intercreditor Agreement; and provided, further, that no Liens may be granted on any ABL Collateral (other than Excluded Assets) pursuant to this clause (x) unless the Notes are secured by a second-priority Lien that is junior in priority to the Liens on such collateral but senior in priority to any other Liens (other than other Permitted Liens) granted on such collateral and (y) obligations of the Company or any Subsidiary in respect of any Bank Products or Hedging Obligations provided by any lender, bookrunner with respect to any Credit Facility or any Affiliate of the foregoing (or any Person that was a lender or an Affiliate of a lender or bookrunner with respect to such Credit Facility at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations are provided were entered into) or is a party to such a Bank Product or Hedging Obligation as of the Issue Date;
     (30) (x) Liens securing any Indebtedness incurred pursuant to the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (including, without limitation, Indebtedness incurred under one or more Credit Facilities which constitutes Additional Parity Debt); provided that after giving pro forma effect to the granting of such Liens, the Senior Secured Leverage Ratio shall not exceed 4.5 to 1.00; provided further that, other than in the case of Additional Parity Debt (including, without limitation, Indebtedness incurred under one or more Credit Facilities which constitutes Additional Parity Debt), such Liens on Notes Collateral are junior in priority to the Liens granted to Holders of the Notes on a basis that is no more favorable to the holders of such Indebtedness than the provisions of the Intercreditor Agreement applicable to the holders of ABL Lenders Debt with respect to Notes Collateral and (y) Liens securing any Indebtedness incurred pursuant to the covenant described under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens on Collateral are junior in priority to the Lien granted to the Holders of the Notes on a basis that is no more favorable to the holders of such Indebtedness than the provisions of the Intercreditor Agreement applicable to the holders of ABL Lenders Debt with respect to Notes Collateral;
     (31) any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
     (32) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;
     (33) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder; and
     (34) Liens securing Additional Parity Debt, the proceeds of which will be used solely to refinance Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Sock and Preferred Stock.”

          For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
          “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.
          “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.
          “Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.
          “Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.
          “Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.
          “Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
          “Redemption Date” has the meaning set forth under “Optional Redemption.”
          “Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes, among the Company, the Subsidiary Guarantors and the Initial Purchasers, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Company and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
          “Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
          “Restricted Investment” means an Investment other than a Permitted Investment.
          “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

          “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Subsidiary Guarantor, as the case may be. For the avoidance of doubt, any Indebtedness of the Company or any Subsidiary Guarantor that is permitted to be incurred under the terms of the indenture shall constitute Senior Indebtedness for the purposes of the Indenture unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinate in right of payment to the Notes or any related Guarantee.
          “Senior Secured Leverage Ratio” means, as of the date of determination (the “Senior Secured Leverage Ratio Calculation Date”), the ratio of (a) the Secured Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) to (b) EBITDA of the Company and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available. For purposes of determining the “Senior Secured Leverage Ratio,” “EBITDA” shall be subject to the adjustments applicable to “EBITDA” as provided for in the definition of “Fixed Charge Coverage Ratio.”
          “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.
          “Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.
          “Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors and the Company and/or one of its direct or indirect parent companies.
          “Subordinated Indebtedness” means, with respect to the Notes,
     (1) any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and
     (2) any Indebtedness of any Subsidiary Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.
          “Subsidiary” means, with respect to any Person:
     (1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
     (2) any partnership, joint venture, limited liability company or similar entity of which
     (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
     (b) such Person or any Restricted Subsidiary of such Person is a general partner or otherwise controls such entity.
          “Subsidiary Guarantor” means each Subsidiary of the Company that Guarantees the Notes in accordance with the terms of the Indenture.
          “Taxing Authority” means any government or any political subdivision, state, province or territory of a Taxing Jurisdiction or any authority or agency therein or thereof having power to tax.
          “Total Assets” means the total assets of the Company, except where expressly provided otherwise, and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company; provided, however, that in no event at any time shall Total Assets be deemed to equal an amount less than the amount of total assets of the Company and its Restricted Subsidiaries on a consolidated basis as of the Issue Date.
          “Tranche 2 Sub-Facility” means Indebtedness incurred pursuant to clause (1) of the second paragraph under “— Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” in an aggregate principal amount not to exceed $7.5 million at any one time outstanding; provided that such Indebtedness is ranked pari passu with the Notes and (i) the representative of such Tranche 2 Sub-Facility executes a joinder agreement to the Intercreditor Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Company has designated such Indebtedness as the “Tranche 2 Sub-Facility” thereunder.
          “Transaction” means the merger contemplated by the Transaction Agreement, the issuance of the Notes and borrowings, if any, under the ABL Facility on the Issue Date in order to finance the merger and repay certain debt as described in the offering memorandum related to the sale of the Notes and any related transactions.
          “Transaction Agreement” means the Agreement and Plan of Merger, dated as of October 4, 2010 by and among Parent, Scorpio Merger Sub Corporation and MatlinPatterson Global Opportunities Partners L.P., as the same may be amended prior to the Issue Date.
          “Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2015; provided, however, that if the period from the Redemption Date to February 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
          “Unrestricted Subsidiary” means:

     (1) any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below); and
     (2) any Subsidiary of an Unrestricted Subsidiary.
          The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than solely any Subsidiary of the Subsidiary to be so designated); provided that
     (1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Company;
     (2) such designation complies with the covenant described under “Certain Covenants — Limitation on Restricted Payments”; and
     (3) each of:
     (a) the Subsidiary to be so designated; and
     (b) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.
          The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:
     (1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “Certain Covenants — Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or
     (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.
          Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Company or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
          “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
          “Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:
     (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by
     (2) the sum of all such payments.

          “Wholly-Owned Domestic Restricted Subsidiary” means a Domestic Restricted Subsidiary, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Domestic Restricted Subsidiaries of such Person.
          “Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

THE EXCHANGE OFFER
          Purpose and Effect of the Exchange offer
          The Issuer and the guarantors of the notes and the initial purchasers have entered into a registration rights agreement on the original Issue Date of the notes. In the registration rights agreement, each of the Issuer and the guarantors of the notes have agreed that it will, at its expense, for the benefit of the holders of notes, (i) file one or more registration statements on an appropriate registration form with respect to a registered offer to exchange the notes for new notes guaranteed by the guarantors on a senior secured basis, with terms substantially identical in all material respects to the notes and (ii) use its commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act. As of the date of this prospectus, $560.0 million aggregate principal amount of the 7.75% Senior Secured Notes due 2019 is outstanding, and the outstanding notes were issued in January 28, 2011.
          Under the circumstances set forth below, the Issuer and the guarantors will use their commercially reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding notes within the time periods specified in the registration rights agreement and keep such registration statement effective for up to one year after the effective date of the shelf registration statement. These circumstances include:
•	if any change in law or in currently prevailing interpretations of the Staff of the SEC do not permit us to effect an exchange offer;
•	if an exchange offer is not consummated within the registration period contemplated by the registration rights agreement;
•	if, in certain circumstances, certain holders of unregistered exchange notes so request; or
•	if in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act).
          Under the registration rights agreement, if (A) we have not exchanged exchange notes for all notes validly tendered in accordance with the terms of an exchange offer or a shelf registration statement has not been declared effective under the Securities Act during the registration period contemplated by the registration rights agreement or (B) if applicable, a shelf registration statement covering resales of the notes has been declared effective and such shelf registration statement ceases to be effective at any time during the effectiveness period (subject to certain exceptions) (each such event referred to in clause (A) and clause (B), a “Registration Default”), then additional interest (“Additional Interest”) shall accrue on the principal amount of the notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Additional Interest continues to accrue; provided that the rate at which such Additional Interest accrues may in no event exceed 1.00% per annum) (any such Additional Interest to be calculated by us) commencing on (x) the first day after the expiration of the registration period contemplated by the registration rights agreement (in the case of clause (A) above) or (y) the day such shelf registration statement ceases to be effective (in the case of clause (B) above); provided, however, that upon the exchange of exchange notes for all notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above) or if the notes otherwise no longer constitute transfer restricted securities (as such term is defined in the registration rights agreement), which is expected to occur on the second anniversary of the Issue Date, Additional Interest on such notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

          If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:
•	you are not an affiliate of the Issuer or any guarantor within the meaning of Rule 405 of the Securities Act;
•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the Securities Act;
•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and
•	you are acquiring the exchange notes in the ordinary course of your business.
          Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”
          Resale of Exchange Notes
          Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:
•	you are not an affiliate of the Issuer or any guarantor within the meaning of Rule 405 under the Securities Act;
•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;
•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and
•	you are acquiring the exchange notes in the ordinary course of your business.
          If you are an affiliate of the Issuer or any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:
•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and
•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.
          This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

          Terms of the Exchange Offer
          On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Issuer will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in a principal amount of $2,000 and in integral multiples of $1,000 in excess thereof. The Issuer will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered in the exchange offer.
          The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon failure by the Issuer and the guarantors to fulfill their obligations under the applicable registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that governs the terms of the outstanding notes. For a description of the indenture, see “Description of Notes.”
          The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.
          This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. The Issuer and the guarantors intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture and the applicable registration rights agreement except the Issuer and the guarantors will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.
          The Issuer will be deemed to have accepted for exchange properly tendered outstanding notes when the Issuer has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the Issuer and delivering exchange notes to holders. Subject to the terms of the applicable registration rights agreement, the Issuer expressly reserves the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange offer.”
          If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.
          Expiration Date; Extensions, Amendments
          As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on         , 2011, which is the 21st business day after the date of this prospectus. However, if the Issuer, in its sole discretion, extends the period of time for which the applicable exchange offer is open, the term “expiration date” will mean the latest time and date to which the Issuer shall have extended the expiration of the applicable exchange offer.
          To extend the period of time during which an exchange offer is open, the Issuer will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

          The Issuer reserves the right, in its sole discretion:
•	to delay accepting for exchange any outstanding notes (if the Issuer amends or extends the exchange offer);
•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and
•	subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offer in any manner.
          Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by notice to the registered holders of the outstanding notes. If the Issuer amends the exchange offer in a manner that it determines to constitute a material change, the Issuer will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding notes of that amendment.
          Conditions to the Exchange Offer
          Despite any other term of the exchange offer, the Issuer will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and the Issuer may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:
•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or
•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in their judgment, would reasonably be expected to impair their ability to proceed with the exchange offer.
          In addition, the Issuer will not be obligated to accept for exchange the outstanding notes of any holder that has not made to the Issuer:
•	the representations described under “—Purpose and Effect of the Exchange offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or
•	any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to the Issuer an appropriate form for registration of the exchange notes under the Securities Act.
          The Issuer expressly reserves the right at any time or at various times to extend the period of time during which the exchange offer are open. Consequently, the Issuer may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. The Issuer will return any outstanding notes that the Issuer does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.
          The Issuer expressly reserves the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. In addition, the Issuer is generally required to extend the offering period for any material change, including the waiver of a material condition, so that at least five business days remain in the exchange offer after the change. The Issuer will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date.

          These conditions are for sole benefit of the Issuer and the Issuer may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in its sole discretion. If the Issuer fails at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that the Issuer may assert at any time or at various times prior to the expiration date.
          In addition, the Issuer will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).
          Procedures for Tendering Outstanding Notes
          To tender your outstanding notes in the exchange offer, you must comply with either of the following:
•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or
•	comply with DTC’s Automated Tender Offer Program procedures described below.
          In addition, either:
•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;
•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or
•	you must comply with the guaranteed delivery procedures described below.
          Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between the Issuer and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.
          The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.
If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:
•	make appropriate arrangements to register ownership of the outstanding notes in your name; or
•	obtain a properly completed bond power from the registered holder of outstanding notes.
          The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

          Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:
•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” in the letter of transmittal; or
•	for the account of an eligible guarantor institution.
          If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.
          If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by the Issuer, they should also submit evidence satisfactory to the Issuer of their authority to so act.
          The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:
•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;
•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and
•	the Issuer may enforce that agreement against such participant.
          Acceptance of Exchange Notes
          In all cases, the Issuer will promptly issue exchange notes for outstanding notes that it has accepted for exchange under the exchange offer only after the exchange agent timely receives:
•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and
•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.
          By tendering outstanding notes pursuant to the exchange offer, you will represent to the Issuer that, among other things:
•	you are not an affiliate of the Issuer or the guarantors within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and
•	you are acquiring the exchange notes in the ordinary course of your business.
          In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”
          The Issuer will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Determinations of the Issuer in this regard will be final and binding on all parties. The Issuer reserves the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in their or their counsel’s judgment, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.
          Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as the Issuer determine. Neither the Issuer, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.
          Book-Entry Delivery Procedures
          Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC, as book-entry transfer facilities, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
          Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.
          Guaranteed Delivery Procedures
          If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s Automatic Tender Offer Program, prior to the expiration date, you may still tender if:
•	the tender is made through an eligible guarantor institution;
•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and
•	notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and
•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.
          Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.
          Withdrawal Rights
          Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.
          For a withdrawal to be effective:
•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or
•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.
          Any notice of withdrawal must:
•	specify the name of the person who tendered the outstanding notes to be withdrawn;
•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and
•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.
          If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:
•	the serial numbers of the particular certificates to be withdrawn; and
•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

          If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. The Issuer will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and its determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.
          Exchange Agent
          Wilmington Trust Company has been appointed as the exchange agent for the exchange offer. The U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail or Overnight Courier:	By Facsimile:	By Hand Delivery:
(302) 636-4139

Wilmington Trust Company		Wilmington Trust Company
Rodney Square North	To Confirm by Telephone:	Rodney Square North
1100 North Market Street	(302) 636-6181	1100 North Market Street
Wilmington, DE 19890-1615		Wilmington, DE 19890-1615
Attention: Sam Hamed		Attention: Sam Hamed
Telephone: (302) 636-6181		Telephone: (302) 636-6181
          If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.
          Fees and Expenses
          The registration rights agreement provide that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.
          We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.
          Accounting Treatment
          We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

          Transfer Taxes
          The Issuer and the guarantors will pay all transfer taxes, if any, applicable to the exchanges of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:
•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;
•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or
•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange
          If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.
          Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct the Issuer to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.
          Consequences of Failure to Exchange
          If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:
•	as set forth in the legend printed on the outstanding notes as a consequence of the issuances of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and
•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.
          In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the applicable registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.
          Other
          Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.
          We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
Exchange Offers
          The exchange of outstanding notes for exchange notes in the exchange offers will not constitute a taxable event to holders for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.
          In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS
          The following is a summary of certain considerations associated with the purchase and holding of the notes (and the exchange notes) by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “Plan”).
General Fiduciary Matters
          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.
          In considering an investment in the notes or the exchange notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to the fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Prohibited Transaction Issues
          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.
          The acquisition and/or holding of the notes (or the exchange notes) by an ERISA Plan with respect to which the issuer, a subsidiary guarantor or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the notes and the exchange notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied. There can be no assurance that any class exemption or any other exemption will be available with respect to any particular transaction involving the notes or the exchange notes, or that if an exemption is available, it will cover all aspects of any particular transaction.

          Because of the foregoing, the notes and the exchange notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
  Representation
          Accordingly, by acceptance of a note or an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire or hold the notes (or the exchange notes) constitutes assets of any Plan or (ii) the acquisition and holding of the notes and the exchange notes (and the exchange of notes for exchange notes) will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Law.
          The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes and the exchange notes.
          The sale of notes to a Plan is in no respect a representation by Polymer Group that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION
          Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 90 days, we will use our reasonable best efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.
          We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
          We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
          The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interest representing less than 1% of the capital commitments of funds affiliated with Blackstone.
EXPERTS
          The audited consolidated financial statements and schedule of Polymer Group, Inc. and subsidiaries included in this prospectus and elsewhere in this registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.
WHERE YOU CAN FIND MORE INFORMATION
          We and our guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantors and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. The registration statement and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov). However, any such information filed with the SEC does not constitute a part of this prospectus.
          So long as we are subject to the periodic reporting requirements of the Exchange Act, we are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding unregistered notes. We have agreed that, even if we are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us by Section 13 or 15(d) of the Exchange Act.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited Consolidated Financial Statements of Polymer Group, Inc.:
Report of Grant Thornton LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of January 1, 2011 and January 2, 2010	F-3
Consolidated Statements of Operations for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009	F-4
Consolidated Statements of Changes in Shareholders’ Equity for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009	F-5
Consolidated Statements of Comprehensive Income (Loss) for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009	F-6
Consolidated Statements of Cash Flows for the fiscal years ended January 1, 2001, January 2, 2010 and January 3, 2009	F-7
Notes to Consolidated Financial Statements for the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009	F-8
Financial Statement Schedule
Schedule II — Valuation and Qualifying Accounts	F-67
Unaudited Financial Statements of Polymer Group, Inc.:
Unaudited Condensed Consolidated Balance Sheets as of July 2, 2011 and January 1, 2011	F-68
Unaudited Condensed Consolidated Statements of Operations for the five months ended July 2, 2011, the one month ended January 28, 2011 and the six months ended July 3, 2010	F-69
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the five months ended July 2, 2011 and the one month ended January 28, 2011	F-70
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss) for the five months ended July 2, 2011, the one month ended January 28, 2011 and the six months ended July 3, 2010	F-71
Unaudited Condensed Consolidated Statements of Cash Flows for the five months ended July 2, 2011, the one month ended January 28, 2011 and the six months ended July 3, 2010	F-72
Notes to Unaudited Condensed Consolidated Financial Statements	F-73

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Polymer Group, Inc.:
We have audited the accompanying consolidated balance sheets of Polymer Group, Inc. (a Delaware corporation) and subsidiaries (the Company) as of January 1, 2011, and January 2, 2010, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive income (loss), and cash flows for each of the three years in the period ended January 1, 2011. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Item 21(b) and on page F-67. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polymer Group, Inc. and subsidiaries as of January 1, 2011, and January 2, 2010, and the results of their operations and their cash flows for each of the three years in the period ended January 1, 2011, in conformity with accounting principles generally accepted in the United States of America.
Effective January 4, 2009, the Company adopted new accounting guidance related to the accounting for and financial statement presentation of noncontrolling equity interests in consolidated subsidiaries.
Charlotte, North Carolina
October 24, 2011

POLYMER GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	January 1, 2011	January 2, 2010
ASSETS
Current assets:
Cash and cash equivalents	$72,355	$57,894
Accounts receivable, net	121,747	122,706
Inventories, net	105,180	99,671
Deferred income taxes	4,640	3,605
Other current assets	42,338	34,012
Assets of discontinued operations	18,805	17,096

Total current assets	365,065	334,984
Property, plant and equipment, net	323,134	328,072
Intangibles and loan acquisition costs, net	7,533	8,937
Deferred income taxes	916	889
Other noncurrent assets	35,329	27,029

Total assets	$731,977	$699,911

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$2,112	$3,690
Accounts payable and accrued liabilities	173,859	143,162
Income taxes payable	1,932	4,754
Current portion of long-term debt	3,609	16,921
Liabilities of discontinued operations	4,793	2,615

Total current liabilities	186,305	171,142
Long-term debt	328,170	322,021
Deferred income taxes	20,067	21,425
Other noncurrent liabilities	54,183	60,928

Total liabilities	588,725	575,516
Commitments and contingencies Polymer Group, Inc. shareholders’ equity:
Preferred stock — 0 shares issued and outstanding	—	—
Class A common stock — 21,326,678 and 20,875,378 issued and outstanding at January 1, 2011 and January 2, 2010, respectively	213	209
Class B convertible common stock — 78,203 and 83,807 shares issued and outstanding at January 1, 2011 and January 2, 2010, respectively	1	1
Class C convertible common stock — 24,319 and 24,319 shares issued and outstanding at January 1, 2011 and January 2, 2010, respectively	—	—
Class D convertible common stock — 0 shares issued and outstanding	—	—
Class E convertible common stock — 0 shares issued and outstanding	—	—
Additional paid-in capital	216,888	211,768
Retained deficit	(121,819)	(132,226)
Accumulated other comprehensive income	39,053	36,605

Total Polymer Group, Inc. shareholders’ equity	134,336	116,357
Noncontrolling interests	8,916	8,038

Total equity	143,252	124,395

Total liabilities and equity	$731,977	$699,911

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	January 1, 2011	January 2, 2010	January 3, 2009
	(In thousands, except per share data)
Net sales	$1,106,211	$850,605	$1,026,194
Cost of goods sold	896,319	667,255	856,622

Gross profit	209,892	183,350	169,572
Selling, general and administrative expenses	141,461	113,318	115,474
Special charges, net	17,993	20,763	20,088
Acquisition and integration expenses	1,742	1,789	—
Other operating (income) loss, net	(815)	(4,736)	4,960

Operating income	49,511	52,216	29,050
Other expense (income):
Interest expense, net	31,728	26,712	31,067
Gain on reacquisition of debt	—	(2,431)	—
Loss on extinguishment of debt	—	5,088	—
Foreign currency and other loss, net	1,454	5,246	526

Income (loss) before income tax expense and discontinued operations	16,329	17,601	(2,543)
Income tax expense	4,534	8,578	7,008

Income (loss) from continuing operations	11,795	9,023	(9,551)
Discontinued operations:
(Loss) income from operations of discontinued business	(765)	2,113	8,291
Gain on sale of discontinued operations	—	6,802	—

(Loss) income from discontinued operations	(765)	8,915	8,291

Net income (loss)	11,030	17,938	(1,260)
Net (income) loss attributable to noncontrolling interests	(623)	2,137	5,969

Net income attributable to Polymer Group, Inc.	$10,407	$20,075	$4,709

Earnings per common share attributable to Polymer Group, Inc. common shareholders:
Basic:
Continuing operations	$0.54	$0.57	$(0.19)
Discontinued operations	(0.04)	0.45	0.43

Basic	$0.50	$1.02	$0.24

Diluted:
Continuing operations	$0.53	$0.57	$(0.19)
Discontinued operations	(0.04)	0.45	0.43

Diluted	$0.49	$1.02	$0.24

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
For the Fiscal Years Ended January 1, 2011, January 2, 2010 and January 3, 2009

	Polymer Group, Inc. Shareholders
					Accumulated	Total Polymer
					Other	Group, Inc.
	Common Stock		Additional	Retained	Comprehensive	Shareholders	Noncontrolling
(in thousands, except per share data)	Shares	Amount	Paid-in Capital	Deficit	Income (Loss)	Equity	Interest	Total Equity
Balance — December 29, 2007	19,407	$194	$193,410	$(157,010)	$44,147	$80,741	$17,101	$97,842
Net income	—	—	—	4,709	—	4,709	(5,969)	(1,260)
Cash flow hedge adjustment, net of reclassification adjustments	—	—	—	—	(194)	(194)	—	(194)
Compensation recognized on share-based awards	147	1	3,201	—	—	3,202	—	3,202
Surrender of shares to satisfy employee withholding tax obligations	(46)	—	(579)	—	—	(579)	—	(579)
Exercise of stock options	11	—	27	—	—	27	—	27
Employee benefit plans, net of tax	—	—	—	—	(15,152)	(15,152)	—	(15,152)
Currency translation adjustments, net of tax	—	—	—	—	(11,001)	(11,001)	(246)	(11,247)

Balance — January 3, 2009	19,519	195	196,059	(152,301)	17,800	61,753	10,886	72,639
Net income	—	—	—	20,075	—	20,075	(2,137)	17,938
Cash flow hedge adjustment, net of reclassification adjustments	—	—	—	—	985	985	—	985
Compensation recognized on share-based awards	501	5	4,035	—	—	4,040	—	4,040
Surrender of shares to satisfy employee withholding tax obligations	(86)	—	(345)	—	—	(345)	—	(345)
Issuance of Class A common shares	1,049	10	14,443	—	—	14,453	—	14,453
Acquisition of noncontrolling interest	—	—	(2,424)	—	(1,043)	(3,467)	(616)	(4,083)
Recognition of tax benefits from utilization of preconfirmation net operating loss carryforwards and other tax attributes	—	—	—	—	—	—	—	—
Employee benefit plans, net of tax	—	—	—	—	12,792	12,792	—	12,792
Currency translation adjustments, net of tax	—	—	—	—	6,071	6,071	(95)	5,976

Balance — January 2, 2010	20,983	210	211,768	(132,226)	36,605	116,357	8,038	124,395
Net income	—	—	—	10,407	—	10,407	623	11,030
Cash flow hedge adjustment, net of reclassification adjustments	—	—	—	—	1,595	1,595	—	1,595
Compensation recognized on share-based awards	453	4	6,707	—	—	6,711	—	6,711
Surrender of shares to satisfy employee withholding tax obligations	(123)	—	(2,026)	—	—	(2,026)	—	(2,026)
Exercise of stock options	116	—	439	—	—	439	—	439
Employee benefit plans, net of tax	—	—	—	—	5,735	5,735	—	5,735
Currency translation adjustments, net of tax	—	—	—	—	(4,882)	(4,882)	255	(4,627)

Balance — January 1, 2011	21,429	$214	$216,888	$(121,819)	$39,053	$134,336	$8,916	$143,252

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Fiscal Year Ended
	January 1,	January 2,	January 3,
	2011	2010	2009
		(In thousands)
Net income (loss)	$11,030	$17,938	$(1,260)
Other comprehensive income (loss), net of tax
Unrealized currency translation adjustments	(4,627)	5,976	(11,247)
Employee postretirement benefits	5,735	12,792	(15,152)
Cash flow hedge adjustments	1,595	985	(194)

Total other comprehensive (loss) income, net of tax	2,703	19,753	(26,593)

Comprehensive income (loss)	13,733	37,691	(27,853)
Comprehensive (loss) income attributable to noncontrolling interests	(878)	2,232	6,215

Comprehensive income (loss) attributable to Polymer Group, Inc.	$12,855	$39,923	$(21,638)

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	January 1,	January 2,	January 3,
	2011	2010	2009
		(In thousands)
Operating activities:
Net income attributable to Polymer Group, Inc.	$10,407	$20,075	$4,709
Adjustments to reconcile net income attributable to Polymer Group, Inc. to net cash provided by operating activities:
Asset impairment charges	744	3,444	13,096
Deferred income taxes	(3,682)	(624)	(1,724)
Depreciation and amortization	46,353	50,370	52,294
(Gains) losses on sale of assets, net	(391)	(8,210)	36
Loss on derivatives and other financial instruments	2,192	777	—
Gain on reacquisition of debt	—	(2,431)	—
Noncash write-off of loan acquisition costs	—	3,483	—
Noncash compensation	4,681	3,690	2,622
Changes in operating assets and liabilities:
Accounts receivable, net	(3,632)	17,151	1,038
Inventories, net	(7,809)	13,034	11,505
Other current assets	(8,215)	(685)	1,325
Accounts payable and accrued liabilities	30,555	(2,670)	(6,253)
Other, net	(7,959)	1,605	(19,190)

Net cash provided by operating activities	63,244	99,009	59,458

Investing activities:
Purchases of property, plant and equipment	(45,183)	(43,477)	(34,460)
Proceeds from sale of assets	4,363	33,342	3,424
Acquisition of noncontrolling interest	—	(4,083)	—
Acquisition of intangibles and other	(456)	(349)	(590)

Net cash used in investing activities	(41,276)	(14,567)	(31,626)

Financing activities:
Proceeds from other long-term debt	28,086	19,519	32,680
Proceeds from short-term borrowings	17,859	18,843	20,129
Repayment of term loan	(3,999)	(60,931)	(24,100)
Repayment of other long-term debt	(30,880)	(6,156)	(29,768)
Repayment of short-term borrowings	(19,425)	(27,136)	(11,828)
Loan acquisition costs	(166)	(4,492)	—
Reacquisition of debt	—	(12,298)	—
Other financing, net	439	—	27

Net cash used in financing activities	(8,086)	(72,651)	(12,860)

Effect of exchange rate changes on cash	579	385	(952)

Net increase in cash and cash equivalents	14,461	12,176	14,020
Cash and cash equivalents at beginning of period	57,894	45,718	31,698

Cash and cash equivalents at end of period	$72,355	$57,894	$45,718

See accompanying Notes to Consolidated Financial Statements.

POLYMER GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. Background and Basis of Consolidation
     Background
          Polymer Group, Inc. and its subsidiaries (the “Company”) is a leading global innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwoven products. The Company has one of the largest global platforms in the industry, with fourteen manufacturing and converting facilities throughout the world, and a presence in nine countries. The Company’s main sources of revenue are the sales of primary and intermediate products to the hygiene, medical, wipes and industrial markets.
          Prior to January 28, 2011, the Company’s common stock was publicly traded. On January 28, 2011, the Company merged with Scorpio Merger Sub Corporation, a company controlled by investment funds affiliated with The Blackstone Group (the “Blackstone Acquisition”), and as a result, the Company became a privately-held company. See Note 25 “Subsequent Events” for additional information about the Blackstone Acquisition.
     Basis of Consolidation
          The accompanying consolidated financial statements include the accounts of Polymer Group, Inc. and all majority-owned subsidiaries after elimination of all significant intercompany accounts and transactions. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended on the same dates as the accompanying consolidated financial statements. All amounts are presented in United States (“U.S.”) dollars, unless otherwise noted.
Note 2. Accounting Policies and Financial Statement Information
     Fiscal Year
          The Company’s fiscal year ends on the Saturday nearest to December 31. Fiscal 2010 ended January 1, 2011 and includes the results of operations for a fifty-two week period. Fiscal 2009 ended January 2, 2010 and included the results of operations for a fifty-two week period. Fiscal 2008 ended January 3, 2009 and included the results of operations for a fifty-three week period.
     Use of Estimates
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“Codification” or “ASC”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related disclosures within the accompanying notes. The accounting estimates that require management’s most significant and subjective judgments include the valuation of allowances for accounts receivable and inventory, the assessment of recoverability of long-lived assets, the recognition and measurement of severance-related liabilities, the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions), the valuation and recognition of share-based compensation, the valuation of obligations under the Company’s pension and postretirement benefit plans and the fair value of financial instruments and non-financial assets and liabilities. Actual results could differ from these estimates. These estimates are reviewed periodically to determine if a change is required.
          An allowance for doubtful accounts is established by the Company based upon factors including the credit risk of specific customers, the age of the receivables, historical trends and other information. Management believes that the allowance is adequate to cover potential losses resulting from uncollectible accounts. Additionally, sales returns and allowances, a component of net sales, are recorded in the period in which the related sales are recorded. Management bases its estimate of the expense to be recorded each period on historical return and allowance levels.

          The Company maintains reserves for inventories, which are valued primarily using the first in, first out (“FIFO”) method. Such reserves for inventories can be specific to certain inventory or based on age or judgments about the overall condition of the inventory. Specific reserves are established based on a determination of the obsolescence of the inventory and whether the inventory value exceeds amounts to be recovered through expected sales price, less selling costs. Reserves are also established based on percentage write-downs applied to inventories aged for certain time periods or for inventories which are considered slow-moving. Estimating sales prices, establishing write-down percentages and evaluating the condition of the inventories require judgments and estimates which impact inventory valuation and gross profits.
          Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For assets held and used, an impairment may occur if projected undiscounted cash flows are not adequate to cover the carrying value of the assets. In such cases, additional analysis is conducted to determine the amount of the loss to be recognized. The impairment loss is determined by the difference between the carrying amount of the asset and the fair value of the asset, primarily measured by future discounted cash flows and other indicators of fair value. The analysis, when conducted, requires estimates of the amount and timing of projected cash flows and, where applicable, judgments associated with, among other factors, the appropriate discount rate. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. In addition, future events impacting the amount, and/or timing, of cash flows for existing assets could render a write-down necessary that previously required no write-down.
          For assets held for disposal, an impairment charge is recognized if the carrying value of the assets exceeds the fair value less costs to sell. Estimates are required of fair value, disposal costs and the time period to dispose of the assets. Such estimates are critical in determining whether any impairment charge should be recorded and the amount of such charge if an impairment loss is deemed to be necessary. Actual cash flows received could differ from those used in estimating the impairment loss, which would impact the impairment charge ultimately recognized.
          The Company has pension and postretirement plans with costs and obligations which are dependent on assumptions used by actuaries in calculating such amounts. These assumptions include discount rates, inflation rates, salary growth percentages, long-term return on plan assets, retirement rates, mortality rates and other factors. While the Company believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect its pension and postretirement costs and obligations.
          The Company estimates the fair value of stock option grants for measuring compensation costs using the Black-Scholes option-pricing model, which model is dependent on certain assumptions. These assumptions are evaluated and revised, as necessary, to reflect market conditions and experience and include expected dividend yield, expected volatility, risk-free interest rate, forfeitures and expected lives. Although the Company believes the assumptions utilized are appropriate, differing assumptions would affect compensation costs.
          The Company has estimated the fair values of financial instruments in accordance with ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value for non-traded financial instruments. Accordingly, such estimates are not necessarily indicative of the amounts that the Company would realize in a current market exchange.
     Revenue Recognition
          Revenue from product sales is recognized when title and risks of ownership pass to the customer, which is on the date of shipment to the customer, or upon delivery to a place named by the customer, dependent upon contract terms and when collectability is reasonably assured and pricing is fixed or determinable. Revenue includes amounts billed to customers for shipping and handling. Provision for rebates, promotions, product returns and discounts to customers is recorded as a reduction in determining revenue in the same period that the revenue is recognized.

     Cash Equivalents
          Cash equivalents are defined as short-term investments having an original maturity of three months or less. The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and the Company has not experienced any losses on such deposits. Interest income is presented as a reduction of Interest expense, net in the Consolidated Statements of Operations and consists primarily of income from highly liquid investment sources. Interest income approximated $0.3 million, $0.3 million and $0.5 million during fiscal years 2010, 2009 and 2008, respectively.
     Accounts Receivable and Concentration of Credit Risks
          Accounts receivable potentially expose the Company to a concentration of credit risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on its customers’ financial condition, as deemed necessary, but generally does not require collateral to support such receivables. Customer balances are considered past due based on contractual terms and the Company does not accrue interest on the past due balances. Also, in an effort to reduce its credit exposure to certain customers, as well as accelerate its cash flows, the Company has sold on a non-recourse basis, certain of its receivables pursuant to factoring agreements. The provision for losses on uncollectible accounts is determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risk of repayment. The allowance for doubtful accounts was approximately $6.1 million and $8.9 million at January 1, 2011 and January 2, 2010, respectively, which management believes is adequate to provide for credit losses in the normal course of business, as well as losses for customers who have filed for protection under bankruptcy laws. Once management determines that the receivables are not recoverable, the amounts are removed from the financial records along with the corresponding reserve balance. Sales to the Procter & Gamble Company (“P&G”) accounted for approximately 14%, 10%, and 11% of the Company’s sales in fiscal years 2010, 2009 and 2008, respectively.
     Inventories
          Inventories are stated at the lower of cost or market primarily using the FIFO method of accounting. Costs include direct material, direct labor and applicable manufacturing overhead.
     Long-Lived Assets
          Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for building and improvements range from 5 to 31 years, and the estimated useful lives established for machinery, equipment and other fixed assets range from 2 to 15 years. Costs of repairs and maintenance are charged to expense as incurred. Costs of the construction of certain long-lived assets include capitalized interest that is amortized over the estimated useful life of the related asset. The Company capitalized approximately $0.9 million, $0.4 million and $1.0 million of interest costs during fiscal years 2010, 2009 and 2008, respectively.
     Derivatives
          The Company records all derivative instruments as either assets or liabilities on the balance sheet at their fair value in accordance with ASC 815, “Derivatives and Hedging” (“ASC 815”). Changes in the fair value of a derivative are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. Ineffective portions, if any, of all hedges are recognized in earnings.
          As more fully described in Note 16 “Derivative and Other Financial Instruments and Hedging Activities”, the Company, in the normal course of business, periodically enters into derivative financial instruments, principally swaps and forward contracts, with high-quality counterparties as part of its risk management strategy. These financial instruments are limited to non-trading purposes and are used principally to manage market risks and reduce the Company’s exposure to fluctuations in foreign currency and interest rates. Most interest rate swaps and foreign exchange forward contracts have been designated as cash flow hedges of the variability in cash flows associated with interest payments to be made on variable rate debt obligations or fair value hedges of foreign currency-denominated transactions.
          The Company documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions and the methodologies that will be used for measuring effectiveness and ineffectiveness. This process includes linking all derivatives that are designated as cash flow or fair value hedges to specific assets and liabilities on the balance sheet or to specific firm commitments. The Company then assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are expected to be highly effective in offsetting changes in fair values or cash flows of hedged items. Such assessments are conducted in accordance with the originally documented risk management strategy and methodology for that particular hedging relationship.
          For cash flow hedges, the effective portion of recognized derivative gains and losses reclassified from other comprehensive income is classified consistent with the classification of the hedged item. For example, derivative gains and losses associated with hedges of interest rate payments are recognized in Interest expense, net in the Consolidated Statements of Operations.
          For fair value hedges, changes in the value of the derivatives, along with the offsetting changes in the fair value of the underlying hedged exposure are recorded in earnings each period in Foreign currency and other loss (gain), net in the Consolidated Statements of Operations.
     Income Taxes
          The provision for income taxes and corresponding balance sheet accounts are determined in accordance with the liability method. Tax provisions and credits are recorded at statutory rates for taxable items included in the Consolidated Statements of Operations regardless of the period for which such items are reported for tax purposes. Additionally, federal income taxes are provided on that portion of the income of foreign subsidiaries that is expected to be remitted to the U.S. and be taxable. Deferred tax liabilities and assets are determined based upon temporary differences between the basis of certain assets and liabilities for income tax and financial reporting purposes. A valuation allowance is established when it is more likely than not that some portion of a deferred tax asset will not be realized in the future. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether a change in circumstances has occurred to provide enough evidence to support a change in the judgment about the realization of the related deferred tax asset in future years.
          The Company emerged from Chapter 11 bankruptcy proceedings effective March 5, 2003 (the “Effective Date”). For accounting purposes the Company recognized the emergence on March 1, 2003, which was the end of the February 2003 accounting period. In accordance with ASC 852, “Financial Reporting of Entities in Reorganization under the Bankruptcy Code (“ASC 852”), the Company adopted fresh-start accounting as of March 1, 2003, and the Company’s emergence from Chapter 11 resulted in a new reporting entity. Consistent with the provisions of ASC 852, recognition of tax benefits from preconfirmation net operating loss carryforwards and deductible temporary differences and other tax attributes not recognized at the Effective Date are applied to reduce goodwill to zero, then reduce intangible assets that existed at the Effective Date with any excess tax benefits credited directly to Additional Paid-in Capital. Effective January 4, 2009 (the “Transition Date”) the Company adopted an amendment to ASC 852 which provides that any changes occurring after the Transition Date in the valuation allowance for acquired deferred tax assets be recognized as an adjustment to income tax expense.
          ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under ASC 740-10, the financial statement effects of a tax position should initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold should initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority.

     Stock-Based Compensation
          The Company accounts for stock-based compensation related to its employee share-based plans in accordance with ASC 718, “Compensation — Stock Compensation” (“ASC 718”). The compensation costs recognized are measured based on the grant-date fair value of the award. Consistent with ASC 718, awards are considered granted when all required approvals are obtained and when the participant begins to benefit from, or be adversely affected by, subsequent changes in the price of the underlying shares and, regarding awards containing performance conditions, when the Company and the participant reach a mutual understanding of the key terms of the performance conditions. Additionally, accruals for compensation costs for share-based awards with performance conditions are based on the probable outcome of such performance conditions. The Company has estimated the fair value of each stock option grant by using the Black-Scholes option-pricing model. Assumptions are evaluated and revised, as necessary, to reflect market conditions and experience. See Note 14 “Stock Option and Restricted Stock Plans” for assumptions utilized in the estimation of grant date fair value pursuant to ASC 718.
     Research and Development Costs
          The cost of research and development is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. The Company incurred approximately $11.6 million, $12.0 million and $14.5 million of research and development expense during fiscal years 2010, 2009 and 2008, respectively.
     Shipping and Handling Costs
          Shipping and handling costs include costs to store goods prior to shipment, prepare goods for shipment and physically move goods from the Company’s sites to the customers’ premises. The cost of shipping and handling is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. The Company incurred $31.7 million, $22.6 million, and $26.3 million of shipping and handling costs during fiscal years 2010, 2009 and 2008, respectively.
     Special Charges
          The Company records severance-related expenses once they are both probable and estimable in accordance with ASC 712, “Compensation — Nonretirement Postemployment Benefits” (“ASC 712”), for severance provided under an ongoing benefit arrangement. One-time, involuntary benefit arrangements and disposal costs, contract termination costs and other exit costs are accounted in accordance with ASC 420, “Exit or Disposal Cost Obligations” (“ASC 420”). The Company evaluates impairment of long-lived assets in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”).
     Foreign Currency Translation
          The Company accounts for, and reports, translation of foreign currency transactions and foreign currency financial statements in accordance with ASC 830, “Foreign Currency Matters” (“ASC 830”). All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at period-end exchange rates, while income, expenses and cash flows are translated at average exchange rates during the period. Translation gains and losses are not included in determining net income, but are presented as a separate component of accumulated other comprehensive income (loss). In addition, foreign currency transaction gains and losses are included in the determination of net income (loss).
     Gain on Reacquisition of Debt
          The Company, through its subsidiaries, may make market purchases of its first lien term loan under its Credit Facility (defined in Note 11 “Debt”) from its existing lenders at a discount to the carrying value of the debt. Under these agreements, to the extent of the amount of debt acquired, the Company’s subsidiary will acquire the rights and obligations of a lender under the credit facility and the selling third-party lender will be released from its obligations under the credit facility. The Company accounts for such reacquisition of debt as a transfer of financial assets resulting in a sale and derecognizes such liability in accordance with the authoritative literature and includes such amounts in Gain on Reacquisition of Debt in the Consolidated Statements of Operations.

     Accumulated Other Comprehensive Income
          Accumulated other comprehensive income of $39.1 million at January 1, 2011 consisted of $42.6 million of currency translation gains (net of income taxes of $6.4 million), ($0.6) million of transition net assets, gains or losses and prior service costs not recognized as components of net periodic benefit costs (including income taxes of $5.8 million) and $(2.9) million of cash flow hedge losses costs (including income taxes of $2.0 million). Accumulated other comprehensive income of $36.6 million at January 2, 2010 consisted of $42.5 million of currency translation gains (net of income taxes of $6.4 million), ($2.6) million of transition net assets, gains or losses and prior service costs not recognized as components of net periodic benefit costs and $(3.3) million of cash flow hedge losses. Comprehensive income (loss) for fiscal years 2009 and 2008 is net of a reclassification adjustment pertaining to the cash flow hedge adjustment of $(4.5) million and ($3.9) million, respectively.
     Earnings Per Common Share
          Basic earnings per share exclude any dilutive effects of share-based awards and convertible securities and are computed by dividing net income attributable to Polymer Group, Inc. by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution from common shares potentially issuable through share-based awards and convertible securities and is computed by dividing net income (loss), as adjusted for the effects of the conversion to common stock, by the weighted-average number of common and common equivalent shares outstanding for the period. Shares issuable pursuant to stock option plans will have a dilutive effect only when the average market price for the reporting period exceeds the strike price of the option. A reconciliation of the amounts included in the computation of income (loss) per share for fiscal years 2010, 2009 and 2008 is presented in the following table (in thousands):

	2010	2009	2008
Income (loss):
Income (loss) from continuing operations	$11,795	$9,023	$(9,551)
Income from discontinued operations	(765)	8,915	8,291
Net (income) loss attributable to noncontrolling interests	(623)	2,137	5,969
Effect of dilutive securities — convertible securities and share-based awards	—	—	—

Net income attributable to Polymer Group, Inc.	$10,407	$20,075	$4,709

Outstanding shares:
Weighted average common shares outstanding	20,785	19,601	19,261
Effect of dilutive securities — convertible securities and share-based awards	411	83	71

Weighted average common shares outstanding — assuming dilution	21,196	19,684	19,332
          Under the treasury stock method, shares represented by the exercise of 7,184 shares were not included in diluted earnings per share for fiscal 2010 because to do so would have been anti-dilutive. Similarly, shares represented by the exercise of 33,567 options and 96,446 nonvested restricted shares were not included in diluted earnings per share for fiscal year 2009 because to do so would have been anti-dilutive. Similarly, shares represented by the exercise of 34,844 options and 88,080 nonvested restricted shares were not included in diluted earnings per share for fiscal year 2008 because to do so would have been anti-dilutive.
     Recent Accounting Standards
          In June 2009, the FASB issued authoritative guidance to revise the approach to determine when a variable interest entity (“VIE”) should be consolidated. The new consolidation model for VIEs considers whether the Company has the power to direct the activities that most significantly impact the VIEs economic performance and shares in the significant risks and rewards of the entity. The new guidance on VIEs requires companies to continually reassess VIEs to determine if they are required to apply the new criteria, as prescribed by ASC 810, to determine the accounting and reporting requirements related to VIEs. In December 2009, the FASB issued ASU 2009-17, “Amendments to Accounting for Variable Interest Entities,” (“ASU 2009-17”) to amend ASC 810 to clarify how enterprises should account for and disclose their involvement with VIEs. The Company adopted the revised guidance for the accounting for VIEs, pursuant to ASC 810, effective January 3, 2010. The adoption of the revised accounting guidance for VIEs did not have a significant effect on the Company’s consolidated financial statements. See Note 4 “Acquisitions” for additional information.
          In October 2009, the FASB issued ASU 2009-13, “Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force”, to amend certain guidance in ASC 605, “Revenue Recognition” (“ASC 605”), specifically as related to “Multiple-Element Arrangements” (“ASC 605-25”). The amended guidance in ASC 605-25: (1) modifies the separation criteria by eliminating the criterion that requires objective and reliable evidence of fair value for the undelivered item(s), and (2) eliminates the use of the residual method of allocation and instead requires that arrangement consideration be allocated, at the inception of the arrangement, to all deliverables based on their relative selling price. The amended guidance in ASC 605-25 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with early application and retrospective application permitted. The Company prospectively applied the amended guidance in ASC 605-25 beginning January 3, 2010. The adoption of the amendments to ASC 605-25 did not have a significant effect on the Company’s consolidated financial statements.
          In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This guidance clarifies and requires new disclosures about fair value measurements. The clarifications and requirement to disclose the amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy established by ASC 820, were adopted by the Company in the first quarter of fiscal 2010. Note 17, “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities” reflects the amended disclosure requirements. Additionally, the new guidance also requires that purchases, sales, issuances, and settlements be presented gross in the Level 3 reconciliation, which is used to price the hardest to value instruments (the “disaggregation guidance”). The disaggregation guidance will be effective beginning with interim periods in fiscal year 2011. Since this guidance only amends the disclosure requirements, the Company does not anticipate that the adoption of ASU 2010-06 will have a material impact on its consolidated financial statements.
          In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This guidance enhances the disclosure requirements about the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. Financing receivables include, but are not limited to, loans, trade accounts receivable, notes receivables and other receivables, including factoring receivables. The disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010. The adoption of this guidance did not have a significant effect on the Company’s consolidated financial statements. The amended guidance is effective for activities occurring during the reporting period beginning in the Company’s fiscal 2011. The Company does not anticipate that the adoption of this guidance will have a significant effect on its consolidated financial statements.
          In December 2010, the FASB issued ASU 2010-29, “Disclosure of Supplemental Pro Forma Information for Business Consolidations”, to amend certain guidance in ASC 805, “Business Combinations.” This update provides guidance on the disclosure of supplemental pro forma information for business combinations. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted; however, the Company did not early adopt this guidance. The adoption of this guidance will affect the Company’s fiscal year 2011 pro forma disclosures related to the Blackstone Acquisition. (See Note 24 “Subsequent Events” for additional information about the Blackstone Acquisition.)
          In December 2010, the FASB issued ASU 2010-28 to amend certain guidance in ASC 350, “Intangibles — Goodwill and Other” (“ASC 350”). This update provides guidance on the requirements to perform Step 2 of the goodwill impairment test if the carrying amount of the reporting unit is zero or negative. The amended guidance is effective for the first reporting period beginning after December 15, 2010. The Company does not expect adoption of the guidance to have a material impact on its consolidated financial statements.
          In May 2011, the FASB issued ASU 2011-04 to amend certain guidance in ASC 820, “Fair Value Measurement.” This update provides guidance to improve the consistency of the fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. The amended guidance is effective for the first reporting period beginning after December 15, 2011. The Company is still assessing the potential impact of adoption.
          In June 2011, the FASB issued ASU 2011-05 to amend certain guidance in ASC 220, “Comprehensive Income.” This update requires total comprehensive income, the components of net income and the components of other comprehensive income to be presented either in a single continuous statement or in two separate but consecutive statements. Further, the guidance requires an entity to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The amended guidance is effective for the first reporting period beginning after December 15, 2011. The Company is still assessing the potential impact of adoption.
          In September 2011, the FASB issued ASU 2011-08 to amend certain guidance in ASC 350, “Intangibles-Goodwill and Other.” This update allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test for a reporting unit. If the entity elects the option and determines that the qualitative factors indicate that it is not more likely than not that a reporting unit’s fair value is less than its carrying amount, the entity is not required to calculate the fair value of the reporting unit and no further evaluation is necessary. The amended guidance is effective for the first reporting period beginning after December 15, 2011, though early adoption is permitted. The Company is still assessing the potential impact of adoption.
Note 3. Special Charges, Net
          The Company’s operating income includes Special charges, net which primarily reflects the impact of corporate-level decisions or Board of Directors actions principally associated with initiatives attributable to the restructuring and realignment of manufacturing operations, management structures and/or the pursuit of certain transaction opportunities. Additionally, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances, including those aforementioned, indicate that the carrying amounts may not be recoverable. A summary of such charges is presented in the following table (in thousands):

	2010	2009	2008
Restructuring and plant realignment costs	$9,098	$16,898	$6,388
Asset impairment charges	744	3,444	13,096
Other costs	8,151	421	604

	$17,993	$20,763	$20,088

     Restructuring and plant realignment costs
          Accrued costs for restructuring efforts are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets. These costs generally arise from restructuring initiatives intended to result in lower working capital levels and improved operating performance and profitability through: (i) reducing headcount at both the plant and corporate levels and the realignment of management structures; (ii) improving manufacturing productivity and reducing corporate costs; and (iii) rationalizing certain assets, businesses and employee benefit programs. The following table summarizes the components of the accrued liability for fiscal years 2010, 2009 and 2008 (in thousands):

	2010	2009	2008
Balance accrued at beginning of year	$2,713	$2,672	$5,903
Restructuring and plant realignment costs:
First Quarter	4,217	1,284	1,352
Second Quarter	2,766	4,092	1,398
Third Quarter	1,480	1,266	1,512
Fourth Quarter	635	10,256	2,126

Total	9,098	16,898	6,388

	2010	2009	2008
Cash payments	(10,181)	(16,857)	(9,739)
Adjustments	96	—	120

Balance accrued at end of year	$1,726	$2,713	$2,672

          The $9.1 million of restructuring and plant realignment costs in fiscal 2010 are comprised of: (i) $7.3 million of severance and other shut-down costs for restructuring activities in the United States; (ii) $1.6 million of severance and other shut-down costs for restructuring initiatives in Europe; and (iii) $0.2 million of severance costs for restructuring initiatives in Argentina.
          The restructuring and plant realignment costs associated with the Company’s nonwovens segments during fiscal 2009 are comprised of: (i) $11.3 million of severance and other shutdown costs related to the North Little Rock, Arkansas facility; (ii) $3.4 million of severance costs in Europe related to the ongoing restructuring efforts in the European operations; (iii) $1.3 million of severance and other shutdown costs related to other previously announced facility closings in the United States; and (iv) $0.8 million of potential claim costs and legal fees related to litigation in Argentina. The Company also incurred $0.1 million of severance costs related to Oriented Polymers’ restructuring initiatives in Canada.
          On June 9, 2009, the Board of Directors of the Company approved a plan to consolidate certain of its operations in the U.S. In June 2009, the Company communicated a plan to affected employees that it planned to close the North Little Rock, Arkansas plant by the end of the first quarter of fiscal 2010 to better align the Company’s capabilities with its long-term strategic direction and reduce overall operating costs. The plant closing included the reduction of approximately 140 employees. During fiscal 2009, the Company recognized $1.7 million of employee termination costs related to the closure of the North Little Rock plant. Production activities at the facility ceased as of March 5, 2010. In addition, the Company recognized $9.4 million related to equipment relocation costs. The Company estimated that it would recognize total cash restructuring charges in fiscal 2009 and 2010 of approximately $17.5 million to $18.5 million, comprised of approximately $2.0 million related to employee termination expenses and $15.5 million to $16.5 million for equipment relocation and associated shut-down costs. Of the total spending, $18.6 million has been recognized from the commencement in 2009 through the end of fiscal 2010, including $7.3 million recognized in fiscal 2010. The Company expects to recognize approximately $1.0 million of additional cost in fiscal 2011.
          The restructuring and plant realignment activities during fiscal 2008 primarily relate to: (i) $3.9 million of costs related to the previously announced closure of the Neunkirchen, Germany nonwovens facility, (ii) $1.0 million of costs related to the previously announced closing of the Landisville, New Jersey nonwovens facility, (iii) $1.0 million of costs related to a management restructuring within the Company’s Latin America operations, and (iv) $0.5 million of severance and other costs associated with other restructuring efforts throughout the Company, primarily in the U.S. The charges related to the Neunkirchen, Germany facility include $0.6 million related to employee termination expenses and $3.3 million primarily related to equipment relocation, employee costs during the shutdown period, facility overhead expenses and other associated shut-down costs. Production activities at the facility ceased as of September 29, 2007.
          On May 30, 2008, the Board of Directors of the Company approved a plan to consolidate certain of its U.S. operations. In June 2008, the Company communicated a plan to affected employees that it planned to close the Landisville, New Jersey plant by the end of the third quarter of fiscal 2008 to better align the Company’s capabilities with its long-term strategic direction. The plant closing included the reduction of approximately 77 positions. Production activities at the facility ceased in August 2008. During fiscal 2008, the Company recognized $0.5 million of employee termination costs and $0.5 million of other associated shut-down costs. In addition, during fiscal 2008, the Company incurred approximately $1.0 million of severance and related costs associated with a management restructuring of its Latin American operations.
     Asset impairment charges
          The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying values may not be recoverable from future undiscounted cash flows. If the carrying amounts are not recoverable, the Company, consistent with the provisions of ASC 360, records a non-cash charge associated with the write-down of such assets to estimated fair value. Fair value is estimated based on the present value of expected future cash flows, appraisals and other indicators of value.
          During fiscal 2010, the Company recorded a non-cash impairment charge of $0.7 million related to the write-down of assets held for sale in Neunkirchen, Germany to their estimated fair value less costs to sell. These assets were subsequently sold and an immaterial loss was recognized on the sale as the assets.
          During fiscal 2009, the Company recorded non-cash impairment charges in its nonwovens segments of $3.4 million related to the write-down of certain assets to their estimated fair value less costs to sell. Of that total, $1.8 million related to the write-down of certain assets held for sale in Neunkirchen, Germany to their estimated fair value less costs to sell. In accordance with ASC 360 regarding property, plant and equipment, such assets held for sale, with a carrying value of $4.7 million, were written down to their fair value of $2.9 million (net of costs to sell of $0.3 million). The Company also recorded a non-cash impairment charge of $1.6 million related to the facility in North Little Rock, Arkansas, resulting from the Company’s planned closure of the facility consistent with its strategic direction. In accordance with ASC 360, certain of these assets, with a carrying value of $6.1 million, were written down to their estimated fair value of $4.5 million (net of estimated costs to sell of $0.4 million).
          During fiscal 2008, the Company recorded non-cash impairment charges of $13.1 million relating to certain assets of the Company’s nonwoven segment production facilities located in the U.S. which experienced a decline in profits and cash flows resulting from market declines and from the continued economic downturn which has negatively impacted certain of the Company’s industrial businesses, including the automotive business which the Company exited in fiscal 2009.
          See Note 17 “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities” for the fair value measurement disclosures related to these assets.
     Other costs
          In fiscal 2010, the Company incurred professional services fees attributable to the Blackstone Acquisition (as discussed in Note 25 “Subsequent Events”). During fiscal 2010, the Company recorded approximately $6.4 million of professional services fees, of which $3.4 million had been paid by the Company through January 1, 2011.
          In December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base. The floodwaters have receded and are no longer in this facility and the Company is taking steps to expeditiously repair the facility. The Company expects to restore this facility to operational status early in the second quarter of 2011. During the period that the facility is not operational, the Company estimates that its net profits will be negatively impacted by approximately $2.5 million to $3.5 million per month due to overhead costs related to the restoration and lost profit contribution from the facility. The Company presently expects the cash cost to restore operations to be in the range of approximately $12.5 million to 13.5 million. The Company expects that the above amounts will be offset by approximately $5.7 million of proceeds from all relevant insurance policies (see Note 23 “Business Interruption Insurance Recovery” for further discussion of the related insurance recovery).
          The Company, with assistance from qualified third parties, conducted a preliminary assessment of the flood damage to estimate the recoverability of its assets located at the Cali, Colombia facility. As a result, certain machinery and equipment assets were estimated to be damaged beyond repair. In accordance with the provisions of ASC 360, a non-cash charge of $0.4 million, representing the estimated carrying value of the equipment, was recognized during the fourth quarter of 2010. Additionally, certain raw material and product inventories were evaluated to estimate the inventories’ utility and recoverability. In accordance with the provisions of ASC 330, the Company recorded an inventory write-down of approximately $2.5 million during the fourth quarter of 2010. This write-down represents the estimated carrying value of the damaged inventories. As discussed in Note 23 “Business Interruption Insurance Recovery,” this write-down was offset by an insurance claim recoverable of $1.8 million, resulting in a net impact of $0.7 million.

          In addition to the equipment and inventory write-downs described above, the Company incurred additional flood-related operating expenses of approximately $0.5 million. These costs were recorded as expense during the fourth quarter of 2010, and represent activities such as cleaning and sanitizing the facility, establishing temporary office space, equipment rental and employee travel costs.
Note 4. Acquisitions
     Argentina
          On October 30, 2009, the Company announced that it completed a transaction to purchase the 40% noncontrolling interest in Dominion Nonwovens Sudamericana, S.A. from its partner, Guillermo E. Kraves. The purchase price was approximately $4.1 million. In accordance with ASC 810, the Company has accounted for this transaction as an equity transaction, and no gain or loss has been recognized on the transaction. The carrying amount of this noncontrolling interest has been adjusted in the amount of $0.6 million to reflect the change in ownership, and the difference between the purchase price and the amount by which the noncontrolling interest was adjusted resulted in a reduction to paid-in capital of $3.5 million. Additionally, the Company also paid $2.4 million to an affiliate of Mr. Kraves in satisfaction of amounts previously accrued for services.
     Spain
          On December 2, 2009, the Company completed the initial phase of the acquisition, from Grupo Corinpa, S.L. (“Grupo Corinpa”), of certain assets and the operations of the nonwovens businesses of Tesalca-99, S.A. and Texnovo, S.A. (together with Tesalca-99, S.L., “Tesalca-Texnovo” or the “Sellers”), which are headquartered in Barcelona, Spain (the “Transaction”). The acquisition was completed by the Company through PGI Spain, which will operate as a new wholly owned subsidiary of the Company.
          The acquired assets included the net operating working capital as of November 30, 2009 (defined as current assets less current liabilities excluding financial liabilities associated with the operations), the customer lists and the current book of business. Concurrent with the Transaction, the Company entered into a seven year lease (beginning December 2, 2009 and ending December 31, 2016) with Tesalca-Texnovo that provided that PGI Spain is entitled to the full and exclusive use of the Seller’s land, building and equipment during the term of the lease (the “Building and Equipment Lease”). PGI Spain was obligated to make lease payments of approximately €29.0 million to Tesalca-Texnovo during the term of the Building and Equipment Lease agreement. The first lease payment of approximately €1.25 million was due on March 31, 2010 and further quarterly payments of approximately €1.25 million were due for the first three years of the lease. Pursuant to ASC 840, the Building and Equipment Lease agreement has been accounted for as an operating lease. Furthermore, pursuant to ASC 840-20-25-2, PGI Spain recognized rent expense on a straight-line basis over the lease term.
          Additionally, as part of the Transaction, the Sellers granted PGI Spain a call option over the assets underlying the Building and Equipment Lease (the “Phase II Assets”), which expires on December 31, 2012 (the “Call Option”). As more fully described in Note 24 “Subsequent Events”, on January 28, 2011, the Company exercised the Call Option over the Phase II Assets.
          Consideration for the acquired assets in Phase I of the transaction consisted of approximately 1.049 million shares of the Company’s Class A common stock (“Issued Securities”), which represented approximately 5.0% of the outstanding share capital of the Company on December 2, 2009, after the effect of the issued shares. The Issued Securities are subject to certain restrictions, including that the Issued Securities were not registered pursuant to the Securities Act of 1933 (see Note 18 “Shareholder’s Equity” for further details). On December 2, 2009, the fair value of the Issued Securities approximated $14.5 million.
          During fiscal 2010, the Company incurred $1.7 million of acquisition and integration related expenses attributable to the acquisition of Tesalca-Texnovo. These expenses were attributable to accountant, legal and advisory fees of $0.9 million associated with due diligence and the closing of the Transaction. The remaining $0.8 million was incurred for employee termination costs pursuant to a facility restructuring. In January 2010, the Company communicated a plan to affected employees that it planned to restructure its manufacturing operations in Spain during the first quarter of fiscal 2010 to reduce its overall cost structure. The realignment included the reduction of approximately ten positions in the first quarter of fiscal 2010. During fiscal 2009, the Company incurred $1.8 million of acquisition and integration related expenses attributable to the acquisition of Tesalca-Texnovo. Of this amount, approximately $1.0 million in expenses were attributable to legal and advisory fees associated with due diligence and the closing of the transaction. The remaining $0.8 million of expenses were attributable to advisory fees for the valuation of the assets acquired; accountant fees associated with preparation of the historical U.S. GAAP financial statements for Tesalca-Texnovo and auditor fees for the audit of the aforementioned U.S. GAAP financial statements. In accordance with ASC 805, these expenses are recorded as a period cost in Acquisition and integration expenses in the Company’s Consolidated Statements of Operations.
          As of December 2, 2009 and January 2, 2010, and in accordance with ASC 810 (prior to the revisions that came into effect on January 3, 2010), the Company concluded that PGI Spain does not have a variable interest in the Sellers. Furthermore, effective January 3, 2010, and in accordance with ASC 810 (revised for the new guidance associated with variable interest entity accounting), the Company concluded that PGI Spain continues not to have a variable interest in the Sellers. Accordingly, Tesalca-Texnovo did not meet the conditions for consolidation by PGI Spain for the periods presented within these consolidated financial statements.
          The following represents the final allocation of the Tesalca-Texnovo purchase price, using the € to $ exchange rate as of December 2, 2009 (in thousands):

Accounts receivable (approximates contractual value)	$21,880
Inventories	9,420
Other current assets	307
Property, plant and equipment	488
Customer relationships	858
Goodwill	2,542
Indemnification asset	3,658

Total assets	39,153
Accounts payable and accrued liabilities	20,554
Current portion of long-term debt	145
Long-term debt	343
Other noncurrent liabilities	3,658

Total purchase price	$14,453

          The property, plant and equipment and the associated long-term debt obligations are attributable to PGI Spain’s assumption of certain financial lease obligations related to the lease of physical assets which the Sellers had accounted for as capitalized leases. Pursuant to ASC 805, the Company has accounted for these financial lease obligations as capital leases for purposes of its opening balance sheet and recognized capital lease obligations equal to the present value of the future lease payments. Other noncurrent liabilities reflect the establishment of a liability for uncertain tax positions identified as of the transaction date. As part of the transaction, the Sellers have provided bank and personal guarantees associated with a portion of these liabilities, which PGI Spain has reflected as an indemnification asset in the purchase price allocation. The customer relationships intangible asset has an economic useful life of 5 years.
          The results of Tesalca-Texnovo have been included in the Consolidated Financial Statements from the date of acquisition. The table below presents the results as reported by the Company and unaudited pro forma results of the Company, assuming that the acquisition of Tesalca-Texnovo occurred at the beginning of each period are as follows. The unaudited pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the periods presented (in thousands, except per share data):

	January 2, 2010		January 3, 2009
	As Reported	Proforma	As Reported	Proforma
		(Unaudited)		(Unaudited)
Net Sales	$850,605	$931,378	$1,026,194	$1,108,497
Net earnings attributable to Polymer Group, Inc.	20,075	15,208	4,709	(654)
Net earnings per share:
Basic	$1.02	$0.74	$0.24	$(0.03)

Diluted	$1.02	$0.73	$0.24	$(0.03)

          This unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma adjustments are based on estimates, information available and certain assumptions, and may be revised as additional information becomes available. In addition, the unaudited pro forma financial information does not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition.
          The unaudited pro forma financial information from the beginning of the periods presented until the acquisition date includes adjustments to: 1) remove the effect of the depreciation and amortization attributable to the property, plant and equipment and intangible assets of Tesalca-Texnovo, that were not acquired, of approximately $8.5 million and $8.4 million for the years ended January 2, 2010 and January 3, 2009, respectively; 2) include the effect of the aforementioned operating lease that was entered into concurrently with the Transaction attributable to the exclusive use of Tesalca-Texnovo’s building, equipment and machinery of approximately $6.0 million and $5.5 million for the years ended January 2, 2010 and January 3, 2009, respectively; and 3) eliminate intercompany related sales between Tesalca-Texnovo and the Company during fiscal years 2009 and 2008, and the associated loss that was recognized on the respective sales.
Note 5. Discontinued Operations
The following businesses which relate to our Oriented Polymers segment are being presented as discontinued operations.
Difco
          Effective April 28, 2011, the board of directors of the Company committed to management’s plan to dispose of the assets of Difco Performance Fabrics, Inc. (“Difco”). On April 29, 2011, we entered into an agreement to sell certain assets of Difco. The agreement provided that Difco continue to produce goods during a three month manufacturing transition services arrangement that expired in the third quarter of 2011. Upon the sale of the aforementioned assets, Difco would retain its property, plant and equipment. The Difco sale was completed on May 10, 2011. After taking into consideration the cash proceeds that management contemplates receiving from the sale of its assets; including the future sale of the remaining property, plant and equipment, and recognizing the wind-down related costs, management does not anticipate that it would recognize a loss of the sale and discontinuance of the Difco business operations. Accordingly, management does not expect an impairment charge.
          Pursuant to ASC 360, “Property, Plant and Equipment” (“ASC 360”), the Company determined that the assets of Difco represent assets held for sale, since the cash flows of Difco will be eliminated from our ongoing operations and the Company will have no continuing involvement in the operations of the business after the disposal transaction.
Fabpro
          During fiscal 2009, the Company determined that, in accordance with ASC 360, the assets of Fabpro represented assets held for sale. Accordingly, the operations of Fabpro have been reported as discontinued operations, as the cash flows of Fabpro have been eliminated from the ongoing operations of the Company as a result of the disposal transaction, and the Company has no continuing involvement in the operations of the business after the disposal transaction. The Company sold this business as part of its continuing effort to evaluate its businesses and product lines for strategic fit within its operations. The Company completed the sale of Fabpro during the third quarter of fiscal 2009.
Presentation
          As a result, these businesses have been accounted for as discontinued operations in accordance with the authoritative guidance for the periods presented in this report. Accordingly, Difco’s operating assets and liabilities have been segregated and included in Assets of discontinued operations and Liabilities of discontinued operations in the Consolidated Balance Sheets. The results of operations of both Difco and Fabpro have been segregated from continuing operations and included in Income from discontinued operations in the Consolidated Statements of Operations.

          The following amounts, which relate to our Oriented Polymers segment, have been segregated from continuing operations and included in Income from discontinued operations (in thousands):

	Fiscal Year Ended
	January 1, 2011	January 2, 2010	January 3, 2009
Net sales	$39,194	$67,970	$119,443

Pre-tax (loss) income	$(473)	$1,843	$8,144
Income tax expense (benefit)	292	(270)	(147)

Net (loss) income	$(765)	$2,113	$8,291

          Difco had income tax expense of $0.3 million for fiscal year 2010 and an income tax benefit of $0.3 million and $0.1 million in fiscal years 2009 and 2008, respectively. Difco’s actual tax expense differs from such expense determined at the U.S. statutory rate primarily due to intercompany profits, currency differences, losses with no expectation of future benefits and unrecognized tax benefits (“UTB”). The differences of the tax expense between respective periods are primarily due to differences in the pre-tax book profits.
          Pre-tax income of discontinued operations included interest expense allocated to Fabpro resulting from interest on debt that was required to be repaid as a result of the disposal transaction of $0.6 million and $1.9 million for fiscal years 2009 and 2008, respectively. Income tax expense associated with the income of Fabpro reflects a benefit for the utilization of net operating loss carryforwards, for which a valuation allowance had been previously established
          The Company has recognized a preliminary loss of $0.2 million on the sale of certain of Difco’s assets (accounts receivable and inventory) based on the $9.2 million of cash that the Company received in second quarter 2011.
          The final determination of the gain or loss realized on the sale of Difco’s assets is subject to change, pending the Company’s final determination of the carrying value of the sold Difco’s assets, which in turn, is dependent upon the Company’s completion of the aforementioned purchase price accounting associated with the Acquisition. At present, the Company has not determined the fair value of the assets and liabilities of Difco as of the Merger Date.
          The Company recognized a gain on the sale of Fabpro of approximately $6.8 million for the fiscal year ended January 2, 2010. There were no income taxes associated with such gain due to the utilization of net operating loss carryforwards, for which, a valuation allowance had been previously established. The definitive purchase agreement for the Fabpro sale provided for a purchase price adjustment based on the actual working capital that Fabpro had on the sale date, as compared with a forecasted amount. The working capital purchase price adjustment was finalized in fourth quarter 2009.
          The following assets and liabilities have been segregated and included in Assets of discontinued operations and Liabilities of discontinued operations, as appropriate, in the Consolidated Balance Sheets (in thousands):

	January 1,	January 2,
	2011	2010
Accounts receivable, net	$5,812	$5,270
Inventories	8,285	7,149
Property, plant and equipment, net	2,351	2,343
Deferred income taxes	1,858	1,888
Other assets	499	446

Assets of discontinued operations	$18,805	$17,096

Liabilities of discontinued operations	$4,793	$2,615

Note 6. Accounts Receivable Factoring Agreements
          The Company has entered into a factoring agreement to sell, without recourse or discount, certain U.S. company-based receivables to an unrelated third-party financial institution. Under the current terms of the factoring agreement, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold. Additionally, the Company’s subsidiaries in Mexico and Spain have entered into factoring agreements to sell, without recourse or discount, certain non-U.S. company-based receivables to unrelated third-party financial institutions. Under the terms of the factoring agreements, the maximum amount of outstanding advances at any one time is $20.3 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.
          A total of approximately $261.5 million, $145.8 million, and $249.2 million of receivables have been sold under the terms of the factoring agreements during fiscal years 2010, 2009 and 2008, respectively. The decrease in the amount of receivables sold under the terms of the factoring agreements between 2008 and 2009 was due to lower selling prices in fiscal 2009 and the Company’s decision to curtail factoring of its U.S. company-based receivables during all of the third quarter and a portion of the fourth quarter of fiscal 2009 due to concerns regarding the credit worthiness of the third-party financial institution. After ongoing review by the Company in the fourth quarter of fiscal 2009, the U.S. factoring program was resumed in December 2009. The increase in the amount of receivables sold between 2009 and 2010 was due primarily to the recommencement of the U.S. factoring program in December 2009, as well as additional receivables sold from of the Company’s Spain operation, which was acquired in December 2009. The sale of these receivables accelerated the collection of the Company’s cash, reduced credit exposure and lowered the Company’s net borrowing costs. Such sales of accounts receivable are reflected as a reduction of Accounts receivable, net in the Consolidated Balance Sheets as they meet the applicable criteria of ASC 860, “Transfers and Servicing” (“ASC 860”). The gross amount of outstanding trade receivables sold to the factoring entities and, therefore, excluded from the Company’s accounts receivable, was $43.4 million and $35.1 million as of January 1, 2011 and January 2, 2010, respectively. The amount due from the factoring companies, net of advances received from the factoring companies, was $10.4 million and $5.7 million at January 1, 2011 and January 2, 2010 and is shown in Other current assets in the Consolidated Balance Sheets. As such, the net amount of factored receivables was $33.0 million and $29.4 million as of January 1, 2011 and January 2, 2010, respectively. The Company pays factoring fees associated with the sale of receivables based on the dollar value of the receivables sold. Such fees, which are considered to be primarily related to the Company’s financing activities, are immaterial and are included in Foreign currency and other loss (gain), net in the Consolidated Statements of Operations.
Note 7. Inventories, net
          Inventories consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Finished goods	$53,619	$56,169
Work in process	9,262	9,486
Raw materials and supplies	42,299	34,016

	$105,180	$99,671

          Inventories are net of reserves, primarily for obsolete and slow-moving inventories, of approximately $4.7 million and $7.8 million at January 1, 2011 and January 2, 2010, respectively. Management believes that the reserves are adequate to provide for losses in the normal course of business.

Note 8. Property, Plant and Equipment, net
          Property, plant and equipment consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Land	$12,009	$12,431
Buildings and land improvements	95,854	99,796
Machinery, equipment and other	494,053	500,765
Construction in progress	43,118	3,317

	645,034	616,309
Less accumulated depreciation	(321,900)	(288,237)

	$323,134	$328,072

          The significant increase in construction in progress during fiscal 2010 is primarily due to capital expansion projects under construction at January 1, 2011. The Company is currently constructing new spunmelt lines at the Company’s facilities near Suzhou, China and Waynesboro, Virginia (see Note 20 “Commitments and Contingencies” for further discussion regarding these capital expansion initiatives).
          Depreciation charged to expense was $44.6 million, $47.2 million and $47.1 million for fiscal years 2010, 2009 and 2008, respectively.
          As discussed in Note 3 “Special Charges, Net — Restructuring and plant realignment costs”, the Company ceased operations at its North Little Rock, Arkansas facility in fiscal 2010 and certain machinery and equipment was relocated to the Company’s Benson, North Carolina facility. Prior to the cessation of manufacturing at the North Little Rock facility, the Company began the process of marketing for sale the remaining property, plant and equipment at the facility. As the Company had ceased operations at the facility in fiscal 2010, the Company has classified $3.4 million of property, plant and equipment as assets held for sale included in Other current assets in the January 1, 2011 Consolidated Balance Sheet.
          During fiscal year 2008, the Company approved plans to sell its remaining assets at its plant located in Neunkirchen, Germany and that facility was written down to its estimated fair value less cost to sell. As of January 2, 2010, Neunkirchen assets of approximately $3.0 million were classified as held for sale and included in Other current assets in the Consolidated Balance Sheet. The Neunkirchen facility was sold during fiscal 2010.
Note 9. Intangibles and Loan Acquisition Costs
          Intangibles and loan acquisition costs consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Cost:
Goodwill	$2,253	$2,588
Customer relationships	760	818
Proprietary technology	3,215	2,900
Loan acquisition costs	4,544	4,378
Other	2,008	2,114

	12,780	12,798
Less accumulated amortization	(5,247)	(3,861)

	$7,533	$8,937

          As discussed earlier in Note 4 “Acquisitions”, the Company recognized both Eurodollar goodwill and customer relationships as intangible assets attributable to the Spain acquisition in fiscal 2009. The customer relationships intangible asset has an economic useful life of 5 years and will be amortized over a 5-year period.
          In accordance with ASC 350, the Company will not amortize the goodwill, but instead will evaluate goodwill for impairment at least on an annual basis beginning with the fiscal year ended January 1, 2011. The Company performed its annual review of goodwill in fourth quarter 2010 and determined that the recorded goodwill was not impaired.

          In September 2009, the Company amended its Credit Facility, which included a substantial modification to its first lien term loan, which modification has been treated as an extinguishment of debt pursuant to ASC 470-50, “Debt”. As a result, a portion of the unamortized loan acquisition costs associated with the November 2005 financing in the amount of $3.5 million were written-off and, together with $1.6 million of third-party costs incurred in connection with the amendment, are included in Loss on extinguishment of debt in the Consolidated Statement of Operations. In addition, approximately $2.6 million of financing costs associated with the amendment of the Credit Facility (defined in Note 11 “Debt’’) were capitalized in the third quarter of fiscal 2009. The Company capitalized approximately $0.2 million of financing costs associated with the conversion of $10.0 million of the Revolving Credit Facility in the second quarter of fiscal 2010. See Note 11 “Debt” for additional disclosures related to the amendment to the Credit Facility.
          Components of amortization expense are shown in the table below (in thousands):

	2010	2009	2008
Amortization of:
Intangibles with finite lives, included in Selling, general and administrative expense	$744	$650	$640
Spain covenant not to compete, included in Special charges, net	34	—	—
Loan acquisition costs, included in Interest expense, net	867	1,105	1,406

Total amortization expense	$1,645	$1,755	$2,046

          Aggregate amortization expense for each of the next five years is expected to be as follows: 2011, $1.5 million; 2012, $1.4 million; 2013, $1.1 million; 2014, $0.4 million; and 2015, $0.1 million. Intangibles are generally amortized over periods generally ranging from 4 to 6 years. Loan acquisition costs are amortized over the life of the related debt.
          Due to the Blackstone Acquisition, more fully described in Note 25 “Subsequent Events”, the Company’s intangible assets will be subject to significant change as a result of the purchase accounting that will occur in fiscal 2011, and as a result, the Company’s future amortization expense will be different than the amounts in the preceding discussion.
Note 10. Accounts Payable and Accrued Liabilities
          Accounts payable and accrued liabilities consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Accounts payable to vendors	$124,320	$107,339
Accrued salaries, wages, incentive compensation and other fringe benefits	22,911	17,180
Other accrued expenses	26,628	18,643

	$173,859	$143,162

Note 11. Debt
          Long-term debt consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Old Credit Facility, as defined below, interest rates for U.S. dollar borrowings are based on a specified base plus a specified margin; due in mandatory quarterly payments of approximately $1.0 million, subject to additional payments from annual excess cash flows, as defined by the Credit Facility, and are subject to certain terms and conditions:

First Lien Term Loan (Tranche 1) — interest at 4.5% and 2.49% as of January 1, 2011 and January 2, 2010 respectively with any remaining unpaid balance due November 2012	$15,932	$17,123
First Lien Term Loan (Tranche 2) — interest at 7.00% and 7.00% as of January 1, 2011 and January 2, 2010 with any remaining unpaid balance due November 2014	270,538	273,346
Argentine Facility:
Argentine Peso Loan — interest at 18.56% and 18.85% as of January 1, 2011 and January 2, 2010 respectively; denominated in Argentine pesos with any remaining unpaid balance due April 2016	4,573	6,307
Argentine Peso Loan for working capital — interest at 18.63% and 18.85% as of January 1, 2011 and January 2, 2010 respectively; denominated in Argentine pesos with any remaining unpaid balance due September 2012	844	1,892
United States Dollar Loan — interest at 3.19% and 3.25% as of January 1, 2011 and January 2, 2010 respectively; denominated in U.S. dollars with any remaining unpaid balance due May 2016	18,979	25,880
Mexico Term Loan — interest at 8.08% and 8.05% as of January 1, 2011 and January 2, 2010 respectively; denominated in U.S. dollars with any remaining unpaid balance due January 2015	10,546	13,841
Suzhou Term Loan — interest at 4.78% as of January 1, 2011 with any remaining unpaid balance due November 2013	10,000	—
Other	367	553

	331,779	338,942
Less: Current maturities	(3,609)	(16,921)

	$328,170	$322,021

     Scheduled Maturities
          The scheduled maturities of long-term debt at January 1, 2011 are as follows (in thousands):

2011	$3,609
2012	3,586
2013	13,525
2014	3,451
2015	3,451
2016 and thereafter	304,157

Total	$331,779

          In accordance with ASC 470 “Debt”, the Company has classified the current portion of certain of its long-term debt as non-current, since as a result of the Blackstone Acquisition, and as more fully described in Note 25 “Subsequent Events”, the Company refinanced certain of its long-term debt obligations by issuing, in January 2011, $560 million of senior secured notes with a due date in fiscal 2019. The Company has also considered the refinanced debt for the disclosure associated with scheduled maturities.

     Old Credit Facility
          The Old Credit Facility described below was repaid and terminated in connection with the Blackstone Acquisition. The Company’s old credit facility (the “Old Credit Facility”), which was entered into on November 22, 2005 and amended as of December 8, 2006, consisted of a $410.0 million first-lien term loan (the “Term Loan”) and a $45.0 million secured revolving credit facility (the “Old Revolving Credit Facility”) maturing on November 22, 2010. In addition, the interest rate for both the Term Loan and the Old Revolving Credit Facility was based on a spread over the London Interbank Offered Rate (“LIBOR”) of 2.25%, or 1.25% over a defined Alternate Base Rate. The Old Credit Facility also included customary representations and warranties, covenants and events of default, including, in certain circumstances, acceleration of obligations thereunder upon an event of default.
          On September 17, 2009, the Company entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement. As a result of the Amendment, the Company extended the maturity date of approximately $295.7 million of its then-outstanding $317.6 million Term Loan to November 22, 2014. As a result of the Amendment, availability under the Old Revolving Credit Facility matured in two tranches: $15.0 million (Tranche 1) on November 22, 2010 and $30.0 million (Tranche 2) on November 22, 2013, unless the Tranche 1 Term Loan exceeded $10.0 million on August 24, 2012. If that condition is met, then the Tranche 2 Revolver matures on August 24, 2012. In conjunction with the execution of the Amendment, the Company repaid approximately $24.0 million of net outstanding borrowings under the Term Loan.
          The Amendment also: (i) allowed for additional Term Loan tranches that extend the maturity date of the Term Loan to November 22, 2014 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%); (ii) allowed for additional Old Revolving Credit Facility tranches that extended the maturity date of the Old Revolving Credit Facility to November 22, 2013 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%); (iii) removed the requirement for future step downs or step ups in financial covenants; (iv) established price protection for the new tranches requiring matching yields if any future tranches are established at yields at least 25 basis points above the current loan tranches; (v) revised certain definitions and baskets related to permitted investments, acquisitions and assets sales; and (vi) required repayment of $24.0 million of net outstanding borrowings under the Term Loan at the closing.
          As of January 1, 2011, the Term Loan consisted of $15.9 million of net outstanding amounts maturing on November 22, 2012 (“Tranche 1 Term Loan”) and $270.5 million maturing on November 22, 2014 (“Tranche 2 Term Loan”). Similarly, as of January 1, 2011, the Old Revolving Credit Facility consisted of $40.0 million of availability maturing on November 22, 2013 (“Tranche 2 Revolver”), under which there were no amounts outstanding as of January 1, 2011. Effective May 4, 2010, the components of the revolving credit facilities reflect the conversion of $10.0 million of its Tranche 1 Revolver commitments to Tranche 2 Revolver commitments. The additional $10.0 million of Tranche 2 Revolver commitments assumed the same maturity date (November 22, 2013) and interest rate (LIBOR plus 4.5%, with a LIBOR floor of 2.5%) as the existing Tranche 2 Revolver. The Company did not extend the $5.0 million portion of the Old Revolving Credit Facility that matured on November 22, 2010 (“Tranche 1 Revolver”).
          All borrowings under the Old Credit Facility were U.S. dollar denominated and are guaranteed, on a joint and several basis, by each and all of the direct and indirect domestic subsidiaries of the Company. The Old Credit Facility and the related guarantees were secured by (i) a lien on substantially all of the assets of the Company, its domestic subsidiaries and certain of its non-domestic subsidiaries, (ii) a pledge of all or a portion of the stock of the domestic subsidiaries of the Company and of certain non-domestic subsidiaries of the Company, and (iii) a pledge of certain secured intercompany notes. Commitment fees under the Old Credit Facility are equal to 0.50% of the daily unused amount of the Tranche 1 Revolver and 0.75% of the daily unused amount of the Tranche 2 Revolver. The Old Credit Facility limits restricted payments to $5.0 million, including cash dividends, in the aggregate since the effective date of the Old Credit Facility. The Old Credit Facility contained covenants and events of default customary for financings of this type, including leverage and interest expense coverage covenants, as well as default provisions related to certain types of defaults by the Company or its subsidiaries in the performance of their obligations regarding borrowings in excess of $10.0 million. The Old Credit Facility required that the Company maintain a leverage ratio of not more than 3.50:1.00 as of January 1, 2011 and through the remaining term of the Old Credit Facility. The interest expense coverage ratio requirement at January 1, 2011 and through the remaining term of the Old Credit Facility required that it not be less than 3.00:1.00. The Company was in compliance with the financial covenants under the Old Credit Facility at January 1, 2011. These ratios were calculated on a trailing four-

quarter basis. As a result, any decline in the Company’s future operating results would negatively impact its coverage ratios. Although the Company expects to remain in compliance with these covenant requirements, the Company’s failure to comply with these financial covenants, without waiver or amendment from its lenders, could have a material adverse effect on its liquidity and operations, including limiting the Company’s ability to borrow under the Old Credit Facility.
          The Term Loan required mandatory payments of approximately $1.0 million per quarter. Under the Amendment, the Company had the option to either prorate such principal payments across the two tranches or to apply them to the tranche with the earliest maturity date. In addition, the Old Credit Facility, as amended, required the Company to use a percentage of proceeds from excess cash flows, as defined by the Old Credit Facility and determined based on year-end results, to reduce its then outstanding balances under the Old Credit Facility. Such percentage was based on the leverage ratio. Excess cash flows subject to potential repayment of the Old Credit Facility are calculated using the net amount of the Company’s available cash generated from operations adjusted for the cash effects of interest, taxes, capital expenditures, changes in working capital and certain other items. The amount of excess cash flows for future periods is based on year-end results. Any such amount would be payable in March 2011 and classified, in addition to the mandatory payments of approximately $1.0 million per quarter, in the Current portion of long-term debt in the Consolidated Balance Sheets as of January 1, 2011. There was no additional excess cash flow requirement with respect to fiscal 2010 and fiscal 2009. The Company may, at its discretion and based on projected operating cash flows, the current market value of the Term Loan and anticipated cash requirements, elect to make additional repayments of debt under the Old Credit Facility in excess of the mandatory debt repayments and excess cash flow payments, or may reacquire its debt in conjunction with its debt repurchase program.
          The Company, through its subsidiaries, could make market purchases of the Term Loan under its Old Credit Facility from its existing lenders at a discount to the carrying value of its debt. Under these agreements, the Company’s subsidiary will acquire the rights and obligations of a lender under the Old Credit Facility to the extent of the amount of debt acquired, and the selling third-party lender will be released from its obligations under the Old Credit Facility. The Company accounts for such reacquisition of debt as a transfer of financial assets resulting in a sale and derecognizes such liability in accordance with the provisions of ASC 860. During the first quarter of fiscal 2009, the Company reacquired $15.0 million of principal amount of debt, via cash payment, and recognized a gain on such reacquisition of $2.4 million, net of the write-off of deferred financing fees of $0.2 million, and has included such amount in Gain on Reacquisition of Debt in the Consolidated Statements of Operations.
          The interest rate applicable to borrowings under the Tranche 1 Term Loan and Tranche 1 Revolver is based on the three-month or the one-month LIBOR plus a specified margin. The applicable margin for borrowings under both the Tranche 1 Term Loan and Tranche 1 Revolver is 225 basis points. Further, the Company may, from time to time, could elect to use an Alternate Base Rate for its borrowings under the Revolving Credit Facility and Term Loan based on the bank’s base rate plus a margin of 75 to 125 basis points based on the Company’s total leverage ratio.
          The interest rate applicable to borrowings under the Tranche 2 Term Loan and Tranche 2 Revolver was based on LIBOR plus a margin of 450 basis points, with a LIBOR floor of 250 basis points.
          In accordance with the terms of the Old Credit Facility, the Company maintained its position in an interest rate swap agreement originally entered into in February 2007. The agreement effectively converted $240.0 million of notional principal amount of debt from a variable LIBOR rate to a fixed LIBOR rate of 5.085% and terminated on June 29, 2009. Additionally, in February 2009, the Company entered into another interest rate swap agreement, which was effective June 30, 2009 and matures on June 30, 2011, and effectively converts $240.0 million of notional principal amount of debt from a variable LIBOR rate to a fixed LIBOR rate of 1.96%. These agreements are more fully described in Note 16 “Derivatives and Other Financial Instruments and Hedging Activities” and Note 17 “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities.” As more fully disclosed in Note 24 “Subsequent Events”, concurrent with the Blackstone Acquisition, the Company settled the June 30, 2009 interest rate swap liability that was due to mature on June 30, 2011, since the Company repaid its Old Credit Facility.
          There were no borrowings under the Revolving Credit Facility as of January 1, 2011 or January 2, 2010. Average daily borrowings under the Revolving Credit Facility, which were primarily LIBOR rate-based borrowings, were $1.5 million at an average interest rate of 5.7% for the period from January 3, 2010 to January 1, 2011. Subject to certain terms and conditions, a maximum of $25.0 million of the Old Credit Facility may be used for letters of credit. As of January 1, 2011, the Company has effectively reserved capacity under the Revolving Credit Facility in the amount of $8.2 million relating to standby letters of credit outstanding. These letters of credit are primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on at January 1, 2011.
          In fiscal 2009, the Company entered into short-term credit facilities to finance insurance premium payments. The outstanding indebtedness under these short-term borrowing facilities was nil and $0.3 million as of January 1, 2011 and January 2, 2010, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.
     Subsidiary Indebtedness
          As more fully described in Note 24 “Subsequent Events”, in connection with the Blackstone Acquisition, the Company refinanced certain of its subsidiary indebtedness. In fiscal 2008, the Company’s operations in Argentina entered into short-term credit facilities to finance working capital requirements. The outstanding indebtedness under these short-term borrowing facilities was $2.1 million and $3.4 million as of January 1, 2011 and January 2, 2010, respectively. These facilities mature at various dates through June 2011. As of January 1, 2011, the average interest rate on these borrowings was 2.89%. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.
          In January 2007, the Company’s subsidiary in Argentina entered into an arrangement with banking institutions in Argentina to finance the installation of a new spunmelt line at its facility near Buenos Aires, Argentina. The maximum borrowings available under the arrangement, excluding any interest added to principal, amount to 26.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $30.3 million with respect to a U.S. dollar-denominated loan and are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary. As of January 1, 2011, the outstanding indebtedness was approximately $24.4 million, consisting of $5.4 million of Argentine peso-denominated loans and a $19.0 million U.S. dollar-denominated loan. As of January 2, 2010, the outstanding indebtedness was approximately $34.1 million, consisting of $8.2 million of Argentine peso-denominated loans and a $25.9 million U.S. dollar-denominated loan. Current maturities of this debt amount to $3.5 million as of January 1, 2011. The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of approximately $3.5 million beginning in 2011 and continuing through 2015, and approximately $7.1 million in 2016 and thereafter.
          In April 2009, the Company amended its Argentine Facility to effectively defer $3.8 million of 2009 scheduled payments under the facility for a period of twelve months, all of which were paid in 2010. Accordingly, the Company has classified such payments, along with the appropriate scheduled maturities, as a current portion of long-term debt in its Consolidated Balance Sheets as of January 2, 2010.
          In March 2009, the Company’s subsidiary in Mexico entered into a term credit facility (the “Mexico Credit Facility”) with a banking institution in Mexico to finance a portion of the installation of a new spunmelt line near San Luis Potosi, Mexico. The maximum borrowings available under the Mexico Credit Facility, excluding any interest added to principal, amount to $14.5 million with respect to a U.S. dollar-denominated loan and is secured by pledges covering (i) the subsidiary’s existing equipment lines; and (ii) the new machinery and equipment being purchased. The interest rate applicable to borrowings under the Mexico Credit Facility is based on three-month LIBOR plus 780 basis points. A series of 22 quarterly principal payments commenced on October 1, 2009; interest payments commenced on July 1, 2009. As of January 1, 2011 and January 2, 2010, the outstanding indebtedness under the Mexico Credit Facility was approximately $10.5 million and $13.8 million, respectively.
          In third quarter 2010, the Company’s subsidiary in Suzhou, China entered into a three year U.S. dollar denominated construction loan arrangement (the “Suzhou Credit Facility”) with a banking institution in China to finance a portion of the installation of the new spunmelt line at its manufacturing facility in Suzhou, China. The maximum borrowings available under the Suzhou Credit Facility, excluding any interest added to principal, amounts to $20.0 million, of which the Company was required to make an initial draw-down by December 31, 2010 and the remaining amount by December 31, 2011. In fourth quarter 2010, the Company borrowed $10.0 million under the Suzhou Credit Facility. Should the Company not draw-down the funds in the required time period, then the lender shall have a right to cancel the loan in whole or part. The three-year term of the agreement begins with the date of the first draw down on the facility. The Company was not required to pledge any security for the benefit of the Suzhou Credit Facility. The interest rate applicable to borrowings under the Suzhou Credit Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 points. The Company is obligated to repay $5.0 million of the principal balance in the fourth quarter of 2012, with the remaining $15.0 million to be repaid in the fourth quarter of 2013. As of January 1, 2011, the outstanding balance under the Suzhou Credit Facility was $10.0 million. The Company anticipates that it will draw-down the full $20 million under the Suzhou Credit Facility in the first half of fiscal year 2011.
          As of January 1, 2011, the Company also had other documentary letters of credit not associated with the aforementioned Revolving Credit Facility in the amount of $5.0 million, which was primarily provided to certain raw material vendors. None of these letters of credit had been drawn on at January 1, 2011.
Note 12. Income Taxes
          The provision for income taxes was computed based on the following components of income (loss) before income tax expense and discontinued operations (in thousands):

	2010	2009	2008
Domestic	$(25,000)	$(7,471)	$(10,548)
Foreign	41,329	25,072	8,005

	$16,329	$17,601	$(2,543)

          The components of income tax (benefit) expense for continuing operations are as follows (in thousands):

	2010	2009	2008
Current:
Federal and state	$(7,693)	$693	$1,265
Foreign	16,042	8,721	5,860
Deferred:
Federal and state	(794)	(1,876)	(187)
Foreign	(3,021)	1,040	70

Income tax (benefit) expense	$4,534	$8,578	$7,008

          Income taxes computed at the Company’s U.S. federal statutory rate of 35% differed from the provision for income taxes as follows (in thousands):

	2010	2009	2008
Computed income tax expense (benefit) at statutory rate	$5,715	$6,160	$(890)
State income taxes, net of U.S. federal tax benefit	437	769	1,908
Worthless stock deduction	—	—	(16,792)
Change in valuation allowance	10,755	(752)	27,168
Tax attribute carryforward expiration	—	15,169	—
Intraperiod allocation rule exception	(2,787)	(3,717)	(39)
Foreign rate difference	(3,967)	(4,146)	(1,817)
Change in U.S. Personal Holding Company liability	(7,864)	999	1,341
Other	2,245	(5,904)	(3,871)

Income tax expense	$4,534	$8,578	$7,008

          For the tax year ended January 1, 2011, the change in U.S. Personal Holding Company (“PHC”) liability includes a benefit of $8.7 million from the expiration of statute of limitations, offset by additional interest of $0.8 million. The Company accrued $1.0 million and $1.3 million for interest expense related to the PHC liability for the fiscal years ended January 2, 2010 and January 3, 2009, respectively.
          The Company conducts business in foreign jurisdictions which grant special income tax rates from statutory income tax rates for a specified period under certain circumstances. The Company recognized approximately $1.8 million and $1.3 million of tax benefits during fiscal 2010 and fiscal 2009, respectively, related to these special income tax rates in China.
          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating losses and other tax credit carryforwards.
          Deferred income tax assets and liabilities consist of the following (in thousands):

	January 1,	January 2,
	2011	2010
Deferred tax assets:
Provision for bad debts	$1,067	$2,423
Inventory capitalization and allowances	2,752	3,237
Net operating loss and capital loss carryforwards	137,690	128,643
Tax credits	5,288	3,642
Employee compensation and benefits	4,264	5,273
Property, plant and equipment and intangibles, net	46,360	30,262
Other, net	13,766	20,989

Total deferred tax assets	211,187	194,469
Valuation allowance	(190,494)	(174,764)

Net deferred tax assets	20,693	19,705

Deferred tax liabilities:
Property, plant and equipment and intangibles, net	(17,736)	(16,023)
Stock basis of subsidiaries	(7,709)	(7,709)
Other, net	(9,759)	(12,904)

Total deferred tax liabilities	(35,204)	(36,636)

Net deferred tax liabilities	$(14,511)	$(16,931)

          The Company records a deferred tax liability associated with the excess of book basis over tax basis in the shares of subsidiaries not considered permanently invested. At January 1, 2011, the Company has not provided deferred U.S. income taxes on $77.7 million of unremitted earnings of its foreign subsidiaries where the earnings are considered permanently invested. If management decided to repatriate these earnings, they would become taxable in the United States. In the event of additional tax, unrecognized tax attributes may be available to reduce some portion of any U.S. income tax liability.
          The Company has $249.4 million of U.S. federal operating loss carryforwards that expire between 2024 and 2030. In addition, the Company has $876.6 million of aggregated state operating loss carryforwards that expire over various time periods, and has $139.9 million of foreign operating loss carryforwards, of which $66.5 million have an unlimited carryforward life and $57.9 million expire between 2011 and 2019. The remaining $15.5 million of foreign operating loss carryforwards expire between 2011 and 2030. The Company has potential tax benefits of $3.4 million of tax credit carryforwards on foreign jurisdictions, $1.1 million of which have an unlimited carryforward life, and the remaining $2.3 million expire between 2011 and 2019. The Company has $1.2 million of state credit carryforwards that expire between 2011 and 2020.
          A valuation allowance is recorded when, based on the weight of the evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the likelihood that a deferred tax asset will be realized, Management considers, among other factors, the trend of historical and projected future taxable income, the scheduled reversal of deferred tax liabilities, the carryforward period for net operating losses and credits as well as tax planning strategies available to the Company. After consideration of all available evidence both positive and negative, the Company has determined that valuation allowances of $190.5 million and $174.8 million are appropriate as of January 1, 2011 and January 2, 2010, respectively.
          A reconciliation of the beginning and ending amount of unrecognized tax benefits, included in Other Noncurrent Liabilities in the accompanying Consolidated Balance Sheet, excluding potential interest and penalties associated with uncertain tax positions, is as follows (in thousands):

Unrecognized tax benefits as of January 2, 2010	$29,366
Gross increases for tax positions of prior years	457
Gross decreases for tax positions of prior years	(24)
Increases in tax positions for the current year	1,797
Lapse of statute of limitations	(7,106)
Currency translation	(133)

Unrecognized tax benefits as of January 1, 2011	$24,357

          The total amount of unrecognized tax benefits as of January 1, 2011 and January 2, 2010 were $36.7 million and $42.1 million, respectively. These amounts include accrued interest and penalties of $12.3 million and $12.7 million at January 1, 2011 and January 2, 2010, respectively. Further, unrecognized tax benefits of $34.6 million represent the amount that, if recognized, would affect the effective tax rate of the Company in future periods. Included in the balance as of January 1, 2011 was $3.7 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next twelve months. This amount represents a decrease in unrecognized tax benefits comprised of items related to lapse of statute of limitations or settlement of issues.
          During the fiscal year ended January 1, 2011, the Company determined that it may be subject to PHC tax for past periods and established a liability in accordance with the recognition provisions of ASC 740. Generally, the PHC rules are commonly understood by tax professional to be focused on penalizing individuals who use holding companies to hold personal investments when the individual tax rates exceed corporate tax rates, and are therefore not typically applicable to corporations whose primary revenue source is from the manufacturing and sale of tangible products. However, based on certain ownership rules under the Internal Revenue Tax Code Sections that govern PHC’s that the Company was operating under at January 1, 2011 coupled with revenue source of specific subsidiaries, the PHC rules may apply. Although the Company believes that the PHC rules were not intended to apply to its situation, based on the specific facts and the specific tax rules, and the recognition rules of ASC 740, Management has established an amount under ASC 740.
          Management judgment is required in determining tax provisions and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions and related provisions may be challenged by various tax authorities. These tax positions and related provisions are reviewed on an ongoing basis and are adjusted as additional facts and information become available, including progress on tax audits, changes in interpretations of tax laws, developments in case law and closing of statute of limitations. The Company’s tax provision includes the impact of recording reserves and any changes thereto. As of January 1, 2011, the Company has a number of open tax years with various taxing jurisdictions that range from 2003 to 2010. In December, 2010, the Company filed for a ruling request from the IRS, with supplemental filings on June 2, 2011 and June 20, 2011. The Company is in discussions with the IRS to bring resolution to the PHC issue. However, the Company cannot be certain of the outcome of discussions with the IRS and whether such outcome will result in an amount of taxes, interest or penalties required to be paid that is materially higher or lower than the liability established on the Company’s balance sheet. Additionally, the results of current tax audits and reviews related to open tax years have not been finalized, and management believes that the ultimate outcomes of these audits and reviews will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
          The major jurisdictions where the Company files income tax returns include the United States, Canada, China, The Netherlands, France, Germany, Spain, Mexico, Colombia, and Argentina. The U.S. federal tax returns have been examined through fiscal 2004 and the foreign jurisdictions generally remain open and subject to examination by the relevant tax authorities for the tax years 2003 through 2010.
          The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.
Note 13. Pension and Postretirement Benefit Plans
          The Company and its subsidiaries sponsor multiple defined benefit plans and other postretirement benefit plans that cover certain employees. Benefits are primarily based on years of service and the employee’s compensation. It is the Company’s policy to fund such plans in accordance with applicable laws and regulations. The benefit obligations and related assets under these plans with respect to the 2010 and 2009 disclosures have been measured as of January 1, 2011 and January 2, 2010, respectively.

	U.S. Plans		Non-U.S. Plans
	Pension Benefits		Pension Benefits
	2010	2009	2010	2009
		(In thousands)
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$(12,870)	$(12,222)	$(105,527)	$(103,668)
Service costs	—	—	(1,984)	(2,160)
Interest costs	(730)	(763)	(5,215)	(6,052)
Participant contributions	—	—	(143)	(152)
Plan amendments	—	—	6,121	(155)
Actuarial (loss)/gain	(777)	(928)	(4,919)	8,045
Currency translation adjustment and other	—	—	4,312	(5,792)
Benefit payments	1,010	1,043	4,446	4,407

Projected benefit obligation at end of year	$(13,367)	$(12,870)	$(102,909)	$(105,527)

Change in Plan Assets:
Fair value of plan assets at beginning of year	$10,611	$8,102	$113,073	$93,763
Actual return on and additional plan assets	1,584	2,899	10,454	11,715
Employer and plan participant contributions	780	653	3,733	6,173
Benefit payments	(1,010)	(1,043)	(4,446)	(4,407)
Currency translation adjustment and other	—	—	(5,416)	5,829

Fair value of plan assets at end of year	$11,965	$10,611	$117,399	$113,073

Funded status	$(1,402)	$(2,259)	$14,490	$7,546
          The Company has plans whose fair value of plan assets exceeds the benefit obligation. In 2010 and 2009, the total amount netted in the funded status above for such plans approximates $21.4 million and $13.7 million, respectively. The Company also has plans whose benefit obligation exceeds the fair value of plan assets. In 2010 and 2009, the total amount netted in the funded status above for such plans approximates $8.3 million and $8.4 million, respectively. The total amount of prepaid benefit cost included in the net prepaid (accrued) benefit cost recognized related to these plans approximates $13.1 million in 2009 and $5.3 million in 2009.

	U.S.		Non-U.S.
	Postretirement		Postretirement
	Benefit Plans		Benefit Plans
	2010	2009	2010	2009
		(In thousands)
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year	$(44)	$(84)	$(5,903)	$(5,051)
`Additional benefit obligations	—	—	—	—
Service costs	—	—	(76)	(77)
Interest costs	—	(4)	(345)	(335)
Actuarial gain	—	—	427	(80)
Currency translation adjustment and other	—	—	(300)	(770)
Settlements/curtailments	38	39	—	—
Benefit payments	6	5	482	410

Projected benefit obligation at end of year	$—	$(44)	$(5,715)	$(5,903)

Change in Plan Assets:
Fair value of plan assets at beginning of year	$—	$—	$—	$—
Actual return on plan assets	—	—	—	—
Employer and plan participant contributions	6	5	482	410
Benefit payments	(6)	(5)	(482)	(410)
Currency translation adjustment and other	—	—	—	—

Fair value of plan assets at end of year	$—	$—	$—	$—

Funded status	$—	$(44)	$(5,715)	$(5,903)
          The following table summarizes the amounts recognized in the Consolidated Balance Sheet for the Company’s pension plans as of January 1, 2011 and January 2, 2010 (in thousands):

	U.S.		Non-U.S.
	Pension Plans		Pension Plans
	2010	2009	2010	2009
Other noncurrent assets	$—	$—	$21,363	$13,726
Accounts payable and accrued liabilities	—	—	(336)	(305)
Other noncurrent liabilities	(1,402)	(2,259)	(6,537)	(5,875)
Accumulated other comprehensive income	2,813	2,931	(5,823)	1,332

Net amounts recognized	$1,411	$672	$8,667	$8,878

          The following table summarizes the amounts recognized in the Consolidated Balance Sheet for the Company’s postretirement benefit plans as of January 1, 2011 and of January 2, 2010 (in thousands):

	U.S.		Non-U.S.
	Postretirement		Postretirement
	Benefit Plans		Benefit Plans
	2010	2009	2010	2009
Other noncurrent assets	$—	$—	$—	$—
Accounts payable and accrued liabilities	—	(44)	(490)	(515)
Other noncurrent liabilities	—	—	(5,225)	(5,388)
Accumulated other comprehensive income	—	(59)	(2,136)	(1,836)

Net amounts recognized	$—	$(103)	$(7,851)	$(7,739)

          The following table summarizes the amounts recorded in Accumulated other comprehensive income, in the Consolidated Balance Sheets, before taxes, for the Company’s pension plans as of January 1, 2011 and of January 2, 2010 (in thousands):

	U.S.		Non-U.S.
	Pension Plans		Pension Plans
	2010	2009	2010	2009
Transition net asset	$—	$—	$21	$41
Net actuarial (gain) loss	2,813	2,931	2,165	3,220
Prior service cost	—	—	(8,009)	(1,929)

Net amounts recognized	$2,813	$2,931	$(5,823)	$1,332

          The following table summarizes the amounts recorded in Accumulated other comprehensive income, in the Consolidated Balance Sheets, before taxes, for the Company’s postretirement benefit plans as of January 1, 2011 and of January 2, 2010 (in thousands):

	U.S.		Non-U.S.
	Postretirement		Postretirement
	Benefit Plans		Benefit Plans
	2010	2009	2010	2009
Transition net asset	$—	$—	$6	$8
Net actuarial (gain) loss	—	(59)	(1,725)	(1,401)
Prior service cost	—	—	(417)	(443)

Net amounts recognized	$—	$(59)	$(2,136)	$(1,836)

          Components of net periodic benefit costs for fiscal years 2010, 2009 and 2008 are as follows (in thousands):

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits
	2010	2009	2008	2010	2009	2008
		(In thousands, except percent data)
Components of net periodic benefit cost:
Current service costs	$—	$—	$—	$1,984	$2,160	$2,504
Interest costs on projected benefit obligation and other	730	763	772	5,215	6,052	5,789
Return on plan assets	(1,584)	(2,899)	4,295	(10,454)	(11,715)	4,267
Settlement loss	—	—	—	—	—	—
Net amortization of transition obligation and other	894	2,526	(5,361)	5,336	6,229	(10,612)

Periodic benefit cost, net	$40	$390	$(294)	$2,081	$2,726	$1,948

Weighted average assumption rates:
Return on plan assets	8.0%	8.0%	8.0%	2.5-6.0%	3.0-7.0%	2.75-7.5%
Discount rate on projected benefit obligations	5.41	5.86	6.50	4.75-8.50	5.00-8.50	5.50-9.00
Salary and wage escalation rate	N/A	N/A	N/A	2.0-4.5	2.0-5.0	2.0-3.0

	U.S. Postretirement			Non-U.S. Postretirement
	Benefit Plans			Benefit Plans
	2010	2009	2008	2010	2009	2008
		(In thousands, except percent data)
Components of net periodic benefit cost:
Current service costs	$—	$—	$—	$76	$78	$79
Interest costs on projected benefit obligation and other	—	4	6	345	335	347
Curtailment/settlement (gain) loss	—	—	(36)	—	—	—
Net amortization of transition obligation and other	(97)	(34)	(180)	(241)	(300)	(272)
Periodic benefit cost (benefit), net	$(97)	$(30)	$(210)	$180	$113	$154

Weighted average assumption rates:
Discount rate on projected benefit obligations	N/A	1.50%	6.50%	5.00-8.50%	5.75-8.50%	6.25-9.00%
          Discount rates are primarily based on the market yields of global bond indices for AA-rated corporate bonds, applied to a portfolio for which the term and currency correspond with the estimated term and currency of the obligation. During fiscal 2011, the Company expects to recognize amortization of actuarial gains/losses and prior service cost as components of net periodic benefit cost in the amounts of $0.3 million and $(0.6) million, respectively.
          During the fourth quarter of 2010, the Company amended a non-U.S. pension plan in the Netherlands. The primary plan amendment involved increasing the retirement age from 62 to 65 years and changing the basis of retirement benefits from the participants’ final pay to career average pay. The amendment was retroactive to January 1, 2010. The impact of the amendment was to reduce the pension benefit obligation by $6.1 million as of January 1, 2011. The amendment reduced net periodic pension cost by $0.7 million in fiscal 2010. The amendment will reduce net periodic pension cost in future fiscal years.
          In the fourth quarter of 2010, the Company approved amendments to its pension plan in Mexico, which will transition approximately 25% of the pension benefit obligation to a new defined contribution plan for certain employee groups, beginning January 1, 2011. This transition will occur over a 15 year period and is not expected to have a material impact on the Company’s financial statements.
          In the fourth quarter of 2007, the Company approved amendments to various postretirement benefit plans in the U.S. which curtailed or eliminated defined benefits previously available under the plans. The amendments, as adopted, eliminated the postretirement insurance benefits for all current retirees of the Company, and substantially all active employees. These plans were terminated at the end of fiscal 2010. The impact of this change did not materially impact the Company’s 2010 financial statements.
     Assumed health care cost trend rates
          The health care cost trend rate assumptions for the Company provided health care benefits for retirees in Canada are reflected in the following table. The Company does not provide post-employment health care benefits for retirees in other countries.

	January 1,	January 2,
	2011	2010
Weighted average health care cost trend rate assumed for next year	6.75%	6.60%
Rate to which the cost trend is expected to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reached the ultimate trend rate	2028	2028
          A one-percentage point increase in the assumed health care cost trend rate would have increased aggregate service and interest cost in 2010 by $0.1 million and the accumulated postretirement benefit obligation as of January 1, 2011 by $0.3 million. A one-percentage point decrease in the assumed health care cost trend rate would have decreased aggregate service and interest cost in 2010 by $0.1 million and the accumulated postretirement benefit obligation as of January 1, 2011 by $0.2 million.
     Pension Plan Assets
     Investment decisions
          The Company’s overall investment strategy is to achieve a blend of approximately 80 percent of investments for long-term growth and 20 percent for near-term benefit payments with a wide diversification of asset types, fund strategies and fund managers. The target allocations for plan assets are 40-55 percent in equity securities, 40-55 percent in corporate bonds and U.S. Treasury securities and the remainder in cash, cash equivalents or other types of investments. Equity securities primarily include investments in large-cap, mid-cap and small-cap companies principally located in the U.S. Fixed income securities include corporate bonds of companies of diversified industries and U.S. Treasuries. Other types of investments include hedge funds and private equity funds that follow several different strategies.
          The trust funds are sufficiently diversified to maintain a reasonable level of risk without imprudently sacrificing return. The Investment Managers select investment fund managers with demonstrated experience and expertise, and funds with demonstrated historical performance, for the implementation of the plans’ investment strategy. The Investment Managers will consider both actively and passively managed investment strategies and will allocate funds across the asset classes to develop an efficient investment structure.
          It is the responsibility of the Trustee to administer the investments of the Trust within reasonable costs. These costs include, but are not limited to, management and custodial fees, consulting fees, transaction costs and other administrative costs chargeable to the Trust.

     Major categories of plan assets and the expected rate of return
          The plans’ weighted-average asset allocations by asset category are as follows:

	2010	2009
Cash	3%	4%
Equity Securities	37	37
Fixed Income Securities	60	59

Total	100%	100%

          The following tables summarize the fair value of each major category of the Company’s pension plan assets as of January 1, 2011 and January 2, 2010 in each of the major regions where it has assets, along with a narrative description of how the overall expected long-term rate-of-return is determined.
     Total Pension Plan Assets
          Fair value measurements at January 1, 2011 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$4,011	$196	$3,815	$—
Total Equity Securities	47,955	8,516	39,439	—
Total Fixed Income Securities	77,398	3,253	74,145	—

Total	$129,364	$11,965	$117,399	$—

          Fair value measurements at January 2, 2010 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$5,141	$89	$5,052	$—
Total Equity Securities	45,475	7,479	37,996	—
Total Fixed Income Securities	73,068	3,043	70,025	—

Total	$123,684	$10,611	$113,073	$—

     U.S. Pension Plan Assets
          Fair value measurements at January 1, 2011 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$196	$196	$—	$—

Equity securities:
U.S. large-cap (a)	3,597	3,597	—	—
U.S. mid-cap (b)	1,394	1,394	—	—
Foreign equities	1,954	1,954	—	—
Emerging markets growth	1,571	1,571

Total Equity Securities	8,516	8,516	—	—

Fixed income securities:
Corporate bonds(c)	3,253	3,253	—	—

Total Fixed Income Securities	3,253	3,253	—	—

Total	$11,965	$11,965	$—	$—

(a)	This category consists of low-cost S&P 500 index funds, which are not actively managed.

(b)	This category consists of equity securities of U.S. companies with market capitalizations between $500 million and $5 billion.

(c)	This category consists of investment-grade bonds of U.S. issuers from diverse industries.

          Fair value measurements at January 2, 2010 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$89	$89	$—	$—

Equity securities:
U.S. large-cap (a)	6,380	6,380	—	—
Emerging markets growth	1,099	1,099

Total Equity Securities	7,479	7,479	—	—

Fixed income securities:
Corporate bonds (b)	3,043	3,043	—	—

Total Fixed Income Securities	3,043	3,043	—	—

Total	$10,611	$10,611	$—	$—

(a)	This category consists of low-cost S&P 500 index funds, which are not actively managed.

(b)	This category consists of investment-grade bonds of U.S. issuers from diverse industries.
          The Company selects the expected long-term rate-of-return-on-assets assumption for U.S. plan assets in consultation with their investment advisors and actuary. This rate is intended to reflect the average rate of earnings expected to be earned on the funds invested or to be invested to provide plan benefits. Historical performance is reviewed — especially with respect to real rates of return (net of inflation) — for the major asset classes held or anticipated to be held by the trust, and for the trust itself. Undue weight is not given to recent experience — that may not continue over the measurement period — with higher significance placed on current forecasts of future long-term economic conditions.

     Canadian Pension Plan Assets
          Fair value measurements at January 1, 2011 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$3,494	$—	$3,494	$—

Equity securities:
U.S. large-cap (a)	1,693	—	1,693	—
Canadian large cap(a)	5,586	—	5,586	—
Foreign large-cap	1,693	—	1,693	—

Total Equity Securities	8,972	—	8,972	—

Fixed income securities:
Corporate bonds (b)	7,559	—	7,559	—
Canadian government bonds	1,949	—	1,949	—

Total Fixed Income Securities	9,508	—	9,508	—

Total	$21,974	$—	$21,974	$—

(a)	This category consists of actively managed equities and low-cost Canadian S&P/TSX 60 index funds which are not actively managed.

(b)	This category consists of investment-grade bonds of Canadian issuers from diverse industries.
          Fair value measurements at January 2, 2010 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$3,395	$—	$3,395	$—

Equity securities:
U.S. large-cap(a)	2,509	—	2,509	—
Canadian large cap(a)	4,780	—	4,780	—
Foreign large-cap	2,084	—	2,084	—

Total Equity Securities	9,373	—	9,373	—

Fixed income securities:
Corporate bonds(b)	6,843	—	6,843	—
Mortgage-backed securities	560	—	560	—
Total Fixed Income Securities	7,403	—	7,403	—
Total	$20,171	$—	$20,171	$—

(a)	This category consists of actively managed equities and low-cost Canadian S&P/TSX 60 index funds which are not actively managed.

(b)	This category consists of investment-grade bonds of Canadian issuers from diverse industries.
          To estimate the expected long term rate of return on Canadian plan assets as of fiscal year end 2010, the Company considered the current level of expected returns on the bond portion of the portfolio, the historical level of risk premium associated with the other asset classes in which the portfolio is invested and the expectation for future returns on each asset class. The expected return for each asset class was weighted based on the target policy asset mix to develop an expected long-term rate of return on asset assumption for the portfolio.

     European Pension Plan Assets
          Fair value measurements at January 1, 2011 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$321	$—	$321	$—

Equity securities:
ING Global Equity funds(a)	23,676	—	23,676	—
Emerging markets growth	2,331	—	2,331	—
Non-US equities	4,460	—	4,460	—

Total Equity Securities	30,467	—	30,467	—

Fixed income securities:
ING Global Fixed Income Funds(b)	61,732	—	61,732	—
Other Foreign Fixed Income Funds	2,905	—	2,905	—

Total Fixed Income Securities	64,637	—	62,637	—

Total	$95,425	$—	$95,425	$—

(a)	This category consists of investments across various regions and sectors.

(b)	This category consists of investments in a wide range of bonds containing government bonds, investment grade corporate bonds and asset backed securities, emerging markets debt and lower rated high yield corporate bonds.
          Fair value measurements at January 2, 2010 ($ in thousands):

Category	Total	Level 1	Level 2	Level 3
Cash	$1,657	$—	$1,657	$—

Equity securities:
ING Global Equity funds (a)	21,849	—	21,849	—
Emerging markets growth	2,463	—	2,463	—
Non-US equities	4,311	—	4,311	—

Total Equity Securities	28,623	—	28,623	—

Fixed income securities:
ING Global Fixed Income Funds (b)	59,563	—	59,563	—
Other Foreign Fixed Income Funds	3,059	—	3,059	—

Total Fixed Income Securities	62,622	—	62,622	—

Total	$92,902	$—	$92,902	$—

(a)	This category consists of investments across various regions and sectors.

(b)	This category consists of investments in a wide range of bonds containing government bonds, investment grade corporate bonds and asset backed securities, emerging markets debt and lower rated high yield corporate bonds.
          To estimate the expected long term rate of return on European plan assets as of fiscal year end 2010, the Company used the expected long-term rates of return by asset categories projected by a portfolio simulator model. For each asset category, the model simulates a wide range of plausible scenarios of future capital market performance. The long-term average, or normative, levels incorporate a blend of historical capital market data and future expectations. The sources consulted in the determination of normative levels include investment consultants, plan sponsors, investment managers, economists, and academicians. Key variables maintained and used for the projections include interest rates, GDP, price inflation, government bond yields, credit spreads and currency.
          The Company’s practice is to fund amounts for its qualified pension plans at least sufficient to meet the minimum requirements set forth in applicable employee benefit laws and local tax laws. Liabilities for amounts in excess of these funding levels are included in the Consolidated Balance Sheet. Employer contributions to its pension plans in 2011 are expected to approximate $3.5 million.

     Expected Benefit Payments
          The following table reflects the total benefits projected to be paid from the plans or from the Company’s general assets, under the current actuarial assumptions used for the calculation of the projected benefit obligations and, therefore, may differ from projected benefit payments. The expected level of payments to, or on the behalf of, participants is as follows (in thousands):

	Pension	Postretirement
2011	$4,853	$490
2012	5,005	487
2013	5,265	483
2014	5,657	476
2015	6,560	471
2016 to 2020	36,718	2,221
          The Company sponsors several defined contribution plans through its domestic subsidiaries covering employees who meet certain service requirements. The Company makes contributions to the plans based upon a percentage of the employees’ contribution in the case of its 401(k) plans or upon a percentage of the employees’ salary or hourly wages in the case of its noncontributory money purchase plans. The cost of the plans was $2.4 million, $2.6 million and $2.8 million for fiscal 2010, 2009 and 2008, respectively.
Note 14. Stock Option and Restricted Stock Plans
          As more fully discussed in Note 25 “Subsequent Events”, concurrent with the Blackstone Acquisition, the Company’s stock options underlying the 2003 Stock Option Plan and the restricted shares and restricted share Shares underlying the Restricted Stock Plans were canceled and converted into the right to receive on January 28, 2011, (i) an amount in cash equal to the per share closing payment and (ii) on each escrow release date, an amount equal to the per share escrow payment, in each case, less any applicable withholding taxes. For the Company’s stock options, the amount in cash was adjusted by the exercise price of $6.00 per share.
     2003 Stock Option Plan
          The Polymer Group, Inc. 2003 Stock Option Plan (the “2003 Option Plan”), which expires December 3, 2013, was approved by the Company’s Board of Directors and shareholders and is administered by the Compensation Committee of the Board of Directors. The 2003 Option Plan approved the issuance of 400,000 non-qualified stock options to acquire shares of the Company’s Class A Common Stock. All options awarded provide for an exercise price of $6.00 per share, have a five-year life and vest, based on the achievement of various service and financial performance criteria, over a four-year period, with the initial awards beginning their vesting terms as of January 4, 2004. Vesting of the stock options may be accelerated on the occurrence of a change in control, as defined in the 2003 Option Plan, or other events. With respect to post-vesting restrictions, the 2003 Option Plan provides that each option must be exercised, if at all, upon the earlier to occur of (i) the date that is five years after the award date of the option or (ii) concurrently upon the consummation of a change in control, as defined. As of January 1, 2011 and January 2, 2010, the Company had awarded grants of non-qualified stock options to purchase 55,285 and 174,097 shares, respectively, of the Company’s Class A Common Stock. In March 2009, the Board of Directors approved a measure to cease making awards under the 2003 Option Plan.
          The Company accounts for the 2003 Option Plan in accordance with ASC 718. As of January 1, 2011, with respect to the 55,285 options to purchase Class A Common Stock awarded under the 2003 Option Plan, 7,840 were subject to future vesting based on the attainment of future performance targets, which targets had not been established as of January 1, 2011. Accordingly, pursuant to ASC 718, 47,445 options to purchase Class A Common Stock have been considered granted under the 2003 Option Plan as of January 1, 2011. During fiscal 2010, 116,112 options were exercised and 2,700 options were forfeited due to participant termination. For fiscal 2010, the Company achieved its performance targets; as a result, the Company recognized compensation costs attributable to performance-based awards for the 2010 fiscal year. For fiscal 2009, the Company achieved its performance targets; as a result, the Company recognized compensation costs attributable to performance-based awards for the 2009 fiscal year. For fiscal 2008, no compensation costs were recognized for awards with performance-based vesting as the performance targets were not achieved. On March 12, 2008, the Compensation Committee, in exercise of its discretion, granted 58 participants vesting credit equal to 100% of target representing 46,603 additional awards with a fair value at the grant date of $0.3 million. As a result, the Company recognized compensation expense in fiscal 2008 associated with the vesting of such awards not earned through the achievement of performance targets for fiscal 2007. The compensation costs related to the 2003 Option Plan were $0.2 million, $0.2 million and $0.7 million during fiscal years 2010, 2009 and 2008, respectively, and were included in Selling, general and administrative expenses in the Consolidated Statements of Operations.
          The following table summarizes the stock option activity related to the 2003 Option Plan for the years ended January 1, 2011, January 2, 2010 and January 3, 2009:

	2010	2009	2008
Unexercised options outstanding — beginning of period	174,097	178,622	380,675
Granted	—	16,055	46,093
Exercised	(116,112)	—	(10,941)
Forfeited	(2,700)	(20,580)	(72,833)
Expired/cancelled	—	—	(164,372)

Unexercised options outstanding — end of period	55,285	174,097	178,622

	2010	2009	2008
2003 Option Plan:
Vested options as of year-end	44,835	132,868	128,092
Exercisable options as of year-end	—	—	—
Shares available for future grant as of year-end	217,662	214,962	210,437
Weighted average exercise price per share	$6.00	$6.00	$6.00
          Information regarding the Company’s stock options granted, as defined by ASC 718, and outstanding as of January 1, 2011 is as follows:

		Expected
	Vested	to Vest
For options granted and outstanding:
Number of options	44,835	2,610
Weighted average exercise price	$6.00	$6.00
Aggregate intrinsic value (in $000s)	$448	$26
For nonvested options:
Compensation cost not yet recognized (in $000s)		$158
Weighted average period of recognition (years)		0.1
          The fair value of options granted is estimated using a Black-Scholes option pricing model using the following assumptions:

	2010	2009	2008
Annual dividend yield	0.0%	0.0%	0.0%
Weighted average expected life (years)	1.6	1.6	1.9
Risk-free interest rate	1.1%	1.1%	1.6%
Expected volatility	60.6%	46.2%	40.6%
Weighted average fair value per option granted	$9.09	$1.82	$6.35
          Expected volatility is based primarily on historical volatility. Historical volatility was computed using daily price observations for the period subsequent to the Effective Date. The Company believes this method produces an estimate that is representative of its expectations of the volatility over the expected life of its options. The Company has no reason to believe future volatility over the expected life of these options is likely to differ materially from historical volatility. The weighted-average expected life is based on the mandatory exercise provisions contained in the 2003 Option Plan. The risk-free interest rate is based on the U.S. treasury security rate estimated for the expected life of the options at the date of grant.
          ASC 718 requires the estimation of forfeitures when recognizing compensation expense and that the estimate of forfeiture be adjusted over the requisite service period should actual forfeitures differ from such estimates. Changes in estimated forfeitures, if significant, are recognized through a cumulative adjustment, which is recognized in the period of change and which impacts the amount of unamortized compensation expense to be recognized in future periods.

     Restricted Stock Plans
     2004 Restricted Stock Plan for Directors
          The Company’s shareholders and Board of Directors approved the 2004 Polymer Group, Inc. Restricted Stock Plan for Directors (the “2004 Restricted Plan”), which expires in 2014, for the issuance of restricted shares of the Company’s Class A Common Stock to Directors of the Company, as defined in the 2004 Restricted Plan. The 2004 Restricted Plan approved for issuance 200,000 restricted shares and is administered by a committee of the Company’s Board of Directors not eligible to receive restricted shares under the 2004 Restricted Plan. In May 2009, the Company’s shareholders approved an increase in the number of shares reserved for issuance under the 2004 Restricted Plan from 200,000 shares to 300,000 shares.
          In fiscal 2010, 2009 and 2008, the Company awarded 24,264, 72,192 and 18,065 restricted shares, respectively, to members of the Company’s Board of Directors for their Board service to the Company. In addition, 5,307 shares were surrendered to satisfy withholding tax requirements in fiscal 2010. The cost associated with these restricted stock grants, which vest over periods ranging to twenty-four months, totaled approximately $0.4 million, $0.5 million and $0.2 million for fiscal years 2010, 2009 and 2008, respectively, and was included in Selling, general and administrative expenses in the Consolidated Statements of Operations.
          Additionally, in April 2007, 50,000 restricted shares were issued pursuant to the terms of the Executive Employment Agreement entered into with the Company’s Chief Executive Officer. Such shares vest over a four year service period effective April 23, 2007, and such vesting will be accelerated upon a change in control, as defined therein, and the completion of a minimum service period. The compensation costs associated with such restricted shares issued under the terms of the Executive Employment Agreement totaled $0.3 million, $0.3 million and $0.3 million for fiscal years 2010, 2009 and 2008, respectively, and were included in Selling, general and administrative expenses in the Consolidated Statement of Operations. In addition, during fiscal years 2010 and 2008, 5,307 and 3,937 shares, respectively, were surrendered to satisfy withholding requirements. Compensation cost not yet recognized for such nonvested restricted shares issued under the terms of the Executive Employment Agreement was approximately $0.1 million as of January 1, 2011, and the weighted average period of recognition for such compensation was 0.3 years as of January 1, 2011.
          As of January 1, 2011, there remain 69,110 shares of the Company’s Class A Common Stock available to be awarded under the 2004 Restricted Plan.
     2005 Employee Restricted Stock Plan
          The Polymer Group, Inc. 2005 Employee Restricted Stock Plan (the “2005 Stock Plan”) was approved by the Company’s Board of Directors and shareholders and is administered by the Compensation Committee of the Company’s Board of Directors. The 2005 Stock Plan, which expires in 2015, approved for issuance 482,000 restricted shares to employees of the Company. Other than for certain shares initially awarded and immediately vested on January 20, 2006, March 12, 2008 and April 9, 2009, shares awarded under the 2005 Stock Plan primarily vest 25% on each of the grant’s anniversary dates based on a combination of service and/or the achievement of certain performance targets. Vesting of the restricted shares, other than those shares issued pursuant to the terms of the Executive Employment Agreement entered into with the Company’s Chief Executive Officer, may be accelerated on the occurrence of a change in control, as defined in the 2005 Stock Plan, or other events. Vesting of shares awarded under the Executive Employment Agreement will be accelerated under a change in control, as defined therein, and the completion of a minimum service period.
          In March 2009, the Board of Directors approved a measure to cease making awards under the 2005 Stock Plan. As of January 1, 2011, awards of 367,009 shares of the Company’s Class A Common Stock were outstanding and 114,991 shares were available for future award under the 2005 Stock Plan. During fiscal 2010, 11,309 shares were surrendered by employees to satisfy withholding tax requirements and 5,000 shares were forfeited. During fiscal 2009, 144,272 restricted shares were granted to employees, including 23,305 shares which were considered re-granted to certain employees of the Company. In addition, 46,436 shares were surrendered during fiscal 2009 by employees to satisfy withholding requirements and 50,615 shares were forfeited. The Company accounts for the 2005 Stock Plan in accordance with ASC 718. As of January 1, 2011, of the 367,009 shares awarded and outstanding under the 2005 Stock Plan, 20,985 shares are subject to future vesting based on the attainment of future performance targets, which targets had not been established as of January 1, 2011. Accordingly, pursuant to the provisions of ASC 718, 346,024 restricted shares are considered granted under the 2005 Stock Plan as of January 1, 2011. Compensation cost not yet recognized for nonvested restricted shares considered granted under the 2005 Stock Plan was approximately $0.4 million as of January 1, 2011, and the weighted average period of recognition for such compensation was 1.2 years as of January 1, 2011.
          During fiscal 2008, 158,304 restricted shares were awarded to certain employees of the Company, of which 35,000 shares were awarded under the terms of the Executive Employment Agreement. In addition, 41,917 shares were surrendered during fiscal 2008 by employees to satisfy withholding requirements and to satisfy the exercise price for options exercised during fiscal 2008; 35,219 shares were forfeited during fiscal 2008.
          A summary of the status of the Company’s nonvested shares issued under the 2005 Stock Plan as of January 1, 2011, and changes for the year ended January 1, 2011, is presented below:

		Weighted-
		Average
		Grant Date
	Shares	Fair Value
Nonvested shares at January 2, 2010	81,480	$12.58
Shares:
Granted	—	—
Vested	(54,400)	10.33
Forfeited	(5,000)	17.11
Nonvested shares at January 2, 2010	22,080	13.26
          The total fair value of shares vested during the fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009 were $0.8 million, $1.2 million and $2.2 million, respectively.
          Compensation costs associated with the 2005 Stock Plan totaled $1.3 million, $0.7 million and $1.8 million for fiscal years 2010, 2009 and 2008, respectively, and were included in Selling, general and administrative expenses in the Consolidated Statements of Operations.
     2008 Long-Term Stock Incentive Plan
          The Polymer Group, Inc. 2008 Long-Term Stock Incentive Plan (the “2008 LTI Stock Plan”) was approved by the Company’s shareholders and Board of Directors and is administered by the Compensation Committee of the Company’s Board of Directors. The 2008 LTI Stock Plan, which expires in 2018 unless terminated by the Company’s Board of Directors sooner, and initially reserved for issuance 425,000 shares of the Company’s Class A Common Stock to employees of the Company. In May 2009, the Company’s shareholders approved an increase in the number of shares reserved for issuance under the 2008 LTI Stock Plan from 425,000 shares to 1,075,000 shares. The Compensation Committee may, from time to time, award a variety of equity-based incentives under the 2008 LTI Stock Plan to such employees and in such amounts and with specified restrictions as it determines appropriate in the circumstances. Such awards may be granted under the 2008 LTI Stock Plan in the form of either incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, performance awards or other types of stock awards that involve the issuance of, or that are valued by reference to, shares of the Company’s Class A Common Stock. Vesting, which will be determined by the Compensation Committee of the Company’s Board of Directors, may be accelerated on the occurrence of a change in control or other events, as defined.
          During fiscal years 2010, 2009 and fiscal 2008, various awards were approved and issued to certain employees of the Company under the 2008 LTI Stock Plan. During fiscal 2010, the Company awarded 212,320 service-based restricted stock of the Company’s Class A Common Stock and 262,488 restricted stock units, of which 248,449 would vest based on the achievement of 2010 performance targets and the completion of requisite service periods. Additionally, 252,728 restricted stock units were converted to restricted stock, of which 83,398 vested upon award, based on the Company achieving the maximum level of the performance targets for fiscal 2009. Also, during fiscal 2010, 75,332 shares were surrendered to satisfy withholding tax requirements and 42,247 shares were forfeited.

          In fiscal 2009, these awards originally included 57,432 service-based restricted shares, 17,933 service-based restricted stock units and 146,884 restricted stock units that vest, at targeted levels, based on the achievement of 2009 performance targets and the completion of requisite service periods. The Company exceeded its performance targets for fiscal 2009 and, as a result, 254,616 restricted stock units will be settled in the form of restricted shares in fiscal 2010 for 2009 performance. In fiscal 2009, awards were also made to certain employees who elected to receive restricted stock and/or restricted stock units in lieu of receiving cash bonus payments otherwise due under the Company’s 2008 Short Term Incentive Plan. These awards included 91,058 restricted shares which vested at the grant date, 157,793 service-based restricted shares and 15,759 service-based restricted stock units. In addition, during fiscal 2009, 440 shares and 127,806 restricted stock units were forfeited, including 122,515 shares awarded in fiscal 2008 subject to the achievement of fiscal 2008 performance targets. All restricted stock units will be settled in the form of restricted shares upon vesting.
          During fiscal 2008, awards were approved and issued to certain employees of the Company which included 51,261 service-based restricted shares, 16,202 service-based restricted stock units and 133,306 restricted stock units that vested based on the achievement of 2008 performance targets, which were not achieved, and the completion of requisite service periods. In addition, during fiscal 2008, 5,315 shares and 10,791 restricted stock units were forfeited. All restricted stock units will be settled in the form of restricted shares upon vesting.
          As of January 1, 2011, awards of 689,450 shares of the Company’s Class A Common Stock and 277,871 restricted stock units were outstanding, of which, 220,217 shares were vested. As of January 1, 2011, 107,679 shares are considered available for future grant under the 2008 LTI Stock Plan. The compensation costs associated with the 2008 LTI Stock Plan totaled $4.5 million, $1.6 million and $0.2 million for fiscal 2010, 2009 and 2008, respectively, and are included in Selling, general and administrative expenses in the Consolidated Statements of Operations. Compensation cost not yet recognized for awards under the 2008 LTI Stock Plan was approximately $5.2 million as of January 1, 2011, and the weighted average period of recognition for such compensation was 0.9 years as of January 1, 2011. The total fair value of shares vested during the fiscal year ended January 1, 2011, was $1.7 million.
          A summary of the status of the Company’s nonvested shares issued under the 2008 LTI Stock Plan as of January 1, 2011, and changes for the year ended January 1, 2011, is presented below:

		Weighted-
		Average Grant
		Date Fair
	Shares	Value
Nonvested shares at January 2, 2010	541,927	$7.82
Shares:
Granted	466,557	20.01
Vested	(219,133)	7.72
Forfeited	(42,247)	9.58

Nonvested shares at January 1, 2011	747,104	15.36

     Other Compensation Arrangement
          On March 31, 2010, the Company entered into a new employment agreement with its Chief Executive Officer (the “March 2010 CEO Employment Agreement”) that provides for a one-time award of equity and cash at the expiration date of the agreement (the “Retirement Incentive”). The equity award component is dependent upon an ending stock price at the measurement date, defined in the agreement, and will range between 20,000 shares and 100,000 shares. The cash award will be equal to thirty percent of the future value of the aforementioned equity award component, but will not be less than $250,000 or greater than $1,000,000. At the time that the Company entered into the March 2010 CEO Employment Agreement, management concluded that the stock award component would be accounted for as a “Equity-classified award” as defined with ASC 718, since the Company intends to issue PGI common shares. In addition, the Company currently intends for the future stock award to be issued under the 2008 LTI Stock Plan. Further, management has concluded that the cash award should be accounted for as a “Liability-classified award” as defined with ASC 718, since the Company intends to pay cash for this compensation component. The Company recognized compensation costs of $0.3 million in fiscal year 2010. As of January 1, 2011, the Company anticipates that it will recognize compensation expense of $1.4 million from the period March 31, 2010 through April 2013.

          However, in contemplation of the Blackstone Acquisition, the Company’s Chief Executive Officer entered into an employment agreement which became effective on January 28, 2011 and superseded the March 2010 CEO Employment Agreement. Accordingly, as of January 28, 2011, the Chief Executive Officer has no further rights under the March 2010 CEO Employment.
Note 15. Other Operating (Income) Loss, Net and Foreign Currency Loss (Gain), Net
          For fiscal 2010, Other operating (income) loss, net includes (i) income of $0.7 million associated with a customer licensing agreement related to the third-party manufacture of product, and (ii) income of $0.1 million associated with net foreign currency losses. For fiscal 2009, Other operating (income) loss, net includes (i) income of $1.5 million associated with a customer licensing agreement related to the third-party manufacture of product, and (ii) a gain of $3.2 million associated with net foreign currency gains. For fiscal 2008, Other operating (income) loss, net includes (i) income of $1.5 million associated with a customer licensing agreement related to the third-party manufacture of product, and (ii) a loss of $6.5 million associated with net foreign currency losses.
     Foreign Currency (Gain) Loss, Net
          For international subsidiaries which have the U.S. dollar as their functional currency, local currency transactions are remeasured into U.S. dollars, using current rates of exchange for monetary assets and liabilities. Gains and losses from the remeasurement of such monetary assets and liabilities are reported in Other operating (income) loss, net in the Consolidated Statements of Operations. Likewise, for international subsidiaries which have the local currency as their functional currency, gains and losses from the remeasurement of monetary assets and liabilities not denominated in the local currency are reported in Other operating (income) loss, net in the Consolidated Statements of Operations. Additionally, currency gains and losses have been incurred on intercompany loans between subsidiaries, and to the extent that such loans are not deemed to be permanently invested, such currency gains and losses are also reflected in Foreign currency and other (gain) loss, net in the Consolidated Statements of Operations.
          The Company includes gains and losses on receivables, payables and other operating transactions as a component of operating income in Other operating (income) loss, net. Other foreign currency gains and losses, primarily related to intercompany loans and debt and other non-operating activities, are included in Foreign currency and other (gain) loss, net.
          The Company’s foreign currency loss (gain), net is shown in the table below (in thousands):

	2010	2009	2008
Included in Other operating (income) loss, net	$(69)	$(3,279)	$6,460
Included in Foreign currency and other loss, net	1,397	4,292	(40)

	$1,328	$1,013	$6,420

Note 16. Derivatives and Other Financial Instruments and Hedging Activities
          The Company is exposed to certain risks arising from business operations and economic factors. The Company uses derivative financial instruments to manage market risks and reduce its exposure to fluctuations in interest rates and foreign currencies. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes.
          The Company uses interest-rate derivative instruments to manage its exposure related to movements in interest rates with respect to its debt instruments. On February 12, 2009, as disclosed in Note 11 “Debt,” to mitigate its interest rate exposure as required by the Credit Facility, the Company entered into a pay-fixed, receive-variable interest rate swap (the “2009 Interest Rate Swap”), which effectively converts the variable LIBOR-based interest payments associated with $240.0 million of the Term Loan to fixed amounts at a LIBOR rate of 1.96%. This interest rate swap agreement became effective on June 30, 2009 and expires on June 30, 2011. Cash settlements will be made monthly and the floating rate will be reset monthly, coinciding with the reset dates of the Credit Facility.
          In accordance with ASC 815, the Company designated the 2009 Interest Rate Swap as a cash flow hedge of the variability of interest payments with changes in fair value of the 2009 Interest Rate Swap recorded in

Accumulated other comprehensive income in the Consolidated Balance Sheets. As of September 17, 2009, in conjunction with the Amendment and in accordance with ASC 815-30, the Company concluded that 92% (which represents the approximate percentage of the Tranche 1 Term Loan debt considered extinguished by the Amendment) of the 2009 Interest Rate Swap was no longer effective; accordingly, 92% of $3.9 million related to the 2009 Interest Rate Swap and included in Accumulated Other Comprehensive Income was frozen and will be reclassified to earnings as future interest payments are made throughout the term of the 2009 Interest Rate Swap. This portion of the notional amount no longer met the criteria for cash flow hedge accounting treatment in accordance with ASC 815. See Note 17 “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities” for the fair value measurement disclosures for these assets and liabilities.
          Through June 2009, the Company had a pay-fixed, receive-variable interest rate swap, effectively converting the variable LIBOR-based interest payments associated with $240.0 million of the debt to fixed amounts at a LIBOR rate of 5.085% (the “2007 Swap”). This interest rate swap agreement became effective on May 8, 2007 and expired on June 29, 2009. Cash settlements were made quarterly and the floating rate was reset quarterly, coinciding with the reset dates of the Credit Facility.
          The impacts of these swaps on Interest expense, net in the Consolidated Statements of Operations were increases of $4.1 million, $7.2 million and $3.9 million for fiscal years 2010, 2009 and 2008.
          As more fully disclosed in Note 25 “Subsequent Events”, concurrent with the Blackstone Acquisition, the Company settled the 2009 Interest Rate Swap liability since the Company repaid its credit facility.
          On February 8, 2010, the Company entered into a series of foreign exchange forward contracts (put options and call options) with a third-party financial institution that provided for a floor and ceiling price on payments related to the Company’s new line under construction in Suzhou, China. The objective of the combination foreign exchange forward contracts is to hedge the changes in fair value of a firm commitment to purchase equipment attributable to changes in foreign currency rates between the Euro and U.S. dollar through the date of acceptance of the equipment. The original notional amount of the contracts with the third party, which expire on various dates through fiscal 2012, was €25.6 million, which will result in a U.S. dollar equivalent range of $34.6 million to $36.2 million. Cash settlements under the forward contracts coincide with the payment dates on the equipment purchase contract.
          In August 2010, the Company executed an amendment to the underlying equipment purchase contract which resulted in a €0.7 million reduction of one of the scheduled payments. Accordingly, the Company modified the notional amounts of the foreign exchange contracts which coincided with the date of the amended payment to maintain the synchronization of the foreign exchange forward contracts with the underlying contract payments, as amended. As a result, the foreign exchange forward contracts remain highly effective and continue to qualify for hedge accounting treatment, in accordance with ASC 815. The revised notional amount of €24.9 million results in a U.S. dollar equivalent range of $33.6 million to $35.1 million.
          As of January 1, 2011, the Company continues to recognize the asset associated with the unrecognized firm commitment and the liability associated with the foreign exchange forward contracts. The impact of these contracts on Foreign currency and other loss, net in the Consolidated Statements of Operations was a gain of $0.05 million for fiscal year 2010. For fiscal year 2009, there was no impact as the contracts did not exist during that period.
          The following table summarizes the aggregate notional amount and estimated fair value of the Company’s derivative instruments as of January 1, 2011 and January 2, 2010 (in thousands):

	As of January 1, 2011		As of January 2, 2010
	Notional	Fair Value	Notional	Fair Value
Cash flow hedges:
Interest rate swaps(1)	$18,693	$163	$18,693	$283
Interest rate swaps — undesignated(1)	221,307	1,872	221,307	3,256
Foreign currency hedges:
Foreign exchange contracts	21,661	542	—	—

Net value	$261,661	$2,577	$240,000	$3,539

(1)	Comprised of a $240.0 million notional amount interest rate swap agreement that was executed and became effective on June 20, 2009 and matures on June 30, 2011.

          The following tables summarize the effect on income by derivative instruments for the following periods:

	Amount of Gain (Loss) Recognized in
	Accumulated OCI on Derivative
	(Effective Portion)
	2010	2009	2008
Derivatives in Cash Flow Hedging Relationships
Derivatives designated as hedging instruments:
Interest rate contracts	$120	$(1,323)	$(4,087)
Derivatives not designated as hedging instruments	N/A	N/A	N/A

	Amount of Gain (Loss)
	Reclassified from Accumulated OCI
	into Income(1)
	2010		2009	2008
Derivatives in Cash Flow Hedging Relationships
Derivatives designated as hedging instruments:
Interest rate contracts	$	N/A	$(4,458)	$(3,893)
Derivatives not designated as hedging instruments		(2,240)	(777)	N/A

(1)	Amount of Gain (Loss) (Effective Portion) Reclassified from Accumulated Other Comprehensive Income into Income is located in Interest Expense, net in the Consolidated Statements of Operations.
Note 17. Fair Value of Financial Instruments and Non-Financial Assets and Liabilities
          The Company adopted ASC 820, which outlines a valuation framework and creates a fair value hierarchy that distinguishes between market assumptions based on market data (observable inputs) and a reporting entity’s own assumptions about market data (unobservable inputs). The standard increases the consistency and comparability of fair value measurements and related disclosures. Fair value is identified, under the standard, as the price that would be received to sell an asset or paid to transfer a liability at the measurement date (an exit price). The financial derivatives are valued based on the prevailing market yield information on the date of measurement. The guidance establishes three levels of inputs that may be used to measure fair value, as follows:
     Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
     Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that derived principally from or are corroborated by observable market data correlation or other means (market corroborated inputs).
     Level 3 — Unobservable inputs, only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
          In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s financial assets and liabilities that are required to be measured at fair value, on a recurring basis, as of January 1, 2011 and January 2, 2010. The firm commitment identified within the table below is recorded on the Company’s Consolidated Balance Sheets within Property, plant and equipment, net and the foreign exchange contract identified within the table below is recorded on the Company’s Consolidated Balance Sheets within Accounts payable and accrued liabilities. The interest rate swap agreements that are identified within the table below are recorded on the Company’s Consolidated Balance Sheets within Accounts payable and accrued liabilities (in thousands):

		Quoted Prices in
	As of	Active Markets	Significant Other
	January 1,	for Identical	Observable	Unobservable
	2011	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Firm commitment	$589	—	$589	—
Derivative liabilities:
Interest rate swap agreements	(2,035)	—	(2,035)	—
Foreign exchange contract	(542)	—	(542)	—

Quoted Prices in
	As of	Active Markets	Significant Other
	January 2,	for Identical	Observable	Unobservable
	2010	Assets (Level 1)	Inputs (Level 2)	Inputs (Level 3)
Derivative liabilities:
Interest rate swap agreements	(3,539)	—	(3,539)	—
          The fair value of the interest rate swap agreements and foreign forward exchange contracts are based on indicative price information obtained via a third-party valuation.
          In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s non-financial assets and liabilities that are required to be measured at fair value, on a non-recurring basis, as of January 1, 2011 and the corresponding fair value measurements that were recorded during the period ended January 1, 2011 (in thousands):

Quoted Prices
		in Active	Significant
	Fiscal Period	Markets for	Other
	Ended January 1,	Identical Assets	Observable	Unobservable
	2011	Level 1	Inputs Level 2	Inputs Level 3
Long-lived assets held for sale(1)	$3,415	—	$2,590	$825	$—

(1)	Long-lived assets held for sale in Level 2 Inputs reflect the current sales price at which certain property held for sale is currently being marketed based on local market conditions, less costs to sell. The equipment included in Level 3 assets reflects management’s best estimate at which the respective equipment will be sold based on market conditions for used equipment, less costs to sell.
          The Company has estimated the fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value for non-traded financial instruments. Accordingly, such estimates are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The carrying value of cash and cash equivalents, accounts receivable, inventories, accounts payable and accrued liabilities and short-term borrowings are reasonable estimates of their fair values. The carrying amount and estimated fair value of the Company’s long-term debt as of January 1, 2011 and January 2, 2010 is presented in the following table (in thousands):

	As of January 1, 2011		As of January 2, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt (including current portion)	$331,779	$330,203	$338,942	$333,189
          See Note 16 “Derivatives and Other Financial Instruments and Hedging Activities” for additional disclosures related to the Company’s derivative instruments.

Note 18. Shareholders’ Equity
          As of January 1, 2011 and January 2, 2010, the Company’s authorized capital stock consisted of the following classes of stock:

		Authorized
Type	Par Value	Shares
Preferred stock	$.01	173,000
Class A common stock	$.01	39,200,000
Class B convertible common stock	$.01	800,000
Class C convertible common stock	$.01	118,453
Class D convertible common stock	$.01	498,688
Class E convertible common stock	$.01	523,557
          All classes of the common stock have similar voting rights. In accordance with the Amended and Restated Certificate of Incorporation, all shares of Class B, C, D and E Common Stock may be converted into an equal number of shares of Class A Common Stock. The shares of preferred stock may be issued from time to time with such designation, preferences, participation rights and optional or special rights (including, but not limited to, dividend rates, voting rights, and maturity dates).
          As discussed in Note 4 “Acquisitions”, associated with Phase I of the Tesalca-Texnovo acquisition, the Company issued common shares that were subject to certain transfer restrictions since they have not been registered pursuant to the Securities Act of 1933. In addition, the Issued Securities were subject to a shareholders agreement between the Sellers and MatlinPatterson Global Opportunities Partners, L.P., the Company’s 65% shareholder of record (the “Shareholders Agreement”), that provides that the Sellers agreed not to sell, assign, transfer, gift, pledge, encumber, hedge or otherwise alienate of dispose of, whether voluntary or involuntarily, by operation of law or otherwise (“Transfer”), or agree to so Transfer, the Issued Securities by it or any right or interest therein for a period of one year after issuance.
          In addition, the Shareholders Agreement provided for other restrictions and rights, including: restrictions on the transfer of any Issued Securities to any party that, in the reasonable determination of the Company’s Board of Directors, directly competes with the Company or is a customer, supplier or distributor of the Company, subject to certain tag-along and drag-along rights. Furthermore, the Shareholders Agreement provided that the Sellers are entitled to appoint a director to the Company’s board of directors, subject to the relevant qualifications and standards set-forth in the Company’s corporate governance documents and the rules and regulations of the Securities and Exchange Commission.
          As of January 1, 2011, all authorized shares of the Class D Common Stock and Class E Common Stock were issuable upon the exercise, at $.01 per share, of Series A warrants to purchase shares of Class D common stock and Series B warrants to purchase shares of Class E common stock, respectively (“Warrants”). The Warrants expired unexercised.
          Due to the Blackstone Acquisition, more fully described in Note 25 “Subsequent Events”, the Company’s equity securities identified within the preceding disclosures were cancelled and replaced with new stock issued to an entity indirectly owned by investment funds affiliated with The Blackstone Group and management investors, and as a result, the Company became a privately-held company.
Note 19. Segment Information
          The Company’s reportable segments consist of U.S. Nonwovens, Europe Nonwovens, Asia Nonwovens, Latin America Nonwovens and Oriented Polymers. This reflects how the overall business is managed by the Company’s senior management and reviewed by the Board of Directors. The Nonwovens businesses sell to the same end-use markets, such as hygiene, medical, wipes and industrial markets. Sales to P&G accounted for more than 10% of the Company’s sales in each of the periods presented. Sales to this customer are reported primarily in the Nonwovens segments and the loss of these sales would have a material adverse effect on this segment.

          The segment information presented in the table below excludes the results of Difco and Fabpro. As discussed in further detail in Note 5 “Discontinued Operations”, both Difco and Fabpro are accounted for as assets held for sale, in accordance with the guidance of ASC 360.
          The Company recorded charges in the Consolidated Statements of Operations during the fiscal years 2010, 2009 and 2008 relating to special charges, net and acquisition and integration expenses that have not been allocated to the segment data.
          Financial data by segment is as follows (in thousands):

	2010	2009	2008
Net sales
U.S. Nonwovens	$326,812	$302,326	$385,407
Europe Nonwovens	282,076	159,436	196,643
Asia Nonwovens	129,370	108,764	122,879
Latin America Nonwovens	306,480	234,320	266,492
Oriented Polymers	61,473	45,759	54,773

	$1,106,211	$850,605	$1,026,194

Operating income (loss)
U.S. Nonwovens	$24,546	$34,559	$26,444
Europe Nonwovens	13,577	2,195	11,604
Asia Nonwovens	25,166	23,229	16,249
Latin America Nonwovens	41,599	42,399	17,287
Oriented Polymers	3,256	2,426	2,244
Unallocated Corporate	(38,868)	(30,076)	(24,808)
Eliminations	(30)	36	118

	69,246	74,768	49,138
Acquisition and integration expenses	(1,742)	(1,789)	—
Special charges, net	(17,993)	(20,763)	(20,088)

	$49,511	$52,216	$29,050

Depreciation and amortization expense included in operating income (loss)
U.S. Nonwovens	$14,875	$14,981	$17,171
Europe Nonwovens	5,156	6,593	6,055
Asia Nonwovens	7,091	9,022	8,492
Latin America Nonwovens	16,825	15,521	14,149
Oriented Polymers	450	373	651
Unallocated Corporate	952	749	544

Depreciation and amortization expense included in operating income	45,349	47,239	47,062
Amortization of loan acquisition costs	867	1,105	1,406

	$46,216	$48,344	$48,468

Capital spending
U.S. Nonwovens	$11,774	$2,516	$13,685
Europe Nonwovens	3,166	782	1,526
Asia Nonwovens	26,865	442	901
Latin America Nonwovens	1,310	38,477	17,329
Oriented Polymers	534	347	389
Corporate	1,521	851	598

	$45,170	$43,415	$34,428

Division assets
U.S. Nonwovens	$167,517	$178,449	$212,291
Europe Nonwovens	198,942	200,642	172,695
Asia Nonwovens	139,134	102,917	99,552
Latin America Nonwovens	239,496	256,956	233,246
Oriented Polymers	24,640	19,159	17,138
Corporate	7,691	3,763	1,619
Discontinued Operations	18,805	17,096	53,555
Eliminations	(64,248)	(79,071)	(87,925)

	$731,977	$699,911	$702,171

     Geographic Data:
          Export sales from the Company’s United States operations to unaffiliated customers approximated $33.5 million, $40.3 million and $55.6 million during fiscal years 2010, 2009 and 2008, respectively. Geographic data for the Company’s operations, based on the geographic region that the sale is made from, are presented in the following table (in thousands):

	2010	2009	2008
Net sales
United States	$332,624	$305,084	$388,132
Canada	56,885	43,003	51,296
Europe	280,852	159,436	197,393
Asia	129,370	108,763	122,880
Latin America	306,480	234,319	266,493

	$1,106,211	$850,605	$1,026,194

Operating income (loss)
United States	$(12,275)	$4,250	$2,307
Canada	1,200	2,109	867
Europe	13,584	2,193	11,545
Asia	25,180	23,217	16,697
Latin America	41,557	42,999	17,722

	69,246	74,768	49,138
Acquisition and integration expenses	(1,742)	(1,789)	—
Special charges, net	(17,993)	(20,763)	(20,088)

	$49,511	$52,216	$29,050

Depreciation and amortization expense included in operating income (loss)
United States	$15,810	$15,759	$17,764
Canada	413	345	603
Europe	5,210	6,592	6,054
Asia	7,091	9,023	8,492
Latin America	16,825	15,520	14,149

Depreciation and amortization expense included in operating income	45,349	47,239	47,062
Amortization of loan acquisition costs	867	1,105	1,406

	$46,216	$48,344	$48,468

Property, plant and equipment, net
United States	$85,889	$91,700	$105,379
Canada	2,935	2,709	2,346
Europe	28,885	33,203	37,928
Asia	77,313	54,596	62,826
Latin America	128,112	145,864	126,460

	$323,134	$328,072	$334,939

Note 20. Commitments and Contingencies
     Non-affiliate Leases
          The Company leases certain manufacturing, warehousing and other facilities and equipment under operating leases. The leases on most of the properties contain renewal provisions. Rent expense (net of sub-lease income), including incidental leases, approximated $9.8 million, $5.0 million and $4.5 million in fiscal years 2010, 2009 and 2008, respectively. The expenses are generally recognized on a straight-line basis over the life of the lease. The approximate minimum rental payments required under non-affiliate operating leases that have initial or remaining non-cancelable lease terms in excess of one year at January 1, 2011 are presented in the following table (in thousands):

Gross Minimum
Rental Payments
2011	$9,796
2012	8,528
2013	6,155
2014	5,578
2015	5,109
Thereafter	5,197

$40,363

          Included within the gross minimum rental payments in the table above are rental payments of approximately $32.1 million (€24.0 million, using the € to $ exchange rate as of January 1, 2011) that are attributable to the Building and Equipment Lease agreement between PGI Spain and Tesalca-Texnovo. As discussed in further detail within Note 24 “Subsequent Events”, on January 28, 2011, the Company exercised the Call Option over the assets underlying the Building and Equipment Lease which resulted in the respective assets being acquired by the Company. As a result, the Company will no longer have the related future rental obligations of $32.1 million disclosed above.
     Purchase Commitments
          At January 1, 2011, the Company had commitments of approximately $100.3 million, $54.0 million of which related to the purchase of raw materials. Of the remaining $46.3 million, $21.9 million represents commitments for the acquisition of a new spunmelt line in China, further discussed below; $15.4 million represents construction commitments related to the building addition to the Company’s Waynesboro, Virginia manufacturing facility associated with the U.S. Spunmelt Expansion Project, further discussed below; $8.2 million represents standby letters of credit associated with the Company’s Revolving Credit Facility; and $0.8 million related to the purchase of maintenance and converting services.
     China Medical Expansion Project
          On January 19, 2010, the Company entered into a firm purchase commitment to acquire a new spunmelt line to be installed at its manufacturing facility in Suzhou, China that will manufacture nonwoven products for the medical market (the “New Suzhou Medical Line”). As discussed in Note 11, “Debt”, in the third quarter 2010 the Company entered into a credit facility to finance approximately $20.0 million of the New Suzhou Medical Line. The Company will fund the remaining amount of the New Suzhou Medical Line using a combination of existing cash balances, internal cash flows and existing U.S. based credit facilities. As of January 1, 2011, the estimated total remaining project expenses related to the New Suzhou Medical Line were approximately $39.2 million, which includes the remaining $21.9 million for the acquisition of a new spunmelt line, and are expected to be expended through first quarter of fiscal year 2012.
     U.S. Spunmelt Expansion Project
          On June 24, 2010, Chicopee, Inc. (“Chicopee”), a wholly owned subsidiary of the Company, entered into an Equipment Lease Agreement (the “Agreement”) with Gossamer Holdings, LLC, a Delaware limited liability company (“Gossamer”). Pursuant to the Agreement, Chicopee will lease an integrated manufacturing line for the production of heat sealed polypropylene nonwoven fabrics (the “Equipment”) from Gossamer for a seven-year period (the “Basic Term”) beginning upon Chicopee’s acceptance of the Equipment (the “Basic Term Commencement Date”), which occurred on October 7, 2011. The Equipment is installed, along with other equipment owned by Chicopee, at the Company’s manufacturing facility in Waynesboro, Virginia and the integrated new spunmelt line will manufacture nonwoven products primarily for the hygiene market and to a lesser extent the medical market. The capitalized cost amount approximated $53.6 million. From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make annual lease payments of approximately $8.3 million to Gossamer. The aggregate monthly lease payments to Gossamer under the Agreement, which is subject to adjustment, is expected to approximate $57.9 million. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Agreement.
          China Hygiene Expansion Project. On June 24, 2011, the Company entered into a firm purchase commitment to acquire a fourth spunmelt line to be installed at our manufacturing facility in Suzhou, China, that will manufacture nonwoven products primarily for the hygiene market (the “New Suzhou Hygiene Line”). The Company plans to fund the New Suzhou Hygiene Line using a combination of existing cash balances, internal cash flows, existing U.S. based credit facilities and a new China-based financing, as needed. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Hygiene Line were approximately $69.5 million, which includes $42.9 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the fourth quarter of fiscal year 2013.
     Collective Bargaining Agreements
          At January 1, 2011, the Company had approximately 3,054 employees worldwide. Of this total, approximately 46% of these employees are represented by labor unions or trade councils that have entered into separate collective bargaining agreements with the Company. Approximately 36% of the Company’s labor force is covered by collective bargaining agreements that will expire within one year.
     Environmental
          The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment. The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.
     Litigation
          The Company is not currently a party to any pending legal proceedings other than routine litigation incidental to the business of the Company, none of which is deemed material.
Note 21. Selected Quarterly Financial Data (Unaudited)
          Quarterly financial data for the fiscal year ended January 1, 2011 and the fiscal year ended January 2, 2010 is presented below (amounts in thousands, except for per share data). All 2010 and 2009 fiscal quarters were comprised of 13 weeks.
     Quarterly data for fiscal 2010:

		Third Quarter
	Fourth Quarter	Ended	Second	First Quarter
	Ended	October 2,	Quarter Ended	Ended
	January 1, 2011	2010	July 3, 2010	April 3, 2010
Operating data:
Net sales	$268,919	$289,067	$279,220	$269,005
Gross profit	50,847	58,726	52,401	47,918
Net income (loss)	(5,078)	16,256	1,986	(2,134)

		Third Quarter
	Fourth Quarter	Ended	Second	First Quarter
	Ended	October 2,	Quarter Ended	Ended
	January 1, 2011	2010	July 3, 2010	April 3, 2010
Net income (loss) attributable to Polymer Group, Inc.	(5,254)	16,102	1,781	(2,222)
Earnings (loss) per common share attributable to Polymer Group, Inc. — basic	$(0.24)	$0.77	$0.08	$(0.11)
Earnings (loss) per common share attributable to Polymer Group, Inc. — diluted	$(0.24)	$0.76	$0.08	$(0.11)
          During the fourth quarter of fiscal 2010, results were negatively impacted by a severe rainy season in Colombia that caused the Company to cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where its facility is located. Additionally, the Company experienced an increase in raw material costs that negatively impacted profit compared to the third quarter of fiscal 2010 that benefited from a drop in raw material costs from the second quarter of fiscal 2010. Income was also negatively impacted by special charges, net of approximately $6.1 million. See Note 3 “Special Charges, Net” to the Consolidated Financial Statements for additional details related to such special charges, net recognized in fiscal 2010. The Company also recognized an income tax expense of $1.5 million on a pre-tax loss of $(0.2) million. The effective tax rate for the fourth quarter was unfavorably impacted by losses in the U.S. and other jurisdictions for which no tax benefit has been recognized (see Note 12 “Income Taxes” to the consolidated financial statements for additional details related to the fiscal year 2010 income tax provision for further discussion).
     Quarterly data for fiscal 2009:

	Fourth Quarter	Third Quarter	Second	First Quarter
	Ended	Ended	Quarter Ended	Ended April 4,
	January 2, 2010	October 3, 2009	July 4, 2009	2009
Operating data:
Net sales	$234,479	$215,495	$199,452	$201,179
Gross profit	44,959	47,992	42,326	48,073
Net income (loss)	(7,823)	12,727	5,136	7,898
Net income (loss) attributable to Polymer Group, Inc.	(8,250)	12,529	6,235	9,561
Earnings per common share attributable to Polymer Group, Inc. — basic	$(0.41)	$0.63	$0.31	$0.49
Earnings per common share attributable to Polymer Group, Inc. — diluted	$(0.41)	$0.63	$0.31	$0.49
          The quarterly financial data for the fiscal quarters ended October 2, 2010, July 3, 2010, and April 3, 2010 as well as the quarterly financial data for the fiscal year ended January 2, 2010 below is disclosed for the purpose of reconciling the quarterly data presented above to the financial information previously issued prior to the date of the Blackstone Acquisition; (amounts in thousands, except for per share data).
     Quarterly data for the first three quarters of fiscal 2010:
Third Quarter Ended October 2, 2010

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments	As Presented
Net sales	$297,436	$(8,369)	$—	$289,067
Gross Profit	59,458	(732)	—	58,726
Operating Income	22,178	(83)	—	22,095
Income before income tax expense	14,153	69	—	14,222
Income tax (benefit) expense	(7,490)	(151)	5,387 (a)	(2,254)
Net income (loss) attributable to Polymer Group, Inc.	21,489	—	(5,387)	16,102
Earnings per common share — basic	$1.03	$—	$(0.26)	$0.77
Earnings per common share — diluted	$1.01	$—	$(0.25)	$0.76

Second Quarter Ended July 3, 2010

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments		As Presented
Net sales	$289,747	$(10,527)	$—		$279,220
Gross Profit	53,276	(875)	—		52,401
Operating Income	13,110	(477)	—		12,633
Income before income tax expense	4,676	(537)	—		4,139
Income tax (benefit) expense	2,913	(267)	(223)	(a)	2,423
Net income (loss) attributable to Polymer Group, Inc.	1,558	—	223		1,781
Earnings per common share — basic	$0.07	$—	$0.01		$0.08
Earnings per common share — diluted	$0.07	$—	$0.01		$0.08
First Quarter Ended April 3, 2010

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments		As Presented
Net sales	$279,370	$(10,365)	$—		$269,005
Gross Profit	48,337	(419)	—		47,918
Operating Income	9,968	494	(176)	(b)	10,286
Income before income tax expense	825	477	(176)	(b)	1,126
Income tax (benefit) expense	2,982	26	(199)	(a)	2,809
Net income (loss) attributable to Polymer Group, Inc.	(2,245)	—	23		(2,222)
Earnings per common share — basic	$(0.11)	$—	$—		$(0.11)
Earnings per common share — diluted	$(0.11)	$—	$—		$(0.11)
     Quarterly data for fiscal 2009:
Fourth Quarter Ended January 2, 2010

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments		As Presented
Net sales	$243,580	$(9,101)	$—		$234,479
Gross Profit	44,567				44,959
Operating Income	(3,383)	1,262	—		$(2,121)
Income before income tax expense	(9,993)	1,197	—		(8,796)
Income tax (benefit) expense	(124)	231	(3,717)	(a)	(3,610)
Net income (loss) attributable to Polymer Group, Inc.	(10,268)	—	2,018		(8,250)
Earnings per common share — basic	$(0.51)	$—	$0.10		$(0.41)
Earnings per common share — diluted	$(0.51)	$—	$0.10		$(0.41)
Third Quarter Ended October 3, 2009

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments		As Presented
Net sales	$223,022	$(7,527)	$—		$215,495
Gross Profit	47,255	737	—		47,992
Operating Income	18,733	1,603	176	(b)	20,512
Income before income tax expense	6,319	1,403	176	(b)	7,898
Income tax (benefit) expense	2,687	485	—		3,172
Net income (loss) attributable to Polymer Group, Inc.	12,353	—	176		12,529
Earnings per common share — basic	$0.62	$—	$0.01		$0.63
Earnings per common share — diluted	$0.62	$—	$0.01		$0.63
Second Quarter Ended July 4, 2009

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments	As Presented
Net sales	$206,040	$(6,588)	$—	$199,452
Gross Profit	$42,634	$(308)		42,326
Operating Income	13,868	705	—	14,573
Income before income tax expense	5,097	626	—	5,723
Income tax (benefit) expense	1,927	(144)	—	1,783
Net income (loss) attributable to Polymer Group, Inc.	6,235	—	—	6,235
Earnings per common share — basic	$0.31	$—	$—	$0.31
Earnings per common share — diluted	$0.31	$—	$—	$0.31

First Quarter Ended April 4, 2009

		Difco and
	Previously	Discontinued	Other
	Reported	Operations	Adjustments	As Presented
Net sales	$210,010	$(8,831)	$—	$201,179
Gross Profit	49,486	(1,413)		48,073
Operating Income	19,965	(713)	—	19,252
Income before income tax expense	13,492	(716)	—	12,776
Income tax (benefit) expense	7,535	(302)	—	7,233
Net income (loss) attributable to Polymer Group, Inc.	9,561	—	—	9,561
Earnings per common share — basic	$0.49	$—	$—	$0.49
Earnings per common share — diluted	$0.49	$—	$—	$0.49

(a)	The adjustment reflects the cumulative impact for fiscal years 2003 through 2009 of the application of a general exception to the technical application of ASC 740, “Income Taxes”. The adjustment was originally recorded in the Company’s Form 10-Q for the quarterly period ended October 2, 2010 as a cumulative out-of-period catch-up adjustment and was not pushed back to the respective periods in 2003 through 2009 that were affected. Management determined the adjustment amounts were not material to the financial statements of the prior periods affected by the adjustment and that the financial statements as previously presented were not materially misstated. However, as set forth in this prospectus, the adjustments are reflected in the proper periods in which the amounts should have been presented.

(b)	The adjustment reflects the application of a net-worth tax associated with the Company’s Colombia legal entity that was not previously recorded in the financial statements for the fiscal quarters presented.
          The adjustments described above did not have a significant impact on the net equity on the balance sheets of the Company for the periods presented, nor did the impact of the adjustments described above have a significant impact on the operating, investing or financing sections of the consolidated statements of cash flows for the periods presented.
Note 22. Supplemental Cash Flow Information
          Cash payments of interest and taxes consist of the following (in thousands):

	2010	2009	2008
Cash payments of interest, net of amounts capitalized	$31,193	$26,261	$31,879
Cash payments of income taxes, net	14,367	6,514	3,645
          Noncash investing or financing transactions in fiscal 2010 included the surrender of 123,392 shares of the Company’s Class A Common Stock to the Company by participants in the 2005 Stock Plan and the 2008 Restricted Plan in the amount of $2.0 million to satisfy employee withholding tax obligations.
          Noncash investing or financing transactions in fiscal 2009 included the surrender of 86,175 shares of the Company’s Class A Common Stock to the Company by participants in the 2005 Stock Plan and the 2008 Restricted Plan in the amount of $0.3 million to satisfy employee withholding tax obligations. Also, the Company issued 193,434 shares of the Company’s Class A Common Stock in lieu of the cash payment of short-term incentive compensation. Additionally, the Company issued approximately one million shares of Class A Common Stock in conjunction with the purchase of certain assets and the operations of the businesses of Tesalca-Texnovo. See Note 4 “Acquisitions”.
          Noncash investing or financing transactions in fiscal 2008 included the surrender of 45,854 shares of the Company’s Class A Common Stock to the Company by participants in the 2005 Stock Plan and the 2004 Restricted Plan in the amount of $0.6 million to satisfy employee withholding tax obligations and to satisfy the exercise price for options exercised in fiscal 2008.
Note 23. Business Interruption and Insurance Recovery
          As discussed in Note 3 “Special Charges”, in December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where the facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of its global manufacturing base. The Company maintains business interruption insurance coverage and as of January 1, 2011, was in the process of working with its insurance providers to file a claim to recover costs on damaged inventory and estimated lost profits due to the disruption of operations. Due to the damage incurred at the manufacturing facilities from this flood, during December 2010, the Company recorded charges of: (1) approximately $2.5 million related to the write-down of damaged inventory; (2) approximately $0.4 million related to the write-off of damaged assets destroyed by contaminated water; and (3) approximately $0.5 million for other miscellaneous items based on the information available to the Company at the time of the assessment. While a recovery under a business interruption claim is highly judgmental, to the extent that the realization of the claim for recovery represents a loss recognized in the financial statements and the realization is deemed probable, a recovery amount relative to the loss recognized in the financials should be recognized. As such, the Company’s operating income for the year ended January 1, 2011 includes $2.5 million of insurance recovery related to recovery of certain losses recognized in 2010 specifically related to the property damage and business interruption components of the insured losses experienced by the Company in December 2010. This amount includes $1.8 million, $0.2 million and $0.5 million recorded in Special charges, net; Selling, general and administrative expenses and Cost of goods sold, respectively, in the Consolidated Statements of Operations in order to offset the recognized losses included in the claim. The related insurance recoverable receivable of $2.5 million is included in Other Current Assets in the Consolidated Balance Sheet. A $6.0 million insurance claim was filed on March 4, 2011, which represents a claim under the Company’s primary insurance policy, and the Company received notification of the claim’s approval from its insurance provider on March 15, 2011. The Company has a $1.0 million insurance claim deductible and anticipates recovering $5.7 million of proceeds from all relevant insurance policies during the first half of 2011.
Note 24. Financial Guarantees and Condensed Consolidating Financial Statements
          Polymer’s Senior Secured Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis by each of Polymer’s 100% owned domestic subsidiaries (collectively, the “Guarantors”). Substantially all of Polymer’s operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet Polymer’s debt service obligations may be provided, in part, by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Polymer’s subsidiaries, could limit Polymer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Senior Secured Notes. Although holders of the Senior Secured Notes will be direct creditors of Polymer’s principal direct subsidiaries by virtue of the guarantees, Polymer has subsidiaries that are not included among the Guarantors (collectively, the “Non-Guarantors”), and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantors will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of Polymer, including the holders of the Senior Secured Notes.
          The following Condensed Consolidating Financial Statements are presented to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X. In accordance with Rule 3-10, the subsidiary guarantors are all 100% owned by PGI (the Issuer). The guarantees on the Senior Secured Notes are full and unconditional and all guarantees are joint and several. The information presents Condensed Consolidating Balance Sheets as of January 1, 2011 and January 2, 2010; Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Cash Flows for the three fiscal years ended January 1, 2011, January 2, 2010 and January 3, 2009 of (1) PGI (Issuer), (2) the Guarantors, (3) the Non-Guarantors and (4) consolidating eliminations to arrive at the information for the Company on a consolidated basis.

Condensed Consolidating
Balance Sheet
As of January 1, 2011
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Current Assets:
Cash and cash equivalents	$614	$4,289	$67,452	$—	$72,355
Accounts receivable, net	—	14,906	106,841	—	121,747
Inventories, net	—	36,866	68,314	—	105,180
Deferred income taxes	25	62	4,532	21	4,640
Other current assets	1,068	10,732	30,770	(232)	42,338
Assets of discontinued operations	—	—	18,805	—	18,805

Total current assets	1,707	66,855	296,714	(211)	365,065
Property, plant and equipment, net	3,114	84,887	235,133	—	323,134
Goodwill	—	—	2,253	—	2,253
Intangibles and loan acquisition costs, net	3,348	—	1,932	—	5,280
Net investment in and advances (from) to subsidiaries	457,742	702,560	(199,545)	(960,757)	—
Deferred income taxes	—	—	916	—	916
Other noncurrent assets	488	8,317	34,667	(8,143)	35,329

Total assets	$466,399	$862,619	$372,070	$(969,111)	$731,977

Current liabilities:
Short-term borrowings	$—	$—	$2,112	$—	$2,112
Accounts payable and accrued liabilities	13,609	33,416	126,834	—	173,859
Income taxes payable	—	—	2,164	(232)	1,932
Current portion of long-term debt	—	—	3,609	—	3,609
Liabilities of discontinued operations			4,793		4,793

Total current liabilities	13,609	33,416	139,512	(232)	186,305
Long-term debt	294,614	—	41,699	(8,143)	328,170
Deferred income taxes	8,161	62	11,823	21	20,067
Other noncurrent liabilities	15,679	12,315	26,189	—	54,183

Total liabilities	332,063	45,793	219,223	(8,354)	588,725
Common stock	214	—	36,081	(36,081)	214
Other shareholders’ equity	134,122	816,826	107,850	(924,676)	134,122
Noncontrolling interests	—	—	8,916	—	8,916

Total equity	134,336	816,826	152,847	(960,757)	143,252

Total liabilities and equity	$466,399	$862,619	$372,070	$(969,111)	$731,977

Condensed Consolidating
Balance Sheet
As of January 2, 2010
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Current Assets:
Cash and cash equivalents	$734	$4,195	$52,965	$—	$57,894
Accounts receivable, net	—	17,557	105,149	—	122,706
Inventories, net	—	39,216	60,455	—	99,671
Deferred income taxes	22	139	3,605	(161)	3,605
Other current assets	1,252	6,238	26,522	—	34,012
Assets of discontinued operations	—	—	17,096	—	17,096

Total current assets	2,008	67,345	265,792	(161)	334,984
Property, plant and equipment, net	1,931	91,900	234,241	—	328,072
Goodwill	—	—	3,407	—	3,407
Intangibles and loan acquisition costs, net	4,233	—	1,297	—	5,530
Net investment in and advances (from) to subsidiaries	449,392	656,063	(215,395)	(890,060)	—
Deferred income taxes	—	—	889	—	889
Other noncurrent assets	—	8,765	27,017	(8,753)	27,029

Total assets	$457,564	$824,073	$317,248	$(898,974)	$699,911

Current liabilities:
Short-term borrowings	$283	$—	$3,407	$—	$3,690
Accounts payable and accrued liabilities	6,809	28,902	107,451	—	143,162
Income taxes payable	—	—	4,754	—	4,754
Current portion of long-term debt	4,100	—	12,821	—	16,921
Liabilities of discontinued operations	—	—	2,615	—	2,615

Total current liabilities	11,192	28,902	131,048	—	171,142
Long-term debt	295,121	—	35,653	(8,753)	322,021
Deferred income taxes	8,159	139	13,288	(161)	21,425
Other noncurrent liabilities	26,735	12,606	21,587	—	60,928

Total liabilities	341,207	41,647	201,576	(8,914)	575,516
Common stock	210	—	36,083	(36,083)	210
Other shareholders’ equity	116,147	782,426	71,551	(853,977)	116,147
Noncontrolling interests	—	—	8,038	—	8,038

Total equity	116,357	782,426	115,672	(890,060)	124,395

Total liabilities and equity	$457,564	$824,073	$317,248	$(898,974)	$699,911

Condensed Consolidating
Statement of Operations
For the Year Ended January 1, 2011
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$340,407	$782,397	$(16,593)	$1,106,211
Cost of goods sold	—	293,071	619,841	(16,593)	896,319

Gross profit	—	47,336	162,556	—	209,892
Selling, general and administrative expenses	38,888	21,364	81,209	—	141,461
Special charges, net	8,035	7,372	2,586	—	17,993
Acquisition and integration	160	—	1,582		1,742
Other operating loss (income), net	—	(389)	(426)	—	(815)

Operating (loss) income	(47,083)	18,989	77,605	—	49,511
Other expense (income):
Interest expense, net	27,555	(14,112)	18,285	—	31,728
Intercompany royalty and technical service fees, net	—	—	—	—	—
Foreign currency and other loss, net	(8,025)	(7,450)	16,929	—	1,454
Equity in earnings of subsidiaries	66,319	34,712	—	(101,031)	—

(Loss) income before income tax expense and discontinued operations	(294)	75,263	42,391	(101,031)	16,329
Income tax (benefit) expense	(10,701)	8,763	6,472	—	4,534

(Loss) income before discontinued operations	10,407	66,500	35,919	(101,031)	11,795
Loss from discontinued operations, net of tax	—	—	(765)	—	(765)
Loss on sale of discontinued operations	—	—	—	—	—

Net (loss) income	10,407	66,500	35,154	(101,031)	11,030
Net income attributable to noncontrolling interests	—	—	(623)	—	(623)

Net (loss) income attributable to Polymer Group, Inc.	$10,407	$66,500	$34,531	$(101,031)	$10,407

Condensed Consolidating
Statement of Operations
For the Year Ended January 2, 2010
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$312,463	$548,161	$(10,019)	$850,605
Cost of goods sold	—	256,618	420,656	(10,019)	667,255

Gross profit	—	55,845	127,505	—	183,350
Selling, general and administrative expenses	30,303	22,529	60,486	—	113,318
Special charges, net	464	14,074	6,225	—	20,763
Acquisition and integration	1,789	—	—	—	1,789
Other operating loss (income), net	(1,825)	(944)	(1,967)	—	(4,736)

Operating (loss) income	(30,731)	20,186	62,761	—	52,216
Other expense (income):
Interest expense, net	26,028	(17,575)	18,259	—	26,712
Gain on reacquisition of debt	(2,431)	—	—	—	(2,431)
Write off of loan acquisition costs	5,088	—	—	—	5,088
Intercompany royalty and technical service fees, net	(24,675)	12,737	11,938	—	—
Foreign currency and other loss, net	3,073	(1,327)	3,500	—	5,246
Equity in earnings of subsidiaries	49,294	22,778	—	(72,072)	—

(Loss) income before income tax expense and discontinued operations	11,480	49,129	29,064	(72,072)	17,601
Income tax (benefit) expense	(8,595)	6,194	10,979	—	8,578

Income (loss) before discontinued operations	20,075	42,935	18,085	(72,072)	9,023
Income from discontinued operations, net of tax	—	—	2,113	—	2,113
Loss on sale of discontinued operations	—	6,802	—	—	6,802

Net income (loss)	20,075	49,737	20,198	(72,072)	17,938
Net loss attributable to noncontrolling interests	—	—	2,137	—	2,137

Net income (loss) attributable to Polymer Group, Inc.	$20,075	$49,737	$22,335	$(72,072)	$20,075

Condensed Consolidating
Statement of Operations
For the Year Ended January 3, 2009
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$408,880	$639,684	$(22,370)	$1,026,194
Cost of goods sold	—	353,608	525,384	(22,370)	856,6228

Gross profit	—	55,272	114,300	—	169,572
Selling, general and administrative expenses	26,171	26,223	63,080	—	115,474
Special charges, net	7,661	13,451	(1,024)	—	20,088
Other operating loss (income), net	(1,791)	113	6,026	—	4,960

Operating (loss) income	(32,653)	15,485	46,218	—	29,050
Other expense (income):
Interest expense, net	31,173	(17,258)	17,152	—	31,067
Intercompany royalty and technical service fees, net	(21,012)	7,615	13,397	—	—
Foreign currency and other loss, net	(6,325)	1,211	5,640	—	526
Equity in earnings of subsidiaries	32,105	17,375	—	(49,480)	—

(Loss) income before income tax expense and discontinued operations	(4,384)	41,292	10,029	(49,480)	(2,543)
Income tax (benefit) expense	(9,093)	9,677	6,424	—	7,008

(Loss) income before discontinued operations	4,709	31,615	3,605	(49,480)	(9,551)
Loss from discontinued operations, net of tax	—	—	8,291	—	8,291
Loss on sale of discontinued operations	—	—	—	—	—

Net (loss) income	4,709	31,615	11,896	(49,480)	(1,260)
Net loss attributable to noncontrolling interests	—	—	5,969	—	5,969

Net (loss) income attributable to Polymer Group, Inc.	$4,709	$31,615	$17,865	$(49,480)	$4,709

Condensed Consolidating
Statement of Cash Flows
For the Year Ended January 1, 2011
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(8,979)	$5,433	$66,790	$—	$63,244

Investing activities:
Purchases of property, plant and equipment	(15,799)	(11,774)	(32,591)	14,981	(45,183)
Proceeds from the sale of assets	14,981	993	3,370	(14,981)	4,363
Acquisition of intangibles and other	(316)	—	(140)	—	(456)
Net activity in investment in and advances (to) from subsidiaries	14,002	5,442	(19,444)	—	—

Net cash (used in) provided by investing activities	12,868	(5,339)	(48,805)	—	(41,276)

Financing activities:
Proceeds from other long-term debt	18,000	—	10,086	—	28,086
Proceeds from short-term borrowings	1,218	—	16,641	—	17,859
Repayment of term loan	(3,999)	—	—	—	(3,999)
Repayment of other long-term debt	(18,000)	—	(12,880)	—	(30,880)
Repayment of short-term borrowings	(1,501)	—	(17,924)	—	(19,425)
Loan acquisition costs	(166)	—	—	—	(166)
Reacquisition of debt
Other financing, net	439	—	—	—	439

Net cash used in financing activities	(4,009)	—	(4,077)	—	(8,086)

Effect of exchange rate changes on cash	—	—	579	—	579

Net (decrease) in cash and cash equivalents	(120)	94	14,487	—	14,461
Cash and cash equivalents at beginning of period	734	4,195	52,965	—	57,894

Cash and cash equivalents at end of period	$614	$4,289	$67,452	$—	$72,355

Condensed Consolidating
Statement of Cash Flows
For the Year Ended January 2, 2010
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$40,777	$(12,157)	$70,389	$—	$99,009

Investing activities:
Purchases of property, plant and equipment	(851)	(2,516)	(40,110)	—	(43,477)
Proceeds from the sale of assets	—	33,297	45	—	33,342
Acquisition of noncontrolling interest	—	—	(4,083)	—	(4,083)
Acquisition of intangibles and other	(349)	—	—	—	(349)
Net activity in investment in and advances (to) from subsidiaries	37,172	(24,983)	(12,189)	—	—

Net cash (used in) provided by investing activities	35,972	5,798	(56,337)	—	(14,567)

Financing activities:
Proceeds from other long-term debt	5,000	—	14,519	—	19,519
Proceeds from short-term borrowings	315	—	18,528	—	18,843
Repayment of term loan	(60,931)				(60,931)
Repayment of other long-term debt	(5,000)	—	(1,156)	—	(6,156)
Repayment of short-term borrowings	(32)	—	(27,104)	—	(27,136)
Loan acquisition costs	(4,366)	—	(126)	—	(4,492)
Reacquisition of debt	(12,298)	—	—	—	(12,298)

Net cash used in financing activities	(77,312)	—	4,661	—	(72,651)

Effect of exchange rate changes on cash	—	—	385	—	385

Net (decrease) in cash and cash equivalents	(563)	(6,359)	19,098	—	12,176
Cash and cash equivalents at beginning of period	1,297	10,554	33,867	—	45,718

Cash and cash equivalents at end of period	$734	$4,195	$52,965	$—	$57,894

Condensed Consolidating
Statement of Cash Flows
For the Year Ended January 3, 2009
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$10,077	$20,789	$28,592	$—	$59,458

Investing activities:
Purchases of property, plant and equipment	(598)	(13,685)	(20,177)	—	(34,460)
Proceeds from the sale of assets	—	386	3,038	—	3,424
Acquisition of intangibles and other	(590)	—	—	—	(590)
Net activity in investment in and advances (to) from subsidiaries	15,383	(739)	(14,644)	—	—

Net cash (used in) provided by investing activities	14,195	(14,038)	(31,783)	—	(31,626)

Financing activities:
Proceeds from other long-term debt	26,000	—	6,680	—	32,680
Proceeds from short-term borrowings	—	—	20,129	—	20,129
Repayment of term loan	(24,100)	—	—	—	(24,100)
Repayment of other long-term debt	(26,000)	—	(3,768)	—	(29,768)
Repayment of short-term borrowings	—	—	(11,828)	—	(11,828)
Other financing, net	27	—	—	—	27

Net cash used in financing activities	(24,073)	—	11,213	—	(12,860)

Effect of exchange rate changes on cash	—	—	(952)	—	(952)

Net (decrease) in cash and cash equivalents	199	6,751	7,070	—	14,020
Cash and cash equivalents at beginning of period	1,098	3,803	26,797	—	31,698

Cash and cash equivalents at end of period	$1,297	$10,554	$33,867	$—	$45,718

Note 25. Subsequent Events
          The Company has performed an analysis of subsequent events through October 24, 2011, the date the financial statements were available to be issued.
     PGI Spain — Phase II Asset Acquisition
          As discussed in Note 4 “Acquisitions”, associated with the December 2009 acquisition of Tesalca-Texnovo, the sellers granted the Company a Call Option to acquire the Phase II Assets. On January 28, 2011, the Company executed the Call Option and thus acquired the Phase II Assets, resulting in the termination of the Building and Equipment Lease (the “Spain Phase II Asset Purchase”).
          Consideration for the Phase II Assets aggregated $41.2 million (€30.6 million, using the € to $ exchange rate as of January 19, 2011). Of the $41.2 million, approximately $34.8 million was attributable to the Company’s assumption and/or repayment of Tesalca-Texnovo’s outstanding debt. The remaining $6.4 million is associated with the Company’s issuance of 393,675 shares of the Company’s Class A common stock to the sellers (calculated using the closing share price on the transaction date).
     China Noncontrolling Interest Acquisition — Purchase of 20% Noncontrolling Interest in Nanhai
          On May 26, 2010, we signed an equity transfer agreement to purchase the 20% noncontrolling equity interest in Nanhai Nanxin from our minority partner (“China Noncontrolling Interest Acquisition”). In the first quarter of 2011, we completed the China Noncontrolling Interest Acquisition for a purchase price of $7.2 million, of which the Company had deposited $1.5 million in escrow during fiscal 2010.

     Blackstone Acquisition
          As discussed in Note 1 “Background and Basis of Consolidation”, on January 28, 2011, the Company merged with Scorpio Merger Sub Corporation (“Merger Sub”) an entity controlled through intermediary holding companies, including Scorpio Holdings Corporation (“Holdings”), by investment funds affiliated with The Blackstone Group (the “Merger”), and as a result, the Company became a privately-held company. In connection with the Merger, the Company issued $560 million of 7.75% senior secured notes due 2019 (the “Senior Secured Notes”). Blackstone and certain management investors invested approximately $259.9 million of equity (including management rollover) in Holdings.
          The Senior Secured Notes are due 2019 and will accrue interest at 7.75%. The Company has an obligation to register the Senior Secured Notes with the United States Securities and Exchange Commission (“SEC”) by January 28, 2012 and should the Company fail to register the Senior Secured Notes with the SEC within the specified time period, the Company will be subject to a higher interest rate, as defined within the indenture underlying the Senior Secured Notes, until such time that the Company has met its obligation.
          Merger Sub and the Company’s used the proceeds from the Senior Secured Notes, together with other sources of funds, as follows
1)	$403.5 million to purchase the equity of previous shareholders with respect to the common stock and other equity interests (including the value of any rollover of equity interests by the management investors) and with respect to common stock that was issued in connection with the Spain Phase II Asset Purchase (discussed above). Of the $403.5 million, $64.5 million were deposited in an escrow fund to cover liabilities, costs and expenses related to the PHC rules of the Code to Polymer Group and its subsidiaries in periods prior to the effective time of the Merger.

2)	$319.5 million for the repayment of the Company’s Old Credit Facility and the Old Revolving Credit Facility (see Note 11 “Debt” for further discussion associated with the terms and conditions associated with this indebtedness).

3)	$24.2 million for the repayment of other existing obligations, including: (i) $10.8 million of U.S. dollar-denominated loans outstanding under the Mexico Term Loan (see Note 11 “Debt”) for further discussion associated with the terms and conditions of this indebtedness); (ii) $5.6 million of Argentine peso-denominated loans outstanding under the Argentine Facility (see Note 11 “Debt” for further discussion associated with the terms and conditions of this indebtedness); (iii) $2.1 million to settle the 2009 Interest Rate Swap liability (see Note 16 “Derivatives and Other Financial Instruments and Hedging Activities” for further discussion associated with the terms and conditions of this indebtedness); and (iv) $5.7 million used for the completion of the China Noncontrolling Interest Acquisition.

4)	$54.4 million for the payment of transaction fees and expenses.

5)	The remaining $18.3 million is expected to be used for future Company cash needs.
          The Company has not yet completed its preliminary purchase price accounting analysis, and as such, the disclosures that would have been required to be reported had the Merger occurred in fiscal 2010 have been omitted from the disclosures included within the notes to these consolidated financial statements.
     U.S. Spunmelt Expansion Project — Effectiveness of Equipment Lease Agreement
          On October 7, 2011, the Basic Term Commencement Date associated with the Equipment lease agreement, discussed in further detail in Note 20 “Commitments and Contingencies”, came into effect. Furthermore, the Company has assessed the accounting for the Equipment lease, pursuant to ASC 840, “Leases”, and has concluded that it will account for the lease as an operating lease.

POLYMER GROUP, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

		ADDITIONS			DEDUCTIONS
	Balance at	Charged to
	beginning	costs and	Charged to				Balance at
Description	of period	expenses	other accounts				end of period
Fiscal Year ended January 1, 2011
Allowance for doubtful accounts	$9,148	1,307	256	(3)	3,185	(6)	7,526
Valuation allowance for deferred tax assets	174,792	14,965	810	(3)	72	(4)	190,495
Plant realignment	2,803	9,098	96		10,271	(5)	1,726
Fiscal Year ended January 2, 2010
Allowance for doubtful accounts	$7,673	2,320	411	(1)	1,256	(2)	9,148
Valuation allowance for deferred tax assets	183,406	7,763	626	(3)	17,003	(4)	174,792
Plant realignment	2,672	17,113	(21)		16,961	(5)	2,803
Fiscal Year ended January 3, 2009
Allowance for doubtful accounts	$5,963	1,931	(181)		40		7,673
Valuation allowance for deferred tax assets	172,746	16,418	3,092	(2)(3)	8,850	(4)	183,406
Plant realignment	5,903	6,388	120		9,739	(5)	2,672

(1)	Opening balance associated with acquisition.

(2)	Primarily recoveries.

(3)	Foreign currency translation adjustments and valuation allowance related to temporary differences not impacting the Consolidated Statement of Operations.

(4)	Net adjustments due to realizations of deferred tax assets and valuation allowance related to temporary differences.

(5)	Cash payments and adjustments.

(6)	Primarily write-offs.

POLYMER GROUP, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands, Except Share Data)

		Predecessor
	Successor	January 1,
	July 2, 2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$54,857	$72,355
Accounts receivable, net	150,229	121,747
Inventories, net	138,207	105,180
Deferred income taxes	5,142	4,640
Other current assets	47,802	42,338
Assets of discontinued operations	18,436	18,805

Total current assets	414,673	365,065
Property, plant and equipment, net	508,663	323,134
Goodwill	90,311	2,253
Intangibles and loan acquisition costs, net	63,100	5,280
Deferred income taxes	68	916
Other noncurrent assets	49,048	35,329

Total assets	$1,125,863	$731,977

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$3,280	$2,112
Accounts payable and accrued liabilities	207,130	173,859
Income taxes payable	—	1,932
Deferred income taxes	251	—
Current portion of long-term debt	3,478	3,609
Liabilities of discontinued operations	7,231	4,793

Total current liabilities	221,370	186,305
Long-term debt	590,497	328,170
Deferred income taxes	37,803	20,067
Other noncurrent liabilities	53,838	54,183

Total liabilities	903,508	588,725
Commitments and contingencies Shareholders’ equity:
Successor common stock— 1,000 shares issued and outstanding	—	—
Predecessor Class A common stock—21,326,678 issued and outstanding at January 1, 2011	—	213
Predecessor Class B convertible common stock—78,203 shares issued and outstanding at January 1, 2011	—	1
Predecessor Class C convertible common stock—24,319 issued and outstanding at January 1, 2011	—	—
Predecessor Class D convertible common stock—0 shares issued and outstanding	—	—
Predecessor Class E convertible common stock—0 shares issued and outstanding	—	—
Predecessor preferred stock—0 shares issued and outstanding	—	—
Additional paid-in capital	262,065	216,888
Retained deficit	(49,748)	(121,819)
Accumulated other comprehensive income	10,038	39,053

Total Polymer Group, Inc. shareholders’ equity	222,355	134,336
Noncontrolling interests	—	8,916

Total equity	222,355	143,252

Total liabilities and equity	$1,125,863	$731,977

See Accompanying Notes.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands)

		Predecessor
	Successor	One Month
	Five Months	Ended	Six Months Ended
	Ended July 2,	January 28,	July 3,
	2011	2011	2010
Net sales	$495,735	$84,606	$548,225
Cost of goods sold	424,998	68,531	447,906

Gross profit	70,737	16,075	100,319
Selling, general and administrative expenses	62,295	11,564	67,334
Special charges, net	34,827	20,824	9,357
Acquisition and integration expenses	—	—	1,680
Other operating loss (income), net	1,025	(564)	(971)

Operating (loss) income	(27,410)	(15,749)	22,919
Other expense (income):
Interest expense, net	20,658	1,922	16,794
Foreign currency and other loss, net	1,195	82	860

(Loss) income before income tax expense and discontinued operations	(49,263)	(17,753)	5,265
Income tax (benefit) expense	(1,685)	549	5,232

(Loss) income from continuing operations Discontinued Operations:	(47,578)	(18,302)	33
(Loss) income from discontinued operations	(1,793)	182	(181)
Loss on sale of discontinued operations	(216)	—	—

(Loss) income from discontinued operations, net of tax	(2,009)	182	(181)

Net loss	(49,587)	(18,120)	(148)
Net income attributable to noncontrolling interests	(161)	(83)	(293)

Net loss attributable to Polymer Group, Inc.	$(49,748)	$(18,203)	$(441)

See Accompanying Notes.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (Unaudited)
For the Five Months Ended July 2, 2011 and the One Month Ended January 28, 2011

	Polymer Group, Inc. Shareholders
					Accumulated	Total Polymer
			Additional		Other	Group, Inc.
	Common Stock		Paid-in	Retained	Comprehensive	Shareholders	Noncontrolling	Total
(in thousands)	Shares	Amount	Capital	Deficit	Income (Loss)	Equity	Interest	Equity
Predecessor
Balance — January 1, 2011	21,429	$214	$216,888	$(121,819)	$39,053	$134,336	$8,916	$143,252
Net income (loss)	—	—	—	(18,203)	—	(18,203)	83	(18,120)
Cash flow hedge adjustment, net of reclassification adjustments	—	—	—	—	183	183	—	183
Compensation recognized on share-based awards	—	—	13,591	—	—	13,591	—	13,591
Issuance of Class A common shares	394	4	6,432	—	—	6,436	—	6,436
Currency translation adjustments, net of tax	—	—	—	—	2,845	2,845	—	2,845

Balance — January 28, 2011	21,823	218	236,911	(140,022)	42,081	139,188	8,999	148,187

Successor
Preliminary balance of noncontrolling interest	—	—	—	—	—	—	8,999	8,999
Issuance of Stock	1	—	259,865	—	—	259,865	—	259,865
Net income (loss)	—	—	—	(49,748)	—	(49,748)	161	(49,587)
Amounts due from shareholders			(58)			(58)		(58)
Buyout of noncontrolling interest	—	—	1,914	—	62	1,976	(9,222)	(7,246)
Compensation recognized on share-based awards	—	—	344	—	—	344	—	344
Currency translation adjustments, net of tax	—	—	—	—	9,976	9,976	62	10,038

Balance — July 2, 2011	1	$—	$262,065	$(49,748)	$10,038	$222,355	$—	$222,355

See Accompanying Notes.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In thousands)

	Successor
	Five
	Months	Predecessor
	Ended	One Month Ended	Six Months Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Net loss	$(49,587)	$(18,120)	$(148)
Other comprehensive income (loss), net of tax
Unrealized currency translation adjustments	10,038	2,845	(13,586)
Employee postretirement benefits	—	—	183
Cash flow hedge adjustments	—	183	710

Total other comprehensive income (loss), net of tax	10,038	3,028	(12,693)

Comprehensive loss	(39,549)	(15,092)	(12,841)
Comprehensive income attributable to noncontrolling interests	(223)	(83)	(361)

Comprehensive loss attributable to Polymer Group, Inc.	$(39,772)	$(15,175)	$(13,202)

See Accompanying Notes.

POLYMER GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

		Predecessor
	Successor	One Month
	Five Months	Ended	Six Months
	Ended July 2,	January 28,	Ended July 3,
	2011	2011	2010
Operating activities:
Net loss attributable to Polymer Group, Inc.	$(49,748)	$(18,203)	$(441)
Adjustments to reconcile net loss attributable to Polymer Group, Inc. to net cash (used in) provided by operating activities:
Deferred income taxes	(2,214)	—	(1,396)
Depreciation and amortization	21,443	3,535	23,404
Asset impairment charge	—	—	709
Inventory step-up related to merger	17,465	—	—
Inventory absorption related to step-up depreciation	823	—	—
Gain on firm commitment	—	—	(406)
(Gains) losses on sale of assets, net	201	(25)	(27)
Loss on derivatives and other financial instruments	—	187	—
Noncash compensation	344	13,591	2,722
Changes in operating assets and liabilities:
Accounts receivable, net	(27,379)	(3,287)	(23,244)
Inventories, net	(27,786)	(2,988)	(6,887)
Other current assets	30,902	(38,025)	2,938
Accounts payable and accrued liabilities	12,921	17,238	26,702
Other, net	(4,627)	2,707	(6,501)

Net cash (used in) provided by operating activities	(27,655)	(25,270)	17,573

Investing activities:
Acquisition of Polymer Group, Inc.	(403,496)	—	—
Purchases of property, plant and equipment	(29,911)	(8,405)	(9,669)
Proceeds from sale of assets	9,191	105	659
Acquisition of noncontrolling interest	(7,246)	—	—
Acquisition of intangibles and other	(50)	(5)	(179)

Net cash used in investing activities	(431,512)	(8,305)	(9,189)

Financing activities:
Proceeds from issuance of senior notes	560,000	—	—
Issuance of common stock	259,865	—	—
Proceeds from other long-term debt	7,000	31,500	18,014
Proceeds from short-term borrowings	3,245	631	10,739
Repayment of term loan	(286,470)	—	(1,993)
Repayment of other long-term debt	(49,197)	(24)	(24,566)
Repayment of short-term borrowings	(33,176)	(665)	(6,004)
Loan acquisition costs	(19,252)	—	(166)
Other financing, net	—	—	—

Net cash provided by (used in) financing activities	442,015	31,442	(3,976)

Effect of exchange rate changes on cash	1,238	549	(1,041)

Net (decrease) increase in cash and cash equivalents	(15,914)	(1,584)	3,367
Cash and cash equivalents at beginning of period	70,771	72,355	57,894

Cash and cash equivalents at end of period	$54,857	$70,771	$61,261

See Accompanying Notes.

POLYMER GROUP, INC.
Notes to Consolidated Financial Statements
Note 1. Description of Business and Basis of Presentation
     Description of Business
     Polymer Group, Inc. (“Polymer”, “PGI” or “Issuer”) and its subsidiaries (together with PGI, the “Company”) is a leading global innovator, manufacturer and marketer of engineered materials, focused primarily on the production of nonwoven products. The Company has one of the largest global platforms in the industry, with fourteen manufacturing and converting facilities throughout the world, and a presence in nine countries. The Company’s main sources of revenue are the sales of primary and intermediate products to the hygiene, medical, wipes and industrial markets.
     Basis of Presentation
     Acquisition
     On January 28, 2011 (the “Merger Date”), pursuant to an Agreement and Plan of Merger dated as of October 4, 2010 (the “Merger Agreement”), Scorpio Merger Sub Corporation, a newly formed Delaware Corporation (“Merger Sub”), merged with and into Polymer, with Polymer surviving as a direct, wholly-owned subsidiary of Scorpio Acquisition Corporation, a Delaware corporation (“Parent”) (collectively the “Acquisition” or “Merger”). Parent’s sole asset is its 100% ownership of the stock of Polymer. Parent is owned 100% by Scorpio Holdings Corporation, a Delaware Corporation (“Holdings”), and affiliates of The Blackstone Group (“Blackstone”), a private equity firm based in New York, along with its co-investors, and certain members of the Company’s management own 100% of the outstanding equity of Holdings. As a result, Polymer became a privately-held company.
     As more fully described in Note 4 “Acquisitions”, the Acquisition is being accounted for in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for business combinations and accordingly, the Company’s assets and liabilities, excluding deferred income taxes, were recorded using a preliminary estimate of their fair value as of January 28, 2011.
     Although Polymer continued as the same legal entity after the Acquisition, the application of push down accounting represents the termination of the old reporting entity and the creation of a new one. In addition, the basis of presentation is not consistent between the successor and predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying consolidated statements of operations, cash flows, and comprehensive income (loss) are presented for two different reporting entities:
     Successor — relates to the financial periods and balance sheets succeeding the Acquisition; and
Predecessor — relates to the financial periods and balance sheets preceding the Acquisition (prior to January 28, 2011).
     Unless otherwise indicated, the “Company” as used throughout the remainder of the notes, refers to both the Successor and Predecessor.
     Basis of Consolidation
     The accompanying unaudited interim consolidated financial statements include the accounts of Polymer and all majority-owned subsidiaries after elimination of all significant intercompany accounts and transactions. The accounts of all foreign subsidiaries have been included on the basis of fiscal periods ended on the same dates as the accompanying unaudited interim consolidated financial statements. All amounts are presented in United States (“U.S.”) dollars, unless otherwise noted.

     The accompanying unaudited interim consolidated financial statements and related notes should be read in conjunction with the consolidated financial statements of the Company and related notes contained herein. The Consolidated Balance Sheet data included herein as of January 1, 2011 have been derived from the audited consolidated financial statements included herein. In addition, certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to applicable rules and regulations. In the judgment of management, these unaudited interim consolidated financial statements include all adjustments of a normal recurring nature and accruals necessary for a fair presentation of such statements. The results of operations for the interim period are not necessarily indicative of the results which may be realized for the full year.
     Use of Estimates
     The preparation of financial statements in conformity with U.S. GAAP and in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the related disclosures within the accompanying notes. The accounting estimates that require management’s most significant and subjective judgments include the valuation of allowances for accounts receivable and inventory, the assessment of recoverability of long-lived assets, the recognition and measurement of severance-related liabilities, the recognition and measurement of current and deferred income tax assets and liabilities (including the measurement of uncertain tax positions), the valuation and recognition of share-based compensation, valuation of obligations under the Company’s pension and retirement benefit plans and the fair value of financial instruments and non-financial assets and liabilities. Actual results could differ from those estimates. These estimates are reviewed periodically to determine if a change is required.
     Revenue Recognition
     Revenue from product sales is recognized when title and risks of ownership pass to the customer, which is on the date of shipment to the customer, or upon delivery to a place named by the customer, depending upon contract terms and when collectability is reasonably assured and pricing is fixed or determinable. Revenue includes amounts billed to customers for shipping and handling. Provision for rebates, promotions, product returns and discounts to customers is recorded as a reduction in determining revenue in the same period that the revenue is recognized.
     Cash Equivalents
     Cash equivalents are defined as short-term investments having an original maturity of three months or less. The Company maintains amounts on deposit at various financial institutions, which may at times exceed federally insured limits. However, management periodically evaluates the credit-worthiness of those institutions, and the Company has not experienced any losses on such deposits. Interest income is presented as a reduction of Interest expense, net in the Consolidated Statements of Operations and consists primarily of income from highly liquid investment sources.
     Inventories
     Inventories are stated at the lower of cost or market primarily using the first-in, first-out method of accounting. Costs include direct material, direct labor and applicable manufacturing overhead.
     Long-Lived Assets
     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed for financial reporting purposes on the straight-line method over the estimated useful lives of the related assets. The estimated useful lives established for building and improvements range from 5 to 31 years, and the estimated useful lives established for machinery, equipment and other fixed assets range from 2 to 8 years. Costs of repairs and maintenance are charged to expense as incurred. Costs of the construction of certain long-lived assets include capitalized interest that is amortized over the estimated useful life of the related asset.

     Derivatives
     The Company records all derivative instruments as either assets or liabilities on the balance sheet at their fair value in accordance with ASC 815, “Derivatives and Hedging” (“ASC 815”). Changes in the fair value of a derivative are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. Ineffective portions, if any, of all hedges are recognized in earnings.
     As more fully described in Note 14 “Derivative and Other Financial Instruments and Hedging Activities” to the consolidated financial statements, the Company, in the normal course of business, periodically enters into derivative financial instruments, principally swaps and forward contracts, with high-quality counterparties as part of its risk management strategy. These financial instruments are limited to non-trading purposes and are used principally to manage market risks and reduce the Company’s exposure to fluctuations in foreign currency and interest rates. Most interest rate swaps and foreign exchange forward contracts have been designated as cash flow hedges of the variability in cash flows associated with interest payments to be made on variable rate debt obligations or fair value hedges of foreign currency-denominated transactions.
     The Company documents all relationships between hedging instruments and hedged items, as well as the risk-management objective and strategy for undertaking various hedge transactions and the methodologies that will be used for measuring effectiveness and ineffectiveness. This process includes linking all derivatives that are designated as cash flow or fair value hedges to specific assets and liabilities on the balance sheet or to specific firm commitments. The Company then assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are expected to be highly effective in offsetting changes in fair values or cash flows of hedged items. Such assessments are conducted in accordance with the originally documented risk management strategy and methodology for that particular hedging relationship.
     For cash flow hedges, the effective portion of recognized derivative gains and losses reclassified from other comprehensive income is classified consistent with the classification of the hedged item. For example, derivative gains and losses associated with hedges of interest rate payments are recognized in Interest expense, net in the Consolidated Statements of Operations.
     For fair value hedges, changes in the value of the derivatives, along with the offsetting changes in the fair value of the underlying hedged exposure are recorded in earnings each period in Foreign currency and other loss, net in the Consolidated Statements of Operations.
     Stock-Based Compensation
     The Company accounts for stock-based compensation related to its employee share-based plans in accordance with ASC 718, “Compensation—Stock Compensation” (“ASC 718”). The compensation costs recognized are measured based on the grant-date fair value of the award. Consistent with ASC 718, awards are considered granted when all required approvals are obtained and when the participant begins to benefit from, or be adversely affected by, subsequent changes in the price of the underlying shares and, regarding awards containing performance conditions, when the Company and the participant reach a mutual understanding of the key terms of the performance conditions. Additionally, accruals for compensation costs for share-based awards with performance conditions are based on the probability of satisfying the performance conditions. The Company has estimated the fair value of each stock option grant by using the Black-Scholes option-pricing model. Assumptions are evaluated and revised, as necessary, to reflect market conditions and experience.
     Research and Development Costs
     The cost of research and development is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.

     Shipping and Handling Costs
     Shipping and handling costs include costs to store goods prior to shipment, prepare goods for shipment and physically move goods from the Company’s sites to the customers’ premises. The cost of shipping and handling is charged to expense as incurred and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations.
     Special Charges
     The Company records severance-related expenses once they are both probable and estimable in accordance with ASC 712, “Compensation—Nonretirement Postemployment Benefits”, for severance provided under an ongoing benefit arrangement. One-time, involuntary benefit arrangements and disposal costs, contract termination costs and other exit costs are accounted in accordance with ASC 420, “Exit or Disposal Cost Obligations”. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying values may not be recoverable from future undiscounted cash flows. If the carrying amounts are not recoverable, the Company, consistent with the provisions of ASC 360, “Property, Plant and Equipment”, records a non-cash charge associated with the write-down of such assets to estimated fair value. Fair value is estimated based on the present value of expected future cash flows, appraisals and other indicators of value.
     Foreign Currency Translation
     The Company accounts for, and reports, translation of foreign currency transactions and foreign currency financial statements in accordance with ASC 830, “Foreign Currency Matters”. All assets and liabilities in the balance sheets of foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at period-end exchange rates, while income, expenses and cash flows are translated at average exchange rates during the period. Translation gains and losses are not included in determining net income (loss), but are presented as a separate component of accumulated other comprehensive income (loss). In addition, foreign currency transaction gains and losses are included in the determination of net income (loss).
     Accumulated Other Comprehensive Income
     Accumulated other comprehensive income of $10.0 million at July 2, 2011 consisted of currency translation gains. Accumulated other comprehensive income of $39.1 million at January 1, 2011 consisted of $42.6 million of currency translation gains (net of income taxes of $6.4 million), $(0.6) million of transition net assets, gains or losses and prior service costs not recognized as components of net periodic benefit costs (including income taxes of $5.8 million) and $(2.9) million of cash flow hedge losses (including income taxes of $2.0 million).
     Recent Accounting Standards
     In January 2010, the FASB issued Accounting Standards Update (“ASU”) ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This guidance clarifies and requires new disclosures about fair value measurements. The clarifications and requirement to disclose the amounts and reasons for significant transfers between Level 1 and Level 2, as well as significant transfers in and out of Level 3 of the fair value hierarchy established by ASC 820, were adopted by the Company in the first quarter of fiscal 2010. Additionally, the amended guidance also requires that purchases, sales, issuances, and settlements be presented gross in the Level 3 reconciliation, which is used to price the hardest to value instruments (the “disaggregation guidance”). The disaggregation guidance was adopted by the Company beginning January 2, 2011. The adoption of this guidance did not have a significant effect on the Company’s consolidated financial statements.
     In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” This guidance enhances the disclosure requirements about the credit quality of a creditor’s financing receivables and the adequacy of its allowance for credit losses. Financing receivables include, but are not limited to, loans, trade accounts receivable, notes receivables and other receivables, including factoring receivables. The Company adopted the amended guidance related to period-end balances as of the year ended January 1, 2011. The adoption of that guidance did not have a significant effect on the Company’s consolidated financial statements. The Company adopted the amended guidance for activities occurring during the reporting period effective January 2, 2011. The adoption of this guidance did not have a significant effect on its consolidated financial statements.
     In December 2010, the FASB issued ASU No. 2010-29, “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations”. This update provides guidance on the disclosure of supplemental pro forma information for business combinations. The Company has adopted the amended guidance effective January 2, 2011. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements. See Note 5 “Acquisitions” for the pro forma disclosures required by the amended guidance for the Acquisition.
     In December 2010, the FASB issued ASU 2010-28, “Intangibles — Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts.” This update provides guidance on the requirements to perform Step 2 of the goodwill impairment test if the carrying amount of the reporting unit is zero or negative. The Company adopted the amended guidance effective January 2, 2011. The adoption of this guidance should not have a material impact on the Company’s consolidated financial statements. As discussed in Note 5 “Acquisitions”, the Company has not yet finalized its purchase price accounting analysis associated with the Acquisition. Furthermore, the Company has not yet made final decisions with respect to its Reporting Units for the allocation of goodwill. Accordingly, the Company has not fully assessed the effect of the adoption of this new guidance with respect to its impact on its consolidated financial statements.
     In May 2011, the FASB issued ASU 2011-04 to amend certain guidance in ASC 820, “Fair Value Measurement.” This update provides guidance to improve the consistency of the fair value measurement and disclosure requirements between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The provisions of this guidance change certain of the fair value principles related to the highest and best use premise, the consideration of blockage factors and other premiums and discounts, the measurement of financial instruments held in a portfolio and instruments classified within shareholders’ equity. Further, the guidance provides additional disclosure requirements surrounding Level 3 fair value measurements, the uses of nonfinancial assets in certain circumstances and identification of the level in the fair value hierarchy used for assets and liabilities which are not recorded at fair value, but where fair value is disclosed. The amended guidance is effective for the first reporting period beginning after December 15, 2011. The Company is still assessing the potential impact of adoption.
     In June 2011, the FASB issued ASU 2011-05 to amend certain guidance in ASC 220, “Comprehensive Income.” This update requires total comprehensive income, the components of net income and the components of other comprehensive income to be presented either in a single continuous statement or in two separate but consecutive statements. Further, the guidance requires an entity to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The amended guidance is effective for the first reporting period beginning after December 15, 2011. The Company is still assessing the potential impact of adoption.
     In September 2011, the FASB issued ASU 2011-08 to amend certain guidance in ASC 350, “Intangibles-Goodwill and Other.” This update allows an entity the option to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test for a reporting unit. If the entity elects the option and determines that the qualitative factors indicate that it is not more likely than not that a reporting unit’s fair value is less than its carrying amount, the entity is not required to calculate the fair value of the reporting unit and no further evaluation is necessary. The amended guidance is effective for the first reporting period beginning after December 15, 2011, though early adoption is permitted. The Company is still assessing the potential impact of adoption.
Note 2. Concentration of Credit Risks and Accounts Receivable Factoring Agreements
     Accounts receivable potentially expose the Company to a concentration of credit risk. The Company provides credit in the normal course of business and performs ongoing credit evaluations on its customers’ financial condition, as deemed necessary, but generally does not require collateral to support such receivables. Customer balances are considered past due based on contractual terms and the Company does not accrue interest on the past due balances. Also, in an effort to reduce its credit exposure to certain customers, as well as accelerate its cash flows, the Company has sold on a non-recourse basis, certain of its receivables pursuant to factoring agreements. The provision for losses on uncollectible accounts is determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risk of repayment. The allowance for doubtful accounts was approximately $0.7 million and $6.1 million at July 2, 2011 and January 1, 2011, respectively, which management believes is adequate to provide for credit losses in the normal course of business, as well as losses for customers who have filed for protection under bankruptcy laws. Once management determines that the receivables are not recoverable, the amounts are removed from the financial records along with the corresponding reserve balance. Sales to the Procter & Gamble Company (“P&G”) accounted for 14% and 13% of the Company’s sales in the first six months of fiscal 2011 and 2010, respectively.
     The Company has entered into factoring agreements to sell, without recourse or discount, certain U.S. and non- U.S. company-based receivables to unrelated third-party financial institutions for a fee based upon the gross amount of the sold receivables. Under the current terms of this factoring agreement related to the U.S. company-based receivables, the maximum amount of outstanding advances at any one time is $20.0 million, which limitation is subject to change based on the level of eligible receivables, restrictions on concentrations of receivables and the historical performance of the receivables sold.
     During the first six months of fiscal 2011, approximately $129.8 million of gross receivables have been sold under the terms of these factoring agreements, compared to approximately $120.6 million during the first six months of fiscal 2010. The sale of these receivables accelerated the collection of the Company’s cash and reduced credit exposure. Such sales of accounts receivable are reflected as a reduction of Accounts receivable, net in the Consolidated Balance Sheets as they meet the applicable criteria noted in ASC 860, “Transfers and Servicing”, for financial instruments. The gross balance of trade receivables sold to the factoring companies and, therefore, excluded from the Company’s accounts receivable, was $44.4 million and $43.4 million as of July 2, 2011 and January 1, 2011, respectively. The corresponding amount due from the factoring companies, net of advances received from the factoring companies, was $6.2 million and $10.4 million at July 2, 2011 and January 1, 2011, respectively, and is included in Other current assets in the Consolidated Balance Sheets. As such, the net amount of factored receivables was $38.2 million and $33.0 million at July 2, 2011 and January 1, 2011, respectively. The Company pays factoring fees associated with the sales of receivables based on the dollar value of the receivables sold. Such fees, which are considered to be primarily related to the Company’s financing activities, have approximated $0.2 million per quarter and are included in Foreign currency and other loss, net in the Consolidated Statements of Operations.
Note 3. Special Charges, Net
     The Company’s operating income includes Special charges, net and this amount represents the consequences of corporate-level decisions or Board of Directors actions, principally associated with initiatives attributable to restructuring and realignment of manufacturing operations and management structures as well as the pursuit of certain transaction opportunities when applicable. Additionally, the Company evaluates its long-lived assets for impairment whenever events or changes in circumstances, including the aforementioned, indicate that the carrying amounts may not be recoverable. A summary of such special charges, net is presented in the following table (in thousands):

	Successor	Predecessor
	Five Months	One Month
	Ended	Ended	Six Months
	July 2,	January 28,	Ended
	2011	2011	July 3, 2010
Restructuring and plant realignment costs	$1,052	$194	$6,983
Accelerated vesting of share-based awards	—	12,694	—
Blackstone acquisition costs	25,413	6,137	—
Colombia flood	7,398	1,685	—
Asset impairment costs	—	—	709
Other costs	964	114	1,665

	$34,827	$20,824	$9,357

     Restructuring and Plant Realignment Costs
     Accrued costs for restructuring and plant realignment efforts are included in Accounts payable and accrued liabilities in the Consolidated Balance Sheets. These costs generally arise from restructuring initiatives intended to result in lower working capital levels and improved operating performance and profitability through: (i) reducing headcount at both the plant and corporate levels and the realignment of management structures; (ii) improving manufacturing productivity and reducing corporate costs; and (iii) rationalizing certain assets, businesses and employee benefit programs. The following table summarizes the components of the accrued liability with respect to the Company’s business restructuring activities as of, and for the six month period ended July 2, 2011 (in thousands):

	Successor	Predecessor
	Five Months	One Month
	Ended	Ended
	July 2,	January 28,
	2011	2011
Balance accrued at beginning of period	$1,694	$1,726
2011 restructuring and plant realignment costs	1,052	194
Cash payments	(854)	(220)
Adjustments	154	(6)

Balance accrued at end of period	$2,046	$1,694

     The $0.2 million of restructuring and plant realignment costs incurred in the one month period ended January 28, 2011 is comprised primarily of severance and other shut-down costs for restructuring activities in the United States.
     The $1.1 million of restructuring and plant realignment costs incurred in the five months ended July 2, 2011 is comprised primarily of $0.6 million of severance and other shut-down costs for restructuring activities in the United States, $0.4 million for severance activities in Argentina, and $0.1 million of restructuring costs for restructuring initiatives in Europe.
     The Company anticipates that the remaining accrual of $2.1 million, as of July 2, 2011, will be paid out within the next eighteen months.
     Restructuring and Plant Realignment — Prior Periods
     The restructuring and plant realignment costs in the first six months of fiscal 2010 totaled $7.0 million. This was comprised of: (i) $6.5 million of severance and other shut-down costs for restructuring activities in the United States; (ii) $0.3 million of severance and other shut-down costs for restructuring initiatives in Europe; and (iii) $0.2 million of severance costs for restructuring initiatives in Argentina.
     On June 9, 2009, the Board of Directors of the Company approved a plan to consolidate its operations in the U.S. In June 2009, the Company communicated a plan to affected employees that it planned to close its North Little Rock, Arkansas manufacturing plant by the end of the first quarter of fiscal 2010 to better align the Company’s capabilities with its long-term strategic direction and reduce overall operating costs. The plant closing included the reduction of approximately 140 positions when such efforts were completed. During the first six months of fiscal 2010, the Company recognized $0.3 million of employee termination costs, $6.1 million for equipment relocation and associated shut-down costs related to the closure of the North Little Rock plant and $0.1 million related to the shut-down of other plants.
     In March 2010, the Company communicated a plan to close and dispose of the coating manufacturing line associated with its Argentina manufacturing operation in the second quarter of fiscal 2010 as part of the region’s strategic plan. The closing included the reduction of approximately 18 positions, of which six occurred in the first quarter with the remaining twelve positions by the end of July 2010. The Company recognized $0.2 million of employee termination costs in the first six months of fiscal 2010, which related to the terminations that were finalized in the first and second quarters. The Company closed the manufacturing line in July 2010 and sold the equipment for an amount in excess of its net book value, less costs to sell. Accordingly, no impairment charge was recorded in the first quarter of fiscal 2010. The Company used the proceeds to reduce its bank debt in Argentina.

Accelerated Vesting of Share-based Awards
     Due to a change in control associated with the Acquisition, the Company’s restricted shares and restricted share units granted in accordance with the Company’s restricted stock plans became fully vested during the one month period ended January 28, 2011, were canceled and converted into the right to receive (i) upon the effective time of the Merger, an amount in cash equal to the per share closing payment; and (ii) on each escrow release date, an amount in cash equal to the per share escrow payment, in each case, less any applicable withholding taxes.
     Similarly, during the same period, the Company’s stock options granted in accordance with the Company’s stock option plan became fully vested and were canceled and converted into the right to receive, in full satisfaction of the rights of such holder with respect thereto, (i) upon the effective time of the Merger, an amount in cash equal to the number of shares of Company common stock subject to such stock option multiplied by the excess of the per share closing payment over the exercise price for such stock option, which is in all cases $6.00 per share; and (ii) on each date on which amounts are released from the escrow fund to the Company’s stockholders, an amount in cash equal to the number of shares of Company common stock subject to such stock option multiplied by the per share escrow payment, in each case, less any applicable withholding taxes.
     In accordance with the guidance in ASC 718 the Company recognized $12.7 million of expense during the one month period ended January 28, 2011 associated with the accelerated vesting and cancelation of the share-based award associated with these plans.
     Blackstone Acquisition Transaction Costs
     As a result of the Acquisition more fully described in Note 4 “Acquisitions”, the Company recognized $25.4 million and $6.1 million of expense associated with professional fees and other transaction-related costs during the five months ended July 2, 2011 and the one month period ended January 28, 2011, respectively. The expense incurred for the five months ended July 2, 2011 includes $0.4 million associated with the settlement a lawsuit with former shareholders of the Predecessor. Further, the Company incurred $19.3 million in direct financing costs associated with the issuance of the Senior Secured Notes (defined below) and associated with entering into the ABL Facility (defined below). These costs have been recognized as an intangible asset on the Consolidated Balance Sheet as of July 2, 2011.
     Colombia Flood
     In December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where our facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of our global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter 2011. During the period in which the facility was not operational, the Company incurred costs to restore operations including equipment rental and repair, temporary office facilities and employee travel costs. These costs were $7.4 million and $1.7 million for the five month period ended July 2, 2011 and for the one month period ended January 28, 2011, respectively. During the five months ended July 2, 2011, the Company received insurance proceeds of $5.3 million and expects to collect additional insurance proceeds of approximately $0.4 million during the second half of fiscal 2011 (see Note 19 “Business Interruption and Insurance Recovery” for further discussion of the related insurance recovery).
     Asset impairment charges
     During the second quarter of fiscal 2010, the Company recorded a non-cash impairment charge of $0.7 million related to the write-down of assets held for sale in Neunkirchen, Germany to their estimated fair value less costs to sell.

     Other Costs
     Other costs consist of expenses related to the Company’s pursuit of other business transaction opportunities.
     The Company reviews its business operations on an ongoing basis in the light of current and anticipated market conditions and other factors and, from time to time, may undertake restructuring efforts and/or engage in acquisitions or dispositions of assets or businesses in order to optimize the Company’s overall business, performance or competitive position, some of which may be significant. To the extent any such decisions are made, the Company would likely incur costs, expenses and restructuring charges associated with such transactions, which could be material.
Note 4. Acquisitions
     Blackstone Acquisition
     On January 28, 2011, the closing date of the Acquisition described in Note 1 “Description of Business and Basis of Presentation”, the following events occurred:
•	Each share of Predecessor Polymer’s common and preferred stock, outstanding immediately prior to the Acquisition were cancelled and converted into the right to receive up to $18.16 in cash for each share, without interest. A portion of the purchase price, approximately $2.91 per share, was deposited in an escrow fund to cover liabilities, costs and expenses related to the application of the personal holding company (“PHC”) rules of the Internal Revenue Code of 1986, as amended (the “Code”) as further described in Note 10 “Income Taxes”.

•	Each outstanding restricted share or restricted share unit convertible into Predecessor Polymer common stock outstanding immediately prior to the Acquisition vested (if unvested) and was cancelled in exchange for the right to receive cash for the excess of up to $18.16 in cash for each share, without interest. As discussed previously, approximately $2.91 per share was deposited in an escrow fund for the PHC matter.

•	Each outstanding option to acquire Predecessor Polymer common stock outstanding immediately prior to the Acquisition vested (if unvested) and was cancelled in exchange for the right to receive cash for the excess of up to $18.16 in cash for each share, without interest, over the $6.00 per share exercise price of the option. As discussed previously, approximately $2.91 per share was deposited in an escrow fund for the PHC matter.

•	Successor Polymer received $259.9 million in equity contributions and became a wholly-owned subsidiary of Holdings. See Note 16 “Stockholders’ Equity” for further information.

•	Successor Polymer issued $560.0 million aggregate principal amount of 7.75% senior secured notes due 2019 (the “Senior Secured Notes”). The Senior Secured Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis by each of Polymer’s wholly-owned domestic subsidiaries. See Note 9 “Debt” and Note 22 “Financial Guarantees and Condensed Consolidating Financial Statements” for further information.

•	Successor Polymer entered into senior secured asset-based revolving credit facilities (the “ABL Facility”) to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability, with a maturity of four years. See Note 9 “Debt” for further information.

•	Successor Polymer repaid approximately $333.9 million of the Company’s pre-Acquisition indebtedness. See Note 9 “Debt” for further information.
     The Acquisition resulted in a 100% change in ownership of Polymer and is accounted for in accordance with U.S. GAAP guidance for business combinations. Accordingly, the assets acquired and liabilities assumed, excluding deferred income taxes, were recorded using a preliminary estimate of their fair value as of January 28, 2011. The purchase price paid and related costs and transaction fees incurred by Blackstone have been accounted for in Polymer’s consolidated financial statements.
     The preliminary allocation of purchase price to the assets and liabilities as of January 28, 2011 was determined by management with the assistance of outside valuation experts. At present, the Company is utilizing a preliminary valuation analysis prepared by its outside valuation experts of its inventories, property, plant and equipment and intangible assets. The Company anticipates that it will have a full and complete valuation analysis of its inventories, property, plant and equipment, intangible assets and goodwill later in 2011. The allocation of the purchase price is subject to change based on the completion of such valuation study and the determination of other facts impacting fair value estimates. The adjustments, if any, arising out of the finalization of the allocation of the purchase price will not impact cash flow. However, such adjustments could result in material increases or decreases to depreciation and amortization, earnings before interest expense, income taxes and net income. The Company is continuing to evaluate its purchase price allocations and the related appraisal work of the asset appraisal firm. The Company expects to finalize the purchase price allocations prior to the end of fiscal 2011.
     The following table summarizes the acquisition costs, including professional fees and other related costs, and the assets acquired and liabilities assumed, based on their fair values:

At January 28, 2011	(in thousands)
Purchase price of outstanding equity		$403,496

Acquisition related costs:
Included in special charges, net:
January 29, 2011 through July 2, 2011	$25,413
January 2, 2011 through January 28, 2011	6,137
January 3, 2010 through January 1, 2011	6,388	37,938

Deferred financing costs		19,252

Total acquisition related costs		$57,190

Allocation of purchase price:
Cash and cash equivalents		$70,771
Accounts receivable	`	134,422
Inventory		134,822
Other current assets, includes restricted cash of $31.1 million		80,724
Property, plant and equipment		496,953
Intangible assets:
Technology	$21,000
Trade names	17,500
Customer relationships	8,500	47,000

Goodwill		90,311
Indemnification tax asset		16,221
Other noncurrent assets		36,149

Total assets acquired		$1,107,373

Total current liabilities, excluding current portion of debt and deferred tax liabilities		$232,353
Current portion of long-term debt		3,586
Long-term debt		359,010
Deferred tax liabilities		41,806
Other long-term liabilities		58,123
Noncontrolling interest in PGI new assets		8,999

Total liabilities assumed		$703,877

Net assets acquired		$403,496

     The preliminarily estimated goodwill of $90.3 million arising from the Acquisition represents the excess of the purchase price over specifically identified tangible and intangible assets. Stated differently, the preliminary goodwill of $90.3 million represents the synergistic value of the Company’s tangible and intangible assets that Merger Sub paid over the historic net asset value of the Company. As disclosed earlier, the allocation of the purchase price is subject to change based on the completion of a valuation study and the determination of other facts impacting fair value estimates. In addition, upon the Company’s completion of its final valuation work and pursuant to the guidance of ASC 805-10-25-13, retroactive adjustment of the Company’s financial results for the five month period ended July 2, 2011 could be required if the impacts of the final valuation work result in amounts that are materially different than the financial results included within these consolidated financial statements.
     As this was a stock acquisition, there is no tax basis in the amounts recorded through purchase accounting as intangible assets (including goodwill); and therefore, there is no tax benefit associated with these assets. The $19.3 million of deferred financing costs will be deductible for tax purposes. The Company has recognized a tax indemnification asset of $16.2 million in the opening balance sheet to reflect an offsetting asset for the recorded $16.2 million PHC liability. The $16.2 million asset is supported by the $64.5 million amount of the purchase price that was distributed by the acquirer to the escrow agent, pending the resolution of the PHC matter.
     Transaction-related expenditures for legal and professional services were reported as Special charges, net in the Consolidated Statements of Operations with $25.4 million recorded in the Successor five month period ended July 2, 2011, $6.1 million in the Predecessor one month period ended January 28, 2011 and $6.4 million in the Predecessor twelve month period ended January 1, 2011.
     Supplemental Pro Forma Financial Information
     The following supplemental unaudited pro forma results of operations assumes the Acquisition and the related financing transactions described above (the “Transactions”) occurred on January 3, 2010 for each period presented. This unaudited pro forma information should not be relied upon as indicative of the historical results that would have been obtained if the Transactions had occurred on that date, nor the results that may be obtained in the future.
     Pro forma amounts reflect the adjusted results had the Transactions occurred at January 3, 2010 with adjustments primarily to: interest; depreciation of property, plant and equipment; amortization of certain intangible assets and deferred financing fees; the turnaround impact of the fair value adjustments to inventories, and the related adjustments of income tax expenses. The pro forma information excludes the following: 1) the $(12.7) million impact of the accelerated equity awards, which vested as a result of the change in control associated with the Transactions; and 2) the acquisition related costs incurred in both 2010 and 2011. The 2010 and 2011 pro forma includes the quarterly impact of the BMP $3.0 million Management Services Agreement fee (see Note 21 “Certain Relationships and Related Party Transactions” for further information and the definition of BMP).
Unaudited (in thousands)

	As
Six Months Ended July 3, 2010	Reported	Pro Forma
Net sales	$548,225	$548,225

Net loss	(441)	(27,964)

	As
Combined Period Six Months Ended July 2, 2011	Reported	Pro Forma
Net sales	$580,341	$580,341

Net loss	(67,951)	(6,854)
     China-Noncontrolling Interest Acquisition of Nanhai
     On May 26, 2010, the Company signed an equity transfer agreement (the “Agreement”) to purchase the remaining 20% noncontrolling interest in Nanhai, subject to Chinese government regulatory approval. Pursuant to the Agreement, the Company deposited $1.5 million into an escrow account with a bank to serve as a performance guarantee. On March 9, 2011, the Company received regulatory approval of the transaction and subsequently completed the noncontrolling interest acquisition for a purchase price of $7.2 million.

     In accordance with ASC 810 “Consolidation” (“ASC 810”), the Company accounted for this transaction as an equity transaction, and no gain or loss was recognized on the transaction. The preliminary estimated carrying amount of this noncontrolling interest, as of March 9, 2011, was $9.2 million and, accordingly, the difference between the purchase price and the amount by which the noncontrolling interest was adjusted resulted in an increase to paid-in capital of $1.9 million and an increase in currency translation adjustment of $0.1 million.
     The adjustment to paid-in capital is subject to change, pending the Company’s final determination of the carrying value of the noncontrolling interest in Nanhai, which in turn, is dependent upon the Company’s completion of the aforementioned purchase price accounting associated with the Acquisition. At present, the Company has not determined the fair value of the assets and liabilities of Nanhai, as of the Merger Date.
     Spain
     On December 2, 2009, the Company completed the initial phase of an acquisition from Grupo Corinpa, S.L. (“Grupo Corinpa”), of certain assets and the operations of the nonwovens businesses of Tesalca-99, S.A. and Texnovo, S.A. (together with Tesalca-99, S.A., “Tesalca-Texnovo” or the “Sellers”), which were headquartered in Barcelona, Spain (the “Transaction”). The acquisition was completed by the Company through PGI Spain, which operates as a wholly owned subsidiary of the Company.
     The acquired assets included the net operating working capital as of November 30, 2009 (defined as current assets less current liabilities excluding financial liabilities associated with the operations) valued at $10.9 million, the customer lists and the book of business. Concurrent with the Transaction, the Company entered into a seven year lease (beginning December 2, 2009 and ending December 31, 2016) with Tesalca-Texnovo that provided that PGI Spain was entitled to the full and exclusive use of the Sellers’ land, building and equipment during the term of the lease (the “Building and Equipment Lease”). PGI Spain was obligated to make total lease payments of approximately €29.0 million to Tesalca-Texnovo during the term of the Building and Equipment Lease. The first lease payment of approximately €1.25 million was made on March 31, 2010 and further quarterly payments of approximately €1.25 million were due for the first three years of the lease. Further, the quarterly lease payments for the remaining four years was to be approximately €0.9 million per quarter. Pursuant to ASC 840, “Leases” (“ASC 840”), the Building and Equipment Lease agreement has been accounted for as an operating lease. Furthermore, pursuant to ASC 840-20-25-2, PGI Spain began to recognize rent expense on a straight-line basis over the seven year lease term in Cost of goods sold in its Consolidated Statements of Operations.
     Further, as part of the Transaction, PGI Spain granted the Sellers a put option over the assets underlying the Building and Equipment Lease (the “Phase II Assets”) until December 31, 2012 (the “Put Option”). The Sellers’ right to exercise the Put Option was dependent upon a future financial performance target of PGI Spain. Furthermore, the Sellers granted PGI Spain a call option over the assets underlying the Phase II Assets, which was due to expire on December 31, 2012 (the “Call Option”).
     Consideration for the acquired assets consisted of approximately 1.049 million shares of the Company’s Class A common stock (“Issued Securities”), which represented approximately 5.0% of the outstanding share capital of the Company on December 2, 2009, taking into account the Issued Securities. The Issued Securities were subject to certain restrictions, including that the Issued Securities were not registered pursuant to the Securities Act of 1933. On December 2, 2009, the fair value of the Issued Securities approximated $14.5 million.
     During fiscal 2010, the Company incurred $1.7 million of acquisition and integration related expenses attributable to the Transaction. These expenses were attributable to accountant, legal and advisory fees of $0.9 million associated with due diligence and the closing of the Transaction. The remaining $0.8 million was incurred for employee termination costs pursuant to a facility restructuring. In January 2010, the Company communicated a plan to affected employees that it planned to restructure its manufacturing operations in Spain during the first quarter of fiscal 2010 to reduce its overall cost structure. The realignment included the reduction of approximately ten positions in the first quarter of fiscal 2010. In accordance with ASC 805, “Business Combinations” (“ASC 805”), these expenses are recorded as a period cost in Acquisition and integration expenses in the Company’s Consolidated Statements of Operations.

     The Company recorded intangible assets of €0.6 million and €1.8 million associated with customer relationships and goodwill, respectively, in the purchase price allocation. The customer relationships intangible asset has an economic useful life of 5 years.
     On January 28, 2011, immediately prior to the aforementioned Acquisition, the Company exercised the Call Option and thus acquired the Phase II Assets, resulting in the termination of the Building and Equipment Lease (the “Spain Phase II Asset Purchase”). Consideration for the Spain Phase II Asset Purchase aggregated $41.2 million (€30.6 million). See Note 18 “Supplemental Cash Flow Information” for further discussion regarding the Spain Phase II Asset Purchase.
Note 5. Discontinued Operations
     Effective April 28, 2011, the board of directors of the Company committed to management’s plan to dispose of the assets of Difco Performance Fabrics, Inc. (“Difco”). On April 29, 2011, we entered into an agreement to sell certain assets of Difco. The agreement provided that Difco continue to produce goods during a three month manufacturing transition services arrangement that expired in the third quarter of 2001. Upon the sale of the aforementioned assets, Difco would retain its property, plant and equipment. The Difco sale was completed on May 10, 2011. After taking into consideration the cash proceeds that management contemplates receiving from the sale of its assets; including the future sale of the remaining property, plant and equipment, and recognizing the wind-down related costs, management does not anticipate that it would recognize a loss of the sale and discontinuance of the Difco business operations. Accordingly, management does not expect an impairment charge.
     Pursuant to ASC 360, “Property, Plant and Equipment” (“ASC 360”), the Company determined that the assets of Difco represent assets held for sale, since the cash flows of Difco will be eliminated from our ongoing operations and the Company will have no continuing involvement in the operations of the business after the disposal transaction. As a result, Difco has been accounted for as a discontinued operation for the periods presented herein. Accordingly, Difco’s operating assets and liabilities have been segregated and included in Assets of discontinued operations and Liabilities of discontinued operations in the Consolidated Balance Sheets. In addition, Difco’s results of operations, previously included in the Oriented Polymers segment, have been segregated from continuing operations and included in (Loss) income from discontinued operations in the Consolidated Statements of Operations.

     The following amounts, which relate to our Oriented Polymers segment, have been segregated from continuing operations and included in (Loss) income from discontinued operations (in thousands):

	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Net sales	$20,850	$4,060	$20,892

Pre-tax (loss) income	$(1,737)	$320	$60
Income tax expense	56	138	241

Net (loss) income	$(1,793)	$182	$(181)

     The tax expense for Difco was $0.06 million, $0.1 million and $0.2 million for the five months ended July 2, 2011, for the one month ended January 28, 2011 and for the six months ended July 2, 2010, respectively.
     The actual tax expense differs from such expense determined at the U.S. statutory rate primarily due to intercompany profits, currency differences, losses with no expectation of future benefits and unrecognized tax benefits (“UTB”). The differences of the tax expense between respective periods are primarily due to differences in the pre-tax book profits.
     The Company has recognized a preliminary loss of $0.2 million on the sale of certain of Difco’s assets (accounts receivable and inventory) based on the $9.2 million of cash that the Company received in second quarter 2011.
     The final determination of the gain or loss realized on the sale of Difco’s assets is subject to change, pending the Company’s final determination of the carrying value of the sold Difco’s assets, which in turn, is dependent upon the Company’s completion of the aforementioned purchase price accounting associated with the Acquisition. At present, the Company has not determined the fair value of the assets and liabilities of Difco as of the Merger Date.
     The following assets and liabilities have been segregated and included in Assets of discontinued operations and Liabilities of discontinued operations, as appropriate, in the Consolidated Balance Sheets (in thousands):

	Successor	Predecessor
	July 2,	January 1,
	2011	2011
Accounts receivable, net	$7,047	$5,812
Inventories	7,031	8,285
Property, plant and equipment, net	2,339	2,351
Deferred income taxes	1,911	1,858
Other assets	108	499

Assets of discontinued operations	$18,436	$18,805

Accounts payable and accrued liabilities	$6,464	$4,193
Other liabilities	767	600

Liabilities of discontinued operations	$7,231	$4,793

Note 6. Inventories, net
     Inventories consist of the following (in thousands):

	Successor	Predecessor
	July 2,	January 1,
	2011	2011
Finished goods	$77,482	$53,619
Work in process	13,340	9,262
Raw materials and supplies	47,385	42,299

	$138,207	$105,180

     Inventories are net of reserves; which are for obsolete and slow-moving inventories, of approximately $0.5 million and $4.7 million at July 2, 2011 and January 1, 2011, respectively. Management believes that the reserves are adequate to provide for losses in the normal course of business.
Note 7. Goodwill, Intangibles and Loan Acquisition Costs
     Intangibles and loan acquisition costs consist of the following (in thousands):

	Successor	Predecessor
	July 2,	January 1,
	2011	2011
Cost:
Goodwill	$90,311	$2,253
Technology	21,000	—
Customer relationships	17,500	760
Trade names & trademarks	8,500	3,215
Loan acquisition costs	19,252	4,544
Other	—	2,008

	156,563	12,780
Less accumulated amortization	(3,152)	(5,247)

	$153,411	$7,533

     Aggregate amortization expense for each of the next five fiscal years, including fiscal year 2011, is expected to be as follows: 2011, $7.4 million; 2012, $7.5 million; 2013, $7.4 million; 2014, $7.5 million; 2015, $6.7 million; and thereafter, $26.6 million.
     Goodwill
     Goodwill has been calculated at the respective acquisition dates, measured as the excess of the consideration transferred over the net of the acquisition date amounts of the identifiable assets acquired and liabilities assumed, all measured with ASC 805. In accordance with ASC 350, “Intangibles — Goodwill and Other”, the Company will not amortize the goodwill, but instead will evaluate goodwill for impairment at least on an annual basis.
     Blackstone Acquisition
     As discussed in Note 4 “Acquisitions”, the Company utilized a preliminary valuation analysis for the purpose of the allocation of the purchase price to net assets acquired, and as a result, the Company has recognized preliminary goodwill of $90.3 million.
     Spain
     As discussed in Note 4 “Acquisitions”, the Company recognized Eurodollar goodwill attributable to the Spain acquisition in fiscal 2009. The Company performed its annual review of aforementioned goodwill recognized in the Spain acquisition in the fourth quarter of fiscal 2010 and determined that the recorded goodwill was not impaired.

     Technology
     The Company has developed proprietary manufacturing know-how. The Company has recognized an intangible asset attributable to the technology manufacturing know-how. The Company has determined that the technology intangible asset has an economic useful life of 10 years and will be amortized over a 10-year period.
     Customer relationships
     Blackstone Acquisition
     The Company sells primarily to regional and global manufacturers and distributors, who then sell our products to end consumers. The Company has recognized an intangible asset attributable to the customer relationships. The Company has determined that the customer relationships intangible asset has an economic useful life of 10 years and will be amortized over a 10-year period.
     Spain
     As discussed in Note 4 “Acquisitions”, the Company recognized Eurodollar customer relationships as an intangible asset attributable to the Spain acquisition in fiscal 2009. The customer relationships intangible asset had an economic useful life of 5 years and was to be amortized over a 5-year period.
     Trade names & trademarks
     The Company maintains trade names and trademarks for the purpose of conducting its business. The Company has recognized an intangible asset attributable to the trade names and trademarks. The Company has determined that the trade names and trademarks have an economic useful life of 10 years and will be amortized over a 10-year period.
     Loan acquisition costs
     Blackstone Acquisition
     The Company incurred $19.3 million of deferred financing costs associated with the aforementioned Senior Secured Notes and ABL Facility. Of the $19.3 million, $16.6 million was attributable to the Senior Secured Notes and the remaining $2.7 million was attributable to the ABL Facility. The Company will amortize the deferred financing costs attributable to the Senior Secured Notes and ABL Facility over an eight and four year period, respectively.
     Predecessor Company
     In the second quarter of fiscal 2010, the Company capitalized approximately $0.2 million of financing costs associated with the conversion of $10.0 million of the revolving credit facility. See Note 9 “Debt” for additional disclosures related to the amendment to the Credit Facility.

     Components of amortization expense are shown in the table below (in thousands):

	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Amortization of:
Intangibles with finite lives, included in Selling, general and administrative expenses	$1,993	$55	$384
Spain covenant not to compete, included in Special charges, net	—	11	—
Loan acquisition costs included in Interest expense, net	1,159	51	437

Total amortization expense	$3,152	$117	$821

Note 8. Accounts Payable and Accrued Liabilities
     Accounts payable and accrued liabilities consist of the following (in thousands):

	Successor	Predecessor
	July 2,	January 1,
	2011	2011
Accounts payable to vendors	$140,107	$124,320
Accrued salaries, wages, incentive compensation and other fringe benefits	21,181	22,911
Other accrued expenses	45,842	26,628

	$207,130	$173,859

Note 9. Debt
     Long-term debt consists of the following (in thousands):

	Successor	Predecessor
	July 2,	January 1,
	2011	2011
7.75% Senior Secured Notes due 2019; denominated in U.S. dollars with interest due semi-annually each February 1 and August 1	$560,000	$—
Old Credit Facility, as defined below, are subject to certain terms and conditions:
First Lien Term Loan (Tranche 1)—interest at 4.5% as of January 1, 2011	—	15,932
First Lien Term Loan (Tranche 2)—interest at 7.00% as of January 1, 2011	—	270,538
Argentine Credit Facility:
Argentine Peso Loan—interest at 18.56% as of January 1, 2011; denominated in Argentine pesos	—	4,573
Argentine Peso Loan for working capital—interest at 18.63% as of January 1, 2011; denominated in Argentine pesos	—	844
United States Dollar Loan—interest at 3.19% as of July 2, 2011 and 3.19% as of January 1, 2011; denominated in U.S. dollars with any remaining unpaid balance due May 2016	16,680	18,979
Mexico Credit Facility—interest at 8.08% as of January 1, 2011; denominated in U.S. dollars	—	10,546
Suzhou Credit Facility—interest at 4.78% as of July 2, 2011 and January 1, 2011; denominated in U.S. dollars with any remaining unpaid balance due November 2013	17,000	10,000
Other	295	367

	593,975	331,779
Less: Current maturities	(3,478)	(3,609)

	$590,497	$328,170

     As of July 2, 2011, the Company was in compliance with the respective covenants of its outstanding indebtedness.
Successor Polymer Debt
     Senior Secured Notes
     As disclosed in Note 4 “Acquisitions”, concurrent with the Acquisition, Polymer issued $560.0 million of 7.75% senior secured notes due 2019. The Senior Secured Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis by each of Polymer’s wholly-owned domestic subsidiaries (see Note 22 “Financial Guarantees and Condensed Consolidating Financial Statements” for further information).
     Furthermore, the indenture governing the Senior Secured Notes (the “Indenture”), among other restrictions, limits the Company’s ability and the ability of the Company’s restricted subsidiaries to: (i) incur or guarantee additional debt or issue disqualified stock or preferred stock; (ii) pay dividends and make other distributions on, or redeem or repurchase, capital stock; (iii) make certain investments; (iv) repurchase stock; (v); incur certain liens; (vi) enter into transactions with affiliates; (vii) merge or consolidate; (viii) enter into agreements that restrict the ability of subsidiaries to make dividends or other payments to Polymer; (ix) designate restricted subsidiaries as unrestricted subsidiaries; and (x) transfer or sell assets.
     Subject to certain exceptions, the Indenture permits the Company and its restricted subsidiaries to incur additional indebtedness, including senior indebtedness and secured indebtedness. The Indenture also does not limit the amount of additional indebtedness that Parent or its parent entities may incur.
     Under the Indenture governing our Senior Secured Notes and under the credit agreement governing our ABL Facility (discussed below), our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing certain indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA.
We define “Adjusted EBITDA” as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring and other items permitted in calculating covenant compliance under the indenture governing the notes and the credit agreement governing our ABL Facility.
     ABL Facility
     As disclosed in Note 4 “Acquisitions”, concurrent with the Acquisition, Polymer entered into senior secured asset-based revolving credit facilities to provide for borrowings not to exceed $50.0 million, subject to borrowing base availability, with a maturity of four years. The ABL Facility provides borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. The ABL Facility is comprised of (i) a revolving sub-facility of up to $42.5 million (the “Tranche 1 Sub-Facility”) and (ii) a first-in, last out revolving sub-facility of up to $7.5 million (the “Tranche 2 Sub-Facility”).
     Based on current borrowing base availability, the borrowings under the ABL Facility will bear interest at a rate per annum equal to, at our option, either (A) Adjusted London Interbank Offered Rate (“LIBOR”) (adjusted for statutory reserve requirements) plus (i) 3.50% in the case of the Tranche 1 Sub-Facility or (ii) 5.50% in the case of the Tranche 2 Sub-Facility; or (B) the higher of (a) the administrative agent’s Prime Rate and (b) the federal funds effective rate plus 0.5% (“ABR”) plus (x) 2.50% in the case of the Tranche 1 Sub-Facility or (y) 4.50% in the case of the Tranche 2 Sub-Facility.
     The ABL Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross acceleration to certain indebtedness, bankruptcy and insolvency defaults, certain events under ERISA, certain monetary judgment defaults, invalidity of guarantees or security interests, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.
     As of July 2, 2011, there were no borrowings under the ABL Facility. Further, as of July 2, 2011, the borrowing base availability was $40.0 million and since the Company had outstanding letters of credits of $10.8 million, the resulting net availability under the ABL Facility was $29.2 million. The aforementioned letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on as of July 2, 2011.
     Short-term borrowings
     The Company had outstanding indebtedness under a short-term borrowing facility of $0.3 million as of July 2, 2011. This facility will mature at various dates through December 2011. Borrowings under this facility are included in Short-term borrowings in the Consolidated Balance Sheets.
Subsidiary Indebtedness
     Argentina Indebtedness
     Short-term borrowings
     The Company’s subsidiary in Argentina entered into short-term credit facilities to finance working capital requirements. The outstanding indebtedness under these short-term borrowing facilities was $3.0 million and $2.1 million as of July 2, 2011 and January 1, 2011, respectively. These facilities mature at various dates through December 2011. As of July 2, 2011 and January 1, 2011, the average interest rate on these borrowings was 1.8% and 2.89%, respectively. Borrowings under these facilities are included in Short-term borrowings in the Consolidated Balance Sheets.

     Long-term borrowings
     In January 2007, the Company’s subsidiary in Argentina entered into an arrangement (the “Argentina Credit Facility”) with banking institutions in Argentina to finance the installation of a new spunmelt line at its facility near Buenos Aires, Argentina. The maximum borrowings available under the Argentina Credit Facility, excluding any interest added to principal, amount to 26.5 million Argentine pesos with respect to an Argentine peso-denominated loan and $30.3 million with respect to a U.S. dollar-denominated loan and are secured by pledges covering (i) the subsidiary’s existing equipment lines; (ii) the outstanding stock of the subsidiary; and (iii) the new machinery and equipment being purchased, as well as a trust assignment agreement related to a portion of receivables due from certain major customers of the subsidiary.
     As of July 2, 2011, the face amount of the outstanding indebtedness was approximately $17.3 million, consisting of the U.S. dollar-denominated loan. Concurrent with the Acquisition, the Company repaid and terminated the Argentine peso-denominated loans. As of January 1, 2011, the outstanding indebtedness was approximately $24.4 million, consisting of $5.4 million of Argentine peso-denominated loans and a $19.0 million U.S. dollar-denominated loan.
     During the second quarter of 2011, the Company adjusted the recorded book value of the outstanding Argentina Credit Facility indebtedness that existed as of January 28, 2011 to the fair market value as of that date as part of the Acquisition purchase accounting process. As a result, the Company recorded a purchase accounting adjustment that created a contra-liability of $0.63 million and similarly reduced goodwill as of the opening balance sheet date. The Company is amortizing the contra-liability over the remaining term of the loan and including the amortization expense in Interest expense, net in the Consolidated Statements of Operations. The unamortized contra-liability of $0.57 million is included in Long-term debt in the July 2, 2011 Consolidated Balance Sheet. Accordingly, as of July 2, 2011, $16.7 million is the carrying amount of the Argentina Credit Facility.
     The interest rate applicable to borrowings under these term loans is based on LIBOR plus 290 basis points for the U.S. dollar-denominated loan and Buenos Aires Interbanking Offered Rate plus 475 basis points for the Argentine peso-denominated loan. Principal and interest payments began in July 2008 with the loans maturing as follows: annual amounts of approximately $3.5 million beginning in 2011 and continuing through 2015, and the remaining $0.9 million in 2016.
     Suzhou Credit Facility
     In the third quarter of 2010, the Company’s subsidiary in Suzhou, China entered into a three-year U.S. dollar denominated construction loan arrangement (the “Suzhou Credit Facility”) with a banking institution in China to finance a portion of the installation of the new spunmelt line at its manufacturing facility in Suzhou, China. The maximum borrowings available under the Suzhou Credit Facility, excluding any interest added to principal, amounts to $20.0 million, of which the Company was required to make an initial draw-down by December 31, 2010 and draw down the remaining amount by December 31, 2011. In the first quarter of 2011 and the fourth quarter 2010, the Company borrowed $7.0 million and $10.0 million, respectively, under the Suzhou Credit Facility. The Company anticipates that it will draw down the remaining $3.0 million available under the Suzhou Credit Facility in the third quarter of 2011.
     The three-year term of the agreement begins with the date of the first draw down on the Suzhou Credit Facility. The Company was not required to pledge any security for the benefit of the Suzhou Credit Facility. The interest rate applicable to borrowings under the Suzhou Credit Facility is based on three-month LIBOR plus an amount to be determined at the time of funding based on the lender’s internal head office lending rate (400 basis points at the time the credit agreement was executed), but in no event would the interest rate be less than 1-year LIBOR plus 250 points. The Company is obligated to repay $5.0 million of the principal balance in the fourth quarter of 2012, with the remaining $15.0 million to be repaid in the fourth quarter of 2013. As of July 2, 2011 and January 1, 2011, the outstanding balance under the Suzhou Credit Facility was $17.0 million and $10.0 million, respectively.
     Other Subsidiary Indebtedness

     As of July 2, 2011 and January 1, 2011, the Company also had other documentary letters of credit not associated with the aforementioned Old Revolving Credit Facility in the amount of $8.5 million and $5.0 million, respectively, which was primarily provided to certain raw material vendors. None of these letters of credit had been drawn on as of either July 2, 2011 or January 1, 2011.
Predecessor Polymer Debt
     In accordance with ASC 470, “Debt”, the Company had classified the current portion of certain of its long-term debt, as of January 1, 2011, as non-current, since as a result of Acquisition, the Company refinanced certain of its long-term debt obligations by issuing the aforementioned Senior Secured Notes in January 2011.
     Old Credit Facility
     Concurrent with the Acquisition, the Company repaid and terminated the Old Credit Facility (defined below).
     The Company’s old credit facility (the “Old Credit Facility”), which was entered into on November 22, 2005 and amended as of December 8, 2006, consisted of a $410.0 million first-lien term loan (the “Term Loan”) and a $45.0 million secured revolving credit facility (the “Old Revolving Credit Facility”) that was to mature on November 22, 2010. In addition, the interest rate for both the Term Loan and the Old Revolving Credit Facility was based on a spread over the LIBOR of 2.25%, or 1.25% over a defined Alternate Base Rate. The Old Credit Facility also included customary representations and warranties, covenants and events of default, including, in certain circumstances, acceleration of obligations thereunder upon an event of default.
     On September 17, 2009, the Company entered into Amendment No. 2 (the “Amendment”) to the Old Credit Facility. As a result of the Amendment, the Company extended the maturity date of approximately $295.7 million of its then-outstanding $317.6 million Term Loan to November 22, 2014. As a result of the Amendment, availability under the Old Revolving Credit Facility was to mature in two tranches: $15.0 million (“Tranche 1”) on November 22, 2010 and $30.0 million (“Tranche 2”) on November 22, 2013, unless the Tranche 1 Term Loan exceeded $10.0 million on August 24, 2012. If that condition was met, then the Tranche 2 Revolver would have matured on August 24, 2012. In conjunction with the execution of the Amendment, the Company repaid approximately $24.0 million of net outstanding borrowings under the Term Loan.
     The Amendment also: (i) allowed for additional Term Loan tranches that extended the maturity date of the Term Loan to November 22, 2014 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%); (ii) allowed for additional Old Revolving Credit Facility tranches that extended the maturity date of the Old Revolving Credit Facility to November 22, 2013 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%); (iii) removed the requirement for future step downs or step ups in financial covenants; (iv) established price protection for the new tranches requiring matching yields if any future tranches are established at yields at least 25 basis points above the current loan tranches; (v) revised certain definitions and baskets related to permitted investments, acquisitions and assets sales; and (vi) required repayment of $24.0 million of net outstanding borrowings under the Term Loan at the closing.
     As of January 1, 2011, the Term Loan consisted of $15.9 million of net outstanding amounts maturing on November 22, 2012 (“Tranche 1 Term Loan”) and $270.5 million maturing on November 22, 2014 (“Tranche 2 Term Loan”). Similarly, as of January 1, 2011, the Old Revolving Credit Facility consisted of $40.0 million of availability that was to mature on November 22, 2013 (“Tranche 2 Revolver”), under which there were no amounts outstanding as of January 1, 2011. Effective May 4, 2010, the components of the revolving credit facilities reflect the conversion of $10.0 million of its Tranche 1 Revolver commitments to Tranche 2 Revolver commitments. The additional $10.0 million of Tranche 2 Revolver commitments assumed the same maturity date (November 22, 2013) and interest rate (LIBOR plus 4.5%, with a LIBOR floor of 2.5%) as the existing Tranche 2 Revolver. The Company did not extend the $5.0 million portion of the Old Revolving Credit Facility that matured on November 22, 2010 (“Tranche 1 Revolver”).
     All borrowings under the Old Credit Facility were U.S. dollar denominated and were guaranteed, on a joint and several basis, by each and all of the direct and indirect domestic subsidiaries of the Company. The Old Credit Facility and the related guarantees were secured by (i) a lien on substantially all of the assets of the Company, its domestic subsidiaries and certain of its non-domestic subsidiaries, (ii) a pledge of all or a portion of the stock of the domestic subsidiaries of the Company and of certain non-domestic subsidiaries of the Company, and (iii) a pledge of certain secured intercompany notes. Commitment fees under the Old Credit Facility were equal to 0.50% of the daily unused amount of the Tranche 1 Revolver and 0.75% of the daily unused amount of the Tranche 2 Revolver. The Old Credit Facility limited restricted payments to $5.0 million, including cash dividends, in the aggregate since the effective date of the Old Credit Facility. The Old Credit Facility contained covenants and events of default customary for financings of this type, including leverage and interest expense coverage covenants, as well as default provisions related to certain types of defaults by the Company or its subsidiaries in the performance of their obligations regarding borrowings in excess of $10.0 million. The Old Credit Facility required that the Company maintain a leverage ratio of not more than 3.50:1.00 as of January 1, 2011 and through the remaining term of the Old Credit Facility. The interest expense coverage ratio requirement at January 1, 2011 and through the remaining term of the Old Credit Facility required that it not be less than 3.00:1.00. The Company was in compliance with the financial covenants under the Old Credit Facility at January 28, 2011. These ratios were calculated on a trailing four-quarter basis.
     The Term Loan required mandatory payments of approximately $1.0 million per quarter. Under the Amendment, the Company had the option to either prorate such principal payments across the two tranches or to apply them to the tranche with the earliest maturity date. In addition, the Old Credit Facility, as amended, required the Company to use a percentage of proceeds from excess cash flows, as defined by the Old Credit Facility and determined based on year-end results, to reduce its then outstanding balances under the Old Credit Facility. Such percentage was based on the leverage ratio. Excess cash flows subject to potential repayment of the Old Credit Facility were calculated using the net amount of the Company’s available cash generated from operations adjusted for the cash effects of interest, taxes, capital expenditures, changes in working capital and certain other items. The amount of excess cash flows for future periods was based on year-end results. There was no additional excess cash flow requirement with respect to fiscal 2010.
     The interest rate applicable to borrowings under the Tranche 1 Term Loan and Tranche 1 Revolver was based on the three-month or the one-month LIBOR plus a specified margin. The applicable margin for borrowings under both the Tranche 1 Term Loan and Tranche 1 Revolver was 225 basis points. Further, the Company, from time to time, could elect to use an Alternate Base Rate for its borrowings under the Old Revolving Credit Facility and Term Loan based on the bank’s base rate plus a margin of 75 to 125 basis points based on the Company’s total leverage ratio.
     The interest rate applicable to borrowings under the Tranche 2 Term Loan and Tranche 2 Revolver was based on LIBOR plus a margin of 450 basis points, with a LIBOR floor of 250 basis points.
     In accordance with the terms of the Old Credit Facility, the Company maintained a position in an interest rate swap agreement. In February 2009, the Company entered into an interest rate swap agreement which was effective June 30, 2009 (the “2009 Interest Rate Swap”) and was due to mature on June 30, 2011. The 2009 Interest Rate Swap had replaced an expiring interest rate swap agreement. The 2009 Interest Rate Swap effectively converted $240.0 million of notional principal amount of debt from a variable LIBOR rate to a fixed LIBOR rate of 1.96%. Concurrent with the Acquisition, the Company settled the 2009 Interest Rate Swap liability, since the Company repaid its Old Credit Facility. These agreements are more fully discussed in Note 14 “Derivatives and Other Financial Instruments and Hedging Activities” and Note 15 “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities.”
     There were no borrowings under the Old Revolving Credit Facility as of January 1, 2011. Average daily borrowings under the Old Revolving Credit Facility, which were primarily LIBOR rate-based borrowings, were $1.5 million at an average interest rate of 5.7% for the period from January 3, 2010 to January 1, 2011. Subject to certain terms and conditions, a maximum of $25.0 million of the Old Credit Facility could be used for letters of credit. As of January 1, 2011, the Company had effectively reserved capacity under the Old Revolving Credit Facility in the amount of $8.2 million relating to standby letters of credit outstanding. These letters of credit were primarily provided to certain administrative service providers and financial institutions. None of these letters of credit had been drawn on at January 1, 2011.

     Predecessor Subsidiary Indebtedness
     As discussed earlier, concurrent with the Acquisition, the Company repaid and terminated the Argentine peso-denominated loans and the Mexico Credit Facility.
     Mexico Credit Facility
     In March 2009, the Company’s subsidiary in Mexico entered into a term credit facility (the “Mexico Credit Facility”) with a banking institution in Mexico to finance a portion of the installation of a new spunmelt line near San Luis Potosi, Mexico. The maximum borrowing available under the Mexico Credit Facility, excluding any interest added to principal, amounted to $14.5 million with respect to a U.S. dollar-denominated loan and was secured by pledges covering (i) the subsidiary’s existing equipment lines; and (ii) the new machinery and equipment being purchased. The interest rate applicable to borrowings under the Mexico Credit Facility was based on three-month LIBOR plus 780 basis points. A series of 22 quarterly principal payments commenced on October 1, 2009; interest payments commenced on July 1, 2009. Concurrent with the Acquisition, the Company repaid and terminated the Mexico Credit Facility. As of January 1, 2011, the outstanding indebtedness under the Mexico Credit Facility was approximately $10.5 million.
Note 10. Income Taxes
     As discussed in Note 1 “Basis of Presentation and Description of Business”, on January 28, 2011, Polymer merged with Merger Sub, a wholly-owned subsidiary of Parent. Parent’s sole asset is its 100% ownership of the stock of Polymer. Affiliates of Blackstone, along with its co-investors and certain members of the Company’s management own Holdings which in turn owns 100% of the stock of Parent. As a result, Polymer became a member of a new consolidated group for income tax filing purposes for the U.S. federal tax return. The Company will therefore file a U.S. federal tax return for the one month period ended January 28, 2011 under the former ownership structure and file a U.S. tax return for the period January 29, 2011 through December 31, 2011 as part of the new consolidated group with Holdings as the parent company. As a result of the change in control, the Canadian subsidiaries will also be required to file a short period tax return for the one month period ended January 28, 2011.
     This change in control will also create the need to evaluate the Company’s domestic net operating losses under the provisions of Section 382 of the Code, Limitation on Net Operating Loss Carryforwards and Certain Built-In Losses Following Ownership Change. Although there may be limitations on the amount of net operating loss carryforward available on an annual basis, the result of this analysis is not expected to have a material impact on the financial statements of the Company as currently all domestic net deferred tax assets, including the benefit of the net operating losses, have a full valuation allowance. As a result of this ownership change, the Canadian subsidiaries will have certain tax adjustments. The carrying tax amount of the fixed assets are reduced to fair market value, however this will have no additional impact on the financial statements as the deferred tax asset attributable to the tax basis in the asset is converted to a tax benefit from the net operating loss.
     During the five month period ended July 2, 2011, the Company recognized an income tax benefit of $1.7 million on consolidated pre-tax book losses from continuing operations of $49.3 million. During the one month period ended January 28, 2011, the Company recognized an income tax expense of $0.5 million on consolidated pre-tax book losses from continuing operations of $17.8 million. During the six month period ended July 3, 2010, the Company recognized income tax expense of $5.2 million on consolidated pre-tax book income of $5.3 million. The Company’s income tax expense in any period is different than such expense determined at the U.S. statutory rate primarily due to losses in certain jurisdictions for which no income tax benefits are anticipated, foreign withholding taxes for which tax credits are not anticipated, changes in the amounts recorded for tax uncertainties in accordance with ASC 740, “Income Taxes”, and foreign taxes calculated at statutory rates different than the U.S. federal statutory rate.
     During the five month period ended July 2, 2011, the Company received repatriated cash from a Canadian subsidiary which was treated as a reduction of capital for book purposes and a dividend for tax purposes. For tax purposes, the Canadian subsidiary was owned by a U.S. entity. This transaction reduced the book basis over tax basis which reduced the related deferred tax liability by $2.2 million. Without the tax benefit, the tax expense for the five month period ending July 2, 2011 would have been approximately $0.5 million. Although the U.S. net deferred tax asset is reserved entirely with a valuation allowance, this liability is treated by the Company as having an indefinite life and has therefore not reduced the net deferred tax asset for valuation allowance consideration.
     The total UTB of $36.9 million as of July 2, 2011 represents the amount of UTBs that, if recognized, would impact the effective income tax rate in future periods. Included in the balance of UTBs as of July 2, 2011 was $16.4 million related to tax positions for which it is reasonably possible that the total amounts could significantly change during the next 12 months. This amount primarily represents a decrease in the UTBs related to the PHC issue explained below which is currently being reviewed by the Internal Revenue Service (the “IRS”) in accordance with a ruling request made by the Company.
     The Company increased / (decreased) the liability for UTBs, for the one month period ended January 28, 2011, by $0.5 million, including penalty and interest of $0.3 million, and for the five month period ended July 2, 2011, the amount was $(0.2) million including penalty and interest of $(0.4) million. During the six month period ended July 3, 2010, the Company increased / (decreased) the liability for UTBs by $(0.7) million and $0.6 million, respectively, including additional interest and penalties of $(0.3) million and $0.6 million, respectively.
     Management’s judgment is required in determining and evaluating tax positions. Although management believes its tax positions and related provisions reflected in the consolidated financial statements are fully supportable, it recognizes that these tax positions may be challenged by various tax authorities. These tax positions are continuously reviewed and are adjusted as additional information becomes available that may change management’s judgment. Changes in the status of on-going tax examinations, interpretations of tax law, case law, statutes of limitations expiration and IRS rulings may all be considered in the continuous analysis.
     During the due diligence associated with the Acquisition, it was determined that the Company may meet the definition of a PHC as described in Code Section 542 and therefore be subject to the PHC tax of IRC Section 541. A company may be a PHC if a designated percentage, defined in Code Section 542(a)(1), of its income is passive income as defined in Code Section 543, the Company meets certain ownership requirements as defined in Code Section 542(a)(2), and that income is not distributed. The PHC rules are generally not applicable to publicly traded companies; however, the Company has certain subsidiaries that have undistributed PHC income and an ownership structure that may meet the PHC requirements of the IRC. The Company established a UTB, which currently has a balance of $16.4 million. As a result of the Acquisition, and in order to indemnify the purchaser for any amount ultimately paid to the IRS to resolve this issue, an amount of the purchase proceeds are held in escrow until this issue is resolved and the Company has recognized an offsetting tax indemnification asset in the purchase price accounting associated with the Acquisition. In order to achieve resolution, the Company submitted a ruling request in December, 2010 to the IRS with supplemental filings on June 2, 2011 and June 20, 2011. The request asked the IRS to rule on whether or not the Company was a PHC, in addition to other remedies should the IRS determine the Company is a PHC. The IRS is currently reviewing this request and the Company expects a ruling within the next 12 months.
     The major jurisdictions where the Company, or its subsidiaries, files income tax returns include the U.S., Argentina, Canada, China, Colombia, France, Germany, Mexico, The Netherlands, and Spain. The U.S. federal income tax returns have been examined through fiscal 2004 and the foreign jurisdictions generally remain open and subject to examination by the relevant tax authorities for the tax years 2003 through 2010. Although the current tax audits related to open tax years have not been finalized, management believes that the ultimate outcomes will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.
     The Company continues to recognize interest and/or penalties related to income taxes as a component of income tax expense.
Note 11. Pension and Postretirement Benefit Plans
     PGI and its subsidiaries sponsor multiple defined benefit plans and other postretirement benefits that cover certain employees. Benefits are primarily based on years of service and the employee’s compensation. It is the Company’s policy to fund such plans in accordance with applicable laws and regulations.
     Components of net periodic benefit costs for the specified periods are as follows (in thousands):

Pension Benefits	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Current service costs	$890	$159	$988
Interest costs on projected benefit obligation and other	2,738	492	3,152
Return on plan assets	(2,997)	(539)	(2,922)
Amortization of transition obligation and other	(49)	(8)	106

Periodic benefit cost, net	$582	$104	$1,324

Postretirement Benefits	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Current service costs	$37	$7	$38
Interest costs on projected benefit obligation and other	126	23	171
Return on plan assets	—	—	(11)
Amortization of transition obligation and other	(136)	(25)	(138)

Periodic benefit cost, net	$27	$5	$60

     As of July 2, 2011, the Company had contributed $3.2 million to its pension and postretirement benefit plans for the 2011 benefit year. The Company’s contributions include amounts required to be funded with respect to a defined benefit pension plan relating to the Company’s Canadian operations. The Company presently anticipates contributing an additional $0.9 million to fund its plans in 2011, for a total of $4.1 million.
Note 12. Equity Compensation Plans
     Successor Polymer Equity Compensation Plans
     2011 Scorpio Holdings Corporation Stock Incentive Plan
     Effective January 25, 2011, Holdings established an Incentive Stock Plan (the “Holdings Plan”) for key employees, directors, other service providers, or independent contractors of the Company. The Holdings Plan provides for the award of any Option, Stock Appreciation Right or Other Stock-Based Award (including Restricted Stock Award or Restricted Stock Unit), as determined solely by the Compensation Committee of the Board of Directors of Holdings. The maximum number of shares of common stock that may be issued under the Holdings Plan may not exceed 20,789 plus any shares purchased for fair market value under a share purchase program. The maximum number of shares is subject to modification, upon certain events set-forth within the Holdings Plan, including, but not limited to: (i) equity restructurings, (ii) mergers, reorganizations and other corporate transactions, (iii) change in control, etc. Holdings will issue new shares of common stock to satisfy options exercised.
     Under the Holdings Plan, as of July 2, 2011, employees of Polymer were granted nonqualified stock options for 15,458.67 shares of Holdings common stock. These options were granted on January 28, 2011. Under the terms of the Holdings Plan, nonqualified stock options are to carry exercise prices no less than 100% of the fair market value of Holding’s stock on the date of the grant. Since Holdings common stock is not publicly traded, the fair market value of the stock is determined by the compensation committee of the board of directors of Holdings in good faith giving consideration to any independent valuation analysis performed for the Company and the most recent valuation of the Company used for purposes of public reporting by Blackstone of the value of its portfolio companies. The 15,458.67 shares of stock underlying the issued options had a grant date value of $1,000 per share, which represented the value per share of Holdings common stock at the effective date of the Acquisition.
     The 15,458.67 issued nonqualified stock options provide for time vested options (“Time Options”), performance vested options (“Performance Options”), and exit vested options (“Exit Options”). Of the 15,458.67 issued options, 5,152.89 have been designated as Time Options; 5,152.89 have been designated as Performance Options; and 5,152.89 have been designated as Exit Options. The nonqualified stock options expire on the tenth anniversary date of the grant.
     The Time Options vesting is subject to the continuation of employment by the employee and 20% of the Time Options will vest with each of the first five anniversaries of the Grant Date. The Performance Options vesting is subject to the continuation of employment and 20% of the Performance Options will vest with each of the first five anniversaries of March 31, 2011, if certain annual financial performance targets are met, as defined within the stock option grants. The Exit Options vesting is subject to the continuation of employment by the employee through the applicable vesting date. The Exit Option shall vest on the date, if any, when Holdings shall have received cash proceeds in respect of its investment in the Company’s equity securities that meets a specified financial yield, as defined within the stock option grants.
     The Company accounts for the Holdings Plan in accordance with ASC 718. As of July 2, 2011, with respect to the 15,458.67 options to purchase common stock of Holdings under the Holdings Plan, 10,305.78 options are subject to future vesting based on the attainment of future performance targets that the Company has not yet determined to be highly probable of achievement. Accordingly, pursuant to ASC 718, 5,152.89 outstanding options to purchase common stock of Holdings have been considered granted, as of July 2, 2011, under the Holdings Plan.
     A summary of option activity under the Holdings Plan is presented below:

	Number
	of Shares	Exercise Price
Outstanding at January 1, 2011	—

Granted	5,388.40	$1,000.00
Exercised	—	—
Canceled	235.51	—

Outstanding at July 2, 2011	5,152.89	$1,000.00

     The estimated fair value of the options when granted is amortized to expense over the options’ vesting or required service period. With respect to the Time Options, the Company is following a straight-line vesting method for determining the Company’s compensation costs. The fair value for these options was estimated, using a third-party valuation specialist, at the date of grant based on the expected life of the option and projected exercise experience, using a Black-Scholes option pricing model with the following assumptions:

2011 Issued
Options
Risk-free interest rate	1.92%
Dividend yield	0.00%
Expected volatility factor	49.54%
Expected option life in years	5.0
     The risk free interest rate was determined based on an analysis of U.S. Treasury zero-coupon market yields as of the date of the option grant for issues having expiration lives similar to the expected option life. The expected volatility was based on an analysis of the historical volatility of Polymer’s competitors over the expected life of the Holding’s options. As insufficient data exists to determine the historical life of options issued under the Holdings

Plan, the expected option life was determined based on the vesting schedule of the options and their contractual life taking into consideration the expected time in which the share price of Holding’s would exceed the exercise price of the option. The fair value of each option granted during the period from January 28, 2011 utilizing a Black-Scholes option pricing model was $448.2213 per share.
     The compensation cost related to the Holdings Plan was $0.21 million for the five months ended July 2, 2011, and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. As of July 2, 2011, the unamortized compensation expense related to stock options was $2.1 million and is expected to be recognized over a period of 5 years, from the date of grant.
     Other Compensation Arrangement
     In contemplation of the Merger the Company’s Chief Executive Officer entered into an employment agreement in October 2010 which became effective as of the effective time of the Merger (the “January 2011 CEO Employment Agreement”) and superseded the March 2010 CEO Employment Agreement (discussed below). Accordingly, the Chief Executive Officer has no further rights under the March 2010 CEO Employment Agreement.
     The January 2011 CEO Employment Agreement provides that as long as the CEO is an employee in good standing on July 23, 2013, that she would be entitled to a one-time grant of shares in Holdings having a value equal to $694,000 (the “Equity Award”). Further, the Equity Award could be granted to the CEO at an earlier date if the condition of “Involuntary Termination” has been met, as defined within the January 2011 CEO Employment Agreement. The Company has determined that the Equity Award is not a modification, pursuant to the guidance in ASC 805, of the Retirement Incentive that was set-forth within the March 2010 CEO Employment Agreement (discussed below). Accordingly, the Company has concluded that the Equity Award should be accounted for as an “Equity-Classified Award” as defined within ASC 718.
     The compensation cost related to the Equity Award was $0.13 million for the five months ended July 2, 2011, and is included in Selling, general and administrative expenses in the Consolidated Statements of Operations. As of July 2, 2011, the unamortized compensation expense related to Equity Award was $0.56 million and is expected to be recognized through July 23, 2013.
     Predecessor Polymer Equity Compensation Plans
     Concurrent with the Acquisition, the Company’s stock options underlying the 2003 Stock Option Plan and the restricted shares and restricted share units underlying the Restricted Stock Plans vested (if unvested) and were canceled and converted into the right to receive on January 28, 2011, (i) an amount in cash equal to the per share closing payment and (ii) on each escrow release date, an amount equal to the per share escrow payment, in each case, less any applicable withholding taxes. For the Company’s stock options, the amount in cash was adjusted by the exercise price of $6.00 per share.
     As a result of the Acquisition, the Company recognized compensation cost of $12.9 million for the accelerated vesting of Predecessor Polymer Equity Compensation Plans within the one month period ended January 28, 2011.
     Other Compensation Arrangement
     On March 31, 2010, the Company entered into a new employment agreement with its Chief Executive Officer (the “March 2010 CEO Employment Agreement”) that provides for a one-time award of equity and cash at the expiration date of the agreement (the “Retirement Incentive”). The equity award component is dependent upon an ending stock price at the measurement date, defined in the agreement, and will range between 20,000 shares and 100,000 shares. The cash award will be equal to thirty percent of the future value of the aforementioned equity award component, but will not be less than $250,000 or greater than $1,000,000. At the time that the Company entered into the March 2010 CEO Employment agreement, management concluded that the stock award component would be accounted for as a “Equity-classified award” as defined within ASC 718, since the Company intends to issue PGI common shares. In addition, the Company currently intends for the future stock award to be issued under the 2008 LTI Stock Plan. Further, management has concluded that the cash award should be accounted for as a “Liability-classified award” as defined within ASC 718, since the Company intends to pay cash for this compensation component. The Company recognized an immaterial amount of compensation expense, less than forty thousand in the one month period ended January 28, 2011 associated with the Retirement Incentive.
However, in contemplation of the Merger the Company’s Chief Executive Officer entered into the aforementioned January 2011 CEO Employment Agreement which became effective as of the effective time of the Merger and superseded the March 2010 CEO Employment Agreement. Accordingly, the Chief Executive Officer had no further rights under the March 2010 CEO Employment. Accordingly, the Retirement Incentive liability was assigned a zero value in the Company’s preliminary purchase accounting, since as disclosed previously the Retirement Incentive was not considered a modification, pursuant to the guidance in ASC 805.
Note 13. Other Operating Loss (Income), Net and Foreign Currency Loss (Gain), Net
     For the five months ended July 2, 2011, Other operating loss(income), net of $1.0 million includes (i) a loss of $1.3 million associated with foreign currency losses and (ii) income of $(0.3) million associated with a customer licensing agreement related to a third-party manufacture of product. For the one month ended January 28, 2011, Other operating loss (income), net of $(0.6) million includes (i) income of $(0.5) million associated with foreign currency gains and (ii) income of $(0.1) million associated with a customer licensing agreement related to a third-party manufacture of product. For the six months ended July 3, 2010, Other operating loss (income), net of $(1.0) million includes income of (i) $(0.6) million associated with foreign currency gains and (ii) $(0.4) million associated with a customer licensing agreement related to a third-party manufacture of product.
     Foreign Currency (Gain) Loss, Net
     For international subsidiaries which have the U.S. dollar as their functional currency, local currency transactions are remeasured into U.S. dollars, using current rates of exchange for monetary assets and liabilities. Gains and losses from the remeasurement of such monetary assets and liabilities are reported in Other operating loss (income), net in the Consolidated Statements of Operations. Likewise, for international subsidiaries which have the local currency as their functional currency, gains and losses from the remeasurement of monetary assets and liabilities not denominated in the local currency are reported in Other operating loss (income), net in the Consolidated Statements of Operations. Additionally, currency gains and losses have been incurred on intercompany loans between subsidiaries, and to the extent that such loans are not deemed to be permanently invested, such currency gains and losses are also reflected in Foreign currency and other loss, net in the Consolidated Statements of Operations.
     The Company includes gains and losses on receivables, payables and other operating transactions as a component of operating income in Other operating loss (income), net. Other foreign currency gains and losses, primarily related to intercompany loans and debt and other non-operating activities, are included in Foreign currency and other loss, net.
     The Company’s foreign currency loss (income) is shown in the table below (in thousands):

	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
	2011	2011	2010
Included in Other operating loss (income), net	$1,340	$(504)	$(596)
Included in Foreign currency and other loss, net	135	150	753

	$1,475	$(354)	$157

Note 14. Derivative and Other Financial Instruments and Hedging Activities
     The Company is exposed to certain risks arising from business operations and economic factors. The Company uses derivative financial instruments to manage market risks and reduce its exposure to fluctuations in interest rates and foreign currencies. All hedging transactions are authorized and executed under clearly defined policies and procedures, which prohibit the use of financial instruments for trading purposes.
     On February 8, 2010, the Company entered into a series of foreign exchange forward contracts (put options and call options) with a third-party financial institution (the “2010 FX Forward Contracts”) that provided for a floor and ceiling price on payments related to the Company’s new medical line under construction in Suzhou, China (the “New Suzhou Medical Line”). The objective of the 2010 FX Forward Contracts was to hedge the changes in fair value of a firm commitment to purchase equipment attributable to changes in foreign currency rates between the Euro and U.S. dollar through the date of acceptance of the equipment. The original notional amount of the 2010 FX Forward Contracts, which were set to expire on various dates through fiscal 2012, was €25.6 million, which would have resulted in a U.S. dollar equivalent range of $34.6 million to $36.2 million. Cash settlements under the 2010 FX Forward Contracts coincided with the payment dates on the equipment purchase contract.
     In August 2010, the Company executed an amendment to the underlying equipment purchase contract which resulted in a €0.7 million reduction of one of the scheduled payments. Accordingly, the Company modified the notional amounts of the 2010 FX Forward Contracts which coincided with the date of the amended payment to maintain the synchronization of the 2010 FX Forward Contracts with the underlying contract payments, as amended. As a result, the 2010 FX Forward Contracts remained highly effective and continued to qualify for hedge accounting treatment, in accordance with ASC 815. The revised notional amount of €24.9 million resulted in a U.S. dollar equivalent range of $33.6 million to $35.1 million.
     On January 19, 2011, the Company terminated and settled the 2010 FX Forward Contracts for $0.5 million and entered into new foreign exchange forward contracts with a third party institution (the “January 2011 FX Forward Contracts”) to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the New Suzhou Medical Line equipment purchase contract. Through the date of terminating the 2010 FX Forward Contracts, the Company continued to recognize the asset associated with the unrecognized firm commitment and the liability associated with the 2010 FX Forward Contracts. The impact of the 2010 FX Forward Contracts on Foreign currency and other loss, net in the Consolidated Statements of Operations was a gain of $0.03 million for the one month ended January 28, 2011. The objective of the January 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Medical Line. As of July 2, 2011 the remaining notional amount of the January 2011 FX Forward Contracts was €7.5 million which resulted in a U.S. dollar equivalent of $10.1 million.
     On July 1, 2011, the Company entered into a series of foreign exchange forward contracts with a third party institution (the “July 2011 FX Forward Contracts”) to purchase fixed amounts of Euros on specified future dates, coinciding with the payment amounts and dates of the equipment purchase agreement for the Company’s new hygiene line under construction in Suzhou, China (the “New Suzhou Hygiene Line”). The objective of the July 2011 FX Forward Contracts is to minimize foreign currency exchange risk on certain future cash commitments related to the New Suzhou Hygiene Line. As of July 2, 2011, the remaining notional amount of the July 2011 FX Forward Contracts, which is equal to the original notional amount, was €29.8 million which resulted in a U.S. dollar equivalent of $42.9 million.
     The Company has historically used interest-rate derivative instruments to manage its exposure related to movements in interest rates with respect to its debt instruments. On February 12, 2009, as disclosed in Note 10 “Debt,” to mitigate its interest rate exposure as required by the Old Credit Facility, the Company entered into the 2009 Interest Rate Swap which, at the time of entering into the agreement, effectively converted the variable LIBOR-based interest payments associated with $240.0 million of the Term Loan to fixed amounts at a LIBOR rate of 1.96%. The 2009 Interest Rate Swap became effective on June 30, 2009 and was due to expire on June 30, 2011. The 2009 Interest Rate Swap had replaced an expiring interest rate swap agreement. Cash settlements were to be made monthly and the floating rate was to be reset monthly, coinciding with the reset dates of the Old Credit Facility. Concurrent with the Acquisition, the Company settled the 2009 Interest Rate Swap liability, since the Company repaid its Old Credit Facility.
     In accordance with ASC 815, the Company designated the 2009 Interest Rate Swap as a cash flow hedge of the variability of interest payments with changes in fair value of the 2009 Interest Rate Swap recorded in Accumulated other comprehensive income in the Consolidated Balance Sheets. As of September 17, 2009, in conjunction with the Amendment and in accordance with ASC 815-30, the Company concluded that 92% (which represents the approximate percentage of the Tranche 1 Term Loan debt considered extinguished by the Amendment) of the 2009 Interest Rate Swap was no longer effective; accordingly, 92% of $3.9 million related to the 2009 Interest Rate Swap and included in Accumulated Other Comprehensive Income was frozen and was reclassified to earnings as future interest payments were made throughout the term of the 2009 Interest Rate Swap. This portion of the notional amount no longer met the criteria for cash flow hedge accounting treatment in accordance with ASC 815. See Note 15 “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities” for the fair value measurement disclosures for these assets and liabilities.
     The impact of the accounting associated with the 2009 Interest Rate Swap on Interest expense, net in the Consolidated Statements of Operations was an increase of $0.2 million for the one month period ended January 28, 2011. For the six month period ended July 3, 2010, the impact was an increase of $2.0 million.
     The following table summarizes the aggregate notional amount and estimated fair value of the Company’s derivative instruments as of July 2, 2011 and January 1, 2011 (in thousands):

	Successor		Predecessor
	As of July 2, 2011		As of January 1, 2011
	Notional	Fair Value	Notional	Fair Value
Cash flow hedges:
Interest rate swaps (1)	N/A	N/A	$18,693	$163
Interest rate swaps—undesignated (1)	N/A	N/A	221,307	1,872
Foreign currency hedges:
Foreign exchange contracts (2) (3)	52,936	290	21,661	542

Net value	$52,936	$290	$261,661	$2,577

(1)	Comprised of the 2009 Interest Rate Swap, with a $240.0 million notional amount. As discussed above, the 2009 Interest Rate Swap was settled concurrent with the Acquisition.

(2)	As disclosed above, the Company settled the 2010 FX Forward Contracts on January 19, 2011 and simultaneously entered into the January 2011 FX Forward Contracts.

(3)	As disclosed above, the Company entered into the July 2011 FX Forward Contracts on July 1, 2011.

     The following tables summarize the effect on income by derivative instruments in cash flow hedging relationships for the following periods:

Amount of Gain (Loss) Recognized in
Accumulated OCI on Derivative
(Effective Portion)
	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
Derivatives in Cash Flow Hedging Relationships	2011	2011	2010
Derivatives designated as hedging instruments:
Interest rate contracts	N/A	$(3)	$12
Derivatives not designated as hedging instruments	N/A	N/A	N/A

	Amount of Gain (Loss) Reclassified from
	Accumulated OCI into Income (1)
	Successor	Predecessor
	Five Months	One Month	Six Months
	Ended	Ended	Ended
	July 2,	January 28,	July 3,
Derivatives in Cash Flow Hedging Relationships	2011	2011	2010
Derivatives designated as hedging instruments:
Interest rate contracts	N/A	$ N/A	$(1,220)
Derivatives not designated as hedging instruments	N/A	(187)	N/A

(1)	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income is located in Interest Expense, net in the Consolidated Statements of Operations.
     See Note 15, “Fair Value of Financial Instruments and Non-Financial Assets and Liabilities” for additional disclosures related to the Company’s derivative instruments.
Note 15. Fair Value of Financial Instruments and Non-Financial Assets and Liabilities
     Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:
     Level 1—Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
     Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or are corroborated by observable market data correlation or other means (market corroborated inputs).
     Level 3—Unobservable inputs, only used to the extent that observable inputs are not available, that reflects the Company’s assumptions about the pricing of an asset or liability.
     In accordance with the fair value hierarchy described above, the table below shows the fair value of the Company’s financial assets and liabilities (in thousands) that are required to be measured at fair value, on a recurring basis, as of July 2, 2011 and January 1, 2011.
     The January 1, 2011 firm commitment and foreign exchange contracts identified within the table below are recorded within Property, plant and equipment, net and Accounts payable and accrued liabilities, respectively, within the Company’s January 1, 2011 Consolidated Balance Sheet. As more fully disclosed in Note 14 “Derivative and Other Financial Instruments and Hedging Activities”, the Company terminated and settled these agreements on January 19, 2011. The January 19, 2011 fair value of the firm commitment was $0.6 million. The asset was written to fair value as of that date and is included at that amount within Property, plant and equipment, net in the Company’s July 2, 2011 Consolidated Balance Sheet. As more fully disclosed in Note 14 “Derivative and Other Financial Instruments and Hedging Activities”, the Company entered into the January 2011 FX Forward Contracts simultaneously with the termination and settlement of the existing contracts. The firm commitment and foreign exchange contract related to the January 2011 FX Forward Contracts, which are included in the table below, are recorded within Property, plant and equipment, net and Other current assets in the Company’s July 2, 2011 Consolidated Balance Sheet.
     As more fully disclosed in Note 14 “Derivative and Other Financial Instruments and Hedging Activities”, the Company entered into the July 2011 FX Forward Contracts on July 1, 2011. The firm commitment and foreign exchange contract related to the July 2011 FX Forward Contracts, which are included in the table below, are recorded within Property, plant and equipment, net and Accounts payable and accrued liabilities in the Company’s July 2, 2011 Consolidated Balance Sheet.
     The interest rate swap agreements that are identified within the table below are recorded in the Company’s January 1, 2011 Consolidated Balance Sheets within Accounts payable and accrued liabilities.

		Quoted Prices in
	Successor	Active Markets	Significant Other	Unobservable
	As of	for Identical	Observable	Inputs
(in thousands)	July 2, 2011	Assets (Level 1)	Inputs (Level 2)	(Level 3)
Firm commitments	$(290)	—	$(290)	—
Derivative asset :
Foreign exchange contract	662	—	662	—
Derivative liability :
Foreign exchange contract	(372)	—	(372)	—

		Quoted Prices in
	Predecessor	Active Markets	Significant Other	Unobservable
	As of	for Identical	Observable	Inputs
(in thousands)	January 1, 2011	Assets (Level 1)	Inputs (Level 2)	(Level 3)
Firm commitments	$589	—	$589	—
Derivative liabilities:
Interest rate swap agreements (1)	(2,035)	—	(2,035)	—
Foreign exchange contract	(542)	—	(542)	—

(1)	As more fully disclosed in Note 14 “Derivative and Other Financial Instruments and Hedging Activities”, the Company terminated and settled these agreements in conjunction with the Acquisition.

The fair value of the interest rate swap agreements and foreign forward exchange contracts are based on indicative price information obtained via a third-party valuation.
     In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company’s non-financial assets and liabilities that are required to be measured at fair value, on a non-recurring basis as of July 2, 2011 and the corresponding fair value measurements that were recorded during the period ended July 2, 2011 (in thousands):

Quoted Prices in
	Successor	Active Markets	Significant Other	Unobservable
	As of	for Identical	Observable	Inputs	Total
	July 2, 2011	Assets Level 1	Inputs Level 2	Level 3	Gains (Losses)
Long-lived assets held for sale (1)	$3,567	—	$2,806	$761	$—

(1)	Long-lived assets held for sale in Level 2 Inputs reflect the current sales price at which the property held for sale is currently being marketed based on local market conditions, less costs to sell. The equipment included in Level 3 assets reflects management’s best estimate at which the respective equipment will be sold based on market conditions for used equipment, less costs to sell.
     The Company has estimated the fair values of financial instruments using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value for non-traded financial instruments. Accordingly, such estimates are not necessarily indicative of the amounts that the Company would realize in a current market exchange. The carrying value of cash and cash equivalents, accounts receivable, inventories, accounts payable and accrued liabilities and short-term borrowings are reasonable estimates of their fair values.
     The carrying amount and estimated fair value of the Company’s long-term debt as of July 2, 2011 and January 1, 2011 is presented in the following table (in thousands):

	Successor		Predecessor
	As of July 2, 2011		As of January 1, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt (including current portion)	$593,975	$601,240	$331,779	$330,203
     See Note 14, “Derivatives and Other Financial Instruments and Hedging Activities” for additional disclosures related to the Company’s derivative instruments.
Note 16. Shareholders’ Equity
     Due to the Acquisition, more fully described in Note 4 “Acquisitions”, Successor Polymer has 1,000 shares authorized and outstanding, with a par value of $.01 per share, to Parent. Further, Predecessor Polymer’s equity securities identified below were cancelled and thus Polymer became a privately-held company.
     As of January 1, 2011, the Predecessor Polymer’s authorized capital stock consisted of the following classes of stock:

Type	Par Value	Authorized Shares
Preferred stock	$.01	173,000
Class A common stock	$.01	39,200,000
Class B convertible common stock	$.01	800,000
Class C convertible common stock	$.01	118,453
Class D convertible common stock	$.01	498,688
Class E convertible common stock	$.01	523,557

     All classes of the common stock had the same voting rights. In accordance with the Amended and Restated Certificate of Incorporation, all shares of Class B, C, D and E Common Stock could have been converted into an equal number of shares of Class A Common Stock. The shares of preferred stock could have been issued from time to time with such designation, preferences, participation rights and optional or special rights (including, but not limited to, dividend rates, voting rights and maturity dates) as determined by the Board of Directors.
Note 17. Commitments and Contingencies
     China Medical Expansion Projects
     On January 19, 2010, the Company entered into a firm purchase commitment to acquire a new spunmelt line to be installed at the Company’s manufacturing facility in Suzhou, China that will manufacture nonwoven products for the medical market (the “New Suzhou Medical Line”). As discussed in Note 9 “Debt”, in the third quarter 2010 the Company entered into a credit facility to finance an approximately $20.0 million portion of the cost of the New Suzhou Medical Line. The Company will fund the remaining amount of the New Suzhou Medical Line using a combination of existing cash balances, internal cash flows and existing U.S. based credit facilities. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Medical Line were approximately $20.1 million, which includes $10.1 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the first quarter of fiscal year 2012.
     U.S. Spunmelt Expansion Project
     On June 24, 2010, Chicopee, Inc. (“Chicopee”), a wholly owned subsidiary of the Company, entered into an Equipment Lease Agreement (the “Agreement”) with Gossamer Holdings, LLC, a Delaware limited liability company (“Gossamer”). Pursuant to the Agreement, Chicopee will lease the principal components of a new spunmelt line (the “Equipment”) from Gossamer for a seven-year period (the “Basic Term”) beginning upon Chicopee’s acceptance of the Equipment (the “Basic Term Commencement Date”), which occurred on October 7, 2011. The Equipment is installed, along with other equipment owned by Chicopee, at the Company’s manufacturing facility in Waynesboro, Virginia and the integrated new spunmelt line will manufacture nonwoven products primarily for the hygiene market and to a lesser extent the medical market. The capitalized cost amount approximated $53.6 million. From the Basic Term Commencement Date to the fourth anniversary of the Basic Term Commencement Date, Chicopee will make annual lease payments of approximately $8.3 million to Gossamer. The aggregate monthly lease payments to Gossamer under the Agreement, which are subject to adjustment, are expected to be approximately $57.9 million. From the fourth anniversary of the Basic Term Commencement Date to the end of the Basic Term, Chicopee’s annual lease payments may change in accordance with an adjustment to the Basic Term Lease Rate Factor, as defined in the Agreement.
     China Hygiene Expansion Projects
     On July 1, 2011, the Company entered into a firm purchase commitment to acquire a fourth spunmelt line to be installed at the Company’s manufacturing facility in Suzhou, China that will manufacture nonwoven products primarily for the hygiene market (the “New Suzhou Hygiene Line”). The Company plans to fund the New Suzhou Hygiene Line using a combination of existing cash balances, internal cash flows, existing U.S. based credit facilities and a new China-based financing, as needed. As of July 2, 2011, the estimated total remaining project expenses related to the New Suzhou Hygiene Line were approximately $69.8 million, which includes $42.9 million for the remaining payments associated with the acquisition of the new spunmelt line. These amounts are expected to be expended through the fourth quarter of fiscal year 2013.
     Environmental
     The Company is subject to a broad range of federal, foreign, state and local laws and regulations relating to pollution and protection of the environment. The Company believes that it is currently in substantial compliance with applicable environmental requirements and does not currently anticipate any material adverse effect on its operations, financial or competitive position as a result of its efforts to comply with environmental requirements. Some risk of environmental liability is inherent, however, in the nature of the Company’s business and, accordingly, there can be no assurance that material environmental liabilities will not arise.

     Litigation
     The Company is not currently a party to any pending legal proceedings other than routine litigation incidental to the business of the Company, none of which is deemed material.
Note 18. Supplemental Cash Flow Information
Cash payments of interest and taxes consist of the following (in thousands):

	Successor	Predecessor
	Five Months Ended	One Month Ended	Six Months Ended
	July 2, 2011	January 28, 2011	July 3, 2010
Cash payments of interest, net of amounts capitalized	$3,929	$444	$15,415
Cash payments of income taxes	4,622	772	5,453
     Noncash investing or financing transactions for the five months ended July 2, 2011 and the one month ended January 28, 2011 included $1.1 and $0.7 million, respectively, of property, plant and equipment additions for which payment had not been made as of the period end date.
     Noncash investing or financing transactions in the six months ended July 3, 2010 included the surrender of 67,049 shares of Predecessor Polymer’s Class A Common Stock to the Company by participants in the various stock compensation plans in the amount of $1.5 million to satisfy employee withholding tax obligations.
     Spain Phase II Asset Purchase
     As more fully discussed in Note 4 “Acquisitions”, the Company exercised its Call Option, prior to the Acquisition and thus acquired the Phase II Assets. Consideration for the Phase II Assets aggregated $41.2 million. Of the $41.2 million, approximately $34.8 million was attributable to the Company’s assumption and/or repayment of Tesalca-Texnovo’s outstanding debt. The remaining $6.4 million was associated with the Company’s issuance of 393,675 shares of Predecessor Polymer’s Class A Common Stock to the sellers (calculated using the closing share price on the transaction date).
Note 19. Business Interruption and Insurance Recovery
     As discussed in Note 3 “Special Charges, Net”, in December 2010, a severe rainy season impacted many parts of Colombia and caused the Company to temporarily cease manufacturing at its Cali, Colombia facility due to a breach of a levy and flooding at the industrial park where the facility is located. The Company established temporary offices away from the flooded area and worked with customers to meet their critical needs through the use of its global manufacturing base. The facility re-established manufacturing operations on April 4, 2011 and operations reached full run rates in third quarter 2011.
     The Company maintains property and business interruption insurance policies. On March 4, 2011, the Company filed a $6.0 million claim under one of its insurance policies to cover both property damage and business interruption (the “Primary Policy”). The Primary Policy had a $1.0 million deductible. In the second quarter of 2011, the Company collected $5.0 million as settlement of its claim under the Primary Policy and $0.3 million as settlement of claims under another insurance policy. As of July 2, 2011, the Company anticipates recovering an aggregate of $5.7 million of cash proceeds from all relevant insurance policies during 2011, including the amounts already collected. The Company’s July 2, 2011 Consolidated Balance Sheet includes an insurance recoverable receivable related to a property claim of $0.4 million, which is included in Other Current Assets.
     The Company’s operating income for the one month ended January 28, 2011 and for the five months ended July 2, 2011 includes $1.0 million and $2.2 million, respectively, of insurance recovery related to recovery of certain losses recognized during each of the periods related to the property damage and business interruption components of the insured losses experienced by the Company in those same periods. Of the $1.0 million for the one month ended January 28, 2011, $0.3 million and $0.7 million were recorded in Selling, general and administrative expenses and Cost of goods sold, respectively, in the Consolidated Statements of Operations in order to offset the recognized losses included in the Primary Policy. Of the $2.2 million for the five months ended July 2, 2011, $0.3 million, $0.7 million and $1.2 million were recorded in Special charges, net; Selling, general and administrative expenses and Cost of goods sold, respectively, in the Consolidated Statements of Operations.
Note 20. Segment Information
     The Company’s reportable segments consist of U.S. Nonwovens, Europe Nonwovens, Asia Nonwovens, Latin America Nonwovens and Oriented Polymers. This reflects how the overall business is managed by the Company’s senior management and reviewed by the Board of Directors. The Nonwovens businesses sell to the same end-use markets, such as hygiene, medical, wipes and industrial markets. Sales to P&G accounted for more than 10% of the Company’s sales in each of the periods presented. Sales to this customer are reported primarily in the Nonwovens segments and the loss of these sales would have a material adverse effect on this segment.
     The segment information presented in the table below excludes the results of Difco and Fabpro. As discussed in further detail in Note 5 “Discontinued Operations”, both Difco and Fabro are accounted for as assets held for sale, in accordance with the guidance of ASC 360.
     The Company recorded charges in the Consolidated Statements of Operations during the fiscal years 2011 and 2010 relating to special charges, net and acquisition and integration expenses that have not been allocated to the segment data.
     Financial data by segment is as follows (in thousands):

	Successor	Predecessor
	Five Months Ended	One Month Ended	Six Months Ended
	July 2, 2011	January 28, 2011	July 3, 2010
Net sales
U.S. Nonwovens	$148,159	$26,132	$162,702
Europe Nonwovens	141,938	24,305	139,491
Asia Nonwovens	55,860	9,403	62,071
Latin America Nonwovens	122,953	19,961	153,031
Oriented Polymers	26,824	4,805	30,930
	$495,735	$84,606	$548,225

Operating income (loss)
U.S. Nonwovens	$6,288	$2,515	$9,030
Europe Nonwovens	2,474	1,812	6,873
Asia Nonwovens	9,725	1,718	13,037
Latin America Nonwovens	9,103	2,080	20,840
Oriented Polymers	(2,539)	553	1,493
Unallocated Corporate	(17,670)	(3,603)	(17,317)
Eliminations	36	—	—

	7,417	5,075	33,956
Acquisition and integration expenses	—	—	(1,680)
Special charges, net	(34,827)	(20,824)	(9,357)
	$(27,410)	$(15,749)	$22,919

Depreciation and amortization expense included in operating income
U.S. Nonwovens	$5,799	$1,152	$7,393
Europe Nonwovens	2,956	368	2,624
Asia Nonwovens	2,501	589	3,676
Latin America Nonwovens	5,572	1,259	8,511

Oriented Polymers	159	36	225
Unallocated Corporate	3,233	68	468
Eliminations	—	—	—

Depreciation and amortization expense included in operating income	20,220	3,472	22,897
Amortization of loan acquisition costs	1,159	51	437

	$21,379	$3,523	$23,334
Capital spending
U.S. Nonwovens	$6,990	$5,652	$763
Europe Nonwovens	1,737	41	348
Asia Nonwovens	17,871	2,507	8,254
Latin America Nonwovens	2,988	151	119
Oriented Polymers	266	38	172
Corporate	59	16	—

	$29,911	$8,405	$9,656

	July 2, 2011	January 1, 2011
Division assets
U.S. Nonwovens	$210,993	$167,517
Europe Nonwovens	253,863	198,942
Asia Nonwovens	178,994	139,134
Latin America Nonwovens	276,213	239,496
Oriented Polymers	25,981	24,640
Corporate	178,668	7,691
Eliminations	(17,285)	(64,248)
Discontinued Operations	18,436	18,805

	$1,125,863	$731,977

Geographic Data:
     Geographic data for the Company’s operations, based on the geographic region that the sale is made from, are presented in the following table (in thousands):

	Successor	Predecessor
	Five Months Ended	One Month Ended	Six Months Ended
	July 2, 2011	January 28, 2011	July 3, 2010
Net sales
United States	$150,672	$26,409	$166,035
Canada	24,312	4,529	28,821
Europe	141,938	24,305	138,267
Asia	55,860	9,402	62,071
Latin America	122,953	19,961	153,031

	$495,735	$84,606	$548,225

Operating income (loss)
United States	$(10,491)	$(961)	$(7,294)

Canada	(3,392)	422	500
Europe	2,455	1,812	6,871
Asia	9,630	1,728	13,037
Latin America	9,215	2,074	20,842

	7,417	5,075	33,956
Acquisition and integration expenses	—	—	(1,680)
Special charges, net	(34,827)	(20,824)	(9,357)

	$(27,410)	$(15,749)	$22,919

Depreciation and amortization expense included in operating income (loss)
United States	$10,472	$1,229	$7,827
Canada	135	36	205
Europe	2,328	367	2,677
Asia	2,289	581	3,677
Latin America	4,996	1,259	8,511
Eliminations	—	—	—

Depreciation and amortization expense included in operating income	20,220	3,472	22,897
Amortization of loan acquisition costs	1,159	51	437

	$21,379	$3,523	$23,334

		January 1,
	July 2, 2011	2011
Property, plant and equipment, net
United States	$101,368	$85,889
Canada	4,263	2,935
Europe	120,840	28,885
Asia	122,174	77,313
Latin America	160,018	128,112

	$508,663	$323,134

Note 21. Certain Relationships and Related Party Transactions
     Relationship with Blackstone Management Partners V L.L.C.
     In connection with the closing of the Acquisition, Holdings entered into a shareholders agreement (the “Shareholders Agreement”) with Blackstone. The Shareholders Agreement governs certain matters relating to ownership of Holdings, including with respect to the election of directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions and registration rights (including customary indemnification provisions).
     The board of directors of the Company includes three Blackstone members, two outside members and the Company’s Chief Executive Officer. Furthermore, Blackstone has the power to designate all of the members of the board of directors of PGI and the right to remove any directors that it appoints.
     Management Services Agreement
     Merger Sub entered into a management services agreement (“Management Services Agreement”) with Blackstone Management Partners V L.L.C. (“BMP”), an affiliate of Blackstone. As discussed in Note 1 “Description of Business and Basis of Presentation”, Merger Sub merged with and into the Company, with the Company surviving as a direct, wholly-owned subsidiary of Parent. Under the Management Services Agreement, BMP (including through its affiliates) has agreed to provide services, including without limitation, (a) advice regarding the structure, distribution and timing of debt and equity offerings and advice regarding relationships with the Company’s lenders and bankers, (b) advice regarding the business and strategy of the Company, including compensation arrangements, (c) advice regarding dispositions and/or acquisitions and (d) such advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company.
     For advisory and management services, BMP will receive an annual non-refundable advisory fee, at the beginning of each fiscal year, equal to the greater of (i) $3.0 million or (ii) 2.0% of the Company’s consolidated EBITDA (as defined under the credit agreement governing our ABL Facility) for such fiscal year. The amount of such fee shall be initially paid based on the Company’s then most current estimate of the Company’s projected EBITDA amount for the fiscal year immediately preceding the date upon which the advisory fee is paid. After completion of the fiscal year to which the fee relates and following the availability of audited financial statements for such period, the parties will recalculate the amount of such fee based on the actual Consolidated EBITDA for such period and the Company or BMP, as applicable, shall adjust such payment as necessary based on the recalculated amount.
     The payment with respect to the period beginning on the closing date of the Acquisition and ending December 31, 2011 was made on the Merger Date based on the $3.0 million minimum annual amount. BMP will have no obligation to provide any other services to the Company absent express agreement. In addition, in the absence of an express agreement to provide investment banking or other financial advisory services to the Company, and without regard to whether such services were provided, BMP will be entitled to receive a fee equal to 1.0% of the aggregate transaction value upon the consummation of any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including an initial public offering of equity securities), financing or similar transaction by the Company.
     At any time in connection with or in anticipation of a change of control of the Company, a sale of all or substantially all of the Company’s assets or an initial public offering of common equity of the Company or parent entity of the Company or their successors, BMP may elect to receive, in consideration of BMP’s role in facilitating such transaction and in settlement of the termination of the services, a single lump sum cash payment equal to the then-present value of all then-current and future annual advisory fees payable under the Management Services Agreement, assuming a hypothetical termination date of the Management Service Agreement to be the twelfth anniversary of such election. The Management Service Agreement will continue until the earlier of the twelfth anniversary of the date of the agreement or such date as the Company and BMP may mutually determine. The Company will agree to indemnify BMP and its affiliates, directors, officers, employees, agents and representatives from and against all liabilities relating to the services contemplated by the transaction and advisory fee agreement and the engagement of BMP pursuant to, and the performance of BMP and its affiliates of the services contemplated by, the Management Services Agreement.
     BMP also received transaction fees in connection with services provided related to the Acquisition. Pursuant to the Management Services Agreement, BMP received, at the closing of the Merger, an $8.0 million transaction fee as consideration for BMP undertaking financial and structural analysis, due diligence and other assistance in connection with the Merger. In addition, we agreed to reimburse BMP for any out-of-pocket expenses incurred by BMP and its affiliates in connection with the Merger and the provision of services under the Management Services Agreement.
     Accordingly, in connection with the Management Services Agreement, the Company recognized fees of $1.4 million for the five months ended July 2, 2011, which are included in Selling, general and administrative expenses in the Consolidated Statements of Operations and fees of $7.3 million for the five months ended July 2, 2011, which are included in Special charges, net in the Consolidated Statements of Operations. Further, the Company capitalized $0.8 million of fees as deferred financing costs.
     Blackstone Advisory Agreement
     On April 5, 2010, the Company entered into an advisory services arrangement (the “Advisory Agreement”) with Blackstone Advisory Partners L.P. (“Blackstone Advisory”), an affiliate of Blackstone. Pursuant to the terms of the Advisory Agreement, the Company paid a fee of approximately $2.0 million following announcement of the parties having entered into the Merger Agreement, and a fee of approximately $4.5 million following consummation of the

Merger. In addition, the Company has reimbursed Blackstone Advisory for its reasonable documented expenses, and agreed to indemnify Blackstone Advisory and related persons against certain liabilities arising out of its advisory engagement.
     Accordingly, in connection with the Advisory Agreement, the Company recognized fees of $4.5 million and $2.0 million for the one month ended January 28, 2011 and the three months ended January 1, 2010, respectively, which are included in Special charges, net in the Consolidated Statements of Operations.
     Scorpio Holdings Corporation
     The capital stock of Holdings was $259.8 million, with 259,807 shares of common stock issued and outstanding, as of July 2, 2011. No dividends have been declared on the common stock at July 2, 2011.
     Holdings’ stock based compensation costs relate to certain employees of the Company and were incurred for the Company’s benefit, and accordingly are included in Selling, general and administrative expenses in the Consolidated Statements of Operations (see Note 12. “Equity Compensation Plans” for further information).
     Other Relationships
     Blackstone and its affiliates have ownership interests in a broad range of companies. We have entered into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services.
Note 22. Financial Guarantees and Condensed Consolidating Financial Statements
     Polymer’s Senior Secured Notes are fully, unconditionally and jointly and severally guaranteed on a senior secured basis by each of Polymer’s 100% owned domestic subsidiaries (collectively, the “Guarantors”). Substantially all of Polymer’s operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet Polymer’s debt service obligations may be provided, in part, by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of Polymer’s subsidiaries, could limit Polymer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Senior Secured Notes. Although holders of the Senior Secured Notes will be direct creditors of Polymer’s principal direct subsidiaries by virtue of the guarantees, Polymer has subsidiaries that are not included among the Guarantors (collectively, the “Non-Guarantors”), and such subsidiaries will not be obligated with respect to the Senior Secured Notes. As a result, the claims of creditors of the Non-Guarantors will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of Polymer, including the holders of the Senior Secured Notes.
     The following Condensed Consolidating Financial Statements are presented to satisfy the disclosure requirements of Rule 3-10 of Regulation S-X. In accordance with Rule 3-10, the subsidiary guarantors are all 100% owned by PGI (the Issuer). The guarantees on the Senior Secured Notes are full and unconditional and all guarantees are joint and several. The information presents Condensed Consolidating Statements of Operations and Condensed Consolidating Statements of Cash Flows for the six months ended July 3, 2010 (Predecessor), one month ended January 28, 2011 (Predecessor) and five months ended July 2, 2011 (Successor) and Condensed Consolidating Balance Sheets as of July 3, 2010 (Predecessor) and July 2, 2011 (Successor) of (1) PGI (Issuer), (2) the Guarantors, (3) the Non-Guarantors and (4) consolidating eliminations to arrive at the information for the Company on a consolidated basis.

Condensed Consolidating
Balance Sheet
As of July 2, 2011
Successor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Current Assets:
Cash and cash equivalents	$13,703	$6,571	$34,583	$—	$54,857
Accounts receivable, net	—	20,776	129,453	—	150,229
Inventories, net	—	45,923	92,284	—	138,207
Deferred income taxes	25	62	5,055	—	5,142
Other current assets	3,907	11,002	32,893	—	47,802
Assets of discontinued operations	—	—	18,436		18,436

Total current assets	17,635	84,334	312,704	—	414,673
Property, plant and equipment, net	40,668	112,039	355,956	—	508,663
Goodwill	90,311	—	—	—	90,311
Intangibles and loan acquisition costs, net	63,100	—	—	—	63,100
Net investment in and advances (from) to subsidiaries	599,950	732,947	(221,435)	(1,111,462)	—
Deferred income taxes	—	—	68	—	68
Other noncurrent assets	16,729	172	32,147	—	49,048

Total assets	$828,393	$929,492	$479,440	$(1,111,462)	$1,125,863

Current liabilities:
Short-term borrowings	$280	$—	$3,000	$—	$3,280
Accounts payable and accrued liabilities	24,226	39,233	143,671	—	207,130
Income taxes payable	—	—	—	—	—
Deferred income taxes	—	—	251	—	251
Current portion of long-term debt	—	—	3,478	—	3,478
Liabilities of discontinued operations			7,231		7,231

Total current liabilities	24,506	39,233	157,631	—	221,370
Long-term debt	560,000	—	30,497	—	590,497
Deferred income taxes	5,945	62	31,796	—	37,803
Other noncurrent liabilities	15,586	10,899	27,353	—	53,838

Total liabilities	606,037	50,194	247,277	—	903,508
Common stock	—	—	36,083	(36,083)	—
Other shareholders’ equity	222,356	879,298	196,080	(1,075,379)	222,355
Noncontrolling interests	—	—	—	—	—

Total equity	222,356	879,298	232,163	(1,111,462)	222,355

Total liabilities and equity	$828,393	$929,492	$479,440	$(1,111,462)	$1,125,863

Condensed Consolidating
Balance Sheet
As of January 1, 2011
Predecessor
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Current Assets:
Cash and cash equivalents	$614	$4,289	$67,452	$—	$72,355
Accounts receivable, net	—	14,906	106,841	—	121,747
Inventories, net	—	36,866	68,314	—	105,180
Deferred income taxes	25	62	4,532	21	4,640
Other current assets	1,068	10,732	30,770	(232)	42,338
Assets of disc operations	—	—	18,805	—	18,805

Total current assets	1,707	66,855	296,714	(211)	365,065
Property, plant and equipment, net	3,114	84,887	235,133	—	323,134
Goodwill	—	—	2,253	—	2,253
Intangibles and loan acquisition costs, net	3,348	—	1,932	—	5,280
Net investment in and advances (from) to subsidiaries	457,742	702,560	(199,545)	(960,757)	—
Deferred income taxes	—	—	916	—	916
Other noncurrent assets	488	8,317	34,667	(8,143)	35,329

Total assets	$466,399	$862,619	$372,070	$(969,111)	$731,977

Current liabilities:
Short-term borrowings	$—	$—	$2,112	$—	$2,112
Accounts payable and accrued liabilities	13,609	33,416	126,834	—	173,859
Income taxes payable	—	—	2,164	(232)	1,932
Deferred income taxes	—	—	—	—	—
Current portion of long-term debt	—	—	3,609	—	3,609
Liabilities of disc operations			4,793		4,793

Total current liabilities	13,609	33,416	139,512	(232)	186,305
Long-term debt	294,614	—	41,699	(8,143)	328,170
Deferred income taxes	8,161	62	11,823	21	20,067
Other noncurrent liabilities	15,679	12,315	26,189	—	54,183

Total liabilities	332,063	45,793	219,223	(8,354)	588,725
Common stock	214	—	36,081	(36,081)	214
Other shareholders’ equity	134,122	816,826	107,850	(924,676)	134,122
Noncontrolling interests	—	—	8,916	—	8,916

Total equity	134,336	816,826	152,847	(960,757)	143,252

Total liabilities and equity	$466,399	$862,619	$372,070	$(969,111)	$731,977

Condensed Consolidating
Statement of Operations
For the Five Months Ended July 2, 2011
Successor (Unaudited) (In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$154,267	$348,079	$(6,611)	$495,735
Cost of goods sold	(85)	136,719	294,975	(6,611)	424,998

Gross profit	85	17,548	53,104	—	70,737
Selling, general and administrative expenses	17,495	10,631	34,169	—	62,295
Special charges, net	26,046	653	8,128	—	34,827
Other operating loss (income), net	791	(202)	436	—	1,025

Operating (loss) income	(44,247)	6,466	10,371	—	(27,410)
Other expense (income):
Interest expense, net	19,396	(5,868)	7,130	—	20,658
Intercompany royalty and technical service fees, net	(3,032)	(3,632)	6,664	—	—
Foreign currency and other loss, net	(578)	221	1,552	—	1,195
Equity in earnings of subsidiaries	4,576	(8,670)	—	4,094	—

(Loss) income before income tax expense and discontinued operations	(55,457)	7,075	(4,975)	4,094	(49,263)
Income tax (benefit) expense	(5,709)	2,456	1,568	—	(1,685)

(Loss) income before discontinued operations	(49,748)	4,619	(6,543)	4,094	(47,578)
Loss from discontinued operations, net of tax	—	—	(1,793)	—	(1,793)
Loss on sale of discontinued operations	—	—	(216)	—	(216)

Net (loss) income	(49,748)	4,619	(8,552)	4,094	(49,587)
Net income attributable to noncontrolling interests	—	—	(161)	—	(161)

Net (loss) income attributable to Polymer Group, Inc.	$(49,748)	$4,619	$(8,713)	$4,094	$(49,748)

Condensed Consolidating
Statement of Operations
For the One Month Ended January 28, 2011
Predecessor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$27,052	$58,887	$(1,333)	$84,606
Cost of goods sold	(24)	22,587	47,301	(1,333)	68,531

Gross profit	24	4,465	11,586	—	16,075
Selling, general and administrative expenses	3,620	1,873	6,071	—	11,564
Special charges, net	18,944	170	1,710	—	20,824
Other operating loss (income), net	(1)	(42)	(521)	—	(564)

Operating (loss) income	(22,539)	2,464	4,326	—	(15,749)
Other expense (income):				—
Interest expense, net	1,859	(1,176)	1,239	—	1,922
Intercompany royalty and technical service fees, net	(546)	(683)	1,229	—	—
Foreign currency and other loss, net	28	85	(31)	—	82
Equity in earnings of subsidiaries	5,198	1,672	—	(6,870)	—

(Loss) income before income tax expense and discontinued operations	(18,682)	5,910	1,889	(6,870)	(17,753)
Income tax (benefit) expense	(479)	706	322	—	549

(Loss) income before discontinued operations	(18,203)	5,204	1,567	(6,870)	(18,302)

Income from discontinued operations, net of tax	—	—	182	—	182
Loss on sale of discontinued operations	—	—	—	—	—

Net (loss) income	(18,203)	5,204	1,749	(6,870)	(18,120)
Net income attributable to noncontrolling interests	—	—	(83)	—	(83)

Net (loss) income attributable to Polymer Group, Inc.	$(18,203)	$5,204	$1,666	$(6,870)	$(18,203)

Condensed Consolidating
Statement of Operations
For the Six Months Ended July 3, 2010
Predecessor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net Sales	$—	$169,300	$386,539	$(7,614)	$548,225
Cost of goods sold	—	148,853	306,667	(7,614)	447,906

Gross profit	—	20,447	79,872	—	100,319
Selling, general and administrative expenses	17,422	10,669	39,243	—	67,334
Special charges, net	1,585	6,474	1,298	—	9,357
Acquisition and integration expenses	(25)	—	1,705	—	1,680
Other operating loss (income), net	(812)	(195)	36	—	(971)

Operating (loss) income	(18,170)	3,499	37,590	—	22,919
Other expense (income):
Interest expense, net	14,584	(7,230)	9,440	—	16,794
Intercompany royalty and technical service fees, net	(3,080)	—	3,080	—	—
Foreign currency and other loss, net	300	(3,970)	4,530	—	860
Equity in earnings of subsidiaries	25,141	14,186	—	(39,327)	—

(Loss) income before income tax expense and discontinued operations	(4,833)	28,885	20,540	(39,327)	5,265
Income tax (benefit) expense	(4,392)	3,654	5,970	—	5,232

(Loss) income before discontinued operations	(441)	25,231	14,570	(39,327)	33
Loss from discontinued operations, net of tax	—	—	(181)	—	(181)
Loss on sale of discontinued operations	—	—	—	—	—

Net (loss) income	(441)	25,231	14,389	(39,327)	(148)
Net income attributable to noncontrolling interests	—	—	293	—	293

Net (loss) income attributable to Polymer Group, Inc.	$(441)	$25,231	$14,096	$(39,327)	$(441)

Condensed Consolidating
Statement of Cash Flows
For the Five Months Ended July 2, 2011
Successor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(37,781)	$20,980	$(10,854)	$—	$(27,655)

Investing activities:
Acquisition of Polymer Group, Inc.	(403,496)	—	—	—	(403,496)
Purchases of property, plant and equipment	(11,867)	(6,980)	(24,172)	13,108	(29,911)
Proceeds from the sale of assets	13,108	—	9,191	(13,108)	9,191
Acquisition of noncontrolling interest	—	—	(7,246)	—	(7,246)
Acquisition of intangibles and other	(50)	—	—	—	(50)
Net activity in investment in and advances (to) from subsidiaries	(28,545)	(10,639)	39,184	—	—

Net cash (used in) provided by investing activities	(430,793)	(17,779)	17,060	—	(431,512)

Financing activities:
Proceeds from issuance of senior notes	560,000	—	—	—	560,000
Issuance of common stock	259,865	—	—	—	259,865
Proceeds from other long-term debt	—	—	7,000	—	7,000
Proceeds from short-term borrowings	—	—	3,245	—	3,245
Repayment of term loan	(286,470)	—	—	—	(286,470)
Repayment of other long-term debt	(31,500)	—	(17,697)	—	(49,197)
Repayment of short-term borrowings	(351)	—	(32,825)	—	(33,176)
Loan acquisition costs	(19,252)	—	—	—	(19,252)

Net cash provided by (used in) financing activities	482,292	—	(40,277)	—	442,015

Effect of exchange rate changes on cash	—	—	1,238	—	1,238

Net increase (decrease) in cash and cash equivalents	13,661	3,361	(32,936)	—	(15,914)
Cash and cash equivalents at beginning of period	42	3,210	67,519	—	70,771

Cash and cash equivalents at end of period	$13,703	$6,571	$34,583	$—	$54,857

Condensed Consolidating
Statement of Cash Flows
For the One Month Ended January 28, 2011
Predecessor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(34,725)	$1,636	$7,819	$—	$(25,270)

Investing activities:				—
Purchases of property, plant and equipment	(28)	(5,652)	(2,725)	—	(8,405)
Proceeds from the sale of assets	—	65	40	—	105
Acquisition of intangibles and other	(5)	—	—	—	(5)
Net activity in investment in and advances (to) from subsidiaries	2,055	2,872	(4,927)	—	—

Net cash provided by (used in) investing activities	2,022	(2,715)	(7,612)	—	(8,305)

Financing activities:
Proceeds from other long-term debt	31,500	—	—	—	31,500
Proceeds from short-term borrowings	631	—	—	—	631
Repayment of other long-term debt	—	—	(24)	—	(24)
Repayment of short-term borrowings	—	—	(665)	—	(665)

Net cash provided by (used in) financing activities	32,131	—	(689)	—	31,442

Effect of exchange rate changes on cash	—	—	549	—	549

Net (decrease) increase in cash and cash equivalents	(572)	(1,079)	67	—	(1,584)
Cash and cash equivalents at beginning of period	614	4,289	67,452	—	72,355

Cash and cash equivalents at end of period	$42	$3,210	$67,519	$—	$70,771

Condensed Consolidating
Statement of Cash Flows
For the Six Months Ended July 3, 2010
Predecessor (Unaudited)
(In Thousands)

	PGI (Issuer)	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash (used in) provided by operating activities	$(368)	$3,732	$14,209	$—	$17,573

Investing activities:
Purchases of property, plant and equipment	(5,701)	(723)	(3,245)	—	(9,669)
Proceeds from the sale of assets	—	628	31	—	659
Acquisition of intangibles and other	(179)	—	—	—	(179)
Net activity in investment in and advances (to) from subsidiaries	9,801	3,260	(13,061)	—	—

Net cash provided by (used in) investing activities	3,921	3,165	(16,275)	—	(9,189)

Financing activities:
Proceeds from other long-term debt	18,000	—	14	—	18,014
Proceeds from short-term borrowings	1,218	—	9,521	—	10,739
Repayment of term loan	(1,993)	—	—	—	(1,993)
Repayment of other long-term debt	(18,000)	—	(6,566)	—	(24,566)
Repayment of short-term borrowings	(1,082)	—	(4,922)	—	(6,004)
Other financing, net	(166)	—	—	—	(166)

Net cash used in financing activities	(2,023)	—	(1,953)	—	(3,976)

Effect of exchange rate changes on cash	—	—	(1,041)	—	(1,041)

Net increase (decrease) in cash and cash equivalents	1,530	6,897	(5,060)	—	3,367
Cash and cash equivalents at beginning of period	734	4,195	52,965	—	57,894

Cash and cash equivalents at end of period	$2,264	$11,092	$47,905	$—	$61,261

Note 23. Subsequent Events
The Company has performed an analysis of subsequent events through October 24, 2011, the date the financial statements were available to be issued.
          U.S. Spunmelt Expansion Project — Effectiveness of Equipment Lease Agreement
     On October 7, 2011, the Basic Term Commencement Date associated with the Equipment lease agreement, discussed in further detail in Note 17 “Commitments and Contingencies”, came into effect. Furthermore, the Company has assessed the accounting for the Equipment lease, pursuant to ASC 840, “Leases”, and has concluded that it will account for the lease as an operating lease.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
          (a) The following entities are incorporated under the laws of Delaware: Polymer Group, Inc., Chicopee, Inc., PGI Polymer, Inc. and PGI Europe Inc. (collectively, the “Delaware Corporations”).
     Delaware General Corporation Law
          Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
          Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
          Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
          Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.
          Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
          Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.
          Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     Organizational Documents of Delaware Registrants
          The articles of incorporation and/or bylaws of each of the Delaware Corporations provide that, to the fullest extent permitted by the DGCL, the corporation shall indemnify any current or former Director or officer of the corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the corporation against all expenses, liabilities and losses reasonably incurred or suffered by him or her in connection with any action, suit or proceeding brought by or in the right of the corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his or her current or former position with the corporation or by reason of the fact that he or she is or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
          (b) Dominion Textile (USA), L.L.C. and Fabrene, L.L.C., are limited liability companies organized under the laws of Delaware.
     Delaware Limited Liability Company Act
          Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

          In accordance with these provisions, the Limited Liability Company Agreements of Dominion Textile (USA), L.L.C. and Fabrene, L.L.C. state that to the fullest extent permitted by applicable law, the company shall indemnify a member, manager, an officer, a person to whom the managers delegate management responsibilities, any affiliate, officer, director or shareholder of a member, or manager, or any employee or agent of the company or of the indemnified party from any loss, damage or claim incurred by the indemnified party by reason of any act performed or omitted to be performed by the indemnified party in good faith in connection with the business of the company including expenses (including legal fees) incurred by such indemnified person in defending any claim, demand, action, suit or proceeding ; provided however, that an indemnified party shall not be indemnified for any loss, damage or claim incurred by such party by reason of gross negligence or willful misconduct with such acts or omissions.

Item 21. Exhibits and Financial Statement Schedules.
     (a) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 4, 2010, among Polymer Group, Inc., Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation, and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K, dated October 4, 2010, filed on October 4, 2010)

3.1*	Restated Certificate of Incorporation of the Company

3.2*	Amended and Restated Bylaws of the Company

3.3*	Restated Certificate of Incorporation of Chicopee, Inc.

3.4*	Bylaws of Chicopee, Inc.

3.5*	Certificate of Conversion of Dominion Textile (USA), L.L.C.

3.6*	Limited Liability Company Agreement of Dominion Textile (USA), L.L.C.

3.7*	Certificate of Conversion of Fabrene, L.L.C.

3.8*	Limited Liability Company Agreement of Fabrene, L.L.C.

3.9*	Certificate of Incorporation of PGI Europe, Inc.

3.10*	Amended and Restated Bylaws of PGI Europe, Inc.

3.11*	Restated Certificate of Incorporation of PGI Polymer, Inc.

3.12*	Bylaws of PGI Polymer, Inc.

4.1*	Indenture, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee

4.2*	Form of Note (attached as exhibit to Exhibit 4.1)

4.3*	Registration Rights Agreement, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors named therein, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and RBC Capital Markets, LLC.

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1*	Credit Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation as Holdings, Scorpio Merger Sub Corporation as lead borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as syndication agent, Barclays Bank PLC and RBC Capital Markets as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital and RBC Capital Markets, as joint lead arrangers and joint book runners

10.2*	Security Agreement, dated as of January 28, 2011, among Polymer Group, Inc., Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Wilmington Trust Company as Collateral Agent

10.3*	Security Agreement, dated as of January 28, 2011, among Scorpio Merger Sub Corporation, Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as Collateral Agent

10.4*	Lien Subordination and Intercreditor Agreement, dated as of January 28, 2011, among Citibank, N.A., Wilmington Trust Company as Noteholder Collateral Agent. Scorpio Acquisition Corporation, Polymer Group, Inc. and the subsidiaries of Polymer Group, Inc. named therein.

Exhibit No.	Description
10.5*	Intercreditor Agreement and Collateral Agency Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, Polymer Group, Inc., the subsidiaries of Polymer Group, Inc. named therein, Citibank, N.A., as Tranche 2 representative and Wilmington Trust Company as Collateral Agent and Trustee.

10.6*	Guaranty Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as Collateral Agent.

10.7*	Executive Employment Agreement, dated as of October 4, 2010, between Scorpio Acquisition Corporation and Veronica M. Hagen

10.8*	Assignment and Assumption Agreement, dated as of January 28, 2011, between Scorpio Acquisition Corporation and Polymer Group, Inc.

10.9*	Executive Employment Agreement, dated January 28, 2011, between Michael Hale and Polymer Group, Inc.

10.10*	Executive Employment Agreement, dated January 28, 2011, between Dennis Norman and Polymer Group, Inc.

10.11*	2011 Scorpio Holdings Corporation Stock Incentive Plan

10.12*	Form of Management Equity Subscription Agreement Under the 2011 Scorpio Holdings Corporation Stock Incentive Plan

10.13*	Form of Nonqualified Stock Option Agreement under the 2011 Scorpio Holdings Corporation Stock Incentive Plan

10.14*	Amended and Restated Polymer Group, Inc. Short-Term Incentive Compensation Plan

10.15	Equipment Lease Agreement, dated as of June 24, 2010, between Gossamer Holdings, LLC, as Lessor, and Chicopee, Inc., as Lessee (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 3, 2010)

10.16*	Amendment and Waiver to Equipment Lease Agreement, dated as of July 19, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor

10.17*	Second Amendment to Equipment Lease Agreement, dated as of October 7, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of Polymer Group, Inc.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature pages of this registration statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company as trustee under the Indenture, dated January 28, 2011, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith.

          (b) Financial Statement Schedules
POLYMER GROUP, INC.
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(In Thousands)

		ADDITIONS			DEDUCTIONS
	Balance at	Charged to	Charged to
	beginning	costs and	other				Balance at
Description	of period	expenses	accounts				end of period
Fiscal Year ended January 1, 2011
Allowance for doubtful accounts	$9,148	1,307	256	(3)	3,185	(6)	7,526
Valuation allowance for deferred tax assets	174,792	14,965	810	(3)	72	(4)	190,495
Plant realignment	2,803	9,098	96		10,271	(5)	1,726
Fiscal Year ended January 2, 2010
Allowance for doubtful accounts	$7,673	2,320	411	(1)	1,256	(2)	9,148
Valuation allowance for deferred tax assets	183,406	7,763	626	(3)	17,003	(4)	174,792
Plant realignment	2,672	17,113	(21)		16,961	(5)	2,803
Fiscal Year ended January 3, 2009
Allowance for doubtful accounts	$5,963	1,931	(181)		40		7,673
Valuation allowance for deferred tax assets	172,746	16,418	3,092	(2)(3)	8,850	(4)	183,406
Plant realignment	5,903	6,388	120		9,739	(5)	2,672

(1)	Opening balance associated with acquisition.

(2)	Primarily recoveries.

(3)	Foreign currency translation adjustments and valuation allowance related to temporary differences not impacting the Consolidated Statement of Operations.

(4)	Net adjustments due to realizations of deferred tax assets and valuation allowance related to temporary differences.

(5)	Cash payments and adjustments.

(6)	Primarily write-offs.
Item 22. Undertakings.
          (a) Each of the undersigned registrants hereby undertakes:
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
     (4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
     (5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
          (c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrants in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.

POLYMER GROUP, INC.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Executive Vice President & Chief Financial Officer

SIGNATURES AND POWERS OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Veronica M. Hagen Veronica M. Hagen	President and Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2011

/s/ Dennis E. Norman Dennis E. Norman	Executive Vice President & Chief Financial Officer (Principal Financial Officer)	October 24, 2011

/s/ Chinh E. Chu	Director	October 24, 2011
Chinh E. Chu

/s/ Anjan Mukherjee	Director	October 24, 2011
Anjan Mukherjee

/s/ Jason Giordano	Director	October 24, 2011
Jason Giordano

/s/ James S. Alder	Director	October 24, 2011
James S. Alder

/s/ Mark S. Burgess	Director	October 24, 2011
Mark S. Burgess

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.
SIGNATURES AND POWERS OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

CHICOPEE, INC.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Veronica M. Hagen Veronica M. Hagen	President and Chief Executive Officer (Principal Executive Officer)	October 24, 2011

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	October 24, 2011

/s/ Michael W. Hale	Director	October 24, 2011
Michael W. Hale

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.
SIGNATURES AND POWERS OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

DOMINION TEXTILE (USA), L.L.C.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Manager (Principal Financial Officer)	October 24, 2011

/s/ Michael W. Hale Michael W. Hale	Chief Executive Officer, President and Manager (Principal Executive Officer)	October 24, 2011

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.
SIGNATURES AND POWERS OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

FABRENE, L.L.C.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Manager (Principal Financial Officer)	October 24, 2011

/s/ Richard Gillespie Richard Gillespie	President and Chief Executive Officer (Principal Executive Officer)	October 24, 2011

/s/ Michael W. Hale	Manager	October 24, 2011
Michael W. Hale

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.
SIGNATURES AND POWERS OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

PGI EUROPE, INC.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	October 24, 2011

/s/ Michael W. Hale Michael W. Hale	President & Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2011

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on October 24, 2011.
SIGNATURES AND POWERS OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Dennis E. Norman and Daniel L. Rikard and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

PGI POLYMER, INC.
By:	/s/ Dennis E. Norman
	Name:	Dennis E. Norman
	Title:	Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Veronica M. Hagen Veronica M. Hagen	President & Chief Executive Officer and Director (Principal Executive Officer)	October 24, 2011

/s/ Dennis E. Norman Dennis E. Norman	Chief Financial Officer and Director (Principal Financial Officer)	October 24, 2011

/s/ Darryl Smith Darryl Smith	Director	October 24, 2011

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated October 4, 2010, among Polymer Group, Inc., Scorpio Acquisition Corporation, Scorpio Merger Sub Corporation, and MatlinPatterson Global Opportunities Partners L.P. (incorporated by reference to Exhibit 2.1 of Current Report on Form 8-K, dated October 4, 2010, filed on October 4, 2010)

3.1*	Restated Certificate of Incorporation of the Company

3.2*	Amended and Restated Bylaws of the Company

3.3*	Restated Certificate of Incorporation of Chicopee, Inc.

3.4*	Bylaws of Chicopee, Inc.

3.5*	Certificate of Conversion of Dominion Textile (USA), L.L.C.

3.6*	Limited Liability Company Agreement of Dominion Textile (USA), L.L.C.

3.7*	Certificate of Conversion of Fabrene, L.L.C.

3.8*	Limited Liability Company Agreement of Fabrene, L.L.C.

3.9*	Certificate of Incorporation of PGI Europe, Inc.

3.10*	Amended and Restated Bylaws of PGI Europe, Inc.

3.11*	Restated Certificate of Incorporation of PGI Polymer, Inc.

3.12*	Bylaws of PGI Polymer, Inc.

4.1*	Indenture, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee

4.2*	Form of Note (attached as exhibit to Exhibit 4.1)

4.3*	Registration Rights Agreement, dated as of January 28, 2011, among Polymer Group, Inc., the guarantors named therein, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Barclays Capital Inc. and RBC Capital Markets, LLC.

5.1*	Opinion of Simpson Thacher & Bartlett LLP

10.1*	Credit Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation as Holdings, Scorpio Merger Sub Corporation as lead borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc. as syndication agent, Barclays Bank PLC and RBC Capital Markets as co-documentation agents, and Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Barclays Capital and RBC Capital Markets, as joint lead arrangers and joint book runners

10.2*	Security Agreement, dated as of January 28, 2011, among Polymer Group, Inc., Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Wilmington Trust Company as Collateral Agent

10.3*	Security Agreement, dated as of January 28, 2011, among Scorpio Merger Sub Corporation, Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as Collateral Agent

10.4*	Lien Subordination and Intercreditor Agreement, dated as of January 28, 2011, among Citibank, N.A., Wilmington Trust Company as Noteholder Collateral Agent. Scorpio Acquisition Corporation, Polymer Group, Inc. and the subsidiaries of Polymer Group, Inc. named therein.

Exhibit No.	Description
10.5*	Intercreditor Agreement and Collateral Agency Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, Polymer Group, Inc., the subsidiaries of Polymer Group, Inc. named therein, Citibank, N.A., as Tranche 2 representative and Wilmington Trust Company as Collateral Agent and Trustee.

10.6*	Guaranty Agreement, dated as of January 28, 2011, among Scorpio Acquisition Corporation, certain other subsidiaries of Scorpio Acquisition Corporation named therein and Citibank, N.A., as Collateral Agent.

10.7*	Executive Employment Agreement, dated as of October 4, 2010, between Scorpio Acquisition Corporation and Veronica M. Hagen

10.8*	Assignment and Assumption Agreement, dated as of January 28, 2011, between Scorpio Acquisition Corporation and Polymer Group, Inc.

10.9*	Executive Employment Agreement, dated January 28, 2011, between Michael Hale and Polymer Group, Inc.

10.10*	Executive Employment Agreement, dated January 28, 2011, between Dennis Norman and Polymer Group, Inc.

10.11*	2011 Scorpio Holdings Corporation Stock Incentive Plan

10.12*	Form of Management Equity Subscription Agreement Under the 2011 Scorpio Holdings Corporation Stock Incentive Plan

10.13*	Form of Nonqualified Stock Option Agreement under the 2011 Scorpio Holdings Corporation Stock Incentive Plan

10.14*	Amended and Restated Polymer Group, Inc. Short-Term Incentive Compensation Plan

10.15	Equipment Lease Agreement, dated as of June 24, 2010, between Gossamer Holdings, LLC, as Lessor, and Chicopee, Inc., as Lessee (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on July 3, 2010)

10.16*	Amendment and Waiver to Equipment Lease Agreement, dated as of July 19, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor

10.17*	Second Amendment to Equipment Lease Agreement, dated as of October 7, 2011, between Chicopee, Inc., as Lessee and Gossamer Holdings, LLC, as Lessor

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1*	Subsidiaries of Polymer Group, Inc.

23.1*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)

24.1	Power of Attorney (included in signature pages of this registration statement)

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Wilmington Trust Company as trustee under the Indenture, dated January 28, 2011, among Polymer Group, Inc., the guarantors named therein and Wilmington Trust Company as trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.3*	Form of Letter to Clients

99.4*	Form of Notice of Guaranteed Delivery

*	Filed herewith.